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S–4 TABLE OF CONTENTS
Annex A Table of Contents
Annex B TABLE OF CONTENTS
Annex F Table of Contents

As filed with the Securities and Exchange Commission on June 5, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIRECTV
(Exact name of Registrant as specified in its charter)

Delaware	4899	26-4772533
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2230 East Imperial Highway
El Segundo, California 90245
(310) 964-5000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Larry D. Hunter, Esq.
Executive Vice President, General Counsel and Secretary
The DIRECTV Group, Inc.
2230 East Imperial Highway
El Segundo, California 90245
(310) 964-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles Y. Tanabe, Esq. Liberty Entertainment, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5400	Frederick S. Green, Esq. Michael E. Lubowitz, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10154 (212) 310-8000	Frederick H. McGrath, Esq. Renee L. Wilm, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500	Richard I. Beattie, Esq. Marni J. Lerner, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

           Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed mergers described herein have been satisfied or waived.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

  Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

  Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Class A Common Stock, par value $0.01 per share	456,599,880(2)	Not Applicable	$10,401,345,061.38(3)	$580,395.05

Class B Common Stock, par value $0.01 per share	21,806,138(4)	Not Applicable	$533,814,258.24(5)	$29,786.84

(1)
Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), at a rate equal to $55.80 per $1,000,000 of the proposed maximum aggregate offering price.

(2)
The number of shares of Holdings Class A common stock being registered is based upon 1,005,320,623 shares of common stock, par value $0.01 per share, of The DIRECTV Group, Inc. ("DIRECTV common stock") estimated to be outstanding immediately prior to the DIRECTV merger (less 548,720,752 shares of DIRECTV common stock owned, directly or indirectly, by Liberty Media Corporation ("Liberty") immediately prior to the DIRECTV merger).

(3)
Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product of (a) 456,599,880, the estimated number of shares of Holding Class A common stock issuable to the holders of DIRECTV common stock (excluding Liberty) in the DIRECTV merger and (b) $22.78, which is the average of the high and low prices of DIRECTV common stock on June 3, 2009, as reported on NASDAQ.

(4)
The number of shares of Holdings Class B common stock to be registered is based upon the product of (a) 19,625,544 shares of Series B common stock of Liberty Entertainment, Inc. ("LEI Series B common stock") estimated to be held immediately prior to the exchange by John C. Malone, Leslie Malone and trusts for the benefit of their children (the "Malones") of their LEI Series B common stock for Holdings Class B common stock and (b) 1.11111.

(5)
Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product of (a) 21,806,138, the estimated number of shares of Holding Class B common stock issuable to the Malones as part of the exchange by the Malones of their LEI Series B common stock for Holdings Class B common stock and (b) $24.48, which is the average of the high and low prices of Series B Liberty Entertainment common stock on June 2, 2009, as reported on NASDAQ.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

Preliminary Copy—Subject to Completion, dated June 5, 2009

TO THE STOCKHOLDERS OF
THE DIRECTV GROUP, INC.

DIRECTV MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

        After careful consideration, and upon the recommendation of a special committee of the board of directors of The DIRECTV Group, Inc., which we refer to as "DIRECTV", the board of directors of DIRECTV has approved an agreement and plan of merger, which we refer to as the "merger agreement", among DIRECTV, Liberty Media Corporation, which we refer to as "Liberty", Liberty Entertainment, Inc., which we refer to as "LEI", and several wholly-owned subsidiaries of DIRECTV. If consummated, the transactions contemplated by the merger agreement will result in the creation of a new public holding company named "DIRECTV", which we refer to as Holdings, that will be owned by the current holders of DIRECTV common stock and the holders of LEI common stock (currently the holders of Liberty's Series A Liberty Entertainment common stock and Series B Liberty Entertainment common stock). As a result of the transactions contemplated by the merger agreement, Holdings would own DIRECTV and LEI. These are very important transactions, and special meetings of the stockholders of DIRECTV and the holders of Liberty Entertainment common stock are being called to vote on specified proposals relating to these transactions. Information about the DIRECTV special meeting and the specifics of the proposed transactions is contained in this proxy statement/prospectus. We urge you to read this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus carefully and in their entirety. In particular, see "Risk Factors" beginning on page [    •    ], "Background of the Merger" beginning on page [    •    ] and "Reasons for the Merger" beginning on page [    •    ].

        In connection with the special meeting of holders of Liberty Entertainment common stock, Liberty is also soliciting the approval of the holders of its Series A Liberty Entertainment common stock and Series B Liberty Entertainment common stock for a split-off transaction that would result in the redemption of 90% of the outstanding shares of those two series of Liberty Entertainment common stock in exchange for all of the outstanding shares of Series A common stock and Series B common stock of LEI. LEI would hold Liberty's entire interest in DIRECTV (currently approximately 54%), 100% of Liberty Sports Holdings LLC, 65% of Game Show Network, LLC and approximately $30 million in cash and cash equivalents and approximately $2 billion of indebtedness. The transactions contemplated by the merger agreement are conditioned upon approval by the holders of Liberty Entertainment common stock of the split-off and completion of the split-off. As described in this proxy statement/prospectus, various other approvals are required to complete the transactions, and if Liberty's stockholders approve the split-off before the requisite regulatory approvals for the mergers discussed below have been obtained, LEI could trade as a public corporation for a period of time before the mergers occur.

        The merger agreement provides for two mergers that result in DIRECTV and LEI becoming wholly owned subsidiaries of Holdings. In the DIRECTV merger, DIRECTV common stockholders (other than direct or indirect subsidiaries of LEI) will receive one share of Holdings Class A common stock for each share of DIRECTV common stock that they own. In the LEI merger, holders of outstanding shares of LEI Series A common stock and LEI Series B common stock (other than LEI or Holdings) will receive a number of shares of Holdings Class A common stock equal to the LEI exchange ratio for each share of LEI common stock that they own. The LEI exchange ratio is a fixed exchange ratio equal to 1.11111 shares of Holdings common stock for each share of LEI common stock, subject to certain adjustments as provided in the merger agreement. John C. Malone (the Chairman of DIRECTV and Liberty), his wife and certain trusts for the benefit of their children, who and which we refer to collectively as the "Malones", own approximately [92]% of the outstanding Series B Liberty Entertainment common stock and thus will own the same percentage of the LEI Series B common stock after the split-off. Immediately prior to the mergers, the Malones, pursuant to a voting and right of first refusal agreement, which we refer to as the "Malone Agreement", will exchange all of their shares of LEI Series B common stock for a number of shares of Holdings Class B common stock equal to the LEI exchange ratio multiplied by the number of shares of LEI Series B common stock owned by the Malones. In the LEI merger, the Malones will receive Holdings Class A common stock in exchange for their LEI Series A common stock, on the same terms and conditions as all other holders of LEI Series A common stock. Holdings Class A common stock will have one vote per share and Holdings Class B common stock will have fifteen votes per share and certain limited consent rights. There are certain other differences between the two classes that are described in this proxy statement/prospectus. Upon consummation of the mergers, the Malones will be the only holders of Holdings Class B common stock.

        Upon completion of the transactions contemplated by the merger agreement, DIRECTV's former stockholders will collectively own approximately 47% of the common stock of Holdings, and LEI's former stockholders will collectively own approximately 53% of the common stock of Holdings, entitling LEI's former stockholders in the aggregate to approximately 64% of the total voting power of Holdings common stock. Pursuant to the Malone Agreement, the Malones have agreed to limit their voting rights with respect to their Holdings Class B common stock to 24% of the total voting power of Holdings common stock. Immediately after the mergers, through their ownership of Holdings Class A common stock and Holdings Class B common stock, the Malones will hold approximately 24% of the total voting power of Holdings common stock. The Holdings Class A common stock is expected to be listed on the [NASDAQ Global Select Market][New York Stock Exchange] under [DIRECTV's current ticker symbol, "DTV"]. The Holdings Class B common stock will not be listed on any stock exchange or automated dealer quotation system.

        The mergers are conditioned upon, among other things, the consummation of the split-off and the receipt of a number of stockholder approvals. Approval of the split-off by holders of record, as of the record date for the Liberty special meeting, of a majority of the aggregate voting power of the outstanding shares of Liberty Entertainment common stock that are present (in person or by proxy) and entitled to vote at such meeting, voting together as a single class, is a condition to consummation of the mergers. Pursuant to the Malone Agreement, the Malones have agreed to vote their shares of Liberty Entertainment common stock in favor of approval of the split-off and any other proposals related to the transactions contemplated by the split-off or the merger agreement submitted with the recommendation of Liberty's board of directors. The affirmative vote of holders of record, as of the record date for the DIRECTV special meeting, of a majority of the outstanding shares of DIRECTV common stock in favor of adoption of the merger agreement is required to consummate the DIRECTV merger. Pursuant to a voting agreement among DIRECTV and Holdings, on the one hand, and Liberty and certain of its subsidiaries, on the other hand, the Liberty affiliated entities have agreed to vote shares of DIRECTV common stock beneficially owned by them, currently representing approximately 54% of the outstanding shares of DIRECTV common stock, in favor of the adoption of the merger agreement. However, due to an existing standstill agreement between DIRECTV and Liberty, Liberty is only permitted to exercise its discretionary voting power with respect to approximately 48% of the outstanding shares of DIRECTV common stock, and must vote any additional shares it owns in the same manner as, and in the same proportion to, the votes of all DIRECTV stockholders other than Liberty.

        The following stockholder approvals are also being sought in connection with the mergers: (a) the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Malone Agreement, and (b) the affirmative vote of the holders of record, as of the record date for the Liberty special meeting, voting together as a separate class, of a majority of the aggregate voting power of the outstanding shares of Liberty Entertainment common stock, excluding all shares of Liberty Entertainment common stock beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of: (i) the split-off and the transactions contemplated thereby, (ii) the Malone Agreement and the transactions contemplated thereby and (iii) the merger agreement and the transactions contemplated thereby.

        A special committee of independent directors of DIRECTV was formed for the purpose of considering the transactions contemplated by the merger agreement. The special committee has approved, and deems it advisable and in the best interests of DIRECTV and its stockholders (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) to consummate, and has recommended that the board of directors of DIRECTV approve, the DIRECTV merger. Following receipt of the recommendation of the special committee, the board of directors of DIRECTV approved, and declared it advisable and in the best interests of DIRECTV and its stockholders (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) to consummate, the DIRECTV merger. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure that your shares are represented at that meeting. If you do not vote, it will have the same effect as voting against the merger proposal.

        The DIRECTV board of directors, upon the recommendation of the special committee, has approved and declared advisable the merger agreement and the Malone Agreement and recommends that you vote FOR the adoption of the merger agreement and the approval of the Malone Agreement.

Sincerely,

/s/ [•]

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated [    •    ], 2009, and is first being mailed to stockholders of DIRECTV on or about [    •    ], 2009.

THE DIRECTV GROUP, INC.
2230 East Imperial Highway, El Segundo, California 90245

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [    •    ], 2009

To the Stockholders of The DIRECTV Group, Inc.:

        A special meeting of the stockholders of The DIRECTV Group, Inc. ("DIRECTV") will be held at [    •    ], on [    •    ], 2009 at [    •    ], local time, for the following purposes:

          1.     to consider and vote upon (a) the adoption of the Agreement and Plan of Merger, dated as of May 3, 2009, by and among Liberty Media Corporation, a Delaware corporation, Liberty Entertainment, Inc., a Delaware corporation, The DIRECTV Group, Inc., a Delaware corporation, DIRECTV, a Delaware corporation, DTVG One, Inc., a Delaware corporation and DTVG Two, Inc., a Delaware corporation, and (b) the approval of the Voting and Right of First Refusal Agreement, dated as of May 3, 2009, by and among The DIRECTV Group, Inc., Liberty Entertainment, Inc., DIRECTV, John C. Malone, Leslie Malone, The Tracy L. Neal Trust A and the Evan D. Malone Trust A; and

          2.     to consider and vote upon an adjournment of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve the first proposal described above in accordance with the merger agreement.

        We have included a copy of the Agreement and Plan of Merger as Annex A and a copy of the Voting and Right of First Refusal Agreement as Annex B to the accompanying proxy statement/prospectus. The proxy statement/prospectus further describes the matters to be considered at the special meeting.

        Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of DIRECTV common stock in favor of adoption of the merger agreement. In addition to the foregoing, the board of directors of DIRECTV is seeking the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Voting and Right of First Refusal Agreement.

        The board of directors of DIRECTV recommends that you vote FOR the adoption of the Agreement and Plan of Merger and the approval of the Voting and Right of First Refusal Agreement at the special meeting and FOR the approval of the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies.

        Only stockholders of record at the close of business on [    •    ], 2009 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Please complete and return the enclosed proxy card or voting instruction card or submit your voting instruction by telephone or through the Internet. You may also cast your vote in person at the special meeting. Please submit your proxy or voting instructions promptly whether or not you expect to attend the special meeting.

By Order of the Board of Directors,

[•]

[    •    ], 2009

PLEASE SUBMIT A PROXY FOR YOUR SHARES PROMPTLY.

YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL [    •    ] AT [    •    ] COLLECT OR [    •    ] TOLL FREE.

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement/prospectus or other information about the companies that is filed with the Securities and Exchange Commission (the "SEC") under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

For information about DIRECTV or Holdings:		For information about Liberty or LEI:
By Mail:	The DIRECTV Group, Inc.	By Mail:	Liberty Media Corporation
	DIRECTV		Liberty Entertainment, Inc.
	2230 East Imperial Highway		12300 Liberty Boulevard
	El Segundo, California 90245		Englewood, Colorado 80112
	Attention: Office of Investor Relations		Attention: Office of Investor Relations
By Telephone:	(310) 964-0808	By Telephone:	(720) 875-5408
By Internet:	www.directv.com	By Internet:	www.libertymedia.com

        IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY [    •    ], 2009 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

        For additional information on documents incorporated by reference in this proxy statement/prospectus, please see "Where You Can Find More Information."

i

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

        The questions and answers below highlight only selected information from this proxy statement/prospectus. They do not contain all of the information that may be important to you. You should read carefully the entire proxy statement/prospectus and the additional documents incorporated by reference into this proxy statement/prospectus to fully understand the proposed transactions and the voting procedures for the special meeting in deciding how to vote.

Q.    What is the proposed transaction for which I am being asked to vote?

A.
You, as a stockholder of The DIRECTV Group, Inc., are being asked to vote to adopt an Agreement and Plan of Merger, dated as of May 3, 2009, which we refer to in this proxy statement/prospectus as the "merger agreement," entered into by and among Liberty Media Corporation, Liberty Entertainment, Inc., The DIRECTV Group, Inc., DIRECTV, DTVG One, Inc. and DTVG Two, Inc. and to approve a Voting and Right of First Refusal Agreement, dated as of May 3, 2009, which we refer to in this proxy statement/prospectus as the "Malone Agreement", entered into by and among Liberty Entertainment, Inc., The DIRECTV Group, Inc., DIRECTV, John C. Malone, Mrs. Leslie Malone and certain trusts for the benefit of their children. In this proxy statement/prospectus, we refer to Liberty Media Corporation as "Liberty," Liberty Entertainment, Inc. as "LEI," The DIRECTV Group, Inc. as "DIRECTV," DIRECTV as "Holdings," DTVG One, Inc. as "Merger Sub One" and DTVG Two, Inc. as "Merger Sub Two."

  Subject to the terms and conditions of the merger agreement, Merger Sub One (a wholly owned subsidiary of Holdings) will merge with and into DIRECTV, with DIRECTV as the surviving corporation (which we refer to as the "DIRECTV merger"), and Merger Sub Two (a wholly owned subsidiary of Holdings) will merge with and into LEI, with LEI as the surviving corporation (which we refer to as the "LEI merger"). We refer to the DIRECTV merger and the LEI merger together as the "mergers"; neither merger will occur unless both do. Following the mergers, DIRECTV and LEI will be wholly owned subsidiaries of Holdings and Holdings will become an independent publicly traded company. Prior to the completion of the mergers, Liberty will complete a transaction, which we refer to as the "Split-Off" that will result in the redemption of 90% of the outstanding shares of Liberty's Series A Liberty Entertainment common stock and Series B Liberty Entertainment common stock in exchange for all of the outstanding shares of LEI. LEI will hold Liberty's entire interest in DIRECTV (which is currently approximately 54%), a 100% interest in Liberty Sports Holdings LLC, a 65% interest in Game Show Network, LLC and approximately $30 million in cash and cash equivalents, together with approximately $2 billion of indebtedness relating to Liberty's incremental acquisition of DIRECTV shares in April 2008. The Malone Agreement provides, among other things, that after the Split-Off, but immediately prior to the mergers, the Malones will exchange each of their outstanding shares of LEI Series B common stock for a number of shares of Holdings Class B common stock equal to the LEI exchange ratio, which we refer to as the "Malone Contribution".

  You are also being asked to vote to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement in accordance with its terms and to approve the Malone Agreement.

Q.    What will I receive for my DIRECTV shares in the DIRECTV merger?

A.
You will receive one share of Holdings Class A common stock for each share of DIRECTV common stock.

Q.    What stockholder approvals are needed for DIRECTV?

A.
Approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of DIRECTV common stock in favor of adoption of the merger agreement. Pursuant to a voting, standstill, non-competition and non-solicitation agreement among DIRECTV, Liberty, LEI and certain of their affiliates, Liberty has agreed to cause all shares of DIRECTV common stock beneficially owned by it, currently representing approximately 54% of the outstanding shares of DIRECTV common stock, to be voted in favor of the adoption of the merger agreement. However, due to an existing standstill agreement between DIRECTV and Liberty, Liberty is only permitted to exercise its discretionary voting power with respect to approximately 48% of the outstanding shares of DIRECTV common stock, and must vote any additional shares it owns in the same manner, and in the same proportion to, the votes of all DIRECTV stockholders other than Liberty.

  In addition, the board of directors of DIRECTV is seeking the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Malone Agreement.

  Each holder of DIRECTV common stock is entitled to one vote per share.

  As of [    •    ], 2009, the record date for determining stockholders entitled to vote at the special meeting, there were [    •    ] shares of DIRECTV common stock outstanding.

  The affirmative vote of a majority of the votes cast at the special meeting is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the Malone Agreement by the votes described above.

Q.    Why is the board of directors of DIRECTV seeking the adoption of the merger agreement and the approval of the Malone Agreement by disinterested holders of DIRECTV common stock?

A.
The adoption of the merger agreement and the approval of the Malone Agreement by the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, is not required by either the terms of DIRECTV's amended and restated certificate of incorporation or by Delaware law. DIRECTV has decided, however, that it is appropriate to seek such adoption and approval to ensure that the disinterested holders of DIRECTV common stock have the power to determine whether the various transactions contemplated by the merger agreement and the Malone Agreement are acceptable to them.

  DIRECTV believes, among other things, that the adoption of the merger agreement and the approval of the Malone Agreement by such disinterested holders of DIRECTV common stock should constitute ratification of the transactions contemplated by such agreements. Ratification is an expression of approval by the stockholders of one or more matters for which their approval is not necessarily required as a matter of law. In general, ratification by stockholders may be effective to approve actions taken by a corporation and its board of directors, even if the actions are challenged by some of the stockholders, provided that such actions are not against public policy (such as actions involving waste, fraud, or similar egregious conduct). If any holder of DIRECTV common stock commences litigation against DIRECTV or its directors challenging the fairness of these transactions to the holders of the DIRECTV common stock or alleging any deficiency or breach of fiduciary duty in the process of developing the terms of these transactions or in the

v

  consideration or approval of these transactions by the DIRECTV board of directors, DIRECTV believes that the adoption of the merger agreement and the approval of the Malone Agreement by such disinterested holders of DIRECTV common stock would be evidence in any such litigation of the fairness of the transactions contemplated by such agreements. In addition, DIRECTV believes that the adoption of the merger agreement and the approval of the Malone Agreement by such disinterested holders of DIRECTV common stock could also have additional substantive and procedural effects that could benefit DIRECTV and its directors in connection with the defense of any such stockholder litigation including the litigation described in the "Legal Proceedings Regarding the Mergers" section on page [    •    ]. Such substantive and procedural effects include the possibility that such adoption and approval could operate to extinguish some or all of the claims in any such litigation or result in invoking a standard of judicial review or burden of proof that is more favorable to DIRECTV and its directors than the standard of judicial review or burden of proof that might otherwise apply in the absence of such adoption and approval.

Q.    Are Liberty Entertainment stockholders being asked to vote on the proposed transactions?

A.
Yes. Approval of holders of record, as of the record date for the Liberty special meeting, of a majority of the aggregate voting power of the shares of Liberty Entertainment common stock that are present (in person or by proxy) and entitled to vote at such meeting, voting together as a single class, is required to approve the Split-Off. We refer to this approval as the "Liberty Class Approval". In addition, the affirmative vote of the holders of record, as of the record date for the Liberty special meeting, voting together as a separate class, of a majority of the aggregate voting power of the outstanding shares of Liberty Entertainment common stock, excluding all shares of Liberty Entertainment common stock beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone, or any director or officer of Liberty, in favor of (i) the Split-Off and the transactions contemplated thereby, (ii) the Malone Agreement, and (iii) the merger agreement and the transactions contemplated thereby, is a closing condition to the mergers. Holders of Liberty Entertainment common stock are being separately solicited to vote on these matters at the Liberty special meeting. The sole stockholder of LEI prior to the Split-Off voted in favor of the adoption of the merger agreement at a meeting of the sole stockholder of LEI.

Q.    Why are there two classes of common stock of Holdings?

A.
After the Split-Off, there will be two classes of common stock of LEI. LEI Series A common stock will carry one vote per share, and LEI Series B common stock will carry 10 votes per share. In order to induce the Malones to execute the Malone Agreement in which they agreed to vote their shares in favor of the mergers and to certain restrictions on their shares, DIRECTV agreed to create a high/low vote structure similar to that of the LEI common stock. As a result, immediately prior to the mergers, the Malones will exchange all of their shares of LEI Series B common stock, representing [92%] of the outstanding shares of LEI Series B common stock, for shares of Holdings Class B common stock (carrying 15 votes per share, having certain limited consent rights and being subject to certain other restrictions) at the LEI exchange ratio. After this exchange, all of the remaining outstanding shares of LEI Series B common stock as well as all of the outstanding shares of LEI Series A common stock (other than, in each case, those shares owned directly or indirectly by LEI or Holdings) and DIRECTV common stock (other than those shares owned directly or indirectly by DIRECTV, LEI or any subsidiaries of LEI) will be converted into the right to receive Holdings Class A common stock in the mergers.

  Shares of Holdings Class A common stock are expected to be listed on the [NASDAQ Global Select Market] [New York Stock Exchange] under DIRECTV's current ticker symbol, "DTV". Shares of Holdings Class B common stock, which will be held entirely by the Malones following the mergers, will not be publicly traded and will be subject to certain transfer restrictions as set forth in the Malone Agreement.

Q.    How is the LEI exchange ratio calculated?

A.
Liberty and DIRECTV agreed upon a fixed exchange ratio in the LEI merger, which means that the number of shares of Holdings common stock issued in the LEI merger will not be adjusted based on the trading price of a share of DIRECTV common stock or LEI common stock. Rather, the exchange ratio is based on the number of shares of LEI common stock outstanding at the time of the LEI merger. The exchange ratio is calculated by dividing (x) the number of shares of Liberty Entertainment tracking stock issued and outstanding as of February 28, 2009 (which was 518,325,335) by (y) the number of shares of LEI common stock issued and outstanding immediately prior to the mergers. The exchange ratio will be adjusted, however, for equity awards that have been or may be granted by Liberty (with respect to Liberty Entertainment shares prior to the Split-Off) or LEI, in each case, on or after March 1, 2009 (other than certain awards granted to Robert R. Bennett, a director of Liberty, pursuant to an agreement entered into among Mr. Bennett, Liberty and LEI in connection with the execution of the merger agreement). To the extent any such equity awards were or are granted by Liberty or LEI after March 1, 2009, the denominator in the exchange ratio will be increased by a number of shares equal to 90% of the number of shares of Liberty Entertainment tracking stock underlying equity awards made prior to the Split-Off plus 100% of the number of shares underlying LEI equity awards made after the Split-Off and prior to the mergers. In addition, the denominator of the exchange ratio will be reduced by a number of shares equal to (x) 90% of the number of shares of Liberty Entertainment tracking stock issued after March 1, 2009 and prior to the Split-Off pursuant to the exercise or settlement of Liberty Entertainment equity awards and (y) 100% of the number of shares of LEI common stock issued after the Split-Off pursuant to the exercise or settlement of LEI equity awards. Assuming there are no grants of any equity awards by Liberty or LEI from March 1, 2009 until the time of the mergers (excluding any awards to Mr. Bennett described above), and there are no changes in the number of outstanding shares of Liberty Entertainment tracking stock between March 1, 2009 and the completion of the Split-Off or the number of outstanding shares of LEI common stock from the Split-Off to the closing of the mergers, the number of shares of LEI common stock issued and outstanding immediately prior to the mergers should be equal to 90% of 518,325,335 (based on the 90% redemption ratio in the Split-Off), which would result in an exchange ratio equal to 1.11111 (518,325,335 divided by 90% of 518,325,335).

Q.    How does the value of the LEI assets relate to the exchange ratio?

A.
As described in the preceding question and answer, the exchange ratio in the LEI merger is 1.11111, subject to adjustment. The exchange ratio resulted from a series of negotiations between DIRECTV and Liberty relating to the value that should be attributed to the LEI assets, including whether there should be a premium attributed to the shares of DIRECTV common stock owned by Liberty. During their negotiations, Liberty and DIRECTV agreed that, for purposes of determining the number of shares of Holdings common stock to be issued in the LEI merger to former LEI stockholders, the exchange ratio would be based on a 5% premium attributed to the number of shares of DIRECTV common stock owned by Liberty. As a result, for purposes of determining the exchange ratio, LEI was effectively treated as holding approximately 576.2 million shares of DIRECTV common stock (rather than its actual holdings of approximately 548.7 million shares of DIRECTV common stock). DIRECTV and LEI also agreed on a reference price of $22.00 per share, to be used in determining the number of shares of Holdings common stock attributed to the other assets and liabilities of LEI. The value ascribed to these other assets (i.e., the three regional sports networks and LEI's interest in GSN and FUN Technologies) by DIRECTV was approximately $877 million. Taking into account the mutually agreed cash amount to be retained by LEI at the time of the Split-Off (approximately $30 million), the value of the LEI options and other equity rights to be assumed by Holdings (approximately $175 million as determined by DIRECTV) and the approximately $2.0 billion in Greenlady debt to be assumed by Holdings, Liberty and DIRECTV agreed that LEI stockholders would receive 518,325,335 shares of Holdings common stock in the LEI Merger. The valuation of LEI is further described in the "Opinion of the Financial Advisor to the Special Committee of the Board of Directors of DIRECTV" section on page [    •    ].

Q.    Why is DIRECTV proposing the mergers?

A.
DIRECTV believes that substantial benefits to its stockholders can be obtained as a result of the mergers, including:

•
the transactions eliminate the existing approximate 54% concentration of ownership (and approximate 48% concentration of voting power) by Liberty of DIRECTV common stock which will provide greater operating and governance independence to Holdings and will also eliminate the risk that Liberty could transfer control of DIRECTV without the DIRECTV public stockholders obtaining any control premium;

•
the absence of special veto rights associated with the Holdings Class B common stock to be acquired by the Malones, the right of first refusal and redemption right on the Malones' shares of Holdings Class B common stock in favor of DIRECTV, the applicability to Holdings of Section 203 of the DGCL and the reduction in voting power for the Malones relative to their current voting power in Liberty, all of which reduce the level of control and influence that the Malones can exert over Holdings as compared with the level of control and influence the Malones currently possess with regard to Liberty and, through Liberty, DIRECTV;

•
the transactions will eliminate share arbitrage situations between Liberty Entertainment common stock and DIRECTV common stock;

•
with an increased public float, and no single stockholder or group holding a blocking right as to significant transactions, DIRECTV will have more flexibility to pursue strategic opportunities, thereby creating the potential for obtaining a control premium for all DIRECTV stockholders in a future transaction;

•
the transactions mitigate the risk of a third party gaining effective control of DIRECTV by (i) buying shares of Liberty Entertainment common stock (prior to, but in anticipation of, the Split-Off) or LEI stock (after the Split-Off) from Mr. Malone or in the open market without paying a premium to all DIRECTV stockholders or (ii) acquiring all of LEI without paying a premium to all DIRECTV stockholders;

•
the transactions result in DIRECTV share liquidity increasing by 115%, thereby creating additional index fund demand (S&P 500 and NASDAQ);

•
the fact that the DIRECTV public stockholders will continue to own approximately 47% of Holdings following the mergers and that Holdings will include the three regional sports networks and a 65% interest in the Game Show Network (and its wholly owned subsidiary, FUN Technologies); and

•
the expectation that the exchange of DIRECTV common stock for Holdings common stock, pursuant to the DIRECTV merger, generally would be nontaxable to DIRECTV stockholders.

  For additional information, see "The Mergers—DIRECTV's Reasons for the DIRECTV Merger; Recommendation of the DIRECTV Merger by the DIRECTV Board of Directors" beginning on page [    •    ].

Q.    What is the Malone Agreement?

A.
The Malone Agreement is an agreement among Mr. Malone, his wife and trusts for the benefit of their children, on the one hand, and DIRECTV, LEI and Holdings, on the other hand. The Malone Agreement provides that after the Split-Off, but immediately prior to the mergers, the Malones will exchange each of their outstanding shares of LEI Series B common stock for a number of shares of Holdings Class B common stock equal to the LEI exchange ratio. In addition, pursuant to the Malone Agreement, the Malones have agreed, subject to the terms and conditions thereof, among other things:

  •
  to vote their shares of Liberty Entertainment common stock in favor of the Split-Off and the LEI merger;

  •
  to limit their voting rights, only with respect to their shares of Holdings Class B common stock, to 24% of the total voting power of Holdings common stock (with any voting power attributable to such shares in excess of 24% to be voted on a pro rata basis in the same manner as the votes of the non-Malone stockholders of Holdings);

  •
  not to acquire any additional shares (with certain exceptions) of Liberty Entertainment common stock (only until the Split-Off), LEI common stock (until the first to occur of the effective time of the mergers, the day after the first anniversary of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof) or Holdings common stock (until the day after the first anniversary of the Split-Off or the earlier termination of the Malone Agreement in accordance with the terms thereof);

  •
  to restrictions on transfer of certain shares of Liberty Entertainment Series A common stock and all of their shares of Liberty Entertainment Series B common stock (only until the Split-Off) as well as certain shares of LEI Series A common stock and all of their shares of LEI Series B common stock (until the first to occur of the effective time of the mergers, the day after the first anniversary of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof) and certain shares of Holdings Class A common stock and all of their shares of Holdings Class B common stock (until the day after the first anniversary of the Split-Off or the earlier termination of the Malone Agreement in accordance with the terms thereof);

  •
  to grant to Holdings a right of first refusal with respect to certain transfers of the Malones' shares of Holdings Class B common stock and to be bound by certain redemption and other provisions in the Holdings amended and restated certificate of incorporation; and

  •
  that the LEI Series B options held by the Malones immediately prior to the LEI merger will be adjusted as a result of the LEI merger into options exercisable for shares of Holdings Class A common stock.

Q.    What is the Liberty May 2009 Agreement?

A.
Liberty, Holdings, DIRECTV, LEI, Greenlady Corporation, which we refer to as "Greenlady", and Greenlady II, LLC have entered into a Voting, Standstill, Non-Competition and Non-Solicitation Agreement, dated as of May 3, 2009, which we refer to as the "Liberty May 2009 Agreement". Under the Liberty May 2009 Agreement, Liberty has agreed, subject to the terms and conditions thereof, among other things:

•
to vote shares of DIRECTV common stock controlled by Liberty in favor of the adoption of the merger agreement;

•
not to solicit for employment (with certain exceptions) for two years after consummation of the mergers any executive officer or other member of senior management of Holdings or its subsidiaries;

•
not to hire (with certain exceptions) for two years after consummation of the mergers any individual who was an executive officer or other member of senior management of DIRECTV, the business to be transferred to LEI in connection with the Split-Off (the "LEI business") or any of their subsidiaries during the twelve month period preceding the consummation of the mergers; and

  •
  not to compete (with certain exceptions) for three years after consummation of the mergers with the current business of DIRECTV or the LEI business and not to acquire (with certain exceptions) equity securities of Holdings for a period of three years after the consummation of the mergers.

Q.    Why is DIRECTV loaning up to $650 million to Greenlady?

A.
DIRECTV is loaning up to $650 million to Greenlady, a wholly owned subsidiary of LEI, following the Split-Off, to refinance amounts advanced under existing credit arrangements between Liberty and Greenlady and to fund Greenlady's ongoing obligations pursuant to a Credit Agreement dated as of April 9, 2008, between Bank of America, N.A. and Greenlady II, LLC, which is a wholly-owned subsidiary of Greenlady, and certain equity collar transactions.

Q.    When and where is the special meeting?

A.
The special meeting will be held at [    •    ], on [    •    ], 2009 at [    •    ], local time.

Q.    What is the record date for the special meeting?

A.
The record date for the special meeting is at 5:00 p.m., New York City time, on [    •    ], 2009

Q.    What is the recommendation of the DIRECTV board of directors?

A.
The DIRECTV board of directors recommends a vote FOR the proposal to adopt the merger agreement and approve the Malone Agreement and a vote FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.    Are there risks associated with the mergers that I should consider in deciding how to vote?

A.
Yes. There are a number of risks related to the merger and the other transactions contemplated by the merger agreement that are discussed in this proxy statement/prospectus and in other documents incorporated by reference or referred to in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in "Risk Factors" beginning on page [    •    ] and in the DIRECTV SEC filings referred to in "Where You Can Find More Information" beginning on page [    •    ].

Q.    What do I need to do now?

A.
After carefully reading and considering the information contained in this proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed postage-paid envelope or by submitting your voting instruction by telephone or through the Internet, as soon as possible so that your shares may be represented and voted at the special meeting. If you hold shares registered in the name of a broker, bank or other nominee, that broker, bank or other nominee has enclosed or will provide a voting instruction card for use in directing your broker, bank or other nominee how to vote those shares.

Q.    Should I send in my stock certificates with my proxy card?

A.
Please DO NOT send your DIRECTV stock certificates with your proxy card.

  After the completion of the DIRECTV merger you will receive a letter of transmittal to use in surrendering any DIRECTV stock certificates you have at that time.

x

Q.    If my shares are held in "street name" by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A
If you hold your shares in "street name" and do not provide voting instructions to your broker, bank or nominee your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Generally, your broker, bank or other nominee does not have discretionary authority to vote on the merger proposal. Accordingly, your broker, bank or other nominee will vote your shares held by it in "street name" only if you provide voting instructions to it on how to vote. You should follow the directions your broker, bank or other nominee provides. Shares that are not voted because you do not properly instruct your broker, bank or other nominee will have the effect of a vote against the proposal to adopt the merger agreement and approve the Malone Agreement. Broker non-votes will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.    If I beneficially own DIRECTV shares held pursuant to any DIRECTV Plan, will I be able to vote on the adoption of the merger agreement?

A.
If your shares are held through the DIRECTV Thrift and Savings Plan or the DIRECTV Savings Plus Plan, which we refer to in this proxy statement/prospectus collectively as the "DIRECTV Plans," you must instruct your plan administrator on how to vote your shares. If you hold shares through any DIRECTV Plan and you do not instruct the trustee how to vote, your shares in the plan may be voted by the trustee as explained in this proxy statement/prospectus under "The Special Meeting—Voting and Elections by Participants in the DIRECTV Plans" beginning on page [    •    ].

Q.    What if I don't vote?

A.
If you fail to respond with a vote on the proposal to adopt the merger agreement and approve the Malone Agreement, or if you respond and indicate that you are abstaining from voting, it will have the same effect as a vote against the proposal to adopt the merger agreement and approve the Malone Agreement. A non-response or abstention will have no effect with respect to the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you respond but do not indicate how you want to vote, your proxy will be counted as a vote in favor of approving the proposal to adopt the merger agreement and approve the Malone Agreement and a vote in favor of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you hold shares through any DIRECTV Plan and you do not instruct the trustee how to vote, your shares in the plan may be voted by the trustee as explained in this proxy statement/prospectus under "The Special Meeting—Voting and Elections by Participants in the DIRECTV Plans" beginning on page [    •    ].

Q.    Can I change my vote after I have delivered my proxy or voting instruction?

A.
Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a holder of record, you can do so by:

•
filing a written notice of revocation with the Secretary, The DIRECTV Group, Inc., 2230 East Imperial Highway, El Segundo, California 90245;

•
submitting a new proxy before the special meeting; or

•
attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

  For shares held beneficially by you, you may change your vote only by submitting new voting instructions to your bank, broker or nominee. If you submit your voting instruction through the Internet or by telephone, you can change your vote by submitting a voting instruction at a later date, in which case your later-submitted voting instruction will be recorded and your earlier voting instruction will be revoked. If the special meeting is postponed or adjourned and no new record date is set, it will not affect the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy or voting instruction using the methods described above. Your revised voting instructions must be provided with sufficient time for your vote to be processed and received prior to the closing of the polls at the special meeting.

Q.    What does it mean if I receive more than one proxy card or more than one email instructing me to vote?

A.
If you receive more than one proxy card or more than one email instructing you to vote, your shares are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each proxy card, and respond to each email, to ensure that all your shares are voted.

Q.    What does it mean if multiple members of my household are stockholders but we received only one set of proxy materials?

A.
If you hold shares in "street name," in accordance with a notice sent to certain brokers, banks or other nominees, we are sending only one proxy statement/prospectus to an address unless we received contrary instructions from any stockholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs.

Q.    Am I entitled to appraisal rights?

A.
No. Under the General Corporation Law of the State of Delaware, DIRECTV stockholders are not entitled to appraisal rights in connection with the DIRECTV merger.

Q.    What are the tax consequences to DIRECTV stockholders of the mergers?

A.
Assuming that the mergers and the Malone Contribution are completed in accordance with the merger agreement and the Malone Agreement, we expect that the exchange of shares by a DIRECTV stockholder solely for Holdings Class A common stock will be nontaxable to such stockholder for U.S. federal income tax purposes.

  You should be aware that the tax consequences to you of the DIRECTV merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the DIRECTV merger. For more information regarding the tax consequences of the mergers, please see "The Mergers—Material United States Federal Income Tax Consequences of the DIRECTV Merger" beginning on page [    •    ].

Q.    When are the mergers expected to be completed?

A.
We expect to complete the mergers in the fourth calendar quarter of 2009. Because the mergers are subject to governmental approvals, we cannot predict the exact timing of their completion.

Q.    Who can help answer my questions?

A.
If you have any questions about the mergers or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact:

[    •    ]
[    •    ]
Toll Free: [    •    ]
Banks and Brokers Call Collect: [    •    ]

SUMMARY

         This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the transaction fully and to obtain a more complete description of the legal terms of the merger agreement, you should carefully read this entire proxy statement/prospectus, including the Annexes, and the documents to which we refer you. Please see "Where You Can Find More Information."

 THE COMPANIES

The DIRECTV Group, Inc.

2230 East Imperial Highway
El Segundo, California 90245
(310) 964-5000

        DIRECTV is a leading provider of digital television entertainment in the United States and Latin America. Our two business segments, DIRECTV U.S. and DIRECTV Latin America, which are differentiated by their geographic location, are engaged in acquiring, promoting, selling and/or distributing digital entertainment programming via satellite to residential and commercial subscribers.

  DIRECTV U.S.    DIRECTV Holdings LLC and its subsidiaries, which we refer to as DIRECTV U.S., is the largest provider of direct-to-home, or DTH, digital television services and the second largest provider in the multi-channel video programming distribution, or "MVPD", industry in the United States. As of March 31, 2009, DIRECTV U.S. had over 18.0 million subscribers.

  DIRECTV Latin America.    DIRECTV Latin America, or DTVLA, is a leading provider of DTH digital television services throughout Latin America. DTVLA is comprised of: PanAmericana, which provides services in Venezuela, Argentina, Chile, Colombia, Puerto Rico and certain other countries in the region through our wholly-owned subsidiary, DIRECTV Latin America, LLC, or DLA LLC; our 74% owned subsidiary, Sky Brasil Servicos Ltda., which we refer to as Sky Brazil; and our 41% equity method investment in Innova, S. de R.L. de C.V., or Sky Mexico. As of March 31, 2009, PanAmericana had approximately 2.3 million subscribers, Sky Brazil had approximately 1.7 million subscribers and Sky Mexico had approximately 1.8 million subscribers.

        On February 27, 2008, Liberty Media Corporation ("Liberty") indirectly acquired News Corporation's approximately 41% interest in DIRECTV (the "News/Liberty Transaction"). On April 3, 2008, Liberty announced that it had purchased an additional 78.3 million shares of our common stock in a private transaction. Currently, Liberty owns approximately 54% of our outstanding common stock; however, Liberty has agreed to limit its voting rights in respect of our common stock to approximately 48%.

        Liberty has announced that it will seek stockholder approval for a redemption proposal which would allow Liberty to redeem a portion of the outstanding shares of its Liberty Entertainment common stock, a tracking stock, in exchange for shares of LEI, a newly formed, wholly owned subsidiary of Liberty (the "Split-Off"). If that proposal is approved and completed, LEI will hold Liberty's entire interest in DIRECTV (which is currently approximately 54%), a 100% interest in Liberty Sports Holdings LLC, a 65% interest in Game Show Network, LLC and approximately $30 million in cash and cash equivalents, together with approximately $2 billion of indebtedness relating to Liberty's incremental acquisition of DIRECTV shares in April 2008. The redemption proposal is subject to the satisfaction of various conditions including, but not limited to, an effective registration statement, the receipt of a tax ruling and certain tax opinions and the requisite stockholder approval. Successful implementation of the redemption proposal will result in the split-off of LEI as a separately traded public company.

        On June 3, 2009, DIRECTV announced that Chase Carey, President and Chief Executive Officer of DIRECTV, informed the board of directors of DIRECTV that he is resigning from DIRECTV, effective July 1, 2009, to accept a new position at News Corporation. The DIRECTV board has accepted his resignation and has formed a committee of directors tasked with searching for a new President and Chief Executive Officer. In the interim, Larry Hunter will act as Chief Executive Officer in addition to his current responsibilities of Executive Vice President of Legal, Human Resources, and Administration.

        DIRECTV was incorporated in Delaware in 1977, and its common stock trades on the NASDAQ Global Select Market under the ticker symbol "DTV."

Liberty Entertainment, Inc.

12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400

        LEI is a wholly owned subsidiary of Liberty formed for the purpose of effecting the Split-Off. LEI has not conducted any activities other than those incident to its formation, the preparation of applicable filings under the federal securities and communications laws and execution of the merger agreement. References to "LEI" in this proxy statement/prospectus refer to Liberty Entertainment, Inc.

DIRECTV

c/o The DIRECTV Group, Inc.
2230 East Imperial Highway
El Segundo, California 90245
(310) 964-5000

        DIRECTV, or "Holdings", is a newly-formed Delaware corporation that is currently a wholly owned subsidiary of The DIRECTV Group, Inc., but, upon completion of the mergers, will become a publicly traded holding company that will own all the outstanding equity interests in The DIRECTV Group, Inc. and LEI. Holdings was formed solely in contemplation of the mergers, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than pursuant to the merger agreement and the related transactions. The Class A common stock of Holdings is expected to be listed on the [NASDAQ Global Select Market or the New York Stock Exchange] under [DIRECTV's current ticker symbol, "DTV"].

DTVG One, Inc.

c/o The DIRECTV Group, Inc.
2230 East Imperial Highway
El Segundo, California 90245
(310) 964-5000

        DTVG One, Inc. is a wholly owned subsidiary of Holdings formed solely to effect the DIRECTV merger, and has not conducted and will not conduct any business during any period of its existence. Pursuant to the merger agreement, DTVG One, Inc. will merge with and into DIRECTV, with DIRECTV continuing as the surviving corporation and a wholly owned subsidiary of Holdings. References to "Merger Sub One" in this proxy statement/prospectus refer to DTVG One, Inc.

 DTVG Two, Inc.

c/o The DIRECTV Group, Inc.
2230 East Imperial Highway
El Segundo, California 90245
(310) 964-5000

        DTVG Two, Inc. is a wholly owned subsidiary of Holdings formed solely to effect the LEI merger, and has not conducted and will not conduct any business during any period of its existence. Pursuant to the merger agreement, DTVG Two, Inc. will merge with and into LEI, with LEI continuing as the surviving corporation and a wholly owned subsidiary of Holdings. References to "Merger Sub Two" in this proxy statement/prospectus refer to DTVG Two, Inc.

 THE MERGERS

Effect of the Mergers (see page [    •    ])

        The organization of DIRECTV, LEI and Holdings before the Split-Off, before the mergers, and after the Malone Contribution and the mergers is illustrated below.

Before the Split-Off

After the Split-Off and Before the Mergers

 After the Malone Contribution and the Mergers

DIRECTV Common Stockholders to Receive Shares of Holdings Class A Common Stock (see page [    •    ])

        Upon satisfaction or waiver of each of the conditions to the merger agreement, Merger Sub One will merge with and into DIRECTV (the "DIRECTV merger"). In the DIRECTV merger, DIRECTV common stockholders (other than DIRECTV, LEI or direct and indirect subsidiaries of LEI) will receive one share of Holdings Class A common stock per share of DIRECTV common stock.

LEI Common Stockholders to Receive Shares of Holdings Common Stock (see page [    •    ])

        Upon satisfaction or waiver of each of the conditions to the merger agreement, Merger Sub Two will merge with and into LEI (the "LEI merger", together with the DIRECTV merger, the "mergers"). In the LEI merger, (i) each outstanding share of LEI Series A common stock (other than shares owned by LEI and Holdings) will be exchanged for 1.11111 shares of Holdings Class A common stock and (ii) each outstanding share of LEI Series B common stock (other than shares owned by LEI or Holdings) will be exchanged for 1.11111 shares of Holdings Class A common stock, in each case subject to adjustment and the payment of cash in lieu of fractional shares. Immediately prior to the mergers, Mr. Malone, his wife and trusts for the benefit of their children (the "Malones") will exchange each of their shares of LEI Series B common stock, representing [92]% of the outstanding shares of LEI Series B common stock, for 1.11111 shares of Holdings Class B common stock (carrying 15 votes per share, having certain limited consent rights and being subject to certain other restrictions) (the "Malone Contribution"), subject to adjustments and the payment of cash in lieu of fractional shares. The exchange ratio of 1.11111 for both the LEI Series A common stock and LEI Series B common stock described above will be adjusted to reflect (i) changes in the number of outstanding shares of Liberty Entertainment common stock from March 1, 2009 through the completion of the Split-Off and LEI common stock from the completion of the Split-Off through the completion of the LEI merger and (ii) certain grants of incentive awards during that period.

 NASDAQ Listing and Stock Prices (see page [    •    ])

        Holdings Class A common stock is currently not traded or quoted on a stock exchange or quotation system. However, upon consummation of the mergers, it is expected that Holdings Class A common stock will be traded on the [NASDAQ Global Select Market][New York Stock Exchange] under the ticker symbol "[DTV]". Although DIRECTV stockholders will receive one share of Holdings Class A common stock for each share of DIRECTV common stock in the DIRECTV merger, the market value of the Holdings Class A common stock that DIRECTV stockholders receive may vary significantly from that implied by current trading prices for DIRECTV common stock.

        DIRECTV common stock trades on the NASDAQ Global Select Market under the symbol "DTV." If the Split-Off occurs before all the conditions to the merger agreement have been satisfied or, to the extent permissible, waived, then after the Split-Off, LEI Series A common stock and LEI Series B common stock will trade on the NASDAQ Global Select Market under the symbols "LMDIA" and "LMDIB" respectively, until the completion of the mergers. The table below shows the pro forma equivalent per share value of DIRECTV common stock at the close of the regular trading session on May 1, 2009, the last trading day before the public announcement of the mergers, and [    •    ], the most recent trading day for which information was available.

Date	DIRECTV Closing Price		DIRECTV Pro Forma Equivalent(1)
May 1, 2009		$24.57		$24.57
[•]	$		$

    (1)
    The pro forma equivalent per share value of DIRECTV common stock is calculated by multiplying the DIRECTV closing price by the DIRECTV exchange ratio of 1.0.

Receipt of Shares of Holdings Class A Common Stock in the DIRECTV Merger is Structured to Be Nontaxable to DIRECTV Stockholders (see page [    •    ])

        Subject to the limitations and qualifications described in "The Merger Agreement—Material United States Federal Income Tax Consequences of the DIRECTV Merger" below, the exchange of DIRECTV common stock for Holdings Class A common stock pursuant to the DIRECTV merger, taken together with the LEI merger and the Malone Contribution, is intended to be treated for United States federal income tax purposes as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, assuming the mergers and the Malone Contribution are so treated, for United States federal income tax purposes, holders of DIRECTV common stock who receive Holdings Class A common stock will not recognize any gain or loss in the DIRECTV merger.

        The United States federal income tax consequences described above may not apply to all holders of DIRECTV common stock, including certain holders specifically referred to in the section titled "The Merger Agreement—Material United States Federal Income Tax Consequences of the DIRECTV Merger." In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. Your tax consequences will depend on your own situation. You should consult your tax advisor to fully understand the tax consequences of the DIRECTV merger to you.

DIRECTV's Board of Directors Recommends that DIRECTV Stockholders Vote to Approve the Proposal to Adopt the Merger Agreement and Approve the Malone Agreement and to Approve the Adjournment of the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies (see page [    •    ])

        The DIRECTV board of directors has declared advisable and recommends that the DIRECTV stockholders vote FOR the proposal to adopt the merger agreement and approve the Voting and Right of First Refusal Agreement by and among LEI, DIRECTV, Holdings, John C. Malone, Mrs. Leslie Malone and certain trusts for the benefit of their children, dated as of May 3, 2009 (the "Malone Agreement"), and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement in accordance with its terms and approve the Malone Agreement.

        The adoption of the merger agreement and approval of the Malone Agreement by the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty, or beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, is not required by either the terms of DIRECTV's certificate of incorporation or Delaware law, but Liberty and DIRECTV have agreed that DIRECTV will seek these approvals. As further described elsewhere in this proxy statement/prospectus, DIRECTV believes that such approvals by disinterested holders of DIRECTV common stock should constitute ratification of the transactions contemplated by the merger agreement and the Malone Agreement by such holders.

DIRECTV's Reasons for the Merger (see page [    •    ])

        In the course of reaching its decision to approve the merger agreement and the transactions contemplated thereby, the DIRECTV board of directors considered a number of factors in its deliberations. Those factors are described in "The Mergers—DIRECTV's Reasons for the DIRECTV Merger; Recommendation of the DIRECTV Merger by the DIRECTV Board of Directors" beginning on page [    •    ].

Opinion of the Special Committee's Financial Advisor (see page [    •    ])

        In connection with the transactions contemplated by the merger agreement, the special committee of the board of directors of DIRECTV received a written opinion from Morgan Stanley & Co. Incorporated ("Morgan Stanley"), its financial advisor, as to the fairness, from a financial point of view taking into account the transactions contemplated by the merger agreement (including the exhibits thereto) and the other transaction agreements referred to in the merger agreement (collectively referred to as the "transactions"), of the DIRECTV exchange ratio pursuant to, and as defined in, the merger agreement to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates). The full text of the written opinion of Morgan Stanley, dated May 3, 2009, is included as Annex E to this proxy statement/prospectus and is incorporated herein by reference. You should read the opinion carefully in its entirety for a description of the assumptions made, procedures followed, the matters considered and qualifications and limitations on the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley addressed its opinion to the special committee of the board of directors of DIRECTV, and the opinion does not constitute a recommendation to any stockholder of DIRECTV or Liberty as to how to vote at the stockholders' meetings to be held in connection with the transactions. Morgan Stanley was not asked to express an opinion regarding, and Morgan Stanley's opinion did not address, the relative fairness of the consideration to be received by the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) as compared with the consideration to be received by Liberty, LEI, Mr. Malone, any of their respective affiliates or the holders of LEI common stock in the transactions. In addition, Morgan Stanley's opinion did not in any manner address the prices at which the Holdings Class A common stock will trade following the consummation of the transactions.

Liberty's Reasons for the Merger (see page [    •    ])

        In the course of reaching its decision to approve and declare advisable the merger agreement and the transactions contemplated thereby, the LEI board of directors considered a number of factors in its deliberations. Those factors are described in "The Mergers—Liberty's Reasons for the Mergers" beginning on page [    •    ].

DIRECTV Stockholder Vote Required (see page [    •    ])

        Adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of DIRECTV common stock outstanding on the record date for the DIRECTV special meeting in favor of adoption of the merger agreement. In addition, the board of directors of DIRECTV is seeking the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Malone Agreement.

        As further described elsewhere in this proxy statement/prospectus, DIRECTV believes that adoption of the merger agreement and approval of the Malone Agreement by disinterested holders of DIRECTV common stock should constitute ratification of the transactions contemplated by such agreements.

Liberty Stockholder Vote Required (see page [    •    ])

        Approval of the Split-Off requires the affirmative vote by holders of record, as of the record date for the Liberty special meeting, of a majority of the aggregate voting power of the shares of Liberty Entertainment common stock that are present (in person or by proxy) and entitled to vote at such meeting, voting together as a separate class (the "Liberty Class Approval"). In addition, the mergers are conditioned upon receipt of the affirmative vote of the holders of record, as of the record date for the Liberty special meeting, voting together as a single class, of a majority of the aggregate voting power of the outstanding shares of Liberty Entertainment common stock, excluding all shares of Liberty Entertainment common stock beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone, or any director or officer of Liberty, in favor of (i) the Split-Off and the transactions contemplated thereby, (ii) the Malone Agreement and the transactions contemplated thereby, and (iii) the merger agreement and the transactions contemplated thereby (the "Liberty Minority Approval," and together with the Liberty Class Approval, the "Liberty Stockholder Approval"). Holders of Liberty Entertainment common stock are being separately solicited to vote on these matters at the Liberty special meeting. The sole stockholder of LEI prior to the Split-Off voted in favor of the adoption of the merger agreement at a meeting of the sole stockholder of LEI.

Interests of Certain Persons in the DIRECTV Merger (see page [    •    ])

        You should be aware that some of the directors and executive officers of DIRECTV have interests in the DIRECTV merger that are different from, or are in addition to, the interests of stockholders of DIRECTV. These interests include, but are not limited to: the issuance of high vote Holdings Class B common stock (carrying 15 votes per share, having certain limited consent rights and being subject to certain other restrictions) to the Malones following the Split-Off in exchange for their shares of LEI Series B common stock pursuant to the Malone Agreement; the continued employment of DIRECTV's executive officers as Holdings' executive officers and the continued service to Holdings by DIRECTV's directors as Holdings' directors; the indemnification of officers and directors of Liberty, LEI and DIRECTV by Holdings for their services as such up to the time of the consummation of the mergers; the treatment of LEI equity awards held by certain directors of DIRECTV in the mergers (including the acceleration and survival of equity awards such persons may have that relate to LEI common stock); and the fact that John Malone, Gregory Maffei and Mark Carleton, members of the DIRECTV board of directors, are the Chairman, President and CEO and a Senior Vice President, respectively, of Liberty, which currently beneficially owns approximately 54% of the outstanding common stock of DIRECTV.

The Malone Agreement (see page [    •    ])

        The Malone Agreement provides that after the Split-Off, but immediately prior to the mergers, the Malones will exchange each of their outstanding shares of LEI Series B common stock for a number of shares of Holdings Class B common stock equal to the LEI exchange ratio. In addition, pursuant to the Malone Agreement, the Malones have agreed, subject to the terms and conditions thereof, among other things:

  •
  to vote their shares of Liberty Entertainment common stock in favor of the Split-Off and the LEI merger;

  •
  to limit their voting rights, only with respect to their shares of Holdings Class B common stock, to 24% of the total voting power of Holdings common stock (with any voting power attributable to such shares in excess of 24% to be voted on a pro rata basis in the same manner as the votes of the non-Malone stockholders of Holdings);

  •
  not to acquire any additional shares (with certain exceptions) of Liberty Entertainment common stock (only until the Split-Off), LEI common stock (until the first to occur of the effective time of the mergers, the day after the first anniversary of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof) or Holdings common stock (until the day after the first anniversary of the Split-Off or the earlier termination of the Malone Agreement in accordance with the terms thereof);

  •
  to restrictions on transfer of certain shares of Liberty Entertainment Series A common stock and all of their shares of Liberty Entertainment Series B common stock (only until the Split-Off), certain shares of LEI Series A common stock and all of their shares of LEI Series B common stock (until the first to occur of the effective time of the mergers, the day after the first anniversary of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof) and certain shares of Holdings Class A common stock and all of their shares of Holdings Class B common stock (until the day after the first anniversary of the Split-Off or the earlier termination of the Malone Agreement in accordance with the terms thereof);

  •
  to grant to Holdings a right of first refusal with respect to certain transfers of the Malones' shares of Holdings Class B common stock and to be bound by certain redemption and other provisions in the Holdings amended and restated certificate of incorporation; and

  •
  that the LEI Series B options held by the Malones immediately prior to the LEI merger will be adjusted as a result of the LEI merger into options exercisable for shares of Holdings Class A common stock.

The Liberty May 2009 Agreement (see page [    •    ])

        Liberty, Holdings, DIRECTV, LEI, Greenlady Corporation ("Greenlady") and Greenlady II, LLC have entered into a Voting, Standstill, Non-Competition and Non-Solicitation Agreement, dated as of May 3, 2009 (the "Liberty May 2009 Agreement"). Under the Liberty May 2009 Agreement, Liberty has agreed, subject to the terms and conditions thereof, among other things:

  •
  to vote shares of DIRECTV common stock controlled by Liberty in favor of the adoption of the merger agreement;

  •
  not to solicit for employment (with certain exceptions) for two years after consummation of the mergers any executive officer or other member of senior management of Holdings or its subsidiaries;

  •
  not to hire (with certain exceptions) for two years after completion of the mergers any individual who was an executive officer or other member of senior management of DIRECTV, the LEI business or any of their subsidiaries during the twelve month period preceding the completion of the mergers; and

  •
  not to compete (with certain exceptions) for three years after completion of the mergers with the current business of DIRECTV or the LEI business and not to acquire (with certain exceptions) equity securities of Holdings for a period of three years after the completion of the mergers.

        However, due to an existing standstill agreement between DIRECTV and Liberty, in connection with the votes to be taken at the DIRECTV special meeting, Liberty is only permitted to exercise its discretionary voting power with respect to approximately 48% of the outstanding shares of DIRECTV common stock, and Liberty must vote any additional shares it owns in the same manner as, and in the same proportion to, the votes of all DIRECTV stockholders other than Liberty.

The DIRECTV Loan to LEI (see page [    •    ])

        DIRECTV is providing a $650 million credit facility to Greenlady following the Split-Off to refinance amounts advanced under existing credit arrangements between Liberty and Greenlady and to fund Greenlady's ongoing obligations pursuant to a Credit Agreement dated as of April 9, 2008, between Bank of America, N.A. and Greenlady II, LLC, which is a wholly owned subsidiary of Greenlady, and certain equity collar transactions.

The Reorganization Agreement (see page [    •    ])

        Prior to the Split-Off, LEI will enter into a reorganization agreement with Liberty (the "Reorganization Agreement") to provide for, among other things, the principal corporate transactions required to effect the Split-Off, certain conditions to the Split-Off and provisions governing the relationship between LEI and Liberty with respect to and resulting from the Split-Off. Pursuant to the merger agreement, as of the completion of the mergers, Holdings will become jointly and severally liable with LEI for LEI's obligations under the Reorganization Agreement.

Tax Sharing Agreement (see page [    •    ])

        Prior to the effective time of the Split-Off, LEI will enter into a tax sharing agreement with Liberty (the "Tax Sharing Agreement") that governs Liberty's and LEI's respective rights, responsibilities and obligations with respect to taxes, the filing of tax returns, the control of audits and other tax matters. Pursuant to the merger agreement, as of the completion of the mergers, Holdings will become jointly and severally liable with LEI for LEI's obligations under the Tax Sharing Agreement.

Comparison of Stockholder Rights (see page [    •    ])

        The rights of DIRECTV stockholders are currently governed by the General Corporation Law of the State of Delaware (the "DGCL") and DIRECTV's amended and restated certificate of incorporation and amended and restated by-laws. Upon completion of the transaction, DIRECTV stockholders will receive Holdings Class A common stock in the DIRECTV merger and your rights will be governed by the DGCL and Holdings' amended and restated certificate of incorporation and by-laws, which are attached hereto as Annexes B and C, respectively.

 No Appraisal Rights (see page [    •    ])

        Under the DGCL, DIRECTV stockholders are not entitled to appraisal rights in connection with the DIRECTV merger.

Board of Directors and Management After the Mergers (see page [    •    ])

        The directors of DIRECTV immediately prior to the Malone Contribution, plus one additional independent director to be designated by the board of directors of DIRECTV or Holdings, will be the directors of Holdings from and after the time immediately prior to the Malone Contribution. However, to the extent that all such persons (other than the one additional independent director to be designated by the board of directors of DIRECTV or Holdings) are not the persons who served on DIRECTV's board of directors as of May 3, 2009, then from and after the time immediately prior to the Malone Contribution, the directors of Holdings instead will be (a) three individuals who serve on the board of directors of LEI immediately prior to the Malone Contribution designated by LEI's board of directors, (b) seven individuals who serve on the DIRECTV board of directors immediately prior to the Malone Contribution as designated by DIRECTV's board of directors and (c) one additional independent director to be designated by the board of directors of DIRECTV or Holdings (the "Alternative Board"). The entire board of directors of Holdings at the effective time of the mergers will stand for reelection at the first annual meeting of stockholders of Holdings after the effective time of the mergers. That meeting will occur during the first full calendar year following the year in which the effective times of the mergers occur. Pursuant to the amended and restated certificate of incorporation of Holdings, at such first annual meeting, the board of directors of Holdings will be classified into three classes, as is currently the case for the board of directors of DIRECTV, with each of the current directors of DIRECTV serving in the same class as they are currently in. If the Alternative Board serves as the board of directors of Holdings, then, once classification of the board of directors of Holdings is required pursuant to the amended and restated certificate of incorporation of Holdings, such directors will be assigned among the classes of directors in accordance with the amended and restated certificate of incorporation of Holdings with the three directors designated by the LEI board of directors to be placed in separate classes. The executive officers of DIRECTV immediately prior to the effective time of the DIRECTV merger will be the initial executive officers of Holdings.

Legal Proceedings Regarding the Mergers (see page [    •    ])

        There are multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the Delaware Court of Chancery and California State Court. The stockholder complaints are purported class actions on behalf of the stockholder plaintiffs which allege, among other things, that the members of the DIRECTV board of directors breached their fiduciary duties in approving the merger agreement. The stockholder plaintiffs seek to enjoin the mergers and seek awards of compensatory damages. DIRECTV, the DIRECTV board of directors and Liberty intend to defend vigorously against these allegations, but if the stockholder plaintiffs were to prevail in such litigation the consummation of the mergers could be delayed or prevented or monetary damages could become payable by the defendants.

Regulatory Approvals and Conditions to Completion of the Mergers (see pages [    •    ] and [    •    ])

        The mergers are not subject to the reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). However, holders of DIRECTV common stock who, as a result of the merger, will hold voting securities of Holdings valued in excess of $65.2 million may be required to comply with the notice and waiting period requirements of the HSR Act prior to acquiring beneficial ownership of voting securities of Holdings.

        Pursuant to the Communications Act of 1934, as amended, and the rules and regulations and published orders of the Federal Communications Commission ("FCC") thereunder, the transfer of control of a company holding or controlling FCC radio licenses requires prior FCC approval. DIRECTV and its subsidiaries directly or indirectly hold or control various classes of FCC licenses. As a result of the Split-Off, control of DIRECTV and its subsidiaries will pass from Liberty to LEI. Accordingly, on January 27, 2009, Liberty and LEI filed applications with the FCC for its consent to the transfer of control over the licenses and other authorizations held by DIRECTV and its subsidiaries in connection with the Split-Off. The FCC granted the pro forma transfer applications for the satellite and earth station licenses held by DIRECTV and its subsidiaries in an order released on April 9, 2009 and consented to the pro forma transfer applications for the wireless licenses held by DIRECTV and its subsidiaries in April and May 2009. The mergers will result in another transfer of control, under FCC rules and regulations, over DIRECTV and its subsidiaries. Thus, on May 21, 2009, Liberty and Holdings filed a consolidated application with the FCC for its consent to the transfer of control over the DIRECTV licenses and other authorizations in connection with the mergers. The mergers cannot be completed until the companies have received the approvals of the FCC (the "FCC Approvals") for the merger transactions.

        In addition to the FCC Approvals, the completion of the mergers depends upon the satisfaction or waiver of a number of conditions described in this proxy statement/prospectus, including, among other things:

  •
  the Liberty Stockholder Approval;

  •
  completion of the Split-Off;

  •
  (i) the affirmative vote of holders of a majority of the shares of DIRECTV common stock outstanding on the record date for the DIRECTV special meeting in favor of adoption of the merger agreement (the "DIRECTV General Approval"), and (ii) the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of the adoption of the merger agreement (the "DIRECTV Minority Approval", and together with the DIRECTV General Approval, the "DIRECTV Stockholder Approval");

  •
  absence of any legal prohibition on completion of the transaction;

  •
  receipt by DIRECTV of an opinion from Weil, Gotshal & Manges LLP to DIRECTV or receipt by Liberty of a private letter ruling from the Internal Revenue Service (the "IRS") to the effect that the exchanges of DIRECTV common stock for Holdings Class A common stock pursuant to the DIRECTV merger will qualify as an exchange described in Section 351 of the Code;

  •
  (i) receipt by Liberty of a private letter ruling from the IRS and receipt by Liberty and LEI of a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, substantially to the effect that the Split-Off and the contribution of businesses and interests to LEI in preparation for the Split-Off (the "LEI Contribution") will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code and (ii) receipt by Liberty and LEI of an opinion from Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the Split-Off will not affect the tax-free treatment under Sections 355 and/or 368(a)(1)(D) of the Code of, and will not cause Section 355(e) of the Code to apply to, the News/Liberty Transaction (or related internal restructuring transactions), which rulings and opinions shall not have been withdrawn, invalidated or modified in an adverse manner;

  •
  receipt by Liberty and LEI of a private letter ruling from the IRS or receipt by LEI of a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in each case substantially to the effect that the LEI merger and the Malone Contribution, taken together, will qualify as a reorganization under Section 368 of the Code, and the LEI merger and the Malone Contribution, taken together with the DIRECTV merger, will be treated as exchanges described in Section 351 of the Code;

  •
  if the date of the completion of the Split-Off is not the same date as the completion of the mergers, receipt by Liberty and LEI of a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP substantially to the effect that the LEI merger, the Malone Contribution and the DIRECTV merger, taken together, will not cause Section 355(e) of the Code to apply to the Split-Off; and

  •
  material accuracy, as of the closing, of the representations and warranties made by the parties and material compliance by the parties with their respective obligations under the merger agreement.

Termination of the Merger Agreement; Fees Payable (see page [    •    ])

        DIRECTV and LEI may jointly agree to terminate the merger agreement at any time. Either of DIRECTV or LEI also may terminate the merger agreement in various circumstances, including failure to receive the required stockholder approvals or certain regulatory approvals. LEI may also terminate the merger agreement if the DIRECTV board of directors effects a change in its recommendation or if DIRECTV breaches certain obligations in the merger agreement and does not cure such breach within a specified period of time. DIRECTV may also terminate the merger agreement if the Liberty board of directors effects a change in its recommendation or if Liberty and/or LEI breaches certain of their respective obligations in the merger agreement and does not cure such breach within a specified period of time. In addition, LEI has the right to terminate the merger agreement at any time on or after July 31, 2009, if by such date (a) Liberty has not received a private letter ruling from the IRS with respect to certain specific matters relating to the tax-free nature of the Split-Off and (b) DIRECTV has not provided an officer's certificate to Liberty to the effect that DIRECTV has received an opinion of its counsel with respect to such tax matters and the receipt of such ruling is waived by DIRECTV as a condition to completion of the mergers.

        In some circumstances, including those involving a change in the DIRECTV board's recommendation in favor of the merger agreement or a third party acquisition proposal, DIRECTV may become obligated to pay a termination fee to LEI of $450 million and an expense reimbursement of up to $10 million. DIRECTV may also be obligated to pay LEI the same termination fee if the merger agreement is terminated because the DIRECTV Stockholder Approval is not obtained and a third party acquisition proposal is made prior to such termination and (i) within nine months of the termination DIRECTV enters into a third party acquisition proposal and the transactions contemplated by the acquisition proposal are consummated or (ii) DIRECTV otherwise consummates an acquisition proposal within nine months of the termination. DIRECTV may also be obligated to pay LEI the expense reimbursement if a third party acquisition proposal is made known and the requisite DIRECTV Stockholder Approval is not obtained.

        In some circumstances, including those involving a change in the Liberty board's recommendation in favor of the Split-Off and the merger agreement or a third party acquisition proposal, LEI may become obligated to pay DIRECTV a termination fee of $450 million and an expense reimbursement of up to $10 million. LEI may also be obligated to pay DIRECTV the same termination fee if the merger agreement is terminated because the Liberty Stockholder Approval is not obtained and a third party acquisition proposal is made prior to such termination and (i) within nine months of the termination Liberty or LEI enters into a third party acquisition proposal and the transactions contemplated by the acquisition proposal are consummated or (ii) Liberty or LEI otherwise consummates an acquisition proposal within nine months of the termination. LEI may also be obligated to pay DIRECTV the expense reimbursement if a third party acquisition proposal is made known and the requisite Liberty Stockholder Approval is not obtained.

THE SPECIAL MEETING

Special Meeting (see page [    •    ])

        The special meeting will be held at [    •    ] on [    •    ], starting at [    •    ], local time.

        You may vote at the special meeting if you owned shares of DIRECTV common stock at the close of business on [    •    ], 2009, the record date for the special meeting. On that date there were [    •    ] shares of DIRECTV common stock outstanding and entitled to vote at the special meeting.

        You may cast one vote for each share of DIRECTV common stock you owned as of the record date. Adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of DIRECTV common stock outstanding on the record date for the DIRECTV special meeting in favor of adoption of the merger agreement. In addition, the board of directors of DIRECTV is seeking the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Malone Agreement.

        The affirmative vote of a majority of the votes cast at the special meeting is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to constitute: (i) the adoption of the merger agreement by the affirmative vote of holders of a majority of the shares of DIRECTV common stock outstanding on the record date for the DIRECTV special meeting or (ii) the adoption of the merger agreement and approval of the Malone Agreement by the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty.

        As of the record date, DIRECTV directors and executive officers owned and were entitled to vote [    •    ] shares of DIRECTV common stock, or approximately 1% of the outstanding shares of DIRECTV common stock. John Malone, Gregory Maffei and Mark Carleton, members of the DIRECTV board of directors, are the Chairman, President and CEO and a Senior Vice President, respectively, of Liberty Media Corporation, which currently beneficially owns approximately 54% of the outstanding common stock of DIRECTV.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

How the Financial Data was Prepared

        The following selected financial data have been derived from, and should be read in conjunction with, DIRECTV's consolidated financial statements. The consolidated statements of operations data for each of the three years in the period ended December 31, 2008 and the consolidated balance sheet data as of December 31, 2007 and 2008 have been derived from DIRECTV's consolidated financial statements which are incorporated by reference into this proxy statement/prospectus, and have been audited by Deloitte & Touche LLP, DIRECTV's independent registered public accountants. The consolidated statement of operations data for the year ended December 31, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004, 2005 and 2006 have been derived from DIRECTV's audited consolidated financial statements which have not been incorporated into this prospectus. The consolidated statements of operations data for the three months ended March 31, 2008 and 2009, and the consolidated balance sheet data as of March 31, 2009 have been derived from DIRECTV's unaudited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring items, necessary to present fairly such data. The unaudited consolidated financial statements and notes thereto as of and for the three months ended March 31, 2008 and 2009 are incorporated by reference into this proxy statement/prospectus. The results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results of operations which may be expected for the full 2009 fiscal year.

        You should read the following financial information in conjunction with the sections entitled "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business," and our audited and unaudited consolidated financial statements set forth in DIRECTV's Current Report on Form 8-K filed with the SEC on June 1, 2009, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, each of which is incorporated by reference into this proxy/statement prospectus. See "Where You Can Find More Information" for reference to the financial statements and other information incorporated by reference into this proxy statement/prospectus.

Selected Historical Financial Data of DIRECTV

	Years Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008	2008	2009
	(Dollars in Millions, Except Per Share Amounts)
Consolidated Statements of Operations Data:
Revenues	$11,360	$13,164	$14,755	$17,246	$19,693	$4,591	$4,901
Total operating costs and expenses	13,479	12,531	12,398	14,760	16,998	3,934	4,477

Operating profit (loss)	$(2,119)	$633	$2,357	$2,486	$2,695	$657	$424

Income (loss) from continuing operations before cumulative effect of accounting changes	$(1,069)	$308	$1,433	$1,445	$1,607	$383	$212
Income (loss) from discontinued operations, net of taxes	(582)	31	—	17	6	—	—
Cumulative effect of accounting changes, net of taxes	(311)	—	—	—	—	—	—

Net income (loss)	(1,962)	339	1,433	1,462	1,613	383	212
Less: Net (income) loss attributable to noncontrolling interests	13	(3)	(13)	(11)	(92)	(12)	(11)

Net income (loss) attributable to The DIRECTV Group, Inc.	$(1,949)	$336	$1,420	$1,451	$1,521	$371	$201

	Years Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008	2008	2009
	(Dollars in Millions, Except Per Share Amounts)
Basic earnings (loss) attributable to The DIRECTV Group, Inc. per common share:
Income (loss) from continuing operations before cumulative effect of accounting changes attributable to The DIRECTV Group, Inc. common shareholders	$(0.77)	$0.22	$1.13	$1.20	$1.36	$0.32	$0.20
Income (loss) from discontinued operations, net of taxes attributable to The DIRECTV Group, Inc. common shareholders	(0.42)	0.02	—	0.01	0.01	—	—
Cumulative effect of accounting changes, net of taxes attributable to The DIRECTV Group, Inc. common shareholders	(0.22)	—	—	—	—	—	—

Net income (loss) attributable to The DIRECTV Group, Inc. common shareholders	$(1.41)	$0.24	$1.13	$1.21	$1.37	$0.32	$0.20

Diluted earnings (loss) attributable to The DIRECTV Group, Inc. per common share:
Income (loss) from continuing operations before cumulative effect of accounting changes attributable to The DIRECTV Group, Inc. common shareholders	$(0.77)	$0.22	$1.12	$1.20	$1.36	$0.32	$0.20
Income (loss) from discontinued operations, net of taxes attributable to The DIRECTV Group, Inc. common shareholders	(0.42)	0.02	—	0.01	0.01	—	—
Cumulative effect of accounting changes, net of taxes attributable to The DIRECTV Group, Inc. common shareholders	(0.22)	—	—	—	—	—	—

Net income (loss) attributable to The DIRECTV Group, Inc. common shareholders	$(1.41)	$0.24	$1.12	$1.21	$1.37	$0.32	$0.20

Weighted average number of common shares outstanding (in millions):
Basic	1,385	1,388	1,262	1,195	1,110	1,148	1,018
Diluted	1,385	1,395	1,270	1,202	1,114	1,152	1,021
Amounts attributable to The DIRECTV Group, Inc. common shareholders:
Income (loss) from continuing operations	$(1,056)	$305	$1,420	$1,434	$1,515	$371	$201
Income (loss) from discontinued operations, net of taxes	(582)	31	—	17	6	—	—
Cumulative effect of accounting changes, net of taxes	(311)	—	—	—	—	—	—

Net income (loss) attributable to The DIRECTV Group, Inc.	$(1,949)	$336	$1,420	$1,451	$1,521	$371	$201

	As of December 31,					As of March 31,
	2004	2005	2006	2007	2008	2009
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,307	$3,701	$2,499	$1,083	$2,005	$2,105
Total current assets	4,771	6,096	4,556	3,146	4,044	4,035
Total assets	14,324	15,630	15,141	15,063	16,539	16,406
Obligations under capital leases	108	80	91	57	584	569
Long-term debt	2,410	3,405	3,395	3,347	5,725	5,696
Total stockholders' equity	7,555	7,989	6,473	6,013	4,631	4,518

	Years Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008	2008	2009
Other data:
Net cash flows provided by operating activities	$229	$1,172	$3,162	$3,645	$3,910	$1,110	$996
Net cash flows provided by (used in) investing activities	887	(723)	(1,536)	(2,822)	(2,388)	(565)	(542)
Net cash flows (used in) provided by financing activities	(243)	945	(2,828)	(2,239)	(600)	(2)	(354)
Depreciation and amortization expense	838	853	1,034	1,684	2,320	524	666
Capital expenditures	1,023	889	1,976	2,692	2,229	566	539

        In 2004, total operating costs and expenses include a $1.466 billion charge recorded for the impairment of SPACEWAY assets. Also in 2004, DIRECTV recorded income from discontinued operations related to the results of operations and the sale of our PanAmSat Corporation and Hughes Software Systems Limited businesses, which DIRECTV sold in 2004. The $311 million cumulative effect of accounting change, net of taxes, in 2004 was due to changing our method of accounting for subscriber acquisition, upgrade and retention costs.

Selected Historical Financial Data of LMC Entertainment

        The following tables present selected combined financial statement information of LEI, which includes certain video programming and distribution subsidiaries and assets of Liberty. The selected historical information relating to LMC Entertainment's combined financial condition and results of operations is presented for each of the years in the five-year period ended December 31, 2008. The financial data for the three years ended December 31, 2008 has been derived from LMC Entertainment's audited combined financial statements for the respective periods. The consolidated statements of operations data for the three months ended March 31, 2008 and 2009, and the consolidated balance sheet data as of March 31, 2009 have been derived from LMC Entertainment's unaudited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring items, necessary to present fairly such data. The unaudited consolidated financial statements and notes thereto as of and for the three months ended March 31, 2009 are included elsewhere in this prospectus. The results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results of operations which may be expected for the full 2009 fiscal year.

        The data should be read in conjunction with LMC Entertainment's combined financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Annex F.

	Years Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008	2008	2009
	(Dollars in Millions, Except Per Share Amounts)
Consolidated Statements of Operations Data:
Net revenues	$—	$—	$21	$45	$267	$35	$72
Operating income (loss)(1)	(2)	(1)	(102)	(20)	11	4	27
Share of earnings (losses) of affiliates(4)	(1)	3	8	6	429	42	39
Net earnings (loss) from continuing operations(1)(2)(3)	596	(167)	(42)	44	5,821	5,478	24

	As of December 31,					As of March 31,
	2004	2005	2006	2007	2008	2009
Consolidated Balance Sheet Data:
Current assets	$—	$—	$13	$13	$141	$118
Investment in News Corporation	9,667	8,171	11,158	10,647	—	—
Investment in The DIRECTV Group	—	—	—	—	13,085	13,089
Total assets	9,939	8,448	11,618	11,138	14,260	14,238
Current liabilities	—	—	32	18	280	632
Long-term debt	—	—	—	—	1,730	1,391
Parent's investment	6,873	5,944	7,884	7,695	10,492	10,453

(1)
Includes impairment of goodwill and intangible assets of $76 million for the year ended December 31, 2006.

(2)
Includes an other than temporary decline in fair value of investment of $352 million for the year ended December 31, 2005.

(3)
Includes a gain of $3.7 billion related to the News Exchange, as well as a $1.8 billion income tax benefit on such gain, for the three months ended March 31, 2009 and the year ended December 31, 2008. See note 12 in the LMC Entertainment combined financial statements included in Annex F.

(4)
Includes earnings recorded for investment in DIRECTV using the equity method of accounting in 2008 and 2009.

 Selected Pro Forma Condensed Combined Financial Data of Holdings

        In the table below, we provide you with selected unaudited pro forma condensed combined financial data for Holdings as if the merger transactions involving DIRECTV and LEI had been completed on January 1, 2008 for statement of operations purposes and on March 31, 2009 for balance sheet purposes.

        The selected unaudited pro forma condensed combined financial data are derived from the more detailed unaudited pro forma financial statements appearing later in this proxy statement/prospectus and should be read together with (i) the historical financial statements and accompanying notes for the assets and businesses to be owned by LEI upon completion of the Split-Off included in Annex F (under the heading "LMC Entertainment") and (ii) the historical financial statements of DIRECTV, which we incorporate by reference into this proxy statement/prospectus. The selected unaudited pro forma financial data are presented for comparative purposes only and are not necessarily indicative of the future financial position or results of operations of Holdings or of the financial position or the results of operations that would have been achieved had the merger transactions involving DIRECTV and LEI been completed during the periods or as of the dates for which the pro forma information is presented or after completion of the mergers. In the opinion of DIRECTV management, all adjustments necessary to fairly present such selected unaudited pro forma condensed combined financial data have been made based upon the proposed terms of the merger and related transactions. For more information about the assumptions made in determining the pro forma data, see the notes to "Holdings Pro Forma Condensed Combined Financial Statements" appearing later in this proxy statement/prospectus.

	For the year ended December 31, 2008	As of and for the three months ended March 31, 2009
	Pro Forma Giving Effect to the merger transactions involving The DIRECTV Group and LEI	Pro Forma Giving Effect to the merger transactions involving The DIRECTV Group and LEI
	(Dollars in Millions, Except Per Share Amounts)
Statement of Operating Data:
Revenues	$19,905	$4,950
Total operating costs and expenses	17,178	4,499

Operating profit	$2,727	$451

Income from continuing operations	$1,668	$230

Income from continuing operations attributable to common shareholders	$1,576	$219

Basic income from continuing operations attributable to common shareholders per common share	$1.46	$0.22

Diluted income from continuing operations attributable to common shareholders per common share	$1.45	$0.22

Balance Sheet Data:
Total assets		$17,567
Long-term debt		7,087
Stockholders' equity		3,463

 UNAUDITED COMPARATIVE PER SHARE INFORMATION

        We present below per common share data regarding the income, cash dividends declared and book value of DIRECTV and LMC Entertainment on historical consolidated bases. You should read the information below in conjunction with the financial statements and accompanying notes of DIRECTV that are incorporated be reference into this document and LMC Entertainment included elsewhere in this proxy statement/prospectus. In addition, we present below pro forma per share information for Holdings common stock after giving effect to the mergers.

DIRECTV Common Stock Historical Per Share Data

        This table shows historical per share information for DIRECTV common stock.

	As of and for the three months ended March 31, 2009	As of and for the year ended December 31, 2008
Basic and diluted earnings per share from continuing operations attributable to The DIRECTV Group, Inc.	$0.20	$1.36
Cash dividends per share	—	—
Book value per share	4.47	4.74

LMC Entertainment Common Stock Historical Per Share Data

        This table shows historical per share information for LMC Entertainment, which represents the assets and businesses to be contributed to LEI in connection with the Split-Off.

	As of and for the three months ended March 31, 2009	As of and for the year ended December 31, 2008
Earnings per share from continuing operations	$0.05	$12.51
Cash dividends per share	—	—
Book value per share	22.41	22.55

Holdings Common Stock Pro Forma Per Share Data

        This table shows pro forma per share information for Holdings common stock after giving effect to the DIRECTV and LEI mergers and has been derived from the pro forma information included elsewhere in this proxy statement/prospectus.

	As of and for the three months ended March 31, 2009	For the year ended December 31, 2008
Basic earnings per share from continuing operations attributable to common shareholders	$0.22	$1.46
Diluted earnings per share from continuing operations attributable to common shareholders	0.22	1.45
Cash dividends per share	—	—
Book value per share	3.53

        The above pro forma earnings per share data was calculated based on the historical weighted average number of DIRECTV common shares outstanding adjusted to exclude the 548.7 million DIRECTV common shares owned by LMC Entertainment and include the 518.3 million common shares to be issued to LEI shareholders as a result of the LEI merger. The book value per share as of March 31, 2009 was calculated based on the number of DIRECTV common shares outstanding on that date, adjusted as if the mergers had been completed on that date to exclude the 548.7 million DIRECTV common shares owned by LMC Entertainment and include the 518.3 million common shares to be issued to LEI stockholders as a result of the LEI merger.

COMPARATIVE PER SHARE DATA

DIRECTV Common Stock Price

        Our common stock is publicly traded on The NASDAQ Global Select Market under the symbol "DTV." Prior to December 3, 2007 our common stock was publicly traded on the New York Stock Exchange, or NYSE, under the symbol "DTV." The following table sets forth for the quarters indicated the high and low sales prices for our common stock, as reported on the NYSE Composite Tape for the period January 1, 2006 to December 2, 2007 and the NASDAQ Global Select Market for the period December 3, 2007 to March 31, 2009.

2009	High	Low
First Quarter	$24.28	$18.81

2008	High	Low
Fourth Quarter	$26.52	$17.70
Third Quarter	28.83	23.65
Second Quarter	29.10	24.26
First Quarter	26.82	18.20

2007	High	Low
Fourth Quarter	$27.73	$22.68
Third Quarter	25.46	20.73
Second Quarter	24.77	22.10
First Quarter	26.09	21.65

2006	High	Low
Fourth Quarter	$25.57	$19.50
Third Quarter	19.98	16.32
Second Quarter	18.04	15.88
First Quarter	16.40	13.28

        As of May 1, 2009, the last trading day prior to the public announcement of the mergers, DTV closed at $24.57. As of [                        ], 2009, the most recent practicable date prior to the mailing of this proxy statement/prospectus, DTV closed at $[                        ].

Dividends Declared

        No dividends on DIRECTV's common stock have been declared by DIRECTV's board of directors for more than five years.

RISK FACTORS

        In addition to the other information included in, incorporated by reference in and found in the Annexes attached to, this proxy statement/prospectus, including the matters addressed in the "Information Regarding Forward-Looking Statements" on page [    •    ], you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement. In addition, you should read and consider the risks associated with the business of DIRECTV. Risks relating to DIRECTV can be found in Item 1A—Risk Factors, in DIRECTV's Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the SEC and is incorporated by reference in this proxy statement/prospectus. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference in this proxy statement/prospectus. Please see "Where You Can Find More Information" on page [    •    ]. Additional risks and uncertainties not presently known to DIRECTV or LEI or that are not currently believed to be important also may adversely affect the transaction and Holdings following the mergers.

Risk Factors Relating to the Mergers.

Because the exchange ratio is fixed, the market value of Holdings common stock issued to you may be less than the value of your shares of DIRECTV common stock.

        DIRECTV stockholders who receive shares of Holdings Class A common stock in the DIRECTV merger will receive a fixed number of shares of Holdings Class A common stock rather than a number of shares with a particular value. The market value of the Holdings Class A common stock issued in the DIRECTV merger may vary significantly from the market value of the DIRECTV common stock on the date the merger agreement was executed, the date of this proxy statement/prospectus and the date on which DIRECTV stockholders vote on the DIRECTV merger. Stock price changes may result from a variety of factors, including changes in the businesses and operations of DIRECTV or LEI, and other factors that are beyond the control of DIRECTV or LEI, including changes in their business prospects, regulatory considerations and general and industry specific market and economic conditions. Neither DIRECTV nor LEI is permitted to terminate the merger agreement solely because of changes in the market price of either party's common stock.

Officers and directors of DIRECTV have certain interests in the DIRECTV merger that are different from, or in addition to, the interests of DIRECTV stockholders. These interests may be perceived to have affected their decision to support or approve the DIRECTV merger.

        DIRECTV officers and directors have certain interests in the mergers that are different from, or in addition to, interests of stockholders of DIRECTV. These interests include, but are not limited to: the issuance of high vote Holdings Class B common stock (carrying 15 votes per share, having certain limited consent rights and being subject to certain other restrictions) to the Malones following the Split-Off pursuant to the Malone Agreement; the continued employment of DIRECTV's executive officers as Holdings' executive officers and the continued service to Holdings by DIRECTV's directors as Holdings' directors; the indemnification of officers and directors of Liberty, LEI and DIRECTV by Holdings for their services as such up to the time of the consummation of the mergers; the treatment of LEI equity awards held by certain directors of DIRECTV in the mergers (including the acceleration and survival of equity awards such persons may have that relate to LEI common stock); and the fact that John Malone, Gregory Maffei and Mark Carleton, members of the DIRECTV board of directors, are the Chairman, President and CEO and a Senior Vice President, respectively, of Liberty, which currently beneficially owns approximately 54% of the outstanding common stock of DIRECTV. DIRECTV stockholders should be aware of these interests when considering the DIRECTV board of directors' recommendation to adopt the merger agreement and approve the Malone Agreement. Please see "The Mergers—Interests of Certain Persons in the DIRECTV Merger."

The costs of the mergers could adversely affect Holdings' short term operating results.

        DIRECTV estimates the total merger-related costs, exclusive of employee benefit costs, to be approximately $32 million, primarily consisting of investment banking, legal and accounting fees and financial printing and other related charges. The payment of costs related to the mergers will adversely affect the short-term operating results and cash flows of Holdings. The foregoing estimate is preliminary and subject to change. In addition, the combined company will incur certain expenses in connection with the integration of DIRECTV's and LEI's businesses.

The unaudited pro forma financial information included in this proxy statement/prospectus may not be indicative of what Holdings' actual financial position or results of operations would have been.

        The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Holdings' actual financial position or results of operations would have been had the mergers been completed on the dates indicated. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to LEI's net assets. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and fair value of the assets and liabilities of LEI as of the date of the completion of the mergers. In addition, subsequent to the completion of the mergers, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus.

Following the Mergers, John C. Malone may have significant influence over corporate matters considered by Holdings and its stockholders.

        Mr. Malone, Chairman of the board of directors of Liberty, LEI and DIRECTV, will be the Chairman of Holdings' board of directors. Following the mergers, and pursuant to the Malone Agreement, Mr. Malone, his wife and certain trusts for the benefit of their children will own shares of Holdings common stock, which will represent approximately 24% of the total voting power of the outstanding shares of Holdings common stock immediately after the mergers and after giving effect to the restrictions set forth in the Malone Agreement. Holdings will have two classes of common stock, the Class A common stock entitling holders to one vote per share and the Class B common stock entitling holders to 15 votes per share. The shares of Holdings Class B common stock will also have certain limited consent rights with respect to certain share distributions and certain amendments to the Holdings amended and restated certificate of incorporation. By virtue of such power as well as Mr. Malone's position as Holdings' Chairman of the board of directors, Mr. Malone may have significant influence over the outcome of any corporate transaction or other matters submitted to Holdings stockholders for approval, including the election of directors, mergers, consolidations and the sale of all or substantially all of Holdings' assets. Mr. Malone's rights to vote his Holdings shares, however, are subject to the 24% voting cap on the Malones' shares of Holdings Class B common stock under the Malone Agreement.

DIRECTV and LEI may not be able to obtain the regulatory approvals required to consummate the mergers unless they agree to material restrictions or conditions.

        Completion of the mergers is conditioned upon the receipt of certain governmental consents and authorizations, including under the Communications Act. DIRECTV and LEI intend to pursue all of these consents and authorizations as required by and in accordance with the terms of the merger agreement. Complying with requests from governmental agencies, including requests for additional information and documents, could delay consummation of the mergers. In connection with granting these consents and authorizations, governmental authorities may require divestitures of DIRECTV or

LEI assets or seek to impose conditions on Holdings' operations after completion of the mergers. Such divestitures or conditions, if agreed to, may jeopardize or delay completion of the mergers or adversely affect Holdings' operations and revenues or earnings. Please see "The Mergers—Regulatory Matters," "The Merger Agreement—Conditions to Completion of the Mergers" and "The Merger Agreement—Additional Agreements."

The merger agreement contains provisions that could affect the decision of a third party considering making an alternative acquisition proposal to the DIRECTV merger.

        Under the terms of the merger agreement, DIRECTV may be required to pay LEI a termination fee of $450 million if the merger agreement is terminated under certain circumstances. In addition, the merger agreement limits the ability of DIRECTV to initiate, solicit, encourage or facilitate certain acquisition or merger proposals from a third party. These provisions could affect the decision by a third party to make a competing acquisition proposal, including the structure, pricing and terms proposed by a third party seeking to acquire or merge with DIRECTV. Please see "The Merger Agreement—Termination Fees" and "The Merger Agreement—No Solicitation of Alternative Transactions."

Former DIRECTV stockholders who become stockholders of Holdings will be governed by the amended and restated certificate of incorporation and by-laws of Holdings.

        DIRECTV stockholders will become Holdings stockholders in the DIRECTV merger and their rights as stockholders will be governed by the amended and restated certificate of incorporation and by-laws of Holdings. As a result, there will be material differences between the current rights of DIRECTV stockholders and the rights they can expect to have as Holdings stockholders. Please see "Comparison of Stockholder Rights."

The excess share provision in the Holdings charter has the effect of placing limitations on the shares held by certain stockholders, which may make it difficult for a third party to acquire Holdings.

        The excess share provision of the Holdings charter is designed to prevent transfers of stock of Holdings that could cause potentially adverse tax effects relating to the Split-Off. Accordingly, subject to certain exceptions, if during the first year of the Split-Off, there is a purported transfer or non-transfer event that meets certain requirements, including causing a person to become, actually or constructively, the owner of 10% or more of any class of Holdings' capital stock, then that acquisition will be null and void to the intended holder, and such shares of Holdings common stock will be transferred to a trust for the exclusive benefit of a charitable beneficiary and the purported transferee will have no rights in such shares, except to receive the lesser of (i)(A) the amount the transferee paid for such shares or (B) in the case of a non-transfer event or a purported transfer in which value was not given for the shares, the fair market value of the stock on the date of such event or transfer and (ii) the proceeds of the sale described in the next sentence. The trust is required to sell the Holdings excess shares to a permitted transferee (who will not trigger the application of the excess share provision). Holdings also has the right to redeem Holdings excess shares held by the trust. Additionally, these provisions may make it difficult for a third party to make an offer to acquire Holdings.

The fairness opinion obtained by the special committee of the board of directors of DIRECTV from Morgan Stanley will not reflect changes in circumstances between signing the merger agreement and consummation of the mergers.

        DIRECTV has not obtained an updated opinion as of the date of this proxy statement/prospectus from Morgan Stanley, financial advisor to the special committee of the board of directors of DIRECTV. The opinion is based on financial, economic, market and other conditions in existence on, and the information available to Morgan Stanley as of, the date delivered. Changes in the operations and prospects of DIRECTV or LEI, general market and economic conditions and other factors which may be beyond the control of DIRECTV could alter such information and the opinion. The opinion will, however, not be updated as of the time the mergers will be completed. The special committee of the board of directors of DIRECTV does not anticipate asking its financial advisor to update its opinion, and the opinion, which was given at the time the merger agreement was signed, does not address the fairness of the DIRECTV exchange ratio (as defined in the merger agreement), from a financial point of view, at the time of the special meeting or at the time the mergers are completed.

Integrating DIRECTV and LEI may divert management's attention away from our operations.

        Successful integration of DIRECTV's and LEI's organizations, procedures and operations may place a significant burden on the managements of DIRECTV and LEI and their internal resources. The integration efforts could divert management's focus and resources from other strategic opportunities and from operational matters during the integration process.

DIRECTV is a party to pending lawsuits in connection with the mergers.

        There are multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the Delaware Court of Chancery and the California State Court. The stockholder complaints are purported class actions on behalf of the stockholder plaintiffs which allege, among other things, that the members of the DIRECTV board of directors breached their fiduciary duties in approving the merger agreement. The stockholder plaintiffs seek to enjoin the mergers and seek awards of compensatory damages. Although DIRECTV, the DIRECTV board of directors and Liberty intend to defend vigorously against these allegations, a preliminary injunction could delay or jeopardize completion of the mergers, and an adverse judgment for monetary damages could have a material adverse effect on the results of operations or financial condition of Holdings after the mergers. An adverse judgment granting injunctive relief could permanently enjoin completion of the mergers.

At the closing of the mergers, DIRECTV may have to pay the Greenlady Debt in full, without any cost or liability to Liberty, LEI or any of their respective subsidiaries, if the parties are unable to effect the Greenlady Debt Restructuring.

        Prior to the closing of the mergers, DIRECTV intends to seek to cause Bank of America to amend the approximately $2 billion principal amount of debt LEI had outstanding as of March 31, 2009 (the "Greenlady Debt") in a manner reasonably satisfactory to DIRECTV, including a release of any and all liens held by Bank of America on the shares of DIRECTV common stock held by Greenlady II (the "Greenlady Debt Restructuring"). If DIRECTV is unable to complete the Greenlady Debt Restructuring by the time all other conditions to the merger agreement are satisfied (other than those which by their terms can only be satisfied at the closing of the mergers), then at the closing DIRECTV will be obligated to repay the Greenlady Debt in full, without any cost or liability to Liberty, LEI or any of their respective subsidiaries. Liberty has indicated that it intends to seek the termination of its guaranty with respect to the equity collars associated with Greenlady Debt not later than the effective time of the Split-Off and thus a guaranty of LEI may be substituted for its guaranty. The repayment of that debt could adversely affect the financial position, short term operating results and cash flows of Holdings.

The Split-Off could result in significant tax liability to Liberty and to holders of Liberty Entertainment common stock, and LEI may have a significant indemnity obligation to Liberty, which is not limited in amount or subject to any cap, if the Split-Off is treated as a taxable transaction. If the mergers are consummated, Holdings will become jointly and severally liable for LEI's indemnity obligations to Liberty.

        Liberty has requested a private letter ruling from the IRS to the effect that, among other things, the Split-Off will qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The Split-Off is conditioned upon the receipt by Liberty of such private letter ruling and the receipt by Liberty and LEI of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), tax counsel to Liberty, to the effect that, among other things, the Split-Off will qualify as a tax-free transaction to Liberty and to the holders of Liberty Entertainment common stock (except with respect to the receipt of cash in lieu of fractional shares) for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. It is a condition to DIRECTV's obligation to consummate the DIRECTV merger that the ruling and tax opinion be in form and substance reasonably acceptable to DIRECTV and not have been withdrawn, invalidated or modified in an adverse manner and that the ruling address certain additional specified matters.

        Although a private letter ruling relating to the qualification of the Split-Off under Sections 355 and 368(a)(1)(D) of the Code will generally be binding on the IRS, the continuing validity of such ruling will be subject to the accuracy of factual representations and certain assumptions. Also, as part of the IRS's general policy with respect to rulings on split-off transactions under Section 355 of the Code, a private letter ruling obtained by Liberty will not represent a determination by the IRS that certain requirements which are necessary to obtain tax-free treatment under Sections 355 and 368(a)(1)(D) of the Code have been satisfied. Rather, such private letter ruling will be based upon representations by Liberty that these requirements have been satisfied, and any inaccuracy in such representations could invalidate the ruling. As a result of this IRS policy, Liberty has made it a condition to the Split-Off that Liberty and LEI obtain the opinion of counsel described above. The opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by Liberty and LEI. Any inaccuracy in the representations or assumptions upon which such tax opinion is based, or failure by Liberty or LEI to comply with any undertakings made in connection with such tax opinion, could alter the conclusions reached in such opinion. Opinions of counsel are not binding on the IRS or the courts. As a result, the conclusions expressed in the opinion of counsel could be challenged by the IRS and a court could sustain such a challenge.

        Even if the Split-Off otherwise qualifies for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Code, the Split-Off would result in a significant U.S. federal income tax liability to Liberty (but not holders of Liberty Entertainment common stock) under Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Liberty or LEI (including indirectly through acquisitions of Holdings common stock) as part of a plan or series of related transactions that includes the Split-Off. Current law generally creates a presumption that any acquisitions of the stock of Liberty or LEI within two years before or after the Split-Off are part of a plan that includes the Split-Off, although the parties may be able to rebut that presumption. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. DIRECTV does not expect that the mergers, by themselves, will cause Section 355(e) to apply to the Split-Off and, as part of the private letter ruling process, Liberty will seek certain rulings from the IRS regarding the manner in which certain other transactions are taken into account for these purposes. Further, it will be a condition to DIRECTV's obligations to consummate the DIRECTV merger that Liberty and LEI receive an opinion of Skadden Arps to the effect that the mergers will not cause Section 355(e) to apply to the Split-Off. Such opinion of counsel will be based on certain representations and assumptions, and, as discussed above, will not be binding on the IRS or the courts. Further, notwithstanding such opinion, Liberty, LEI or Holdings might inadvertently cause or permit a prohibited change in the ownership of Liberty or LEI to occur, thereby triggering a tax liability to Liberty. If the Split-Off is determined to be taxable to Liberty, Liberty would recognize gain equal to the excess of the fair market value of the LEI common stock held by it immediately before the Split-Off over Liberty's tax basis therein.

        If it is subsequently determined, for whatever reason, that the Split-Off does not qualify for tax-free treatment, holders of Liberty Entertainment common stock immediately prior to the Split-Off, LEI and/or Liberty could incur significant tax liabilities. Under the Tax Sharing Agreement, LEI (and, following the mergers, Holdings) will be obligated to indemnify Liberty, its subsidiaries and certain related persons for any losses and taxes resulting from the failure of the Split-Off to be a tax-free transaction described under Sections 355 and 368(a)(1)(D) of the Code, except for any such losses and taxes that (i) result primarily from, individually or in the aggregate, the breach of certain covenants made by Liberty, (ii) result from the Liberty Entertainment common stock not being treated as stock of Liberty for U.S. federal income tax purposes, or (iii) result from Section 355(e) of the Code applying to the Split-Off as a result of the Split-Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50% or greater interest in the stock of Liberty. If LEI and/or Holdings is or are required to indemnify Liberty, its subsidiaries or certain related persons under the circumstances set forth in the Tax Sharing Agreement, LEI and/or Holdings may be subject to substantial liabilities not limited in amount or subject to any cap, which could materially adversely affect its or their financial position.

        Pursuant to applicable Treasury Regulations, each member of Liberty's federal consolidated tax group, including LEI and certain of its subsidiaries, will be severally liable to the IRS for the taxes of the entire group for each taxable year in which it was a member of the group. Under the Tax Sharing Agreement, Liberty will be obligated to indemnify LEI, its subsidiaries and certain related persons for losses and taxes resulting from the circumstances described in clauses (i) through (iii) above. In such circumstances, Liberty's indemnification obligations to LEI may be significant, and there can be no assurance that Liberty would be able to satisfy such obligations.

Holdings and LEI may have a significant indemnity obligation to Liberty, which is not limited in amount or subject to any cap, if the News/Liberty Transaction or certain restructuring transactions related to the News/Liberty Transaction are treated as taxable transactions as a result of the Split-Off.

        Liberty entered into a tax matters agreement with News Corporation in connection with the News/Liberty Transaction, pursuant to which Liberty agreed, among other things, to indemnify News Corporation, its affiliates and certain related persons for taxes resulting from actions taken by Liberty or its affiliates that cause the News/Liberty Transaction (or related restructuring transactions) not to qualify as tax-free transactions described in Sections 355 and/or 368(a)(1)(D) of the Code. Liberty's indemnification obligations to News Corporation, its affiliates and certain related persons are not limited in amount or subject to any cap.

        Under the Tax Sharing Agreement, LEI, and following the mergers, Holdings, will be obligated to indemnify Liberty, its subsidiaries and certain related persons for any losses and taxes of Liberty and its subsidiaries (including any losses resulting from Liberty's indemnity obligations to News Corporation), resulting from Section 355(e) of the Code applying to the News/Liberty Transaction or to any of the internal distributions of the stock of Greenlady that were effected by subsidiaries of News in connection with the News/Liberty Transaction as a result of the Split-Off, any actions taken by LEI or its subsidiaries following the Split-Off, or any change in ownership (by vote or value) of LEI stock following the Split-Off (except to the extent that such losses or taxes result primarily from, individually or in the aggregate, the breach of certain covenants made by Liberty). In addition, in the Tax Sharing Agreement, LEI has agreed to indemnify Liberty, its subsidiaries and certain related persons for any losses and taxes of Liberty and its subsidiaries resulting primarily from, individually or in the aggregate, any breach by LEI of certain covenants (applicable to actions or failures to act by LEI and its subsidiaries following the completion of the Split-Off) that relate to the qualification of the News/Liberty Transaction and related restructuring transactions as tax-free transactions.

        It is a condition to the Split-Off that Liberty and LEI shall have received an opinion of Skadden Arps to the effect that for U.S. federal income tax purposes, the Split-Off will not affect the tax-free treatment under Sections 355 and/or 368(a)(1)(D) of the Code of, and will not cause Section 355(e) of the Code to apply to, the News/Liberty Transaction or any of the internal distributions of the stock of Greenlady that were effected by subsidiaries of News in connection with the News/Liberty Transaction.

Further, it is a condition to DIRECTV's obligation to consummate the DIRECTV merger that such opinion be in form and substance reasonably acceptable to DIRECTV and not have been withdrawn, invalidated or modified in an adverse manner. In rendering such opinion, Skadden Arps may rely upon factual representations and assumptions, as well as certain undertakings made by Liberty and LEI. Any inaccuracy in the representations or assumptions upon which such tax opinion is based, or failure by Liberty or LEI to comply with any undertakings made in connection with such tax opinion, could alter the conclusions reached in such opinion. Opinions of counsel are not binding on the IRS or the courts, and neither Liberty nor LEI has requested a ruling from the IRS as to the effect, if any, that the Split-Off would have on the News/Liberty Transaction (or any related restructuring transactions). Therefore, there can be no assurance that the IRS or any court will agree with the conclusions in such opinion. If LEI and/or Holdings is required to indemnify Liberty, its subsidiaries or certain related persons under the circumstances set forth in the Tax Sharing Agreement, LEI and/or Holdings may be subject to substantial liabilities not limited in amount or subject to any cap, which could materially adversely affect its or their financial position.

Holdings may determine to forgo certain transactions in order to avoid the risk of incurring significant tax-related liabilities.

        In the Tax Sharing Agreement, Holdings will covenant that following the mergers it will not take any action, or fail to take any action, which action or failure to act is inconsistent with the Split-Off or the News/Liberty Transaction qualifying for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Code. Further, the Tax Sharing Agreement will require that Holdings generally indemnify Liberty for any taxes or losses incurred by Liberty resulting from breaches of such covenants or resulting from Section 355(e) of the Code applying to the Split-Off because of acquisitions of a 50-percent or greater interest in LEI that are part of a plan that includes the Split-Off. As a result, Holdings might determine to forgo certain transactions that might have otherwise been advantageous in order to preserve the tax-free treatment of the Split-Off and the News/Liberty Transaction.

        In particular, Holdings might determine to continue to operate certain of its business operations for the foreseeable future even if a liquidation or sale of such business might have otherwise been advantageous. Moreover, in light of the mergers as well as certain other transactions that might be treated as part of a plan that includes the Split-Off for Section 355(e) purposes (as discussed above), Holdings might determine to forgo certain transactions, including share repurchases, stock issuances, asset dispositions or other strategic transactions for some period of time following the mergers so as not to run afoul of the 50-percent limitation. Liberty is seeking a ruling from the IRS to the effect that Holdings' open market purchases of its shares following the mergers would not be taken into account in calculating whether a 50-percent or greater indirect interest in LEI has been acquired as part of a plan that includes the Split-Off. However, there can be no assurance that Liberty will obtain such ruling. In addition, Holdings' potential indemnity obligation under the Tax Sharing Agreement might discourage, delay or prevent a change of control transaction for some period of time following the Split-Off.

Risk Factors Relating to LEI and its Businesses.

LEI does not have (and Holdings will not have) the right to control GSN, which means neither LEI nor Holdings will be able to cause the Businesses to operate in a manner that may be preferred by LEI or Holdings.

        Although LEI (or after completion of the mergers, Holdings) may exercise influence over the management and policies of GSN, LEI does not have the right to control the businesses or affairs of GSN. Even though LEI owns a majority stake in GSN, by agreement with GSN and Sony, LEI's rights take the form of representation on the board of managers and possession of veto rights over significant or extraordinary actions. Although LEI's rights may enable it to prevent the sale of material assets or prevent the investee from paying dividends or making distributions to its stockholders or partners, these rights will not enable LEI to cause these actions to be taken.

LEI could be unable in the future to obtain cash in amounts sufficient to service its debt.

        As of December 31, 2008, LEI had outstanding approximately $2 billion principal amount of debt. This Greenlady Debt was incurred in connection with Liberty's incremental acquisition of DIRECTV shares in April 2008, is secured by (x) a pledge of the put components of a "cashless collar" transaction (consisting of a series of 6 puts and calls) Liberty effected with an affiliate of the bank holding such debt on 98.75 million shares of DIRECTV common stock and (y) a pledge of 170 million shares of DIRECTV common stock. The Greenlady Debt amortizes over a period commencing in 2009 and ending in 2012. LEI's ability to meet this financial obligation will depend upon its ability to access cash. LEI's sources of cash include its $300 million revolving credit facility from Liberty, its $650 million credit facility with DIRECTV, its available cash balances, net cash from operating activities, distributions from its investees, borrowings against its DIRECTV shares not otherwise encumbered, proceeds from equity issuances and proceeds from asset sales. Each of the Liberty and DIRECTV credit facilities will provide funds for LEI to repay scheduled maturities and certain other amounts that may become due under the Greenlady Debt. The Liberty credit facility will be available to LEI prior to the Split-Off, and the DIRECTV credit facility will be available to LEI only after the Split-Off. The Liberty credit facility will terminate, and be repayable with borrowings under the DIRECTV credit facility, at the time of the Split-Off unless the merger agreement has previously been terminated. Absent the ability to borrow under the Liberty credit facility or the DIRECTV credit facility, there are no assurances that LEI will have access to sufficient cash to service or refinance its debt obligations, absent borrowings against or sales of its unencumbered DIRECTV shares or other assets. If LEI defaults under the Greenlady Debt, the bank holding this debt could accelerate its maturity after the expiration of any required grace period, set-off any amount due to LEI from the bank's affiliate under the collar transaction and make up any short-fall in principal amount through the sale of the pledged DIRECTV shares. For more information about the DIRECTV credit facility, see "The Mergers—DIRECTV Credit Facility" below.

Rapid technological advances could render the products and services offered by LEI's subsidiaries and business affiliates obsolete or non-competitive.

        LEI's subsidiaries and business affiliates must stay abreast of rapidly evolving technological developments and offerings to remain competitive and increase the utility of their services. These subsidiaries and business affiliates must be able to incorporate new technologies into their products in order to address the needs of their customers. There can be no assurance that they will be able to compete with advancing technology, and any failure to do so could result in customers seeking alternative service providers, thereby adversely impacting LEI's revenue and operating income.

Certain of LEI's subsidiaries and business affiliates depend on their relationships with third party distribution channels, suppliers and advertisers and any adverse changes in these relationships could adversely affect LEI's results of operations.

        An important component of the success of LEI's subsidiaries and business affiliates will be their ability to maintain their existing, as well as build new, relationships with third party distribution channels, suppliers and advertisers, among other parties. Adverse changes in existing relationships or the inability to enter into new arrangements with these parties on favorable terms, if at all, could negatively impact LEI's revenue, ability to acquire quality programming content and operating margins.

Adverse events or trends in the industries in which LEI's subsidiaries and business affiliates operate could adversely affect its results of operations.

        In general, LEI's subsidiaries and business affiliates could be sensitive to trends and events that are outside their control. For example, adverse trends or events, such as general economic downturns, decreases in consumer spending and natural or other disasters, among other adverse events and trends, could decrease LEI's revenue and/or increase LEI's expenses.

LEI's businesses are subject to risks of adverse government regulation.

        Programming services, cable television systems, the Internet, and providers of DTH services and satellite carriers are subject to varying degrees of regulation in the United States by the FCC and other entities and in foreign countries by similar entities. Such regulation and legislation are subject to the political process and have been in constant flux over the past decade. Moreover, substantially every foreign country in which LEI's subsidiaries or business affiliates will have, or may in the future make an investment, regulates, in varying degrees, the distribution, content and ownership of programming services and foreign investment in programming companies and wireline and wireless cable communications, satellite and telephony services and the Internet. Further material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that LEI's subsidiaries and business affiliates will not become subject to increased expenses or more stringent restrictions as a result of any future legislation, new regulation or deregulation.

LEI and certain of its subsidiaries, including DIRECTV, are subject to additional FCC conditions.

        In connection with approving the acquisition of an ownership interest in DIRECTV by a Liberty subsidiary in February 2008, the FCC imposed a number of regulatory conditions on Liberty, its subsidiaries, and DIRECTV. More specifically, the FCC imposed program carriage conditions, intended to prevent discrimination against unaffiliated programmers, program access conditions, intended to ensure non-discriminatory access to programming, and other conditions, including the elimination of overlapping attributable interests in cable and satellite distribution systems in Puerto Rico by February 2009. In order to comply with the FCC's condition regarding overlapping attributable interests in cable and satellite distribution systems in Puerto Rico, effective February 25, 2009, DIRECTV placed its interests in the Puerto Rico systems into a trust and appointed a trustee who is required to oversee the management and operation of the system in accordance with a trust agreement that has been submitted to the FCC.

The success of certain of LEI's subsidiaries and business affiliates whose businesses involve the Internet depends on maintaining the integrity of their systems and infrastructure.

        A fundamental requirement for online communications is the secure transmission of confidential information, such as credit card numbers or other personal information, over public networks. If the security measures of any of LEI's subsidiaries or business affiliates engaged in online communications were to be compromised, it could have a detrimental effect on their reputation and adversely affect their ability to attract web traffic.

        Computer viruses transmitted over the Internet have significantly increased in recent years, thereby increasing the possibility of disabling attacks on and damage to websites of LEI's subsidiaries and business affiliates whose businesses will be dependent on the Internet. In addition, certain of LEI's subsidiaries and business affiliates rely on third-party computer systems and service providers to facilitate and process a portion of their transactions. Any interruptions, outages or delays in these services, or a deterioration in their performance, could impair the ability of these subsidiaries and business affiliates to process transactions for their customers and the quality of service they can offer to them.

The success of certain of LEI's subsidiaries and business affiliates depends on audience acceptance of their programs and programming services which is difficult to predict.

        Entertainment content production is an inherently risky business because the revenue derived from the production and distribution of a cable program depends primarily upon its acceptance by the public, which is difficult to predict. The commercial success of a cable program depends on the quality and acceptance of other competing programs released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, many of which are difficult to predict. Audience sizes for cable programming are important factors when cable and DTH satellite video providers negotiate affiliation agreements with cable programmers and, in the case of cable programming, when advertising rates are negotiated. Consequently, low public acceptance of cable programs could hurt the ability of LEI's subsidiaries and business affiliates to maintain rates charged to affiliates, subscribers and advertisers.

No assurance can be made that LEI will be successful in integrating any acquired businesses.

        LEI's businesses and those of its subsidiaries may grow through acquisitions (apart from the mergers) in selected markets. Integration of new businesses may present significant challenges, including: realizing economies of scale in programming and network operations; eliminating duplicative overheads; and integrating networks, financial systems and operational systems. No assurances can be made that, with respect to any acquisition, LEI will realize anticipated benefits or successfully integrate any acquired business with its existing operations. In addition, while LEI intends to implement appropriate controls and procedures as it integrates acquired companies, LEI may not be able to certify as to the effectiveness of these companies' disclosure controls and procedures or internal control over financial reporting (as required by U.S. federal securities laws and regulations) until LEI has fully integrated them.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this proxy statement/prospectus or they may be made a part of this proxy statement/prospectus by appearing in other documents filed with the SEC by DIRECTV and incorporated by reference in this proxy statement/prospectus. These statements may include statements regarding the period following completion of the mergers.

        Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "objective," "goal," "should" and words and terms of similar substance used in connection with any discussion of future operating or financial performance of DIRECTV, LEI or Holdings or the mergers identify forward-looking statements. All forward-looking statements are management's present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the factors relating to the mergers discussed under the caption "Risk Factors" beginning on page [    •    ] above, the following risks related to the businesses of DIRECTV, LEI and Holdings, among others, could cause actual results to differ materially from those described in the forward-looking statements:

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  the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the transactions contemplated by the merger agreement and the Malone Agreement;

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  the possibility that problems may arise in successfully integrating the businesses of LEI with DIRECTV;

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  the possibility that the transactions contemplated by the merger agreement and the Malone Agreement may involve unexpected costs;

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  the possibility that the businesses may suffer as a result of uncertainty surrounding the transactions contemplated by the merger agreement and the Malone Agreement;

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  the possibility that the industry may be subject to future regulatory or legislative actions;

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  the outcome of pending legal proceedings;

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  changes in interest rates;

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  pricing;

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  increasing healthcare costs;

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  availability of qualified personnel;

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  changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the FCC, conditions imposed by the FCC in license transfer proceedings or otherwise and adverse outcomes from regulatory proceedings;

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  changes in the nature of key strategic relationships with partners and joint venturers;

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  general economic and business conditions and industry trends, including the current economic downturn;

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  consumer spending levels, including the availability and amount of individual consumer debt;

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  the regulatory and competitive environment of the industries in which DIRECTV and LEI, and the entities in which they have interests, operate;

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  changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders, video on demand and IP television and their impact on advertising revenue;

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  increased digital TV penetration and the impact on channel positioning of LEI's networks;

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  rapid technological changes;

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  capital spending for the acquisition and/or development of telecommunications networks and services;

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  threatened terrorist attacks and ongoing military action in the Middle East and other parts of the world;

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  fluctuations in foreign currency exchange rates and political unrest in international markets; and

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  other risks and uncertainties.

        We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference in this proxy statement/prospectus in the case of forward-looking statements made in those incorporated documents. Except as may be required by law, none of DIRECTV, LEI or Holdings has any obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.

        For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the annual reports on Form 10-K and the quarterly reports on Form 10-Q that DIRECTV has filed with the SEC as described under "Where You Can Find More Information" on page [    •    ].

        We expressly qualify in their entirety all forward-looking statements attributable to DIRECTV, LEI or Holdings or any person acting on our behalf by the cautionary statements contained or referred to in this section.

THE SPECIAL MEETING

Proxy Statement/Prospectus

        This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by DIRECTV's board of directors in connection with the special meeting of stockholders.

        This proxy statement/prospectus is first being furnished to DIRECTV stockholders on or about [    •    ], 2009.

Date, Time and Place of the Special Meeting

        The special meeting will be held at [    •    ], local time, on [    •    ], 2009, at [    •    ].

Purpose of the Special Meeting

        At the special meeting, DIRECTV's stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement and approve the Malone Agreement and a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement in accordance with its terms or approve the Malone Agreement.

Record Date for the Special Meeting

        The board of directors of DIRECTV has fixed the close of business on [    •    ], 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting of stockholders.

        On the record date, there were [    •    ] shares of DIRECTV common stock outstanding and entitled to vote at the special meeting, held by approximately [    •    ] holders of record. Shares that are held in DIRECTV's treasury are not entitled to vote at the special meeting.

Votes Required

        A majority of the outstanding shares of DIRECTV common stock must be represented, either in person or by proxy, to constitute a quorum at the special meeting. Adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of DIRECTV common stock outstanding on the record date for the DIRECTV special meeting in favor of adoption of the merger agreement. In addition, the board of directors of DIRECTV is seeking the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Malone Agreement.

        The affirmative vote of a majority of the votes cast at the special meeting is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve: (i) adoption of the merger agreement by the affirmative vote of holders of a majority of the shares of DIRECTV common stock outstanding on the record date for the DIRECTV special meeting or (ii) adoption of the merger agreement and approval of the Malone Agreement by the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty. At the special meeting, each holder of DIRECTV common stock is entitled to one vote for each share of DIRECTV common stock held as of the record date on all matters properly submitted to the DIRECTV stockholders.

        The adoption of the merger agreement and the approval of the Malone Agreement by a majority of disinterested stockholders is not required by either the terms of DIRECTV's amended and restated certificate of incorporation or by Delaware law. DIRECTV has decided, however, that it is appropriate to seek the adoption of the merger agreement and approval of the Malone Agreement by a majority of disinterested stockholders, in order to ensure that the disinterested holders of DIRECTV common stock have the power to determine whether the various transactions contemplated by the merger agreement and the Malone Agreement are fair to and in the best interests of such holders.

        DIRECTV believes, among other things, that such approval of the transactions by vote of the disinterested holders of DIRECTV common stock should constitute ratification of the transactions contemplated by the merger agreement and the Malone Agreement. Ratification is an expression of approval by the stockholders of one or more matters for which their approval is not necessarily required as a matter of law. In general, ratification by stockholders may be effective to approve actions taken by a corporation and its board of directors, even if the actions are challenged by some of the stockholders, provided that such actions are not against public policy (such as actions involving waste, fraud, or similar egregious conduct). If any holder of DIRECTV common stock commences litigation against DIRECTV or its directors challenging the fairness of these transactions to the holders of the DIRECTV common stock or alleging any deficiency or breach of fiduciary duty in the process of developing the terms of these transactions or in the consideration or approval of these transactions by DIRECTV's board of directors, DIRECTV believes that adoption of the merger agreement and approval of the Malone Agreement by the disinterested holders of DIRECTV common stock would be evidence in any such litigation of the fairness of the transactions contemplated by such agreements. In addition, DIRECTV believes that approval of such agreements by the disinterested holders of DIRECTV common stock could also have additional substantive and procedural effects that could benefit DIRECTV and its directors in connection with the defense of any such stockholder litigation including the litigation described in the "Legal Proceedings Regarding the Mergers" section on page [    •    ]. Such substantive and procedural effects include the possibility that such approval could operate to extinguish some or all of the claims in any such litigation or result in invoking a standard of judicial review or burden of proof that is more favorable to DIRECTV and its directors than the standard of judicial review or burden of proof that might otherwise apply in the absence of such approval.

        As of the record date, DIRECTV directors and executive officers owned and were entitled to vote [    •    ] shares of DIRECTV common stock, or approximately 1% of the outstanding shares of DIRECTV common stock. John Malone, Gregory Maffei and Mark Carleton, members of the DIRECTV board of directors, are the Chairman, President and CEO and a Senior Vice President, respectively, of Liberty, which currently beneficially owns approximately 54% of the outstanding common stock of DIRECTV, subject to the existing standstill agreement described below.

        Pursuant to the Liberty May 2009 Agreement, Liberty and certain of its subsidiaries have agreed to vote certain shares of DIRECTV common stock beneficially owned by them, currently representing approximately 54% of the outstanding shares of DIRECTV common stock, in favor of the adoption of the merger agreement. However, due to an existing standstill agreement between DIRECTV and Liberty, Liberty is only permitted to exercise its discretionary voting power with respect to approximately 48% of the outstanding shares of DIRECTV common stock, and must vote any additional shares it owns in the same manner as, and in the same proportion to, the votes of all DIRECTV stockholders other than Liberty. Further information concerning the Liberty May 2009 Agreement can be found under "The Mergers—The Liberty May 2009 Agreement" on page [    •    ].

 Proxies

        All shares of DIRECTV common stock represented by properly executed proxies or voting instructions (including those voting instructions given through electronic voting through the Internet or by telephone) received before or at the DIRECTV special meeting prior to the closing of the polls will, unless revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR adoption of the merger agreement and approval of the Malone Agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your DIRECTV common stock represented by the proxy or voting instruction will be considered present at the applicable special meeting for purposes of determining a quorum, but will have the same effect as a vote against adoption of the merger agreement and approval of the Malone Agreement. We urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

        If your shares are held in an account at a broker, bank or other nominee, or through the DIRECTV Thrift and Savings Plan or the DIRECTV Savings Plus Plan (collectively, the "DIRECTV Plans") you must instruct the broker, bank, nominee or plan administrator on how to vote your shares. If an executed proxy card returned by a broker, bank, nominee or plan administrator holding shares indicates that the broker, bank, nominee or plan administrator does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will have the same effect as a vote against the adoption of the merger agreement and approval of the Malone Agreement. This is called a broker non-vote. Your broker, bank or plan administrator will vote your shares over which it does not have discretionary authority only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank, nominee or plan administrator. If you hold shares through any DIRECTV Plan, your shares in the plan may be voted even if you do not instruct the trustee how to vote, as explained in your voting instructions.

        Because the adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of DIRECTV common stock, abstentions, failures to vote and broker non-votes will have the same effect as votes against adoption of the merger agreement. Abstentions, failures to vote and broker non-votes will have no effect with respect to the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

        Because the board of directors of DIRECTV is seeking adoption of the merger agreement and approval of the Malone Agreement by the affirmative vote of the holders of a majority of the outstanding shares, excluding all shares owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, abstentions, failures to vote and broker non-votes by or on behalf of such disinterested holders will have the same effect as votes against adoption of the merger agreement and approval of the Malone Agreement. Abstentions, failures to vote and broker non-votes will have no effect with respect to the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

        DIRECTV does not expect that any matter other than the proposal to adopt the merger agreement and approve the Malone Agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies will be presented at the special meeting.

        You may revoke your proxy at any time before it is voted at the special meeting. If you are a holder of record you may do so by:

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  filing a written notice of revocation with the Secretary, The DIRECTV Group, Inc., 2230 East Imperial Highway, El Segundo, California 90245;

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  submitting a new proxy before the special meeting; or

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  attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

        For shares held beneficially by you, you may revoke your voting instruction only by submitting new voting instructions to your bank, broker or nominee. If you submit your voting instruction through the Internet or by telephone, you can change your voting instruction by submitting a voting instruction at a later date, in which case your later-submitted voting instruction will be recorded and your earlier voting instruction will be revoked. If the special meeting is postponed or adjourned and no new record date is set, it will not affect the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy or voting instruction using the methods described above.

Giving Voting Instructions Electronically or by Telephone

        Many stockholders who hold their shares through a broker, bank or other holder of record will have the option to submit their voting instructions electronically through the Internet or by telephone. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

Delivery of Documents to Stockholders Sharing an Address

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement/prospectus addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        A single proxy statement/prospectus will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement/prospectus, please notify your broker, direct your written request to The DIRECTV Group, Inc., Investor Relations, 2230 East Imperial Highway, El Segundo, California 90245 or contact investor relations at (310) 964-0808. Stockholders who currently receive multiple copies of the proxy statement/prospectus at their address and would like to request "householding" of their communications should contact their broker.

Solicitation of Proxies

        DIRECTV will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, DIRECTV has retained [    •    ] for a fee of $ [    •    ] plus reimbursement of expenses to assist in the solicitation of proxies. DIRECTV and its proxy solicitors will also request banks, brokers and other intermediaries holding shares of DIRECTV common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of DIRECTV. No additional compensation will be paid to our directors, officers or employees for solicitation.

 Voting and Elections by Participants in the DIRECTV Plans

        Participants in the DIRECTV Plans will be able to direct how they want DIRECTV shares allocated to their accounts as of the record date to be voted. All voting instructions submitted by DIRECTV Plan participants are confidential and will not be disclosed to DIRECTV management.

        After the voting instructions with respect to the DIRECTV Plans are tabulated, the results will be given to the plan trustee. Your instructions on how to vote on the adoption of the merger agreement and approval of the Malone Agreement will be subject, in the case of all DIRECTV Plans, to the plan trustee's fiduciary duties under ERISA. If you are a participant in the DIRECTV Plans, please follow the instructions that you receive for voting with respect to the shares allocated to your account.

        As of the DIRECTV record date, the DIRECTV Plans held approximately [    •    ]% of the then outstanding shares of DIRECTV common stock.

        Participants in the DIRECTV Plans will be able to direct their shares to be voted at the special meeting in the following ways: vote for or against adoption of the merger agreement and approval of the Malone Agreement, or abstain from voting. Please note that the plan trustee will take the following steps with respect to shares held in a DIRECTV Plan account, subject to its fiduciary duties under ERISA:

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  If you fail to properly provide any instructions as to how you want the shares allocated to your plan account to be voted, the plan trustee shall vote the shares credited to each DIRECTV Plan participant, and shall vote the shares for which instructions are not timely received in the best interests of the participants, as the trustee determines in its discretion.

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  If you return a properly signed voting instruction but do not specifically indicate how you want your shares to be voted on the adoption of the merger agreement and approval of the Malone Agreement, the plan trustee shall vote the shares credited to each such DIRECTV Plan participant in the best interests of the participant, as the trustee determines in its discretion.

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  If you indicate you wish to abstain, your shares will not be voted, which will have the same effect as a vote AGAINST the adoption of the merger agreement and approval of the Malone Agreement.

THE MERGERS

        This section of the proxy statement/prospectus describes material aspects of the proposed mergers, including the merger agreement. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the full text of the merger agreement, which is attached as Annex A, and the other documents we refer you to for a more complete understanding of the mergers. In addition, important business and financial information about LEI is included in the Annexes hereto and important business and financial information about DIRECTV is incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information."

 Effect of the Malone Contribution

        Pursuant to the Malone Agreement, the Malones, holders of approximately [92]% of the outstanding shares of Series B Liberty Entertainment common stock, have agreed that after the Split-Off but immediately prior to the mergers, they will exchange each of their outstanding shares of LEI Series B common stock for a number of shares of Holdings Class B common stock equal to the LEI exchange ratio. Each share of Holdings Class B common stock will entitle the holder thereof to fifteen votes on all matters on which stockholders are generally entitled to vote. Accordingly, upon completion of the Malone Contribution and consummation of the mergers, we estimate that DIRECTV's former stockholders will own approximately 47%, and former LEI stockholders will own approximately 53%, of the common stock of Holdings, and former LEI stockholders will own approximately 64% of the voting power of Holdings. Pursuant to the Malone Agreement, the Malones have agreed to limit their voting rights, only with respect to their Holdings Class B common stock, to 24% of the total voting power of Holdings common stock. Immediately after the mergers, through their ownership of Holdings Class A common stock and Holdings Class B common stock, the Malones will hold approximately 24% of the total voting power of Holdings common stock. The Malone Agreement also provides for certain transfer restrictions and other limitations on the shares of Holdings Class B common stock to be received by the Malones in the Malone Contribution, including a right of first refusal in favor of Holdings. See "—Malone Agreement" for more information.

Effect of the DIRECTV Merger; What DIRECTV Stockholders Will Receive in the DIRECTV Merger

        Upon satisfaction or waiver of each of the conditions to the merger agreement, Merger Sub One will merge with and into DIRECTV. DIRECTV will be the surviving corporation in the DIRECTV merger.

        In the DIRECTV merger, each outstanding share of DIRECTV common stock (other than shares owned by DIRECTV, and LEI, including Greenlady and Greenlady II, LLC ("Greenlady II")) will be converted into the right to receive one share of Holdings Class A common stock. Each share of DIRECTV common stock owned by DIRECTV will be cancelled without consideration. Each share of DIRECTV common stock owned by Greenlady and Greenlady II will remain issued and outstanding and will be unaffected by the DIRECTV merger; provided, however, in the event that, at or prior to the closing of the mergers, Bank of America does not approve the release of any and all liens held by it on the shares of DIRECTV common stock owned by Greenlady II, then, if instructed by DIRECTV, each share of DIRECTV owned by Greenlady II will be converted into the right to receive one share of Holdings Class A common stock.

        The rights pertaining to Holdings Class A common stock will be different from the rights pertaining to DIRECTV common stock, because the amended and restated certificate of incorporation and by-laws of Holdings will be different from the amended and restated certificate of incorporation and amended and restated by-laws of DIRECTV. The Holdings Class B common stock will carry 15 votes per share, have certain limited consent rights and will be subject to certain restrictions. In addition, the holders of Holdings Class A common stock and Holdings Class B common stock will be subject to certain limitations imposed by the excess share provisions in the amended and restated certificate of incorporation of Holdings. A description of the rights pertaining to Holdings common stock and Holdings' amended and restated certificate of incorporation and by-laws is further described under "Description of Holdings Capital Stock—Common Stock" on page [    •    ] and "Comparison of Stockholders Rights" on page [    •    ].

Effect of the LEI Merger; What LEI Stockholders Will Receive in the LEI Merger

        Upon satisfaction or waiver of each of the conditions to the merger agreement, Merger Sub Two will merge with and into LEI. LEI will be the surviving corporation in the LEI merger.

        In the LEI merger, after giving effect to the Malone Contribution, each outstanding share of LEI Series A or Series B common stock (other than shares owned by LEI or Holdings) will be converted into a number of shares of Holdings Class A common stock equal to the LEI exchange ratio. The LEI exchange ratio is fixed pursuant to the merger agreement and will not be adjusted to reflect stock price changes prior to the date of the LEI merger. It will, however, be adjusted to reflect (i) changes in the number of outstanding shares of Liberty Entertainment common stock from March 1, 2009 through the completion of the Split-Off and changes in the number of outstanding shares of LEI common stock from the completion of the Split-Off through the completion of the LEI merger and (ii) certain grants of incentive awards during that period. Each share of LEI common stock owned by LEI or Holdings will be cancelled without consideration.

        The rights pertaining to Holdings Class A common stock will be different from the rights pertaining to LEI Series A common stock or LEI Series B common stock, because the amended and restated certificate of incorporation and by-laws of Holdings will be different from the restated certificate of incorporation and restated by-laws of LEI. A description of the rights pertaining to Holdings common stock and Holdings' amended and restated certificate of incorporation and by-laws is further described under "Description of Holdings Capital Stock—Common Stock" on page [    •    ] and "Comparison of Stockholders Rights" on page [    •    ].

Effects of the Transactions

        Neither of the mergers will occur unless both do, and following the mergers, DIRECTV and LEI will be wholly owned subsidiaries of Holdings. Consummation of the mergers is conditioned on the Split-Off, but the mergers are not a condition of the Split-Off.

        Upon completion of the transactions, we estimate that DIRECTV's former stockholders will collectively own approximately 47%, and former LEI stockholders (including the Malones) will collectively own approximately 53%, of the common stock of Holdings, and former LEI stockholders (including the Malones) will collectively own approximately 64% of the voting power of Holdings. Immediately after the mergers, through their ownership of Holdings Class A common stock and Holdings Class B common stock, the Malones will hold approximately 24% of the total voting power of the Holdings common stock.

Background of the Mergers

The GM/News Transactions

        From 1984 until December 2003, DIRECTV or its predecessor (then named "Hughes Electronics Corporation" or "GM Hughes Electronics Corporation") was a wholly-owned subsidiary of General Motors Corporation ("GM"). Also during this period, the GM Class H common stock (NYSE: GMH, a "tracking stock" of GM) was used to provide holders of such stock with financial returns intended to reflect the financial performance of DIRECTV. Beginning in mid-2000, GM and DIRECTV considered various strategic alternatives and, in October 2001, agreed to pursue a proposed separation of DIRECTV from GM and the subsequent combination of the businesses of DIRECTV with EchoStar Corporation ("EchoStar", which has since restructured and changed its name to "Dish Network Corporation"). That proposed transaction was terminated in December 2002, as a result of the failure to obtain requisite regulatory approvals, and at that time the GMH stock traded at approximately $11.00 per share.

        Following termination of the proposed transaction with EchoStar, GM and DIRECTV engaged in a process to evaluate DIRECTV's business strategy and the then-existing ownership structure, and to explore alternative possible transactions in which GM could divest some or all of its retained economic interest in DIRECTV in order to address GM's liquidity and business objectives at the time. Several third parties (including News Corporation, Liberty and SBC Communications Inc.) expressed varying degrees of interest in the possibility of a strategic transaction involving DIRECTV, but after due diligence, discussions and negotiations, only News Corporation was willing to engage in such a transaction on terms acceptable to GM.

        Consequently, in April 2003, News Corporation, GM and DIRECTV entered into agreements pursuant to which, on December 22, 2003, GM distributed DIRECTV's common stock to the holders of GM's GMH shares in exchange for such GMH shares in a tax-free transaction, and News Corporation acquired 470,420,752 shares of DIRECTV's common stock, representing approximately 34% of DIRECTV's then outstanding common stock. In connection with these transactions (collectively, the "GM/News Transactions"), DIRECTV's certificate of incorporation was amended and restated to include the following provisions (among others): (1) a classified board of directors, with the initial board consisting of six named independent directors (four of whom continue to serve on DIRECTV's board of directors), three named executives of News Corporation and two members of DIRECTV's senior management (including Chase Carey, a former News Corporation executive officer and at that time the newly-appointed president and chief executive officer of DIRECTV); (2) various requirements that were intended to assure that News Corporation would not be able to unilaterally dictate the composition of the board of directors nor the terms of related party transactions and would not be able to increase its ownership to 50% or more of the common stock without approval of the independent directors of DIRECTV or without offering to purchase the shares of common stock it did not beneficially own; and (3) opting out of the protections which would otherwise have been afforded to non-controlling stockholders of DIRECTV by Section 203 of the DGCL. Immediately after consummation of the GM/News Transactions, DIRECTV's common stock, which was then listed on the New York Stock Exchange, traded at $16.90 per share.

        Concurrently with or shortly after the consummation of the GM/News Transactions, various members of senior management of DIRECTV or its subsidiaries were replaced by members of senior management of News Corporation or its subsidiaries. These new members of management, together with continuing members of management of DIRECTV or its subsidiaries, with authorization of DIRECTV's newly-formed board of directors, initiated or oversaw various significant changes in DIRECTV's business or operations, including the following: (1) adopting a singular focus on being the leader in television entertainment; (2) elimination of unnecessary internal processes, thereby making DIRECTV more nimble and improving its ability to compete in its core business; (3) disposition of non-core businesses and assets; (4) termination of an exclusive distribution arrangement and acquisition of rights to offer DIRECTV's service in various areas in the United States; (5) emergence of DTVLA from its Chapter 11 bankruptcy proceedings and subsequent consolidation with the Sky businesses in Latin America; (6) re-deployment of Ka-band spectrum and Spaceway satellites, and investment in new-generation satellites, to enable DIRECTV U.S. to develop and provide an industry-leading high definition channel offering; (7) adopting a unified approach to set-top box technology and branding, rather than permitting consumer electronics companies or other third parties to make such decisions; and (8) building leadership in content, with a particular focus on sports. Also, beginning in 2005,

DIRECTV's management and board of directors began ongoing analyses and discussions regarding possible investments in or alliances with wireless broadband businesses.

        Early in 2006, DIRECTV's management and board of directors recognized that the various initiatives discussed above, together with other business, operating and financial improvements, were resulting in actual and expected cash flow, significantly in excess of anticipated capital requirements for DIRECTV's core business. As a result, in February 2006, DIRECTV's board of directors approved, and DIRECTV announced, a $3 billion share repurchase program, which was completed in February 2007. Immediately after announcement of this repurchase program, DIRECTV's common stock was trading at $17.12 per share. In connection with the approval of the share repurchase program, DIRECTV's board of directors considered, among other things, the increase in News Corporation's percentage share ownership that would necessarily result from such repurchase, since News Corporation was not then selling its shares.

The News/Liberty Transaction

        Also beginning in early 2006, based on information subsequently provided by News Corporation, News Corporation management had begun to explore various strategic alternatives with respect to its investment in DIRECTV, and News Corporation management had begun to discuss financial terms of a possible transaction involving the repurchase of the News Corporation shares owned by Liberty. Mr. Carey was informed of the possibility of a transaction in which Liberty would exchange its News Corporation shares for certain assets of News Corporation including, possibly, the DIRECTV shares held by News Corporation and he advised DIRECTV's board of directors of this possibility in August 2006. In light of this potential transaction, DIRECTV's board of directors formed a Special Committee consisting of certain independent directors (the "News Transaction Special Committee"). The News Transaction Special Committee retained independent counsel (Simpson Thacher & Bartlett LLP, or "Simpson Thacher") and authorized DIRECTV to enter into a confidentiality agreement with Liberty in August 2006.

        The News Transaction Special Committee was kept informed of ongoing developments with respect to the potential transactions between News Corporation and Liberty. However, since application of Section 203 of the DGCL to DIRECTV had been waived by amendment of DIRECTV's certificate of incorporation in connection with the GM/News Transactions, and because neither management of DIRECTV nor the News Transaction Special Committee foresaw any particular negative implication to DIRECTV or its stockholders which would reasonably be expected to result from swapping one large stockholder (News Corporation) for another (Liberty), the News Transaction Special Committee and DIRECTV management did not attempt to take any action to prevent or otherwise affect such a transaction, but did, as described below, negotiate and enter into certain agreements with News Corporation and Liberty in connection with these transactions.

        On December 22, 2006, News Corporation and Liberty executed definitive agreements for, and announced, a share exchange transaction, which we refer to as the News/Liberty Transaction, pursuant to which News Corporation would exchange 100% of the stock of Greenlady Corp., which at closing of that transaction would own the DIRECTV shares then held by News Corporation, the three regional sports networks and cash, for all the shares of News Corporation capital stock held by Liberty. In connection with those agreements, with the approval of the News Transaction Special Committee, each of News Corporation and Liberty entered into certain agreements negotiated with management of DIRECTV, including: (a) acknowledgement by Liberty that it would be a "Purchaser Successor" and consequently subject to the restrictions on News Corporation in DIRECTV's certificate of incorporation; and (b) an expense reimbursement, non-solicitation, non-competition and confidentiality agreement with News Corporation.

        On February 25, 2008, the requisite approval of the FCC to consummate the News/Liberty Transaction was received, subject to certain conditions. As one of the conditions (the "FCC Puerto Rico Condition"), the FCC required that, within one year, all of the attributable interests connecting the separate operations in Puerto Rico of a subsidiary of DTVLA operating in Puerto Rico ("DTVPR") and a subsidiary of Liberty Global Inc. ("LGI") operating in Puerto Rico, must be severed through divestiture or by otherwise making the interest non-attributable, in accordance with applicable FCC regulations. LGI was not a party to the application filed by News Corporation, Liberty and DIRECTV in connection with the News/Liberty Transaction, but John Malone was deemed to have an attributable interest (under FCC regulations) in both LGI and Liberty, and, upon completion of the News/Liberty Transaction, was also deemed to have such an attributable interest in, and was deemed, for purposes of FCC regulations, to have "de facto" control of, DIRECTV, due to his direct or indirect ownership interests, and positional interests, in each company.

        Since neither News Corporation nor Liberty was able to satisfy the FCC Puerto Rico Condition in accordance with its terms, they requested DIRECTV agree to do so, and the parties negotiated the Separation Agreement summarized below. In this connection, the News Transaction Special Committee retained Morgan Stanley to provide advice and valuation analysis with respect to the potential divestiture of DTVPR and related matters.

        With the approval of the News Transaction Special Committee and the DIRECTV Audit Committee, DIRECTV and News Corporation entered into a Separation Agreement dated as of February 26, 2008 (the "Separation Agreement"). Pursuant to the Separation Agreement, Greenlady Corp. agreed to make a capital contribution to DIRECTV in cash in the amount of $160 million. In addition, at the closing of the News/Liberty Transaction, the parties entered into the other arrangements provided for in the Separation Agreement, including cost reimbursement, indemnities and commercial arrangements relating to the separation of DIRECTV from News Corporation. Also, DIRECTV agreed, subject to applicable laws, that the FCC Puerto Rico Condition would be satisfied, modified or waived within the one year period required by the FCC. The News/Liberty transaction closed on February 27, 2008. Subsequently, DTVLA attempted to divest DTVPR, in order to comply with the FCC Puerto Rico Condition.

        As part of the News/Liberty Transaction, each of the three executive officers of News Corporation resigned from DIRECTV's board of directors effective February 27, 2008. Subsequently, on the recommendation of DIRECTV's nominating and corporate governance committee, John Malone and Gregory Maffei were elected by DIRECTV's board of directors to fill two of the three vacancies created by such resignations, and Mr. Malone was appointed Chairman of the Board (in a non-executive role). The other members of the board of directors and senior management, none of whom had any significant relationship with Liberty or John Malone, continued to serve on DIRECTV's board of directors and as senior management, respectively. In June 2008, Mark D. Carleton was elected by the DIRECTV board of directors to fill the third vacancy on the DIRECTV board of directors at the request of Liberty and on the recommendation of DIRECTV's nominating and corporate governance committee.

        During the pendency of the News/Liberty Transaction, DIRECTV continued to repurchase shares of its common stock, including additional announced share repurchase authorizations of $1.0 billion each in February and August 2007, and $1.0 billion in January 2008. Also during that period, DIRECTV's financial and operating results continued to improve and its competitive position in the MVPD business in the U.S. and DTVLA's primary markets in Latin America had also improved. In addition, the market price for DIRECTV's common stock had increased from $19.83 per share on September 3, 2006 (the day before the date a possible News/Liberty Transaction was first publicly discussed in the financial press) to $26.49 per share on February 27, 2008.

        However, also during this period, the primary cable companies in the U.S. had continued to upgrade their broadband and bundled offerings, and each of Verizon and AT&T (the two largest regional Bell operating companies ("RBOCs")) had expanded their bundled offering of broadband, video and telephony through fiber-to-the-home (in the case of Verizon, marketed as "FiOS") or fiber-to-the-node (in the case of AT&T, marketed as "U-Verse"). In addition, AT&T had completed its acquisition of Bell South and terminated the co-marketing agreement with DIRECTV U.S. in the Bell South territories effective March 1, 2008, as required by AT&T's marketing agreement with DISH Network, with which AT&T then had an exclusive relationship for bundling broadband, direct-to-home satellite video and telephony services.

        While DIRECTV's management and board of directors had, during this period, curtailed substantive discussions of a significant investment in a wireless broadband business because of, among other things, spectrum capacity and integration difficulties as well as financial considerations, there were ongoing discussions between senior management of DIRECTV and senior management of the RBOCs regarding the most effective means of improving bundled offerings, both in the short-term and long-term. DIRECTV's management and board of directors recognized that these discussions were necessarily limited in scope, primarily in light of the uncertainties regarding DIRECTV's principal stockholder (News Corporation or Liberty) and its objectives, as well as tax or other constraints.

        After completion of the News/Liberty Transaction, in early March 2008, Mr. Carey met with Messrs. Malone and Maffei at Liberty's offices in Denver to discuss Liberty's views regarding strategic alternatives for DIRECTV. Following that discussion, on March 21, 2008, the independent directors of DIRECTV held a meeting with Mr. Carey and Larry D. Hunter, DIRECTV's general counsel and secretary, to review general strategic issues facing DIRECTV. At that meeting, Mr. Carey reviewed with the independent directors (without the participation of Liberty's board designees) a possible combination of DIRECTV with Liberty, which would involve replacing the DIRECTV asset-backed stock with Liberty's tracking stock. The independent directors concurred with Mr. Carey's view that such a transaction would not be in the best interests of DIRECTV's stockholders and DIRECTV. This view was based on a number of factors, including (among others), the following: (1) past experience of certain members of DIRECTV management and the board of directors with tracking stocks; (2) declining use of tracking stocks generally and an apparent discount to actual asset value at which such stocks traded; (3) potential differences of opinion with Liberty regarding the strategic alternatives and capitalization of DIRECTV; and (4) difficulty of attracting and retaining experienced operating management for DIRECTV and its subsidiaries if DIRECTV were to become a wholly-owned subsidiary of Liberty with tracking stock as a form of long-term incentive compensation for management. Other alternatives, including strategic transactions with the RBOCs or diversification of DIRECTV through international expansion or by acquiring content businesses, were also discussed. No conclusions were reached at this meeting.

        Subsequently, in early April 2008, without prior discussion with DIRECTV's board of directors or management, Liberty purchased 78.3 million additional DIRECTV shares in a private transaction, increasing Liberty's ownership of DIRECTV at that time to approximately 48% of the then outstanding shares. At the same time, Liberty entered into a "cashless collar" transaction on 110 million shares of DIRECTV's common stock. The transaction consisted of six sets of puts and calls entered into with Bank of America, N.A., which expire at approximately six-month intervals beginning in December 2009. The approximately $2 billion used to purchase these additional shares was obtained using a credit facility provided by Bank of America, N.A. that is secured by a pledge of the cashless collar transaction and 170 million DIRECTV shares owned by Liberty, which we refer to herein as the Greenlady Debt.

        Upon receiving notice of the above-described transaction (the "Liberty April 2008 Transaction"), DIRECTV suspended its previously-announced share repurchase program (other than completing open-market repurchases which were then in process). Liberty's ownership could otherwise have increased to greater than 50% in a transaction approved by a majority of DIRECTV's independent directors if DIRECTV had not suspended its share repurchase program, in which event Liberty would have ceased to be subject to the restrictions under DIRECTV's certificate of incorporation and by-laws.

        After negotiations with Liberty and with the approval of the independent directors of DIRECTV, on May 6, 2008, Liberty, two of its wholly-owned subsidiaries and DIRECTV entered into an agreement (the "Liberty May 2008 Agreement") which imposed certain voting and other limitations on Liberty. Under the Liberty May 2008 Agreement, Liberty agreed to, among other things, the following:

  •
  Liberty would continue to be subject to the provisions of Sections 5 and 6 of Article V of the certificate of incorporation as well as other applicable provisions of the certificate of incorporation, the by-laws and the Related Party Policy and Procedures in effect from time to time, without regard to the increase in Liberty's beneficial ownership in DIRECTV's common stock as a result of DIRECTV's share repurchase programs.

  •
  Liberty's voting power would be limited to its voting interest at the time of the Liberty May 2008 Agreement (47.888%), and shares owned by it in excess of such maximum percentage would be required to be voted in the same manner as the shares owned by DIRECTV's stockholders other than Liberty.

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  Liberty would not be permitted to purchase additional shares of DIRECTV's common stock to increase its percentage ownership in excess of 47.888%, except in the following circumstances:

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  any member of the Purchaser Group (which, for these purposes, included Liberty and its Subsidiaries, agents and other persons acting in concert with Liberty with respect to DIRECTV's common stock) commenced a tender or exchange offer for all DIRECTV's outstanding voting securities (at a price at least equal to the market price thereof immediately prior to the earlier of the public announcement or commencement thereof) or entered into an agreement to acquire all of such voting securities pursuant to a merger or other business combination transaction with DIRECTV;

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  the Purchaser Group acquired shares in a transaction that was approved by an affirmative vote of a majority of DIRECTV's independent directors; or

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  a person not affiliated with any member of the Purchaser Group acquired, or announced its intention to acquire, 25% or more of DIRECTV's outstanding voting securities or announced its intention to effect a merger or other business combination transaction with DIRECTV as a result of which such party would become the beneficial owner of 25% or more of the outstanding voting securities of the company surviving the merger or business combination, which merger or other business combination had been approved by DIRECTV's board of directors.

        The Liberty May 2008 Agreement terminates if:

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    a majority of DIRECTV's independent directors so determines;

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    the Purchaser Group acquires shares in a tender or exchange offer, merger, business combination transaction or other transaction under the circumstances described in the first two sub items above and, following such acquisition, owns 50% or more of DIRECTV's outstanding voting securities; or

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    the Purchaser Group acquires an aggregate of 80% or more of DIRECTV's outstanding voting securities.

        In determining the above percentages, any shares acquired by DIRECTV in its repurchase programs will be considered to remain outstanding.

        In connection with the Liberty May 2008 Agreement, DIRECTV also announced, on May 3, 2008, a new share repurchase program of up to $3 billion. This $3 billion repurchase program was completed in January 2009. Subsequently, DIRECTV's board of directors authorized, and DIRECTV announced on January 12, 2009, an additional $2 billion share repurchase program. From January 15, 2009 through May 28, 2009, DIRECTV repurchased an aggregate of approximately 22 million shares, at an average price of $21.94 per share (approximately $492 million in aggregate repurchases) under this most recent share repurchase program.

        In making these repurchases (and the other repurchases since February 2006), DIRECTV's board of directors was aware of the increasing percentage ownership to DIRECTV's principal stockholder (News Corporation, until February 2008; and subsequently Liberty), resulting from the non-participation of the principal stockholder in such repurchases. Following the GM/News Transaction, DIRECTV's management and independent directors believed that the interests of the principal stockholder and DIRECTV were generally aligned, and that the provisions in DIRECTV's certificate of incorporation and by-laws provided adequate assurance that any transaction by which News Corporation (and, subsequently, Liberty) acquired effective control of DIRECTV, including changes in the board of directors or obtaining majority stock ownership, would not disadvantage the other stockholders. However, with Liberty's increase in ownership to approximately 48% as part of the Liberty April 2008 Transaction, there was an increased possibility that, if the interests of Liberty and DIRECTV diverged, Liberty could attempt to undertake one or more transactions affecting DIRECTV which might not be in the best interests of the other stockholders.

        In addition, as a result of Liberty's restructuring of its tracking stocks to provide for two series of stock designated as Liberty Entertainment Series A common stock and Liberty Entertainment Series B common stock in March 2008, and particularly after the Liberty April 2008 Transaction, DIRECTV's management observed fluctuations in DIRECTV's stock price which did not seem to be attributable to DIRECTV's operating results and prospects. Instead, certain analysts (and investors in DIRECTV's common stock) noted possible arbitrage opportunities available to investors willing to invest in the Liberty Entertainment tracking stock. Also, the collar transactions included in the Liberty April 2008 Transaction were believed by DIRECTV management to have some effect on the market price of DIRECTV's common stock, unrelated to DIRECTV's performance and prospects.

        DIRECTV's operating results and financial condition continued to improve subsequent to the completion of the News/Liberty Transaction. Among other developments, in September 2008, AT&T and DIRECTV U.S. announced a long-term agreement for the marketing and sale of DIRECTV video service bundled with AT&T broadband and telephony products, in all markets served by AT&T fixed-line service, including the former Bell South territories, effective February 1, 2009, following expiration of AT&T's exclusive marketing agreement with DISH Network. DIRECTV also began exploring, with each of AT&T and Verizon, future opportunities for making mobile services a part of the overall DIRECTV experience.

The Split-Off and the Mergers

        On September 3, 2008, Liberty announced that its board of directors had authorized Liberty's management to pursue a plan for the split-off of certain businesses and other assets attributed to the Liberty Entertainment tracking stock group (including Liberty's ownership interest in DIRECTV common stock), which businesses would be contributed to LEI.

        On September 11, 2008, the DIRECTV board of directors discussed the possible implications for DIRECTV if Liberty were to pursue such a split-off. Mr. Maffei confirmed at this meeting that Liberty was in the process of developing the split-off plan for consideration by the Liberty board of directors. The DIRECTV board of directors then decided to form a special committee, comprised of Neil R. Austrian, Chase Carey, Ralph F. Boyd, Jr., James M. Cornelius, Charles R. Lee, Peter A. Lund,

Nancy S. Newcomb and Haim Saban (the "Liberty Transaction Special Committee"), to evaluate the potential effects of the split-off proposed by Liberty and any potential transaction involving DIRECTV in connection with or after the split-off.

        After the meeting of the DIRECTV board of directors on September 11, 2008, the initial meeting of the Liberty Transaction Special Committee was convened. At this meeting, the members of the Liberty Transaction Special Committee and DIRECTV management discussed the opportunities and challenges of pursuing a transaction with Liberty, including possible forms of a transaction, potential issues surrounding governance following any such transaction, including the level of voting control and board and management representation that Mr. Malone might request, and the need to enter into a confidentiality agreement so the parties could conduct due diligence. One possible transaction which Liberty representatives had indicated to DIRECTV's senior management might be considered, and which was discussed with the Liberty Transaction Special Committee, was an exchange of DTVLA and cash for the shares of DIRECTV's common stock held by Liberty (the "DTVLA Exchange"). The Liberty Transaction Special Committee determined that it should retain a financial advisor and discussed various alternative firms or individuals, and authorized Messrs. Austrian and Carey to conduct discussions with such firms or individuals and retain such a firm or individual on behalf of the Liberty Transaction Special Committee. The Liberty Transaction Special Committee also agreed to retain Simpson Thacher as its independent legal counsel.

        On September 15, 2008, DIRECTV and Liberty entered into a mutual confidentiality agreement to facilitate the exchange of due diligence materials.

        On September 26, 2008, certain members of DIRECTV's senior management met with certain members of Liberty's senior management in New York for an initial due diligence review of DIRECTV's DTVLA operations. Following this meeting, other due diligence material relating to DTVLA was made available, pursuant to the confidentiality agreement.

        In September and October 2008, Messrs. Austrian and Carey interviewed several investment banking firms and discussed the results of the interviews with the other members of the Liberty Transaction Special Committee. Also during this period, Mr. Carey had various discussions with Mr. Malone and Mr. Maffei regarding the possible split-off and potential transactions with DIRECTV or its subsidiaries, including a possible DTVLA Exchange, a possible merger transaction involving the Liberty Entertainment group (following its split-off from Liberty) and DIRECTV or acquisition of a significant equity stake in DIRECTV by a strategic investor or other third party, to provide funding for the DTVLA Exchange or otherwise as part of a restructuring of DIRECTV ownership. In those discussions, there were significant disparities between Mr. Carey and Messrs. Malone and Maffei with regard to valuation issues (including with respect to the valuation of STARZ Entertainment) and governance issues (including voting rights for Mr. Malone). For example, Liberty management initially took the position that, in any transaction involving its DIRECTV equity stake, Liberty should receive a premium in recognition of Liberty's effective control block position. Liberty management also suggested that the capital structure of any combined entity should replicate Liberty's dual class capital structure. Mr. Carey expressed DIRECTV's disagreement with these positions and discussed alternatives which might be acceptable to DIRECTV.

        On October 30, 2008, at a meeting of the Liberty Transaction Special Committee with representatives of senior management and Simpson Thacher present, the Liberty Transaction Special Committee retained Morgan Stanley as its financial advisor. At that meeting, Mr. Carey also updated the other members of the Liberty Transaction Special Committee with respect to his discussions with each of Mr. Malone and Mr. Maffei regarding possible transactions involving DIRECTV and LEI. Representatives of Morgan Stanley provided to the Liberty Transaction Special Committee an overview of certain considerations relevant to a possible transaction involving DIRECTV and LEI, including relevant considerations for DIRECTV and its stockholders (other than Liberty) as well as considerations likely to be taken into account by Liberty and its stockholders. Morgan Stanley also discussed considerations associated with a possible DTVLA Exchange transaction and an alternative transaction in which, following the previously announced split-off, Liberty Entertainment and DIRECTV would merge. However, shortly before this meeting, Liberty had announced a delay in implementing the proposed split-off, which would delay DIRECTV's consideration of these or other strategic alternatives. After discussion, the Liberty Transaction Special Committee authorized DIRECTV management to continue to have discussions with Messrs. Malone and Maffei regarding a possible transaction.

        In November and early December 2008, at the direction of the Liberty Transaction Special Committee, Mr. Carey had various telephonic discussions with either Mr. Malone or Mr. Maffei, and on December 2, 2008, Mr. Carey met and had discussions with Mr. Malone at his office in Denver, Colorado. All these discussions were concerned primarily with the effects on Liberty and on the markets generally of the turmoil in the financial markets during October and November 2008, and possible structural changes to the proposed split-off as well as the possible funding limitations to DIRECTV if it attempted to pursue the DTVLA Exchange or another strategic transaction requiring a significant amount of cash funding from third parties. Based on these discussions and the market conditions, neither the DTVLA Exchange nor any other strategic transaction requiring a significant amount of cash financing was considered to be feasible, so discussions regarding these alternatives effectively ceased. Messrs. Carey, Malone and Maffei also had discussions regarding possible alternative transactions involving DIRECTV, including a transaction which would result in a merger of DIRECTV with Liberty Entertainment following its split-off, with Mr. Malone to resign as a director of DIRECTV and with his voting interests to be equal to his economic interest in the surviving company, thereby satisfying the FCC Puerto Rico Condition as well as achieving various other considerations believed to be beneficial to DIRECTV and its stockholders (other than Liberty). Although these discussions were inconclusive, Mr. Carey believed, based on such discussions, that Liberty, and Mr. Malone individually, might be willing to evaluate a series of transactions which would result in the elimination of a dual public company ownership structure. However, Messrs. Malone and Maffei advised Mr. Carey that such transactions would need to be at fair value for the assets to be acquired by DIRECTV and would need to include a premium to Liberty's stockholders, in respect of the resulting diffusion of the control block position in DIRECTV shares, and also a payment to Mr. Malone individually, to obtain his agreement to relinquish his individual stockholder rights and thereby resolve the FCC Puerto Rico Condition. In this regard, Messrs. Malone and Maffei suggested that a control premium in respect of Liberty's majority ownership interest in DIRECTV could be justified, and that Mr. Malone may be willing to give up his high vote stock in exchange for a cash payment (which would include a control premium). Mr. Carey discussed these parameters with individual members of the Liberty Transaction Special Committee and with Morgan Stanley, beginning in early December 2008.

        On December 11, 2008, the Liberty Transaction Special Committee held a meeting at which representatives of senior management, Simpson Thacher and Morgan Stanley were present. Mr. Carey provided the other members of the Liberty Transaction Special Committee with an update on his discussions with Mr. Malone and Mr. Maffei. Specifically, Mr. Carey provided the Liberty Transaction Special Committee with an update on the assets that were proposed to comprise LEI, the possibility that Liberty and Mr. Malone would agree to a single class common stock structure for Holdings, the possibility of a premium in respect of the DIRECTV shares held by Liberty and a possible payment to Mr. Malone and his possible willingness to resign from the board of directors of DIRECTV to accommodate certain regulatory concerns (including the FCC Puerto Rico Condition), as well as his possible willingness to accept low vote stock rather than high vote stock. Mr. Carey discussed the possible benefits to DIRECTV of engaging in a transaction with Liberty, including the removal of a controlling stockholder of DIRECTV, as well as the potential risks and implications of pursuing a transaction with Liberty at this time. The Liberty Transaction Special Committee discussed the FCC implications of pursuing a transaction with Liberty, as well as the increased flexibility to pursue strategic alternatives following any such transaction. Representatives of Morgan Stanley discussed with the Liberty Transaction Special Committee their preliminary analysis of the financial impact of a transaction based on terms outlined by Mr. Carey, as well as the benefits and risks associated with such a transaction. Representatives of Simpson Thacher advised the members of the Liberty Transaction Special Committee of their fiduciary duties associated with any such transaction involving Liberty and Mr. Malone. The Liberty Transaction Special Committee expressed its support for DIRECTV management to continue to engage in discussions with Liberty and Mr. Malone regarding a possible transaction.

        On December 12, 2008, Liberty issued a press release announcing that its board of directors had decided to change the composition of assets and businesses to be included in the split-off company and, with such change, to proceed with the split-off of LEI. On January 22, 2009, Liberty filed with the SEC a preliminary proxy statement relating to a stockholder meeting to be held to obtain stockholder approval for such split-off.

        Subsequent to December 11, 2008 and continuing through early February 2009, with the concurrence of the Liberty Transaction Special Committee, Mr. Carey had various telephonic discussions or meetings with Messrs. Malone or Maffei regarding Liberty's proposed split-off and possible transactions with DIRECTV. Mr. Carey periodically briefed the members of the Liberty Transaction Special Committee regarding his discussions during this time.

        During these discussions, DIRECTV, its advisors and the advisors to the Liberty Transaction Special Committee initiated a due diligence review of LEI, pursuant to the mutual confidentiality agreement entered into in September 2008. Also during this period, Liberty's position, as expressed by Messrs. Malone and Maffei, was that LEI should receive a premium of not less than 5%, in respect of its control block position in the DIRECTV stock. Liberty also took the position that the other LEI assets had a value of approximately $1.1 billion and that additional value should be ascribed to the Greenlady Debt and associated equity collar arrangements. Mr. Carey expressed DIRECTV's position that, while a 5% premium to eliminate Liberty's control block position might be acceptable, DIRECTV's initial assessment of the value of the other LEI assets was approximately $800 million; and that no value should be ascribed to the Greenlady Debt and associated equity collar. Also during this period, Mr. Malone indicated his willingness to consider the transaction with DIRECTV then under discussion, if he received additional consideration in exchange for, among other things, his agreement to relinquish his 30% voting position at LEI and thereby resolve the FCC Puerto Rico Condition.

        On February 19, 2009, the Liberty Transaction Special Committee held a meeting at which representatives of senior management, Simpson Thacher and Morgan Stanley were present. Before this meeting, James M. Cornelius had resigned from DIRECTV's board of directors (due to his expanded executive responsibilities at Bristol-Meyers Squibb and Mead Johnson) and consequently was no longer a member of the Liberty Transaction Special Committee. Mr. Carey provided the other members of the Liberty Transaction Special Committee with a further update on his discussions with each of Mr. Malone and Mr. Maffei, including an update with respect to the possible payment to be made to Mr. Malone. Mr. Carey informed the Liberty Transaction Special Committee that DIRECTV, its advisors and the advisors to the Liberty Transaction Special Committee had begun their due diligence review of LEI. Representatives of Morgan Stanley then provided the Liberty Transaction Special Committee with an update regarding the financial implications of the transaction, the financial due diligence process and key transaction developments. Representatives of Morgan Stanley also discussed the terms of the Greenlady Debt. The Liberty Transaction Special Committee then discussed with representatives of senior management and Morgan Stanley the proposed valuation of LEI and the premium to implied net asset value and the implied stock price of the Liberty Entertainment tracking stock that was being considered based on the proposed transaction economics. At this meeting, Mr. Carey reconfirmed management's view that the completion of a merger transaction involving LEI, following its split-off from Liberty, would facilitate the possibility of DIRECTV engaging in strategic transactions with other third parties in the future, in addition to providing the other benefits which had been discussed previously by the Liberty Transaction Special Committee. The Liberty Transaction Special Committee discussed the potential change of control premium that could be obtained for DIRECTV's stockholders in a possible future strategic transaction and the potential risks of possible future transactions involving Liberty. In particular, the Liberty Transaction Special Committee discussed the possibility that Liberty (or LEI, following the split-off) could seek to acquire the portion of DIRECTV's common stock that it did not then own, or a possible sale of the then-controlling stockholder's stake in DIRECTV to a third party at a premium that would be realized solely by Liberty (or LEI) or its stockholders, including Mr. Malone individually. Following this discussion, the Liberty Transaction Special Committee approved the continuation of discussions with Liberty regarding a possible transaction and further due diligence on LEI and delivery by DIRECTV management of a non-binding term sheet to Liberty consistent with the terms discussed at this meeting.

        Subsequently, on February 25, 2009, and with the approval of the independent directors, DIRECTV placed the shares of DTVPR into a trust and appointed an independent trustee who is overseeing the management and operations of DTVPR, and who has the authority, subject to certain conditions, to divest ownership of DTVPR. This action was taken after discussions with the FCC staff, as a result of DIRECTV's inability to divest DTVPR on acceptable terms.

        On March 5, 2009, DIRECTV management sent Liberty management a non-binding term sheet outlining the proposed terms for merger transactions involving DIRECTV and LEI. In this term sheet, DIRECTV did not include its valuation of LEI nor the payment to be made to Mr. Malone, but instead left these amounts blank. Over the course of the next two weeks, representatives of DIRECTV and the Liberty Transaction Special Committee continued their due diligence review and representatives of Liberty management and DIRECTV management discussed a number of aspects of the transaction as set forth in the term sheet, including the following: Holdings would have only one class of common stock authorized; Liberty would be subject to an agreement to vote in favor of the transaction, a standstill with respect to the acquisition of equity securities of Holdings, a non-compete with respect to the businesses of Holdings and a non-solicit regarding senior management of Holdings, in each case subject to certain customary exceptions; in exchange for his support of a transaction in which his voting power in the successor entity would be diminished. In addition, Messrs. Maffei and Carleton would agree to resign from the DIRECTV board of directors in the event that their presence would result in Liberty or Mr. Malone continuing to have an attributable interest in Holdings under applicable FCC regulations. Liberty management and DIRECTV management also discussed the possible premium to be attributed to the DIRECTV shares held by Liberty, the value of the other assets and liabilities of LEI and the resulting exchange ratio to be used in the LEI Merger. During these discussions, the parties tentatively agreed to the 5% premium to be attributed to the DIRECTV shares held by Liberty so that, for purposes of determining the exchange ratio in the LEI Merger, LEI would be effectively treated as holding approximately 576.2 million DIRECTV shares rather than 548.7 million shares. The parties also discussed a possible reference price to value the DIRECTV shares held by Liberty and to establish the number of shares of Holdings common stock to be issued in the LEI Merger. After discussions, the parties tentatively agreed to a reference price of $22 per share. The parties also discussed the Liberty options and other equity rights to be assumed by LEI in the split-off (and Holdings in the LEI Merger), including matters related to the terms of such options and equity rights and ranges of valuation (using intrinsic and Black-Scholes values, under different assumptions).

        On March 20, 2009, the Liberty Transaction Special Committee held a meeting with representatives of senior management present. Mr. Carey provided the other members of the Liberty Transaction Special Committee with an update on DIRECTV's discussions with Liberty. Mr. Carey noted that DIRECTV valued the three regional sports networks, the Game Show Network, FUN Technologies and the Greenlady Debt at amounts below the valuations ascribed by Liberty. Mr. Carey also described Liberty's proposal that all options and other equity rights issued by Liberty to its employees and directors, which would be assumed by LEI in connection with the split-off, would vest and be exercisable for their remaining terms upon the consummation of any merger transaction. The Liberty Transaction Special Committee discussed the valuation gaps regarding the businesses of LEI as well as the impact of the Greenlady Debt and the vesting of the options and assumption of the related liabilities. The Liberty Transaction Special Committee then discussed possible alternatives regarding the governance and capital structure of Holdings. The Liberty Transaction Special Committee also instructed DIRECTV management to continue negotiations with Liberty regarding a potential transaction.

        On March 23, 2009, DIRECTV management delivered a revised term sheet to Liberty management based on their ongoing discussions and the due diligence review. The revised term sheet provided, among other things, that the additional consideration of $160 million to Mr. Malone would be made in the form of Holdings common stock (approximately 7.2 million additional shares of Holdings common stock), that obtaining the consent of third parties pursuant to certain significant third party contracts would be a closing condition to the Mergers and that the outstanding equity awards issued by Liberty to its employees and directors would vest and be exercisable for their remaining terms. Also in formulating this term sheet, DIRECTV tentatively valued the assets and liabilities of LEI as follows: the three regional sports networks and LEI's interest in the Game Show Network and FUN Technologies-approximately $870 million; the Greenlady debt and associated equity collar-at $2.0 billion (the approximate unpaid principal balance of the debt); and the options and other equity rights to be assumed by LEI-$175 million. Pursuant to the proposal, the number of shares of Holdings common stock that holders of LEI common stock would receive in the merger was to be fixed at 517 million, subject to adjustment in certain circumstances. That number of shares was calculated by applying a premium to the DIRECTV shares owned by Liberty of 5%, and subtracting from that amount the liabilities that the parties agreed would be owed by LEI at the time of the mergers, net of the value of assets (other than DIRECTV shares) that the parties agreed would be held by LEI at the time of the mergers. The reduction in the number of shares was calculated by dividing the total net liability agreed to by the parties by $22, which was within the range of sale prices of DIRECTV stock on March 20, 2009, the trading day preceding the date on which DIRECTV made its revised proposal. Also on March 23, 2009, Mr. Maffei met with Mr. Carey at his offices in El Segundo, California, to discuss the proposed transactions, including the valuation of LEI's assets and liabilities.

        On March 26, 2009, Liberty management sent a revised term sheet back to DIRECTV. Liberty's revised term sheet provided for, among other things, an aggregate of 518.3 million shares of Holdings common stock to be issued to LEI stockholders (subject to certain adjustments), the removal of the closing condition of obtaining certain third-party consents, the addition of a majority of the minority stockholder approval condition for Liberty, the removal of certain pre-closing covenants regarding the working capital of each of the LEI businesses. At this point, DIRECTV and Liberty management decided to cease continued negotiations of a term sheet and instead to proceed with negotiating and drafting definitive documentation. DIRECTV management then instructed Weil, Gotshal & Manges LLP ("Weil Gotshal"), counsel to DIRECTV, to begin drafting definitive documents.

        In late-March 2009, in connection with the proposed split-off, Liberty management delivered a draft tax sharing agreement and reorganization agreement to DIRECTV management, which Liberty advised DIRECTV were the forms of those agreements which Liberty proposed to use in the split-off.

        On April 2, 2009, the Liberty Transaction Special Committee held a meeting at which representatives of senior management, Morgan Stanley and Simpson Thacher were present. At the start of the meeting, Mr. Hunter informed the members of the Liberty Transaction Special Committee that Mr. Carey was resigning as a member of the Liberty Transaction Special Committee, so that the committee would be comprised entirely of independent directors. Mr. Carey then provided the Liberty Transaction Special Committee with an update on the negotiations with Liberty and Mr. Malone.

Specifically, Mr. Carey reviewed the proposed timing of the transaction as discussed with Liberty, the status of the due diligence on the LEI businesses and the status of the discussions regarding the valuation of the LEI businesses. Mr. Carey also discussed DIRECTV management's view on the possible benefits and value of the individual LEI businesses in relation to DIRECTV's business. Mr. Carey then discussed the Liberty Entertainment stock options and other equity-based rights and the valuation of such options and rights. Mr. Carey also discussed the discrepancy in the positions of DIRECTV and Liberty with regard to the number of shares to be used in establishing the exchange ratio (517 million or 518.3 million), noting that DIRECTV's position would be that, if the higher number is to be used, Liberty would have to provide additional value by leaving an equivalent amount of cash at LEI (approximately $30 million). Members of the Liberty Transaction Special Committee and Mr. Carey then discussed the impact of the Greenlady Debt and the equity collars and the possibility that such debt would have to be paid off at closing and the equity collars unwound. Members of the Liberty Transaction Special Committee and Mr. Carey then discussed the governance issues in the transaction, including whether Messrs. Maffei and Carleton would continue as board members of Holdings. Mr. Hunter then discussed certain tax issues associated with the transaction and responded to questions from the Liberty Transaction Special Committee. The Liberty Transaction Special Committee then authorized DIRECTV management to distribute draft definitive agreements based on the draft term sheet and the terms and conditions reviewed with the Liberty Transaction Special Committee, to negotiate such agreements with Liberty and Mr. Malone and to negotiate with Bank of America regarding transferring the Greenlady Debt to Holdings.

        On April 2, 2009 and April 3, 2009, representatives of Weil Gotshal distributed a draft merger agreement and certain other transaction documents to Baker Botts L.L.P. ("Baker Botts"), counsel to Liberty.

        On April 8, 2009, Mr. Carey had separate telephonic discussions with each of Mr. Malone and Mr. Maffei, during which Mr. Malone indicated he was considering an alternative transaction structure in which he would retain high vote stock and not resign from DIRECTV's board of directors, and Mr. Carey suggested that it would be inappropriate to pay a premium to all holders of LEI common stock if shares of high vote stock were issued in the transaction. However, after further discussion with each of Mr. Malone and Mr. Maffei, Mr. Carey believed that Liberty and Mr. Malone remained committed to pursuing the transaction then being negotiated.

        On April 11, 2009, Baker Botts provided Weil Gotshal with a revised draft merger agreement.

        On April 14, 2009 and April 15, 2009, representatives of Liberty, Baker Botts, DIRECTV, Morgan Stanley, Simpson Thacher and Weil Gotshal met at Weil Gotshal's office in New York City to negotiate terms of the merger agreement and related agreements.

        Also on April 14, 2009, the Liberty Transaction Special Committee held a meeting with representatives of DIRECTV senior management and Simpson Thacher present. Mr. Carey provided the Liberty Transaction Special Committee with a further update on his discussions with each of Mr. Malone and Mr. Maffei. Messrs. Carey and Hunter provided the Liberty Transaction Special Committee with an update on the expected timing of the transaction as well as certain due diligence, tax and FCC considerations regarding the transaction. Mr. Carey also informed the Liberty Transaction Special Committee that Mr. Malone had expressed an interest in pursuing a transaction using an alternative structure during the telephonic discussion outlined above. Mr. Carey and the Liberty Transaction Special Committee then discussed the form of the proposed alternative transaction structure, which would include Holdings having high vote/low vote common stock and Mr. Malone retaining an approximate 24% to 30% voting interest in Holdings in respect of his high vote shares. The Liberty Transaction Special Committee members discussed possible governance arrangements associated with such an alternative structure, and the ongoing effect it would have on DIRECTV and its stockholders. After discussion, the members of the Liberty Transaction Special Committee expressed their support for management to continue to pursue a transaction with Liberty, while recognizing that the terms had not been finalized nor agreed upon by the parties.

        Negotiations among representatives of Liberty, Baker Botts, DIRECTV, Weil Gotshal and Simpson Thacher continued with the exchange of drafts of the various agreements on April 15 and 16, 2009.

        On April 17, 2009, Liberty management advised DIRECTV management that Liberty was terminating negotiations with regard to the proposed merger transaction outlined above, primarily due to reluctance to proceed with a transaction involving the proposed additional consideration of $160 million (in the form of Holdings stock) to Mr. Malone for his stock. As a result, the parties ceased all negotiations. Liberty management also informed DIRECTV management that it intended to continue with the split-off independent of the proposed transaction with DIRECTV.

        On April 20, 2009, Mr. Maffei had a telephone conversation with Mr. Carey regarding these developments and a possible alternative transaction. Mr. Maffei proposed to Mr. Carey a revised set of transaction terms, including a proposed high vote, single vote and no vote capital structure for Holdings which would result in Mr. Malone maintaining at least 24% of the voting power of Holdings but not including any additional consideration to Mr. Malone. Following this discussion, Mr. Carey contacted members of the Liberty Transaction Special Committee to update such members on the proposed revised transaction terms and sought the guidance of the Liberty Transaction Special Committee members as to whether management should explore such an alternative with Liberty. The individual members of the Liberty Transaction Special Committee contacted by Mr. Carey agreed with Mr. Carey that DIRECTV's management should pursue discussion of such an alternative transaction with a high vote/single vote structure, but not a third class of no vote stock. DIRECTV then scheduled a meeting of the Liberty Transaction Special Committee to be held on April 23, to further discuss the new proposed structure. However, on April 21, Mr. Malone contacted Mr. Carey and advised him that, primarily due to timing considerations, Liberty had decided to proceed with its split-off, and defer, until after completion of the split-off, further discussions of a transaction with DIRECTV. Mr. Hunter received a similar message from Liberty's general counsel, Charles Y. Tanabe. As a result, the scheduled April 23 meeting of the Liberty Transaction Special Committee was cancelled.

        On April 23, Mr. Carey had a telephonic discussion with Mr. Malone, and subsequently Messrs. Malone, Maffei and Tanabe had telephonic discussions with Messrs. Carey and Hunter regarding the restructured merger proposal, which would involve high vote and low vote stock to be issued by Holdings, with Mr. Malone's voting interest in the high vote shares limited to approximately 24%, but with no other blocking or special rights attributable to the high vote shares. The potential timing to complete required documents for such a transaction, and Liberty's stated timing constraints, were also discussed. Following these discussions, management of Liberty and of DIRECTV directed their respective counsel to begin drafting the required transaction documents for the revised transaction structure.

        Over the course of the next few days, representatives of Liberty management and DIRECTV management further discussed a revised set of terms, including having Mr. Malone agree to vote in favor of the transactions, a right of DIRECTV to purchase the high vote stock owned by Mr. Malone and his family (including trusts associated therewith) on Mr. Malone's death, and a right of first refusal with respect to, Mr. Malone's and his family's (including trusts associated therewith) high vote stock, and certain covenants required to preserve the tax-free treatment of the transactions. Representatives of Liberty management and DIRECTV management also agreed that Liberty would be subject to a voting, standstill, non-competition and non-solicitation agreement on terms consistent with those previously discussed. Various tax considerations associated with this new transaction structure were also identified by DIRECTV management and its advisors.

        On April 27, 2009, Messrs. Malone, Maffei, Carey, Hunter and Patrick T. Doyle, DIRECTV's chief financial officer, met at a dinner meeting in New York, at which certain issues associated with the proposed transaction were discussed. At this meeting, Mr. Malone suggested that certain of the tax issues might be ameliorated if the high vote stock included an automatic conversion feature on transfer, so that each high vote share would automatically convert to 1.1 shares of low vote stock. After consideration of this proposal and discussion with advisors to DIRECTV and the Liberty Transaction Special Committee, management advised Mr. Malone that this proposed change would not be acceptable to DIRECTV.

        On April 28, 2009, the Liberty Transaction Special Committee held a meeting with representatives of senior management; Morgan Stanley; Simpson Thacher; Weil Gotshal; Richards, Layton & Finger, P.A., Delaware counsel to the Liberty Transaction Special Committee ("Richards Layton"); and Harris, Wiltshire & Grannis LLP, FCC counsel ("Harris Wiltshire"); all of whom were present in person or by phone. At the beginning of the meeting, representatives of Simpson Thacher advised the members of the Liberty Transaction Special Committee of their fiduciary duties associated with a transaction involving Liberty. Mr. Carey then provided the members of the Liberty Transaction Special Committee with an update on the transaction terms under discussion, reminding the members of the Liberty Transaction Special Committee of the change in the proposed transaction terms, including the high vote/low vote common stock structure and retaining Mr. Malone as the largest voting stockholder in Holdings, with approximately 24% voting power. Mr. Carey then discussed the material issues that remained unresolved. Mr. Hunter then discussed a proposal by Liberty to have Holdings indemnify the directors and officers of LEI and Liberty for all Liberty Entertainment and/or LEI stockholder claims related to the approval of the transactions, if the Mergers occurred. A discussion then ensued among the members of the Liberty Transaction Special Committee and the representatives of management, Simpson Thacher, Richards Layton and Weil Gotshal regarding such an indemnity. Mr. Carey then provided the Liberty Transaction Special Committee with an update on due diligence, including the status of the discussions with Bank of America regarding the Greenlady Debt. Representatives of Morgan Stanley then provided an update on the proposed transaction, including a description of the proposed financial and governance terms, the pro forma ownership structure and the proposed arrangements with Mr. Malone and Liberty. Representatives of Weil Gotshal then discussed the expected governance arrangements that would be in place at Holdings, including that Holdings (unlike DIRECTV) would be subject to Section 203 of the DGCL, which would place certain limitations on the ability of any non-approved transferee of Mr. Malone's high vote shares to engage in a business combination transaction involving Holdings without obtaining approval from the board of directors of Holdings and the disinterested stockholders of Holdings. The Liberty Transaction Special Committee was then apprised of the allocation of responsibility for various potential transaction taxes under the tax sharing agreement proposed by Liberty. The Liberty Transaction Special Committee also was apprised of the nature of those potential taxes and the tax rulings and tax opinions the receipt of which would be conditions to DIRECTV's obligation to proceed with the proposed transaction. Representatives of senior management then discussed the financial and accounting implications of the transaction and reviewed management's assessment of the implications for DIRECTV if the split-off were completed without an associated transaction with DIRECTV and management's view of the benefits of the transaction. Mr. Hunter also discussed the various regulatory implications of the transaction, including a description of the FCC and other approvals that would be required. Following the presentations from senior management, Morgan Stanley, Simpson Thacher, Richards Layton and Weil Gotshal, a discussion ensued in which members of the Liberty Transaction Special Committee asked questions to members of senior management, Morgan Stanley, Simpson Thacher, Richards Layton, Weil Gotshal and Harris Wiltshire. DIRECTV management then summarized, and discussed with the Liberty Transaction Special Committee, the terms of programming agreements which were being negotiated by DIRECTV management with management of Liberty or its subsidiaries. Although these agreements were being negotiated in the ordinary course to replace existing month-to-month agreements then in effect, management of each of DIRECTV and Liberty believed it was in the best interests of each company to complete and fully document these agreements at this time. Following this discussion, the Liberty Transaction Special Committee authorized DIRECTV management to continue negotiating definitive documents with Liberty in light of the revised proposed transaction terms.

        On April 30, 2009, representatives of Weil Gotshal distributed a revised draft merger agreement along with certain other transaction documents to Baker Botts. Over the course of the next few days, the parties negotiated the draft merger agreement, the Malone Agreement, the agreement with Liberty and other transaction documents (including the terms of the reorganization agreement and tax sharing agreement proposed to be entered into by Liberty and LEI at the time of the split-off). These negotiations included discussions regarding, and the exchange of drafts and comments on, the merger agreement and the other transaction documents. Among other changes, during this period DIRECTV and its advisors concluded: that high vote shares would only be issued to those holders (i.e., Mr. Malone and his family, including trusts) that agreed to the restrictions on transfer set forth in the Malone Agreement; that it would be impractical to negotiate agreements containing such restrictions with the public holders of Liberty Entertainment high vote stock; that accordingly such high vote stock would not be publicly tradable and such high vote stock would automatically convert into low vote stock (share for share) in the event of a non-private sale. Further, DIRECTV and its advisors concluded, and advised Liberty, that a director of Liberty (Robert Bennett), who held options for LMDIB shares, needed to agree to various restrictions on his exercise of such options and on other transactions in stock of Liberty, LEI, DIRECTV or Holdings. These proposed restrictions were intended to assist in the preservation of the tax-free treatment of the transactions.

        On May 3, 2009, the Liberty Transaction Special Committee held a telephonic meeting with all members present (except for Mr. Saban) and with representatives of senior management, Morgan Stanley, Simpson Thacher, Weil Gotshal and Richards Layton also present. Mr. Carey provided the members of the Liberty Transaction Special Committee with an update regarding the transaction. Mr. Carey informed the members of the Liberty Transaction Special Committee that a potential impasse had been reached with Liberty regarding certain tax-related issues and the applicability of Section 203 of the DGCL to Holdings. During the meeting, Mr. Hunter received a telephone call from Mr. Tanabe. Mr. Tanabe communicated a proposed revision to the transaction terms that would resolve outstanding tax issues and also provide for Section 203 of the DGCL to apply to Holdings. Mr. Hunter communicated this proposal to the Liberty Transaction Special Committee, and a discussion ensued. Representatives of Weil Gotshal discussed Liberty's revised proposal with the Liberty Transaction Special Committee and DIRECTV management. A representative of Simpson Thacher then discussed with the Liberty Transaction Special Committee its fiduciary duties as more fully reviewed with the Liberty Transaction Special Committee at its meeting held on April 28, 2009. Representatives of Weil Gotshal then made a presentation outlining the terms of the transaction and the various transaction documents, including the addition of a credit facility that would be made available by DIRECTV after the split-off to fund the scheduled maturities of the Greenlady Debt. Representatives of Morgan Stanley provided an updated review and analysis of the transaction and rendered its oral opinion, subsequently confirmed in writing, to the Liberty Transaction Special Committee that, as of the date of such opinion, and based upon and subject to various considerations, assumptions and limitations set forth in the opinion, taking into account the transactions, the DIRECTV exchange ratio pursuant to, and as defined in, the merger agreement was fair from a financial point of view to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates). Following the presentation, all representatives of DIRECTV management and Weil Gotshal left the meeting and a discussion ensued among the members of the Liberty Transaction Special Committee with their advisors. Following that discussion, the members of the Liberty Transaction Special Committee present at the meeting unanimously determined that the merger agreement, the other related transaction agreements and the transactions contemplated thereby were advisable and in the best interests of DIRECTV and its stockholders (other than Liberty, LEI, Mr. Malone and their respective affiliates) and recommended the merger agreement, the other related transaction agreements and the transactions contemplated thereby for approval by the entire board of directors of DIRECTV. The Liberty Transaction Special Committee also separately approved the proposed programming agreements with subsidiaries of Liberty, as discussed at the meeting of the Liberty Transaction Special Committee on April 28, 2009. Immediately after the Liberty Transaction Special Committee meeting, a meeting of the board of directors of DIRECTV was convened to vote on the transaction, with Messrs. Malone, Maffei and Carleton recusing themselves and Mr. Saban not present. Those members of the DIRECTV board of directors present unanimously determined that the merger agreement, the other related transaction agreements and the transactions contemplated thereby were advisable and in the best interests of DIRECTV and its stockholders (other than Liberty, LEI, Mr. Malone and their respective affiliates) and recommended that the stockholders adopt the merger agreement.

        On May 3, 2009, the parties executed and delivered the merger agreement; the Malone Agreement; the voting, standstill, non-competition and non-solicitation agreement with Liberty; the revolving credit facility between Liberty and LEI; and the credit facility between DIRECTV and LEI. The definitive programming agreements were also executed and delivered early in the morning of May 4, 2009. The parties issued a joint press release announcing the transaction on the morning of May 4, 2009 prior to the commencement of trading.

DIRECTV's Reasons for the DIRECTV Merger; Recommendation of the DIRECTV Merger by the DIRECTV Board of Directors

        At a meeting held on May 3, 2009, the Liberty Transaction Special Committee recommended approval of, and the board of directors approved, the merger agreement and the transactions contemplated thereby, including the transactions contemplated by the Malone Agreement and the recommendation that DIRECTV stockholders vote to adopt the merger agreement. In reaching its conclusion to make its recommendation to the board of directors, the Liberty Transaction Special Committee, after consultation with its financial and legal advisors and DIRECTV management, considered the following factors:

  •
  Morgan Stanley's oral opinion on May 3, 2009, subsequently confirmed in writing as of the same date, to the Liberty Transaction Special Committee that, as of the date of such opinion, and based upon and subject to various considerations, assumptions and limitations set forth in the opinion, taking into account the transactions, the DIRECTV exchange ratio pursuant to, and as defined in the merger agreement was fair from a financial point of view to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) (the written opinion of Morgan Stanley is attached as Annex E to this proxy statement/prospectus and discussed in detail under "—Opinion of the Liberty Transaction Special Committee's Financial Advisor" beginning on page [    •    ]);

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  that the transactions eliminate the existing approximate 54% concentration of ownership by Liberty of DIRECTV common stock which will provide greater operating and governance independence to Holdings and will also eliminate the risk that Liberty could transfer control of DIRECTV without the DIRECTV public stockholders obtaining any control premium;

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  the absence of special veto rights associated with the Holdings Class B common stock to be acquired by the Malones, the right of first refusal and redemption right on the Malones' shares of Holdings Class B common stock in favor of DIRECTV, the applicability to Holdings of Section 203 of the DGCL and the reduction in voting power for the Malones relative to their current voting power in Liberty, all of which reduce the level of influence that the Malones can exert over Holdings as compared with the level of influence they currently possess with regard to Liberty and, through Liberty, DIRECTV;

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  that the transactions will eliminate share arbitrage situations between Liberty Entertainment common stock and DIRECTV common stock;

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  that with an increased public float, and no single stockholder or group holding a blocking right as to significant transactions, DIRECTV will have more flexibility to pursue strategic opportunities, thereby creating the potential for obtaining a control premium for all DIRECTV stockholders in a future transaction;

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  that the transactions mitigate the risk of a third party gaining effective control of DIRECTV by (i) buying shares of Liberty Entertainment common stock (prior to, but in anticipation of, the Split-Off) or LEI (after the Split-Off) from Mr. Malone or in the open market without paying a premium to all DIRECTV stockholders or (ii) acquiring all of LEI without paying a premium to all DIRECTV stockholders;

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  that the transactions mitigate the risk that Liberty may attempt to purchase the remaining shares of DIRECTV common stock for a low premium (or no premium);

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  that the transactions result in DIRECTV share liquidity increasing by 115%, thereby creating additional index fund demand (S&P 500 and NASDAQ);

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  that the DIRECTV public stockholders will continue to own approximately 47% of Holdings following the mergers and that Holdings will include the three regional sports networks and a 65% interest in the Game Show Network (and its wholly owned subsidiary, FUN Technologies);

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  the expectation that the exchange of DIRECTV common stock for Holdings common stock, pursuant to the DIRECTV merger, generally would be nontaxable to DIRECTV stockholders; and

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  the terms and conditions of the merger agreement and related documents, including:

  •
  the limited number and nature of the conditions to Liberty's and LEI's obligations to close the mergers;

  •
  the fact that the DIRECTV merger is subject to approval by a majority of DIRECTV stockholders excluding Liberty, directors or officers of Liberty, Mr. Malone and any of Mr. Malone's affiliates;

  •
  the conclusion of the DIRECTV board of directors that the $450 million termination fee, and the circumstances under which such fee may be payable to (or by) DIRECTV, were reasonable in light of the benefits of the mergers and commercial practice; and

  •
  the ability which DIRECTV retains to provide confidential due diligence information to, and engage in discussions with, a third party that makes an unsolicited bona fide written proposal to engage in a business combination transaction, and the ability of the DIRECTV board of directors in response thereto to change its recommendation to the DIRECTV stockholders regarding the merger agreement, provided in each case that the DIRECTV board of directors determines in good faith, after consulting with its outside legal counsel and a financial advisor of nationally recognized reputation, that such proposal constitutes, or would reasonably be expected to lead to, a superior proposal.

        The Liberty Transaction Special Committee and the DIRECTV board of directors also considered a number of potentially countervailing factors and risks. These countervailing factors and risks included the following:

  •
  the risk that the transactions might not be consummated in a timely manner or at all;

  •
  the fact that DIRECTV officers and employees will have expended extensive efforts attempting to complete the transactions and will experience significant distractions from their work during the pendency of the transactions and DIRECTV will have incurred substantial transaction costs in connection with the transactions even if the transactions are not consummated; and

  •
  the risk that LEI and Holdings could become liable for substantial transaction related taxes pursuant to the Tax Sharing Agreement with Liberty.

        The Liberty Transaction Special Committee and the DIRECTV board of directors also considered the following factors, which although theoretically adverse to DIRECTV and its stockholders, were not considered to be significant countervailing factors in light of Liberty's approximate 54% equity interest and 48% voting interest in DIRECTV and the consequent inability of DIRECTV as a practical matter to engage in any alternative transaction without the approval of Liberty (or LEI), which approval may be influenced by John Malone individually in light of his position with and voting power over Liberty (and his position with and anticipated voting power over LEI):

  •
  the fact that under the terms of the merger agreement, DIRECTV is restricted in its ability to solicit other acquisition proposals;

  •
  the fact that under the terms of the merger agreement, DIRECTV is subject to certain restrictions during the period between the signing of the merger agreement and the completion of the mergers;

  •
  the $450 million termination fee payable to LEI upon the occurrence of certain events (none of which is believed to be likely to occur), and the potential effect of such termination fee on the decision by a third party to make a competing proposal that may be more advantageous to DIRECTV stockholders (which, as a practical matter, could not occur unless Liberty, LEI and Mr. Malone individually were supporting such a competing proposal); and

  •
  the fact that under the terms of the merger agreement, DIRECTV is required to hold a meeting of DIRECTV stockholders to approve the merger agreement, including under circumstances where an alternative transaction has been proposed that may be more advantageous to DIRECTV stockholders.

        This discussion of the information and factors considered by the Liberty Transaction Special Committee and the DIRECTV board of directors in making their decisions is not intended to be exhaustive but includes all material factors considered by the Liberty Transaction Special Committee and the DIRECTV board of directors. In view of the wide variety of factors and risks considered in connection with the evaluation of the DIRECTV merger and the complexity of these matters, the Liberty Transaction Special Committee and the DIRECTV board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors and risks. In considering the factors and risks described above, individual members of the Liberty Transaction Special Committee and the DIRECTV board of directors have given different weight to different factors. The Liberty Transaction Special Committee and the DIRECTV board of directors conducted an overall analysis of the factors described above, including discussions with, and questioning of, DIRECTV's management and their respective legal and financial advisors, and considered the factors overall to be favorable to, and to support, their determinations.

        The DIRECTV board of directors approved and declared advisable the merger agreement. The DIRECTV board recommends that DIRECTV stockholders vote "FOR" the proposal to adopt the merger agreement and approve the Malone Agreement.

 Opinion of the Financial Advisor to the Special Committee of the Board of Directors of DIRECTV

        The Liberty Transaction Special Committee retained Morgan Stanley to provide financial advisory services and a financial fairness opinion to it in connection with the transactions. The Liberty Transaction Special Committee selected Morgan Stanley to act as its financial advisor based on Morgan

Stanley's qualifications, expertise, reputation and knowledge of the business of DIRECTV. At the meeting of the Liberty Transaction Special Committee on May 3, 2009, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing as of the same date, that, taking into account the transactions, the DIRECTV exchange ratio pursuant to, and as defined in, the merger agreement was fair from a financial point of view to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates).

        The full text of Morgan Stanley's written opinion, dated May 3, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion, is attached as Annex E to this proxy statement/prospectus. The summary of Morgan Stanley's fairness opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Stockholders should read this opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the Liberty Transaction Special Committee, and addresses only, taking into account the transactions, the fairness from a financial point of view of the DIRECTV exchange ratio pursuant to, and as defined in, the merger agreement to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) as of the date of the opinion. Morgan Stanley's opinion does not constitute a recommendation to any stockholder of DIRECTV or Liberty Entertainment tracking stock as to how such stockholder should vote at the stockholders' meetings to be held in connection with the transactions. Morgan Stanley was not asked to express an opinion regarding, and Morgan Stanley's opinion did not address, the relative fairness of the consideration to be received by the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) as compared with the consideration to be received by Liberty, LEI, Mr. Malone, any of their respective affiliates or the holders of LEI common stock in the transactions. In addition, Morgan Stanley's opinion does not in any manner address the prices at which the Holdings Class A common stock will trade following the consummation of the transactions.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  (a)
  Reviewed certain publicly available financial statements and other business and financial information regarding the assets of Liberty Entertainment's tracking stock group ("Liberty Entertainment") that will be transferred to LEI (other than the shares of DIRECTV beneficially owned by Liberty, the "Liberty Entertainment Assets");

  (b)
  Reviewed certain other financial statements and other financial and operating data concerning the Liberty Entertainment Assets;

  (c)
  Reviewed certain financial projections regarding the Liberty Entertainment Assets prepared by the managements of Liberty and DIRECTV, respectively;

  (d)
  Discussed the past and current operations and financial condition and the prospects of the Liberty Entertainment Assets with senior executives of Liberty;

  (e)
  Discussed certain information relating to strategic, operational and financial benefits anticipated from the transactions and the strategic rationale for the transactions with senior executives of DIRECTV;

  (f)
  Reviewed the pro forma impact of the transactions on certain financial ratios of DIRECTV;

  (g)
  Reviewed the reported prices and trading activity for the DIRECTV common stock and the Liberty Entertainment tracking stock;

  (h)
  Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (i)
  Participated in certain discussions and negotiations among representatives of DIRECTV and Liberty Entertainment and their financial and legal advisors;

  (j)
  Reviewed the merger agreement, the amended and restated certificate of incorporation of Holdings, in the form attached as Exhibit A-1 to the merger agreement, the by-laws of Holdings, in the form attached as Exhibit A-2 to the merger agreement, the Reorganization Agreement, in the form attached as Exhibit B to the merger agreement, the Tax Sharing Agreement, in the form attached as Exhibit M to the merger agreement, the Joinder Agreement, in the form attached as Exhibit G to the merger agreement, the Malone Agreement, the Liberty May 2009 Agreement, the Services Agreement, in the form attached as Exhibit I to the merger agreement, the Liberty Revolving Credit Facility, in the form attached as Exhibit E to the merger agreement, and the DIRECTV Credit Facility, in the form attached as Exhibit F to the merger agreement; and

  (k)
  Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by DIRECTV and Liberty, and that formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Liberty and DIRECTV of the future financial performance of LEI. In addition, Morgan Stanley assumed that the transactions will be consummated in accordance with the terms set forth in the merger agreement (including the exhibits thereto) and the other transaction agreements referred to in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that (i) the exchange of LEI common stock and DIRECTV common stock for Holdings common stock pursuant to the mergers and the Malone Contribution will be treated as tax-free to DIRECTV, LEI, Holdings and, except for cash received in lieu of fractional shares, the stockholders of DIRECTV and LEI, (ii) the Contribution (as defined in the Reorganization Agreement) and the Split-Off will be tax-free to Liberty, LEI and, except for cash received in lieu of fractional shares, the holders of Liberty Entertainment common stock and (iii) the Split-Off will not adversely affect the tax-free treatment of the distribution of the stock of Greenlady by News Corporation to Liberty in exchange for stock of News Corporation. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed transactions. Morgan Stanley took into account the terms of the transactions as well as the impact of the restructuring contemplated by the Reorganization Agreement, the Split-Off, the Malone Contribution, the DIRECTV merger and the LEI merger. However, Morgan Stanley's opinion only addressed, taking into account the transactions, the fairness, from a financial point of view, of the DIRECTV exchange ratio pursuant to, and as defined in, the merger agreement to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates). Furthermore, Morgan Stanley's opinion did not address the relative merits of the DIRECTV merger, together with the other transactions, as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of DIRECTV and Liberty and their legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting or regulatory matters. Morgan Stanley's opinion did not express any opinion with respect to the fairness of the amount or nature of the compensation to any of the respective officers, directors or employees, or any class of such persons, of DIRECTV or Liberty, relative to the consideration to be received by the holders of shares of DIRECTV common stock or of the Liberty Entertainment tracking stock.

Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of DIRECTV or Liberty Entertainment, nor was it furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, May 3, 2009. Events occurring after May 3, 2009 may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

        In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving DIRECTV, nor did Morgan Stanley negotiate with any parties with respect to any such transaction. The opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion of May 3, 2009 and the preparation of its written opinion of the same date. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

Valuation of the Other LEI Businesses

        To provide background information and perspective with respect to the valuation of the three Regional Sports Networks and the 65% interests in GSN and FUN Technologies that are to be transferred to LEI (collectively, the "Other LEI Businesses"), Morgan Stanley prepared a discounted cash flow analysis, a comparable company analysis and a precedent transaction analysis. Morgan Stanley also prepared an equity research sum-of-the-parts analysis for the Other LEI Businesses. For reasons described below, Morgan Stanley determined that the discounted cash flow analysis was the appropriate analysis to focus on. A description of these four analyses is provided below:

        Discounted Cash Flow Analysis.    As part of its analysis, and in order to estimate the present value of the Other LEI Businesses, Morgan Stanley performed a separate discounted cash flow analysis for each of the three Regional Sports Networks, GSN and FUN Technologies. A discounted cash flow analysis is designed to provide insight into the value of a company as a function of its future cash flows and terminal value. Morgan Stanley's discounted cash flow analysis was based on the following sets of financial projections and assumptions:

        Regional Sports Networks (RSNs).    The management of Liberty Sports Holdings provided financial projections for each of the three Regional Sports Networks (FSN Northwest, FSN Rocky Mountain and FSN Pittsburgh) for the period from January 1, 2009 through December 31, 2012. In addition to the projections provided by Liberty Sports Holdings, DIRECTV, with guidance from the management of Liberty Sports Holdings and assistance from Morgan Stanley, forecasted additional years of operations for each RSN for the period from January 1, 2013 through December 31, 2016 for valuation purposes. For each of the RSNs, a discounted cash flow analysis was performed using a midpoint discount rate of 10.0%, a midpoint terminal forward EBITDA multiple of 10.0x and the mid-year convention of cash flows as of December 31, 2008. Due to the cyclical nature of cash flows at the RSNs, which results from the timing of payments associated with the broadcasting rights paid to sports teams, the terminal value of each RSN was based on a normalized terminal-year EBITDA. Morgan Stanley calculated the normalized terminal-year EBITDA by assuming that terminal revenue would grow at the same annual rate as it had in the year preceding the terminal year and then applied an EBITDA margin equal to the average of the respective EBITDA margin during the full period for which the cash flows were estimated.

        Game Show Network (GSN).    The management of GSN provided financial projections for GSN for the period from January 1, 2009 through December 31, 2009. Based on further discussions with GSN management, DIRECTV, with assistance from Morgan Stanley, created additional projections for the period from January 1, 2010 through December 31, 2016 for valuation purposes. A discounted cash flow analysis was performed using a midpoint discount rate of 11.0%, a midpoint terminal-year forward EBITDA multiple of 7.0x and the mid-year convention of cash flows as of December 31, 2008.

        FUN Technologies (FUN).    The management of GSN provided financial projections for FUN Technologies for the period from January 1, 2009 through December 31, 2009. Based on further discussions with GSN management, DIRECTV, with assistance from Morgan Stanley, created additional projections for the period from January 1, 2010 through December 31, 2016 for valuation purposes. A discounted cash flow analysis was performed on the projections using a midpoint discount rate of 13.0%, a midpoint terminal forward EBITDA multiple of 7.0x and the mid-year convention of cash flows as of December 31, 2008.

        Based on the respective discount rate and terminal-year forward EBITDA multiple assumptions, the midpoint of the implied discounted cash flow valuations for each asset as of December 31, 2008 were as follows (the "Implied DCF Values"):

	DCF Asset Valuation(a)	Estimated Cash	Equity Value
RSNs	$601 MM	~$25 MM	$626 MM
GSN (65% stake)	$151 MM	~$25 MM	$176 MM
FUN (65% stake)	$61 MM	~$10 MM	$71 MM
Total Consideration for the Other LEI Businesses	$812 MM	~$60 MM	$872 MM

    (a)
    Represents asset value (no cash or debt is assumed).

        Morgan Stanley noted the 2009 EBITDA multiples implied by the Implied DCF Values for the Other LEI Businesses. The $601 million Implied DCF Value for the RSNs equates to a 2009 EBITDA multiple of approximately 13.1x. The $151 million Implied DCF Value for the 65% stake in GSN equates to a 2009 EBITDA multiple of approximately 6.4x. The $71 million Implied DCF Value for the 65% stake in FUN equates to a 2009 EBITDA multiple of approximately 7.1x.

        Equity Research Sum-of-the-Parts.    Morgan Stanley noted the average asset valuation estimate for the Other LEI Businesses based on publicly-available 2009 Wall Street equity research estimates (from Morgan Stanley, Collins Stewart, Merrill Lynch/Bank of America, Wunderlich Securities, Gabelli and Barclays Capital):

Sum-of-the-Parts by Equity Research	Average Asset Valuation(a)
RSNs	$443 MM
GSN (65% stake)(b)	$272 MM
FUN (65% stake)(c)	$108 MM
Total Asset Value for the Other LEI Businesses	$823 MM

    (a)
    Represents asset value (no cash or debt is assumed).

    (b)
    Wall Street Research valuations adjusted to represent 65% stake.

    (c)
    Wall Street Research valuations adjusted to represent 65% stake and to exclude the value of FUN Sports (assumes $10 million valuation for FUN Sports).

        The implied total asset value for the Other LEI Businesses implied by the equity research sum-of-the-parts analysis was $823 million, as compared with the total of the Implied DCF Values of $812 million.

        Comparable Company Analysis.    Morgan Stanley reviewed and analyzed certain financial data and calculated selected public market trading metrics for the comparables of the Other LEI Businesses. Morgan Stanley calculated the aggregate market value (public equity market value plus total book value of debt, total book value of preferred stock and minority interest, less cash, other short term investments and unconsolidated assets) divided by estimated 2009 EBITDA (based on publicly-available 2009 Wall Street equity research estimates) for the selected comparable companies. Morgan Stanley calculated these metrics for the comparable companies based on publicly available financial data and share prices as of April 23, 2009.

        Although the foregoing companies were compared to the Other LEI Businesses for purposes of this analysis, Morgan Stanley noted that no company utilized in this analysis is directly comparable to any of the Other LEI Businesses because of differences between the business mix, regulatory environment, operations and other characteristics of the Other LEI Businesses and the comparable companies. Because of the differences between the comparable companies that Morgan Stanley identified and the Other LEI Businesses, which in many cases are substantial, and the fact that no adequate public comparable companies were identified for the RSNs, Morgan Stanley did not use the comparable companies analysis as the primary analysis on which it focused with respect to the valuation of the Other LEI Businesses.

        In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Other LEI Businesses, including the impact of competition on the businesses of the Other LEI Businesses and on their industries generally, industry growth and the absence of any material adverse change in the financial condition and prospects of the Other LEI Businesses, their industries or the markets generally. Mathematical analysis (for example, determining the average or median) is not in itself a meaningful method of using comparable company data.

        RSNs.    Due to the unique nature of the businesses and industries in which FSN Northwest, FSN Rocky Mountain and FSN Pittsburgh operate, Morgan Stanley determined that there were not adequate public comparable companies on which to base an analysis.

        GSN.    Morgan Stanley deemed the following publicly traded corporations providing Cable Networks services as sharing relevant characteristics with GSN:

  •
  Discovery Holding Company

  •
  Scripps Networks Interactive, Inc.

  •
  Viacom Inc.

        A summary of the reference range of market trading multiples for comparables selected for the valuation of GSN is set forth below:

Reference Range
Aggregate Value / 2009 estimated EBITDA	6.1x - 9.2x

        FUN.    Morgan Stanley identified the following online gaming companies that had businesses that were similar to those of FUN:

  •
  CJ Internet Corporation

  •
  Gravity Co., Ltd.

  •
  NCsoft Corporation

  •
  Neowiz Corp.

  •
  NetEase.com, Inc.

  •
  NHN Corporation

  •
  Perfect World Entertainment Inc.

  •
  Shanda Interactive Entertainment Limited

  •
  The9 Limited

  •
  Webzen, Inc.

        Given the meaningful growth trajectory forecasted at FUN for 2009, Morgan Stanley focused principally on trading multiples based on 2008 statistics obtained from Institutional Brokers Estimate System and publicly-available Wall Street research estimates. A summary of the reference range of market trading multiples for comparables selected for the valuation of FUN is set forth below:

Reference Range
Aggregate Value / 2008 estimated Revenue	1.5x - 11.0x
Aggregate Value / 2008 estimated EBITDA	7.3x - 14.0x

        Precedent Transactions Analysis.    Morgan Stanley reviewed and analyzed publicly available information, including the transaction values and certain financial information of the target companies, relating to selected precedent transactions involving other companies in related industries, and calculated certain valuation multiples implied by such information. Morgan Stanley chose transactions based on similarities between the respective target companies and the Other LEI Businesses.

        No company or transaction utilized in the precedent transaction analyses is directly comparable to DIRECTV, Liberty Entertainment, LEI or the transactions. Because of the relatively unique nature of the transactions and differences between the Other LEI Businesses and the target companies in the precedent transactions, Morgan Stanley did not use the precedent transactions analysis as the primary analysis on which it focused with respect to the valuation of the Other LEI Businesses.

        In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters which are beyond the control of DIRECTV and Liberty, such as the impact of competition on the business of DIRECTV or the industry generally, industry growth and the absence of any adverse material change in the financial condition of DIRECTV, Liberty Entertainment, the industry or the financial markets in general, which could affect the public trading value of the companies and assets and the aggregate value of the transactions to which they are being compared.

        RSNs.    Morgan Stanley reviewed precedent transactions involving cable networks and sports cable networks. The multiples analyzed for these transactions included the ratio of the respective transaction aggregate values to the forward EBITDA and the transaction aggregate values to the subscribers acquired through the respective transactions. In total, 37 precedent transactions announced over the period from August 1994 through January 2009 were analyzed, nine of which involved sports cable networks:

	Mean / Median of All Transactions	Mean / Median of Sports Cable Networks Transactions
Aggregate Value / forward EBITDA	18.0x / 16.8x	19.1x / 17.1x
Aggregate Value / subscribers	$28.02 / $20.32	$53.90 / $45.18

        GSN.    Morgan Stanley reviewed precedent transactions involving cable networks. The multiples analyzed for these transactions included the ratio of the respective transaction aggregate values to the forward EBITDA and the transaction aggregate values to the subscribers acquired through the respective transactions. In total, 37 precedent transactions announced over the period from August 1994 through January 2009 were analyzed:

Mean / Median of All Transactions
Aggregate Value / forward EBITDA	18.0x / 16.8x
Aggregate Value / subscribers	$28.02 / $20.32

        FUN.    Morgan Stanley reviewed precedent transactions of casual gaming companies. The multiples analyzed for these transactions included the ratio of the respective transaction aggregate values to trailing revenue and to forward revenue. In total, 21 precedent transactions announced over the period from June 1997 through February 2008 were analyzed:

Mean / Median of All Transactions
Aggregate Value / trailing revenue	3.2x / 2.3x
Aggregate Value / forward revenue	2.7x / 2.1x

Premium Analysis

        To provide background and perspective with respect to the implied premium to the net asset value of LEI implied by the LEI exchange ratio, Morgan Stanley performed a premiums paid analysis and considered the premiums paid in certain types of precedent transactions. Morgan Stanley calculated the premium paid through the transactions on the basis of net asset value as well as on the basis of the current market value of Liberty Entertainment tracking stock.

        Premiums Paid in Precedent Transactions.    Morgan Stanley looked at the premiums paid in two distinct sets of precedent transactions:

  (a)
  Strategic Transactions involving a change of control of the target, which DIRECTV could potentially enter into in the future following the transactions as described in this proxy statement/prospectus.

  (b)
  Squeeze-Out Transactions involving the acquisition of shares not owned by a controlling stockholder group, which DIRECTV stockholders could potentially be subject to in the future if DIRECTV did not enter into the transactions as described in this proxy statement/prospectus.

        Strategic Transactions.    By removing its controlling stockholder, Liberty Entertainment, DIRECTV has created the flexibility to potentially pursue a strategic transaction more easily in the future. To understand the potential value associated with a strategic transaction, Morgan Stanley considered precedent U.S.-based transactions which had total values of $5 billion or greater and were announced between January 1, 2003 and April 23, 2009 (transactions in the real estate, financial and insurance industries were excluded). Morgan Stanley analyzed the transactions to determine the premium paid for the target determined based on the stock price four weeks prior to the announcement date. Based on this analysis, Morgan Stanley determined that the average premium paid in a change of control transaction by a strategic acquirer was 28% and the median premium was 26%.

        Squeeze-Out Transactions.    As the controlling stockholder of DIRECTV, Liberty or, after the Split-Off, LEI could have potentially attempted a squeeze-out transaction of the public stockholders of DIRECTV common stock if DIRECTV did not enter into the transactions as described in this proxy statement/prospectus. To understand the potential value associated with a squeeze-out transaction, Morgan Stanley considered precedent U.S.-based transactions which had total values of $1 billion or greater and were announced between January 1, 2003 and April 23, 2009 (transactions in the real estate, financial and insurance industries were excluded). Morgan Stanley analyzed the transactions to determine the premium paid to the minority stockholders determined based on the stock price four weeks prior to the announcement date. Based on this analysis, Morgan Stanley determined that the average premium paid in a squeeze-out transaction was 18% and the median premium was 16%.

        Morgan Stanley noted that the average and median premiums paid differed by approximately 10% between the strategic transactions and the squeeze-out transactions it analyzed. Morgan Stanley noted that, as a consequence of the transactions, Liberty would no longer be DIRECTV's controlling stockholder and no single Holdings stockholder (or group of stockholders) would have any special approval or blocking rights. Thus, in the resulting ownership structure, DIRECTV would gain greater strategic, operating and governance flexibility and would meaningfully reduce the influence associated with the voting interest of the Malones.

        Premium Paid to Net Asset Value.    Morgan Stanley calculated the net asset value of LEI according to the following:

  •
  The sum of values for:

  •
  Liberty's 549 million DIRECTV shares, valued at the DIRECTV transaction reference share price of $22.00 per share agreed to by DIRECTV and Liberty;

  •
  (DIRECTV and Liberty agreed that the LEI exchange ratio would be based on a 5.0% premium to the agreed $22.00 DIRECTV transaction reference share price.)

  •
  the Other LEI Businesses (including $60 million of assumed cash at closing), valued at $877 million as derived based on the other values agreed to by DIRECTV and Liberty; and

  •
  (As a point of comparison, Morgan Stanley noted that the implied valuation based on the total of the Implied DCF Values it calculated was $872 million.)

  •
  the additional $30 million of cash assumed as of May 3, 2009 to be contributed to LEI prior to the closing of the transactions, as described in this proxy statement/prospectus;

  •
  minus values for:

  •
  the options transferred from LEI to DIRECTV as described in this proxy statement/prospectus, valued at $175 million as agreed to by DIRECTV and Liberty; and

  •
  (For purposes of estimating the value of these options, Morgan Stanley approximated both their intrinsic value and their Black-Scholes value and estimated values from $106 million to $271 million based on the agreed DIRECTV transaction reference share price of $22.00 and the DIRECTV share price of $24.86 as of April 23, 2009.)

  •
  the principal value of the debt associated with Liberty's equity collar on DIRECTV shares of $2,005 million as of April 30, 2009.

  •
  The DIRECTV equity collar derivative was valued at zero, as agreed to by DIRECTV and Liberty.

  •
  (For purposes of valuing the equity collar, Morgan Stanley calculated the value underlying the DIRECTV equity collar based on certain DIRECTV share prices. Based on the agreed DIRECTV transaction reference share price of $22.00, the value underlying the DIRECTV equity collar was estimated to be $216 million. Based on the DIRECTV share price of $24.86 as of April 23, 2009, the value underlying the DIRECTV equity collar was estimated to be $2 million.)

        Morgan Stanley calculated a net asset value for LEI of $10,799 million based on the above. Morgan Stanley noted that adding the agreed premium of $604 million (5.0% on Liberty Entertainment's 549 million DIRECTV shares at the agreed $22.00 DIRECTV transaction reference share price) to the $10,799 million net asset value it calculated as set forth above resulted in a net acquisition value for LEI of $11,403 million. This implied a premium to net asset value of 5.6%. Morgan Stanley noted that the average and median premiums paid differed by approximately 10% between the strategic and the squeeze-out transactions analyzed by Morgan Stanley as described above.

        DIRECTV Historical Share Price Analysis.    To provide background information and perspective with respect to the relative historical share prices of DIRECTV compared to the agreed DIRECTV transaction reference share price of $22.00 and additional perspective and understanding on the implied premium to LEI's net asset value, Morgan Stanley reviewed the stock price performance and trading volumes and prices of DIRECTV during various periods ending on May 1, 2009 (the last trading day before the meeting of the Liberty Transaction Special Committee at which the transaction was approved).

        Morgan Stanley calculated the volume-weighted average closing prices of the DIRECTV common stock over one-week, two-week, one-month, two-month, three-month, six-month and one-year periods. Morgan Stanley then calculated and compared the implied discount of the agreed $22.00 DIRECTV transaction reference share price over the average daily closing prices of common stock for the selected periods prior to May 1, 2009. Morgan Stanley also calculated the implied premium to the net asset value of LEI if LEI's net asset value was calculated based on these historical DIRECTV share prices (and otherwise using the values set forth above under "—Premium Paid to Net Asset Value"). The results of these calculations are summarized below:

Trading Period	Closing Market Price of DIRECTV Common Stock ($/share)	Implied Discount of $22.00 Per Share Reference Price on Closing Market Price of Common Stock (%)	Implied Premium to LEI's Net Asset Value (%)
Current (May 1, 2009)	$24.57	10.5%	5.0%
One-Week Average(a)	$24.94	11.8%	4.9%
Two-Week Average(b)	$24.96	11.9%	4.9%
One-Month Average(c)	$24.73	11.0%	5.0%
Two-Month Average(d)	$22.80	3.5%	5.4%
Three-Month Average(e)	$22.49	2.2%	5.5%
Six-Month Average(f)	$22.05	0.2%	5.6%
One-Year Average(g)	$23.74	7.3%	5.2%

(a)
One-week average incorporates the trading days from 4/25/2009 through 5/1/2009.

(b)
Two-week average incorporates the trading days from 4/18/2009 through 5/1/2009.

(c)
One-month average incorporates the trading days from 4/2/2009 through 5/1/2009.

(d)
Two-month average incorporates the trading days from 3/2/2009 through 5/1/2009.

(e)
Three-month average incorporates the trading days from 2/2/2009 through 5/1/2009.

(f)
Six-month average incorporates the trading days from 11/2/2008 through 5/1/2009.

(g)
One-year average incorporates the trading days from 5/2/2008 through 5/1/2009.

        Morgan Stanley noted that the higher historical volume weighted average prices shown in the table imply a lower implied premium to LEI's net asset value than the 5.6% premium implied using the agreed $22.00 DIRECTV transaction reference share price. This is because a lower agreed reference share price for the DIRECTV shares owned by Liberty Entertainment leads to a lower implied premium to LEI's net asset value when the shares are valued at the higher historical volume weighted average prices shown in the table. Morgan Stanley also noted that the lower the agreed reference share price for the DIRECTV shares owned by Liberty the lower the pro forma ownership of the LEI stockholders would be following the transactions.

        Premium Paid to the Current Market Value of Liberty Entertainment.    Morgan Stanley computed the implied premium paid based on the current market value of Liberty Entertainment, based on the Liberty Entertainment tracking stock share price as of May 1, 2009. For this analysis, Morgan Stanley derived a sum-of-the-parts valuation to calculate the package value delivered to a holder of LEI common stock as a result of the Split-Off. For the analysis, the value of the assets included in the Liberty Entertainment tracking stock that would not be contributed to LEI (and thus were excluded for purposes of computing the implied premium based on Liberty Entertainment's market value) were valued using publicly-available 2009 Wall Street equity research estimates:

  •
  Starz Entertainment: $1,821 million

  •
  Wildblue (Liberty's 37% ownership stake): $114 million

  •
  $706 million of cash and $52 million of subsidiary debt

        Morgan Stanley noted that the implied premium based on the current market value of Liberty Entertainment was 20.7%. To provide perspective on the implied premium of 20.7% to the Liberty Entertainment tracking stock's market value, Morgan Stanley observed the trading dynamics associated with the Liberty Entertainment tracking stock. Through its analysis, Morgan Stanley noted that the Liberty Entertainment tracking stock was trading at a significant discount to its estimated sum-of-the-parts based on publicly-available 2009 Wall Street equity research estimates. The table below presents a sample calculation for the implied discount to the sum-of-the-parts as of May 1, 2009, as computed by Morgan Stanley based on publicly-available 2009 Wall Street equity research estimates:

Implied Discount to Sum-of-the-Parts	Value ($MM)
Liberty's stake in DIRECTV(a)	$13,482
Plus: Starz(b)	1,821
Plus: RSNs(b)	443
Plus: 50% of GSN(b)	209
Plus: FUN Technologies(b)	177
Plus: Wildblue(b)	114
Total Asset Value	$16,246
Less: Net Debt(c)	(1,316)
Implied Equity Value(d)	$14,930
Trading Value(e)	$12,700
Discount to Sum-of-the-Parts	14.9%

    (a)
    Based on Liberty's ownership of 548.7 million DIRECTV shares and DIRECTV share price of $24.57 as of May 1, 2009.

    (b)
    Based on Wall Street research consensus; aggregate value calculated using average of available 2009 research.

    (c)
    Includes loans related to DIRECTV equity collar based on accrued balance as of March 31, 2009, subsidiary debt and estimated cash balance at Liberty Entertainment.

    (d)
    No value attributed to Liberty's DIRECTV equity collar.

    (e)
    Based on Liberty treasury-stock method fully-diluted shares outstanding of 522.0 million and the share price of Series A Liberty Entertainment common stock of $24.33 as of May 1, 2009.

        Morgan Stanley also noted that the Liberty Entertainment tracking stock had traded at a meaningful discount to its sum-of-the-parts value based on publicly-available Wall Street equity research estimates since its launch on March 3, 2008. The implied discount has ranged from 11% - 60% since the creation of the tracking stock. As a result of this significant and unusual dynamic associated with the market value of the Liberty Entertainment tracking stock, the implied premium to the current market value of the Liberty Entertainment group was not considered as meaningful as the premium to net asset value.

General

        In connection with the review of the transactions by the Liberty Transaction Special Committee, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, except as described above, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses exclusively, without considering all analyses performed by Morgan Stanley, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, both as described above and otherwise, and may have deemed various assumptions more or less probable than other assumptions. Also, Morgan Stanley based its valuations in part on values agreed to by DIRECTV and Liberty for purposes of the transactions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of DIRECTV, the Liberty Entertainment Assets or LEI. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of DIRECTV and Liberty. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis, taking into account the transactions, of the fairness from a financial point of view of the DIRECTV exchange ratio pursuant to, and as defined in, the merger agreement to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) and in connection with the delivery of its opinion to the special committee of the board of directors of DIRECTV. These analyses do not purport to be appraisals or to reflect the prices at which the Holdings Class A common stock might actually trade.

        The terms of the transactions were determined through arm's-length negotiations between DIRECTV, including the Liberty Transaction Special Committee, and Liberty and were approved by the Liberty Transaction Special Committee. Morgan Stanley provided advice to the Liberty Transaction Special Committee during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to the Liberty Transaction Special Committee or that any specific exchange ratio constituted the only appropriate exchange ratio for the transactions.

        The opinion of Morgan Stanley was one of the many factors taken into consideration by the Liberty Transaction Special Committee in making its determination to approve the transactions. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Liberty Transaction Special Committee with respect to the transactions or of whether DIRECTV's board of directors would have been willing to agree to a transaction. The foregoing summary does not purport to be a complete description of all of the analyses performed by Morgan Stanley.

        Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities of DIRECTV, Liberty and their affiliates for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

        Pursuant to an engagement letter, Morgan Stanley provided the Liberty Transaction Special Committee with financial advisory services and a financial opinion in connection with the transactions. DIRECTV has agreed to pay Morgan Stanley customary fees in connection with the transactions, a substantial portion of which are contingent upon the consummation of the transactions. DIRECTV has also agreed to reimburse Morgan Stanley for its expenses incurred performing its services. In addition, DIRECTV has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services for DIRECTV and Liberty and have received fees in connection with such services.

Liberty's Reasons for the Mergers

        In coming to its conclusion that the mergers are advisable and in the best interests of Liberty and its stockholders, the Liberty board of directors considered the following material factors:

  •
  The mergers would eliminate the post Split-Off public holding company structure in which LEI's principal consolidated asset will be its interest in another public company (DIRECTV), thereby avoiding the holding company discount that has historically been applied by the investment community to similar structures while also eliminating the costs of operating LEI as a separate public company.

  •
  That the LEI stockholders will obtain a premium for their shares in the mergers based upon the relative market values of the Liberty Entertainment common stock and DIRECTV common stock immediately prior to the initial public announcement by Liberty and DIRECTV of their entrance into the merger agreement.

  •
  The opinion of Goldman, Sachs & Co., financial advisor to Liberty, rendered to the Liberty board that, as of May 3, 2009 and based upon and subject to the factors and assumptions set forth in the written opinion, the LEI exchange ratio pursuant to the merger agreement was fair from a financial point of view to those holders (other than the Malones and their respective affiliates) of shares of Liberty Entertainment common stock who receive shares of LEI common stock as a result of the Split-Off, taken in the aggregate.

  •
  The consummation of the mergers would eliminate any potential competition between LEI and DIRECTV, including the pursuit of acquisition opportunities and capital raising activities.

  •
  The Liberty board of director's expectation that the consummation of the mergers will generally be tax-free to LEI and its stockholders.

  •
  The review by Liberty's board of directors with Liberty's legal and financial advisors of the structure and terms of the merger agreement and ancillary agreements including the parties' representation, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of the consummation of the transaction and the board's evaluation of the likely time period necessary to close.

        The Liberty board of directors weighed these factors against various risks associated with the mergers, including, among other things:

  •
  That, while the mergers are expected to be completed, there is no assurance that all conditions to the parties' obligations to complete the transactions contemplated by the merger agreement will be satisfied or waived, and as a result, it is possible that the transactions contemplated by the merger agreement might not be completed.

  •
  The interests of Liberty's board of directors and executive officers and the interests of DIRECTV's directors and executive officers in the merger agreement;

  •
  Risks of the type and nature described under the section entitled "Risk Factors."

        After careful deliberation of the foregoing, the Liberty board of directors determined that the anticipated benefits of the mergers outweighed the risks and costs and approved the mergers. In light of the number, variety and complexity of the factors that the Liberty board of directors considered in determining to effect the mergers, the Liberty board of directors did not believe it to be practicable to assign relative weights to the factors it considered. Rather, the Liberty board of directors conducted an overall analysis of the factors described above. In doing so, different members of the Liberty board of directors may have given different weight to different factors.

Interests of Certain Persons in the DIRECTV Merger

Interests of DIRECTV Directors and Executive Officers.

        In considering the recommendation of the board of directors of DIRECTV to vote for the proposal to adopt the merger agreement and to approve the Malone Agreement, stockholders of DIRECTV should be aware that members of the DIRECTV board of directors and members of DIRECTV's executive management have relationships, agreements or arrangements that provide them with interests in the DIRECTV merger that may be in addition to or differ from those of DIRECTV's stockholders, including, but not limited to: the issuance of high vote Holdings Class B common stock (carrying 15 votes per share, having certain limited consent rights and being subject to certain other restrictions) to the Malones in exchange for their LEI Series B common stock following the Split-Off pursuant to the Malone Agreement; the continued employment of DIRECTV's executive officers as Holdings' executive officers and the continued service to Holdings by DIRECTV's directors as Holdings' directors; the indemnification of officers and directors of Liberty, LEI and DIRECTV by Holdings for their services as such up to the time of the consummation of the mergers; the treatment of LEI equity awards held by certain directors of DIRECTV in the mergers (including the acceleration and survival of equity awards such persons may have that relate to LEI common stock); and the fact that John Malone, Gregory Maffei and Mark Carleton, members of the DIRECTV board of directors, are the Chairman, President and CEO and a Senior Vice President, respectively, of Liberty, which currently beneficially owns approximately 54% of the outstanding common stock of DIRECTV. The DIRECTV board of directors was aware of these relationships, agreements and arrangements during its deliberations on the merits of the DIRECTV merger and in making its decision to recommend to the

DIRECTV stockholders that they vote to adopt the merger agreement and approve the Malone Agreement.

DIRECTV Director and Executive Officer Common Stock Ownership and Stock Options

        The following should be read together with the Proxy Statement on Schedule 14A filed by DIRECTV on April 20, 2009 which is incorporated by reference to this proxy statement/prospectus. The beneficial ownership as of May 29, 2009 of DIRECTV common stock for each current director, each named executive officer, and all current directors and officers as a group is shown in the following table. Each of the individuals listed below holds less than 1% of the outstanding shares and voting power of DIRECTV common stock.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares Beneficially Owned		Deferred Stock Units(2)		Stock Options(3)
Neil R. Austrian	10,000		13,620		0
Ralph F. Boyd, Jr.	4,598		5,660		0
Chase Carey	631,633	(4)	0		1,717,146
Mark D. Carleton(6)	5,660		0		0
Charles R. Lee	50,000		13,620		0
Peter A. Lund	23,620		12,334	(5)	5,000	(5)
Gregory B. Maffei(6)	5,660		0		0
John C. Malone(6)	5,660		0		0
Nancy S. Newcomb	23,630		0		0
Haim Saban	9,660		11,960		0
Bruce B. Churchill	28,638		0		0
Patrick T. Doyle	66,462	(4)	0		265,000
Larry D. Hunter	82,463	(4)	0		525,000
Michael W. Palkovic	12,547	(4)	0		125,000
All Directors and Executive Officers as a group (17 persons)	1,003,388	(4)	57,194		2,637,146

(1)
This table does not include any shares of DIRECTV common stock that may be held by pension and profit-sharing plans of other corporations or endowment funds of education and charitable institutions for which various directors and executive officers may serve as directors or trustees. The address for all directors and executive officers of DIRECTV is c/o The DIRECTV Group, Inc., 2230 E. Imperial Highway, El Segundo, CA 90245. Unless otherwise indicated, beneficial ownership of common stock represents both sole voting and sole investment power.

(2)
Does not include unvested and undistributed restricted stock units.

(3)
Includes all options exercisable, whether or not having current value, within 60 days of May 29, 2009.

(4)
Includes shares held in trust by State Street Bank and Trust Company, as Trustee of the DIRECTV Thrift and Savings Plan as of May 29, 2009. Shares are owned pursuant to a Rule 16b-3 exempt employee savings plan.

(5)
Issued under the Hughes Electronics Corporation Plan for Non-Employee Directors.

(6)
Mr. Malone is Chairman, Mr. Maffei is President and Chief Executive Officer and Mr. Carleton is Senior Vice President of Liberty which currently beneficially owns approximately 54% of the outstanding DIRECTV common stock.

Pro Forma Security Ownership of Certain Beneficial Owners

        The following table sets forth information, to the extent known by DIRECTV or ascertainable from public filings of Liberty and DIRECTV, with respect to the estimated beneficial ownership of each person or entity (other than persons who will serve as directors or executive officers of Holdings, whose pro forma ownership information follows) who is expected to beneficially own more than five percent of the outstanding shares of any class of Holdings common stock.

        The security ownership information for Holdings common stock has been estimated based upon pro forma outstanding stock information for LEI common stock as of April 30, 2009 (which is based on outstanding stock information for Liberty Entertainment common stock as of such date), and outstanding stock information for DIRECTV common stock as of June 2, 2009. The percentage ownership information, has been estimated based upon 953,107,229 shares of Holdings Class A common stock and 21,806,138 shares of Holdings Class B common stock estimated to have been issued in the mergers (assuming an LEI exchange ratio of 1.11111 and a DIRECTV exchange ratio of 1).

        So far as is known to DIRECTV, the persons indicated below would have sole voting power with respect to the shares estimated to be owned by them, except as otherwise stated in the notes to the table.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
Southeastern Asset Management, Inc.	Class A	114,040,678	(1)	12	8.9
6410 Poplar Ave., Suite 900	Class B	—		—
Memphis, TN 38119

(1)
Based on 114,040,792 shares of LMDIA held by Southeastern Asset Management, Inc. The number of shares of LMDIA is based upon the Amendment No. 2 to Schedule 13G, dated February 6, 2009, filed by Southeastern, Longleaf and O. Mason Hawkins with respect to shares of LMDIA. All of the 114,040,792 shares of LMDIA reported by Southeastern in the Schedule 13G/A are owned by Southeastern's investment advisory clients and none is owned directly or indirectly by Southeastern. Mr. Hawkins could be deemed to be a controlling person of Southeastern but disclaims the existence of such control. Mr. Hawkins does not own directly or indirectly any securities covered by the Schedule 13G/A. Southeastern and Mr. Hawkins disclaim beneficial ownership of the shares covered by the Schedule 13G/A pursuant to Rule 13d-4. The Schedule 13G/A states that Southeastern has sole voting power over 63,149,742 shares of LMDIA, shared voting power over 40,459,818 shares of LMDIA and no voting power over 10,431,232 shares of LMDIA. Longleaf has shared voting power over 34,105,000 shares of LMDIA.

Pro Forma Security Ownership of Management

        The following table sets forth information with respect to the estimated beneficial ownership by each person who is expected to serve as a director of Holdings, a named executive officer, and all such persons as a group with respect to shares of Holdings.

        The security ownership information for Holdings common stock has been estimated based upon pro forma outstanding stock information for LEI common stock as of April 30, 2009 (which is based on outstanding stock information for Liberty Entertainment common stock as of such date), the outstanding DIRECTV common stock owned by each person as of May 29, 2009, and the aggregate outstanding DIRECTV common stock as of June 2, 2009. The percentage ownership information, has been estimated based upon 953,107,229 shares of Holdings Class A common stock, and 21,806,138 shares of Holdings Class B common stock estimated to have been issued in the mergers (assuming an LEI exchange ratio of 1.11111 and a DIRECTV exchange ratio of 1).

        For the purpose of estimating the pro forma share ownership of Holdings common stock of each person, shares issuable upon exercise or conversion of options, warrants and convertible securities held by such person that would have been exercisable or convertible on or within, in case of LEI common stock, 60 days of April 30, 2009 and in case of DIRECTV common stock held by such person, 60 days of May 29, 2009, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        So far as is known to DIRECTV, the persons indicated below would have sole voting power with respect to the shares estimated to be owned by them, except as otherwise stated in the notes to the table.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
John C. Malone	Class A	6,191,000	(1)	*	25.97
Chairman of the Board	Class B	21,806,000	(2)	100
Neil R. Austrian	Class A	24,000	(3)	*	*
Director	Class B	—
Ralph F. Boyd, Jr.	Class A	10,000	(4)	*	*
Director	Class B	—
Mark D. Carleton	Class A	458,000	(5)	*	*
Director	Class B	—
Charles R. Lee	Class A	64,000	(6)	*	*
Director	Class B	—
Peter A. Lund	Class A	36,000	(7)(8)	*	*
Director	Class B	—
Gregory B. Maffei	Class A	2,176,000	(9)	*	*
Director	Class B	—
Nancy S. Newcomb	Class A	24,000		*	*
Director	Class B	—
Haim Saban	Class A	22,000	(10)	*	*
Director	Class B	—
Bruce B. Churchill	Class A	29,000	(11)	*	*
Executive Vice President	Class B	—
Patrick T. Doyle	Class A	333,000	(11)(12)	*	*
Executive Vice President	Class B	—
Larry D. Hunter	Class A	607,000	(11)(13)	*	*
Chief Executive Officer, Executive Vice	Class B	—
President, General Counsel and Corporate
Secretary
Michael W. Palkovic	Class A	156,000	(11)(14)	*	*
Executive Vice President—Operations	Class B	—

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
All directors and executive officers as a group (16 persons)	Class A	10,158,000	(15)	1.06	26.22
	Class B	21,806,000	(2)	100

*
Less than one percent

(1)
See footnotes (a), (b), (c), (d), (e), (f) and (g) in the "Additional Footnotes" section below.

(2)
See footnotes (a) and (f) in the "Additional Footnotes" section below.

(3)
Includes beneficial ownership of 13,620 vested and distributed Deferred Stock Units.

(4)
Includes beneficial ownership of 5,660 vested and distributed Deferred Stock Units.

(5)
Includes beneficial ownership of 383,995 shares that may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days of [March 31, 2009].

(6)
Includes beneficial ownership of 13,620 vested and distributed Deferred Stock Units.

(7)
Includes beneficial ownership of 12,334 vested and distributed Deferred Stock Units.

(8)
Includes beneficial ownership of 5,000 shares that may be acquired upon exercise of options exercisable within 60 days of May 29, 2009.

(9)
See footnotes (b), (d) and (e) in the "Additional Footnotes" section below.

(10)
Includes beneficial ownership of 11,960 vested and distributed Deferred Stock Units.

(11)
Includes shares held in trust by State Street Bank and Trust Company, as Trustee of the DIRECTV Thrift and Savings Plan as of May 29, 2009. Shares are owned pursuant to a Rule 16b-3 exempt employee savings plan.

(12)
Includes beneficial ownership of 265,000 shares that may be acquired upon exercise of options exercisable within 60 days of May 29, 2009.

(13)
Includes beneficial ownership of 525,000 shares that may be acquired upon exercise of options exercisable within 60 days of May 29, 2009.

(14)
Includes beneficial ownership of 125,000 shares that may be acquired upon exercise of options exercisable within 60 days of May 29, 2009.

(15)
See footnotes (1) and (3) through (14) above.

Additional Footnotes:

(a)
Includes 301,008 shares of Series A Liberty Entertainment common stock ("LMDIA") and 681,884 shares of Series B Liberty Entertainment common stock ("LMDIB") held by Mr. Malone's wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(b)
Includes shares held in the Liberty 401(k) Savings Plan as follows:

LMDIA
John C. Malone	1,322
Gregory B. Maffei	4,793

Total	6,115

(c)
Includes 660 LMDIA held by a trust with respect to which Mr. Malone is the sole trustee and, with his wife, retains a unitrust interest in the trust.

(d)
Includes restricted shares, none of which is vested, as follows:

LMDIA
John C. Malone	297,897
Gregory B. Maffei	411,026

Total	708,923

(e)
Includes beneficial ownership of shares that may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after April 30, 2009. Mr. Malone has the right to convert the options to purchase LMDIB shares into options to purchase LMDIA shares.

	LMDIA	LMDIB
John C. Malone	401,669	2,657,080
Gregory B. Maffei	1,610,240	—

Total	2,011,909	2,657,080

(f)
Includes 102,800 shares of LMDIA and 367,156 shares of LMDIB held by two trusts which are managed by an independent trustee, of which the beneficiaries are Mr. Malone's adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts and has disclaimed beneficial ownership of the shares held by the trusts.

(g)
Includes 2,421,082 shares of LMDIA pledged to Fidelity Brokerage Services, LLC (Fidelity) in connection with a margin loan facility extended by Fidelity to Mr. Malone.

Board of Directors and Management after the Mergers

        The directors of DIRECTV immediately prior to the Malone Contribution, plus one additional independent director to be designated by the board of directors of DIRECTV or Holdings, will be from and after the time immediately prior to the Malone Agreement the directors of Holdings. However, to the extent that all such persons (other than the one additional independent director to be designated by the board of directors of DIRECTV or Holdings) are not the persons who served on DIRECTV's board of directors as of May 3, 2009, then from and after the time immediately prior to the Malone Contribution, the directors of Holdings instead will be the Alternative Board. The entire board of directors of Holdings will stand for reelection at the first annual meeting of stockholders of Holdings after the effective time of the mergers. That meeting will occur during the first full calendar year following the year in which the effective times of the mergers occur. Pursuant to the amended and restated certificate of incorporation of Holdings, at such first annual meeting, the board of directors of Holdings will be classified into three classes, as is currently the case for the board of directors of DIRECTV, with each of the current directors of DIRECTV serving in the same class as they are currently in. If the Alternative Board serves as the board of directors of Holdings, then, once classification of the board of directors of Holdings is required pursuant to the amended and restated certificate of incorporation of Holdings, such directors will be assigned among the classes of directors in accordance with the amended and restated certificate of incorporation of Holdings with the three directors designated by the LEI board of directors to be placed in separate classes. The executive officers of DIRECTV immediately prior to the effective time of the DIRECTV merger will be the initial executive officers of Holdings.

 Material United States Federal Income Tax Consequences of the DIRECTV Merger

        The following is a discussion of the material United States federal income tax consequences of the DIRECTV merger to U.S. holders (as defined below) of DIRECTV common stock.

        This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect. This discussion assumes that the mergers and the Malone Contribution will be completed in accordance with the terms of the merger agreement and the Malone Agreement. No ruling has been or will be sought from the IRS as to the United States federal income tax consequences of the DIRECTV merger, and the following summary is not binding on the IRS or the courts. As a result, the IRS could adopt a contrary position, and such a contrary position could be sustained by a court.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of a share of DIRECTV common stock that is:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust if (1) in general, the trust is subject to the supervision of a court within the United States, and one or more U.S. persons have the authority to control all significant decisions of the trust or (2) has a valid election in effect to be treated as a U.S. person.

        This discussion does not purport to be a complete analysis of all potential United States federal income tax consequences of the DIRECTV merger, and, in particular, does not address United States federal income tax considerations applicable to stockholders subject to special treatment under United States federal income tax law (including, for example, non-U.S. holders, brokers or dealers in securities, financial institutions, mutual funds, real estate investment trusts, insurance companies, tax-exempt entities, holders who hold DIRECTV common stock as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction strategy, holders who acquired DIRECTV common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders which are partnerships or other pass-through entities or investors in partnerships or other pass-through entities and U.S. holders liable for the alternative minimum tax). In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the mergers (whether or not such transactions occur in connection with the mergers), including, without limitation, the Split-Off, the related restructuring transactions that precede the Split-Off, or any exercise of an option or the acquisition or disposition of shares of DIRECTV common stock other than pursuant to the mergers. Also, this discussion does not address United States federal income tax considerations applicable to holders of options or warrants to purchase DIRECTV common stock. No information is provided herein with respect to the tax consequences of the DIRECTV merger under applicable state, local or non-United States laws or under any proposed Treasury regulations that have not taken effect as of the date of this proxy statement/prospectus. This discussion only addresses U.S. holders who hold shares of DIRECTV common stock as capital assets within the meaning of Section 1221 of the Code.

        HOLDERS OF DIRECTV COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DIRECTV MERGER TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

        Neither DIRECTV nor Liberty intends to seek a ruling from the IRS regarding the tax consequences of the DIRECTV merger. Accordingly, the obligations of DIRECTV to consummate the DIRECTV merger are conditioned on, among other things, (x) the receipt of an opinion of its tax counsel, Weil, Gotshal & Manges LLP, dated the effective date of the mergers, to the effect that the exchange of DIRECTV common stock for Holdings common stock pursuant to the DIRECTV merger, taken together with the LEI merger and the Malone Contribution, will be treated for United States federal income tax purposes as an exchange described in Section 351 of the Code and (y) the receipt by LEI of an opinion of its tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated the effective date of the mergers, to the effect that (i) the exchange of LEI common stock for Holdings common stock pursuant to the LEI merger and the Malone Contribution, taken together with the DIRECTV merger, will be treated for United States federal income tax purposes as an exchange described in Section 351 of the Code or (ii) the LEI merger and the Malone Contribution, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code.

        Each of the foregoing tax opinions will be subject to customary qualifications and assumptions, including that the mergers and the Malone Contribution will be completed according to the terms of the merger agreement and the Malone Agreement. In rendering such tax opinions, each tax counsel may require and rely upon certain representations, covenants and assumptions, including representations made by officers of DIRECTV and LEI. If any of those representations, covenants or assumptions is inaccurate, the tax consequences of the DIRECTV merger could differ from those described below. Opinions of counsel do not bind the IRS or the courts nor preclude the IRS from adopting a contrary position. Accordingly, there can be no assurance that the IRS or the courts will not challenge such conclusions or that a court will not sustain such a challenge. The remainder of this discussion assumes that the DIRECTV merger, taken together with the LEI merger and the Malone Contribution, will be treated as an exchange described in Section 351 of the Code.

United States Federal Income Tax Consequences to DIRECTV Stockholders

        Exchange of DIRECTV Common Stock for Holdings Common Stock.    A U.S. holder who exchanges DIRECTV common stock for Holdings common stock will not recognize any gain or loss, for United States federal income tax purposes, upon the exchange. Such holder will have a tax basis in the Holdings common stock received equal to the tax basis of the DIRECTV common stock surrendered therefor, provided either that the DIRECTV common stock exchanged does not have a tax basis that exceeds its fair market value or, if it does, that a certain election to reduce the tax basis of the Holdings common stock received to its fair market value is not made. The holding period for the Holdings common stock received will include the holding period for the DIRECTV common stock surrendered therefor.

        Information on the DIRECTV Merger to Be Filed with DIRECTV Stockholders' Returns.    U.S. holders who receive Holdings common stock, and following the effective time of the mergers own Holdings common stock representing at least 5% of the total combined voting power or value of the total outstanding Holdings common stock, are required to attach to their tax returns for the year in which the mergers are consummated, and maintain a permanent record of, a complete statement that contains the information listed in Treasury Regulation Section 1.351-3. Such statement must include the holder's aggregate fair market value and tax basis of the DIRECTV common stock surrendered in the exchange.

        Tax matters are very complicated, and the tax consequences of the DIRECTV merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local, or foreign income or other tax consequences to you of the DIRECTV merger.

 Accounting Treatment

        The mergers will be accounted for using the acquisition method of accounting pursuant to Statement of Financial Accounting Standards (SFAS) No. 141(revised 2007), "Business Combinations", or SFAS 141R. DIRECTV will be treated as the acquiring corporation for accounting and financial reporting purposes; accordingly, the historical financial statements of DIRECTV will become the historical financial statements of Holdings. Under SFAS 141R, the acquisition date fair value of consideration paid by DIRECTV for LEI (excluding its investment in DIRECTV), will be allocated to LEI's other tangible and intangible assets acquired and liabilities assumed based on their estimated acquisition date fair values, with any excess being treated as goodwill. A final determination of required acquisition accounting adjustments, including the allocation of the consideration to the assets acquired and liabilities assumed based on their respective fair values, has not been made. Accordingly, the acquisition accounting adjustments made in connection with the development of the pro forma condensed combined financial statements of Holdings appearing elsewhere in this proxy statement/prospectus are preliminary and have been made solely for the purposes of developing the pro forma condensed combined financial information. Holdings will undertake to determine the fair value of certain of LEI's assets and liabilities and will make appropriate acquisition accounting adjustments upon completion of that determination. The assets, liabilities and results of operations of LEI will be consolidated into the assets, liabilities and results of operations of DIRECTV as of the acquisition date, the closing date of the mergers.

        Costs incurred to complete the transaction including legal, accounting, financial printing and investment banking fees, will be expensed as incurred pursuant to SFAS 141R. As an incentive to the LEI stockholders to enter into the merger transactions, the exchange ratio described elsewhere in this document was determined in a manner such that LEI stockholders as a group will receive a premium in the form of a slightly larger economic interest in Holdings than would have been otherwise determined based on the relative fair values of DIRECTV and LEI. This premium, calculated as the fair value of the economic interest to be distributed to LEI stockholders in excess of the fair value of the assets and liabilities of LEI (excluding LEI's interest in DIRECTV) will be expensed as a disproportionate distribution upon completion of the mergers. In addition, as part of the mergers, Holdings will grant common stock options and stock appreciation rights (stock based awards) to replace stock based awards of LEI. Pursuant to SFAS 141R, any incremental fair value of the replacement awards over the fair value of the replaced LEI awards must also be expensed. Had the merger been completed on March 31, 2009, we estimate that we would have recorded an expense of approximately $229 million on that date for the costs of the transaction, the premium to LEI stockholders, and the incremental fair value of the stock based awards. However, the actual amounts to be recorded are likely to change as they will be determined based on acquisition date fair values.

        Since most of the LEI replacement stock based awards are held by individuals who will remain employees of Liberty and not become employees of Holdings, they will be reported as a liability at fair value by Holdings in accordance with accounting standards for non-employee awards. Also, Holdings will continue to account for the derivative financial instruments of the equity collar acquired as a result of the mergers as a net asset or liability at fair value. Adjustments to the fair values of the stock based awards and the equity collar each reporting period will be recorded in non-operating earnings in the consolidated statements of operations of Holdings.

Regulatory Approvals

        The mergers are not subject to the reporting requirements of the HSR Act. However, holders of DIRECTV common stock who, as a result of the DIRECTV merger, will hold voting securities of Holdings valued in excess of $65.2 million may be required to comply with the notice and waiting period requirements of the HSR Act prior to acquiring beneficial ownership of voting securities of Holdings.

        Pursuant to the Communications Act of 1934, as amended, and the rules and regulations and published orders of the FCC thereunder, the transfer of control of a company holding or controlling FCC licenses requires prior FCC approval. DIRECTV and its subsidiaries directly or indirectly hold or control various classes of FCC licenses. As a result of the Split-Off, control of DIRECTV and its subsidiaries will pass from Liberty to LEI. Accordingly, on January 27, 2009, Liberty and LEI filed applications with the FCC for its consent to the transfer of control over the licenses and other authorizations held by DIRECTV and its subsidiaries in connection with the Split-Off. The FCC granted the pro forma transfer applications for the satellite and earth station licenses held by DIRECTV and its subsidiaries in an order released on April 9, 2009 and consented to the pro forma transfer applications for the wireless licenses held by DIRECTV and its subsidiaries in April and May 2009. The mergers will result in another transfer of control over DIRECTV and its subsidiaries under FCC rules and regulations. Thus, on May 21, 2009, Liberty and Holdings filed a consolidated application with the FCC for its consent to the transfer of control over the DIRECTV licenses and other authorizations in connection with the mergers. The mergers cannot be completed until the companies have received the FCC Approvals for the merger transactions.

        While we believe that we will receive the requisite regulatory approvals for the mergers, there can be no assurances regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurance that regulatory authorities will not attempt to challenge the mergers on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. See "The Merger Agreement—Conditions to Completion of the Mergers" beginning on page [    •    ].

Legal Proceedings Regarding the Mergers

        There are multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the Delaware Court of Chancery and the California State Court. The stockholder complaints are purported class actions on behalf of the stockholder plaintiffs which allege, among other things, that the members of the DIRECTV board of directors breached their fiduciary duties in approving the merger agreement. The stockholder plaintiffs seek to enjoin the mergers and seek awards of compensatory damages. DIRECTV, the DIRECTV board of directors and Liberty intend to defend vigorously against these allegations, but if the stockholder plaintiffs were to prevail in such litigation the consummation of the mergers could be delayed or prevented or monetary damages could become payable by the defendants.

Exchange of DIRECTV and LEI Shares

        As provided for in the merger agreement, Holdings has appointed Computershare Trust Company, N.A. as exchange agent (the "Exchange Agent") for the purpose of exchanging shares of Holdings common stock for outstanding shares of DIRECTV's common stock and outstanding shares of LEI's common stock. Promptly after the closing date of the mergers, the Exchange Agent will send to each record holder of certificated shares of DIRECTV common stock and LEI common stock a letter of transmittal and instructions for exchanging their certificates for the applicable merger consideration. For additional information regarding the treatment of certificated shares, see "The Merger Agreement—Conversion of Shares; Exchange of Certificates" below.

        Accounts holding shares of DIRECTV common stock or LEI common stock in book-entry form will be debited as of the Merger Effective Time, and promptly thereafter credited with the applicable class and number of shares of Holdings common stock. No letters of transmittal will be delivered to holders of shares in book-entry form, and holders of book-entry shares of DIRECTV common stock or LEI common stock will not need to take any action to receive their shares of Holdings common stock in the mergers.

 Treatment of Stock Options and Other Equity-Based Awards

        In the DIRECTV merger, each option to purchase shares of DIRECTV common stock granted under any DIRECTV stock plan that is outstanding immediately prior to the consummation of the DIRECTV merger (each, a "DIRECTV Stock Option") will be converted into an option (each, a "DIRECTV Adjusted Option") to purchase a number of shares of Holdings Class A common stock equal to the number of shares of DIRECTV common stock subject to such DIRECTV Stock Option immediately prior to the consummation of the DIRECTV merger, at an exercise price per share of Holdings Class A common stock equal to the exercise price for each such share of DIRECTV common stock subject to such DIRECTV Stock Option immediately prior to the consummation of the DIRECTV merger, and otherwise on the same terms and conditions (including applicable vesting requirements) as applied to each such DIRECTV Stock Option immediately prior to the consummation of the DIRECTV merger.

        In the DIRECTV merger, each outstanding restricted stock unit with respect to shares of DIRECTV common stock granted under a DIRECTV stock plan (each, a "DIRECTV RSU") will be converted into a restricted stock unit (each, a "DIRECTV Adjusted RSU") with respect to the number of shares of Holdings Class A common stock that is equal to the number of shares of DIRECTV common stock subject to such DIRECTV RSU immediately prior to the consummation of the DIRECTV merger, and on the same terms and conditions (including applicable vesting requirements) as applied to each such DIRECTV RSU immediately prior to the consummation of the DIRECTV merger. However, subject to approval by the Compensation Committee of the board of directors of Holdings, the performance targets applicable to the DIRECTV RSUs may be adjusted to appropriately reflect (or exclude) the effects of the mergers on the applicable operating performance of DIRECTV or Holdings, if necessary to preserve the intended incentives and benefits of such DIRECTV RSUs.

        As of the date of the Split-Off, each outstanding option to purchase shares of Liberty Entertainment common stock (an "Outstanding Liberty Entertainment Option") will be split, automatically, into two option awards: (a) an option award (an "LEI Option") to purchase the number and series of whole shares of LEI common stock which the holder would have received on the date of the Split-Off with respect to the shares of Liberty Entertainment common stock subject to such Outstanding Liberty Entertainment Option if the holder had exercised such Outstanding Liberty Entertainment Option immediately prior to the date of the Split-Off, with any fraction of a share rounded down to the nearest whole number; and (b) an adjusted option award (an "Adjusted Liberty Entertainment Option") to purchase the number and series of whole shares of Liberty Entertainment common stock which the holder would have retained following the Split-Off had the holder exercised such Outstanding Liberty Entertainment Option immediately prior to the date of the Split-Off, with any fraction of a share rounded down to the nearest whole number. The aggregate intrinsic value of each Outstanding Liberty Entertainment Option will be allocated between the LEI Option related to the corresponding series of shares of LEI common stock, and the Adjusted Liberty Entertainment Option, in each case, with any fraction of a cent in the resulting exercise price rounded up, based upon the relative volume weighted average prices (each, a "VWAP") of (x) the applicable series of Liberty Entertainment common stock over the 10-trading day period ending on (and including) the last trading day before the date of the Split-Off (the "pre-closing valuation period") and (y) the applicable series of LEI common stock and Liberty Entertainment common stock over the 10-trading day period beginning on the first day on which the applicable series of stock trades in the "regular way" market following the redemption date (the "Post-Closing Valuation Period"). All other terms of the LEI Options and related Adjusted Liberty Entertainment Options (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Outstanding Liberty Entertainment Option, except (i) as described above and (ii) that the options will continue to vest so long as the holder provides service (whether as an employee, consultant or nonemployee director, as the case may be) to Liberty, LEI or certain other subsidiaries of Liberty.

        As of the date of the Split-Off, each outstanding stock appreciation right related to Liberty Entertainment common stock (an "Outstanding Liberty Entertainment SAR") will be split, automatically, into two stock appreciation right awards: (a) a stock appreciation right award (an "LEI SAR") related to the number and series of whole shares of LEI common stock which the holder would have received on the date of the Split-Off with respect to the shares of Liberty Entertainment common stock subject to such Outstanding Liberty Entertainment SAR had the holder owned such shares of Liberty Entertainment common stock immediately prior to the date of the Split-Off, with any fraction of a share rounded down to the nearest whole number; and (b) an adjusted stock appreciation right award (an "Adjusted Liberty Entertainment SAR") related to the number and series of whole shares of Liberty Entertainment common stock which the holder would have retained following the Split-Off had the holder owned the number and series of shares of Liberty Entertainment common stock subject to such Outstanding Liberty Entertainment SAR immediately prior to the date of the Split-Off, with any fraction of a share rounded down to the nearest whole number. The aggregate intrinsic value of each Outstanding Liberty Entertainment SAR will be allocated between the LEI SAR related to the corresponding series of shares of LEI common stock, and the Adjusted Liberty Entertainment SAR, in each case, with any fraction of a cent in the resulting base price rounded up, based upon the relative VWAPs of (x) the applicable series of Liberty Entertainment common stock over the pre-closing valuation period and (y) the applicable series of Liberty common stock and Liberty Entertainment common stock over the Post-Closing Valuation Period. All other terms of a holder's LEI SARs and related Adjusted Liberty Entertainment SARs (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Outstanding Liberty Entertainment SAR, except (i) as described above and (ii) that the SARs will continue to vest so long as the holder provides service (whether as an employee, consultant or nonemployee director, as the case may be) to Liberty, LEI or certain other subsidiaries of Liberty.

        As of the date of the Split-Off, shares of Liberty Entertainment common stock subject to restricted stock awards will be redeemed in the same proportion as outstanding, unrestricted shares of Liberty Entertainment common stock. As a result, (i) 0.9 of each outstanding restricted share of Series A Liberty Entertainment common stock will be redeemed for 0.9 of a restricted share of LEI Series A common stock, and the remaining 0.1 of each restricted share of Series A Liberty Entertainment common stock will be retained by the holder and (ii) 0.9 of each outstanding restricted share of Series B Liberty Entertainment common stock will be redeemed for 0.9 of a restricted share of LEI Series B common stock, and the remaining 0.1 of each restricted share of Series B Liberty Entertainment common stock will be retained by the holder, subject to cash, in each case, in lieu of fractional shares. The terms of the LEI restricted shares (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding shares of Liberty Entertainment common stock, except that the LEI restricted shares will continue to vest so long as the holder provides service (whether as an employee, consultant or nonemployee director, as the case may be) to Liberty, LEI or certain other subsidiaries of Liberty.

        In the LEI merger, each outstanding option to purchase shares of LEI common stock granted under any LEI stock plan that is outstanding immediately prior to the consummation of the LEI merger (each, a "LEI Stock Option") will be converted into an option (each, a "LEI Adjusted Option") to purchase the number of whole shares of Holdings Class A common stock that is equal to the product (rounded down to the nearest whole share) of (a) the number of shares of LEI Series A common stock or LEI Series B common stock, as applicable, subject to such LEI Stock Option immediately prior to the consummation of the LEI merger and (b) the LEI exchange ratio, at an exercise price per share of Holdings Class A common stock equal to the quotient (rounded up to the nearest whole cent) obtained from dividing (c) the exercise price for each such share of LEI Series A common stock or LEI Series B common stock, as applicable, subject to such LEI Stock Option immediately prior to the consummation of the LEI merger by (d) the LEI exchange ratio, and otherwise on the same terms and conditions as applied to each such LEI Stock Option immediately prior to the consummation of the LEI merger. Additionally, each LEI adjusted option (i) will fully vest upon the consummation of the LEI merger and (ii) will remain exercisable for the full term of the corresponding LEI Stock Option (notwithstanding any contrary term, condition or early termination provision applicable to the corresponding LEI Stock Option). Liberty and LEI have obtained each applicable option holder's consent to convert LEI Stock Options that may be exercised to purchase shares of LEI Series B common stock to LEI Adjusted Options, and to refrain from exercising any LEI Stock Options for shares of LEI Series B common stock prior to the consummation of the mergers.

        In the LEI merger, each LEI SAR that is outstanding immediately prior to the consummation of the LEI merger will be converted into a stock appreciation right (each a "LEI Adjusted SAR") with respect to the number of shares of Holdings Class A common stock that is equal to the product (rounded down to the nearest whole share) of (a) the number of LEI Series A common stock or LEI Series B common stock, as applicable, subject to such LEI SAR immediately prior to the consummation of the LEI merger and (b) the LEI exchange ratio, at an exercise price per share of Holdings Class A common stock equal to the quotient (rounded up to the nearest whole cent) obtained from dividing (c) the base price for each such of LEI Series A common stock or LEI Series B common stock, as applicable, subject to such LEI SAR immediately prior to the consummation of the LEI merger by (d) the LEI exchange ratio, and otherwise on the same terms and conditions as applied to each LEI SAR immediately prior the consummation of the LEI merger. Additionally, each LEI Adjusted SAR (i) will fully vest upon the consummation of the LEI merger and (ii) will remain exercisable for the full term of the corresponding LEI SAR notwithstanding any contrary term, condition or early termination provision applicable to the corresponding LEI SAR.

        In the LEI merger, each outstanding restricted share award of LEI common stock granted under any LEI stock plan (each, a "LEI Restricted Share") shall be converted into a restricted share (each a "LEI Adjusted Restricted Share") with respect to the number of shares of Holdings Class A common stock that is equal to the product (rounded to the nearest whole share) of (a) the number of LEI restricted shares immediately prior to the consummation of the LEI merger and (b) the LEI exchange ratio, and otherwise on the same terms and conditions as applied to each such LEI restricted share immediately prior to the consummation of the LEI merger. Each LEI adjusted restricted share will fully vest upon the consummation of the LEI merger.

Restrictions on Sales of Shares by Affiliates of DIRECTV and LEI

        The shares of Holdings common stock to be issued in connection with the mergers and the Malone Agreement will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be freely transferable under the Securities Act, except for shares of Holdings common stock issued to any person who is deemed to be an "affiliate" of Holdings following the mergers. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either DIRECTV or LEI and may include our executive officers and directors, as well as our significant stockholders. Affiliates may not sell their shares of Holdings common stock acquired in connection with the mergers except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares;

  •
  in compliance with Rule 144 under the Securities Act; or

  •
  any other applicable exemption under the Securities Act.

        This proxy statement/prospectus does not cover resales of Holdings common stock by affiliates of DIRECTV, LEI or Holdings.

        Resales of the Malones' Holdings Class B common stock are also subject to transfer restrictions in the Malone Agreement. In addition, the Holdings Class B common stock will not be listed on any securities exchange or automated dealer quotation system. See "[    •    ]".

 Delivery of Excess Shares in the LEI Merger

        Under the LEI restated certificate of incorporation, shares of LEI common stock could be treated as excess shares that are transferred to a trust for the benefit of a charity in connection with certain prohibited acquisitions. The Holdings amended and restated certificate of incorporation will provide that if at the time of the mergers LEI excess shares are outstanding, then the Holdings common stock received in exchange for LEI excess shares in the LEI merger will be deemed to be excess shares subject to the excess share provisions of the Holdings charter. For a description of the treatment of excess shares, see "Description of Holdings Capital Stock—Restrictions on Ownership; Transfer of Excess Shares to a Trust," beginning on page [    ].

Listing of Holdings Common Stock; Delisting of DIRECTV Common Stock after the DIRECTV Merger

        It is a condition to the DIRECTV merger that the shares of Holdings Class A common stock to be issued in the mergers and Holdings Class A common stock to be reserved for issuance in connection with the mergers shall have been authorized for listing on the [NASDAQ Global Select Market or the New York Stock Exchange]. Holdings Class B common stock will not be listed on any securities exchange or automated dealer quotation system. If the DIRECTV merger is completed, DIRECTV common stock will cease to be listed on the NASDAQ Global Select Market and will be deregistered under the Securities and Exchange Act of 1934 (the "Exchange Act").

No Appraisal Rights

        Under the DGCL, DIRECTV stockholders are not entitled to appraisal rights in connection with the DIRECTV merger.

The Merger Agreement

        The following summary describes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to, and is incorporated by reference in, this proxy statement/prospectus. The provisions of the merger agreement are extensive and not easily summarized. Accordingly, this summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety for a more complete understanding of the merger agreement.

        The merger agreement and this summary of its terms have been included with this proxy statement/prospectus to provide you with information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about DIRECTV or LEI from the public reports filed with the SEC or otherwise. The representations and warranties contained in the merger agreement have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders. Furthermore, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Liberty, LEI and DIRECTV, because any party may take certain actions that are either expressly permitted in the confidential disclosures to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public.

Structure of the Mergers

        To effect the combination of LEI and DIRECTV, Holdings was formed as a wholly owned subsidiary of DIRECTV, with two wholly-owned subsidiaries, Merger Sub One and Merger Sub Two. At the effective time of the respective mergers:

  •
  Merger Sub One will merge with and into DIRECTV, and DIRECTV will be the surviving corporation in that merger; and

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  Merger Sub Two will merge with and into LEI, and LEI will be the surviving corporation in that merger.

        As a result of the mergers described above, and the conversion and exchange of securities described below (see "The Mergers—Conversion of Shares; Exchange of Certificates"), DIRECTV and LEI will each become a wholly-owned subsidiary of Holdings, with Holdings as the new public parent company of DIRECTV and LEI.

Effective Time and Completion of the Mergers

        DIRECTV and LEI will file certificates of merger with the Delaware Secretary of State no later than the second business day after the date on which the last condition to completing the mergers is satisfied or, where permissible, waived or at such other time as DIRECTV and LEI may agree. The DIRECTV merger and the LEI merger will become effective at the time and on the date on which those documents are filed, or later if the parties so agree and specify in those documents, provided that the DIRECTV merger will become effective immediately after the completion of the Malone Contribution, and the LEI merger will become effective immediately after the DIRECTV merger. The time that the DIRECTV merger becomes effective is referred to as the "DIRECTV Effective Time". The time that the LEI merger becomes effective is referred to as the "Merger Effective Time".

        We cannot assure you when, or if, all the conditions to completion of the mergers will be satisfied or, where permissible, waived. See "The Mergers—Conditions to Completion of the Mergers" below. The parties intend to complete the mergers as promptly as practicable, subject to receipt of the requisite stockholder and regulatory approvals.

Directors and Officers of Holdings after Completion of the Mergers

        The directors of DIRECTV immediately prior to the Malone Contribution, plus one additional independent director to be designated by the board of directors of DIRECTV or Holdings, will be the directors of Holdings. However, to the extent that all such persons (other than the one additional independent director to be designated by the board of directors of DIRECTV or Holdings) are not the persons who served on DIRECTV's board of directors as of May 3, 2009, then from and after the time immediately prior to the Malone Contribution, the directors of Holdings instead will be the Alternative Board. The entire board of directors of Holdings will stand for reelection at the first annual meeting of stockholders of Holdings after the effective time of the mergers. That meeting will occur during the first full calendar year following the year in which the effective times of the mergers occur. Pursuant to the amended and restated certificate of incorporation of Holdings, at such first annual meeting, the board of directors of Holdings will be classified into three classes, as is currently the case for the board of directors of DIRECTV, with each of the current directors of DIRECTV serving in the same class as they are currently in. If the Alternative Board serves as the board of directors of Holdings, then, once classification of the board of directors of Holdings is required pursuant to the amended and restated certificate of incorporation of Holdings, such directors will be assigned among the classes of directors in accordance with the amended and restated certificate of incorporation of Holdings with the three directors designated by the LEI board of directors to be placed in separate classes. The executive officers of DIRECTV immediately prior to the effective time of the DIRECTV merger will be the initial executive officers of Holdings.

Certificate of Incorporation and By-Laws of Holdings

        The certificate of incorporation and by-laws of Holdings will be amended immediately prior to the Malone Contribution, and such certificate of incorporation and by-laws shall be the certificate of incorporation and by-laws of Holdings until thereafter amended as provided therein or by applicable Law. Additional information about the certificate of incorporation and by-laws of Holdings that will be in effect immediately after the mergers are completed can be found in the section "Comparison of Stockholder Rights" beginning on page [    •    ].

LEI Exchange Ratio

        The LEI exchange ratio will be equal to the quotient (rounded to the nearest five decimal places) obtained by dividing 518,325,335 (which is equal to the number of outstanding shares of Liberty Entertainment common stock as of February 28, 2009) by an amount equal to:

  •
  the aggregate number of shares of LEI common stock outstanding immediately prior to the Merger Effective Time (as reduced for the exercise or settlement of any stock options and stock appreciation rights referred to in the following two bullets); plus

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  ninety percent of the aggregate number of shares of Liberty Entertainment common stock underlying Liberty Entertainment stock options and stock appreciation rights that were awarded on or after March 1, 2009 (other than stock options granted pursuant to the letter agreement, dated May 3, 2009, pursuant to which Robert R. Bennett agreed to specific limitations on his ability to transfer or acquire certain securities of Liberty, LEI or DIRECTV (the "Bennett Agreement")) and prior to the effective time of the Split-Off; plus

  •
  the aggregate number of shares of LEI common stock underlying LEI stock options and stock appreciation rights that were awarded after the effective time of the Split-Off and prior to the Merger Effective Time (but not including any such stock options and stock appreciation rights that were awarded in connection with any adjustment to any Liberty Entertainment equity awards as a result of the Split-Off).

        Based on the number of shares of Liberty Entertainment common stock that were outstanding on February 28, 2009), the LEI exchange ratio would be 1.11111.

Conversion of Shares; Exchange of Certificates

        At the DIRECTV Effective Time:

  •
  each share of DIRECTV common stock issued and outstanding immediately prior to the DIRECTV Effective Time (other than (a) each issued share of DIRECTV common stock that is owned by DIRECTV which will be canceled and (b) the DIRECTV common stock owned by Liberty or LEI which will remain issued and outstanding) will be converted into the right to receive one share of Holdings Class A common stock; and

  •
  each share of Merger Sub One common stock issued and outstanding immediately prior to the DIRECTV Effective Time will be, in the aggregate, converted into that number of shares of common stock of DIRECTV as the surviving corporation in the DIRECTV merger equal to the number of shares of DIRECTV common stock that are outstanding immediately prior to the DIRECTV Effective Time (other than (a) each issued share of DIRECTV common stock that is owned by DIRECTV which will be canceled and (b) the DIRECTV common stock owned by Liberty or LEI which will remain issued and outstanding).

        At the Merger Effective Time:

  •
  each share of LEI Series A common stock and LEI Series B common stock (other than LEI common stock that is owned directly or indirectly by LEI or Holdings immediately prior to the Merger Effective Time (including the shares of LEI Series B common stock acquired in the

    Malone Contribution) which will be canceled) issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive a number of shares of Holdings Class A common stock equal to the LEI exchange ratio; and

  •
  each share of Merger Sub Two common stock issued and outstanding immediately prior to the Merger Effective Time will be converted into one share of LEI Series A common stock as the surviving corporation in the LEI merger.

        For information on the treatment of stock options and other stock based awards for DIRECTV and LEI, see "Treatment of Stock Options and Other Equity-Based Awards" beginning on page [    •    ].

        Notwithstanding the foregoing, in the event that, at or prior to the closing of the mergers, Bank of America does not approve the release of any and all liens held by it on the shares of DIRECTV common stock owned by Greenlady II, then, if instructed by DIRECTV, each share of DIRECTV owned by Greenlady II will be converted into the right to receive one share of Holdings Class A common stock.

        Promptly after the Merger Effective Time, the Exchange Agent will mail a letter of transmittal to each holder of record of a stock certificate which immediately prior to the DIRECTV Effective Time or the Merger Effective Time, as applicable, represented outstanding shares of DIRECTV common stock (other than the shares of DIRECTV common stock owned by Liberty or LEI) or of LEI common stock (other than the shares of LEI Series B common stock exchanged by the Malones immediately prior to the LEI merger for shares of Holdings Class B common stock), which at the DIRECTV Effective Time or the Merger Effective Time, as applicable, were converted into the right to receive the applicable merger consideration. This mailing will contain instructions on how to surrender shares of DIRECTV common stock or LEI common stock in exchange for the applicable merger consideration the holder is entitled to receive under the merger agreement. When you deliver your DIRECTV stock certificates or LEI stock certificates to the Exchange Agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be canceled.

        No dividends or other distributions with respect to Holdings common stock with a record date after the Merger Effective Time will be paid to the holder of any unsurrendered stock certificates with respect to the shares of Holdings common stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Holdings common stock will be paid to any such holder, in each case until the holder of such stock certificate surrenders such stock certificate.

        Following surrender of any stock certificate, the record holder will receive, without interest:

  •
  promptly following the time of such surrender, the amount of cash payable in lieu of any fractional shares of Holdings common stock to which such holder is entitled and the amount of dividends or other distributions, payable with respect to that number of whole shares of Holdings common stock issuable in exchange for such stock certificate, with a record date after the Merger Effective Time and paid with respect to Holdings common stock prior to such surrender; and

  •
  at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Holdings common stock.

        For a description of the treatment of shares of DIRECTV common stock and LEI common stock held in book-entry form, see "Exchange of DIRECTV and LEI Shares" above.

Representations and Warranties.

        The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

  •
  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to Liberty, LEI or DIRECTV in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement;

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

  •
  were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.

        Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Reciprocal Representations and Warranties

        The representations and warranties made by Liberty, LEI and DIRECTV relate to, among other things:

  •
  corporate organization and similar corporate matters;

  •
  capital structure; and

  •
  authorization of the merger agreement, absence of conflicts and voting requirements.

Liberty Representations and Warranties

        In addition, the representations and warranties made by Liberty relate to, among other things:

  •
  documents filed with the SEC;

  •
  information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part and Liberty's proxy statement/prospectus and the registration statement of which it is part;

  •
  brokers and other advisors;

  •
  ownership by Liberty of DIRECTV common stock

  •
  indemnification claims under that certain agreement by and between News Corporation and Liberty, dated as of December 22, 2006 (the "Share Exchange Agreement");

  •
  LEI Takeover Proposals;

  •
  sale of assets;

  •
  solvency of Liberty and its subsidiaries;

  •
  applicable state takeover laws;

  •
  opinion of financial advisor; and

  •
  investigation, reliance.

LEI Representations and Warranties

        In addition, the representations and warranties made by LEI relate to, among other things:

  •
  financial statements, absence of certain changes and absence of liabilities;

  •
  legal proceedings;

  •
  compliance with applicable laws;

  •
  permits;

  •
  tax matters;

  •
  employee benefits;

  •
  labor matters;

  •
  environmental matters;

  •
  contracts;

  •
  real estate;

  •
  intellectual property;

  •
  affiliate transactions;

  •
  absence of operations, sufficiency of assets; and

  •
  operations of LEI business.

DIRECTV Representations and Warranties

        In addition, the representations and warranties made by DIRECTV relate to, among other things:

  •
  documents filed with the SEC, financial statements included in those documents, absence of certain changes and absence of liabilities;

  •
  information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part and Liberty's proxy statement/prospectus and the registration statement of which it is part;

  •
  brokers and other advisors;

  •
  applicable state takeover laws;

  •
  DIRECTV Takeover Proposals;

  •
  legal proceedings;

  •
  compliance with applicable laws;

  •
  tax matters;

  •
  opinion of financial advisor;

  •
  no interest in Liberty Entertainment common stock;

  •
  no interest in LEI;

  •
  absence of operations regarding Holdings, Merger Sub One and Merger Sub Two; and

  •
  investigation; reliance.

Conduct of Business Pending the Mergers.

        Under the merger agreement, Liberty and LEI agreed that, during the period before completion of the mergers, except as expressly contemplated or permitted by the merger agreement, or to the extent that DIRECTV consents in writing, each of Liberty (only with respect to the LEI business) and its subsidiaries and LEI and its subsidiaries will carry on their respective businesses in the ordinary course consistent in all material respects with past practice, comply in all material respects with all applicable material laws and the material requirements of all material contracts of LEI, use reasonable best efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees so that its goodwill and ongoing businesses are unimpaired, and keep in full force and effect all material insurance policies maintained, other than changes to such policies made in the ordinary course of business.

        Liberty (only with respect to the LEI business) and LEI have agreed not to, and not to permit their respective subsidiaries to (subject to certain exceptions specified in the merger agreement), among other things, undertake the following actions without the consent of DIRECTV:

  •
  issue shares, securities, equity interests or capital stock of Liberty (with respect to Liberty Entertainment), LEI or any of its subsidiaries, other than in connection with the exercise of existing stock based awards;

  •
  declare or pay dividends or redeem any equity interest of any LEI subsidiary;

  •
  incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Liberty, LEI or any of their respective subsidiaries, other than borrowings from LEI by a direct or indirect wholly-owned subsidiary of LEI in the ordinary course of business consistent with past practice;

  •
  sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its or its subsidiary's properties to any person, except for immaterial dispositions of assets in the ordinary course of business consistent with past practice;

  •
  make any capital expenditure involving the purchase of real property or not contemplated in the 2009 budget; provided that in respect of capital expenditures in 2010, the aggregate amount shall not exceed $2,500,000;

  •
  directly or indirectly acquire any person or division, business or equity interest of any person;

  •
  make any investment in, or loan or advance to, any person (other than certain investments, loans or advances in subsidiaries of LEI);

  •
  (i) amend, modify or terminate any material contract of LEI, (ii) enter into a material LEI contract (other than in the ordinary course of business), (iii) amend or modify the Liberty engagement letters, (iv) enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following, completion of the transactions, or result in the acceleration of any obligation or the vesting of any benefit as a result of the completion of the transactions or (v) release any person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

  •
  increase in any manner the compensation of any of the directors, officers, employees, and individual consultants of LEI or its subsidiaries or enter into, establish, amend or terminate any compensation or benefit arrangement, agreement or plan in respect of, any stockholder, director, officer, other employee, consultant or affiliate of LEI;

  •
  relating to LEI and each entity that will be a subsidiary of LEI at the time of the Split-Off, make, change or revoke any tax election, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, settle or compromise any tax liability, change any method of accounting, tax practice or policy or enter into an agreement relating to taxes with a taxing authority, subject, in each case, to certain limited exceptions;

  •
  amend organizational documents of LEI or any of its subsidiaries;

  •
  adopt a plan or agreement of liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

  •
  settle or compromise any material litigation, proceeding or investigation;

  •
  pay, discharge or satisfy liabilities, other than in the ordinary course of business consistent with past practices;

  •
  cancel any material indebtedness or waive or assign any material claims, other than in the ordinary course of business consistent with past practices;

  •
  dispose of or grant any rights to any material owned or licensed intellectual property, other than in the ordinary course of business consistent with past practices;

  •
  make any changes in the capital structure of LEI or any of its subsidiaries;

  •
  dispose of or encumber any of the shares of DIRECTV beneficially owned by Liberty;

  •
  amend, modify or enter into any contract between LEI or any of its subsidiaries and Liberty or any of its affiliates (other than LEI or any of its subsidiaries), other than any contract to which DIRECTV or any of its subsidiaries is a party;

  •
  amend, modify or terminate any contract entered into in connection with the increase of Liberty's indirect ownership interest in Game Show Network, LLC pursuant to the contribution of FUN Technologies ULC (formerly known as FUN Technologies Inc., "Fun Technologies") to Game Show Network, LLC;

  •
  amend, modify or terminate the Share Exchange Agreement or any ancillary agreement to the Share Exchange Agreement in a manner that would adversely affect the rights to be assigned; or

  •
  agree to take any of the foregoing actions.

        DIRECTV has agreed not to, and not to permit its respective subsidiaries to (subject to certain exceptions specified in the merger agreement), among other things, undertake the following actions without the consent of LEI:

  •
  issue shares, securities, equity interests or capital stock of DIRECTV or any of its subsidiaries, other than in connection with the exercise of existing stock based awards;

  •
  directly or indirectly acquire any person if such acquisition would reasonably be expected to materially impede or delay the ability of the parties to satisfy the conditions to the mergers;

  •
  make any investment in any person if such investment would reasonably be expected to materially impede or delay the ability of the parties to satisfy the conditions to the mergers;

  •
  enter into any contract that would be breached or would result in the acceleration of any obligation or vesting of any benefit as a result of the completion of the transactions; or

  •
  release any person from or modify or waive any provision of any confidentiality, standstill or similar agreement that would reasonably be expected to cause a DIRECTV material adverse effect.

        Liberty, LEI and DIRECTV have further agreed that (subject to certain exceptions specified in the merger agreement) it is their understanding and intention, among other things, that:

  •
  prior to the Split-Off, LEI will not conduct any operations outside of its obligations of the merger agreement and prior to the completion of the mergers, LEI will be operated consistently with its status as a publicly traded holding company;

  •
  from April 1, 2009 to the completion of the mergers, each subsidiary of LEI has operated and will operate its business on a stand-alone basis in the ordinary course of business consistent with past practice;

  •
  from April 1, 2009 to the completion of the mergers, no subsidiary of LEI will dividend, distribute or advance funds or assets to either Liberty or LEI;

  •
  Liberty and LEI will provide DIRECTV with regular access to books and records of LEI and its subsidiaries as is reasonably necessary to confirm LEI and its subsidiaries, compliance with its above obligations; and

  •
  Liberty, until the completion of the Split-Off, and LEI shall use commercially reasonable efforts to seek the approval of the members of Game Show Network, LLC who are not subsidiaries of Liberty or LEI to comply with any covenants or agreements in the merger agreement requiring (i) Game Show Network, LLC or any of its subsidiaries to take any action or refrain from taking any action or (ii) Liberty, LEI or any of their respective subsidiaries to cause Game Show Network, LLC or any of its subsidiaries to take any action or refrain from taking any action.

No Solicitation of Alternative Transactions.

        The merger agreement contains detailed provisions prohibiting Liberty and LEI, on the one hand, and DIRECTV, on the other hand, from seeking an alternative transaction to the mergers. Under these "no solicitation" provisions, DIRECTV, Liberty and LEI have agreed that neither it nor any of its subsidiaries may, directly or indirectly:

  •
  solicit, initiate, cause, facilitate or encourage any inquires or proposals that constitute, or could reasonably be expected to lead to, a "Takeover Proposal" (as defined below);

  •
  participate in any discussions or negotiate with any third party regarding any Takeover Proposal;

  •
  enter into any letter of intent, agreement, arrangement or other understanding related to any Takeover Proposal;

  •
  take any action to make the provisions of any anti-takeover statute or regulation or any restrictive provision of any applicable anti-takeover provision in its certificate of incorporation or by-laws, inapplicable to any transactions contemplated by a Takeover Proposal; or

  •
  resolve, propose or agree to do any of the foregoing.

        For purposes of the merger agreement, the term "Takeover Proposal" means any inquiry, proposal or offer from any third party (other than (i) DIRECTV and its subsidiaries with respect to an LEI Takeover Proposal and (ii) Liberty, LEI and their respective subsidiaries with respect to a DIRECTV Takeover Proposal) relating to any:

  •
  direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the LEI business (with respect to an LEI Takeover Proposal) or DIRECTV and its subsidiaries (with respect to a DIRECTV Takeover Proposal) (including securities of subsidiaries) equal to 10% or more of the respective assets or to which 10% or more of the respective business' revenues or earnings on a consolidated basis are attributable;

  •
  direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership of any shares of DIRECTV beneficially owned by Liberty (solely with respect to an LEI Takeover Proposal) or 10% or more of any class of equity securities of DIRECTV (with respect to a DIRECTV Takeover Proposal) or LEI (with respect to an LEI Takeover Proposal);

  •
  tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 10% or more of any class of equity securities of DIRECTV (with respect to a DIRECTV Takeover Proposal) or LEI (with respect to an LEI Takeover Proposal); or

  •
  merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving DIRECTV and any of its subsidiaries (with respect to a DIRECTV Takeover Proposal) or the LEI business, LEI or any of LEI's subsidiaries (with respect to an LEI Takeover Proposal); in each case, other than the transactions contemplated by the merger agreement.

        Notwithstanding the restrictions described above, at any time prior to obtaining the Liberty Stockholder Approval (with respect to an LEI Takeover Proposal) or the DIRECTV Stockholder Approval (with respect to a DIRECTV Takeover Proposal), in response to an unsolicited bona fide written Takeover Proposal, Liberty or DIRECTV, as applicable, may engage in discussions with and provide non-public information to the person making such Takeover Proposal if and only to the extent that:

  •
  the board of directors of Liberty (with respect to an LEI Takeover Proposal) or DIRECTV (with respect to a DIRECTV Takeover Proposal) concludes in good faith, after consultation with its outside legal counsel and financial advisor of nationally recognized reputation, that the Takeover Proposal constitutes a "Superior Proposal" (as defined below) or would reasonably be expected to lead to a Superior Proposal;

  •
  prior to providing confidential information, Liberty (with respect to an LEI Takeover Proposal) or DIRECTV (with respect to a DIRECTV Takeover Proposal) enters into a confidentiality agreement with such person, having terms that are no less favorable to such party than those in the confidentiality agreement between Liberty and DIRECTV, provided that Liberty (with respect to an LEI Takeover Proposal) or DIRECTV (with respect to a DIRECTV Takeover Proposal) concurrently discloses any non-public information to the other that had not been provided previously to such party; and

  •
  the party receiving such Takeover Proposal provides the other party to the merger agreement not less than forty-eight (48) hours written notice of its intention to take such actions.

        For purposes of the merger agreement, the term "Superior Proposal" means a bona fide written offer (obtained after the date of the merger agreement and not in breach of the merger agreement, any standstill agreement and (only with respect to an LEI Superior Proposal) the other transaction agreements) to acquire, directly or indirectly:

  •
  all of the equity securities of LEI (with respect to an LEI Takeover Proposal) or DIRECTV (with respect to a DIRECTV Takeover Proposal);

  •
  all or substantially all of the LEI assets (including all of the shares of DIRECTV beneficially owned by Liberty (with respect to an LEI Takeover Proposal));

  •
  all or substantially all of the assets of DIRECTV and its subsidiaries (with respect to a DIRECTV Takeover Proposal); or

  •
  all of the Liberty owned shares of DIRECTV (with respect to an LEI Takeover Proposal),

  in each case, made by a third party, for which the board of directors of Liberty (with respect to an LEI Superior Proposal) or DIRECTV (with respect to a DIRECTV Superior Proposal) determines in good faith financing is reasonably likely to be obtained and which is otherwise on terms and conditions which the respective board of directors determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable to its stockholders from a financial point of view than the transactions, taking into account at the time of determination any changes to the terms of the merger agreement that as of that time had been proposed by DIRECTV (with respect to an LEI Takeover Proposal) and Liberty and LEI (with respect to a DIRECTV Takeover Proposal) and the ability of the person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing, the expected timing of closing and the expectation of obtaining required approvals).

Board Recommendation and Adverse Recommendation Change.

  DIRECTV Adverse Recommendation Change

        The merger agreement also provides that DIRECTV's board of directors will not:

  •
  withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Liberty or LEI, its approval and recommendation of the merger agreement and the transactions contemplated thereby, or approve or recommend, or propose publicly to approve or recommend, any DIRECTV Takeover Proposal (such actions referred to as a "DIRECTV Adverse Recommendation Change"); or

  •
  approve or recommend, or publicly propose to approve or recommend, or permit any of its subsidiaries to execute or enter into, any agreement related to any DIRECTV Takeover Proposal other than a confidentiality agreement.

        However, in connection with a DIRECTV Takeover Proposal, at any time prior to obtaining the DIRECTV Stockholder Approval, the board of directors of DIRECTV may make a DIRECTV Adverse Recommendation Change if it determines, in good faith, after consulting with outside legal counsel and a financial advisor of nationally recognized reputation, that such DIRECTV Takeover Proposal constitutes a DIRECTV Superior Proposal and that the failure to take such action would result in a violation of its fiduciary duties to DIRECTV and the DIRECTV stockholders under applicable law. No action may be taken until after the third business day following the receipt by Liberty and LEI of written notice from DIRECTV advising Liberty and LEI that DIRECTV has received a DIRECTV Superior Proposal and the board of directors of DIRECTV intends to make such DIRECTV Adverse Recommendation Change and specifying the terms and conditions of such DIRECTV Superior Proposal, it being understood and agreed that during such three business day period, DIRECTV must negotiate in good faith with Liberty and LEI and that any amendment to the financial terms or other material terms of such DIRECTV Superior Proposal will require a new notice and a new three business day period. In determining whether to make a DIRECTV Adverse Recommendation Change, the board of directors of DIRECTV will take into account any changes to the terms of the merger agreement proposed by Liberty and LEI in determining whether such third party DIRECTV Takeover Proposal still constitutes a DIRECTV Superior Proposal.

  Liberty Adverse Recommendation Change

        The merger agreement also provides that Liberty's board of directors will not:

  •
  withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to DIRECTV, its approval of the Split-Off and the transactions contemplated thereby, the Malone Agreement and the transactions contemplated thereby, and the merger agreement and the transactions contemplated thereby, or approve or recommend, or propose publicly to approve or recommend, any LEI Takeover Proposal (such actions referred to as a "Liberty Adverse Recommendation Change"); or

  •
  approve or recommend, or publicly propose to approve or recommend, or permit any of its subsidiaries to execute or enter into, any agreement related to any LEI Takeover Proposal other than a confidentiality agreement.

        However, in connection with an LEI Takeover Proposal, at any time prior to obtaining the Liberty Stockholder Approval, the board of directors of Liberty may make a Liberty Adverse Recommendation Change if it determines, in good faith, after consulting with outside legal counsel and a financial advisor of nationally recognized reputation, that such LEI Takeover Proposal constitutes an LEI Superior Proposal and that the failure to take such action would result in a violation of its fiduciary duties under applicable law. No action may be taken until after the third business day following DIRECTV's receipt of written notice from Liberty advising DIRECTV that Liberty has received an LEI Superior Proposal and the board of directors of Liberty intends to make such Liberty Adverse Recommendation Change and specifying the terms and conditions of such LEI Superior Proposal, it being understood and agreed that during such three business day period, Liberty must negotiate in good faith with DIRECTV and that any amendment to the financial terms or other material terms of such LEI Superior Proposal will require a new notice and a new three business day period. In determining whether to make a Liberty Adverse Recommendation Change, the board of directors of Liberty will take into account any changes to the terms of the merger agreement proposed by DIRECTV in determining whether such third party LEI Takeover Proposal still constitutes an LEI Superior Proposal.

Additional Agreements.

        DIRECTV, Liberty and LEI have agreed to cooperate with each other and to, among other things, use reasonable best efforts to:

  •
  take all actions necessary under the merger agreement and applicable laws to consummate the mergers as soon as practicable; and

  •
  as promptly as practicable, supply any information or materials required by applicable laws or applicable regulatory authorities.

        The merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, consultation regarding transition matters, access to information, confidentiality, notification of certain matters and public announcements.

Special Meetings.

        As soon as practicable following the date of the merger agreement, DIRECTV will call and hold a special meeting of its stockholders for the purpose of obtaining the DIRECTV Stockholder Approval. The obligation to call and hold such stockholders meeting will not be affected by, among other things:

  •
  the commencement, public proposal, public disclosure or communication to DIRECTV of any DIRECTV Takeover Proposal; or

  •
  the withdrawal or modification of (x) DIRECTV's board of directors' approval and recommendation of the transactions or (y) the fairness opinion issued by Morgan Stanley to the Liberty Transaction Special Committee.

        As soon as practicable following the date of the merger agreement, Liberty will call and hold a meeting of the holders of Liberty Entertainment common stock for the purpose of obtaining the Liberty Stockholder Approval. The obligation to call and hold such stockholders meeting will not be affected by, among other things:

  •
  the commencement, public proposal, public disclosure or communication to Liberty of any LEI Takeover Proposal; or

  •
  the withdrawal or modification of (x) Liberty's board of directors' approval and recommendation of the transactions or (y) the fairness opinion issued by Goldman Sachs to Liberty.

Restructuring and Split-Off.

        Prior to the Split-Off, Liberty and LEI will enter into the Reorganization Agreement and the Tax Sharing Agreement. A description of these agreements is included at the end of this section, entitled "The Reorganization Agreement" and "The Tax Sharing Agreement".

        Liberty and LEI have agreed to use their respective reasonable best efforts, and cause their respective subsidiaries to use their respective reasonable best efforts, (i) to complete the restructuring (the "Restructuring") pursuant to which all of Liberty's interests in DIRECTV, GSN, Liberty Sports and approximately $30 million in cash and cash equivalents will be transferred to LEI, directly or indirectly, prior to the Split-Off, on and subject to the terms and conditions of the Reorganization Agreement, (ii) to execute and deliver the other agreements related to the Restructuring at or prior to the Split-Off and (iii) to effect the Split-Off at or prior to the closing of the mergers in accordance with the certificate of incorporation of Liberty and the Reorganization Agreement.

        Prior to the closing of the mergers, each of Liberty and LEI will not, and will cause their subsidiaries and the other parties to the transaction agreements contemplated by the mergers not to, amend, modify, terminate or abandon any of the transaction agreements (other than the merger agreement) or the Liberty May 2009 Agreement or to agree to amend, modify, terminate or abandon the Restructuring or any agreement or instrument entered into in accordance therewith or to waive any term or condition applicable thereto without the prior written consent of DIRECTV.

Benefits Matters.

        Effective as of the closing of the mergers, each employee of LEI and its subsidiaries who will by virtue of the transactions be employed by a subsidiary of Holdings following the completion of the mergers (the "Transferred Employees") will be employed in a substantially comparable position to the position in which such employee was employed immediately prior to the closing of the mergers. As of and for no less than one year following the closing of the mergers, Holdings will, and will cause its subsidiaries to, provide Transferred Employees who remain employed with Holdings and its subsidiaries with the same rate of base salary and wages and commissions and with employee benefit and compensation plans, programs and arrangements substantially equivalent in the aggregate to those provided to similarly situated employees of Holdings and its subsidiaries.

Indemnification.

        From and after the DIRECTV Effective Time, Holdings will indemnify the individuals who at or prior to the DIRECTV Effective Time were directors or officers of DIRECTV with respect to all acts or omissions by them in their capacities as such at any time prior to the DIRECTV Effective Time, to the fullest extent (i) required by the DIRECTV organizational documents as in effect on the date of the merger agreement, (ii) required by any indemnification agreement between DIRECTV and any such director or officer as in effect on the date of the merger agreement or as of the DIRECTV Effective Time and (iii) permitted under applicable Law.

        From and after the Merger Effective Time, Holdings will indemnify the individuals who at or prior to the Merger Effective Time were directors or officers of Liberty or LEI with respect to third party actions brought by stockholders of Liberty Entertainment common stock or, after the effective time of the Split-Off, LEI common stock, for acts taken or omissions by them in their capacities as directors or officers of Liberty or LEI in connection with the approval of the transactions, including the Split-Off and the mergers, at any time prior to the Merger Effective Time (other than claims brought relating to the percentage of Liberty Entertainment common stock excluded from the redemption of 90% of the outstanding Liberty Entertainment common stock in exchange for all of the outstanding shares of LEI), to the fullest extent (i) required by the Liberty organizational documents as in effect on the date of the merger agreement, (ii) required by the LEI organizational documents as in effect upon the effective time of the Split-Off, (iii) required by any indemnification agreement (x) between Liberty and any such director or officer as in effect on the date of the merger agreement (or entered into after the date thereof) and in the form publicly filed by Liberty prior to the date thereof, or (y) between LEI and any such director or officer entered into after the date of the merger agreement and in the form attached as an exhibit to the merger agreement, and (iv) permitted under applicable law. Those indemnification obligations of Holdings regarding directors or officers of Liberty or LEI shall only apply to losses relating to actions brought by holders of (i) Liberty Entertainment common stock regardless of whether such holders own other classes of Liberty tracking stock and (ii) LEI common stock.

Greenlady Debt.

        In connection with the execution of the merger agreement, Liberty and Greenlady entered into a revolving credit facility (the "Liberty Revolving Credit Facility") in order to provide loans to Greenlady for pre-Split-Off repayments of debt issued pursuant to that certain Credit Agreement, dated as of April 9, 2008, by and between Greenlady II, LLC and Bank of America, and the equity collars associated therewith (the "Greenlady Debt"). DIRECTV also entered into a secured credit facility with Greenlady (the "DIRECTV Credit Facility") in order to provide funds sufficient for Greenlady to repay the Liberty Revolving Credit Facility (up to a maximum of $300 million) immediately following the effective time of the Split-Off. The DIRECTV Credit Facility will enable Greenlady to borrow amounts aggregating (together with prior advances) up to $650 million after the effective time of the Split-Off (subject to the conditions therein) in order for Greenlady to make additional permitted payments prior to the Merger Effective Time. Those permitted payments include scheduled maturities under the Greenlady Debt and other amounts that become due by virtue of the exercise by Bank of America of certain unwind rights in the associated equity collars that relate to actions of DIRECTV. The DIRECTV Credit Facility and the Liberty Revolving Credit Facility will be repaid and be subject to such terms and conditions as are provided therein.

        Prior to the closing of the mergers, Liberty and LEI will use their reasonable best efforts to assist DIRECTV, and to provide DIRECTV all cooperation reasonably requested by it, to cause Bank of America to amend the Greenlady Debt in a manner reasonably satisfactory to DIRECTV, including a release of any and all liens held by Bank of America on the shares of DIRECTV common stock held by Greenlady II (the "Greenlady Debt Restructuring"). Nothing will require Liberty, LEI or any of their respective subsidiaries to pay any fee or incur any other liability in connection with the Greenlady Debt Restructuring. If the parties are unable to effect the Greenlady Debt Restructuring by the time all other conditions to the merger agreement are satisfied (other than those which by their terms can only be satisfied at the closing of the mergers), then at the closing DIRECTV will repay the Greenlady Debt in full, without any cost or liability to Liberty, LEI or any of their respective subsidiaries. Liberty and LEI have agreed not to amend, terminate, modify or abandon any agreement, document or arrangement relating to the Greenlady Debt without the prior written consent of DIRECTV. Liberty has indicated that it intends to seek the termination of its guaranty with respect to the equity collars associated with Greenlady Debt not later than the effective time of the Split-Off and thus a guaranty of LEI may be substituted for its guaranty.

        In the event that, at or prior to the closing of the mergers, Bank of America does not approve the release of any and all liens held by it on the shares of DIRECTV common stock owned by Greenlady II, then, if instructed by DIRECTV in its sole discretion, the shares of DIRECTV owned by Greenlady II will not be unaffected by the DIRECTV merger and each such share will be converted into the right to receive one share of Holdings Class A common stock.

Certain Restricted Acquisitions.

        From and after the date of the merger agreement and prior to the first to occur of the effective time of the LEI merger and the termination of the merger agreement:

  •
  DIRECTV will not acquire, directly or indirectly, any shares, options, or other rights to purchase or receive shares of Liberty Entertainment common stock or LEI common stock (including derivative contracts, hedges or other similar transactions that have the effect of providing DIRECTV with the economic benefits, voting rights or risks of ownership of any shares of Liberty Entertainment common stock); and

  •
  Liberty will not (i) acquire, directly or indirectly, any additional shares of DIRECTV common stock or any other rights to purchase or receive additional shares of DIRECTV common stock or (ii) enter into or acquire, directly or indirectly, any derivative contract with respect to any shares of DIRECTV common stock or enter into any other hedging or other similar transaction that has the effect of providing Liberty, directly or indirectly, with the economic benefits, voting rights or risks of ownership of any shares of DIRECTV common stock (other than in each case any acquisition from or contract entered into with DIRECTV or any of its subsidiaries).

        From and after the effective time of the Split-Off and prior to the first to occur of the effective time of the LEI merger and the termination of the merger agreement, Liberty will not acquire, directly or indirectly, any LEI interest.

Fees and Expenses.

        Whether or not the mergers are completed, all fees and expenses incurred in connection with the merger agreement and the completion of the transactions will be paid by the party incurring such fees and expenses. Notwithstanding that, Liberty and DIRECTV agreed that:

  •
  Liberty will be responsible for paying all fees and expenses incurred by Liberty and LEI in connection with the merger agreement and the completion of the transactions and DIRECTV will be responsible for paying all fees and expenses incurred by DIRECTV, Holdings, Merger Sub One and Merger Sub Two;

  •
  DIRECTV will pay for the portion of the SEC filing fee applicable to the Form S-4 of which this proxy statement/prospectus forms a part, which is attributable to the shares of Holdings common stock to be distributed to the holders of DIRECTV common stock in the DIRECTV merger;

  •
  LEI will pay for the portion of the SEC filing fee applicable to the Form S-4 of which this proxy statement/prospectus forms a part, which is attributable to the shares of Holdings common stock to be distributed (i) to the holders of LEI common stock in the LEI merger and (ii) in connection with the Malone Contribution; and

  •
  Liberty will pay the entire SEC filing fee applicable to the LEI Form S-4.

LEI Cash Amount.

        Liberty will cause LEI to possess, directly or indirectly, at the effective time of the Split-Off an amount of cash or cash equivalents equal to at least the LEI Cash Amount; provided that under no circumstances will such amount be held by Fox Sports Net Northwest, LLC, Fox Sports Net Rocky Mountain, LLC, Fox Sports Net Pittsburgh, LLC, Game Show Network, LLC or FUN Technologies or any of their subsidiaries. The "LEI Cash Amount" is an amount of cash equal to approximately $29.7 million, plus cash received in connection with the exercise of certain Liberty Entertainment or LEI stock options, plus 90% of the grant date fair value of any options granted pursuant to the Bennett Agreement.

Parent Undertaking.

        From the date of the merger agreement to the completion of the Split-Off, Liberty will (i) cause LEI and its subsidiaries to perform in all material respects their respective obligations under the merger agreement and (ii) be responsible for any liability arising out of a breach of any representation or warranty made by LEI in the merger agreement and for the failure of LEI to perform any of its covenants, agreements or obligations under the merger agreement. After the Split-Off, Liberty will be released from its obligations under the merger agreement, other than certain specified obligations and liabilities set forth in the merger agreement, as described below.

Assignment of Liberty's Right; Release of Liberty.

        At the effective time of the Split-Off:

  •
  Liberty will assign to LEI its rights under the Share Exchange Agreement and certain agreements entered into in connection therewith;

  •
  Liberty will assign its rights under the merger agreement, other than specified rights, to LEI and LEI will agree to be bound by all of Liberty's obligations under the merger agreement and to perform such obligations in accordance with the terms of the merger agreement;

  •
  DIRECTV, LEI, Holdings, Merger Sub One and Merger Sub Two will release Liberty from any obligations and liabilities, other than certain specified obligations and liabilities, under the merger agreement (including any such liabilities relating to any breach by Liberty or LEI of any representation or warranty made by either of them or the failure of Liberty or LEI to perform any covenant under the merger agreement); and

  •
  Liberty will release each of DIRECTV, LEI, Holdings, Merger Sub One and Merger Sub Two from any obligations and liabilities, other than certain specified obligations and liabilities, relating to any breach by such party of any representation or warranty made by such party under the merger agreement or its failure to perform in all material respects any covenant to be performed by it under the merger agreement.

        From and after the effective time of the Split-Off:

  •
  DIRECTV, Holdings, Merger Sub One and Merger Sub Two will look solely to LEI with respect to the performance of LEI's and Liberty's covenants, agreements and obligations under the merger agreement, whether such agreement or obligation arises before or after the effective time of the Split-Off; and

  •
  Holdings will not initiate, join in or otherwise support any proceeding seeking (directly or indirectly) relief of any kind against Liberty or its subsidiaries or representatives, pursuant to an indemnification agreement among DIRECTV, News Corporation and Liberty, which was entered into in connection with Liberty's indirect acquisition of a 41% stake in DIRECTV in February 2008.

Holdings Joinder.

        Holdings has agreed to become jointly and severally liable with LEI at the Merger Effective Time for LEI's obligations under the Reorganization Agreement and the Tax Sharing Agreement.

Conditions to Completion of the Mergers.

        DIRECTV, Liberty and LEI may not complete the mergers unless each of the following conditions is satisfied or waived:

  •
  the Liberty Stockholder Approval has been obtained;

  •
  the Restructuring and Split-Off have been completed in accordance with the certificate of incorporation of Liberty, the Reorganization Agreement and applicable law;

  •
  the DIRECTV Stockholder Approval has been obtained;

  •
  all regulatory approvals necessary for the completion of the mergers have been obtained and are in full force and effect;

  •
  approval of the mergers has been obtained by Liberty, DIRECTV and LEI under the Communications Act of 1934, as amended (and the rules, regulations and published orders of the FCC thereunder);

  •
  no law, injunction, judgment or ruling prohibiting the completion of the mergers or making the completion of the mergers illegal is in effect;

  •
  the Form S-4 and the LEI Form S-4 in each case, of which this proxy statement/prospectus forms a part, have been declared effective by the SEC and are not subject to any stop order or initiated or threatened proceedings seeking a stop order; and

  •
  the shares of Holdings Class A common stock deliverable to certain stockholders of LEI and DIRECTV have been approved for listing on NASDAQ or the New York Stock Exchange.

        DIRECTV's obligations to complete the DIRECTV merger are also subject to the satisfaction or waiver of each of the following additional conditions:

  •
  truthfulness and correctness of the representations and warranties of Liberty and LEI that would not, individually or in the aggregate, have an LEI material adverse effect (subject to certain exceptions);

  •
  Liberty's performance in all material respects of all obligations that are required by the merger agreement to be performed on or prior to the closing of the mergers;

  •
  LEI's performance in all material respects of all obligations that are required by the merger agreement to be performed on or prior to the closing of the mergers;

  •
  there is no action, proceeding or litigation by any governmental authority reasonably likely to: (i) prohibit or restrain Holdings from exercising full ownership of DIRECTV and LEI, (ii) prohibit or restrain Holdings from owning or operating all or any portion of the businesses or assets of DIRECTV or its subsidiaries (taken as a whole) or, as a result of the transactions, of LEI and its subsidiaries (taken as a whole), (iii) as a result of the transactions, compel Holdings to dispose of any shares of DIRECTV or LEI or to dispose of or hold separate any material portion of the businesses or assets of DIRECTV and its subsidiaries (taken as a whole) or (iv) impose damages on Holdings, LEI or DIRECTV or any of their respective subsidiaries as a result of the transactions in amounts material in relation to Holdings or the transactions. In addition, there are no restraints that could reasonably be expected to result in any of the effects referred to above;

  •
  DIRECTV shall have received resignation letters from Liberty representatives who hold director or officer positions at LEI or any of its subsidiaries and representatives of DIRECTV shall have been appointed to the management committee of the Game Show Network, LLC to fill the vacancies created by the resignations of the Liberty representatives;

  •
  DIRECTV shall have received a certificate signed by Mr. Malone on which tax counsel will rely in connection with certain tax opinions delivered pursuant to the merger agreement;

  •
  each of the parties (other than DIRECTV and its subsidiaries) to the transaction agreements (other than the Liberty credit facility) and the Bennett Agreement shall have performed in all material respects all obligations required to be performed by such party under such agreement and each such agreement shall be in effect;

  •
  DIRECTV shall have received an opinion from Weil, Gotshal & Manges LLP or Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner)), in either case, in form and substance reasonably satisfactory to DIRECTV, to the effect that the exchange of DIRECTV common stock for Holdings common stock pursuant to the DIRECTV merger, taken together with the LEI merger and the Malone Contribution, will be treated for federal income tax purposes as a transaction described in Section 351 of the Code;

  •
  Liberty shall have received a private letter ruling or rulings from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) addressing the application of Section 355(e) of the Code to shifts in voting power among Holdings stockholders as a result of the automatic conversion feature of Holdings Class B common stock (the "7.2(i)(i)(B) Closing Condition");

  •
  (i) Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) and Liberty and LEI shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in each case, in form and substance reasonably acceptable to DIRECTV, substantially to the effect that the LEI Contribution and the Split-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code; (ii) Liberty or LEI shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) or LEI shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in each case, in form and substance reasonably acceptable to DIRECTV, substantially to the effect that the LEI merger and the Malone Contribution, taken together, will qualify as a reorganization under Section 368 of the Code or that the LEI merger and the Malone Contribution, taken together with the DIRECTV merger, will be treated as exchanges described in Section 351 of the Code; (iii) Liberty and LEI shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to DIRECTV, to the effect that the Split-Off will not affect the tax-free treatment under Sections 355 and/or 368(a)(1)(D) of the Code of, and will not cause Section 355(e) of the Code to apply to, (I) the News/Liberty Transaction or (II) any of the internal distributions of the stock of Greenlady that were effected by subsidiaries of News Corporation in connection with the News/Liberty Transaction; and (iv) if the date of the completion of the Split-Off is not the same date as the completion of the mergers, Liberty and LEI shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to DIRECTV, substantially to the effect that the LEI merger, the Malone Contribution and the DIRECTV merger, taken together, will not cause Section 355(e) of the Code to apply to the Split-Off; and

  •
  the Malone Contribution shall have occurred in accordance with the terms of the Malone Agreement.

        Liberty's and LEI's obligations to complete the LEI merger are also subject to the satisfaction or waiver of each of the following additional conditions:

  •
  truthfulness and correctness of the representations and warranties of DIRECTV that would not, individually or in the aggregate, have a DIRECTV material adverse effect (subject to certain exceptions);

  •
  DIRECTV's and Holdings' performance in all material respects of all obligations that are required by the merger agreement to be performed on or prior to the closing of the mergers;

  •
  there is no action, proceeding or litigation by any governmental authority reasonably likely to: (i) prohibit or restrain Liberty from owning or operating all or any portion of the businesses or assets of Liberty or its subsidiaries (excluding the LEI business), (iii) as a result of the transactions contemplated by the merger agreement, compel Liberty to dispose of any portion of any of the businesses or assets of Liberty or its subsidiaries (excluding the LEI business) or (iii) impose damages on Liberty or any of its subsidiaries (excluding the LEI business) as a result of the transactions contemplated by the merger agreement. In addition, there are no restraints that could reasonably be expected to result in any of the effects referred to above;

  •
  the Joinder Agreement whereby Holdings will be jointly and severally liable for LEI's indemnification of Liberty will be in full force and shall not have been repudiated by any party thereto; and

  •
  (i) Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) and Liberty and LEI shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in each case, in form and substance reasonably acceptable to Liberty and LEI, substantially to the effect that the LEI Contribution and the Split-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code; (ii) Liberty or LEI shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) or LEI shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in each case, in form and substance reasonably acceptable to Liberty and LEI, substantially to the effect that the LEI merger and the Malone Contribution, taken together, will qualify as a reorganization under Section 368 of the Code and that the LEI merger and the Malone Contribution, taken together with the DIRECTV merger, will be treated as exchanges described in Section 351 of the Code; (iii) Liberty and LEI shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to Liberty and LEI, to the effect that the Split-Off will not affect the tax-free treatment under Sections 355 and/or 368(a)(1)(D) of the Code of, and will not cause Section 355(e) of the Code to apply to, (I) the News/Liberty Transaction or (II) any of the internal distributions of the stock of Greenlady that were effected by subsidiaries of News Corporation in connection with the News/Liberty Transaction; and (iv) if the date of the completion of the Split-Off is not the same date as the completion of the mergers, Liberty and LEI shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to Liberty and LEI, substantially to the effect that the LEI merger, the Malone Contribution and the DIRECTV merger, taken together, will not cause Section 355(e) of the Code to apply to the Split-Off.

        For purposes of the merger agreement, the term "material adverse effect" means, with respect to any party, any material adverse effect on, or change, event, occurrence, development, condition or state of facts materially adverse to:

  •
  the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole, other than any effect, change, event, occurrence, development, condition or state of facts occurring after the date of the merger agreement (i) relating to the United States economy in general or (ii) relating to the industry in which such person operates in general and (in each case under (i) and (ii)) not specifically relating to (or disproportionately affecting) such person, or

  •
  such party's ability to, in a timely manner, perform its obligations under the merger agreement or consummate the transactions contemplated by the merger agreement.

        For purposes of any determination as to the existence of a "material adverse effect" with respect to LEI, LEI's assets shall be deemed to consist of (i) only the LEI business and shall exclude the shares of DIRECTV beneficially owned by Liberty and, (ii) solely for purposes of the closing condition described in the first bullet under DIRECTV's obligations to complete the DIRECTV merger above, the LEI business and the shares of DIRECTV beneficially owned by Liberty.

        No effect, change, event, occurrence, development, condition or state of facts arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been, a material adverse effect:

  •
  the announcement or performance of the merger agreement and the transactions contemplated by the merger agreement, including, to the extent arising therefrom, any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the LEI business or DIRECTV (in each case, other than in respect of required consents and approvals);

  •
  acts of war or terrorism or natural disasters;

  •
  changes in any laws or regulations or applicable accounting regulations or principles or the interpretations thereof;

  •
  the fact, in and of itself (and not the underlying causes thereof) that LEI or any of its subsidiaries or DIRECTV failed to meet any projections, forecasts, or revenue or earnings predictions for any period; or

  •
  any change, in and of itself (and not the underlying causes thereof) in the stock price of the Liberty Entertainment common stock or DIRECTV common stock.

Termination

        DIRECTV and LEI may terminate the merger agreement at any time prior to the completion of the mergers by mutual written consent.

        Either DIRECTV or LEI may (subject to certain exceptions set forth in the merger agreement) terminate the merger agreement by written notice to the other party:

  •
  if the transactions contemplated by the merger agreement are not completed prior to May 3, 2010, provided that if all conditions have been satisfied by such date, other than obtaining the requisite regulatory approvals, then such date shall be extended for up to 90 days;

  •
  if any final, nonappealable order or injunction prohibits the completion of the transactions contemplated by the merger agreement or a law or regulation makes the completion of such transactions illegal;

  •
  if the Liberty Stockholder Approval is not obtained at the Liberty Stockholders Meeting or at any adjournment or postponement thereof; or

  •
  if the DIRECTV Stockholder Approval is not obtained at the DIRECTV Stockholders Meeting or at any adjournment or postponement thereof.

        DIRECTV may terminate the merger agreement by written notice to LEI if:

  •
  there has been a breach by Liberty and/or LEI of any of its representations, warranties, covenants or agreements such that the related closing conditions would not be satisfied unless Liberty or LEI cures such breach within thirty (30) calendar days;

  •
  any final, nonappealable restraint imposes material damages on Holdings, LEI or DIRECTV or any of their respective subsidiaries as a result of the transactions; or

  •
  a Liberty Adverse Recommendation Change shall have occurred.

        LEI may terminate the merger agreement by written notice to DIRECTV if:

  •
  there has been a breach by DIRECTV of any of its representations, warranties, covenants or agreements such that the related closing conditions would not be satisfied unless DIRECTV cures such breach within thirty (30) calendar days;

  •
  if any final, nonappealable restraint imposes material damages on Liberty or any of its subsidiaries as a result of the transactions; or

  •
  a DIRECTV Adverse Recommendation Change shall have occurred.

        Except as described below, LEI also may terminate the Merger Agreement after July 31, 2009 if, prior to such time, Liberty has not received a private letter ruling from the IRS, as set forth in the 7.2(i)(i)(B) Closing Condition. LEI may not terminate the merger agreement in those circumstances, however, if DIRECTV certifies to Liberty that it has received an opinion of its counsel, in form and substance reasonably satisfactory to DIRECTV, with respect to such tax matters. If DIRECTV receives such an opinion of counsel and makes such certification, the 7.2(i)(i)(B) Closing Condition will be changed to the following: There has been no adverse change in U.S. federal income tax law after the date of the certification by DIRECTV referred to above with respect to such tax matters as to which DIRECTV has received such opinion of counsel.

Effect of Termination.

        In the event the merger agreement is terminated as described above, the merger agreement will become null and void and none of DIRECTV, Liberty, LEI, Holdings, Merger Sub One or Merger Sub Two or their respective directors, officers and affiliates, will have any liability under the merger agreement except that nothing shall relieve any party from liability for fraud or any willful breach of the merger agreement. Certain designated provisions of the merger agreement, including the payment of fees and expenses, non-survival of the representations and warranties and confidentiality restrictions and, under certain circumstances, the payment of the termination fee described below, will survive the termination of the merger agreement.

Termination Fees and Expense Reimbursement.

        The merger agreement provides that LEI will be required to pay a termination fee to DIRECTV of $450 million in each of the following circumstances:

  •
  if DIRECTV terminates the merger agreement as a result of the occurrence of a Liberty Adverse Recommendation Change; or

  •
  if Liberty, LEI or any of their respective subsidiaries receives an LEI Takeover Proposal prior to termination of the merger agreement and (i) enters into an agreement with respect to an LEI Takeover Proposal within nine months of the date at which DIRECTV terminated the merger agreement as a result of the failure to obtain the Liberty Stockholder Approval and the transactions contemplated by such agreement are consummated or (ii) consummates any LEI Takeover Proposal within nine months of the date on which DIRECTV terminated the merger agreement as a result of the failure to obtain the Liberty Stockholder Approval.

        The merger agreement provides that LEI will be required to pay an expense reimbursement to DIRECTV of up to $10 million if DIRECTV terminates the merger agreement as a result of the occurrence of a Liberty Adverse Recommendation Change or in the event that an LEI Takeover Proposal shall have been made known to Liberty or its stockholders generally or any person shall have publicly announced its intention to make an LEI Takeover Proposal and the merger agreement is terminated as a result of the failure to obtain the Liberty Stockholder Approval.

        The merger agreement provides that DIRECTV will be required to pay a termination fee to LEI of $450 million in each of the following circumstances:

  •
  if LEI terminates the merger agreement as a result of a DIRECTV Adverse Recommendation Change; or

  •
  if DIRECTV or any of its subsidiaries receives a DIRECTV Takeover Proposal prior to termination of the merger agreement and (i) enters into an agreement with respect to any DIRECTV Takeover Proposal within nine months of the date on which the merger agreement is terminated as a result of failure to obtain the DIRECTV Stockholder Approval, and the transactions contemplated by such agreement are consummated or (ii) consummates any DIRECTV Takeover Proposal within nine months of the date at which the merger agreement is terminated as a result of failure to obtain DIRECTV Stockholder Approval.

        The merger agreement provides that DIRECTV will be required to pay an expense reimbursement to LEI of up to $10 million if LEI terminates the merger agreement as a result of the occurrence of a DIRECTV Adverse Recommendation Change. The $10 million expense reimbursement is also payable by DIRECTV to LEI in the event that a DIRECTV Takeover Proposal shall have been made known to DIRECTV or its stockholders generally or any person shall have publicly announced its intention to make a DIRECTV Takeover Proposal and the merger agreement is terminated as a result of the failure to obtain the DIRECTV Stockholder Approval, except that, in such case, DIRECTV will not be obligated to reimburse LEI for costs or expenses related solely to the Split-Off.

        For purposes of determining whether a termination fee or expense reimbursement is payable, all references to "10% or more" in the definition of DIRECTV Takeover Proposal and LEI Takeover Proposal are deemed to be references to "50% or more".

Amendment, Extension and Waiver.

        The merger agreement may be amended in writing by action taken or authorized by DIRECTV's, Liberty's and LEI's respective boards of directors, at any time before or after receipt of the Liberty Stockholder Approval or the DIRECTV Stockholder Approval. Following approval of the transactions by the holders of Liberty Entertainment common stock, the stockholders of DIRECTV or the sole stockholder of LEI, however, there cannot be any amendment which by law would require further approval by such stockholders without such approval.

        At any time before the completion of the mergers, DIRECTV, Liberty or LEI may, by written action taken or authorized by their respective boards of directors, to the extent legally allowed:

  •
  waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement;

  •
  extend the time for the performance of any of the obligations or other acts provided for in the merger agreement; and

  •
  waive compliance with any of the agreements or conditions contained in the merger agreement.

 The Malone Agreement

        The Malones have entered into the Malone Agreement. The Malone Agreement provides that after the Split-Off but immediately prior to the mergers, the Malones will exchange each of the outstanding shares of LEI Series B common stock held of record by them for a number shares of Holdings Class B common stock equal to the LEI exchange ratio.

        In addition, under the Malone Agreement, the Malones have agreed, subject to the terms and conditions thereof, among other things:

  •
  to vote their shares of Liberty Entertainment common stock (i) in favor of the Split-Off and any other proposals related to the transactions contemplated by the Split-Off or the mergers, submitted with the recommendation of the board of directors of Liberty, (ii) against any action or agreement that would result in a breach by Liberty of its non-solicitation obligations under the merger agreement, (iii) against any LEI Takeover Proposal and (iv) against any action or agreement that would reasonably be expected to prevent, prohibit or materially delay the completion of the Split-Off or the mergers; and to grant DIRECTV irrevocable proxies to enforce the foregoing;

  •
  to limit their voting rights, only with respect to their shares of Holdings Class B common stock, to 24% of the total voting power of Holdings common stock (with any voting power attributable to such shares in excess of 24% to be voted on a pro rata basis in the same manner as the votes of the non-Malone stockholders of Holdings) and to grant Holdings irrevocable proxies to enforce the foregoing;

  •
  not to acquire, directly or indirectly, and not to enter into any agreement, arrangement, understanding or substantial negotiations to acquire, any additional shares, other than through the exercise of Series A or Class A options, as applicable, and certain other specified circumstances, of (i) Liberty Entertainment common stock from signing until the first to occur of the completion of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof, (ii) LEI common stock from the completion of the Split-Off until the first to occur of the day after the first anniversary of the Split-Off, the completion of the mergers or the termination of the Malone Agreement in accordance with the terms thereof, and (iii) Holdings Class A common stock or Holdings Class B common stock after the completion of the mergers and until the first to occur of the day after the first anniversary of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof;

  •
  to restrictions on transfer, and restrictions on entering into any agreement, arrangement, understanding or substantial negotiations to transfer, other than in certain specified circumstances, (i) of all of their shares of Liberty Entertainment Series B common stock from signing until the first to occur of the completion of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof, (ii) of all of their shares of LEI Series B common stock from the completion of the Split-Off until the first to occur of the day after the first anniversary of the Split-Off, the completion of the mergers or the termination of the Malone Agreement in accordance with the terms thereof, and (iii) of all of their shares of Holdings Class B common stock after the completion of the mergers and until the first to occur of the day after the first anniversary of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof;

  •
  solely with respect to Mr. Malone, to restrictions on transfer, other than in certain specified circumstances, of an aggregate of (i) 750,000 shares of Liberty Entertainment Series A common stock from signing until the first to occur of the completion of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof, (ii) 675,000 shares of LEI Series A common stock from the completion of the Split-Off until the first to occur of the day after the first anniversary of the Split-Off, the completion of the mergers or the termination of the Malone Agreement in accordance with the terms thereof, and (iii) 750,000 shares of Holdings Class A common stock after the completion of the mergers and until the first to occur of the day after the first anniversary of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof;

  •
  to grant to Holdings a right of first refusal exercisable in the event of certain proposed transfers of their shares of Holdings Class B common stock;

  •
  to be bound by a provision in the Holdings Certificate of Incorporation pursuant to which Holdings has the right to redeem, at a 10% premium to the market price of a share of Holdings Class A common stock, shares of Holdings Class B common stock held by the Malones (and those transferees of the Malones who become party to the Malone Agreement) at the time of Mr. Malone's death;

  •
  that the Malone Agreement will terminate automatically upon the termination of the merger agreement in accordance with its terms and that following the Merger Effective Time, the Malone Agreement will terminate automatically (with certain exceptions), without further action of the parties thereto, upon the first to occur of: (i) shares having been purchased by Holdings pursuant to the redemption right under the Holdings amended and restated certificate of incorporation, (ii) all of the shares of the Malones having been sold to one or more prospective purchasers (which term excludes transferees of the Malones who become party to the Malone Agreement); (iii) the redemption right in the Holdings amended and restated certificate of incorporation having expired unexercised, in whole or in part or (iv) upon the completion of a change of control with respect to Holdings; and

  •
  that the LEI Series B options held by the Malones immediately prior to the LEI merger will be adjusted as a result of the LEI merger into options exercisable for shares of Holdings Class A common stock.

The Liberty May 2009 Agreement

        Liberty, DIRECTV, Holdings, LEI, Greenlady and Greenlady II, LLC have entered into the Liberty May 2009 Agreement. Under the Liberty May 2009 Agreement, Liberty has agreed, subject to the terms and conditions thereof, among other things:

  •
  to vote shares of DIRECTV common stock controlled by Liberty:

  •
  in favor of the adoption of the merger agreement;

  •
  against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Liberty or LEI in the merger agreement;

  •
  against any DIRECTV Takeover Proposal; and

  •
  against any action or agreement that would reasonably be expected to prevent, prohibit or materially delay the completion of the DIRECTV merger;

  •
  not to solicit for employment (with certain exceptions) for two years after completion of the mergers any executive officer or other member of senior management of Holdings or its subsidiaries;

  •
  not to hire (with certain exceptions) for two years after completion of the mergers any individual who was an executive officer or other member of senior management of DIRECTV, the LEI business or any of their subsidiaries during the twelve month period preceding the completion of the mergers;

  •
  not to compete for a period of three years after the closing of the mergers with the provision of direct-to-home delivery of video services by satellite, the provision of programming consisting of live coverage of regional and local sports in certain geographic areas, and the provision of programming or on-line skill-based games of the nature produced, carried, offered or hosted by Game Show Network, LLC or its subsidiary, FUN Technologies; and

  •
  not to, directly or indirectly, acquire, other than pursuant to certain specified exceptions, equity securities of Holdings, for a period of three-years from and after the closing of the mergers.

        Except as provided in the next sentence, the Liberty May 2009 Agreement will terminate upon the first to occur of (i) the completion of the mergers and (ii) the termination of the merger agreement in accordance with its terms. The non-solicitation, non-competition, standstill and confidentiality provisions, however, will survive the completion of the mergers.

The Reorganization Agreement

        Prior to the Split-Off, LEI will enter into a Reorganization Agreement with Liberty to provide for, among other things, the principal corporate transactions required to effect the Split-Off, certain conditions to the Split-Off and provisions governing the relationship between LEI and Liberty with respect to and resulting from the Split-Off (the "Reorganization Agreement"). Pursuant to the merger agreement, as of the completion of the mergers, Holdings will become jointly and severally liable with LEI for LEI's obligations under the Reorganization Agreement.

        The Reorganization Agreement will provide that, prior to the Split-Off, Liberty will transfer to LEI, or cause its other subsidiaries to transfer to LEI, directly or indirectly, all of Liberty's interests in DIRECTV, GSN, Liberty Sports and approximately $30 million in cash and cash equivalents. The Reorganization Agreement will also provide for mutual indemnification obligations, which are designed to make LEI financially responsible for substantially all liabilities that may exist relating to the businesses included in LEI at the time of the Split-Off together with certain other specified liabilities, as well as for all liabilities incurred by LEI after the Split-Off, and to make Liberty financially responsible for all potential liabilities of LEI which are not related to LEI's businesses, including, for example, any liabilities arising as a result of LEI having been a subsidiary of Liberty, together with certain other specified liabilities. These indemnification obligations exclude any matters relating to taxes. For a description of the allocation of tax-related obligations, please see "The Mergers -The Tax Sharing Agreement" below.

        In addition, the Reorganization Agreement will provide for each of LEI and Liberty to preserve the confidentiality of all confidential or proprietary information of the other party for the longer of five years following the Split-Off or three years following the disclosure of such information, subject to customary exceptions, including disclosures required by law, court order or government regulation.

The Tax Sharing Agreement

        Prior to the effective time of the Split-Off, LEI will enter into a Tax Sharing Agreement with Liberty that governs Liberty's and LEI's respective rights, responsibilities and obligations with respect to taxes, the filing of tax returns, the control of audits and other tax matters. Pursuant to the merger agreement, as of the completion of the mergers, Holdings will become jointly and severally liable with LEI for LEI's obligations under the Tax Sharing Agreement.

        References in this summary description of the Tax Sharing Agreement to the terms "tax" or "taxes" mean U.S. federal, state, local and foreign taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes. In addition, references to the "LEI group" mean: with respect to any tax year (or portion thereof) ending at or before the effective time of the Split-Off, LEI and each of its subsidiaries at the effective time of the Split-Off, and with respect to any tax year

(or portion thereof) beginning after the effective time of the Split-Off, LEI and its subsidiaries during such tax year (or portion thereof); and references to the "Liberty Media group" mean, with respect to any tax year (or portion thereof), Liberty and its subsidiaries, other than any person that is a member of the LEI group, during such tax year (or portion thereof). References to "Tax-related losses" refer to losses arising from the failure of the Split-Off and related restructuring transactions to be tax-free; and references to "News Tax-related losses" refer to losses arising from the failure of the News/Liberty Transaction and related restructuring transactions to be tax-free. Finally, references to "Compensatory equity interest" refer to options, stock appreciation rights, restricted stock, stock units or other rights with respect to Liberty stock or LEI stock that are granted on or prior to the Split-Off date by Liberty, LEI or any of their respective subsidiaries in connection with employee or director compensation or other employee benefits.

        LEI and eligible members of the LEI group currently join with Liberty in the filing of a consolidated return for U.S. federal income tax purposes and also join with Liberty in the filing of certain consolidated, combined, and unitary returns for state, local, and foreign tax purposes. However, generally for tax periods beginning after the Split-Off, LEI and the members of its group will not join with Liberty in the filing of federal, state, local or foreign consolidated, combined or unitary tax returns.

        Under the Tax Sharing Agreement, except as described below, (i) Liberty will be allocated all taxes attributable to the members of the Liberty Media group, and all taxes attributable to the members of the LEI group for a pre-Split-Off period, that are reported on any consolidated, combined or unitary tax return that includes one or more members of the Liberty Media group and one or more members of the LEI group, and (ii) each of Liberty and LEI will be allocated all taxes attributable to the members of its respective group that are reported on any tax return (including any consolidated, combined or unitary tax return) that includes only the members of its respective group. Special rules apply, however, as follows:

  •
  LEI will be allocated any taxes and Tax-related losses that result from the Split-Off and related restructuring transactions, except that Liberty will be allocated any such taxes or Tax-related losses that (i) result primarily from, individually or in the aggregate, a breach by Liberty of any of its covenants relating to the Split-Off and related restructuring transactions as described below, (ii) result from the Liberty Entertainment common stock not being treated as stock of Liberty for U.S. federal income tax purposes, or (iii) result from Section 355(e) of the Code applying to the Split-Off as a result of the Split-Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest in the stock of Liberty;

  •
  Liberty will be allocated any taxes and News Tax-related losses resulting from the News/Liberty Transaction and related restructuring transactions, except that LEI will be allocated any such taxes or News Tax-related losses that (i) result primarily from, individually or in the aggregate, a breach by LEI of any of its covenants relating to the News/Liberty Transaction and related restructuring transactions as described below, or (ii) result from Section 355(e) of the Code applying to the News/Liberty Transaction, or to any of the internal distributions of the stock of Greenlady Corp. that were effected by subsidiaries of News Corporation in connection with the News/Liberty Transaction, as a result of the Split-Off, actions taken by LEI or its subsidiaries following the Split-Off, or any change in ownership (by vote or value) of LEI stock following the Split-Off (except to the extent that such losses result primarily from, individually or in the aggregate, a breach by Liberty of any of its covenants relating to the News/Liberty Transaction and related restructuring transactions as described below); and

  •
  Liberty and LEI will each be allocated 50 percent of any transfer taxes arising from the Split-Off and related restructuring transactions.

        Liberty will be responsible for preparing and filing all tax returns which include one or more members of the Liberty Media group and one or more members of the LEI group. Liberty will generally be required to prepare such returns in a manner consistent with its practices used prior to the date of the merger agreement, or if such practices are no longer permissible under applicable law, in accordance with reasonable practices selected by Liberty, with the consent of LEI, unless certain exceptions apply.

        In addition to the foregoing, each of Liberty and LEI will be responsible for preparing and filing any tax returns that include only members of its respective group. On any tax return that LEI is responsible for filing, LEI and the members of the LEI group must allocate tax items between any tax returns for which LEI is responsible and any related tax return for which Liberty is responsible that are filed with respect to the same tax year in a manner that is consistent with the reporting of such tax items on the tax return prepared by Liberty. All tax returns are required to be filed by the parties in a manner consistent with the IRS private letter ruling and tax opinions obtained in connection with the Split-Off. Further, under the Tax Sharing Agreement, amended tax returns with respect to the LEI group may only be filed by the party responsible for filing the original tax return and the consent of the other party is required with respect to the filing of any amended tax return that is likely to increase the taxes or indemnity obligations of the other party by more than a de minimis amount (unless the party filing such return otherwise agrees to pay such incremental taxes or obligations).

        To the extent permitted by applicable law, income tax deductions with respect to the issuance, exercise, vesting or settlement after the date of the Split-Off of any Compensatory equity interests must be claimed: (i) in the case of any active employee, solely by the group that employs such person at the time of such issuance, exercise, vesting or settlement (as applicable), (ii) in the case of any former employee, solely by the group that was the last to employ such person, and (iii) in the case of a director or former director (who is not an employee or former employee), (x) solely by LEI if such income tax deductions arise with respect to any series of LEI stock (or options, stock appreciation rights, restricted stock, stock units or other rights with respect thereto) and such person is or was a director of any member of the LEI group at any time following the Split-Off date, and (y) solely by Liberty in all other cases. The party whose group is allocated the foregoing income tax deductions (the "employing party") is required to satisfy all applicable tax reporting obligations and satisfy all liabilities for taxes imposed in connection with such Compensatory equity interests; however, if the corporation that is the issuer or the obligor under the applicable Compensatory equity interest is a member of a different group than the employing party, such issuing corporation is required to remit to the employing party the amount required to be withheld in respect of any withholding taxes upon settlement of such Compensatory equity interest.

        Generally, each of Liberty and LEI will be entitled to any refunds, credits, or offsets relating to taxes allocated to and paid by its respective group under the Tax Sharing Agreement. LEI must waive its right to carryback any tax attribute to a pre-Split-Off tax period to the extent permitted by applicable law. If LEI is unable to elect to forego such carryback, Liberty must take reasonable measures to obtain a refund, credit or offset of taxes with respect to such carryback; however, LEI will only be entitled to such refund, credit or offset of taxes attributable (on a last dollar basis) to such carryback, and such amount will be net of any out-of-pocket costs, expenses, or increase in taxes incurred by Liberty with respect to the receipt or accrual thereof.

        Each of Liberty and LEI will generally have the authority to respond to and control all tax proceedings, including tax audits, involving any taxes reported on tax returns for which it is responsible for preparing and filing, and the other company will have the right to participate, at its own cost and expense, in such tax proceedings to the extent such proceedings could result in a tax liability for which such other company may be liable under the Tax Sharing Agreement. Notwithstanding the foregoing, Liberty and LEI will have the authority to jointly control all proceedings, including tax proceedings, involving any taxes, Tax-related losses or News Tax-related losses arising from the Split-Off, the News/

Liberty Transaction, or related restructuring transactions. The Tax Sharing Agreement further provides for the exchange of information for tax matters (and confidentiality protections related to such exchanged information), the retention of records that may affect the tax liabilities of the parties to the agreement, and cooperation between Liberty and LEI with respect to tax matters and in obtaining any supplemental private letter ruling from the IRS related to the Split-Off that may be reasonably requested by a party.

        To the extent permitted by applicable tax law, LEI and Liberty must treat any payments made under the Tax Sharing Agreement as a capital contribution or distribution (as applicable) immediately prior to the Split-Off. However, if any indemnity payment causes, directly or indirectly, an increase in the taxable income of the recipient (or its group), the payor's payment obligation must be grossed up to take into account the taxes owed by the recipient (or its group). Payments that are not made within the time period prescribed by the Tax Sharing Agreement will bear interest until they are made.

        Finally, each of Liberty and LEI will be restricted by certain covenants related to the Split-Off, the News/Liberty Transaction and related restructuring transactions. These restrictive covenants require that neither Liberty, LEI nor any member of their respective groups take, or fail to take, any action following the Split-Off if such action, or failure to act:

  •
  would be inconsistent with or prohibit certain restructuring transactions related to the Split-Off from qualifying for tax-free treatment for U.S. federal income tax purposes to Liberty and its subsidiaries;

  •
  would be inconsistent with or prohibit the Split-Off from qualifying as a tax-free transaction under Sections 355, 368(a) and 361 of the Code to Liberty, its subsidiaries and the holders of Liberty Entertainment common stock (except with respect to cash received in lieu of fractional shares);

  •
  would be inconsistent with or prohibit the News/Liberty Transaction and related restructuring transactions from qualifying as tax-free transactions under Sections 355, 368(a) and/or 361 of the Code to News Corporation, Liberty and their respective subsidiaries;

  •
  would be inconsistent with, or otherwise cause any person to be in breach of, any representation, covenant, or material statement made in connection with (i) any private letter ruling (or supplemental private letter ruling, if any) obtained from the IRS or the tax opinions delivered to Liberty and LEI, in each case relating to the qualification of the Split-Off as a tax-free transaction described under Sections 355 and 368(a) of the Code or (ii) the tax opinions delivered to Liberty and LEI to the effect that the Split-Off will not affect the tax-free treatment under Sections 355 and/or 368(a) of the Code of, and will not cause Section 355(e) of the Code to apply to, the News/Liberty Transaction or related restructuring transactions; or

  •
  would be inconsistent with, or otherwise cause any person to be in breach of, (i) any representation, covenant or material statement made in connection with the private letter rulings and tax opinions obtained by Liberty and News Corporation relating to the qualification of the News/Liberty Transaction and related transactions as tax-free transactions described under Sections 355 and/or 368(a) of the Code, or (ii) any representation or covenant made in the tax matters agreement entered into between Liberty and News Corporation in connection with the News/Liberty Transaction.

        Further, each party will be restricted from taking any position for tax purposes that is inconsistent with the IRS private letter ruling or the tax opinions obtained in connection with the Split-Off.

        The parties must indemnify each other for taxes and losses allocated to them under the Tax Sharing Agreement and for taxes and losses arising from a breach by them of their respective covenants and obligations under the Tax Sharing Agreement. Liberty must also partially assign certain of its rights under its tax matters agreement with News Corporation to LEI to the extent those rights relate to taxes or losses allocated to LEI under the Tax Sharing Agreement.

        Notwithstanding the Tax Sharing Agreement, under U.S. Treasury Regulations, each member of a consolidated group is severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, with respect to periods prior to the Split-Off in which LEI (or its subsidiaries) have been included in Liberty's consolidated group or another company's consolidated group, LEI (or its subsidiaries) could be liable to the U.S. government for any U.S. federal income tax liability incurred, but not discharged, by any other member of such consolidated group. However, if any such liability were imposed, LEI would generally be entitled to be indemnified by Liberty for tax liabilities allocated to Liberty under the Tax Sharing Agreement.

Holdings Amended and Restated Certificate of Incorporation and By-laws

        Upon completion of the mergers, the amended and restated certificate of incorporation of Holdings will be substantially in the form set forth in Annex C to this proxy statement/prospectus, and the by-laws of Holdings will be substantially in the form set forth in Annex D to this proxy statement/prospectus. For a summary of the material provisions of Holdings' amended and restated certificate of incorporation and by-laws, see the section entitled "Comparison of Stockholder Rights" beginning on page [    •    ].

DIRECTV Credit Facility

        Following the Split-Off, DIRECTV will provide a $650 million credit facility to Greenlady pursuant to the DIRECTV credit facility (the "DIRECTV Credit Facility"). Borrowings under the DIRECTV Credit Facility are subject to certain conditions precedent, including the occurrence of the effective time of the Split-Off, and the DIRECTV Credit Facility will mature on the earlier of the closing of the mergers and the termination of the merger agreement.

        The DIRECTV Credit Facility will be secured by a pledge of and first priority security interest in 53 million shares of DIRECTV common stock owned beneficially by Greenlady, subject to certain adjustments.

        Borrowings under the DIRECTV Credit Facility will bear interest at a rate equal to 3.5% per annum until December 31, 2009 and thereafter at a rate per annum equal to LIBOR plus 5.0%. If Greenlady defaults under the DIRECTV Credit Facility, it will be obligated to pay default interest equal to the rate otherwise applicable plus 2.00% per annum.

        The DIRECTV Credit Facility contains negative covenants that, among other things, restrict, subject to certain exceptions, Greenlady's and its subsidiaries' ability to incur indebtedness; grant liens and modify the Liberty loan agreement or the collar transaction. The DIRECTV Credit Facility also contains affirmative covenants that, among other things, require Greenlady and its subsidiaries to comply with laws; pay taxes; maintain insurance; preserve existence; permit visitations; keep books and maintain properties and report certain events.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

DIRECTV Common Stock Price

        Our common stock is publicly traded on The NASDAQ Global Select Market under the symbol "DTV." Prior to December 3, 2007 our common stock was publicly traded on the New York Stock Exchange, or NYSE, under the symbol "DTV." The following table sets forth for the quarters indicated the high and low sales prices for our common stock, as reported on the NYSE Composite Tape for the period January 1, 2006 to December 2, 2007 and the NASDAQ Global Select Market for the period December 3, 2007 to March 31, 2009.

2009	High	Low
First Quarter	$24.28	$18.81

2008	High	Low
Fourth Quarter	$26.52	$17.70
Third Quarter	28.83	23.65
Second Quarter	29.10	24.26
First Quarter	26.82	18.20

2007	High	Low
Fourth Quarter	$27.73	$22.68
Third Quarter	25.46	20.73
Second Quarter	24.77	22.10
First Quarter	26.09	21.65

2006	High	Low
Fourth Quarter	$25.57	$19.50
Third Quarter	19.98	16.32
Second Quarter	18.04	15.88
First Quarter	16.40	13.28

        As of May 1, 2009, the last trading day prior to the public announcement of the mergers, DTV closed at $24.57. As of [                        ], 2009, the most recent practicable date prior to the mailing of this proxy statement/prospectus, DTV closed at $[                        ].

Dividends Declared

        No dividends on DIRECTV's common stock have been declared by DIRECTV's board of directors for more than five years.

HOLDINGS PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements of Holdings show the pro forma impact of the proposed merger transactions as of and for the three months ended March 31, 2009 and for the year ended December 31, 2008. Additional information about the merger transactions involving DIRECTV and LEI is provided in this document at "The Mergers". The pro forma condensed combined financial statements have been derived from the audited historical financial statements of DIRECTV and LMC Entertainment for the year ended December 31, 2008 and the unaudited historical consolidated financial statements of DIRECTV and LMC Entertainment as of and for the three month period ended March 31, 2009.

        The pro forma condensed combined financial statements are provided for informational purposes only and this financial information is not necessarily indicative of the future financial position or results of operations of the combined businesses of DIRECTV and LEI, or the financial position or the results of operations that would have been realized had the merger transactions between DIRECTV and LEI been consummated during the periods or as of the dates for which pro forma information is presented. In the opinion of DIRECTV's management, all adjustments necessary to fairly present such pro forma condensed combined financial statements have been made based upon the terms of the proposed merger transaction. Certain pro forma adjustments described in the accompanying notes are based on estimates and various assumptions that DIRECTV believes are reasonable under the circumstances based on currently available information. The actual recorded amounts of the acquisition consideration transferred, the recognized amounts of assets acquired and liabilities assumed, and related depreciation and amortization periods will be based on final appraisals, evaluation and estimations of fair value as of the acquisition date. As a result, actual asset and liability values established and related operating results, including actual depreciation and amortization expense, could differ from those reflected in the pro forma condensed combined financial statements.

        The LMC Entertainment consolidated financial statements include the business to be contributed to LEI and split-off from Liberty pursuant to the Split-Off. The Split-Off includes Liberty's redemption of a portion of the outstanding shares of Liberty Entertainment common stock, a tracking stock, using shares of LEI. LEI will be comprised of (i) approximately 54% of the common stock of DIRECTV, (ii) Liberty Sports Holdings, which owns three regional sports networks (RSNs), (iii) a 65% interest in Game Show Network (GSN) which in turn owns 100% of FUN Technologies (FUN), (iv) approximately $30 million in cash and cash equivalents to be contributed by Liberty prior to the Split-Off, and (v) approximately $2 billion in debt.

        The pro forma condensed combined financial statements have been prepared assuming that the lending financial institution will allow DIRECTV to assume the Greenlady Debt and associated collar. No adjustment has been made for changes to the terms of the Greenlady Debt that may be required, if any, or the complete or partial repayment of the debt and unwinding of the collar at the time of the merger, if DIRECTV is unable to assume the Greenlady Debt with its existing terms.

        The mergers will be accounted for using the acquisition method of accounting, with DIRECTV treated as the acquiring corporation for accounting purposes. Additional information about the accounting treatment of the mergers between DIRECTV and LEI is provided at "The Mergers—Accounting Treatment".

        The pro forma condensed combined statements of operations reflect adjustments as if the mergers and the additional transactions discussed below had occurred as of January 1, 2008. However, the pro forma condensed combined statement of operations do not include adjustments to record expenses of the mergers as discussed below in notes (h) and (i). The pro forma condensed combined balance sheets reflect adjustments as if the adjustments discussed below had occurred on March 31, 2009.

        News/Liberty Transaction.    On February 27, 2008, Liberty and News Corporation completed the News/Liberty Transaction, in which Liberty acquired News Corporation's approximately 41% interest in DIRECTV and three regional sports television networks (RSNs), and certain other assets

        GSN/FUN Transactions.    In March 2009, LMC Entertainment sold the fantasy sports subsidiary of FUN, FUN Sports, to Liberty and in April 2009 Liberty completed transactions which resulted in FUN becoming a wholly owned subsidiary of GSN and increased LMC Entertainment's ownership interest in GSN from 50% to 65%. As a result of these transactions, LMC Entertainment now owns a 65% equity interest, and a 50% voting interest, in GSN. Due to voting arrangements which limit LMC Entertainment's ability to control GSN, LMC Entertainment will account for this investment under the equity method of accounting.

        The pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the audited consolidated financial statements of DIRECTV for the year ended December 31, 2008 included in our Current Report on Form 8-K filed with the SEC on June 1, 2009, the unaudited consolidated financial statements of DIRECTV included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 8, 2009, the audited and unaudited consolidated financial statement of LMC Entertainment included in Annex F in this proxy statement/prospectus and Current Reports on Form 8-K filed by DIRECTV through the date of this report.

        Certain historical LMC Entertainment amounts have been combined to conform to DIRECTV's presentation.

HOLDINGS

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2009

(Unaudited)

	The DIRECTV Group Historical	LMC Entertainment Historical	GSN/FUN transactions(b)	Pro Forma Merger Adjustments(a)		Holdings
	(Dollars in Millions)
Revenues	$4,901	$72	$(15)	$(8	)(c)	$4,950
Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense	2,461	29	(9)	(8	)(c)	2,473
Selling, general and administrative expenses, exclusive of depreciation and amortization expense	1,350	11	(4)	—		1,357
Depreciation and amortization expense	666	5	(2)	—		669

Total operating costs and expenses	4,477	45	(15)	(8)		4,499

Operating profit	424	27	—	—		451
Interest income	10	—	—	—		10
Interest expense	(101)	(17)	—	—		(118)
Other, net	3	32	1	(5	)(d)
			2	(4	)(e)	29

Income before income taxes	336	42	3	(9)		372
Income tax expense	(124)	(18)	(1)	1	(f)	(142)

Income from continuing operations	$212	$24	$2	$(8)		$230

Basic and diluted income from continuing operations attributable to common shareholders per common share	$0.20					$0.22

Weighted average number of common shares outstanding (in millions)
Basic	1,018					988
Diluted	1,021					991
Amounts attributable to common shareholders:
Income from continuing operations	$212					$230
Less: Income attributable to noncontrolling interest	(11)					(11)

Income from continuing operations attributable to common shareholders	$201					$219

The accompanying notes are an integral part of these
Pro Forma Condensed Combined Financial Statements.

HOLDINGS

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

(Unaudited)

	The DIRECTV Group Historical	LMC Entertainment	News/Liberty Transaction(g)	GSN/FUN Transaction(b)	Pro Forma Merger Adjustments(a)		Holdings
	(Dollars in Millions)
Revenues	$19,693	$267	$36	$(59)	$(32	)(c)	$19,905
Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense	9,948	181	19	(32)	(32	)(c)	10,084
Selling, general and administrative expenses, exclusive of depreciation and amortization expense	4,730	53	3	(22)	—		4,764
Depreciation and amortization expense	2,320	22	1	(13)	—		2,330

Total operating costs and expenses	16,998	256	23	(67)	(32)		17,178

Operating profit	2,695	11	13	8	—		2,727
Interest income	81	—	—	—	—		81
Interest expense	(360)	(52)	—	—	—		(412)
Other, net	55	4,319	(3,665)	7	(404	)(d)
					(17	)(e)	295

Income before income taxes	2,471	4,278	(3,652)	15	(421)		2,691
Income tax (expense) benefit	(864)	1,543	(1,797)	(3)	98	(f)	(1,023)

Income from continuing operations	$1,607	$5,821	$(5,449)	$12	$(323)		$1,668

Basic income from continuing operations attributable to common shareholders per common share	$1.36						$1.46
Diluted income from continuing operations attributable to common shareholders per common share	$1.36						$1.45
Weighted average number of common shares outstanding (in millions):
Basic	1,110						1,079
Diluted	1,114						1,084
Amounts attributable to common shareholders:
Income from continuing operations	$1,607						$1,668
Less: Income attributable to noncontrolling interest	(92)						(92)

Income from continuing operations attributable to common shareholders	$1,515						$1,576

The accompanying notes are an integral part of these
Pro Forma Condensed Combined Financial Statements.

HOLDINGS

PRO FORMA CONDENSED COMBINED BALANCE SHEETS

AS OF MARCH 31, 2009

(Unaudited)

	The DIRECTV Group Historical	LMC Entertainment	GSN/FUN Transaction(b)	Proforma Merger Transaction Adjustments(a)		Holdings
	(Dollars in Millions)
ASSETS
Current assets
Cash and cash equivalents	$2,105	$48	$(3)	$30	(h)
				(32	)(i)	$2,148
Other current assets	1,930	70	(1)	—		1,999

Total current assets	4,035	118	(4)	(2)		4,147
Satellites, net	2,440	—	—	—		2,440
Property and equipment, net	4,179	6	(1)	—		4,184
Goodwill	3,760	384	(120)	121	(h)	4,145
Intangible assets, net	1,069	135	(12)			1,192
Investments and other assets	923	13,595	(2)	(13,089	)(j)
				62	(h)	1,489

Total assets	$16,406	$14,238	$(139)	$(12,908)		$17,597

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$3,562	$632	$(7)	$—		$4,187
Long-term debt	5,696	1,391	—	—		7,087
Deferred income taxes	562	1,760	—	(1,582	)(j)
				17	(k)	757
Other liabilities and deferred credits	1,743	2	(1)	103	(h)	1,847
Commitments and contingencies
Redeemable noncontrolling interest	325	—	—	—		325
Total stockholders' equity	4,518	10,453	(131)	(11,446	)(l)	3,394

Total liabilities and stockholders' equity	$16,406	$14,238	$(139)	$(12,908)		$17,597

The accompanying notes are an integral part of these
Pro Forma Condensed Combined Financial Statements.

HOLDINGS

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2008

FOR THE THREE MONTHS ENDED AND AS OF MARCH 31, 2009

(Unaudited)

The following adjustments are included in the Holdings pro forma condensed combined financial statements:

(a)
The pro forma condensed combined financial statements were prepared with DIRECTV treated as the acquiring corporation for purposes of applying the acquisition method of accounting.

(b)
The pro forma condensed combined statements of operations include adjustments to deconsolidate 100% of the results of operations and financial position of FUN and to record 65% of the earnings of GSN and FUN under the equity method of accounting as a result of the GSN/FUN transactions.

(c)
Adjusted to reflect the elimination of broadcast programming payments from DIRECTV to the RSNs.

(d)
Adjustment to reverse the earnings recorded by LEI using the equity method of accounting for its investment in DIRECTV during the period presented and to reverse a charge recorded by LEI related to its investment in DIRECTV.

(e)
Based on a preliminary valuation, we estimate the fair value of the 65% equity interest in the combined GSN/FUN to be approximately $247 million as of March 31, 2009. The book value of 65% of the net assets of GSN as of March 31, 2009 was $28 million and LMC Entertainment has recorded a $48 million deferred tax liability related to this investment; therefore, our preliminary estimate of the excess of fair value over the book value of the 65% equity interest in GSN is $267 million. For purposes of the pro forma condensed combined financial statements, we estimated that 50% of the excess of the fair value over the book value will be allocated to goodwill, which has an indefinite life, and 50% of the excess of the fair value over the book value will be allocated to amortizable intangible assets with an average life of 5 years. Both the goodwill and intangible assets will be allocated to memo accounts used for equity method accounting and will therefore not appear in the pro forma condensed combined balance sheets. Under the equity method of accounting, equity earnings recorded for our investment in GSN will be recorded net of the amortization expense associated with this intangible asset. The pro forma amortization of this intangible asset, which is presented in "Other, net" in the pro forma condensed combined statements of operations, has been estimated in the amount of $4 million, net of taxes for the three months ended March 31, 2009 and $17 million, net of taxes for the year ended December 31, 2008.

(f)
Adjusted for the estimated income tax effects of the pro forma merger adjustments using a statutory tax rate of 38.2% for the three months ended March 31, 2009 and a pro forma statutory tax rate of 38% for the year ended December 31, 2008.

(g)
Adjustments to: (i) reverse the $3,665 million gain and related tax benefit recognized by LMC Entertainment as a result of the News/Liberty Transaction, (ii) reflect the historical results of operations for the RSNs acquired as part of the News/Liberty Transaction for the two months ended February 2008 as if the transaction had been completed as of January 1, 2008 and (iii) record amortization of RSN intangible assets as if the acquisition of the RSNs had occurred on January 1, 2008.

(h)
Adjusted to record the acquisition consideration in the mergers. The actual acquisition consideration will be determined based on fair values at the time of the transaction close.

  As an incentive to the LEI stockholders to enter into the mergers, the exchange ratio described elsewhere in this document was determined in a manner such that LEI stockholders as a group will receive a premium in the form of a slightly larger economic interest in Holdings than would have been otherwise determined based on the relative fair values of DIRECTV and LEI. This premium, calculated as the fair value of the economic interest to be distributed to LEI stockholders in excess of the fair value of the assets acquired and liabilities assumed of LEI (excluding LEI's interest in DIRECTV) will be expensed as a disproportionate distribution upon completion of the mergers. In addition, as part of the mergers, Holdings will grant common stock options and stock appreciation rights (stock based awards) to replace stock based awards of LEI. Pursuant to SFAS 141R, the incremental fair value of the replacement awards in excess of the fair value of the replaced LEI awards must also be expensed. Had the merger been completed on March 31, 2009, we estimate that we would have recorded an expense of approximately $197 million on that date for the premium to the former LEI stockholders, and the incremental fair value of the stock based awards. However, the actual amounts to be recorded are likely to change as they will be determined based on acquisition date fair values.

  Since most of the LEI replacement stock based awards are held by individuals who will remain employees of Liberty and not become employees of Holdings, they will be reported as a liability at fair value by Holdings in accordance with accounting standards for non-employee awards. Accordingly, the pro forma condensed combined balance sheets include the estimated fair value of the replacement options as a liability of $103 million.

  The exchange ratio described in the mergers results in a net reduction in the number of Holdings shares outstanding compared to the number of DIRECTV shares outstanding prior to the mergers. This reduction in shares outstanding is reflective of the fact that, excluding LMC Entertainment's 54% ownership interest in DIRECTV and the related deferred income taxes, and after giving effect to the GSN/FUN transactions and the $30 million in cash to be contributed by Liberty, LMC Entertainment's liabilities exceed the book value of its assets by approximately $1,155 million.

  The acquisition consideration is calculated below as: 1) the fair value of the reduction in the shares outstanding resulting from the mergers, 2) plus the fair value of stock based awards to be issued as replacements to current LEI stock based award holders, and 3) less the premium to be expensed as discussed above. For purposes of the pro forma condensed combined balance sheets, fair values are estimated as of March 31, 2009, including the share price of DIRECTV common stock of $22.79, the closing price on that date.

  For purposes of the accompanying pro forma condensed combined financial statements, we determined the fair value of the acquisition consideration as follows:

(Dollars in Millions)
Fair value of net reduction in shares outstanding as consideration for the acquisition of the net liabilities of LEI	$(892)
Plus: Fair value stock based awards to be issued by Holdings to LEI award holders	103
Less: Premium to be expensed in merger	(183)

Total consideration	(972)

Net book value of LMC Entertainment	10,453
Add: Cash to be contributed by Liberty Media	30
Less: GSN/FUN transaction adjustment	(131)
Less: Adjustments to eliminate book value of LMC Entertainment investment in The DIRECTV Group and related deferred income taxes	(11,507)

Adjusted net book value (deficit) of LMC Entertainment	(1,155)

Excess of total consideration over adjusted net book value of LMC Entertainment	$183

  The preliminary allocation of the excess consideration over the adjusted net book value of LMC Entertainment is as follows:

(Dollars in Millions)
Goodwill	$121
Investment in GSN/FUN	62

Excess of total consideration over adjusted net book value of LMC Entertainment	$183

  The pro forma preliminary adjustment shown above is subject to change based on a valuation of the fair value of assets acquired to be performed following the close of the transaction. The final valuation and acquisition accounting are expected to be finalized within one year after the completion of the mergers.

(i)
Adjusted to reflect cash payments of an estimated $32 million of transaction costs incurred to consummate the mergers, which we will expense pursuant to SFAS No. 141R.

(j)
Adjustment to eliminate LMC Entertainment's investment in DIRECTV and related deferred tax liabilities.

(k)
Deferred income taxes recorded as a result of the mergers.

(l)
Adjusted to reflect the following:

(Dollars in Millions)
Fair value of net reduction in shares outstanding as consideration for the acquisition of the net liabilities of LEI	(892)
Adjusted net book value (deficit) of LMC Entertainment	1,155
Premium to be expensed in merger	(183)

Subtotal: Excess of acquisition consideration over adjusted net book value of LMC Entertainment	80
Adjustments to eliminate LMC Entertainment's book value of investment in The DIRECTV Group and related deferred income taxes	(11,507)
Cash contributed by Liberty Media	30
Transaction costs	(32)
Deferred income taxes related to the mergers	(17)

Total adjustments to equity	$(11,446)

DESCRIPTION OF HOLDINGS CAPITAL STOCK

        The following summary is a description of the material terms of Holdings' capital stock and is not complete. You should also refer to the form of Holdings' amended and restated certificate of incorporation, which is included as Annex C to this proxy statement/prospectus, and the form of Holdings' by-laws, which is included as Annex D to this proxy statement/prospectus, and the applicable provisions of the DGCL.

 Common Stock

        As of the effective time of the mergers, Holdings will have the authority to issue [    •    ] shares of capital stock, consisting of (i) [    •    ] shares of Class A common stock, par value $0.01 per share (the "Class A common stock"), (ii) [    •    ] shares of Class B common stock, par value $0.01 per share (the "Class B common stock"), and (iii) [    •    ] shares of Class C common stock, par value $0.01 per share (the "Class C common stock", and together with the Class A common stock and the Class B common stock, "Holdings common stock").

        Holders of Holdings common stock will be entitled to receive dividends when, as and if declared by Holdings' board of directors out of funds legally available for payment, subject to the rights of holders of the Holdings preferred stock.

        Each holder of Class A common stock will be entitled to one vote per share. Each holder of Class B common stock will be entitled to fifteen (15) votes per share. The Class C common stock will be non-voting, except as, and only to the extent, required by applicable law. If a vote or consent of the holders of Class C common stock should at any time be required under Delaware law, the holders of Class C common stock will be entitled to 1/100th of a vote for each share of Class C common stock held. Subject to the rights, if any, of the holders of any series of preferred stock if and when issued and subject to applicable law, all voting rights are vested in the holders of shares of Holdings common stock. Holders of shares of Holdings common stock do not have cumulative voting rights.

        The Class A common stock, Class B common stock and any preferred stock (but only to the extent such series of preferred stock is designated a voting security) will vote their respective shares together as one class. Except as required by applicable law, holders of Holdings common stock will not be entitled to vote on any amendment to the certificate of incorporation that relates solely to the preferred stock if the holders of outstanding shares of preferred stock are entitled to vote thereon. Under the DGCL, voting by classes is required for amendments to the certificate of incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Under the terms of the amended and restated certificate of incorporation of Holdings, the number of authorized shares of any preferred stock or any class of Holdings common stock may be increased or decreased (but not below the authorized number of shares then outstanding or then issuable pursuant to any convertible securities of Holdings) by the affirmative vote of the holders of a majority in voting power of the stock of Holdings irrespective of the class vote requirements of the DGCL.

        The Class B common stock will be entitled to a class vote in the event of certain share distributions (including distributions of convertible securities of Holdings), including a share distribution of voting securities on Class C common stock, a share distribution that would not provide the holders of the Class B common stock the same relative voting power of the Class B common stock versus the other classes of Holdings common stock. The Class B common stock will also be entitled to a class vote in respect of certain amendments to the amended and restated certificate of incorporation of Holdings, including amendments of provisions of the certificate of incorporation relating to (i) the consent rights of the holders of the Class B common stock, the voting rights of the Holdings common stock, the terms for automatic conversion of the Class B common stock into Class A common stock, the terms of distributions or dividends (including share distributions), liquidation, dissolution or winding-up, the exemption of the Malones and certain transferees from the terms of the provisions relating to excess shares, the consideration received in certain corporate transactions by holders of Class B common stock not being less than that received by holders of Class A common stock, Holdings' right to redeem the Class B common stock upon the death of Mr. Malone, the requirement that the corporation reclassify the Holdings common stock on an equal per share basis, and (ii) any amendment resulting in a reclassification or recapitalization pursuant to which holders of Class C common stock would receive voting securities or that does not provide the holders of the Class B common stock, among other things, the same relative voting power of the Class B common stock versus the other classes of Holdings common stock. Such class vote of holders of Class B common stock requires the prior consent or affirmative vote of the holders of at least 50% of the outstanding shares of Class B common stock, voting as a separate class, which consent or affirmative vote may be obtained at an annual or special meeting of stockholders of Holdings or by written consent pursuant to Holdings' amended and restated certificate of incorporation. However, no consent of the Class B common stock will be required for Holdings to enter into certain transactions with non-affiliates of Holdings, regardless of whether such transactions will result in the amendment of any of the provisions referred to in clauses (i) or (ii) above.

        Holdings will not reclassify, subdivide or combine one class of Holdings common stock without reclassifying, subdividing or combining each other class of Holdings common stock on an equal per share basis.

        In the event of a voluntary or involuntary liquidation, dissolution or winding up of Holdings, the holders of Holdings common stock will be entitled to share equally in any of the assets available for distribution after Holdings has paid in full all of its debts and subject to the payment or provision for payment of preferential or other amounts, if any, to which holders of Preferred Stock, if any, are entitled.

        Holders of shares of Holdings common stock will not be entitled to preemptive rights.

        Shares of Holdings Class B common stock are not convertible into shares of Class A common stock at the election of the holder. However, if a transfer of shares of Class B common stock is made to a transferee that is not an affiliate of the transferor and is effected through a public transfer, then each such share of Class B common stock will automatically convert into one fully paid and non assessable shares of Class A common stock in the hands of the transferee. For this purpose, a "public transfer" means a transfer that (i) is effected on any stock exchange, in the over-the-counter market, or on any electronic screen-based or automated securities trading market and (ii) which involves a broker, dealer or market maker.

        Except with respect to certain holders of common stock, Holdings has the right to redeem, upon the death of Mr. Malone, either (x) all of the outstanding shares of Holdings Class B common stock held by the Malones and certain related persons of the Malones, or (y) all of the outstanding shares of Holdings Class B common stock held by any person (other than a Malone or a related person of a Malone and certain exempt holders) so long as Holdings also redeems all of the outstanding shares of Holdings Class B common stock held by the Malones and certain related persons of the Malones. The consideration payable for each share of Holdings Class B common stock subject to such redemption will be 110% of the per share market price for the Holdings Class A common stock at such time. The consideration will be payable in cash and/or in shares of Holdings Class A common stock, or any combination of the foregoing, at the election of the holder.

        Computershare Trust Company, N.A. will be the transfer agent, registrar and dividend disbursement agent for the Holdings common stock.

 Restrictions on Ownership; Transfer of Excess Shares to a Trust

Ownership Limitations

        The Holdings amended and restated certificate of incorporation will contain restrictions on the transfer of Holdings common stock during the first year after completion of the Split-Off. These provisions are designed to protect Holdings and its stockholders from, among other things, liability for potential adverse effects under Section 355(e) of the Code that could result from certain changes in ownership of shares of Holdings common stock in light of Holdings participating in the mergers.

        The excess share provision of the Holdings amended and restated certificate of incorporation will provide that, subject to certain exceptions, during the period beginning on the effective date of the Split-Off and ending one year and one day from such date (the 'restriction period'), no person may acquire, actually or constructively by virtue of certain of the attribution and aggregation provisions of the Code and Treasury Regulations, any shares of Holdings common stock to the extent such acquisition would (i) cause such person to own, actually or constructively, 10% or more of any class of Holdings common stock (a "10% shareholder") or, if such person actively participates in management of Holdings, 5% or more of any class of Holdings common stock (a "controlling shareholder") or (ii) increase the amount of Holdings stock treated as owned by a 10% shareholder or controlling shareholder. In addition, the excess share provisions will provide that during such restriction period, certain "prohibited persons" may not acquire actually or constructively by virtue of certain of the attribution and aggregation provisions of the Code and Treasury Regulations any shares of Holdings common stock if such acquisition would not be protected by the so called "public trading" safe harbor contained in the Treasury Regulations under Section 355(e) of the Code. For these purposes, a prohibited person is any person that had an agreement, understanding, arrangement, or engaged in substantial negotiations regarding an acquisition of stock of Holdings, Liberty, LEI or DIRECTV during the two-year period preceding the Split-Off, and persons who would be aggregated with, or from whom ownership of such stock would be attributed to, such person under Section 355(e) of the Code and the Treasury Regulations. Acquisitions of Holdings common stock described in this paragraph are referred to as "prohibited acquisitions." If a prohibited person enters into an agreement, understanding or arrangement, or engaged in substantial negotiations regarding a prohibited acquisition prior to the day after the first anniversary of the Split-Off and such prohibited person prior to the Split-Off entered into an agreement, understanding or arrangement, or engaged in substantial negotiations regarding the prohibited acquisition (or a similar acquisition within the meaning of the Treasury Regulations under Section 355(e) of the Code), the restriction period will be extended with respect to such prohibited person until the later of the first day after the second anniversary of the Split-Off or six months and one day after the date that the prohibited acquisition was consummated or terminated.

        The excess share provisions were included in the new Holdings certificate of incorporation in order to induce DIRECTV to enter into the merger agreement and the transactions contemplated thereby.

Remedies

        Any purported prohibited acquisition occurring during the first year after completion of the Split-Off will be null and void to the intended holder. The stock will be treated in accordance with the excess share provisions of the Holdings amended and restated certificate of incorporation. At the closing of the mergers, Holdings will create a trust for the exclusive benefit of a charitable beneficiary. The trustee of the trust will be designated by the audit committee of Holdings' board of directors and will not be affiliated with Holdings or the intended holder. Excess shares will be transferred to the trustee of the trust for the exclusive benefit of the charitable beneficiary until such time as the excess shares are transferred to a person whose ownership will not violate the restrictions on ownership. While the excess shares are held in trust, dividend and distributions on the shares will be paid to the trust for the benefit of the charitable beneficiary. The trustee will have the right to vote the excess shares (one vote per share for Holdings Class A common stock and 15 votes per share for Holdings Class B common stock). If the excess shares have already been voted by the intended owner, the trustee shall have the discretion to rescind and recast any such vote unless Holdings will have already taken irreversible corporate action based on such vote.

        The excess shares will be sold by the trustee for cash to a transferee whose ownership would not violate the restrictions described above. The intended holder who purported to acquire the shares in violation of the restrictions described above will receive proceeds from the sale of the excess shares equal to the lesser of:

  •
  the price paid by the intended holder for the excess shares, or, if no consideration was paid, the fair market value on the day of the event causing the excess shares to be held in trust; and

  •
  the price received by the trustee from the sale or other disposition of the excess shares held in trust.

        Any proceeds in excess of the amount payable to the intended holder will be paid to the charitable beneficiary.

        In addition, the excess shares held in trust are subject to purchase by Holdings for a 30 day period at a purchase price equal to the price paid by the intended holder for the excess shares, or, if no consideration was paid, the fair market value on the day of the event causing the excess shares to be held in trust.

        The intended holder of excess shares will cease to be entitled to distributions (other than liquidating distributions up to an amount equal to the amount the holder would have received upon a repurchase by Holdings, as described above), voting rights or any other benefits with respect to the excess shares except the right to payment on the transfer of the excess shares as described above. Any dividend or distribution paid to an intended holder on excess shares must be repaid to Holdings upon demand, and Holdings will pay any such amounts to the trust for the benefit of the charitable beneficiary.

Exceptions

        Except as described below, these excess shares provisions will not apply to acquisitions of stock from Holdings or in connection with the mergers. In addition, the excess share provisions will not apply to certain shares held by the Malones.

Waivers

        These ownership restrictions may not be waived by the Holdings board of directors except in the event of an inadvertent violation of the provisions. Any waiver must be conditioned upon the intended holder promptly disposing of a sufficient number of shares that cures the violation.

Issuance of Excess Shares in the Merger

        The LEI restated certificate of incorporation will also contain similar excess share provisions. The Holdings amended and restated certificate of incorporation will provide that if at the time of the mergers LEI excess shares are outstanding, then the Holdings common stock received in exchange for LEI excess shares in the LEI merger will be deemed to be excess shares subject to the excess share provision of the Holdings amended and restated certificate of incorporation. With certain necessary conforming adjustments, such excess shares will generally be treated similar to that described above with respect to excess shares transferred to a trust in connection with a prohibited acquisition.

Miscellaneous

        All certificates representing Holdings common stock will bear a legend referring to the restrictions described above.

        The ownership provisions described above could have the effect of delaying, deferring or preventing a change in control of Holdings during the first year after the completion of the transactions. That could deter potential acquirors from making an offer to stockholders of Holdings and limit any opportunity to realize premiums over prevailing market prices for Holdings common stock in connection therewith.

Preferred Stock

        Under Holdings' amended and restated certificate of incorporation, the Holdings board of directors will be authorized, without further stockholder action, to issue up to [    •    ] shares of preferred stock, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of each series. As of the date of this proxy statement/prospectus, Holdings has not issued any preferred stock.

        Subject to the determination of the Holdings board of directors in any certificate of designations for a series of preferred stock, Holdings preferred stock would generally have preference over Holdings common stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of Holdings.

COMPARISON OF STOCKHOLDER RIGHTS

        The rights of stockholders of a corporation are governed by the laws of the state in which the corporation is incorporated, as well as the certificate (or articles) of incorporation and by-laws of the corporation. DIRECTV and Holdings are both organized under the laws of the state of Delaware, and therefore differences in the rights of holders of DIRECTV common stock and Holdings common stock arise from their respective certificates of incorporation and by-laws. After the DIRECTV merger is completed, the rights of DIRECTV stockholders who become Holdings stockholders will be governed by Holdings' amended and restated certificate of incorporation and by-laws and the DGCL.

        This section of the proxy statement/prospectus summarizes certain material differences between the rights of DIRECTV stockholders and Holdings stockholders immediately following completion of the mergers. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders or of Delaware corporate law.

        All DIRECTV stockholders are urged to read carefully the relevant provisions of the DGCL, as well as the amended and restated certificate of incorporation and amended and restated by-laws of DIRECTV and the amended and restated certificate of incorporation and by-laws of Holdings (which will be substantially in the form attached as Annex C and Annex D to this proxy statement/prospectus). Copies of the amended and restated certificate of incorporation and amended and restated by-laws of DIRECTV are available to DIRECTV stockholders upon request. See "Where You Can Find More Information" on page [    •    ].

 Authorized Capital Stock

        DIRECTV.    DIRECTV has the authority to issue 4,000,000 shares of capital stock, consisting of (i) 3,000,000,000 shares of common stock, par value $0.01 per share, and 275,000,000 shares of Class B common stock, par value $0.01 per share, (ii) 800,000,000 shares of excess stock, par value $0.01 per share, and (iii) 9,000,000 shares of preferred stock, par value $0.01 per share, issuable in series.

        Holdings.    Holdings will have the authority to issue [    •    ] shares of capital stock, consisting of (i) [    •    ] shares of Class A common stock, par value $0.01 per share (the "Class A common stock"), (ii) [    •    ] shares of Class B common stock, par value $0.01 per share (the "Class B common stock"), (iii) [    •    ] shares of Class C common stock, par value $0.01 per share (the "Class C common stock", and together with the Class A common stock and the Class B common stock, the "Holdings common stock"), and (iv) [    •    ] shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), issuable in series.

Stockholder Rights Plan

        DIRECTV.    DIRECTV has not adopted a rights plan.

        Holdings.    Holdings currently does not intend to adopt a rights plan prior to the effective time of the mergers. Under the DGCL, a corporation may create and issue rights entitling the holders of the rights to purchase from the corporation shares of any class or series of capital stock, subject to any provisions in its certificate of incorporation.

Preemptive Rights

        DIRECTV.    DIRECTV's amended and restated certificate of incorporation does not provide holders of common stock with preemptive rights.

        Holdings.    Same as DIRECTV.

 Stockholder Voting

  DIRECTV.

        General.    Subject to the rights of any outstanding series of preferred stock to vote as a separate class, each share of DIRECTV common stock is entitled to one vote per share on all matters submitted to the stockholders. Generally, corporate actions taken by vote of DIRECTV's stockholders are authorized upon receiving the affirmative vote of a majority of the votes cast at the stockholders' meeting on the subject matter unless otherwise required by law. The election of directors is determined by a plurality vote, and thus the nominees receiving the highest number of votes cast by DIRECTV stockholders will be elected to DIRECTV's board of directors.

        Quorum.    A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a stockholders' meeting.

        Cumulative Voting.    Holders of DIRECTV common stock do not have cumulative voting rights.

        Class Voting.    Under the DGCL, voting by classes is only required for amendments to the certificate of incorporation that would increase or decrease the aggregate number of authorized shares of such class (unless the certificate of incorporation provides otherwise), increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. No other specific class voting right is provided under the amended and restated certificate of incorporation or amended and restated by-laws of DIRECTV.

  Holdings.

        General.    Each share of the Class A common stock will be entitled to one vote per share on all matters submitted to the stockholders, each share of the Class B common stock will be entitled to 15 votes per share on all matters submitted to the stockholders, and each share of the Class C common stock will be non-voting, except as, and only to the extent, required by applicable law. If a vote or consent of the holders of Class C common stock should at any time be required under Delaware law, the holders of Class C common stock will be entitled to 1/100th of a vote for each share of Class C common stock held. Generally, corporate actions taken by vote of Holdings stockholders will be authorized upon receiving the affirmative vote of a majority of the votes cast by all Holdings stockholders present at the meeting, in person or by proxy, and entitled to vote on such action voting as one class unless otherwise required by law. The election of directors will be determined by a plurality vote, and thus the nominees receiving the highest number of votes cast by Holdings stockholders will be elected to Holdings' board of directors.

        Quorum.    In general, a majority of the outstanding shares, represented in person or by proxy, at a stockholders' meeting duly called will constitute a quorum for the transaction of business.

        Cumulative Voting.    Holders of Holdings common stock will not have cumulative voting rights.

        Class Voting.    The Class A common stock, Class B common stock and the Preferred Stock (but only to the extent such series of Preferred Stock is designated a voting security) will vote their respective shares together as one class. Except as required by applicable law, holders of Holdings common stock will not be entitled to vote on any amendment to the certificate of incorporation that relates solely to the Preferred Stock if the holders of outstanding shares of Preferred Stock are entitled to vote thereon. Under the DGCL, voting by classes is required for amendments to the certificate of incorporation that would increase or decrease the aggregate number of authorized shares of such class (unless the certificate of incorporation provides otherwise), increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Under the terms of the amended and restated certificate of incorporation of Holdings, the number of authorized shares of any preferred stock or any class of Holdings common stock may be increased or decreased (but not below the authorized number of shares then outstanding or then issuable pursuant to any convertible securities of Holdings) by the affirmative vote of the holders of a majority in voting power of the outstanding stock of Holdings irrespective of the class vote requirements of the DGCL. The Class B common stock will be entitled to a class vote in the event of certain share distributions (including distributions of convertible securities of Holdings) including a share distribution that would not provide the holders of the Class B common stock the same relative voting power of the Class B common stock versus the other classes of Holdings common stock and in the event of certain charter amendments. Also, see "Comparison of Stockholder Rights—Amendment to Governing Documents" for additional consent rights of the Class B common stock in respect of amendments to Holdings' amended and restated certificate of incorporation.

        No other specific class voting rights will be provided under the amended and restated certificate of incorporation or by-laws of Holdings.

Action by Written Consent

        DIRECTV.    The amended and restated certificate of incorporation of DIRECTV provides that stockholder actions can be taken by written consent by the holders of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

        Holdings.    The amended and restated certificate of incorporation of Holdings will, subject to the rights of any series of preferred stock, prohibit stockholder actions taken by written consent; provided that holders of Class B common stock will be entitled to take action by written consent but solely in instances where the consent of the Class B common stockholders, as a class, is required.

Notice of Stockholders' Meeting

        DIRECTV.    DIRECTV's amended and restated by-laws provide that, unless otherwise required by applicable law, written notice of the time, place and purposes of a meeting of stockholders must be delivered not less than 10 nor more than 60 days before the date of the meeting, by mail postage prepaid, to each stockholder of record entitled to vote at such meeting.

        Holdings.    Same as DIRECTV.

Record Date

        DIRECTV.    DIRECTV's amended and restated by-laws provide that for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in any other lawful action, the board of directors may fix a record date which shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed, the record date for determining the stockholders entitled to notice of or to vote at a meeting shall be at the close of business on the day next preceding the day of the meeting, and for determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or for any other purpose, the record date shall be at the close of business on the day on which the board adopts a resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided that the board may fix a new record date for the adjourned meeting.

        Holdings.    Same as DIRECTV.

Inspection of Stockholder Lists

        DIRECTV.    DIRECTV's amended and restated by-laws provide that a complete list of the stockholders entitled to vote at a meeting of stockholders shall be available for inspection by stockholders, for any purpose germane to the meeting and during ordinary business hours, for a period of at least 10 days prior to and at stockholder meetings.

        Holdings.    Holdings' by-laws will provide that a complete list of the stockholders entitled to vote at the meeting shall be available for inspection by stockholders, at least 10 days before every meeting of stockholders and for any purpose germane to the meeting, during ordinary business hours at the principal place of business of the corporation, or on a reasonably accessible electronic network, and at stockholder meetings.

Ability to Call Special Meetings of Stockholders

        DIRECTV.    Special meetings of the stockholders may be called at any time by (a) the board pursuant to a resolution approved by a majority of the board, (b) the chairman or a vice chairman or (c) any stockholder who beneficially owns 10% or more of DIRECTV's voting securities then outstanding. Only such business as is stated in the notice of meeting may be acted upon at a special meeting.

        Holdings.    Except as otherwise required by law and subject to the rights of the holders of any outstanding series of preferred stock, special meetings of stockholders of Holdings may be called only by or at the direction of the board, and may not be called by any other person or persons.

Amendment to Governing Documents

  DIRECTV.

        Amendment of Certificate of Incorporation.    Under the DGCL, unless a greater vote is required by the corporation's certificate of incorporation, an amendment to the certificate of incorporation requires the approval of the corporation's board of directors and the approval of the holders of a majority of the outstanding common stock entitled to vote on the amendment and the holders of a majority of the outstanding stock of each class entitled to vote as a class on such amendment. In addition, the sections of DIRECTV's amended and restated certificate of incorporation relating to excess stock, independent directors, related party transactions, and amendments to the certificate of incorporation, may not be amended without (x) the affirmative vote of at least a majority of the directors, including at least a majority of independent directors on the board, and (y) the affirmative vote of the holders of at least 75% of the voting power of all of the then outstanding shares entitled to vote generally on matters requiring approval of stockholders.

        Amendment of By-laws.    The amended and restated by-laws of DIRECTV provide that the board has the power to adopt, alter, amend or repeal the by-laws, and the stockholders may adopt, alter, amend or repeal the by-laws by the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding shares of capital stock of all classes and series of the corporation, voting as a single class, subject to the following. The by-laws may only be amended, altered or repealed with respect to certain provisions relating to the board of directors (including term, number, removal and appointment of directors), committees (including the powers, authorities and responsibilities of committees), officers and amendments by: (i) the affirmative vote of at least a majority of the directors (including at least a majority of independent directors then serving on the board), (ii) the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares entitled to vote generally on matters requiring approval of stockholders, voting together as a single class, but excluding such shares beneficially owned by News Corporation, or (iii) the board or by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares entitled to vote generally on all matters requiring approval of stockholders (in the event any person, together with its affiliates, shall have acquired ownership of 65% or more of DIRECTV's voting securities then outstanding).

  Holdings.

        Amendment of Certificate of Incorporation.    Subject to the DGCL, any amendments to the amended and restated certificate of incorporation are subject to compliance with the consent rights of the holders of Class B common stock with respect to (i) amendments of provisions of the amended and restated certificate of incorporation relating to the consent rights of the holders of the Class B common stock, the voting rights of the Holdings common stock, the terms for automatic conversion, the terms for distributions or dividends (including share distributions), liquidation, dissolution or winding-up, the exemption of the Malones and certain transferees from the terms of the provisions relating to excess shares, the consideration received in certain corporate transactions, Holdings' right to redeem the Class B common stock upon the death of Mr. Malone, and the requirement that the corporation reclassify the Holdings common stock on an equal per share basis, and (ii) any amendment resulting in a reclassification or recapitalization that does not provide the holders of the Class B common stock, among other things, the same relative voting power of the Class B common stock versus the other classes of Holdings common stock. However, no consent of the Class B common stock will be required for Holdings to enter into certain transactions with non-affiliates of Holdings, regardless of whether such transactions will result in the amendment of any of the provisions referred to in clauses (i) or (ii) above.

        Amendment of By-laws.    The by-laws of Holdings will provide that such by-laws may be amended, repealed and new by-laws may be adopted by (i) the board at any meeting of the board by the affirmative vote of a majority of the whole board, (ii) by unanimous written consent of the board in lieu of a meeting, or (iii) at any annual meeting of stockholders or at any special meeting of the stockholders called by the board for that purpose, by the affirmative vote of not less than a majority of the voting power of all outstanding shares of all classes and series of capital stock of the corporation entitled to vote thereon, voting as a single class.

Size and Classification of the Board of Directors

        DIRECTV.    Currently, DIRECTV has ten directors. DIRECTV's amended and restated certificate of incorporation and amended and restated by-laws provide that the board of directors will consist of a number of directors fixed from time to time by the DIRECTV board of directors, but may not be less than eleven, and thus there currently is one vacancy on the DIRECTV board. The amended and restated certificate of incorporation of DIRECTV provides for a classified board, consisting of three classes with each class consisting of, as nearly as possible, one-third of the total number of directors.

        Holdings.    Holdings' amended and restated certificate of incorporation and by-laws provide that the board of directors will consist of a number of directors fixed from time to time by the Holdings board of directors, but will initially be eleven. Additionally, the board of directors of Holdings shall consist of at least a majority of independent directors. The directors of Holdings shall initially be of one class and shall have a term which expires at the first annual meeting of stockholders after the effective time of the mergers. Commencing with the first annual meeting after the effective time of the mergers, the amended and restated certificate of incorporation provides for a classified board of directors in accordance with the terms of the merger agreement, consisting of three classes with each class consisting of, as nearly as possible, one-third of the total number of directors. Whenever holders of any series of preferred stock have the right to elect directors, such directors so elected shall not be divided into classes unless expressly provided by such terms.

Stockholder Nominations of Directors

        DIRECTV.    Under the amended and restated by-laws of DIRECTV, in order for a stockholder to nominate persons for election as directors of DIRECTV, a nomination must be made pursuant to timely notice in writing to the secretary of DIRECTV. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of DIRECTV not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the corporation first mailed its proxy materials for the preceding year's annual meeting of stockholders.

        The notice must include the following information:

          (1)   as to each person whom the stockholder proposes to nominate for election as a director: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; and (ii) such person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected;

          (2)   as to any other business that the stockholder proposes to bring before the meeting: a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder; and

          (3)   as to the stockholder giving the notice: (i) the name and address of such stockholder, as they appear on the corporation's books, (ii) the class and number of shares of capital stock which are owned of record by such stockholder, and (iii) whether the stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the outstanding capital stock required to approve or adopt the proposal or elect the nominee.

        In addition, nominations of persons for election to the board may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (i) by or at the direction of the nominating committee or (ii) by any stockholder of record who is a stockholder of record at the time of the giving of notice provided for above and entitled to vote at the meeting and has complied with the required notice procedures.

        Holdings.    Under the by-laws of Holdings, in order for a stockholder to nominate persons for election as directors of Holdings, a nomination must be made pursuant to timely notice in writing to the secretary of Holdings. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of Holdings not earlier than the close of business on the 120th day prior to, and not later than the close of business on the 90th day prior to, the first anniversary of the preceding year's annual meeting of stockholders.

        The notice must include the following information:

          (1)   as to each person whom the stockholder proposes to nominate for election as a director: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; and (ii) such person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected;

          (2)   a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand;

          (3)   with respect to each nominee for election or reelection to the board, a completed and signed questionnaire and representation and agreement as specified in Article 1, Section 2 of the by-laws relating to the existence and disclosure of any voting commitments of the nominee; and

          (4)   as to the stockholder giving the notice: (i) the name and address of such stockholder, as they appear on the corporation's books, (ii) the class and number of shares of capital stock which are owned of record by such stockholder, (iii) any derivative instruments owned beneficially by such stockholder, (iv) any proxies or arrangements pursuant to which such stockholder has a right to vote any securities of the corporation, (v) any short interest in any capital stock or other security of the corporation, (vi) any rights to dividends on the shares of capital of the corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of capital stock of the corporation, (vii) any proportionate interest in shares of capital stock of the corporation or derivative instruments held by a partnership in which such stockholder is a general partner or beneficially owns an interest in a general partner, (viii) any performance related fees that such stockholder is entitled to based on any increase or decrease in the value of shares of capital stock or other securities or derivative instruments held by members of such stockholder's immediate family, and (ix) any other information that would be required to be disclosed in a solicitation of proxies for election of directors in an election contest pursuant to Section 14 of the Exchange Act.

        In addition, nominations of persons for election to the board may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (i) by or at the direction of the board or (ii) by any stockholder of record who is a stockholder of record at the time of the giving of notice provided for above and entitled to vote at the meeting.

Removal of Directors

        DIRECTV.    The restated certificate of incorporation of DIRECTV provides that except as otherwise provided relating to the rights of the holders of any series of preferred stock, no director may be removed from office without cause and without the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of the corporation entitled to vote for the election of directors, voting together as a single class.

        Holdings.    Same as DIRECTV; provided, that prior to the first annual meeting of Holdings after the effective time of the mergers, directors of Holdings may be removed with or without cause.

Vacancies on the Board of Directors

        DIRECTV.    Except as otherwise provided relating to the rights of the holders of any series of preferred stock, any vacancies on the board resulting from death, resignation, retirement, disqualification, removal from office or other cause between meetings of stockholders will be filled only by the affirmative vote of a majority of all of the directors then in office, even if less than a quorum, or a duly appointed committee of the Board, but in any event not by the stockholders. Directors so chosen will hold office until such director's successor shall have been duly elected and qualified or until his earlier death, resignation, disqualification or removal.

        Holdings.    Same as DIRECTV.

Limitation of Personal Liability of Directors

        DIRECTV.    A director will not be personally liable to DIRECTV or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to DIRECTV or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (iii) for any unlawful payments of dividends or unlawful stock purchase or redemption resulting in personal liability to the directors under Section 174 of the DGCL or (iv) for any transaction from which the directors derived an improper personal benefit.

        Holdings.    To the fullest extent permitted by the DGCL, no director of Holdings will be personally liable to Holdings or its stockholders for monetary Damages for breach of fiduciary duty as a director. "Damages" will, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements).

Indemnification and Advancement of Expenses of Directors and Officers

        DIRECTV.    DIRECTV shall indemnify its directors and officers to the fullest extent permitted by law, provided that DIRECTV shall not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the board of directors. The right to indemnification conferred above includes the right to be paid by DIRECTV the expenses incurred in defending or otherwise participating in any proceedings in advance of its final disposition. DIRECTV may, to the extent authorized by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred to directors and officers of DIRECTV.

        Holdings.    Holdings shall indemnify any person, by reason of the fact that such person is or was a director or officer of Holdings, or is or was serving at the request of Holdings as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Holdings, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

        Any indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct, which shall be determined (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders; provided, however, Holdings shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of Holdings. Expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding to which such director or officer is made or threatened to be made a party by reason of the fact he or she is or was a director or officer of Holdings, or is or was a director or officer of Holdings serving at the request of Holdings as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be paid by Holdings in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking, if required by applicable law, by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Holdings.

Transactions Involving Officers or Directors

        DIRECTV.    Related Party Transactions between DIRECTV and certain parties shall be subject to approval by the audit committee of the board of directors. "Related Party Transaction" means any transaction or series of transactions between the Corporation or any of its subsidiaries on the one hand, and another party or parties on the other hand, in such amounts and related to such matters that the audit committee determines could be considered an interested transaction between the company or its subsidiaries and such other party or parties.

        Holdings.    It is explicitly acknowledged in the Holdings' amended and restated certificate of incorporation that non-employee officers and directors of Holdings may serve as directors, officers, employees and agents of other corporations or entities that engage in the same, similar or related lines of business as Holdings, or have interests in the same areas of business opportunity as Holdings, or which engage in material business transactions with Holdings. Such non-employee directors and officers, to the fullest extent permitted by law, have no duty or obligation to refer any potential business opportunity to Holdings, or refrain from referring any such potential business opportunity to such other corporation or entity, and Holdings will not have any right, interest or expectancy in respect of such potential business opportunity and renounces any interest or expectancy therein. However, if the non-employee director or officer of Holdings is expressly offered the potential business opportunity solely in his or her capacity as a director or officer of Holdings or any subsidiary of Holdings, and the potential business opportunity is related to a line of business in which Holdings is directly engaged, then the foregoing limitations of Holdings' rights shall not apply in respect of such potential business opportunity.

Appointment and Removal of Officers

        DIRECTV.    The officers of DIRECTV shall be elected by the board of directors and shall be a Chairman of the Board (who must be a Director), a President (who shall also be the Chief Executive Officer), a Secretary and a Treasurer. Any officer elected by the board of directors may be removed at any time by the board with or without cause. Only the board may fill any vacancy occurring in any office of the corporation.

        Holdings.    Same as DIRECTV.

Anti-Takeover Provisions

        DIRECTV.    DIRECTV has "opted-out" of the Delaware business combination statute.

        Holdings.    Holdings has not adopted any provision in its amended and restated certificate of incorporation to "opt-out" of the Delaware business combination statute. Section 203 of the DGCL, subject to certain exceptions, generally prohibits public corporations from engaging in certain business transactions, including mergers, with a holder of 15% or more of the corporation's stock, referred to as the interested stockholder, for a period of three years after the interested stockholder becomes an interested stockholder. The Malones, but not their transferees, will be grandfathered under the statute and thus will not be subject to its restrictions.

Dividends

        DIRECTV.    Subject to the preferential and other dividend rights of any outstanding series of preferred stock, holders of common stock shall be entitled to such dividends and other distributions in cash, stock or property of DIRECTV as may be declared by the board of directors from time to time out of assets or funds of DIRECTV legally available.

        Holdings.    Subject to the rights, if any, of the holders of any outstanding series of preferred stock, dividends may be declared and paid on the Holdings common stock out of the assets of Holdings that are by law available therefor at such times and in such amounts as the board in its discretion shall determine. All holders of outstanding shares of Holdings common stock shall be entitled to share equally, share for share, in such dividends, whether payable in cash, in property or in shares of stock of Holdings.

Merger Consideration

        DIRECTV.    None.

        Holdings.    Holders of Holdings Class B common stock are entitled to receive per share consideration in any business combination that is not less than the per share consideration received by the holders of Holdings Class A common stock in such business combination.

Excess Shares

        DIRECTV.    Excess share provisions are no longer applicable.

        Holdings.    See description of "Capital Stock—Restrictions on Ownership; Transfer of Excess Shares to a Trust".

LEGAL MATTERS

        [    •    ], counsel for DIRECTV, has passed on the validity of the Holdings common stock to be issued to DIRECTV stockholders in the DIRECTV merger and in the Malone Contribution. Certain matters relating to U.S. federal income tax consequences arising in connection with the mergers will be passed on by Weil, Gotshal & Manges LLP for DIRECTV and by Skadden, Arps, Slate, Meagher & Flom LLP for Liberty and LEI.

EXPERTS

DIRECTV

        The financial statements of The DIRECTV Group, Inc. incorporated in this proxy statement/prospectus by reference from The DIRECTV Group, Inc. Current Report on Form 8K filed with the SEC on June 1, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LMC Entertainment

        The combined balance sheets of LMC Entertainment as of December 31, 2008 and 2007, and the related combined statements of operations, comprehensive earnings (loss), cash flows and parent's investment for each of the years in the three-year period ended December 31, 2008 have been included herein in reliance upon the report, dated April 24, 2009, of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

        From time to time, certain DIRECTV stockholders submit proposals they believe should be voted upon by the stockholders. The SEC has adopted regulations that govern the inclusion of such proposals in the annual meeting proxy materials.

        [DIRECTV will hold a 2010 annual meeting of stockholders only if the DIRECTV merger has not already been completed. If such a meeting is held, stockholder proposals for inclusion in DIRECTV's proxy statement and form of proxy relating to the DIRECTV 2010 annual meeting of stockholders must be received by DIRECTV at its corporate offices in El Segundo, California by [    •    ]. DIRECTV may solicit proxies in connection with the annual meeting which confer discretionary authority to vote on any stockholder proposals of which DIRECTV does not receive notice by [    •    ].]

WHERE YOU CAN FIND MORE INFORMATION

        DIRECTV files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. LEI has filed a registration statement on Form S-4 with the SEC under the Securities Act. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York or Chicago, Illinois. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet website that has reports, proxy statements and other information about issuers, like DIRECTV and LEI, that make electronic filings with the SEC. The address of that site is www.sec.gov.

        Holdings filed a registration statement on Form S-4 to register with the SEC the Holdings common stock to be issued to DIRECTV stockholders in the DIRECTV merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Holdings in addition to being a proxy statement of DIRECTV for the special meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that statement.

        The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial performance.

DIRECTV SEC Filings

(File No. 1-31945)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2008 excluding Items 6, 7, 8 and 15
Quarterly Report on Form 10-Q	Filed on May 8, 2009
Proxy Statement on Schedule 14A	Annual meeting held June 2, 2009
Current Reports on Form 8-K	June 4, 2009, June 1, 2009, May 7, 2009, May 4, 2009, March 26, 2009, February 25, 2009 and February 10, 2009

Description of DIRECTV's common stock set forth in DIRECTV's registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description	Filed on February 11, 2005.

        We are also incorporating by reference additional documents that DIRECTV files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the later of the date of the special meeting and the election deadline. These documents include Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements.

        LEI has supplied all information contained in or found in this proxy statement/prospectus relating to LEI, and DIRECTV has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to DIRECTV.

        You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from us or the SEC. Documents incorporated by reference and any other SEC filings made by the companies are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain these documents incorporated by reference and any other SEC filings made by the companies by requesting them in writing or by telephone from the appropriate party at the following address:

  The DIRECTV Group, Inc.
  2230 East Imperial Highway
  El Segundo, California 90245
  Office of Investor Relations

  Liberty Entertainment, Inc.
  12300 Liberty Boulevard
  Englewood, Colorado 80112
  Office of Investor Relations

        If you would like to request documents from us, please do so by [    •    ], 2009 to receive them before the DIRECTV special stockholders' meeting. We will send the documents by first-class mail within one business day of receiving your request.

        You can also get more information by visiting DIRECTV's website at www.directv.com and Liberty's web site at www.libertymedia.com. Website materials are not part of this proxy statement/prospectus.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the DIRECTV merger proposal. If information is given or representations are made, you may not rely on that information or those representations as having been authorized by DIRECTV or LEI. We have not authorized anyone to provide you with information that is different from what is contained in this document. This proxy statement/prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this proxy statement/prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. This proxy statement/prospectus is dated [    •    ], 2009. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to stockholders nor the issuance of Holdings common stock in the transaction shall create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER
Dated as of May 3, 2009
by and among
LIBERTY MEDIA CORPORATION,
LIBERTY ENTERTAINMENT, INC.,
THE DIRECTV GROUP, INC.
DIRECTV,
DTVG ONE, INC.,
and
DTVG TWO, INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of May 3, 2009 (this "Agreement"), is by and among LIBERTY MEDIA CORPORATION, a Delaware corporation ("Liberty"), LIBERTY ENTERTAINMENT, INC., a Delaware corporation and an indirect, wholly-owned Subsidiary of Liberty ("Splitco"), THE DIRECTV GROUP, INC., a Delaware corporation ("DIRECTV"), DIRECTV, a Delaware corporation and a direct, wholly-owned Subsidiary of DIRECTV ("Holdings"), DTVG ONE, INC., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings ("Merger Sub One"), and DTVG TWO, INC., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings ("Merger Sub Two"). Certain terms used in this Agreement are used as defined in Section 10.10.

        WHEREAS, Liberty, directly and indirectly through its Subsidiaries, is engaged in the Splitco Business, which is part of Liberty's Entertainment tracking stock group ("Liberty Entertainment");

        WHEREAS, subject to the receipt of the Liberty Stockholder Approval, prior to the Split-Off Effective Time, Liberty will (i) pursuant to the Reorganization Agreement, by and between Splitco and Liberty, in the form set forth in Exhibit B hereto (the "Reorganization Agreement"), complete the Restructuring and (ii) redeem, in accordance with the terms of the Reorganization Agreement and on a pro rata basis, a portion of the outstanding shares of its Liberty Entertainment Common Stock in exchange for all of the outstanding capital stock of Splitco (the "Split-Off");

        WHEREAS, Dr. John C. Malone ("Dr. Malone") and certain related Persons named in the Malone Agreement, after the consummation of the Split-Off but prior to the Splitco Merger, will contribute, or cause to be contributed, all shares of Series B Splitco Common Stock that are owned by them (the "Malone Splitco Shares") to Holdings in exchange for shares of Holdings Class B Common Stock in accordance with the terms and conditions of the Malone Agreement (the "Malone Contribution");

        WHEREAS, in accordance with the terms and conditions hereof, following the consummation of the Split-Off and the Malone Contribution, the parties intend to effectuate the Splitco Merger and the DIRECTV Merger, resulting in both Splitco and DIRECTV becoming wholly-owned Subsidiaries of Holdings;

        WHEREAS, the Board of Directors of Liberty has approved, and deems it advisable and in the best interests of Liberty and its stockholders (including the holders of Liberty Entertainment Common Stock) to consummate the Restructuring and the Split-Off;

        WHEREAS, the Special Committee of the Board of Directors of DIRECTV has approved, and deems it advisable and in the best interests of DIRECTV and its stockholders (other than Liberty, Splitco, Dr. Malone or any of their respective Affiliates) to consummate, and has recommended that the Board of Directors of DIRECTV approve, the DIRECTV Merger in which the issued and outstanding shares of capital stock of DIRECTV (other than the Liberty DIRECTV Shares and shares owned by DIRECTV) will be converted into shares of Holdings Common Stock;

        WHEREAS, the Board of Directors of DIRECTV, following receipt of the recommendation of the Special Committee, has approved, and deems it advisable and in the best interests of DIRECTV and its stockholders (other than Liberty, Splitco, Dr. Malone or any of their respective Affiliates) to consummate, the DIRECTV Merger in which the issued and outstanding shares of capital stock of DIRECTV (other than the Liberty DIRECTV Shares and shares owned by DIRECTV) will be converted into shares of Holdings Common Stock;

        WHEREAS, the Board of Directors of Splitco has approved, and deems it advisable and in the best interests of Splitco and its sole stockholder to consummate, the Splitco Merger in which the issued and outstanding shares of capital stock of Splitco will be converted into the right to receive shares of Holdings Common Stock;

        WHEREAS, in connection herewith, DIRECTV, Holdings, Splitco, Dr. Malone and the other Persons named therein have entered into a Voting- and Right of First Refusal Agreement dated as of the date hereof (the "Malone Agreement");

        WHEREAS, in connection herewith, Liberty, Greenlady, Greenlady II, LLC, Holdings and DIRECTV have entered into a Voting, Standstill, Non-Competition and Non-Solicitation Agreement dated as of the date hereof (the "Liberty Agreement"); and

        WHEREAS, the Malone Contribution, the Splitco Merger and the DIRECTV Merger are being undertaken pursuant to a single, integrated plan and, for federal income tax purposes, it is intended that (i) the exchange of Splitco Common Stock and DIRECTV Common Stock for Holdings Common Stock pursuant to the Mergers and the Malone Contribution, taken together, shall qualify as exchanges described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the Splitco Merger and the Malone Contribution, taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Code; and (iii) this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Liberty, Splitco, Holdings, Merger Sub One, Merger Sub Two and DIRECTV hereby agree as follows:

ARTICLE I
The Mergers

        SECTION 1.1 The Mergers.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the DIRECTV Effective Time, Merger Sub One shall be merged with and into DIRECTV (the "DIRECTV Merger"), and following the DIRECTV Merger the separate corporate existence of Merger Sub One shall thereupon cease, and DIRECTV shall be the surviving corporation in the DIRECTV Merger (the "DIRECTV Surviving Corporation"). As a result of the DIRECTV Merger, DIRECTV shall become a wholly-owned Subsidiary of Holdings.

        (b)   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub Two shall be merged with and into Splitco (the "Splitco Merger" and together with the DIRECTV Merger, the "Mergers"), and following the Splitco Merger the separate corporate existence of Merger Sub Two shall thereupon cease, and Splitco shall be the surviving corporation in the Splitco Merger (the "Splitco Surviving Corporation"). As a result of the Splitco Merger, Splitco shall become a direct wholly-owned Subsidiary of Holdings.

        SECTION 1.2 Closing.    The closing of the Mergers (the "Closing") shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the "Closing Date"), which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

        SECTION 1.3 Effective Time of the Mergers.    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date and immediately after the consummation of the Malone Contribution, the parties shall (and shall cause their Subsidiaries to) cause the following to occur:

        (a)   DIRECTV shall file with the Secretary of State of the State of Delaware a certificate of merger, in the form required by and executed in accordance with the relevant provisions of the DGCL

(the "DIRECTV Certificate of Merger") and shall make all other filings or recordings required under the DGCL in connection with the DIRECTV Merger. The DIRECTV Merger shall become effective upon the due filing of the DIRECTV Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the DIRECTV Certificate of Merger (the time at which the DIRECTV Merger becomes effective is herein referred to as the "DIRECTV Effective Time").

        (b)   Splitco shall file with the Secretary of State of the State of Delaware a certificate of merger, in the form required by and executed in accordance with the relevant provisions of the DGCL (the "Splitco Certificate of Merger") and shall make all other filings or recordings required under the DGCL in connection with the Splitco Merger. The parties shall cause the Splitco Merger to become effective immediately after the DIRECTV Effective Time (the time at which the Splitco Merger becomes effective is herein referred to as the "Merger Effective Time").

        SECTION 1.4 Effects of the Mergers.    The Mergers shall have the effects set forth herein and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, (i) at the DIRECTV Effective Time, all the properties, rights, privileges, powers and franchises of DIRECTV and Merger Sub One shall vest in the DIRECTV Surviving Corporation, and all debts, liabilities and duties of DIRECTV and Merger Sub One shall become the debts, liabilities and duties of the DIRECTV Surviving Corporation and (ii) at the Merger Effective Time, all the properties, rights, privileges, powers and franchises of Splitco and Merger Sub Two shall vest in the Splitco Surviving Corporation, and all debts, liabilities and duties of Splitco and Merger Sub Two shall become the debts, liabilities and duties of the Splitco Surviving Corporation.

        SECTION 1.5 Certificate of Incorporation and Bylaws of the DIRECTV Surviving Corporation, the Splitco Surviving Corporation and Holdings.

        (a)   At the DIRECTV Effective Time, the certificate of incorporation of DIRECTV (the "DIRECTV Charter") and the bylaws of DIRECTV (the "DIRECTV Bylaws") in effect immediately prior to the DIRECTV Effective Time shall be the certificate of incorporation and bylaws of the DIRECTV Surviving Corporation until thereafter amended as provided therein or by applicable Law.

        (b)   At the Merger Effective Time, the certificate of incorporation of Splitco (the "Splitco Charter") and the bylaws of Splitco (the "Splitco Bylaws") in effect immediately prior to the Merger Effective Time shall be the certificate of incorporation and bylaws of the Splitco Surviving Corporation until thereafter amended as provided therein or by applicable Law.

        (c)   DIRECTV shall cause the certificate of incorporation and bylaws of Holdings to be amended, immediately prior to the Malone Contribution, to read in their entirety in the forms set forth in Exhibit A-1 and Exhibit A-2 hereto, respectively, and such certificate of incorporation and bylaws shall be the certificate of incorporation and bylaws of Holdings until thereafter amended as provided therein or by applicable Law.

        SECTION 1.6 Directors and Officers of the DIRECTV Surviving Corporation, the Splitco Surviving Corporation and Holdings.

        (a)   The directors of Merger Sub One immediately prior to the DIRECTV Effective Time shall be, from and after the DIRECTV Effective Time, the initial directors of the DIRECTV Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the DIRECTV Surviving Corporation until each such director's successor is duly elected and qualified, or until their earlier death, resignation or removal. The directors of Merger Sub Two immediately prior to the Merger Effective Time shall be, from and after the Merger Effective Time, the initial directors of the Splitco Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Splitco Surviving Corporation until each such director's successor is duly elected and qualified, or until their earlier death, resignation or removal.

        (b)   The officers of Merger Sub One immediately prior to the DIRECTV Effective Time shall be the initial officers of the DIRECTV Surviving Corporation. The officers of Merger Sub Two immediately prior to the Merger Effective Time shall be the initial officers of the Splitco Surviving Corporation.

        (c)   The directors of DIRECTV immediately prior to the Malone Contribution, plus one additional independent director to be designated by the Board of Directors of DIRECTV, shall be, from and after the time immediately prior to the Malone Contribution, the directors of Holdings, each to hold office in accordance with the certificate of incorporation and bylaws of Holdings until each such director's successor is duly elected and qualified, or until their earlier death, resignation or removal (the "Current Board"); provided, that, to the extent all of such persons (excluding the one additional independent director to be designated by the Board of Directors of DIRECTV) are not the persons who comprise the entire Board of Directors of DIRECTV as of the date hereof, then, from and after the time immediately prior to the Malone Contribution, the directors of Holdings instead shall be comprised of (i) three individuals that serve on the Board of Directors of Splitco immediately prior to the Malone Contribution as designated by the Board of Directors of Splitco, (ii) seven individuals that serve on the Board of Directors of DIRECTV immediately prior to the Malone Contribution as designated by the Board of Directors of DIRECTV and (iii) one additional independent director to be designated by the Board of Directors of DIRECTV (the "Alternative Board"). If the Current Board serves as the Board of Directors of Holdings from and after the time immediately prior to the Malone Contribution, then, once classification of the Board of Directors of Holdings is required pursuant to the certificate of incorporation of Holdings, such directors shall each hold office in the corresponding class of directors as such director held at DIRECTV immediately prior to the Malone Contribution. If the Alternative Board serves as the Board of Directors of Holdings from and after the time immediately prior to the Malone Contribution, then, once classification of the Board of Directors of Holdings is required pursuant to the certificate of incorporation of Holdings, such directors shall be apportioned among the classes of directors in accordance with the certificate of incorporation of Holdings; provided, that, the three directors designated by the Board of Directors of Splitco shall be placed in separate classes. The officers of DIRECTV immediately prior to the DIRECTV Effective Time shall be, from and after the DIRECTV Effective Time, the officers of Holdings.

        (d)   Liberty and Splitco shall elect, and cause to be elected, the individuals set forth in Section 1.6(d) of the DIRECTV Disclosure Schedule to be the directors of Greenlady, from and after the DIRECTV Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of Greenlady, until each such director's successor is duly elected and qualified, or until their earlier death, resignation or removal. Liberty and Splitco shall cause the nomination and election of the directors contemplated in the immediately preceding sentence to be approved by the directors of Greenlady, (subject to the fiduciary duties and obligations of such directors) prior to the DIRECTV Effective Time.

ARTICLE II
Effect of the Mergers on the Capital Stock of the
Constituent Corporations; Exchange of Certificates; Stock Options

        SECTION 2.1 Effect on Capital Stock.

        (a)   At the DIRECTV Effective Time, by virtue of the DIRECTV Merger and without any action on the part of the holder of any shares of capital stock of any party:

            (i)  Conversion of DIRECTV Common Stock.    Subject to Sections 2.1(c) and 2.1(d), each share of common stock of DIRECTV, par value $0.01 per share (the "DIRECTV Common Stock"), issued and outstanding immediately prior to the DIRECTV Effective Time, other than (A) any shares of DIRECTV Common Stock to be canceled pursuant to Section 2.1(a)(ii) and (B) the Liberty DIRECTV Shares, which shall remain issued and outstanding and are not affected by the DIRECTV Merger, shall be automatically converted into and become the right to receive one (the "DIRECTV Exchange Ratio") validly issued, fully paid and nonassessable share of Holdings Class A Common Stock (the "DIRECTV Merger Consideration"). At the DIRECTV Effective Time, except for the Liberty DIRECTV Shares and except as otherwise provided herein, all shares of DIRECTV Common Stock outstanding immediately prior to the DIRECTV Effective Time shall be canceled upon their conversion and shall cease to exist and each holder of a DIRECTV Certificate and each holder of uncertificated shares of DIRECTV Common Stock (other than any holder of Liberty DIRECTV Shares) shall cease to have any rights with respect thereto, except that such DIRECTV Certificate or uncertificated share shall represent only the right to receive (x) the DIRECTV Merger Consideration deliverable in respect of the shares of DIRECTV Common Stock represented by such DIRECTV Certificate or uncertificated share immediately prior to the DIRECTV Effective Time, (y) any cash in lieu of fractional shares payable pursuant to Section 2.1(c) and (z) any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such DIRECTV Certificate or uncertificated share in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed DIRECTV Certificate, Section 2.2(e)).

           (ii)  Cancellation of Shares.    Each issued share of DIRECTV Common Stock that is owned by DIRECTV immediately prior to the DIRECTV Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (iii)  Conversion of Merger Sub One Common Stock.    The shares of common stock, par value $0.01 per share, of Merger Sub One ("Merger Sub One Common Stock") issued and outstanding immediately prior to the DIRECTV Effective Time shall be, in the aggregate, automatically converted into that number of shares of common stock of the DIRECTV Surviving Corporation equal to the number of shares of DIRECTV Common Stock that are outstanding immediately prior to the DIRECTV Effective Time, excluding the Liberty DIRECTV Shares and shares of DIRECTV Common Stock canceled pursuant to Section 2.1(a)(ii). Each share of Merger Sub One Common Stock converted into shares of common stock of the DIRECTV Surviving Corporation shall be duly authorized and validly issued, fully paid and nonassessable.

        (b)   At the Merger Effective Time, by virtue of the Splitco Merger and without any action on the part of the holder of any shares of capital stock of any party:

            (i)  Conversion of Splitco Common Stock.    Subject to Sections 2.1(c) and 2.1(d), each share, other than shares to be canceled pursuant to Section 2.1(b)(ii), of Series A Splitco Common Stock and Series B Splitco Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into and become the right to receive a number of shares of validly issued, fully paid and nonassessable shares of Holdings Class A Common Stock equal to the Splitco Exchange Ratio (the "Splitco Merger Consideration" and together with the DIRECTV Merger Consideration, the "Merger Consideration"). At the Merger Effective Time, except as otherwise provided herein, all shares of Splitco Common Stock outstanding immediately prior to the Merger Effective Time shall be canceled upon their conversion and shall cease to exist and each holder of a Splitco Certificate and each holder of uncertificated shares of Splitco Common Stock shall cease to have any rights with respect thereto, except that such Splitco Certificate or uncertificated share shall represent only the right to receive (x) the Splitco Merger Consideration deliverable in respect of the shares of Splitco Common Stock represented by such Splitco Certificate or uncertificated share immediately prior to the Merger Effective Time, (y) any cash in lieu of fractional shares payable pursuant to Section 2.1(c) and (z) any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Splitco Certificate or uncertificated share in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed Splitco Certificate, Section 2.2(e)).

           (ii)  Cancellation of Shares.    Each issued share of Splitco Common Stock that is owned by Splitco or Holdings immediately prior to the Merger Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (iii)  Conversion of Merger Sub Two Common Stock.    Each share of common stock, par value $0.01 per share, of Merger Sub Two issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one duly authorized and validly issued, fully paid and nonassessable share of Series A Common Stock of the Splitco Surviving Corporation.

        (c)  Fractional Shares.

            (i)  No certificates, scrip or book-entry credit representing fractional shares of Holdings Common Stock will be issued upon the conversion of Splitco Common Stock or DIRECTV Common Stock pursuant to Section 2.1, and to the extent that any holder of Splitco Common Stock or DIRECTV Common Stock would otherwise be entitled to receive a fractional share of Holdings Common Stock, no such fractional shares will be issued to such holder as a result of the Splitco Merger or DIRECTV Merger and no such holder shall be entitled to vote or to any rights of a holder of Holdings Common Stock with respect to fractional shares such holder otherwise would be entitled to receive. For purposes of this Section 2.1(c), all fractional share interests to which each record holder would be entitled will be aggregated and sold by the Exchange Agent pursuant to Section 2.1(c)(ii).

           (ii)  Fractional shares of Holdings Common Stock that would otherwise be allocable to any former holders of Splitco Common Stock or DIRECTV Common Stock in the Mergers will be aggregated, and the Exchange Agent shall sell the aggregate shares in the public market. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Splitco Common Stock, DIRECTV Common Stock or the Malone Splitco Shares, as applicable, entitled to receive such cash. No interest shall accrue on any cash payable pursuant to this Section 2.1(c). Payment for fractional shares of Holdings Common Stock that would otherwise be allocable to any former holders of Splitco Common Stock receiving shares of Holdings Common Stock in the Malone Contribution will be determined in accordance with the terms and provisions of the Malone Agreement.

          (d)   Adjustments to Exchange Ratios.    So as to maintain the relative proportionate interests of the holders of the Splitco Common Stock and the DIRECTV Common Stock in Holdings Common Stock immediately following the Merger Effective Time intended by this Agreement as of the date hereof, the Splitco Exchange Ratio, the Splitco Merger Consideration, the DIRECTV Exchange Ratio and the DIRECTV Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, DIRECTV Common Stock, Liberty Entertainment Common Stock, Splitco Common Stock or Holdings Common Stock or other securities), reorganization, recapitalization, reclassification, combination or exchange of shares, or other similar change with respect to (i) DIRECTV Common Stock having a record date on or after the date hereof and prior to the DIRECTV Effective Time, (ii) Splitco Common Stock having a record date occurring after the Split-Off Effective Time and prior to the Merger Effective Time and (iii) Liberty Entertainment Common Stock having a record date occurring on or after the date hereof and prior to the Split-Off Effective Time.

        SECTION 2.2 Exchange of Certificates and Book-Entry Shares.

          (a)   Exchange Agent.    At or prior to the DIRECTV Effective Time, Holdings shall deposit, in trust for the benefit of the holders of Splitco Common Stock and DIRECTV Common Stock, with the Exchange Agent, pursuant to an agreement reasonably satisfactory to DIRECTV and Liberty (the "Exchange Agreement"), for exchange in accordance with this Article II and pursuant to the Malone Contribution, through the Exchange Agent, certificates (or evidence of shares in book-entry form) representing the shares of Holdings Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Splitco Common Stock and DIRECTV Common Stock and pursuant to the Malone Contribution (such shares of Holdings Common Stock, together with any dividends or other distributions with respect thereto with a record date after the Merger Effective Time and any cash payments in lieu of any fractional shares of Holdings Common Stock received by the Exchange Agent through sales contemplated by Section 2.1(c), being hereinafter referred to as the "Exchange Fund").

          (b)   Exchange Procedures.    Promptly after the Merger Effective Time, and in any event no later than ten Business Days after the Merger Effective Time, Holdings shall cause the Exchange Agent to mail to each holder of record of a certificate (or evidence of shares in book-entry form) which immediately prior to the DIRECTV Effective Time or the Merger Effective Time, as applicable, represented outstanding shares of DIRECTV Common Stock (other than the Liberty DIRECTV Shares) (the "DIRECTV Certificates") or of Splitco Common Stock (other than the Malone Splitco Shares) (the "Splitco Certificates" and together with the DIRECTV Certificates, the "Certificates"), which at the DIRECTV Effective Time or the Merger Effective Time, as applicable, were converted into the right to receive the DIRECTV Merger Consideration or the Splitco Merger Consideration, as applicable, pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and shall have such other provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as Holdings may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or evidence of shares in book-entry form) representing, as applicable, the DIRECTV Merger Consideration or the Splitco Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Holdings Common Stock to which such holders are entitled pursuant to Section 2.1(c). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate (or evidence of shares in book-entry form) representing that number of whole shares of Holdings Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Splitco Common Stock or DIRECTV Common Stock then held by such holder under all such Certificates so surrendered, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) and (C) cash in lieu of any fractional shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Splitco Common Stock or DIRECTV Common Stock that is not registered in the transfer records of Splitco or DIRECTV, as applicable, a certificate (or evidence of shares in book-entry form) representing the proper number of shares of Holdings Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of shares of Holdings Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of the Splitco Surviving Corporation or DIRECTV Surviving Corporation, as applicable, that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the DIRECTV Effective Time or the Merger Effective Time, as applicable, to represent only the right to receive as applicable, the DIRECTV Merger Consideration or the Splitco Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.1(c), in each case, without interest.

          (c)   Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with respect to Holdings Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdings Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Holdings Common Stock shall be paid to any such holder pursuant to Section 2.1(c), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (i) promptly following the time of such surrender, the amount of cash payable in lieu of any fractional shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.1(c) and the amount of dividends or other distributions, payable with respect to that number of whole shares of Holdings Common Stock issuable in exchange for such Certificate pursuant to this Article II, with a record date after the Merger Effective Time and paid with respect to Holdings Common Stock prior to such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Holdings Common Stock.

          (d)   Transfer Books; No Further Ownership Rights.    All shares of Holdings Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.2(c) and cash paid in lieu of any fractional shares pursuant to Section 2.1(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Splitco Common Stock or DIRECTV Common Stock previously represented by such Certificates, and at the DIRECTV Effective Time and the Merger Effective Time, as applicable, the stock transfer books of DIRECTV and Splitco shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of (x) the DIRECTV Surviving Corporation of the shares of DIRECTV Common Stock that were outstanding immediately prior to the DIRECTV Effective Time (except for the Liberty DIRECTV Shares, which are to remain issued and outstanding and are not affected by the DIRECTV Merger) and (y) the Splitco Surviving Corporation of the shares of Splitco Common Stock that were outstanding immediately prior to the Merger Effective Time. Except as required by applicable Law, from and after the DIRECTV Effective Time and the Merger Effective Time, as applicable the holders of Certificates that evidenced ownership of shares of Splitco Common Stock or DIRECTV Common Stock outstanding immediately prior to the DIRECTV Effective Time or the Merger Effective Time shall cease to have any rights with respect to such shares. Subject to the last sentence of Section 2.2(f), if, at any time after the DIRECTV Effective Time or the Merger Effective Time, as applicable, Certificates are presented to the Splitco Surviving Corporation, the DIRECTV Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e)   Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdings, the posting by such Person of a bond, in such reasonable amount as Holdings may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, as applicable, the DIRECTV Merger Consideration or Splitco Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.2(c) and cash in lieu of any fractional share interests of Holdings Common Stock to which such holder would be entitled pursuant to Section 2.1(c), in each case pursuant to this Agreement.

          (f)    Termination of Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for sixty (60) calendar days after the Merger Effective Time shall be delivered to Holdings, upon demand by Holdings, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Holdings for payment of their claim for (i) the DIRECTV Merger Consideration or the Splitco Merger Consideration, as applicable, (ii) any dividends or other distributions with respect to shares of Holdings Common Stock and (iii) cash in lieu of any fractional share interests of Holdings Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to Section 2.1(c)) would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to Section 2.1(c)) shall become, to the extent permitted by applicable Law, the property of Holdings, free and clear of all claims or interest of any Person previously entitled thereto.

          (g)   No Liability.    Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Splitco Surviving Corporation, the DIRECTV Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Holdings Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Holdings Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (h)   Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund received through the public market aggregated sales of fractional share interests effectuated in accordance with the Exchange Agreement as directed by Holdings. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Holdings.

          (i)    Withholding Taxes.    Holdings and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Splitco Common Stock or DIRECTV Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, Holdings and the Exchange Agent shall be treated as though they withheld from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of Splitco Common Stock or DIRECTV Common Stock in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Splitco Common Stock or DIRECTV Common Stock.

        SECTION 2.3 DIRECTV Stock Options and other Stock-Based Awards.    Prior to the DIRECTV Effective Time, DIRECTV or the Board of Directors of DIRECTV (or the applicable committee thereof), as applicable, shall adopt resolutions and take all other actions necessary to effectuate the actions set forth in Section 2.3 of the DIRECTV Disclosure Schedule and to ensure that, notwithstanding anything to the contrary, following the DIRECTV Effective Time, no Person shall have any right to acquire any securities of DIRECTV or to receive any payment, right or benefit with respect to any award previously granted under any DIRECTV Stock Plan (whether hereunder, under any DIRECTV Stock Plan or individual award agreement or otherwise), except the right to receive a payment, right or benefit with respect thereto as provided in Section 2.3 of the DIRECTV Disclosure Schedule.

        SECTION 2.4 Splitco Stock Options and other Stock-Based Awards.

        (a)   At the Split-Off Effective Time, in accordance with the terms and conditions of the Reorganization Agreement, Liberty and Splitco shall adjust the terms of all outstanding options to acquire, stock appreciation rights relating to and restricted shares relating to, shares of Liberty Entertainment Common Stock to reflect the consummation of the Split-Off.

        (b)   Prior to the Merger Effective Time, each of Liberty and Splitco or the Board of Directors of each of Liberty and Splitco (or any applicable committee thereof), as applicable, shall adopt resolutions and take all other actions necessary to effectuate the actions set forth in Section 2.4 of the Liberty Disclosure Schedule and to ensure that, notwithstanding anything to the contrary, following the Merger Effective Time, no Person shall have any right to acquire any securities of Splitco or to receive any payment, right or benefit with respect to any award previously granted under the Splitco Stock Plans (whether hereunder, under any Splitco Stock Plan or individual award agreement or otherwise), except the right to receive a payment, right or benefit with respect thereto as provided in Section 2.4 of the Liberty Disclosure Schedule.

        SECTION 2.5 Actions by Holdings.

        (a)   At the DIRECTV Effective Time and the Merger Effective Time, as applicable, by virtue of the Mergers and without the need of any further corporate action by Holdings, Holdings shall assume the DIRECTV Adjusted Options and DIRECTV Adjusted RSUs (collectively, the "DIRECTV Equity Awards") and the Splitco Adjusted Options, Splitco Adjusted SARs, and the Splitco Adjusted Restricted Shares (collectively, the "Splitco Adjusted Equity Awards" and collectively with the DIRECTV Equity Awards, the "Holdings Equity Awards"), with the result that (i) at the DIRECTV Effective Time, Holdings shall assume the DIRECTV Stock Plans, including all obligations with respect to the DIRECTV Equity Awards outstanding at the DIRECTV Effective Time (adjusted pursuant to Section 2.3) and (ii) at the Merger Effective Time, Holdings shall assume the Splitco Stock Plans, including all obligations of Splitco with respect to the Splitco Adjusted Equity Awards outstanding at the Merger Effective Time (adjusted pursuant to Section 2.4). In addition, at the Merger Effective Time, Holdings shall adopt one or more incentive plans, including an executive officer cash bonus plan (such plans, together with the DIRECTV Stock Plans and the Splitco Stock Plans, the "Holdings Incentive Plans").

        (b)   As soon as practicable after the Merger Effective Time, Holdings shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Holdings Common Stock at least equal to the number of shares subject to the Holdings Equity Awards. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as such Holdings Equity Awards remain outstanding.

        (c)   As soon as practicable after the Merger Effective Time, Holdings shall deliver to the holders of a Holdings Equity Award appropriate notices setting forth such holders' rights pursuant to the Holdings Incentive Plans, and the agreements evidencing the grants of such Holding Equity Awards after giving effect to the Mergers and the adjustments required by Sections 2.3 and 2.4.

ARTICLE III
Representations and Warranties of Liberty and Splitco Regarding Liberty

        Subject to Section 6.24 and except as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Liberty to DIRECTV simultaneously with the execution of this Agreement (the "Liberty Disclosure Schedule"), Liberty and Splitco represent and warrant to DIRECTV:

        SECTION 3.1 Organization, Standing and Corporate Power.

        (a)   Liberty is (a) a corporation duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as currently conducted, and (b) duly qualified or licensed to do business and, to the extent applicable, in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to be so qualified, licensed or in good standing, except where the failures to be so qualified, licensed or in good standing have not had a Material Adverse Effect on Splitco ("Splitco Material Adverse Effect").

        (b)   Liberty has delivered to DIRECTV correct and complete copies of its certificate of incorporation and bylaws (the "Liberty Charter Documents"), in each case as amended to the date of this Agreement. All such Liberty Charter Documents are in full force and effect and Liberty is not in violation of any of their respective provisions.

        SECTION 3.2 Capitalization.

        (a)   The authorized capital stock of Liberty consists of (i) 20,375,000,000 shares of common stock, par value $0.01 per share, of which 4,000,000,000 shares have been designated Series A Liberty Entertainment Common Stock, 150,000,000 shares have been designated Series B Liberty Entertainment Common Stock and 4,000,000,000 shares have been designated Series C Liberty Entertainment Common Stock, and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share ("Liberty Preferred Stock"). At the close of business on April 30, 2009, (i) 494,616,028 shares of Series A Liberty Entertainment Common Stock were issued and outstanding, (ii) 23,697,987 shares of Series B Liberty Entertainment Common Stock were issued and outstanding, (iii) no shares of Series C Liberty Entertainment Common Stock were issued or outstanding, (iv) no shares of Liberty Entertainment Common Stock were held by Liberty in its treasury, (v) 21,016,409 shares of Series A Liberty Entertainment Common Stock were reserved for issuance under the Liberty Stock Plans (of which 15,889,652 shares of Series A Liberty Entertainment Common Stock were subject to outstanding Liberty Entertainment Equity Awards granted under the Liberty Stock Plans (which excludes 5,633,052 options to acquire Series B Liberty Entertainment Common Stock that can be exercised for Series A Liberty Entertainment Common Stock, on a one-for-one basis, at the option of the holder)), (vi) 7,993,052 shares of Series B Liberty Entertainment Common Stock were reserved for issuance under the Liberty Stock Plans (of which 5,993,052 shares of Series B Liberty Entertainment Common Stock were subject to outstanding Liberty Entertainment Equity Awards granted under the Liberty Stock Plans (which includes 5,633,052 options to acquire Series B Liberty Enterainment Common Stock that can be exercised for Series A Liberty Entertainment Common Stock, on a one-for-one basis, at the option of the holder)), (vii) no shares of Series C Liberty Entertainment Common Stock were reserved for issuance under the Liberty Stock Plans and (viii) no shares of Liberty Preferred Stock were issued or outstanding. All outstanding shares of Liberty Entertainment Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Liberty Disclosure Schedule is (x) a correct and complete list, as of April 30, 2009, of all outstanding options, stock appreciation or other rights to purchase or receive shares of Liberty Entertainment Common Stock granted under the Liberty Stock Plans or otherwise by Liberty, and, for each such option, stock appreciation or other right, (A) the number of shares of Liberty

Entertainment Common Stock subject thereto and the exercise price thereof and (B) the terms of vesting, and the grant and expiration dates thereof and the name of the holder thereof and (y) the aggregate number of shares of Liberty Entertainment Common Stock that are issuable pursuant to all outstanding options, stock appreciation rights or other rights to purchase or receive shares of Liberty Entertainment Common Stock. All Liberty Entertainment Stock Options which vested after December 31, 2004, have an exercise price equal to no less than the fair market value of the underlying shares of Liberty Entertainment Common Stock on the date of grant (as adjusted to reflect corporate transactions which have occurred since the date of grant). Since April 30, 2009, Liberty has not issued any shares of Liberty Entertainment Common Stock, or any securities convertible into or exchangeable or exercisable for any shares of Liberty Entertainment Common Stock, other than pursuant to the exercise of outstanding options or stock appreciation rights referred to above in this Section 3.2(a) or as is contemplated by Section 6.2(a)(i)(A).

        (b)   Except as expressly provided by any Transaction Agreement, there are no outstanding obligations of Liberty or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Liberty Entertainment Common Stock (or any options, warrants or other rights to acquire any shares of Liberty Entertainment Common Stock) other than Liberty Entertainment Restricted Shares that may be forfeited by their terms.

        SECTION 3.3 Authority; Noncontravention; Voting Requirements.

        (a)   Liberty has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, and, subject to obtaining the Liberty Stockholder Approval, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Liberty of this Agreement and each other Transaction Agreement to which it is a party, and the consummation by it of the Transactions, have been duly authorized and approved by Liberty's Board of Directors, and except for obtaining the Liberty Stockholder Approval, no other corporate action on the part of Liberty is necessary to authorize the execution, delivery and performance by Liberty of this Agreement and each other Transaction Agreement to which it is a party and the consummation by it of the Transactions. This Agreement and each other Transaction Agreement to which it is a party has been duly executed and delivered by Liberty and, assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Liberty, enforceable against Liberty in accordance with each of their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the "Bankruptcy and Equity Exception").

        (b)   Except as set forth in Section 3.3(b) of the Liberty Disclosure Schedule, neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by Liberty nor the consummation by Liberty of the Transactions, nor compliance by Liberty with any of the terms or provisions of this Agreement or any of the other Transaction Agreements to which it is a party, will:

            (i)  conflict with or violate any provision of the Liberty Charter Documents;

           (ii)  violate, or conflict with, or result in a breach of any provision of, or constitute a change of control or default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any action, consent, waiver or approval of any third party or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Lien upon any of the properties or assets of Liberty or any of its

  Subsidiaries or under any of the terms, conditions or provisions of any material Contract to which Liberty or any of its Subsidiaries is a party or pursuant to which any of their respective properties or assets are bound, except for any such conflicts, violations, breaches, defaults or occurrences which would not prevent or materially delay the performance of this Agreement by Liberty;

          (iii)  assuming the approvals required under Section 3.3(b)(iv) are obtained, violate any order, writ, or injunction, or any decree, or any material Law applicable to Liberty or any of its Subsidiaries, or any of their respective properties or assets; or

          (iv)  require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (x) (A) the filing with the SEC of any further amendments to its preliminary proxy statement filed April 24, 2009 relating to the Liberty Stockholders Meeting (as amended or supplemented from time to time, the "Liberty Proxy Statement"), the Splitco Form S-4 and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the rules of The NASDAQ Global Select Market ("NASDAQ"), (B) filings required under, and compliance with other applicable requirements of, the HSR Act and the rules and regulations promulgated thereunder, and any similar Laws of foreign jurisdictions, (C) approval of the Transactions under the Communications Act (the "Liberty FCC Approvals"), and (D) the private letter rulings to be obtained from the Internal Revenue Service (the "IRS"), as contemplated by this Agreement and any filings made with the IRS in connection therewith, and (y) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or materially delay the performance of this Agreement by Liberty.

        (c)   At a meeting of the Board of Directors of Liberty duly called and held, those directors of Liberty voting (and not abstaining) upon the following matters and constituting a majority of the entire Board of Directors of Liberty unanimously (i) approved and declared advisable (A) the Split-Off and the transactions contemplated thereby (including the transactions contemplated by the Reorganization Agreement), (B) the Malone Agreement and the transactions contemplated thereby (including the Malone Contribution), and (C) this Agreement and the transactions contemplated hereby (including the Splitco Merger), and (ii) resolved to recommend that holders of Liberty Entertainment Common Stock approve the Split-Off (subject to Section 6.4).

        (d)   The affirmative vote (in person or by proxy) of the holders of record of a majority of the aggregate voting power of the shares of Liberty Entertainment Common Stock that are present (in person or by proxy) and entitled to vote at the Liberty Stockholders Meeting or any adjournment or postponement thereof, voting together as a single class, in favor of the approval of the Split-Off (the "Class Approval") is the only vote or approval of the holders of any class or series of capital stock of Liberty that is legally required to approve the Transactions; provided, however, that in addition to the foregoing, Liberty shall require the affirmative vote (in person or by proxy), at the Liberty Stockholders Meeting or any adjournment or postponement thereof, of the holders of record, voting together as a separate class, of a majority of the aggregate voting power of the shares of Liberty Entertainment Common Stock outstanding on the record date for the Liberty Stockholders Meeting, excluding any Excluded Malone Shares and shares of Liberty Entertainment Common Stock Beneficially Owned by any directors or officers of Liberty, without duplication, to approve (i) the Split-Off and the transactions contemplated thereby (including the transactions contemplated by the Reorganization Agreement), (ii) the Malone Agreement and the transactions contemplated thereby (including the Malone Contribution), and (iii) this Agreement and the transactions contemplated hereby (including the Splitco Merger) (the "Minority Approval", and together with the Class Approval, the "Liberty Stockholder Approval").

        SECTION 3.4 Liberty SEC Documents.    As of their respective dates, all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by Liberty under the Securities Act or under the Exchange Act (the "Liberty SEC Documents") complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and none of such Liberty SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2008, Liberty has timely filed all reports and other filings required to be filed with the SEC under the rules and regulations of the SEC. The books and records of Liberty and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements. Each of the foregoing representations in this Section 3.4 is made only with respect to information relating to the Splitco Business and with "materiality" being defined by reference to Splitco (after giving effect to the Restructuring and the Split-Off) and the Splitco Business.

        SECTION 3.5 Information Supplied.    None of the information supplied (or to be supplied) in writing by or on behalf of Liberty specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (a) the registration statement on Form S-4 to be filed with the SEC by Splitco in connection with the issuance of shares of Splitco Common Stock in the Split-Off (as amended or supplemented from time to time, the "Splitco Form S-4") and the registration statement on Form S-4 to be filed with the SEC by Holdings in connection with the issuance of shares of Holdings Common Stock in the Mergers and the Malone Contribution (as amended or supplemented from time to time, the "Holdings Form S-4") will, at the time (i) that each of the Splitco Form S-4 and the Holdings Form S-4, or any amendments or supplements thereto, are filed with the SEC, (ii) each of the Splitco Form S-4 and the Holdings Form S-4 becomes effective under the Securities Act, (iii) of the DIRECTV Stockholders Meeting, (iv) of the Liberty Stockholders Meeting, (v) of the Split-Off, (vi) of the DIRECTV Merger and (vii) of the Splitco Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading, and (b) the Liberty Proxy Statement will, on the date it is first mailed to stockholders of Liberty and at the time of the Liberty Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication. The Liberty Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, Liberty makes no representation or warranty with respect to information regarding DIRECTV supplied by or on behalf of DIRECTV for inclusion or incorporation by reference in any of the foregoing documents.

        SECTION 3.6 Brokers and Other Advisors.    Except for Goldman, Sachs & Co. and JPMorgan Chase & Co., the fees and expenses of which will be paid by Liberty, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Liberty or any of its Subsidiaries. Liberty has heretofore delivered to DIRECTV a correct and complete copy of Liberty's engagement letter with each of Goldman, Sachs & Co. and JPMorgan Chase & Co., which letter describes all fees payable to Goldman, Sachs & Co. and JPMorgan Chase & Co., respectively, in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Goldman, Sachs & Co. and JPMorgan Chase & Co., respectively (as amended, the "Liberty Engagement Letters").

        SECTION 3.7 Liberty Owned DIRECTV Shares.

        (a)   As of the date hereof, all of the shares of DIRECTV capital stock Beneficially Owned by Liberty are owned as follows: (i) 170,000,000 shares of DIRECTV Common Stock are owned directly by Greenlady II, LLC (the "Greenlady II DIRECTV Shares") and (ii) 378,720,752 shares of DIRECTV Common Stock are owned directly by Greenlady (collectively, with the Greenlady II DIRECTV Shares, the "Liberty Owned DIRECTV Shares"). All of the Liberty Owned DIRECTV Shares are owned free and clear of any and all Liens, other than those Liens incurred in connection with the Greenlady Debt and other than those Liens incurred in connection with the DIRECTV Credit Facility. Except as provided for in this Section 3.7, Liberty does not Beneficially Own any other shares of DIRECTV capital stock or any options or other rights to purchase or receive shares of DIRECTV capital stock. Immediately following the Split-Off, Subsidiaries of Splitco will have good and valid title to the Liberty Owned DIRECTV Shares, free and clear of any and all Liens (other than Liens incurred in connection with the Greenlady Debt, Liens incurred in connection with the DIRECTV Credit Facility, transfer restrictions arising under federal and state securities Laws and the restrictions set forth in this Agreement), and Liberty will have no right, title or interest in the Liberty Owned DIRECTV Shares.

        (b)   (i) Except for the equity collars associated with the Greenlady Debt, Liberty has not entered into or acquired any derivative contract with respect to any shares of DIRECTV Common Stock and (ii) Liberty has not entered into any other hedging or other similar transaction that has the effect of providing Liberty with the economic benefits, voting rights or risks of ownership of any shares of DIRECTV Common Stock other than the Liberty Owned DIRECTV Shares.

        SECTION 3.8 Indemnification Claims.

        (a)   As of the date of this Agreement, neither Liberty nor any of its Subsidiaries has submitted, or threatened in writing to submit, a claim for indemnification against News Corporation ("News") in accordance with either (i) that certain Share Exchange Agreement, dated as of December 22, 2006, by and between News and Liberty (the "Share Exchange Agreement") or (ii) any of the Ancillary Agreements.

        (b)   As of the date of this Agreement, News has not submitted, and to the Knowledge of Liberty, News has not threatened in writing to submit, a claim for indemnification against Liberty in accordance with either (i) the Share Exchange Agreement or (ii) any of the Ancillary Agreements.

        SECTION 3.9 Splitco Takeover Proposals.    As of the date of this Agreement, within the past two (2) years there have been no Splitco Takeover Proposals, other than as set forth in Section 3.9 of the Liberty Disclosure Schedule.

        SECTION 3.10 Sale of Assets.    The Transactions do not constitute a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets and properties of Liberty and its Subsidiaries (taken as a whole) under the terms of that certain Indenture, dated as of July 7, 1999, by and between Liberty and The Bank of New York, N.A., as trustee (as amended, modified or supplemented).

        SECTION 3.11 Solvency.    Immediately prior to, and after, the Closing, (a) the fair value of the assets of Liberty and each of its Subsidiaries will exceed each of its respective Liabilities, (b) each of Liberty and its Subsidiaries will be able to pay its Liabilities, as such Liabilities become absolute and matured and (c) neither Liberty nor any of its Subsidiaries will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

        SECTION 3.12 State Takeover Statutes.    No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) applicable to Liberty is applicable to the Transactions. The action of the Board of Directors of Liberty in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

        SECTION 3.13 Opinion of Financial Advisor.    Goldman, Sachs & Co. has rendered its opinion to the Board of Directors of Liberty that, as of May 3, 2009 and based upon and subject to the factors and assumptions set forth in the written opinion (the "Liberty Fairness Opinion"), the Splitco Exchange Ratio pursuant to this Agreement is fair from a financial point of view to those holders (other than Dr. Malone, Mrs. Leslie Malone, The Tracy L. Neal Trust A, The Evan D. Malone Trust A and their respective Affiliates) of shares of Liberty Entertainment Common Stock who receive shares of Splitco Common Stock as a result of the Redemption (as defined in the Liberty Fairness Opinion), taken in the aggregate.

        SECTION 3.14 Investigation; Reliance.    Liberty and Splitco hereby acknowledge and agree that DIRECTV makes no representations or warranties to Liberty or Splitco, express or implied, other than those representations and warranties set forth in this Agreement and the other Transaction Agreements. Liberty and Splitco hereby expressly acknowledge and agree that, except in the case of fraud or willful breach, neither DIRECTV nor any Person will have or be subject to any liability to Liberty, Splitco or any other Person resulting from any statements or communications by DIRECTV or any of its Affiliates or Representatives with respect to any matter in connection with its investigation or evaluation of the Transactions, including any information, document or material made available in any offering memorandum, in any "data room," in any management presentations or in any other form, except for the representations and warranties expressly set forth in this Agreement and the Transaction Agreements.

ARTICLE IV
Representations and Warranties of Splitco

        This Article IV shall be interpreted as though the representations and warranties contained herein, including those made as of the date hereof, are made as if the consummation of the Restructuring and the Split-Off has already occurred. Except as set forth in the correspondingly identified subsection of the Liberty Disclosure Schedule, Splitco represents and warrants to DIRECTV:

        SECTION 4.1 Organization, Standing and Power.

        (a)   Each of Splitco and its Subsidiaries is (a) a corporation, limited liability company or other legal entity duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate or other power, as the case may be, and authority to own, lease, use and operate its properties and to conduct its business as currently conducted, and (b) duly qualified or licensed to do business and, to the extent applicable, in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to be so qualified, licensed or in good standing, except where the failures to be so qualified, licensed or in good standing have not had a Splitco Material Adverse Effect.

        (b)   Section 4.1(b) of the Liberty Disclosure Schedule lists all Subsidiaries of Splitco together with (i) the jurisdiction of organization of each such Subsidiary and (ii) in the case of Subsidiaries that are not wholly-owned by Splitco, the percentage owned by Splitco, or in the case of an indirect Subsidiary, the percentage owned by a Subsidiary of Splitco. Except as set forth in Section 4.1(b) of the Liberty Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Splitco have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Splitco free and clear of all Liens. Except as set forth in Section 4.1(b) of the Liberty Disclosure Schedule, Splitco does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

        (c)   Splitco has delivered to DIRECTV correct and complete copies of its certificate of incorporation and bylaws (the "Splitco Charter Documents") and correct and complete copies of the certificates of incorporation, bylaws and stockholders' or governance agreements (or comparable organizational documents) of each of its Subsidiaries (the "Splitco Subsidiary Documents"), in each case as amended to the date of this Agreement. All such Splitco Charter Documents and Splitco Subsidiary Documents are in full force and effect and neither Splitco nor any of its Subsidiaries is in violation of any of their respective provisions. Splitco has made available to DIRECTV and its Representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors (or comparable governing body) and each committee of the Board of Directors (or comparable governing body) of (i) Splitco held since January 6, 2009, (ii) each of GSN, FUN Technologies and their respective Subsidiaries held since January 1, 2008, and (iii) Liberty Sports Holdings, LLC and each of its Subsidiaries held since February 27, 2008.

        SECTION 4.2 Capitalization.

        (a)   Prior to the consummation of the Restructuring and the Split-Off, the authorized capital stock of Splitco consists of 10,000 shares of common stock, par value $0.01 per share and all of the issued and outstanding shares of which are held directly by Liberty Media LLC prior to the Split-Off. Immediately following the consummation of the Split-Off, (i) there will be outstanding a number of shares of Series A Splitco Common Stock equal to 90% of the shares of Series A Liberty Entertainment Common Stock outstanding as of the Redemption Date (subject to any adjustments for fractional shares in accordance with the terms of the Reorganization Agreement), (ii) there will be outstanding a number of shares of Series B Splitco Common Stock equal to 90% of the shares of Series B Liberty Entertainment Common Stock outstanding as of the Redemption Date (subject to any adjustments for fractional shares in accordance with the terms of the Reorganization Agreement), (iii) no shares of Series C Splitco Common Stock will be issued or outstanding, (iv) no shares of Splitco Common Stock will be held by Splitco in its treasury and (v) no shares of preferred stock of Splitco will be issued or outstanding. All outstanding shares of Splitco Common Stock are, and all shares thereof which may be issued will be, when issued, duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights. Prior to the consummation of the Split-Off, except as set forth in this Section 4.2 and as expressly provided by the Reorganization Agreement, there are no shares of capital stock, voting securities or equity interests of Splitco issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Splitco, including any representing the right to purchase or otherwise receive any Splitco Common Stock. Included in Section 4.2(a) of the Liberty Disclosure Schedule is (x) a correct and complete list, as of April 30, 2009, of all outstanding options, stock appreciation or other rights to purchase or receive shares of Splitco Common Stock granted under the Splitco Stock Plans or otherwise by Splitco, and, for each such option, stock appreciation or other right, (A) the number of shares of Splitco Common Stock subject thereto and the exercise price thereof and (B) the terms of vesting, and the grant and expiration dates thereof and the name of the holder thereof, that will be outstanding immediately following the Split-Off Effective Time and (y) the aggregate number of shares of Splitco Common Stock that are issuable pursuant to all outstanding options, stock appreciation rights or other rights to purchase or receive shares of Splitco Common Stock (in each case, based on the options, stock appreciation and other rights with respect to Liberty Entertainment Common Stock outstanding on such date (which are set forth in Section 3.2(a) of the Liberty Disclosure Schedule)). The exercise or base price of each award listed on Section 4.2(a) of the Liberty Disclosure Schedule will be determined by applying the formula set forth in Section 3.3 of the Reorganization Agreement to the exercise or base price of the corresponding award set forth in Section 3.2(a) of the Liberty Disclosure Schedule. All Splitco Stock Options were granted in accordance with the terms of the Splitco Stock Plans. Except as expressly provided by any Transaction Agreement or as set forth in Section 4.2(a) of the Liberty Disclosure Schedule, there are no outstanding obligations of Splitco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of Splitco or any of its Subsidiaries other than Splitco Restricted Shares that may be forfeited by their terms.

        (b)   There are no issued or outstanding bonds, debentures, notes or other indebtedness of Splitco or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of Splitco or any of its Subsidiaries may vote.

        SECTION 4.3 Authority; Noncontravention; Voting Requirements.

        (a)   Splitco has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and, subject to obtaining the Splitco Stockholder Approval, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Splitco of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by it of the Transactions, have been duly authorized and approved by Splitco's Board of Directors, and except for obtaining the Splitco Stockholder Approval for the adoption of this Agreement, each of the other Transaction Agreements to which it is a party and approval of the Transactions, no other corporate action on the part of Splitco is necessary to authorize the execution, delivery and performance by Splitco of this Agreement, each of the other Transaction Agreements to which it is a party and the consummation by it of the Transactions. This Agreement and each of the other Transaction Agreements to which it is a party have been duly executed and delivered by Splitco and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Splitco, enforceable against Splitco in accordance with its and their terms, except that such enforceability is subject to the Bankruptcy and Equity Exception.

        (b)   Except as set forth in Section 4.3(b) of the Liberty Disclosure Schedule, neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by Splitco or any of its Subsidiaries nor the consummation by Splitco or any of its Subsidiaries of the Transactions, nor compliance by Splitco or any of its Subsidiaries with any of the terms or provisions of this Agreement or any of the other Transaction Agreements to which it is a party, will:

            (i)  conflict with or violate any provision of the Splitco Charter Documents or any provision of the Splitco Subsidiary Documents;

           (ii)  violate, or conflict with, or result in a breach of any provision of, or constitute a change of control or default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any action, consent, waiver or approval of any third party or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Lien upon any of the properties or assets of Splitco or any of its Subsidiaries or under any of the terms, conditions or provisions of any Splitco Material Contract to which Splitco or any of its Subsidiaries is a party or pursuant to which any of their respective properties or assets are bound, except for any such conflicts, violations, breaches, defaults or occurrences which would not have a significant adverse effect on the Splitco Business;

          (iii)  assuming the approvals required under Section 4.3(b)(iv) are obtained, violate any order, writ, or injunction, or any decree, or any material Law applicable to Splitco or any of its Subsidiaries, or any of their respective properties or assets; or

          (iv)  require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (x) (A) the filing with the SEC of each of the Splitco Form S-4, the Holdings Form S-4 and the Liberty Proxy Statement, and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of NASDAQ, (B) the filing of each of the Splitco Certificate of Merger and the DIRECTV Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (C) filings required under, and compliance with other applicable requirements of, the HSR Act and the rules and regulations promulgated thereunder, and any similar Laws of foreign jurisdictions, (D) approval of the Transactions under the Communications Act (the "Splitco FCC Approvals") and (E) the private letter rulings to be obtained from the IRS as contemplated by this Agreement and any filings made with the IRS in connection therewith, and (y) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, have a Splitco Material Adverse Effect.

        (c)   At a meeting of the Board of Directors of Splitco duly called and held, those directors of Splitco voting (and not abstaining) upon the following matters and constituting a majority of the entire Board of Directors of Splitco unanimously (i) approved and declared advisable this Agreement (including the Splitco Merger), each of the other Transaction Agreements to which it is a party and the Transactions and (ii) resolved to recommend that the sole stockholder of Splitco adopt this Agreement and approve the Splitco Merger.

        (d)   The affirmative vote of the sole stockholder of Splitco is the only vote of the stockholders of Splitco necessary to adopt this Agreement and approve the Transactions, including the Splitco Merger (the "Splitco Stockholder Approval").

        SECTION 4.4 Splitco Financial Statements; Liabilities.

        (a)   True, correct and complete copies of the audited combined balance sheet of Splitco and its Subsidiaries as of December 31, 2008 (the "Splitco Balance Sheet Date"), and the related audited combined statements of income and cash flows of Splitco and its Subsidiaries for the fiscal year ended December 31, 2008, and the notes thereto, audited by KPMG LLP (collectively, the "Audited Financial Statements") have been provided to DIRECTV prior to the date hereof and were filed with the SEC as part of Liberty's Amendment No. 2 to its Preliminary Schedule 14A on April 24, 2009. Except as provided in Section 4.4 of the Liberty Disclosure Schedule, the Audited Financial Statements (i) present fairly in all material respects the financial position of Splitco and its Subsidiaries as of the dates indicated and the results of its operations and changes in cash flows for the respective periods indicated, and (ii) were prepared in accordance with GAAP, consistently applied.

        (b)   [Reserved.]

        (c)   From the Splitco Balance Sheet Date to the date hereof, except as set forth in Section 4.4(c) of the Liberty Disclosure Schedule, (i) the business of Splitco and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices, (ii) there has not been any event, circumstance, change or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Splitco Material Adverse Effect, (iii) no Subsidiary of Splitco has redeemed any ownership interests in any Subsidiary of Splitco, (iv) neither Splitco nor a Subsidiary of Splitco has waived, released, compromised or settled any right or claim of substantial value to Splitco, a Splitco Subsidiary or any other Person and (v) neither Splitco nor a Subsidiary of Splitco has engaged in any transaction or taken any other action except in the ordinary course of business consistent with past practices. No RSN Subsidiary has engaged in any activity other than those reasonably related to the operation of a Splitco RSN Network.

        (d)   There are no Liabilities of Splitco and its Subsidiaries, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities disclosed or provided for in the Audited Financial Statements or the Unaudited Financial Statements; (ii) the Liabilities set forth in Section 4.4(d) of the Liberty Disclosure Schedule; and (iii) Liabilities incurred in the ordinary course of business since the Splitco Balance Sheet Date that have not had and could not reasonably be expected to have, individually or in the aggregate, a Splitco Material Adverse Effect.

        SECTION 4.5 Legal Proceedings.

        (a)   Other than Actions of the type contemplated by Section 4.5(b) and judgments, decrees, written agreements, memoranda of understanding or orders of Governmental Authorities of the type contemplated by Section 4.5(c), (i) there are no Actions pending or, to the Knowledge of Liberty, threatened against Liberty (with respect to the Splitco Business only) or Splitco, or any of their Subsidiaries, by or before any Governmental Authority, and (ii) there is no judgment, decree, injunction, ruling or order of any Governmental Authority outstanding against Liberty (with respect to the Splitco Business only) or Splitco, or any of their Subsidiaries, except, in each case, for any such Action, judgment, decree, injunction, ruling or order that, individually or in the aggregate, would not reasonably be expected to have a Splitco Material Adverse Effect.

        (b)   As of the date of this Agreement, there is no Action pending or, to the Knowledge of Liberty, threatened against Liberty, Splitco or any of their Subsidiaries that seeks, or would reasonably be expected, to prohibit or restrain the ability of Liberty, Splitco or any of their Subsidiaries to enter into this Agreement or any of the Transaction Agreements to which it is a party or to timely consummate the Transactions.

        (c)   As of the date of this Agreement, there are no material judgments, decrees, written agreements, memoranda of understanding or orders of any Governmental Authority outstanding against Liberty, Splitco or any of their Subsidiaries which would reasonably be expected to prevent, prohibit, materially delay or enjoin the consummation of the Transactions.

        SECTION 4.6 Compliance With Laws.    Except as set forth in Section 4.6 of the Liberty Disclosure Schedule, Liberty, Splitco and their respective Subsidiaries are (and since January 1, 2008 with respect to the Non-RSN Splitco Business and February 27, 2008 with respect to the RSN Splitco Business, have been) in compliance in all material respects with all material Laws applicable to the Non-RSN Splitco Business and the RSN Splitco Business, as applicable. Since January 1, 2008 with respect to the Non-RSN Splitco Business and since February 27, 2008 with respect to the RSN Splitco Business, none of Liberty, Splitco or any of their respective Subsidiaries has received any material notice from any Governmental Authority that the Non-RSN Splitco Business and RSN Splitco Business, as applicable, has been or is being conducted in material violation of any applicable material Law or that an investigation or inquiry into any noncompliance with any applicable material Law is ongoing, pending or, to the Knowledge of Liberty, threatened. This Section 4.6 does not relate to matters with respect to Taxes, which are the subject of Section 4.8 or the Tax Sharing Agreement, as the case may be, to Environmental Matters, which are the subject of Section 4.11, to Employee Benefits Matters, which are the subject of Section 4.9 or to Labor Matters, which are the subject of Section 4.10.

        SECTION 4.7 Permits.    Each of Splitco and its Subsidiaries are in possession of, all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (collectively, "Permits") necessary to own, lease and operate the Splitco Business as it is being operated as of the date hereof, other than such Permits which the failure to hold would not adversely affect the ability of Splitco and its Subsidiaries to conduct the Splitco Business in all material respects as it is currently conducted (collectively, the "Splitco Permits"). Except as set forth in Section 4.7 of the Liberty Disclosure Schedule, (a) there is no Action pending, or, to the Knowledge of Liberty, threatened, regarding any of the Splitco Permits and (b) each such Splitco Permit is in full force and effect other than such Permits the failure of which to be in full force and effect would not, adversely affect the ability of Splitco and its Subsidiaries to conduct the Splitco Business in all material respects as it is currently conducted or in the aggregate, reasonably be expected to have a Splitco Material Adverse Effect.

        SECTION 4.8 Tax Matters.

        Except as otherwise set forth in Section 4.8 of the Liberty Disclosure Schedule:

        (a)   (i) All material Tax Returns required to be filed with any Taxing Authority by or on behalf of Splitco or any of its Subsidiaries or otherwise with respect to the Splitco Business have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are accurate and complete in all material respects and have been prepared in substantial compliance with all applicable Laws; (iii) all material Taxes due and payable by Splitco or any of its Subsidiaries or with respect to the Splitco Business have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iv) no written claim has been made by any Taxing Authority in a jurisdiction where Splitco or any of its Subsidiaries does not file a Tax Return that Splitco or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction; and (v) there are no Liens on any of the assets of Splitco or any of its Subsidiaries or the Splitco Business that arose in connection with any failure (or alleged failure) to pay any Tax (except for Liens that arise by operation of Law for Taxes not yet due and payable). Except as would not reasonably be expected to have a Material Adverse Effect on Liberty (after giving effect to the Split-Off), (i) all material Tax Returns required to be filed with any Taxing Authority by or on behalf of a Liberty Affiliated Group or a Liberty Combined Group have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are accurate and complete in all material respects and have been prepared in substantial compliance with all applicable Laws; and (iii) all material Taxes due and payable with by or with respect to a Tax Return filed by a Liberty Affiliated Group or a Liberty Combined Group have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

        (b)   Each of Splitco and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of any material amount of Taxes and have, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities all material amounts required to be so withheld and paid over under all applicable Laws.

        (c)   (i) No outstanding written claim has been received by, and no audit, action, suit or proceeding is in progress, against or with respect to Splitco or any of its Subsidiaries in respect of any material Tax; and (ii) all material deficiencies, assessments or proposed adjustments asserted against Splitco or any of its Subsidiaries by any Taxing Authority have been paid or fully and finally settled. Except as would not reasonably be expected to have a Material Adverse Effect on Liberty (after giving effect to the Split-Off), (i) no outstanding written claim has been received by, and no audit, action, suit or proceeding is in progress, against or with respect to Liberty or any of its Subsidiaries in respect of a Tax Return filed by a Liberty Affiliated Group or a Liberty Combined Group; and (ii) all material deficiencies, assessments or proposed adjustments asserted against Liberty or any of its Subsidiaries by any Taxing Authority in respect of such a Tax Return have been paid or fully and finally settled.

        (d)   Prior to the date hereof, Liberty has furnished or made available to DIRECTV complete and accurate copies of all portions of United States federal income Tax Returns and material state income or franchise Tax Returns filed by (i) Liberty to the extent they relate to Splitco, any of its Subsidiaries or the Splitco Business, or (ii) Splitco or any of its Subsidiaries, and including, in each case, any amendments thereto, for all taxable periods beginning after December 31, 2004.

        (e)   None of Splitco or any of its Subsidiaries (i) is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than a Liberty Affiliated Group, (ii) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes other than a Liberty Combined Group, (iii) is a party to any tax sharing, tax allocation or tax indemnification agreement (other than the Tax Sharing Agreement) or (iv) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, except for such liability arising from membership in a Liberty Affiliated Group or a Liberty Combined Group.

        (f)    None of Splitco or any of its Subsidiaries (other than GSN or any of its Subsidiaries) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing, or (iii) installment sale or open transaction occurring prior to the Closing.

        (g)   No waiver or extension of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency is in effect for Splitco or any of its Subsidiaries.

        (h)   None of Splitco or any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

        (i)    Neither Splitco nor any of its Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Taxing Authority that will remain in effect with respect to Splitco or any of its Subsidiaries after the Closing (other than any IRS Ruling or other rulings related to the Transactions or the News Exchange).

        SECTION 4.9 Employee Benefits.

        (a)   Section 4.9(a) of the Liberty Disclosure Schedule sets forth as of the date of this Agreement, a list of all material "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), and deferred compensation, bonus, retention bonus, incentive, severance, stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, holiday pay, and vacation pay plans, and any other employee benefit plan, program, policy or arrangement covering employees of the Splitco Business as of the date hereof, that are currently either maintained by or contributed to by Liberty, Splitco or any of their respective Subsidiaries or to which Liberty, Splitco or any of their respective Subsidiaries is obligated to make payments or otherwise have any liability (collectively, the "Splitco Employee Benefit Plans"), and each employment, severance, retention, individual consulting or similar agreement covering service providers of the Splitco Business currently in effect that has been entered into by Liberty, Splitco or any of their respective Subsidiaries (collectively, the "Splitco Employment Agreements"). Each Splitco Employee Benefit Plan sponsored, maintained or contributed to solely by Splitco and its Subsidiaries (and not Liberty) which provides benefits solely with respect to the Transferred Employees, or to directors and consultants of Splitco and its Subsidiaries, and no other active employees, consultants or directors of Liberty or any of its Subsidiaries is separately identified in Section 4.9(a) of the Liberty Disclosure Schedule (collectively, the "Transferred Employee Benefit Plans"). Summaries of all Splitco Employee Benefit Plans (except for plans contributed to pursuant to a Collective Bargaining Agreement set forth in Section 4.9(a) of the Liberty Disclosure Schedule), copies of all such written Splitco Employee Benefit Plans and Splitco Employment Agreements and written summaries of all unwritten Splitco Employee Benefit Plans have been made available to DIRECTV.

        (b)   No Controlled Group Liability has been incurred by Splitco or any trade or business that together with Splitco would be deemed a "single employer," within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate"), no condition exists that presents a material risk to Splitco or any of its ERISA Affiliates of incurring any Controlled Group Liability, and no Controlled Group Liability would reasonably be expected to be incurred by Splitco or any of its ERISA Affiliates following the Closing by reason of Splitco or the ERISA Affiliate having been an ERISA Affiliate of Liberty (or of any other ERISA Affiliate of Liberty) prior to the Closing. For purposes of this Agreement, "Controlled Group

Liability" means any and all liabilities (i) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation (which premiums have been paid when due), (ii) under the minimum funding requirements of ERISA and (iii) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 9801 et seq. of the Code and Sections 701 et seq. of ERISA. The consummation of the Transactions will not result in the occurrence of any reportable event within the meaning of Section 4043(c) of ERISA with respect to any pension plan maintained by Liberty or any ERISA Affiliate of Splitco. Except as disclosed in Section 4.9(b)(i) of the Liberty Disclosure Schedule, none of the Transferred Employee Benefit Plans is subject to Title IV of ERISA or Section 412 or 430 of the Code or is a Multiemployer Plan, and except as disclosed in Section 4.9(b)(ii) of the Liberty Disclosure Schedule, none of the other Splitco Employee Benefit Plans is subject to Title IV of ERISA or Section 412 or 430 of the Code or is a Multiemployer Plan.

        (c)   Except as set forth in Section 4.9(c) of the Liberty Disclosure Schedule, neither Splitco nor any of its ERISA Affiliates has any liability, fixed or contingent, with respect to a Multiemployer Plan.

        (d)   Except as would not have a Splitco Material Adverse Effect, each Splitco Employee Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including ERISA and the Code. There are no material actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Liberty, threatened against, or with respect to, any of the Splitco Employee Benefit Plans or their assets. Except as would not have a Splitco Material Adverse Effect, there have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the Splitco Employee Benefit Plans. Except as set forth in Section 4.9(d) of the Liberty Disclosure Schedule, other than routine filings, there is no matter pending or audit in progress with respect to any of the Splitco Employee Benefit Plans before or by any Governmental Authority.

        (e)   Each Splitco Employee Benefit Plan intended to be qualified, within the meaning of Section 401(a) of the Code, has received a favorable determination letter regarding the Employee Benefit Plan's qualification from the IRS with respect to all amendments required by applicable Law or is a prototype or volume submitter plan subject to a favorable opinion letter regarding the Employee Benefit Plan's qualification from the IRS (or such plan has been submitted to the IRS for a determination as to its qualification within the applicable remedial amendment period).

        (f)    Except as set forth in Section 4.9(f) of the Liberty Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions will not (except as otherwise provided in this Agreement) (A) require Splitco or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under, any Splitco Employee Benefit Plan, any Splitco Employment Agreement or any other employee benefit plan or arrangement than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered or (B) create, give rise to or accelerate any additional benefits, vested rights or service credits under any Splitco Employee Benefit Plan, Splitco Employment Agreement or any other employee benefit plan or arrangement. In connection with the consummation of the Transactions, no payment of money or other property, acceleration of benefits or provision of other rights has been made under this Agreement, any Splitco Employee Benefit Plan or otherwise that would be nondeductible for income Tax purposes by Splitco or any of its Subsidiaries by virtue Section 280G of the Code.

        (g)   Except as set forth in Section 4.9(g) of the Liberty Disclosure Schedule, no Transferred Employee Benefit Plan provides post retirement medical, disability, life insurance benefits or other welfare benefits coverage, except as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

        (h)   Each Splitco Employee Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2008 with respect to the Non-RSN Splitco Business, and February 27, 2008 with respect to the RSN Splitco Business, through the date hereof.

        SECTION 4.10 Labor Matters.

        (a)   Except as set forth in Section 4.10 of the Liberty Disclosure Schedule, there are no collective bargaining agreements, union contracts or similar agreements or arrangements in effect that cover any employee of Splitco or any of its Subsidiaries (each, a "Splitco Collective Bargaining Agreement"). With respect to the Splitco Business, (a) there is no material labor strike, dispute, slowdown, lockout or stoppage pending or, to the Knowledge of Liberty, threatened, and neither Splitco nor any of its Subsidiaries has experienced any labor strike, dispute, slowdown, lockout or stoppage relating to the Splitco Business or any employee of Splitco or any of its Subsidiaries since January 1, 2007 with respect to the Non-RSN Splitco Business and February 27, 2008 with respect to the RSN Splitco Business; (b) there is no material unfair labor practice charge or complaint pending or, to the Knowledge of Liberty, threatened before the National Labor Relations Board or before any similar state or foreign agency; (c) there is no material grievance or arbitration arising out of any Splitco Collective Bargaining Agreement or other grievance procedure; (d) no material charges are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (e) Liberty (with respect to the Splitco Business only), Splitco and their Subsidiaries have complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, affirmative action, occupational safety and health, immigration and the withholding and payment of social security and other taxes, and no claim to the contrary has been made by any employee or Governmental Authority.

        (b)   Since January 1, 2007, neither Liberty, Splitco nor any of their Subsidiaries or Affiliates has effected any of the following with respect to an employee of Splitco or any of its Subsidiaries: (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility; or (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility. None of the Transactions or any of the actions taken by Liberty or its Affiliates prior to the Split-Off Effective Time or Splitco and its Subsidiaries after the Split-Off Effective Time in preparation for the Closing have or will result in plant closing or mass layoff under the WARN Act.

        SECTION 4.11 Environmental Matters.

        (a)   The RSN Splitco Business is currently being conducted in compliance in all material respects with, and, since February 27, 2008 has been conducted in compliance in all material respects with, all applicable Environmental Laws. The Non-RSN Splitco Business is currently being conducted in compliance in all material respects with, and, since January 1, 2007 has been conducted in compliance in all material respects with, all applicable Environmental Laws.

        (b)   Except as would not reasonably be expected to form the basis of any material Environmental Claim against the RSN Splitco Business, since February 27, 2008, the RSN Splitco Business has not disposed of, Released, transported, stored, or arranged for the disposal of any Hazardous Materials to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Materials; (ii) any premises currently or formerly owned or leased by Splitco or any of its Subsidiaries, except for the use of household cleaners and office products in the ordinary course of business in compliance with applicable Environmental Laws; or (iii) any site which has been placed on the National Priorities List, CERCLIS or their state equivalents. Except as would not reasonably be expected to form the basis of any material Environmental Claim against the Non-RSN Splitco Business, since January 1, 2007, the

Non-RSN Splitco Business has not disposed of, Released, transported, stored, or arranged for the disposal of any Hazardous Materials to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Materials; (ii) any premises currently or formerly owned or leased by Splitco or any of its Subsidiaries, except for the use of household cleaners and office products in the ordinary course of business in compliance with applicable Environmental Laws; or (iii) any site which has been placed on the National Priorities List, CERCLIS or their state equivalents.

        (c)   Since February 27, 2008, the operations of the RSN Splitco Business have not resulted in any Release of Hazardous Materials at or from any location currently owned or formerly owned or operated by Splitco or any of its Subsidiaries that requires cleanup that has not been completed to the satisfaction of the relevant Governmental Authority or would reasonably be expected to form the basis of any material Environmental Claim against the RSN Splitco Business. Since January 1, 2007, the operations of the Non-RSN Splitco Business have not resulted in any Release of Hazardous Materials at or from any location currently owned or formerly owned or operated by Splitco or any of its Subsidiaries that requires cleanup that has not been completed to the satisfaction of the relevant Governmental Authority or would reasonably be expected to form the basis of any material Environmental Claim against the Non-RSN Splitco Business.

        (d)   The RSN Splitco Business is not subject to, and, since February 27, 2008, none of Splitco or its Subsidiaries has received written notice of, any existing, pending, or, to the Knowledge of Liberty, threatened material Action, by any Person under any Environmental Laws or involving the presence, Release or threatened Release of any Hazardous Material at any location currently or formerly owned or operated as part of the RSN Splitco Business. The Non-RSN Splitco Business is not subject to, and, since January 1, 2007, none of Splitco or its Subsidiaries has received written notice of, any existing, pending, or, to the Knowledge of Liberty, threatened material Action, by any Person under any Environmental Laws or involving the presence, Release or threatened Release of any Hazardous Material at any location currently or formerly owned or operated as part of the Non-RSN Splitco Business.

        SECTION 4.12 Contracts.

        (a)   Set forth in Section 4.12(a) of the Liberty Disclosure Schedule is a list of (x) each Contract that would be required to be filed as an exhibit to an Annual Report on Form 10-K under the Exchange Act with respect to Splitco as the registrant or the Splitco Form S-4 if such registration statement or report was filed by Splitco with the SEC on the date hereof and after giving effect to the transactions contemplated by the Reorganization Agreement, and (y) each of the following to which Liberty (only as such Contracts or agreements relate to the Splitco Business), Splitco or any of their respective Subsidiaries is a party:

            (i)  each advertising and sponsorship Contract pursuant to which payment of more than $200,000 annually is required to be paid to Liberty, Splitco or any of their Subsidiaries;

           (ii)  each Contract entered into (A) since January 1, 2007 with respect to a Non-RSN Splitco Business and (B) since February 27, 2008 with respect to the RSN Splitco Business, providing for the acquisition, sale, lease or other disposition of a material portion of the assets (by merger, purchase or sale of stock or assets or otherwise) of Liberty, Splitco or any of their Subsidiaries other than in the ordinary course of business;

          (iii)  each material Contract relating to the production or licensing of any programming for (A) any Splitco RSN Network (including each material definitive rights agreement relating to the telecast of professional, collegiate conference, university or high school sports teams or any sports related tournaments or events on any Splitco RSN Network) or (B) the GSN Network (including each material license agreement relating to the telecast of game shows or other programming content on the GSN Network);

          (iv)  each affiliation, distribution, carriage or similar agreement between Liberty, Splitco or any of their Subsidiaries (or under which Liberty, Splitco or any of their Subsidiaries is bound or is liable or pursuant to which Liberty, Splitco or any of their Subsidiaries or any of their properties or assets is subject) and any of its affiliates, distributors, carriers, over-the-air broadcast operators and multichannel video programming distributors, in which such affiliate, distributor, carrier or operator accounts for at least (A) 100,000 subscribers to a Splitco RSN Network or (B) with respect to the GSN Network, 250,000 subscribers;

           (v)  each Contract pursuant to which Liberty, Splitco or any of their Subsidiaries is obligated (or assuming performance of any Contract in effect at the date hereof, would be obligated) to any Person for payments in respect of capital expenditures in excess of $500,000;

          (vi)  each currently effective joint venture or partnership or similar agreement and each Contract providing for the formation of a joint venture, limited liability company, long-term alliance or partnership with a third party (for purposes hereof, with respect to Splitco and its Subsidiaries, a third party shall include Liberty and any of its Subsidiaries that are not related to the Splitco Business) or involving an equity investment;

         (vii)  each currently effective Contract (including any employment agreements) which (A) materially restricts the ability of Liberty, Splitco or any of their Subsidiaries or any of their Affiliates or the Splitco Business to engage in any business activity in any geographic area or line of business following the Closing or (B) materially restricts the ability of Liberty, Splitco or any of their Subsidiaries or any of their Affiliates or the Splitco Business to compete with any Person following the Closing;

        (viii)  each Contract (or group of related Contracts) under which there has been created, incurred, assumed, or guaranteed any indebtedness, or that relates to the lending or advancing of amounts or investment in any other Person, in each case, in excess of $200,000, or providing for the creation of any Lien securing an obligation likely to exceed $200,000 upon any asset of Liberty, Splitco or any of their Subsidiaries;

          (ix)  each lease, sublease or similar agreement relating to tangible personal property used or held for use in the Splitco Business, for an annual rent in excess of $200,000, or agreement regarding the purchase of real property;

           (x)  any currently effective Contract concerning the marketing or distribution by third parties of any products or services of the Splitco Business (including any Contract requiring the payment of any sales or marketing or distribution commissions or granting to any Person rights to market, distribute or sell such products or services) involving sales of products of more than $200,000 annually;

          (xi)  any other currently effective Contract which was entered into other than in the ordinary course of business involving payments to or from third parties in excess of $500,000 over the remaining term of such Contract;

         (xii)  each satellite and transponder agreement to which Liberty, Splitco or any of their Subsidiaries is a party or pursuant to which Liberty, Splitco or any of their Subsidiaries or under which Liberty, Splitco or any of their Subsidiaries is bound or is liable or pursuant to which Liberty, Splitco or any of their Subsidiaries or any of its properties or assets is subject;

        (xiii)  each Contract with (A) any Governmental Authority, (B) director or officer of Liberty, Splitco or any of their respective Subsidiaries or (C) Liberty or its Affiliates, on the one hand, and Splitco or its Affiliates, on the other hand;

        (xiv)  each voting agreement or registration rights agreement; and

         (xv)  each commitment or agreement to enter into any of the foregoing.

        (b)   Each of the Contracts and other documents required to be listed in Section 4.12(a) of the Liberty Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 6.2, is referred to herein as a "Splitco Material Contract". Liberty has made available to DIRECTV or its Representatives correct and complete copies of all such Splitco Material Contracts with all amendments thereto. Each such Splitco Material Contract is valid, binding and enforceable against Liberty, Splitco or any of their respective Subsidiaries and the other parties thereto in accordance with its terms and is in full force and effect, subject to expiration in accordance with its terms. Except as set forth in Section 4.12(b) of the Liberty Disclosure Schedule, none of Liberty, Splitco or any of their respective Subsidiaries is in material default under or in material breach of any such Splitco Material Contract, and no event has occurred that, with notice or lapse of time, or both, would constitute such a material default. Except as set forth in Section 4.12(b) of the Liberty Disclosure Schedule, each of the other parties to the Splitco Material Contracts has performed in all material respects all of the obligations required to be performed by it under, and is not in material default under, any such Splitco Material Contract, and to the Knowledge of Liberty, no event has occurred that, with notice or lapse of time, or both, would constitute such a material default.

        SECTION 4.13 Real Estate.

        (a)   None of Splitco or any of its Subsidiaries owns or has owned any real property.

        (b)   Each of Splitco and its Subsidiaries has good and valid leasehold interests in all real property leased or subleased by Splitco or any of its Subsidiaries (the "Splitco Leased Real Property"), except for any such Splitco Leased Real Property which is no longer used or useful in the conduct of the Splitco Business. Section 4.13(b) of the Liberty Disclosure Schedule sets forth a list of all Splitco Leased Real Property.

        (c)   Each of Splitco and its Subsidiaries has complied in all material respects with the terms of all lease or sublease agreements pursuant to which a Splitco Leased Real Property is leased or subleased (the "Splitco Real Property Leases") to which it is a party and under which it is in occupancy, and all such Splitco Real Property Leases are in full force and effect. Section 4.13(c) of the Liberty Disclosure Schedule sets forth a complete list, as of the date hereof, of all the Splitco Real Property Leases. Each of Splitco or its Subsidiaries, as applicable, enjoy peaceful and undisturbed possession under all of the Splitco Real Property Leases and there are no existing material defaults beyond any applicable grace periods under the Splitco Real Property Leases.

        SECTION 4.14 Intellectual Property.

        (a)   Section 4.14(a)(i) of the Liberty Disclosure Schedule sets forth a list of all patents, patent applications, registered trademarks, material unregistered trademarks, registered copyrights and Internet domain name registrations that are, as of the date of this Agreement, owned by Splitco and its Subsidiaries (the "Splitco Owned Intellectual Property"). Splitco and its Subsidiaries own the Splitco Owned Intellectual Property, free and clear of all Liens and have the exclusive right to use and sublicense, without payment to any other Person, all of the Splitco Owned Intellectual Property. As of the date hereof, no license relating to any of the Splitco Owned Intellectual Property has been granted, except as provided in Section 4.14(a)(ii) of the Liberty Disclosure Schedule, and except for Customer Agreements entered into in the ordinary course of business.

        (b)   Section 4.14(b) of the Liberty Disclosure Schedule sets forth a list that includes all material Intellectual Property that is held for use under license by Splitco and its Subsidiaries as of the date hereof, including the right to use Intellectual Property related to FOX Sports Net in connection with the operation of the RSN Splitco Business (the "Splitco Licensed Intellectual Property"). As of the date hereof, neither Liberty, Splitco nor any of their respective Subsidiaries have given or received any notice of material default or of any event which with the lapse of time would constitute a material default under any material agreement relating to the Splitco Licensed Intellectual Property; neither

Liberty, Splitco nor any of their respective Subsidiaries, nor, to the Knowledge of Liberty, any other Person, currently is in material default under any such agreement.

        (c)   To the Knowledge of Liberty, as of the date hereof, no third party is infringing in any material respect a proprietary right in any Splitco Owned Intellectual Property. To the Knowledge of Liberty, the use of any Splitco Owned Intellectual Property or Splitco Licensed Intellectual Property in connection with the Splitco Business as currently conducted does not materially infringe upon, misappropriate, violate or conflict in any way with any material Intellectual Property rights of any Person.

        (d)   Except as set forth in Section 4.14(d) of the Liberty Disclosure Schedule, there is no pending or, to the Knowledge of Liberty, threatened material claim (i) challenging the validity or enforceability of, or contesting Splitco's or any of its Subsidiaries' right to make, sell, offer to sell, and/or use any of the Splitco Owned Intellectual Property or Splitco Licensed Intellectual Property; (ii) challenging the validity or enforceability of any agreement relating to the Splitco Owned Intellectual Property or Splitco Licensed Intellectual Property; or (iii) asserting that the manufacture, sale, offer of sale, and/or use of any Splitco Owned Intellectual Property or Splitco Licensed Intellectual Property infringes upon, misappropriates, violates or conflicts in any way with the Intellectual Property rights of any Person.

        (e)   The making, using, selling, offering to sell, or other implementation of any apparatus, systems, processes, methods, or other technologies (and/or combination thereof) used in or necessary for operation and conducting of the Splitco Business as currently conducted do not infringe upon, misappropriate, violate, or conflict in any way with the material Intellectual Property rights of any Person.

        SECTION 4.15 Affiliate Transactions.    Except for the Transaction Agreements, Section 4.15 of the Liberty Disclosure Schedule sets forth, as of the date hereof, all material Contracts and all material allocations, obligations, transactions or other arrangements (oral or written) between Liberty or any of its Affiliates (other than Splitco or any of its Subsidiaries), on the one hand, and Splitco or any of its Subsidiaries, on the other hand, that, in each case, shall be in effect following the Closing (other than any Contract, allocation, obligation, transaction or arrangement to which DIRECTV or any of its Subsidiaries is a party).

        SECTION 4.16 Absence of Operations; Sufficiency of Assets.

        (a)   Prior to the Split-Off Effective Time, Splitco has conducted no activities other than in connection with the Transactions (including the execution and delivery of this Agreement or the Transaction Agreements to which it is or will be a party).

        (b)   At the Merger Effective Time, the assets of Splitco and its Subsidiaries will be sufficient to permit Splitco and its Subsidiaries to conduct immediately following the Merger Effective Time the Splitco Business in all material respects in the manner as the Splitco Business was being conducted as of the date hereof.

        SECTION 4.17 Operations of the Splitco Business.    Except as set forth in Section 4.17 of the Liberty Disclosure Schedule, (a) since December 31, 2008 and through the date of this Agreement, the Splitco Business has been conducted in the ordinary course of business consistent with past practice and there has not been since such date the occurrence of any fact, event or circumstance described in Sections 6.2(a)(iii), (iv), (vi), (vii), (viii)(A) or (E), (x), (xii), (xiv), (xv), (xvi), (xvii) or (xviii) and (b) since December 31, 2008, there has not been the occurrence of any fact, event or circumstance described in Sections 6.2(a)(i) or (ii).

ARTICLE V
Representations and Warranties of DIRECTV

        Except as set forth in the correspondingly identified subsection of the disclosure schedule delivered by DIRECTV to Liberty and Splitco simultaneously with the execution of this Agreement (the "DIRECTV Disclosure Schedule"), DIRECTV represents and warrants to Liberty and Splitco:

        SECTION 5.1 Organization, Standing and Corporate Power.

        (a)   Each of DIRECTV, Holdings, Merger Sub One and Merger Sub Two is (a) a corporation duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as currently conducted, and (b) duly qualified or licensed to do business and, to the extent applicable, in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to be so qualified, licensed or in good standing, except where the failures to be so qualified, licensed or in good standing have not had a Material Adverse Effect on DIRECTV ("DIRECTV Material Adverse Effect").

        (b)   Section 5.1(b) of the DIRECTV Disclosure Schedule lists all Subsidiaries of DIRECTV together with (i) the jurisdiction of organization of each such Subsidiary and (ii) in the case of Subsidiaries that are not wholly-owned by DIRECTV, the percentage owned by DIRECTV, or in the case of an indirect Subsidiary, the percentage owned by a Subsidiary of DIRECTV. Except as set forth in Section 5.1(b) of the DIRECTV Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of DIRECTV have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by DIRECTV free and clear of all Liens. Except as set forth in Section 5.1(b) of the DIRECTV Disclosure Schedule, DIRECTV does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

        (c)   DIRECTV has delivered to Liberty correct and complete copies of its certificate of incorporation and bylaws (the "DIRECTV Charter Documents") and correct and complete copies of the certificates of incorporation, bylaws and stockholders' or governance agreements (or comparable organizational documents) of each of its Subsidiaries (the "DIRECTV Subsidiary Documents"), in each case as amended to the date of this Agreement. All such DIRECTV Charter Documents and DIRECTV Subsidiary Documents are in full force and effect and neither DIRECTV nor any of its Subsidiaries is in violation of any of their respective provisions.

        (d)   DIRECTV has caused Holdings to be organized under the Laws of the State of Delaware and owns all of the capital stock of Holdings. The authorized capital stock of Holdings consists of 1,000 shares of common stock, par value $0.01 per share, of which one share has been issued to DIRECTV, which share is validly issued, fully paid and nonassessable, and is owned by DIRECTV free and clear of any Liens. Except as set forth in this Section 5.1(d) and as contemplated by this Agreement and the Transaction Agreements, there are no shares of capital stock, voting securities or equity interests of Holdings issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Holdings, including any representing the right to purchase or otherwise receive any shares of common stock or preferred stock of Holdings. There are no outstanding obligations of Holdings to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of Holdings.

        (e)   DIRECTV has caused Holdings to organize, and Holdings has organized, Merger Sub One and Merger Sub Two under the Laws of the State of Delaware. The authorized capital stock of Merger Sub One consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid and nonassessable, and are owned by Holdings free and clear of any Liens. The authorized capital stock of Merger Sub Two consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid and nonassessable, and are owned by Holdings free and clear of any Liens. Except as set forth in this Section 5.1(e), there are no shares of capital stock, voting securities or equity interests of Merger Sub One or Merger Sub Two issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Merger Sub One or Merger Sub Two, including any representing the right to purchase or otherwise receive any capital stock of Merger Sub One or Merger Sub Two. There are no outstanding obligations of Merger Sub One or Merger Sub Two to repurchase, redeem or otherwise acquire any shares of its own capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests).

        SECTION 5.2 Capitalization.

        (a)   The authorized capital stock of DIRECTV consists of 3,000,000,000 shares of DIRECTV Common Stock, 275,000,000 shares of Class B common stock, par value $0.01 per share (the "DIRECTV Class B Common Stock"), 800,000,000 shares of excess stock, par value $0.01 per share (the "DIRECTV Excess Stock") and 9,000,000 shares of preferred stock, par value $0.01 per share (the "DIRECTV Preferred Stock"). At the close of business on April 30, 2009, (i) 1,008,557,284 shares of DIRECTV Common Stock were issued and outstanding, (ii) 121,611 shares of DIRECTV Common Stock were held by DIRECTV in its treasury, (iii) 74,769,205 shares of DIRECTV Common Stock were reserved for issuance under the DIRECTV Stock Plans (of which 39,843,304 shares of DIRECTV Common Stock were subject to either outstanding options to purchase, or restricted stock units with respect to, shares of DIRECTV Common Stock granted under the DIRECTV Stock Plan), (iv) no shares of DIRECTV Preferred Stock were issued or outstanding, (v) no shares of DIRECTV Class B Common Stock were issued or outstanding, and (vi) no shares of DIRECTV Excess Stock were issued or outstanding. All outstanding shares of DIRECTV Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 5.2(a) of the DIRECTV Disclosure Schedule is (x) a correct and complete list, as of April 30, 2009, of all outstanding options or other rights to purchase or receive shares of DIRECTV Common Stock granted under the DIRECTV Stock Plans or otherwise, and, for each such option or other right, (A) the number of shares of DIRECTV Common Stock subject thereto and the exercise price thereof, and (B) the grant date thereof and (y) a correct and complete list of all outstanding options to purchase shares of DIRECTV Common Stock granted under the DIRECTV Stock Plans since January 1, 2008, including the number of shares of DIRECTV Common Stock subject thereto, the exercise price thereof, the terms of vesting, the grant and expiration dates thereof and the name of the holder thereof. All DIRECTV Stock Options have an exercise price equal to no less than the fair market value of the underlying shares of DIRECTV Common Stock on the date of grant. Since April 30, 2009, DIRECTV has not issued any shares of DIRECTV capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of DIRECTV capital stock, voting securities or equity interests, other than pursuant to the exercise of outstanding options referred to above in this Section 5.2(a).

        (b)   There are no outstanding obligations of DIRECTV or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of DIRECTV.

        (c)   There are no issued or outstanding bonds, debentures, notes or other indebtedness of DIRECTV or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for,

securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of DIRECTV or any of its Subsidiaries may vote.

        SECTION 5.3 Authority; Noncontravention; Voting Requirements.

        (a)   DIRECTV has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and, subject to obtaining the DIRECTV Stockholder Approval, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by DIRECTV of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by it of the Transactions, have been duly authorized and approved by DIRECTV's Board of Directors and the Special Committee of DIRECTV's Board of Directors, and except for obtaining the DIRECTV Stockholder Approval for the adoption of this Agreement, including the DIRECTV Merger, no other corporate action on the part of DIRECTV is necessary to authorize the execution, delivery and performance by DIRECTV of this Agreement, each of the other Transaction Agreements to which it is a party and the consummation by it of the Transactions. This Agreement and each of the other Transaction Agreements to which it is a party have been duly executed and delivered by DIRECTV and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of DIRECTV, enforceable against DIRECTV in accordance with its and their terms, except that such enforceability is subject to the Bankruptcy and Equity Exception.

        (b)   Except as set forth in Section 5.3(b) of the DIRECTV Disclosure Schedule, neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by DIRECTV nor the consummation by DIRECTV of the Transactions, nor compliance by DIRECTV with any of the terms or provisions of this Agreement or any of the other Transaction Agreements to which it is a party, will:

            (i)  conflict with or violate any provision of the DIRECTV Charter Documents or any provision of the DIRECTV Subsidiary Documents;

           (ii)  violate, or conflict with, or result in a breach of any provision of, or constitute a change of control or default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any action, consent, waiver or approval of any third party or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Lien upon any of the properties or assets of DIRECTV or any of its Subsidiaries or under any of the terms, conditions or provisions of any material Contract to which DIRECTV or any of its Subsidiaries is a party or pursuant to which any of their respective properties or assets are bound, except for any such conflicts, violations, breaches, defaults or occurrences which would not, individually or in the aggregate, have a DIRECTV Material Adverse Effect;

          (iii)  assuming the approvals required under Section 5.3(b)(iv) are obtained, violate any order, writ, or injunction, or any decree, or any material Law applicable to DIRECTV or any of its Subsidiaries, or any of their respective properties or assets; or

          (iv)  require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (x) (A) the filing with the SEC of each of the Splitco Form S-4, the Holdings Form S-4 and a proxy statement relating to the DIRECTV Stockholders Meeting (as amended or supplemented from time to time, the "DIRECTV Proxy Statement"), and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of NASDAQ, (B) the filing of the DIRECTV Certificate of Merger with the

  Secretary of State of the State of Delaware pursuant to the DGCL, (C) filings required under, and compliance with other applicable requirements of, the HSR Act and the rules and regulations promulgated thereunder, and any similar Laws of foreign jurisdictions and (D) approval of the Transactions under the Communications Act (the "DIRECTV FCC Approvals" and collectively with the Liberty FCC Approvals and the Splitco FCC Approvals, the "Requisite FCC Approvals") and (y) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, have a DIRECTV Material Adverse Effect.

        (c)   At a meeting of the Board of Directors of DIRECTV duly called and held, those directors of DIRECTV voting upon the following matters and constituting a majority of the entire Board of Directors of DIRECTV unanimously (i) approved and declared advisable this Agreement, including the DIRECTV Merger, each of the other Transaction Agreements to which DIRECTV is a party and the Transactions, and (ii) resolved to recommend that the stockholders of DIRECTV adopt this Agreement (subject to Section 6.5).

        (d)   The affirmative vote (in person or by proxy) of the holders of record of a majority of the shares of DIRECTV Common Stock outstanding on the record date for the DIRECTV Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of capital stock of DIRECTV which is legally required to adopt this Agreement; provided, however, that in addition to the foregoing, DIRECTV shall require the affirmative vote (in person or by proxy), voting together as a separate class at the DIRECTV Stockholders Meeting or any adjournment or postponement thereof, of the holders of record of a majority of the shares of DIRECTV Common Stock outstanding on the record date for the DIRECTV Stockholders Meeting, excluding (i) the holders of the Liberty DIRECTV Shares and (ii) any shares of DIRECTV Common Stock that are Beneficially Owned by a director or officer of Liberty, Dr. Malone or any Affiliate of Dr. Malone, to adopt this Agreement (collectively, the "DIRECTV Stockholder Approval").

        (e)   Each of Holdings, Merger Sub One and Merger Sub Two has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and, subject to obtaining the consent of their respective sole stockholders, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Holdings, Merger Sub One and Merger Sub Two of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by each of Holdings, Merger Sub One and Merger Sub Two of the Transactions, have been duly authorized and approved by their respective Boards of Directors, and except for obtaining the consent of their respective sole stockholders for the adoption of this Agreement and each of the other Transaction Agreements to which it is a party, no other corporate action on the part of Holdings, Merger Sub One or Merger Sub Two is necessary to authorize the execution, delivery and performance by Holdings, Merger Sub One and Merger Sub Two of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by each of Holdings, Merger Sub One and Merger Sub Two of the Transactions. This Agreement and each of the other Transaction Agreements to which it is a party has been duly executed and delivered by each of Holdings, Merger Sub One and Merger Sub Two and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of each of Holdings, Merger Sub One and Merger Sub Two, enforceable against each of Holdings, Merger Sub One and Merger Sub Two in accordance with their terms, except that such enforceability is subject to the Bankruptcy and Equity Exception.

        SECTION 5.4 DIRECTV SEC Documents; Liabilities.

        (a)   As of their respective dates, all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by DIRECTV under the Securities Act or under the Exchange Act (the "DIRECTV SEC Documents") complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and none of such DIRECTV SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the DIRECTV SEC Documents (including any related notes and schedules) fairly present in all material respects the financial position of DIRECTV and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended, subject, where appropriate, to normal, recurring year-end adjustments in each case in accordance with past practice and GAAP during the periods involved (except as otherwise stated therein) (none of which are material, individually or in the aggregate, to the Knowledge of DIRECTV). Since January 1, 2008, DIRECTV has timely filed all reports and other filings required to be filed with the SEC under the rules and regulations of the SEC.

        (b)   Since March 31, 2009, except as specifically disclosed in the DIRECTV SEC Documents filed and publicly available prior to the date hereof, (i) the business of DIRECTV and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices, (ii) there has not been any event, circumstance, change or effect that has had or could reasonably be expected to have, individually or in the aggregate, a DIRECTV Material Adverse Effect, (iii) no Subsidiary of DIRECTV has redeemed any ownership interests in any Subsidiary of DIRECTV, (iv) neither DIRECTV nor a Subsidiary of DIRECTV has waived, released, compromised or settled any right or claim of substantial value to such Subsidiary or any other Person and (v) neither DIRECTV nor a Subsidiary of DIRECTV has engaged in any transaction or taken any other action except in the ordinary course of business consistent with past practices.

        (c)   There are no Liabilities of DIRECTV and its Subsidiaries, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities disclosed or provided for in the DIRECTV SEC Documents; and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2008 that have not had and could not reasonably be expected to have, individually or in the aggregate, a DIRECTV Material Adverse Effect.

        SECTION 5.5 Information Supplied.    None of the information supplied (or to be supplied) in writing by or on behalf of DIRECTV specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in (a) the Splitco Form S-4 and the Holdings Form S-4 will, at the time (i) that each of the Splitco Form S-4 and the Holdings Form S-4, or any amendments or supplements thereto, are filed with the SEC, (ii) that each of the Splitco Form S-4 and the Holdings Form S-4 becomes effective under the Securities Act, (iii) of the DIRECTV Stockholders Meeting, (iv) of the Liberty Stockholders Meeting, (v) of the DIRECTV Merger and (v) of the Splitco Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading, and (b) the DIRECTV Proxy Statement will, on the date it is first mailed to DIRECTV stockholders and at the time of the DIRECTV Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication. The DIRECTV Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, DIRECTV makes no representation or warranty with respect to information supplied by or on behalf of Liberty or Splitco for inclusion or incorporation by reference in any of the foregoing documents.

        SECTION 5.6 Brokers and Other Advisors.    Except for Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by DIRECTV, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of DIRECTV or any of its Subsidiaries. DIRECTV has heretofore delivered to Liberty a correct and complete copy of DIRECTV's engagement letter with Morgan Stanley & Co. Incorporated, which letter describes all fees payable to Morgan Stanley & Co. Incorporated in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Morgan Stanley & Co. Incorporated (as amended, the "DIRECTV Engagement Letter").

        SECTION 5.7 State Takeover Statutes.    No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to DIRECTV is applicable to the Transactions.

        SECTION 5.8 DIRECTV Takeover Proposals.    As of the date of this Agreement, within the past two (2) years there have been no DIRECTV Takeover Proposals.

        SECTION 5.9 Legal Proceedings.

        (a)   Other than Actions of the type contemplated by Section 5.9(b) and judgments, decrees, written agreements, memoranda of understanding or orders of Governmental Authorities of the type contemplated by Section 5.9(c), except as specifically disclosed in the DIRECTV SEC Documents filed and publicly available prior to the date hereof, (i) there are no Actions pending or, to the Knowledge of DIRECTV, threatened against DIRECTV, or any of its Subsidiaries, by or before any Governmental Authority, and (ii) there is no judgment, decree, injunction, ruling or order of any Governmental Authority outstanding against DIRECTV or any of its Subsidiaries, except, in each case, for any such Action, judgment, decree, injunction, ruling or order that, individually or in the aggregate, would not reasonably be expected to have a DIRECTV Material Adverse Effect.

        (b)   As of the date of this Agreement, there is no Action pending or, to the Knowledge of DIRECTV, threatened against DIRECTV or any of its Subsidiaries that seeks, or would reasonably be expected, to prohibit or restrain the ability of DIRECTV to enter into this Agreement or any of the Transaction Agreements to which it is a party or to timely consummate the Transactions.

        (c)   As of the date of this Agreement, there are no material judgments, decrees, written agreements, memoranda of understanding or orders of any Governmental Authority outstanding against DIRECTV or any of its Subsidiaries which would reasonably be expected to prevent, prohibit, materially delay or enjoin the consummation of the Transactions.

        SECTION 5.10 Compliance With Laws.    Except as specifically disclosed in the DIRECTV SEC Documents filed and publicly available prior to the date hereof, DIRECTV and its Subsidiaries are (and since January 1, 2008 have been) in compliance in all material respects with all material Laws applicable to DIRECTV. Except as specifically disclosed in the DIRECTV SEC Documents filed and publicly available prior to the date hereof, since January 1, 2008, none of DIRECTV or any of its Subsidiaries has received any material notice from any Governmental Authority that DIRECTV's business has been or is being conducted in material violation of any applicable material Law or that an investigation or inquiry into any noncompliance with any applicable material Law is ongoing, pending or, to the Knowledge of DIRECTV, threatened. This Section 5.10 does not relate to matters with respect to Taxes, which are the subject of Section 5.11.

        SECTION 5.11 Tax Matters.    Except as would not reasonably be expected to have a DIRECTV Material Adverse Effect:

        (a)   All Tax Returns required to be filed with any Taxing Authority by or on behalf of DIRECTV or any of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are accurate and complete in all respects and have been prepared in substantial compliance with all applicable Laws; (iii) all Taxes due and payable by DIRECTV or any of its Subsidiaries have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iv) no written claim has been made by any Taxing Authority in a jurisdiction where DIRECTV or any of its Subsidiaries does not file a Tax Return that DIRECTV or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction; and (v) there are no Liens on any of the assets of DIRECTV or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Liens that arise by operation of Law for Taxes not yet due and payable);

        (b)   Each of DIRECTV and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of any amount of Taxes and have, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws;

        (c)   (i) No outstanding written claim has been received by, and no audit, action, suit or proceeding is in progress, against or with respect to DIRECTV or any of its Subsidiaries in respect of any Tax; and (ii) all deficiencies, assessments or proposed adjustments asserted against DIRECTV or any of its Subsidiaries by any Taxing Authority have been paid or fully and finally settled;

        (d)   Except as set forth in Section 5.11(d) of the DIRECTV Disclosure Schedule, none of DIRECTV or any of its Subsidiaries (i) is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than an affiliated group the common parent of which is or was DIRECTV (a "DIRECTV Affiliated Group"), (ii) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes other than a group the common parent of which is DIRECTV or any of its Subsidiaries (a "DIRECTV Combined Group"), (iii) is a party to any tax sharing, tax allocation or tax indemnification agreement or (iv) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, except for such liability arising from membership in a DIRECTV Affiliated Group or a DIRECTV Combined Group;

        (e)   No waiver or extension of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency is in effect for DIRECTV or any of its Subsidiaries;

        (f)    None of DIRECTV and any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and

        (g)   Neither DIRECTV nor any of its Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Taxing Authority that will remain in effect with respect to DIRECTV or any of its Subsidiaries after the Closing (other than any rulings related to the Transactions).

        SECTION 5.12 Opinion of Financial Advisor.    DIRECTV has received an opinion (the "DIRECTV Fairness Opinion") of Morgan Stanley & Co. Incorporated, financial advisors to DIRECTV to the effect that on the date hereof, taking into account the Transactions, the DIRECTV Exchange Ratio is fair, from a financial point of view, to the holders of DIRECTV Common Stock (other than Liberty, Dr. Malone or any of their respective Affiliates).

        SECTION 5.13 No Liberty Entertainment Interest.    DIRECTV does not Beneficially Own any shares of Liberty Entertainment Common Stock or any options or other rights to purchase or receive shares of Liberty Entertainment Common Stock. DIRECTV has not entered into or acquired any derivative contract with respect to any shares of Liberty Entertainment Common Stock or entered into any other hedging or other similar transaction that has the effect of providing DIRECTV with the economic benefits, voting rights or risks of ownership of any shares of Liberty Entertainment Common Stock (collectively, a "Liberty Entertainment Interest").

        SECTION 5.14 No Splitco Interest.    DIRECTV does not Beneficially Own any shares of Splitco Common Stock or any options or other rights to purchase or receive shares of Splitco Common Stock. DIRECTV has not entered into or acquired any derivative contract with respect to any shares of Splitco Common Stock or entered into any other hedging or other similar transaction that has the effect of providing DIRECTV with the economic benefits, voting rights or risks of ownership of any shares of Splitco Common Stock (collectively, a "Splitco Interest").

        SECTION 5.15 Absence of Operations.    Each of Holdings, Merger Sub One and Merger Sub Two has conducted no activities other than in connection with the Transactions (including the execution and delivery of this Agreement or the Transaction Agreements to which it is or will be a party).

        SECTION 5.16 Investigation; Reliance.    DIRECTV hereby acknowledges and agrees that neither Liberty nor Splitco makes any representations or warranties to DIRECTV, express or implied, other than those representations and warranties set forth in this Agreement and the other Transaction Agreements. DIRECTV hereby expressly acknowledges and agrees that, except in the case of fraud or willful breach, none of Liberty, Splitco nor any Person will have or be subject to any liability to DIRECTV or any other Person resulting from any statements or communications by Liberty, Splitco or any of their respective Affiliates or Representatives with respect to any matter in connection with its investigation or evaluation of the Transactions, the Splitco Business, Splitco or any of its Subsidiaries (including any of the assets or liabilities of the Splitco Business, Splitco or any of its Subsidiaries), including any information, document or material made available in any offering memorandum, in any "data room," in any management presentations or in any other form, except for the representations and warranties expressly set forth in this Agreement and the other Transaction Agreements.

ARTICLE VI
Additional Covenants and Agreements

        SECTION 6.1 Preparation of the Splitco Form S-4, the Holdings Form S-4 and Proxy Statements; Stockholder Meetings.

        (a)   Prior to filing any amendment or supplement after the date hereof to the Liberty Proxy Statement, Liberty will provide DIRECTV with reasonable opportunity to review and comment on any portions thereof that relate to the Transactions, Splitco or DIRECTV. If at any time prior to the Split-Off Effective Time any information relating to Liberty, Holdings, Splitco or DIRECTV, or any of their respective Affiliates, directors or officers, should be discovered by Liberty or DIRECTV which should be set forth in an amendment or supplement to the Liberty Proxy Statement, so that such document would not be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Liberty Common Stock. Liberty shall promptly notify DIRECTV of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Liberty Proxy Statement or for additional information and shall supply DIRECTV with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Liberty Proxy Statement. Liberty shall mail the Liberty Proxy Statement to the holders of Liberty Entertainment Common Stock as promptly as practicable after the Splitco Form S-4 is declared effective under the Securities Act.

        (b)   As soon as practicable following the date of this Agreement, Liberty and Splitco shall prepare, and DIRECTV shall assist and contribute to such preparation, and Splitco shall file with the SEC an amendment to the Splitco Form S-4, in which the Liberty Proxy Statement will be included as a prospectus. Each of Liberty and Splitco shall use its reasonable best efforts to have the Splitco Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Splitco Form S-4 effective for so long as necessary to consummate the Split-Off. Splitco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Splitco Common Stock in the Split-Off, and Liberty shall furnish all information concerning Liberty and the holders of shares of Liberty Entertainment Common Stock as may be reasonably requested by Splitco in connection with any such action. No filing of, or amendment or supplement to, the Splitco Form S-4 will be made without DIRECTV's consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned) and without providing DIRECTV a reasonable opportunity to review and comment thereon. If at any time prior to the Split-Off Effective Time any information relating to Liberty, Holdings, Splitco or DIRECTV, or any of their respective Affiliates, directors or officers, should be discovered by Liberty, Holdings, Splitco or DIRECTV which should be set forth in an amendment or supplement to the Splitco Form S-4, so that the Splitco Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Liberty Entertainment Common Stock. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Splitco Form S-4 or for additional information and shall supply each other with copies of (x) correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Splitco Form S-4 or the Transactions and (y) all orders of the SEC relating to the Splitco Form S-4.

        (c)   As soon as practicable following the date of this Agreement, DIRECTV shall prepare and file with the SEC the DIRECTV Proxy Statement. Prior to filing the DIRECTV Proxy Statement or any amendment or supplement thereto, DIRECTV will provide Liberty with reasonable opportunity to review and comment on such proposed filing. If at any time prior to the DIRECTV Effective Time any information relating to Liberty, Holdings, Splitco or DIRECTV, or any of their respective Affiliates, directors or officers, should be discovered by Liberty or DIRECTV which should be set forth in an amendment or supplement to the DIRECTV Proxy Statement, so that such document would not be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of DIRECTV Common Stock. DIRECTV shall promptly notify Liberty of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the DIRECTV Proxy Statement or for additional information and shall supply Liberty with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the DIRECTV Proxy Statement. DIRECTV shall mail the DIRECTV Proxy Statement to the holders of DIRECTV Common Stock as promptly as practicable after the Holdings Form S-4 is declared effective under the Securities Act.

        (d)   As soon as practicable following the date of this Agreement, DIRECTV and Holdings shall prepare, and Liberty and Splitco shall assist and contribute to such preparation, and Holdings shall file with the SEC the Holdings Form S-4, in which the DIRECTV Proxy Statement will be included as a prospectus. Each of Holdings and DIRECTV shall use its reasonable best efforts to have the Holdings

Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Holdings Form S-4 effective for so long as necessary to consummate the Transactions. Holdings shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Holdings Common Stock in the Mergers, and Liberty, Splitco and DIRECTV, as applicable, shall furnish all information concerning Splitco and DIRECTV and the holders of shares of Splitco Common Stock and DIRECTV Common Stock as may be reasonably requested by Holdings in connection with any such action. No filing of, or amendment or supplement to, the Holdings Form S-4 will be made without Liberty's consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned) and without providing Liberty a reasonable opportunity to review and comment thereon. If at any time prior to the DIRECTV Effective Time any information relating to Liberty, Holdings, Splitco or DIRECTV, or any of their respective Affiliates, directors or officers, should be discovered by Liberty, Splitco or DIRECTV which should be set forth in an amendment or supplement to the Holdings Form S-4, so that the Holdings Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of DIRECTV Common Stock and (A) if the Split-Off Effective Time has not yet occurred, the holders of Liberty Entertainment Common Stock or (B) if the Split-Off Effective Time has occurred, the holders of Splitco Common Stock. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Holdings Form S-4 or for additional information and shall supply each other with copies of (x) correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Holdings Form S-4 or the Transactions and (y) all orders of the SEC relating to the Holdings Form S-4. Notwithstanding the foregoing, Liberty, Splitco, Holdings and DIRECTV shall discuss the possibility to and, if practicable, shall jointly prepare and for Holdings and Splitco to jointly file with the SEC a registration statement on Form S-4, in which the Liberty Proxy Statement and DIRECTV Proxy Statement will be included as a prospectus in which case the obligations set forth in Sections 6.1(c) and 6.1(d) shall apply to such joint Form S-4, as applicable.

        (e)   DIRECTV shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a special meeting of its stockholders (the "DIRECTV Stockholders Meeting") for the purpose of obtaining the DIRECTV Stockholder Approval. Subject to Section 6.5(c) hereof, DIRECTV shall recommend to its stockholders, through its Board of Directors, adoption of this Agreement (the "DIRECTV Board Recommendation"). Without limiting the generality of the foregoing (but subject to DIRECTV's rights pursuant to Section 6.5), DIRECTV's obligations pursuant to the first sentence of this Section 6.1(d) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to DIRECTV of any DIRECTV Takeover Proposal or (B) the withdrawal or modification of (x) the DIRECTV Board Recommendation, (y) such Board of Directors' approval of, or the DIRECTV Special Committee's recommendation that such Board of Directors approve, the DIRECTV Merger or (z) the DIRECTV Fairness Opinion. The DIRECTV Proxy Statement shall include (subject to Section 6.5(c) hereof) the DIRECTV Board Recommendation.

        (f)    Liberty shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the holders of Liberty Common Stock (the "Liberty Stockholders Meeting"),which shall serve as Liberty's annual meeting for 2009 and shall also be held for the purpose of obtaining the Liberty Stockholder Approval. Subject to Section 6.4(c) hereof, Liberty through its Board of Directors shall recommend (the "Liberty Board Recommendation") that the holders of Liberty

Entertainment Common Stock (i) approve the Split-Off pursuant to the Class Approval and (ii) approve (A) the Split-Off and the transactions contemplated thereby (including the transactions contemplated by the Reorganization Agreement), (B) the Malone Agreement and the transactions contemplated thereby (including the Malone Contribution), and (C) this Agreement and the transactions contemplated hereby (including the Splitco Merger) pursuant to the Minority Approval. Without limiting the generality of the foregoing (but subject to Liberty's rights pursuant to Section 6.4), Liberty's obligations pursuant to the first sentence of this Section 6.1(e) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to Liberty of any Splitco Takeover Proposal or (B) the withdrawal or modification of (x) the Liberty Board Recommendation, (y) such Board of Directors' approval of the Transaction Agreements or the Transactions or (z) the Liberty Fairness Opinion. The Liberty Proxy Statement shall include (subject to Section 6.4(c) hereof) the Liberty Board Recommendation.

        (g)   DIRECTV and Liberty intend to hold the DIRECTV Stockholders Meeting and the Liberty Stockholders Meeting, respectively, on the same date, to the extent practicable.

        SECTION 6.2 Conduct of Business by Splitco and Liberty Pending the Transactions.

        (a)   Except as expressly permitted by this Agreement, any of the other Transaction Agreements or as required by applicable Law, during the period from the date of this Agreement until the Merger Effective Time, each of Liberty (with respect to the Splitco Business only) and Splitco shall, and shall cause each of their respective Subsidiaries to, (w) conduct its business in the ordinary course of business consistent in all material respects with past practice, (x) comply in all material respects with all applicable material Laws and the material requirements of all Splitco Material Contracts, (y) use reasonable best efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Merger Effective Time, and (z) keep in full force and effect all material insurance policies maintained, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as (x) expressly permitted by this Agreement (including in connection with the Restructuring or pursuant to Section 2.4 of the Liberty Disclosure Schedule) or any of the other Transaction Agreements, (y) required by applicable Law or (z) set forth in Section 6.2(a) of the Liberty Disclosure Schedule, during the period from the date of this Agreement to the Merger Effective Time, each of Liberty (with respect to the Splitco Business only) and Splitco shall not, and shall not permit any of their respective Subsidiaries to, without the prior written consent of DIRECTV:

            (i)  (A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Liberty Entertainment Common Stock, Splitco's capital stock, Splitco's voting securities or Splitco's equity interests or capital stock, voting securities or equity interests of any Subsidiary of Splitco of any class, or any subscriptions, options, calls, warrants, convertible or exchangeable securities or other rights, commitments or agreements of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), in Liberty (with respect to Liberty Entertainment), Splitco or any of Splitco's Subsidiaries, other than (w) issuances of shares of Series A Liberty Entertainment Common Stock or Series A Splitco Common Stock upon the conversion of shares of Series B Liberty Entertainment Common Stock or Series B Splitco Common Stock, as applicable, (x) pursuant to Section 2.4 of this Agreement, (y) pursuant to a Liberty Entertainment Equity Award granted under a Liberty Stock Plan, which Liberty Entertainment Equity Award (1) is outstanding on the date of this Agreement or is granted following the date hereof to a Transferred Employee as permitted by Section 6.2(a)(i) of the Liberty Disclosure Schedule and (2) is issued in accordance with the terms thereof (but as modified in order to be consistent with the limitation of Section 2.4) or (z) pursuant to a Splitco Equity Award granted under a Splitco Stock Plan, which Splitco Equity Award (1) was issued in accordance with Section 2.4 or is granted following the Split-Off Effective

  Time to a Transferred Employee as permitted by Section 6.2(a)(i) of the Liberty Disclosure Schedule and (2) is issued in accordance with the terms thereof; provided, that, notwithstanding anything to the contrary herein, each of Liberty and Splitco may not issue any shares of Series B Liberty Entertainment Common Stock or Series B Splitco Common Stock, as applicable, pursuant to a Liberty Entertainment Equity Award or Splitco Equity Award; (B) redeem, purchase or otherwise acquire any of the Liberty Entertainment Common Stock or Splitco's outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of their capital stock, voting securities or equity interests except for acquisitions or deemed acquisitions of Liberty Entertainment Common Stock or shares of Splitco capital stock in connection with the payment of the exercise price of, or in connection with the payment of any withholding tax with respect to the exercise or settlement of, any Liberty Entertainment Equity Awards or Splitco Equity Awards with Liberty Entertainment Common Stock or shares of capital stock of Splitco or the repurchase or reacquisition of any shares of Liberty Entertainment Common Stock that are Liberty Entertainment Restricted Shares in accordance with the terms of the Liberty Entertainment Equity Awards or any shares of Splitco Common Stock that are Splitco Restricted Shares in accordance with the terms of the Splitco Equity Awards; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of Liberty Entertainment Common Stock or Splitco's capital stock or otherwise make any payments to holders of Liberty Entertainment Common Stock or Splitco's stockholders in their capacity as such (other than (x) dividends to holders of Liberty Entertainment Common Stock in cash if such cash is not generated from the Splitco Business, subject to compliance with Section 1.5 of the Reorganization Agreement, and (y) distributions of securities of any Subsidiary of Liberty that does not own or hold any Splitco Assets so long as such distribution would not reasonably be expected to impede or delay, in any material respect, the consummation of the Transactions or create any Liability with respect to the Splitco Business); (D) split, combine, subdivide or reclassify any shares of Liberty Entertainment Common Stock or Splitco capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Liberty Stock Plans or Splitco Stock Plans or any agreement evidencing any stock option or other right to acquire capital stock of Liberty Entertainment or Splitco or any restricted stock purchase agreement or any similar or related contract (other than as contemplated by Section 2.4 of the Liberty Disclosure Schedule);

           (ii)  except as provided in Section 6.2(b)(iii)(B), declare, set aside for payment or pay any dividend on, make any other distribution in respect of, or redeem, any equity interest of any Subsidiary of Splitco;

          (iii)  incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a "keep well" or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Liberty, Splitco or any of their respective Subsidiaries, other than borrowings from Splitco by a direct or indirect wholly-owned Subsidiary of Splitco in the ordinary course of business consistent with past practice;

          (iv)  sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien other than a Permitted Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its or its Subsidiaries' properties or assets (including securities of Subsidiaries) to any Person, except for immaterial dispositions of assets in the ordinary course of business consistent with past practice;

           (v)  make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is not contemplated in the 2009 budget as set forth in Section 6.2(a)(v) of the Liberty Disclosure Schedule; provided that in respect of capital expenditures in 2010, the aggregate amount shall not exceed $2,500,000;

          (vi)  directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person;

         (vii)  make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person (other than a wholly-owned Subsidiary of Splitco or, with respect to a partially-owned Subsidiary of Splitco, an investment, loan or advance that is made pro rata along with the other equity owners of such partially-owned Subsidiary);

        (viii)  (A) amend, modify or terminate any Splitco Material Contract listed in Section 6.2(a)(viii) of the Liberty Disclosure Schedule, (B) enter into any Contract that would be a Splitco Material Contract if it had been entered into prior to the date hereof (other than to the extent entered into in the ordinary course of business or reasonable agreements and arrangements relating to Splitco's performance of its obligations under Section 6.4), (C) amend or modify the Liberty Engagement Letters (other than to the extent permitted by Section 6.4), (D) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or result in the acceleration of any obligation or the vesting of any benefit as a result of the consummation of the Transactions or (E) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

          (ix)  increase in any manner the compensation of any of the directors, officers, employees, and individual consultants of Splitco or its Subsidiaries and payable in respect of periods following the Split-Off Effective Time or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate of Splitco, other than (A) as required pursuant to applicable Law, the terms of the agreements set forth in Section 6.2(a)(ix) of the Liberty Disclosure Schedule (correct and complete copies of which have been made available to DIRECTV) or the terms of any Splitco Employee Benefit Plan, (B) any increase in compensation to directors of Splitco as set forth in Section 6.2(a)(ix) of the Liberty Disclosure Schedule, (C) increases in compensation and benefits of employees (other than officers of Splitco in their capacity as such) and individual contractors made in the ordinary course of business and in amounts and in a manner consistent with past practice, or as required by any Splitco Employment Agreement, (D) the entering into or establishment of any new Splitco Employee Benefit Plan in connection with the Split-Off so long as the terms of such plan are substantially similar to or in the aggregate no more beneficial to the beneficiaries of such plans than Splitco Employee Benefit Plans in place prior to the Split-Off Effective Time, (E) in connection with the hiring by any Subsidiary of Splitco of new employees, officers, or individual consultants in the ordinary course of business consistent with past practice and (F) the adoption of the Splitco Stock Plans as of the Split-Off Effective Time and the grant of any Splitco Equity Award contemplated or permitted by this Agreement, Section 2.4 of the Liberty Disclosure Schedule or Section 6.2(a)(i) of the Liberty Disclosure Schedule;

           (x)  (i) make, change or revoke any Tax election relating primarily to any member of the LEI Group, (ii) change any method of accounting relating primarily to any member of the LEI Group with respect to Taxes, (iii) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating primarily to any member of the LEI Group, (iv) settle or compromise any Tax liability relating primarily to any member of the LEI Group, (v) enter into any agreement relating primarily to Taxes of a member of the LEI Group with any Taxing

  Authority or (vi) make any change in any Tax practice or policy relating primarily to any member of the LEI Group, except, in each case, (A) as consented to or approved in advance by DIRECTV, which consent shall not be unreasonably withheld, conditioned or delayed, (B) as otherwise required because of a change in Tax Law or a Final Determination (as defined in the Tax Sharing Agreement), (C) if such action would not increase the amount of Taxes allocated to Splitco or its Affiliates under the Tax Sharing Agreement by more than a de minimis amount or (D) to the extent that Liberty shall have indemnified Splitco and its Affiliates for any resulting increase in the amount of Taxes allocated to Splitco or its Affiliates under the Tax Sharing Agreement; provided, however, that it is understood that any of the foregoing actions taken by GSN or any of its Subsidiaries shall not be deemed a breach of this Section 6.2(a)(x) except to the extent that Liberty, Splitco or any of its Subsidiaries (other than GSN or any of its Subsidiaries) shall have had Knowledge of, and shall have had the right to cause, or withhold consent to or otherwise prevent, such action;

          (xi)  amend the Splitco Charter Documents or the Splitco Subsidiary Documents;

         (xii)  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly-owned Subsidiaries of Splitco);

        (xiii)  settle or compromise any litigation, proceeding or investigation material to Splitco and its Subsidiaries taken as a whole (this covenant being in addition to Liberty's and Splitco's agreement set forth in Section 6.12 hereof);

        (xiv)  pay, discharge or satisfy Liabilities, other than (A) the payment, discharge or satisfaction of Liabilities (1) reflected or reserved against in the Audited Financial Statements, (2) incurred since the Splitco Balance Sheet Date in the ordinary course of business consistent with past practices, or (3) expressly provided for in any Transaction Agreement and (B) scheduled repayments of indebtedness (i) reflected on the Audited Financial Statements or (ii) set forth in Section 6.2(a)(xiv) of the Liberty Disclosure Schedule; provided that in no event may Splitco or any of its Subsidiaries pay, discharge or satisfy any Liabilities owing to Liberty or any Affiliate of Liberty other than as set forth in Section 6.2(a)(xiv) of the Liberty Disclosure Schedule;

          (xv)  cancel any material indebtedness or waive or assign any material claims or rights (tangible and intangible), except in the ordinary course of business consistent with past practice;

        (xvi)  except as necessary in the ordinary course of business consistent with past practices, dispose of, grant, or obtain, or permit to lapse any rights to, any material Splitco Owned Intellectual Property or any material Splitco Licensed Intellectual Property;

       (xvii)  make any changes in the capital structure of Splitco or any of its Subsidiaries;

      (xviii)  sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (other than Liens incurred in connection with the Greenlady Debt) any of the Liberty Owned DIRECTV Shares;

        (xix)  except as set forth in Section 6.2(a)(xix) of the Liberty Disclosure Schedule, amend, modify or enter into any Contract with Splitco or any of its Subsidiaries, on the one hand, and Liberty or any of its Affiliates (other than Splitco or any of its Subsidiaries), on the other hand (other than any Contract to which DIRECTV or any of its Subsidiaries is a party);

          (xx)  amend, modify or terminate any Contract entered into in connection with the increase of Liberty's indirect ownership interest in GSN pursuant to the contribution of FUN Technologies to GSN, including those Contracts set forth in Section 6.2(a)(xx) of the Liberty Disclosure Schedule (other than any such amendment, modification or termination that would not reasonably be expected to significantly adversely affect the Splitco Business);

        (xxi)  amend, modify or terminate the Share Exchange Agreement or any Ancillary Agreement (as defined in the Share Exchange Agreement) in a manner that would adversely affect the rights to be assigned pursuant to Section 6.6(f); or

       (xxii)  agree, in writing or otherwise, to take any of the foregoing actions.

        (b)   Notwithstanding the foregoing, Liberty, Splitco and DIRECTV agree it is their understanding and intention that:

            (i)  prior to the Split-Off Effective Time, Splitco will not conduct any business or operations other than in connection with the performance of its obligations hereunder and that after the Split-Off Effective Time and prior to the Merger Effective Time Splitco will be operated consistently with its status as a publicly traded holding company and will conduct substantially all of its business through its Subsidiaries;

           (ii)  during the period commencing on April 1, 2009 and ending at the Merger Effective Time (the "Pre-Closing Period"), except as set forth herein and in Section 6.2(b)(ii) of the Liberty Disclosure Schedule, each Subsidiary of Splitco has operated and will operate its business on a stand-alone basis to the extent reasonably practicable and in the ordinary course of business consistent with past practice, and each Subsidiary of Splitco has retained and will retain for its account all revenues attributable to its business and has been and will be responsible for all liabilities and expenses incurred in connection with its business and therefore has been and will be responsible for all expenses arising out of its operations (including items such as payroll and other employee benefits, insurance, distribution expenses, debt service on such Subsidiary's indebtedness, rights fees and similar items), but has not been and will not be responsible for corporate overhead and similar charges (other than customary allocations consistent with past practice);

          (iii)  consistent with the allocations referred to in clause (ii) above during the Pre-Closing Period no Subsidiary of Splitco has nor will any such Subsidiary dividend, distribute or advance funds or assets to either Liberty or Splitco, except that:

            (A)  prior to the Split-Off Effective Time, each Subsidiary of Splitco will be permitted to distribute, directly or indirectly, to Liberty:

              (w)  its customary allocation of: corporate overhead charges, group insurance, payroll and employee benefit expenses and fees, costs and expenses of legal and accounting professionals and other professional service providers (provided such fees, costs and expenses shall not include any such fees, costs and expenses payable by Liberty pursuant to Section 6.13);

              (x)   repayment of advances made to such Subsidiary in connection with cash management procedures;

              (y)   any payments due under the Liberty Revolving Credit Facility; and

              (z)   amounts described in Section 6.2(b)(iii)(A) of the Liberty Disclosure Schedule;

            (B)  during the period from the Split-Off Effective Time to the Merger Effective Time, the Subsidiaries of Splitco will not dividend or distribute cash or cash equivalents to Splitco other than such Subsidiaries' applicable share of the Splitco Approved Expenses and Splitco will not pay to Liberty or any Subsidiary of Liberty any amounts other than:

              (w)  amounts required to be paid to Liberty in accordance with the terms of any Transaction Agreement (including, to the extent paid by Liberty, Splitco's applicable portion of the fees, costs and expenses of legal and accounting professionals incurred in connection with Splitco's status as a publicly traded company); and

              (x)   amounts described in Section 6.2(b)(iii)(B)(y) of the Liberty Disclosure Schedule; (clauses (w) and this clause (x) collectively, the "Splitco Approved Expenses").

          (iv)  In addition to its obligations under Section 6.8 prior to the Merger Effective Time, Liberty and Splitco will provide DIRECTV with such regular access to the books and records of Splitco and each of its Subsidiaries as is reasonably necessary to confirm Splitco and its Subsidiaries compliance with its obligations under this Section 6.2.

        (c)   Notwithstanding anything in this Agreement to the contrary, DIRECTV and its Subsidiaries (i) acknowledge that the governance rights of Liberty, Splitco and their respective Subsidiaries with respect to GSN and its Subsidiaries are limited and subject to the GSN Operating Agreement and (ii) agree that any covenants or agreements in this Agreement requiring (x) GSN or any of its Subsidiaries to take any action or refrain from taking any action or (y) Liberty, Splitco or any of their respective Subsidiaries to cause GSN or any of its Subsidiaries to take any action or refrain from taking any action shall not apply if the approval of the members of GSN who are not Subsidiaries of Liberty or Splitco is not received as required pursuant to the terms of the GSN Operating Agreement. Liberty, until the Split-Off Effective Time, and Splitco shall use commercially reasonable efforts to seek such approval (and will not oppose any action seeking such approval). Liberty and Splitco agree and agree to cause their respective Subsidiaries to take all actions permitted by the GSN Operating Agreement to cause GSN or its Subsidiaries to comply with this Agreement and will not approve of any action that would reasonably be expected to result in GSN or its Subsidiaries breaching any obligations under this Agreement in all cases, subject to Section 6.2(a)(y), Section 7.1 of the GSN Operating Agreement and any fiduciary duties of any members of the GSN Management Committee (as defined in the GSN Operating Agreement) designated thereby.

        SECTION 6.3 Conduct of Business by DIRECTV Pending the Transactions.

        (a)   Except as expressly permitted by this Agreement, any of the other Transaction Agreements or as required by applicable Law, during the period from the date of this Agreement until the DIRECTV Effective Time, or as set forth in Section 6.3(a) of the DIRECTV Disclosure Schedule, during the period from the date of this Agreement to the DIRECTV Effective Time, DIRECTV shall not, and shall not permit any of its respective Subsidiaries to, without the prior written consent of Splitco:

            (i)  (A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of DIRECTV Common Stock, voting securities or equity interests or capital stock, voting securities or equity interests of any Subsidiary of DIRECTV of any class, or any subscriptions, options, warrants, calls, convertible or exchangeable securities or other rights, commitments or agreements of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), in DIRECTV or any of its Subsidiaries, other than (x) pursuant to Section 2.3 of this Agreement or (y) pursuant to a DIRECTV Equity Award granted under a DIRECTV Stock Plan, which DIRECTV Equity Award (1) is outstanding on the date of this Agreement or is granted following the date hereof as permitted by Section 6.3(a)(i) of the DIRECTV Disclosure Schedule and (2) is issued in accordance with the terms thereof; (B) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of DIRECTV Common Stock or otherwise make any payments to holders of DIRECTV Common Stock in their capacity as such, other than any repurchases by DIRECTV of DIRECTV Common Stock; (C) split, combine, subdivide or reclassify any shares of DIRECTV Common Stock; or (D) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the DIRECTV Stock Plans or any agreement evidencing any stock option or other right to acquire capital stock of DIRECTV or any restricted stock purchase agreement or any similar or related contract;

           (ii)  directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person if such acquisition would reasonably be expected to impede or delay, in any material respect, the ability of the parties to satisfy any of the conditions to the Mergers set forth in this Agreement;

          (iii)  make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in any Person if such investment would reasonably be expected to impede or delay, in any material respect, the ability of the parties to satisfy any of the conditions to the Mergers set forth in this Agreement;

          (iv)  (A) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or result in the acceleration of any obligation or the vesting of any benefit as a result of the consummation of the Transactions, or (B) release any Person from or modify or waive any provision of any confidentiality, standstill or similar agreement and, in each case, that would reasonably be expected to cause a DIRECTV Material Adverse Effect; or

           (v)  agree, in writing or otherwise, to take any of the foregoing actions.

        SECTION 6.4 No Solicitation by Liberty and Splitco; Etc.

        (a)   From the date of this Agreement until the Merger Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, each of Liberty and Splitco shall not, and shall cause their respective Subsidiaries and their Representatives (the "Liberty and Splitco Representatives") not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing non-public information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Splitco Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Splitco Takeover Proposal, (iii) enter into any letter of intent, agreement, arrangement or other understanding related to any Splitco Takeover Proposal, (iv) take any action to make the provisions of any "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation (including any transaction under, or a Person becoming an "interested shareholder" under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in Liberty's or Splitco's certificate of incorporation or bylaws, inapplicable to any transactions contemplated by a Splitco Takeover Proposal (and, to the extent permitted thereunder, Liberty and Splitco shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than DIRECTV, under any such provisions), or (v) resolve, propose or agree to do any of the foregoing; provided, however, that if (A) after the date hereof, the Board of Directors of Liberty receives an unsolicited, bona fide written Splitco Takeover Proposal in circumstances not involving a breach of this Agreement and (B) the Board of Directors of Liberty determines in good faith, after consulting with its outside legal counsel and a financial advisor of nationally recognized reputation, that such Splitco Takeover Proposal constitutes, or would reasonably be expected to lead to, a Splitco Superior Proposal, then Liberty may, at any time prior to obtaining the Liberty Stockholder Approval (but in no event after obtaining the Liberty Stockholder Approval) and after providing DIRECTV not less than forty-eight (48) hours written notice of its intention to take such actions, (x) furnish information with respect to Liberty or the Splitco Business to the Person making such Splitco Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with Liberty (which confidentiality agreement must be no less favorable to Liberty (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Liberty and may not restrict Liberty from complying with this Section 6.4, and (2) Liberty advises DIRECTV of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person, Liberty delivers to DIRECTV all such information not previously provided to DIRECTV, and (y) participate in discussions and negotiations with such Person regarding such Splitco Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Liberty's Subsidiaries, Splitco's Subsidiaries, Liberty's Representatives or Splitco's Representatives shall be deemed to be a breach of this Section 6.4 by Liberty if such violation occurs prior to the Split-Off Effective Time. Liberty shall provide DIRECTV with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within twenty-four (24) hours of the execution thereof.

        (b)   In addition to the other obligations of Liberty set forth in this Section 6.4, Liberty shall promptly advise DIRECTV, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Liberty in respect of any Splitco Takeover Proposal, and shall, in any such notice to DIRECTV, indicate (i) the identity of the Person making such proposal, offer, inquiry or other contact and (ii) the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep DIRECTV fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Liberty shall provide DIRECTV with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

        (c)   Except as expressly permitted by this Section 6.4(c), neither the Board of Directors of Liberty nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to DIRECTV, the Liberty Board Recommendation or the approval or declaration of advisability by such Board of Directors of the Reorganization Agreement and the Transactions (including the Mergers and the Split-Off) or (B) approve or recommend, or propose publicly to approve or recommend, any Splitco Takeover Proposal (any action described in this clause (i) being referred to as a "Liberty Adverse Recommendation Change"), (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Liberty, Splitco or any of their respective Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Splitco Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.4(a) each, a "Splitco Acquisition Agreement"), or (iii) recommend a Splitco Takeover Proposal to the Liberty Entertainment stockholders. Notwithstanding the foregoing (provided that Liberty has not breached this Section 6.4 and at any time prior to obtaining the Liberty Stockholder Approval, but in no event after obtaining the Liberty Stockholder Approval), the Board of Directors of Liberty may effect a Liberty Adverse Recommendation Change in response to a Splitco Takeover Proposal if it determines, in good faith, after consulting with outside legal counsel and a financial advisor of nationally recognized reputation, that such Splitco Takeover Proposal constitutes a Splitco Superior Proposal and that the failure to take such action would result in a violation of its fiduciary duties under applicable Law; provided that no such action may be taken until after the third Business Day following DIRECTV's receipt of written notice (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the Liberty Stockholders Meeting, in which case Liberty shall provide as much notice as is reasonably practicable) from Liberty (a "Liberty Adverse Recommendation Notice") advising DIRECTV that Liberty has received a Splitco Superior Proposal and the Board of Directors of Liberty intends to make such Liberty Adverse Recommendation Change and specifying the terms and conditions of such Splitco Superior Proposal (it being understood and agreed that during such three Business Day period, Liberty shall negotiate in good faith with DIRECTV and that any amendment to the financial terms or other material terms of such Splitco Superior Proposal shall require a new Liberty Adverse Recommendation Notice and a new three Business Day period (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the

Liberty Stockholders Meeting, in which case Liberty shall provide as much notice as is reasonably practicable)). In determining whether to make a Liberty Adverse Recommendation Change, the Board of Directors of Liberty shall take into account any changes to the terms of this Agreement proposed by DIRECTV (in response to a Liberty Adverse Recommendation Notice or otherwise) in determining whether such third party Splitco Takeover Proposal still constitutes a Splitco Superior Proposal.

        (d)   For purposes of this Agreement:

          "Splitco Takeover Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than DIRECTV and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Splitco Business (including securities of Subsidiaries) equal to 10% or more of the Splitco Business' consolidated assets or to which 10% or more of the Splitco Business' revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Beneficial Ownership of any Liberty Owned DIRECTV Shares or 10% or more of any class of equity securities of Splitco, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) Beneficially Owning 10% or more of any class of equity securities of Splitco or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Splitco Business, Splitco or any of Splitco's Subsidiaries; in each case, other than the Transactions.

          "Splitco Superior Proposal" means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement, each of the other Transaction Agreements or any standstill agreement, to acquire, directly or indirectly, (i) all of the equity securities of Splitco, (ii) all or substantially all of the Splitco Assets (including all of the Liberty Owned DIRECTV Shares) or (iii) all of the Liberty Owned DIRECTV Shares, made by a third party, for which the Board of Directors of Liberty determines in good faith financing is reasonably likely to be obtained and which is otherwise on terms and conditions which the Board of Directors of Liberty determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to the stockholders of Liberty from a financial point of view than the Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by DIRECTV and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing, the expected timing of closing and the expectation of obtaining required approvals).

        (e)   Nothing in this Section 6.4 shall prohibit the Board of Directors of Liberty or Splitco from taking and disclosing to holders of Liberty Common Stock or Splitco Common Stock, respectively, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall Liberty, Splitco, or their respective Boards of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.4(c).

        SECTION 6.5 No Solicitation by DIRECTV; Etc.

        (a)   From the date of this Agreement until the DIRECTV Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, DIRECTV shall not, and shall cause its Subsidiaries and its Representatives (the "DIRECTV Representatives") not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing non-public information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, any DIRECTV Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any DIRECTV Takeover Proposal, (iii) enter into any letter of intent, agreement, arrangement or other understanding related to any DIRECTV Takeover Proposal, (iv) take any action to make the provisions of any "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in DIRECTV's certificate of incorporation or bylaws, inapplicable to any transactions contemplated by a DIRECTV Takeover Proposal (and, to the extent permitted thereunder, DIRECTV shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Liberty or Splitco, under any such provisions), or (v) resolve, propose or agree to do any of the foregoing; provided, however, that if (A) after the date hereof, the Board of Directors of DIRECTV receives an unsolicited, bona fide written DIRECTV Takeover Proposal in circumstances not involving a breach of this Agreement and (B) the Board of Directors of DIRECTV determines in good faith, after consulting with its outside legal counsel and a financial advisor of nationally recognized reputation, that such DIRECTV Takeover Proposal constitutes, or would reasonably be expected to lead to, a DIRECTV Superior Proposal, then DIRECTV may, at any time prior to obtaining the DIRECTV Stockholder Approval (but in no event after obtaining the DIRECTV Stockholder Approval) and after providing Liberty and Splitco not less than forty-eight (48) hours written notice of its intention to take such actions, (x) furnish information with respect to DIRECTV to the Person making such DIRECTV Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with DIRECTV (which confidentiality agreement must be no less favorable to DIRECTV (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with DIRECTV and may not restrict DIRECTV from complying with this Section 6.5, and (2) DIRECTV advises Liberty and Splitco of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person, DIRECTV delivers to Liberty and Splitco all such information not previously provided to Liberty and Splitco, and (y) participate in discussions and negotiations with such Person regarding such DIRECTV Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by DIRECTV's Subsidiaries or DIRECTV Representatives shall be deemed to be a breach of this Section 6.5 by DIRECTV. DIRECTV shall provide Liberty and Splitco with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within twenty-four (24) hours of the execution thereof.

        (b)   In addition to the other obligations of DIRECTV set forth in this Section 6.5, DIRECTV shall promptly advise Liberty and Splitco, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, DIRECTV in respect of any DIRECTV Takeover Proposal, and shall, in any such notice to Liberty and Splitco, indicate (i) the identity of the Person making such proposal, offer, inquiry or other contact and (ii) the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Liberty and Splitco fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and DIRECTV shall provide Liberty and Splitco with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

        (c)   Except as expressly permitted by this Section 6.5(c), neither the Board of Directors of DIRECTV nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Liberty or Splitco, the DIRECTV Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the Transactions (including the DIRECTV Merger) or (B) approve or recommend, or propose publicly to approve or recommend, any DIRECTV Takeover Proposal (any action described in this clause (i) being referred to as a "DIRECTV Adverse Recommendation Change"), (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize DIRECTV or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any DIRECTV Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.5(a) each, a "DIRECTV Acquisition Agreement"), or (iii) to recommend a DIRECTV Takeover Proposal to the DIRECTV stockholders. Notwithstanding the foregoing (provided that DIRECTV has not breached this Section 6.5 and at any time prior to obtaining the DIRECTV Stockholder Approval, but in no event after obtaining the DIRECTV Stockholder Approval), the Board of Directors of DIRECTV may effect a DIRECTV Adverse Recommendation Change in response to a DIRECTV Takeover Proposal, if it determines, in good faith, after consulting with outside legal counsel and a financial advisor of nationally recognized reputation, that such DIRECTV Takeover Proposal constitutes a DIRECTV Superior Proposal and that the failure to take such action would result in a violation of its fiduciary duties to DIRECTV and the DIRECTV stockholders under applicable Law; provided that no such action may be taken until after the third Business Day following the receipt by Liberty and Splitco of written notice (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the DIRECTV Stockholders Meeting, in which case DIRECTV shall provide as much notice as is reasonably practicable) (a "DIRECTV Adverse Recommendation Notice") from DIRECTV advising Liberty and Splitco that DIRECTV has received a DIRECTV Superior Proposal and the Board of Directors of DIRECTV intends to make such DIRECTV Adverse Recommendation Change and specifying the terms and conditions of such DIRECTV Superior Proposal (it being understood and agreed that during such three Business Day period, DIRECTV shall negotiate in good faith with Liberty and Splitco and that any amendment to the financial terms or other material terms of such DIRECTV Superior Proposal shall require a new DIRECTV Adverse Recommendation Notice and a new three Business Day period (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the DIRECTV Stockholders Meeting, in which case DIRECTV shall provide as much notice as is reasonably practicable)). In determining whether to make a DIRECTV Adverse Recommendation Change, the Board of Directors of DIRECTV shall take into account any changes to the terms of this Agreement proposed by Liberty and Splitco (in response to a DIRECTV Adverse Recommendation Notice or otherwise) in determining whether such third party DIRECTV Takeover Proposal still constitutes a DIRECTV Superior Proposal.

        (d)   For purposes of this Agreement:

          "DIRECTV Takeover Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Liberty, Splitco and their respective Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of DIRECTV and its Subsidiaries (including securities of Subsidiaries) equal to 10% or more of DIRECTV's consolidated assets or to which 10% or more of DIRECTV's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Beneficial Ownership of 10% or more of any class of equity securities of DIRECTV, (C) tender offer or exchange offer that if consummated would result in any Person or

  "group" (as defined in Section 13(d) of the Exchange Act) Beneficially Owning 10% or more of any class of equity securities of DIRECTV or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving DIRECTV or any of its Subsidiaries; in each case, other than the Transactions.

          "DIRECTV Superior Proposal" means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, (i) all of the equity securities of DIRECTV or (ii) all or substantially all of the assets of DIRECTV and its Subsidiaries, made by a third party, for which the Board of Directors of DIRECTV determines in good faith financing is reasonably likely to be obtained and which is otherwise on terms and conditions which the Board of Directors of DIRECTV determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to the stockholders of DIRECTV from a financial point of view than the Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Liberty and Splitco and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing, the expected timing of closing and the expectation of obtaining required approvals).

        (e)   Nothing in this Section 6.5 shall prohibit the Board of Directors of DIRECTV from taking and disclosing to DIRECTV stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall DIRECTV or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.5(c).

        SECTION 6.6 Reasonable Best Efforts.

        (a)   Subject to the terms and conditions of this Agreement (including Section 6.6(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws and the Requisite FCC Approvals), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. For purposes hereof, "Antitrust Laws" means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        (b)   In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within fifteen Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.6 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (ii) each party shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

        (c)   Each of Liberty and Splitco shall cooperate with DIRECTV and shall use its reasonable best efforts to assist DIRECTV in obtaining the Requisite FCC Approvals. DIRECTV shall provide Liberty and Splitco with a reasonable opportunity to review and comment on each submission to be filed by DIRECTV with the FCC in connection with obtaining the Requisite FCC Approvals (an "FCC Submission") prior to the filing of such submission with the FCC. No FCC Submission shall be filed by DIRECTV with the FCC unless, prior to such filing, Liberty and Splitco shall have agreed (which consent shall not be unreasonably withheld, conditioned or delayed) as to the contents of such submission to the extent that the submission (i) includes statements or representations relating to facts that are or will be under the control of Liberty, Splitco, any of their respective Subsidiaries or any of their respective stockholders, directors or officers or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, Liberty, Splitco, any of their respective Subsidiaries or any of their respective stockholders, directors or officers including any such obligations of, or limitations on, Splitco or its Subsidiaries under the Reorganization Agreement and other documents related to the Restructuring and Split-Off (each, a "Liberty FCC Issue"); provided, however, that if the FCC requests same-day filing of an FCC Submission that does not include any material issue or statement related to a Liberty FCC Issue, then DIRECTV is required only to make a good faith effort to notify Liberty's and Splitco's Representatives and to give such Representatives an opportunity to review and comment on such submission prior to filing it with the FCC. Neither DIRECTV nor its Representatives shall conduct any substantive communications with the FCC with respect to the Transactions or the FCC Submission, including meetings or conferences with FCC personnel, whether telephonically, in person or otherwise, without first notifying Liberty and Splitco (or their Representatives) and with respect to communications, meetings or conferences regarding a Liberty FCC Issue giving Liberty and Splitco (or their Representatives) a reasonable opportunity to participate, and a reasonable number of their Representatives shall have an opportunity to participate in all conferences or meetings with FCC personnel that take place in person with respect to any Liberty FCC Issue; provided, however, that in the case of communications concerning a FCC Submission that occur during an unscheduled telephone conference initiated by the FCC or a telephone conference initiated by DIRECTV or its Representatives for a purpose unrelated to the FCC Required Approvals in connection with which it is not reasonably practicable to provide to Liberty and Splitco or their respective Representatives advance notice and an opportunity to participate, DIRECTV (or its Representatives) shall promptly update Liberty and Splitco and their Representatives as to the content of such communications. DIRECTV shall provide Liberty and Splitco with copies of each FCC Submission filed with the FCC promptly following the filing thereof and with copies of any correspondence related to the Requisite FCC Approvals received by DIRECTV.

        (d)   Subject to Section 6.6(c), each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FCC, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions. Subject to Sections 6.6(c) and 6.14(b), no party hereto shall independently participate in any formal or informal meeting with any Governmental Authority in respect of any material communication or any filings, submissions, investigations or other inquiry, without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.

        (e)   In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by the FCC, or any other Governmental Authority or other Person with respect to the Transactions. In seeking the Requisite FCC Approvals, Liberty and DIRECTV shall commit to accept program access and carriage conditions in the form set forth in Exhibit C. Notwithstanding the foregoing or any other provision of this Agreement, neither DIRECTV nor Splitco (nor Liberty on behalf of Splitco) shall, without the other party's prior written consent, commit to any further divestiture transaction or agree to any restriction on its business, and nothing in this Section 6.6 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 9.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.6, (ii) require any party to offer, accept or agree to (A) dispose or hold separate (in trust or otherwise) any part of its businesses, operations, assets or product lines (or a combination of DIRECTV's and Splitco's respective businesses, operations, assets or product lines) or otherwise rearrange the composition of its assets, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, any party may carry on business in any part of the world (including such party's freedom of action with respect to future acquisitions of assets or businesses or its full rights of ownership with respect to any assets and businesses held as of the date hereof or at the Closing) and/or (D) take any action to impose restrictions or limitations upon the exercise of full rights of ownership by any holder of capital stock of Liberty, DIRECTV, Splitco or Holdings, or otherwise to require the repurchase, redemption, deemed transfer, divestiture or other disposition (by forced sale or otherwise) of the capital stock held by any holder of shares of Liberty, DIRECTV, Splitco or Holdings, or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the Transactions as violative of any Antitrust Law, beyond the requirements set forth in Exhibit C.

        (f)    (i)    At the Split-Off Effective Time, Liberty shall assign those of its rights under the Share Exchange Agreement and each of the Ancillary Agreements set forth in Section 6.6(f) of the Liberty Disclosure Schedule to Splitco or one of its Subsidiaries (to the extent that Splitco or one of its Subsidiaries is not a party to any such agreement).

           (ii)  From and after the date hereof until the first to occur of the Merger Effective Time or termination of this Agreement in accordance with its terms, DIRECTV, on behalf of itself and its Affiliates, covenants and agrees that it will not initiate, join in or otherwise support any claim (including derivative claims), suit, action, arbitration or other legal, equitable or other proceeding seeking (directly or indirectly) relief of any kind (in money damages or equitable remedies) against Liberty or Splitco, their respective Subsidiaries, or their respective Representatives (collectively, the "Liberty/Splitco Releasees") pursuant to the Indemnification Agreement, dated as of February 27, 2008, by and among DIRECTV, News and Liberty (the "Indemnification Agreement"), that arises as a result of or in connection with the Transactions. The foregoing covenant not to sue shall be applicable to and shall constitute a release of any and all claims and liabilities that may have arisen or may arise from all claims, actions or causes of action against any of the Liberty/Splitco Releasees which DIRECTV and its Affiliates have or purport to have based on the Indemnification Agreement and that arises as a result of or in connection with the Transactions.

          (iii)  Without limiting the generality of the foregoing clause (ii), from and after the Split-Off Effective Time, DIRECTV, on behalf of itself and its Affiliates, covenants and agrees that it will not initiate, join in or otherwise support any claim (including derivative claims), suit, action, arbitration or other legal, equitable or other proceeding seeking (directly or indirectly) relief of any kind (in money damages or equitable remedies) against Liberty or its Subsidiaries or its Representatives (the "Liberty Releasees") pursuant to the Indemnification Agreement. The foregoing covenant not to sue shall be applicable to and shall constitute a release of any and all claims and liabilities that may have arisen or may arise from all claims, actions or causes of action against any of the Liberty Releasees which DIRECTV and its Affiliates have or purport to have based on the Indemnification Agreement.

          (iv)  At the Split-Off Effective Time, the letter agreement, dated May 6, 2008 (the "May 2008 Letter"), among DIRECTV, Liberty and the other parties named therein shall be of no further force and effect as to Liberty; provided that all of the rights and obligations of Liberty under the May 2008 Letter shall be assumed by Splitco.

        (g)   In connection with the Split-Off, Liberty and Splitco shall use their reasonable best efforts to seek, as promptly as practicable, a private letter ruling from the IRS, to the effect that the LDIG Gamenet Restructuring, the Contribution and the Split-Off (each to be consummated in accordance with the Reorganization Agreement and, in respect of the Split-Off, in accordance with paragraph (f)(i) of Article IV, Section A.2 of the certificate of incorporation of Liberty) will qualify as tax-free transactions under Sections 355 and/or 368 of the Code and such other rulings as are set forth on Section 6.6(g) of the Liberty Disclosure Schedule (such ruling, the "IRS Ruling"); provided, however, that, in the event that the IRS will not issue one or more of the rulings requested by Liberty, then Liberty, Splitco, Holdings and DIRECTV shall use their reasonable best efforts to restructure the transactions in a manner that will preserve the economics and equity participation of the transactions to Liberty, DIRECTV, Splitco and their respective stockholders and result in the receipt of such rulings.

        (h)   Each of Liberty and Splitco shall use, and shall cause their Subsidiaries to use, their reasonable best efforts to obtain at the earliest practicable date all of the consents, waivers and approvals listed on Section 6.6(h) of the Liberty Disclosure Schedule. All such consents, waivers, approvals and notices shall be in writing and in form and substance satisfactory to DIRECTV, and executed counterparts of such consents, waivers and approvals shall be delivered to DIRECTV promptly after receipt thereof, and copies of such notices shall be delivered to DIRECTV promptly after the making thereof.

        SECTION 6.7 Public Announcements.    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by DIRECTV and Liberty. Thereafter, none of Liberty, Splitco nor DIRECTV shall issue or cause the publication of any press release or other written communication to the public (to the extent not previously issued or made in accordance with this Agreement) with respect to the Mergers, this Agreement or the Transactions without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party, to the extent such party is reasonably able to do so, shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

        SECTION 6.8 Access to Information; Confidentiality.    Prior to the Closing, with respect to the Splitco Business only, Liberty and Splitco shall, and shall cause each of their Subsidiaries to, afford to DIRECTV and DIRECTV's Representatives reasonable access during normal business hours to all of their properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other

Representatives as DIRECTV may reasonably request with reasonable prior notice and Liberty and Splitco shall furnish as soon as reasonably practicable to DIRECTV all information concerning the Splitco Business as DIRECTV may reasonably request, subject in all cases, to any bona fide concerns of attorney-client privilege that Liberty and Splitco may reasonably have and any restrictions contained in Contracts to which Liberty, Splitco or any of their Subsidiaries is a party (it being understood that each of Liberty and Splitco shall use its reasonable best efforts to provide any such information in a manner that does not result in such violation). DIRECTV and its Representatives shall conduct any such activities in a manner as not to interfere unreasonably with the business of Liberty, Splitco or any of their Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of Liberty, Splitco or any of their respective Subsidiaries of their normal duties. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of September 15, 2008, between Liberty and DIRECTV (as it may be amended from time to time, including to add Splitco as a party thereto, the "Confidentiality Agreement"), DIRECTV shall hold information received from Liberty pursuant to this Section in confidence in accordance with the terms of the Confidentiality Agreement. No investigation, or information received, pursuant to this Section 6.8 will modify any of the representations and warranties of the parties hereto.

        SECTION 6.9 Notification of Certain Matters.    Liberty and Splitco shall give prompt notice to DIRECTV, and DIRECTV shall give prompt notice to Liberty and Splitco, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Liberty (solely with respect to the Splitco Business, the Liberty Owned DIRECTV Shares or the Transactions), Splitco, Holdings, or DIRECTV, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

        SECTION 6.10 Indemnification.

        (a)   From and after the DIRECTV Effective Time, Holdings shall indemnify the individuals who at or prior to the DIRECTV Effective Time were directors or officers of DIRECTV with respect to all acts or omissions by them in their capacities as such at any time prior to the DIRECTV Effective Time, to the fullest extent (i) required by the DIRECTV Charter Documents as in effect on the date of this Agreement, (ii) required by any indemnification agreement between DIRECTV and any such director or officer as in effect on the date hereof or as of the DIRECTV Effective Time or (iii) permitted under applicable Law.

        (b)   From and after the Merger Effective Time, Holdings shall indemnify the individuals who at or prior to the Merger Effective Time were directors or officers of Liberty or Splitco with respect to third party Actions brought by stockholders of Liberty Entertainment Common Stock or, after the Split-Off Effective Time, Splitco Common Stock, for acts taken or omissions by them in their capacities as directors or officers of Liberty or Splitco in connection with the approval of the Transactions, including the Split-Off and the Mergers, at any time prior to the Merger Effective Time (other than claims brought relating to the percentage of Liberty Entertainment Common Stock excluded from the Redemption), to the fullest extent (A) required by the Liberty Charter Documents as in effect on the date of this Agreement, (B) required by the Splitco Public Charter Documents as in effect upon the Split-Off Effective Time, (C) required by any indemnification agreement (x) between Liberty and any such director or officer as in effect on the date hereof (or entered into after the date hereof) and in the form publicly filed by Liberty prior to the date hereof, or (y) between Splitco and any such director or officer entered into after the date hereof and in the form attached hereto as Exhibit D, and (D) permitted under applicable Law. For the avoidance of doubt, the parties agree that the foregoing indemnification obligations shall only apply to Losses relating to Actions by holders of Liberty Entertainment Common Stock regardless of whether such holders own other classes of Liberty Media Common Stock and to Losses relating to Actions by holders of Splitco Common Stock.

        (c)   The directors and officers of DIRECTV, Liberty and Splitco to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of each director and officer of DIRECTV, Liberty and Splitco and his or her heirs.

        (d)   (i) In connection with any indemnification provided for in this Section 6.10, the party seeking indemnification (the "Indemnitee") will give Holdings (for purposes of this section, the "Indemnitor") prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 6.10, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (in each case, in reasonable detail). Without limiting the generality of the foregoing, in the case of any Action made or commenced by a third party for which indemnification is being sought (a "Third-Party Claim"), such notice will be given no later than ten business days following receipt by the Indemnitee of written notice of such Third-Party Claim. The failure by any Indemnitee to so notify the applicable Indemnitor will not relieve such Indemnitor of any Liability under this Agreement except to the extent that such failure prejudices such Indemnitor in any material respect. The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five business days after Indemnitee's receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

           (ii)  After receipt of a notice pursuant to Section 6.10(d)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor's cost, risk and expense, upon written notice to the Indemnitee of such election. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee's consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee's name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor ("Separate Legal Defenses"), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the

  Indemnitor, and the Indemnitor will not have the right to control the defense or investigation of such Separate Legal Defenses available to such Indemnitee.

          (iii)  If, after receipt of a notice pursuant to Section 6.10(d)(i), the Indemnitor does not undertake to defend any such claim within thirty (30) days of receipt of such notice, the Indemnitee may, but will have no obligation to, contest any lawsuit or action with respect to such claim, and the Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee. The Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed, unless the Indemnitor had the right under this Section 6.10 to undertake control of the defense of such Third-Party Claim and failed to do so within thirty (30) days of receipt of such notice.

        SECTION 6.11 Restructuring and Split-Off.

        (a)   Liberty and Splitco agree to execute and deliver the Reorganization Agreement, the Tax Sharing Agreement and the Services Agreement, each in the forms attached hereto, prior to the Split-Off Effective Time.

        (b)   Subject to Section 6.4, Liberty and Splitco shall use their respective reasonable best efforts, and cause their respective Subsidiaries to use their respective reasonable best efforts, (i) to complete the Restructuring, prior to the Split-Off Effective Time, on and subject to the terms and conditions of the Reorganization Agreement, (ii) to execute and deliver the other Restructuring Agreements at or prior to the Split-Off Effective Time and (iii) to effect the Split-Off at or prior to the Closing in accordance with paragraph (f)(i) of Article IV, Section A.2 of the certificate of incorporation of Liberty and the Reorganization Agreement. Prior to the Closing, each of Liberty and Splitco shall not, and shall cause their Subsidiaries and the other parties to the Transaction Agreements not to, amend, modify, terminate or abandon any of the Transaction Agreements (other than this Agreement) or the Letter Agreement or to agree to amend, modify, terminate or abandon the Restructuring or any agreement or instrument entered into in accordance therewith or to waive any term or condition applicable thereto without the prior written consent of DIRECTV.

        (c)   Liberty and Splitco agree not to consummate the Split-Off until the first to occur of (i) all conditions to Closing contained in this Agreement, other than the condition that the Split-Off shall have occurred and conditions that may only be satisfied at Closing, shall have been satisfied or, to the extent permitted under the terms hereof, waived and the parties hereto shall have confirmed that the Closing will occur subject only to the Split-Off and the satisfaction of the conditions that may only be satisfied at Closing, (ii) the termination of this Agreement or (iii) the Board of Directors of Liberty shall have determined that the conditions to the Split-Off set forth in the Reorganization Agreement (other than those conditions that may only be satisfied upon the closing of the Restructuring) have been satisfied, that the conditions to the Mergers set forth herein (other than those conditions that may only be satisfied upon the closing of the Mergers) have not yet been satisfied, and that the Split-Off shall occur in advance of the Mergers on the date and time specified by the Board of Directors of Liberty in accordance with the Reorganization Agreement and in accordance with paragraph (f)(i) of Article IV, Section A.2 of the certificate of incorporation of Liberty.

        (d)   At the Split-Off Effective Time, the Splitco Charter and the Splitco Bylaws shall be amended so as to read in their entirety in the forms set forth in Exhibit A-3 and Exhibit A-4, respectively (collectively, the "Splitco Public Charter Documents").

        SECTION 6.12 Defense of Litigation.    Each of Liberty, Splitco, Holdings, Merger Sub One, Merger Sub Two and DIRECTV shall use its reasonable best efforts to defend against all actions, suits or proceedings in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the Transactions. None of Liberty, Splitco, Holdings, Merger Sub One, Merger Sub

Two or DIRECTV shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without having previously consulted with the other parties. Each of Liberty, Splitco, Holdings, Merger Sub One, Merger Sub Two and DIRECTV shall use reasonable best efforts to cause each of its Affiliates, directors and officers to use reasonable best efforts to defend any such action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 6.12 to the same extent as if such Person was a party.

        SECTION 6.13 Fees and Expenses.    Subject to Section 9.3, all fees and expenses incurred in connection with this Agreement, each other Transaction Agreement, the Mergers and the consummation of the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated; provided that Liberty shall be responsible for paying all fees and expenses incurred by Liberty and Splitco in connection with this Agreement, each other Transaction Agreement, the Mergers and the consummation of the Transactions and DIRECTV shall be responsible for paying all fees and expenses incurred by DIRECTV, Holdings, Merger Sub One and Merger Sub Two. Notwithstanding anything to the contrary contained herein, DIRECTV will pay for the portion of the SEC filing fee applicable to the Holdings Form S-4 which is attributable to the shares of Holdings Common Stock to be distributed to the holders of DIRECTV Common Stock in the DIRECTV Merger, Splitco will pay (a) for the portion of the SEC filing fee applicable to the Holdings Form S-4 which is attributable to the shares of Holdings Common Stock to be distributed (i) to the holders of Splitco Common Stock in the Splitco Merger and (ii) in connection with the Malone Contribution and (b) Liberty will pay the entire SEC filing fee applicable to the Splitco Form S-4.

        SECTION 6.14 Tax Matters.

        (a)   None of Splitco, DIRECTV or any of their respective Subsidiaries shall, and prior to the Split-Off Effective Time, none of Liberty or any of its Subsidiaries shall, take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act could reasonably be expected to cause (i) the LDIG Gamenet Restructuring to fail to qualify as a reorganization under Section 368 of the Code, (ii) the Contribution and the Split-Off to fail to be treated as a tax-free transaction under Sections 368, 355 and 361 of the Code, (iii) the Splitco Merger and the Malone Contribution, taken together, to fail to qualify as a reorganization under Section 368 of the Code, or (iv) the DIRECTV Merger, the Splitco Merger and the Malone Contribution, taken together, to fail to be treated as exchanges described in Section 351 of the Code.

        (b)   DIRECTV shall cooperate with Liberty and shall use its reasonable best efforts to assist Liberty in obtaining the IRS Ruling and any other rulings from the IRS regarding the Transactions. Liberty shall provide DIRECTV with a reasonable opportunity to review and comment on each submission to be filed by Liberty with the IRS in connection with obtaining the IRS Ruling (an "IRS Ruling Submission") prior to the filing of such submission with the IRS. No IRS Ruling Submission shall be filed by Liberty with the IRS unless, prior to such filing, DIRECTV shall have agreed (which consent shall not be unreasonably withheld, conditioned or delayed) as to the contents of such submission to the extent that the submission (i) includes statements or representations relating to facts that are or will be under the control of DIRECTV, Holdings or any of their Subsidiaries or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, DIRECTV, Holdings or any of their Subsidiaries including any such obligations of, or limitations on, Splitco or its Subsidiaries under the Reorganization Agreement and other documents related to the Restructuring and Split-Off; provided, however, that if the IRS requests same-day filing of an IRS Ruling Submission that does not include any material issue or statement, then Liberty is required only to make a good faith effort to notify DIRECTV's Representatives and to give such Representatives an opportunity to review and comment on such submission prior to filing it with the IRS. Neither Liberty nor its Representatives shall conduct any substantive communications with the IRS regarding any material issue arising with respect to the IRS Ruling, including meetings or conferences with IRS personnel, whether telephonically, in person or otherwise, without first notifying DIRECTV (or its Representatives) and giving DIRECTV (or its Representatives) a reasonable opportunity to participate, and a reasonable number of its Representatives shall have an opportunity to participate in all conferences or meetings with IRS personnel that take place in person, regardless of the nature of the issues expected to be discussed; provided, however, that in the case of communications concerning the IRS Ruling that occur during an unscheduled conference initiated by the IRS or a conference initiated by Liberty or its Representatives for a purpose unrelated to the IRS Ruling in connection with which it is not reasonably practicable to provide to DIRECTV or its Representatives advance notice and an opportunity to participate, Liberty or Splitco (or their Representatives) shall promptly update DIRECTV and its Representatives as to the content of such communications. Prior to the Split-Off, Liberty shall, and following the Split-Off, Splitco shall, provide DIRECTV with copies of each IRS Ruling Submission filed with the IRS promptly following the filing thereof and with copies of any correspondence related to the IRS Ruling received by Liberty or Splitco from the IRS.

        (c)   At the Closing, Splitco shall deliver to Holdings a certificate, in form and substance reasonably satisfactory to DIRECTV and that complies with Treasury Regulations Section 1.897-2(h), to the effect that interests in Splitco are not United States real property interests. For purposes of the foregoing, DIRECTV shall provide assistance to Splitco, and cooperate with Splitco, in making any determination required by the aforementioned certificate insofar as the assets of DIRECTV and its Subsidiaries are relevant to such determination.

        SECTION 6.15 Rule 16b-3.

        (a)   Prior to the Split-Off Effective Time, each of Liberty and Splitco shall take such steps as may be reasonably requested by any party hereto to cause (i) dispositions of Liberty Entertainment's equity securities (including derivative securities), and (ii) acquisitions of Splitco's equity securities (including derivative securities), pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Liberty or Splitco to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters (the "No-Action Letter").

        (b)   Prior to the Merger Effective Time, each of Liberty, Splitco, Holdings and DIRECTV shall take such steps as may be reasonably requested by any party hereto to cause (i) dispositions of Splitco's (including in connection with the Malone Contribution) equity securities (including derivative securities), (ii) dispositions of DIRECTV's equity securities (including derivative securities) and (iii) acquisitions (including in connection with the Malone Contribution) of Holdings' equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Liberty, Splitco, Holdings or DIRECTV to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the No-Action Letter.

        (c)   Prior to the Merger Effective Time, if DIRECTV acquires DIRECTV equity securities from Greenlady or Greenlady II, DIRECTV shall take such steps as may be reasonably requested by Liberty or Splitco for such disposition by Greenlady or Greenlady II to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

        SECTION 6.16 Employee Matters.

        (a)   Liberty and Splitco have provided DIRECTV with a schedule that sets forth, as of April 30, 2009, the name of each employee of Splitco and its Subsidiaries who will by virtue of the transactions contemplated by this Agreement be employed by a Subsidiary of Holdings immediately following the Merger Effective Time ("Transferred Employees"), along with such employee's job title and reporting position, current salary and incentive bonus opportunities, and years of service, and designating such employee's status as exempt or non-exempt under the FLSA, active or on leave, and whether such employee is full-time or part-time. Prior to the Closing, Splitco shall update the schedule delivered pursuant to the first sentence of this Section 6.16(a).

        (b)   Holdings acknowledges and agrees that, effective as of the Closing Date, each Transferred Employee, including any such employee on approved leave of absence (whether family leave, workers' maternity or parental leave, workers compensation, short-term and long-term disability, medical leave or otherwise) shall be employed in a substantially comparable position to the position in which such employee was employed immediately prior to Closing Date. As of and for no less than one year following the Closing, Holdings shall, and shall cause its Subsidiaries to, provide Transferred Employees who remain employed with Holdings and its Subsidiaries with the same rate of base salary and wages and commissions and with employee benefit and compensation plans, programs and arrangements that are substantially equivalent in the aggregate to those provided to similarly situated employees of Holdings and its Subsidiaries. Any Transferred Employee who became entitled to short-term or long-term disability benefits under the applicable Splitco Employee Benefit Plans which are not Transferred Employee Benefit Plans (the "Seller Disability Plans") prior to Closing shall be entitled to continue to receive such benefits under the terms of the Seller Disability Plans until his or her return to active employment, so long as such benefits are payable pursuant to third-party insurance coverage. Liberty agrees to use commercially reasonable efforts to cause the insurance policies underlying the Seller Disability Plans to provide for such payments. Notwithstanding anything to the contrary contained herein, Holdings and its Subsidiaries shall have no obligation to keep any Transferred Employee employed for any period of time following the Closing, provided that if the employment of any Transferred Employee is terminated by Holdings or its Subsidiaries during the twelve-month period beginning on the Closing Date, Holdings or its Subsidiaries shall pay to such terminated employee severance payments that are no less favorable than those provided under the Splitco Employee Benefit Plans immediately prior to the Closing Date. Following the Closing, Holdings shall assume and honor and/or shall cause its Subsidiaries to continue to honor in accordance with their terms all Splitco Employment Agreements, and Liberty and its Affiliates shall cease to have any further obligations under the Splitco Employment Agreements as of the Closing Date. Liberty and Splitco shall take all actions necessary such that following the Closing, the DIRECTV Indemnitees (including, for the avoidance of doubt, Holdings), as applicable, shall have no obligations and liabilities with respect to any employee benefit plans, arrangements or agreements sponsored or contributed to by Liberty, Splitco or their respective Affiliates other than the Transferred Employee Benefit Plans, the Splitco Stock Plans and the Splitco Employment Agreements. For all plans, programs or arrangements maintained, sponsored or contributed to by Holdings or its Subsidiaries in which the Transferred Employees shall be eligible to participate, but excluding all tax qualified and non-qualified defined benefit retirement plans, Holdings shall cause each such plan, program or arrangement to treat the prior service of each Transferred Employee with Liberty, Splitco or any of their respective Affiliates as service rendered to Holdings for purposes of (i) eligibility and (ii) solely with respect to severance plans, vacation policies and qualified and non-qualified defined contribution retirement plans, vesting, except to the extent that such treatment would result in the duplication of benefits with respect to the same period of service. From and after the Closing, Holdings and its Subsidiaries shall (i) cause any pre-existing conditions, limitations and eligibility waiting periods under any group health plans of Holdings or its Subsidiaries to be waived with respect to the Transferred Employees and their eligible dependents to the extent such condition would have been covered, or limitation or waiting period would not have applied, with respect to such Transferred Employee (or dependent) under the terms of the Splitco Employee Benefit Plan in which such Transferred Employee was a participant immediately prior to the Closing and (ii) give each Transferred Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing. Liberty and its Affiliates shall be exclusively responsible for complying with continued group health plan coverage under Section 601 et seq. of ERISA and Section 4980B of the Code (or any similar state Law) ("COBRA") with respect to employees of Liberty or any of its Affiliates who participated in group health plans sponsored and maintained by Liberty by reason of such employees' termination of employment with Liberty or any of its Affiliates on or prior to the Split-off Effective Time, and Holdings and its Subsidiaries shall not have any obligation or liability to provide rights under COBRA on account of any such termination of employment. Notwithstanding the foregoing, with respect to the Transferred Employees employed by the non-RSN Splitco Business, and in light of Holding's limited governance rights with respect to the non-RSN Splitco Business after the Merger Effective Time, the covenants set forth in this Section 6.16(b) shall not apply to such Transferred Employees unless the approval of Sony Pictures Cable Ventures I Inc. is obtained, and Holdings shall use its commercially reasonable efforts to seek such approval.

        (c)   Effective as of the Closing, Liberty, Splitco and their respective Affiliates shall cause each Transferred Employee who participates in Liberty's 401(k) Savings Plan to be fully vested in his or her accrued benefit under such 401(k) plan immediately prior to the Closing.

        (d)   Neither Liberty, Splitco nor any of their respective Subsidiaries shall accelerate vesting of any compensation, benefits, equity awards or equity-based compensation, excluding any vesting that occurs automatically solely by reason of the Split-Off under the terms of the applicable arrangements in effect as of the date hereof.

        (e)   Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Splitco Employee Benefit Plan, or shall limit the right of Holdings, Splitco, the Transferred Subsidiaries or any of their Subsidiaries to amend, terminate or otherwise modify any Transferred Employee Benefit Plan following the Closing Date. In the event that (i) a party other than Liberty makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Splitco Employee Benefit Plan, and (ii) such provision is deemed to be an amendment to such Splitco Employee Benefit Plan even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect. Each of Liberty and Splitco acknowledges and agrees that all provisions contained in this Section 6.16 with respect to the Transferred Employees are included for the sole benefit of Liberty and Splitco, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, any employees, former employees, any participant in any Splitco Employee Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Holdings, Splitco, the Transferred Subsidiaries or any of their respective Affiliates.

        SECTION 6.17 Sole Stockholder Approvals.    No later than ten (10) Business Days after the execution of this Agreement, Holdings shall deliver to Merger Sub One and Merger Sub Two written consents, as the sole stockholder of Merger Sub One and Merger Sub Two, in compliance with the DGCL, adopting this Agreement (as the terms and conditions hereof may be amended, modified or waived). No later than twenty (20) Business Days after the execution of this Agreement, a meeting of the sole stockholder of Splitco shall be held, in compliance with the DGCL, and at such meeting the sole stockholder shall adopt this Agreement and approve the Splitco Merger in accordance with the terms and conditions hereof (as such terms and conditions may be amended, modified or waived). The consents and approvals referred to in this Section 6.17 collectively, the "Sole Stockholder Approvals."

        SECTION 6.18 Intercompany Payables.    Except as provided in Section 6.2(b), all intercompany payables and loans owed to Liberty or its Subsidiaries (except for those Subsidiaries related to the Splitco Business), on the one hand, by an entity that is part of the Splitco Business, on the other hand, shall, prior to or at the Split-Off Effective Time, be canceled or extinguished without payment therefor being made.

        SECTION 6.19 Indemnification Claims.    After the date hereof and prior to the earlier of (x) the Merger Effective Time, (y) the expiration of the applicable indemnification period under the Share Exchange Agreement and (z) the termination of this Agreement in accordance with Article IX, Liberty, Splitco and DIRECTV shall, and shall cause their respective Subsidiaries to, cooperate with one another and use their reasonable best efforts to determine whether any claims for indemnification exist pursuant to the Share Exchange Agreement. To the extent any such claims exist, Liberty and Splitco shall submit such claims to News prior to the expiration of the indemnification period in accordance with the terms of the Share Exchange Agreement.

        SECTION 6.20 Greenlady Debt.

        (a)   Prior to the Split-Off Effective Time, Greenlady II, LLC, a Delaware limited liability company ("Greenlady II"), may pay scheduled maturities under the Greenlady Debt in accordance with its terms, together with amounts that become due thereunder by virtue of the exercise by Bank of America, N.A. ("Bank of America") of its partial unwind right in the associated equity collars following the occurrence of an "Insider Acquisition Event" or other "Adjustment Event" (as such terms are defined in the equity collars) caused by actions of DIRECTV (collectively, "Permitted Payments") (such Permitted Payments prior to the Split-Off Effective Time, if and when made, the "Pre-Split-Off Greenlady Debt Repayments"). In accordance with the Restructuring, Greenlady has entered into on the date hereof a credit facility with Liberty attached as Exhibit E hereto (the "Liberty Revolving Credit Facility"), pursuant to which Liberty shall fund the Pre-Split-Off Greenlady Debt Repayments on or prior to the Split-Off Effective Time. DIRECTV has entered into on the date hereof a secured credit facility attached as Exhibit F hereto (the "DIRECTV Credit Facility") with Greenlady, pursuant to which (and subject to the conditions therein) DIRECTV shall advance funds sufficient to enable Greenlady to repay the Liberty Revolving Credit Facility (up to a maximum of $300,000,000) immediately following the Split-Off Effective Time; provided that prior thereto DIRECTV may require, in its sole discretion, that Liberty provide evidence confirming receipt of the Greenlady Debt Repayments by Bank of America and a written certification from its chief financial officer certifying that the funds used for each Greenlady Debt Repayment were not attributable to, or generated by, the Splitco Business. The DIRECTV Credit Facility shall provide for Greenlady to borrow amounts aggregating (together with prior advances) up to $650,000,000 after the Split-Off Effective Time (subject to the conditions therein) to enable Greenlady to make additional Permitted Payments prior to the Merger Effective Time. The DIRECTV Credit Facility and the Liberty Revolving Credit Facility shall be repaid and be subject to such terms and conditions as are provided therein.

        (b)   Prior to the Closing, Liberty and Splitco shall use their reasonable best efforts to assist DIRECTV, and to provide DIRECTV all cooperation reasonably requested by it, to cause Bank of America to amend the debt issued pursuant to that certain Credit Agreement, dated as of April 9, 2008, by and between Greenlady II, LLC and Bank of America, and the equity collars associated therewith (the "Greenlady Debt") in a manner reasonably satisfactory to DIRECTV, including a release of any and all Liens held by Bank of America on the Greenlady II DIRECTV Shares (the "Greenlady Debt Restructuring"). Nothing contained in this Section 6.20(b) shall require Liberty, Splitco or any of their respective Subsidiaries to pay any fee or incur any other Liability in connection with the Greenlady Debt Restructuring. If the parties are unable to effect the Greenlady Debt Restructuring by the time all other conditions set forth in Article VII are satisfied (other than those which by their terms can only be satisfied at the Closing), then at the Closing DIRECTV shall repay the Greenlady Debt in full, without any cost or liability to Liberty, Splitco or any of their respective Subsidiaries. Except as contemplated by this Section 6.20(b), Liberty and Splitco shall not, and shall cause their respective Subsidiaries not to, amend, terminate, modify or abandon any agreement, document or arrangement relating to the Greenlady Debt without the prior written consent of DIRECTV. DIRECTV acknowledges that Liberty intends to seek to terminate the guaranty of Liberty with respect to the equity collars associated with the Greenlady Debt not later than the Split-Off Effective Time and that a guarantee of Splitco may be substituted therefore.

        SECTION 6.21 Splitco Cash Amount.    Liberty shall cause Splitco to possess, directly or indirectly, at the Split-Off Effective Time an amount of cash or cash equivalents equal to at least the Splitco Cash Amount; provided that under no circumstances shall the Splitco Cash Amount be held by a RSN Subsidiary, GSN or FUN Technologies or any of their Subsidiaries.

        SECTION 6.22 No Acquisition of a Liberty Entertainment Interest by DIRECTV.    From and after the date hereof and prior to the earlier of the Merger Effective Time and the termination of this Agreement, DIRECTV will not acquire, directly or indirectly, any Liberty Entertainment Interest.

        SECTION 6.23 No Acquisition of a Splitco Interest by DIRECTV.    From and after the date hereof and prior to the earlier of the Merger Effective Time and the termination of this Agreement, DIRECTV will not acquire, directly or indirectly, any Splitco Interest.

        SECTION 6.24 Parent Undertaking; Effects of Split-Off.

        (a)   Liberty agrees that during the period from the date hereof to the Split-Off Effective Time (the "Pre-Split-Off Period"), it will (i) cause Splitco and its Subsidiaries to perform in all material respects their respective obligations under this Agreement in accordance with the terms hereof and (ii) be responsible for any Liability arising out of a breach of any representation or warranty made by Splitco in this Agreement and for the failure of Splitco to perform any of its covenants, agreements or obligations hereunder in accordance with the terms hereof.

        (b)   Effective as of the Split-Off Effective Time, Liberty hereby transfers, assigns and conveys to Splitco all of Liberty's rights and benefits under this Agreement (other than Liberty's (and its officers' and directors') rights under Sections 6.6(f), 6.9, 6.10, 6.12, 6.13, 6.20, 6.22, 6.23, 6.24, 6.25 and 9.2 (such rights, collectively, the "Retained Rights"), provided that nothing herein shall affect any of Splitco's or DIRECTV's rights (other than against Liberty) under such sections) (such assigned rights and benefits, collectively, the "Assigned Rights"). Effective as of the Split-Off Effective Time, Splitco accepts the Assigned Rights and assumes and agrees to be bound by all of Liberty's liabilities and obligations under this Agreement (the "Assigned Obligations"), and to perform the Assigned Obligations in accordance with this Agreement; provided that, such assumption of liabilities and obligations is subject to Section 6.24(c).

        (c)   Effective as of the Split-Off Effective Time, (x) DIRECTV, Splitco, Holdings, Merger Sub One and Merger Sub Two hereby release Liberty from any obligations and liabilities relating to (i) any breach by Liberty or Splitco of any representation or warranty made by either of them hereunder or the failure of Liberty or Splitco to perform any covenant, agreement or obligation to be performed by Liberty or Splitco hereunder, (ii) Liberty's obligation pursuant to this Agreement to cause Splitco to perform its covenants, agreements or obligations hereunder and (iii) Splitco's performance after the Split-Off Effective Time of the Assigned Rights and Assigned Obligations (for the avoidance of doubt, the foregoing does not constitute a release in favor of Splitco with respect to any of the obligations of Splitco hereunder) and (y) Liberty hereby releases each of DIRECTV, Splitco, Holdings, Merger Sub One and Merger Sub Two from any obligations and liabilities relating to any breach by it of any representation or warranty made by it hereunder or its failure to perform in all material respects any covenant, agreement or obligation to be performed by it hereunder (other than any obligation of DIRECTV with respect to a Retained Right). In furtherance of and not in limitation of the foregoing, the parties agree that from and after the Split-Off Effective Time, DIRECTV, Holdings, Merger Sub One and Merger Sub Two will look solely to Splitco with respect to the performance of Splitco's and Liberty's covenants, agreements or obligations hereunder and with respect to any liability of Splitco or Liberty hereunder, whether such obligation or liability arises before or after the Split-Off Effective Time. Notwithstanding anything to the contrary contained herein, the foregoing releases shall not affect the obligations of Liberty and the rights of DIRECTV under Sections 3.14, 6.6 (but only as to clauses (c), (d), (e), (f)(i), (f)(iv), (g) and (h) thereof), 6.9, 6.11, 6.12, 6.13, 6.18, 6.19, 6.20(b), 6.21, 6.26, 6.27, 7.2(b) (but only insofar as such section relates to DIRECTV's obligation to effect the DIRECTV Merger) or 9.2 and the obligations of DIRECTV and the rights of Liberty under Sections 5.16, 6.6 (but only as to clauses (c), (d), (e), (f)(ii), (f)(iii), (f)(iv) and (g) thereof), 6.9, 6.10, 6.12, 6.13, 6.15(b), 6.20, 6.21, 6.22, 6.23, 6.24, 6.25 or 9.2.

        SECTION 6.25 Holdings Joinder.    Effective as of the Merger Effective Time, Holdings will become a party to, and become jointly and severally liable with Splitco under, the Reorganization Agreement and the Tax Sharing Agreement pursuant to a joinder agreement, in the form attached as Exhibit G hereto (the "Joinder Agreement").

        SECTION 6.26 No Acquisition of a DIRECTV Interest by Liberty.    From and after the date hereof and prior to the earlier of the Merger Effective Time and the termination of this Agreement, Liberty will not (i) acquire, directly or indirectly, any additional shares of DIRECTV Common Stock or any other rights to purchase or receive additional shares of DIRECTV Common Stock or (ii) enter into or acquire, directly or indirectly, any derivative contract with respect to any shares of DIRECTV Common Stock or enter into any other hedging or other similar transaction that has the effect of providing Liberty, directly or indirectly, with the economic benefits, voting rights or risks of ownership of any shares of DIRECTV Common Stock (other than in each case any acquisition from or contract entered into with DIRECTV or any of its Subsidiaries).

        SECTION 6.27 No Acquisition of a Splitco Interest by Liberty.    From and after the Split-Off Effective Time and prior to the earlier of the Merger Effective Time and the termination of this Agreement, Liberty will not acquire, directly or indirectly, any Splitco Interest.

ARTICLE VII
Conditions Precedent

        SECTION 7.1 Conditions to Each Party's Obligation to Effect the Mergers.    The respective obligations of each party hereto to effect the Splitco Merger and the DIRECTV Merger, as applicable, is subject to the satisfaction on or prior to the Closing Date of the following conditions:

        (a)   Liberty Stockholder Approval.    The Liberty Stockholder Approval shall have been obtained in accordance with applicable Law and the Liberty Charter Documents;

        (b)   Restructuring and Split-Off.    The Restructuring and the Split-Off shall have been completed in accordance with paragraph (f)(i) of Article IV, Section A.2 of the certificate of incorporation of Liberty, the Reorganization Agreement and applicable Law;

        (c)   DIRECTV Stockholder Approval.    The DIRECTV Stockholder Approval shall have been obtained in accordance with applicable Law and the DIRECTV Charter Documents;

        (d)   Regulatory Approvals.    (i) The waiting period, if any (and any extension thereof), applicable to the Mergers under the HSR Act shall have been terminated or shall have expired, and (ii) except as would not, individually or in the aggregate, reasonably be expected to result in a Splitco Material Adverse Effect or a DIRECTV Material Adverse Effect, (A) all other authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Authority (other than the FCC) shall have been filed, have occurred or been obtained (all such authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, including under the HSR Act, being referred to as the "Requisite Regulatory Approvals"), and (B) all such Requisite Regulatory Approvals referred to in clause (A) shall be in full force and effect;

        (e)   FCC Approvals.    The Requisite FCC Approvals shall have been obtained;

        (f)    No Injunctions or Restraints.    No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of any of the Transactions or making the consummation of any of the Transactions illegal;

        (g)   Splitco Form S-4 and Holdings Form S-4.    The Splitco Form S-4 and the Holdings Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of either the Splitco Form S-4 or the Holdings Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

        (h)   Stock Listing.    The shares of Holdings Class A Common Stock deliverable to certain stockholders of Splitco and DIRECTV as contemplated by this Agreement shall have been approved for listing on NASDAQ or the New York Stock Exchange, subject to official notice of issuance.

        SECTION 7.2 Conditions to Obligations of DIRECTV.    The obligations of DIRECTV to effect the DIRECTV Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)   Representations and Warranties.    Except as set forth in the following sentence, the representations and warranties set forth in Articles III and IV shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Splitco Material Adverse Effect. The representations and warranties set forth in Sections 3.2, 3.6, 3.7 and 4.2 shall be true and correct in all respects (other than clause (x) of the fourth sentence of Section 3.2 and clause (x) of the fifth sentence of Section 4.2, each of which shall be true and correct in all material respects) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). DIRECTV shall have received a certificate signed on behalf of Splitco by an authorized officer, dated as of the Closing Date, to such effect;

        (b)   Performance of Obligations of Liberty.    Liberty shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and DIRECTV shall have received a certificate signed on behalf of Splitco by an authorized officer to such effect;

        (c)   Performance of Obligations of Splitco.    Splitco shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and DIRECTV shall have received a certificate signed on behalf of Splitco by an authorized officer to such effect;

        (d)   No Litigation, Etc.    There shall not be any action, proceeding or litigation instituted, commenced or pending by any Governmental Authority that is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on the ability of Holdings effectively to exercise full rights of ownership of all shares of the DIRECTV Surviving Corporation and the Splitco Surviving Corporation, (ii) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Holdings' ownership or operation of all or any material portion of the businesses and assets of DIRECTV and its Subsidiaries, taken as a whole, or, as a result of the Transactions, of Splitco and its Subsidiaries, taken as a whole, (iii) as a result of the Transactions, compel Holdings to dispose of any shares of the DIRECTV Surviving Corporation or the Splitco Surviving Corporation or to dispose of or hold separate any material portion of the businesses or assets of DIRECTV and its Subsidiaries, taken as a whole, or, as a result of the Transactions, of Splitco and its Subsidiaries, taken as a whole, or (iv) impose damages on Holdings, Splitco or DIRECTV or any of their respective Subsidiaries as a result of the Transactions in amounts that are material in relation to Holdings or the Transactions;

        (e)   No Restraint.    No Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 7.2(d) shall be in effect;

        (f)    Resignations.

            (i)  DIRECTV shall have received written resignation letters, effective as of the Merger Effective Time, from any Representative of Liberty who holds a position as a director or officer of Splitco or any Subsidiary of Splitco;

           (ii)  Representatives of DIRECTV shall be appointed to the management committee (or comparable governing body) of the Game Show Network, LLC ("GSN") as of the Merger Effective Time to fill the vacancies created by the resignation of the Representatives of Liberty;

        (g)   Malone Certificate.    DIRECTV shall have received a certificate signed by Dr. Malone in the form attached hereto as Exhibit H (the "Malone Certificate").

        (h)   Transaction Agreements.

          (i)    Each of the parties (other than DIRECTV and its Subsidiaries) to the Transaction Agreements (other than the Liberty Credit Facility) and the Letter Agreement shall have performed in all material respects all obligations required to be performed by such party under such Transaction Agreement at or prior to the Closing Date;

           (ii)  Each of the Transaction Agreements and the Letter Agreement shall be valid, binding and in full force and effect and shall not have been repudiated by any party thereto (provided that the right to assert this condition shall not be available to any party if the failure of such condition to be satisfied was due to any wrongful action or omission by such party); and

        (i)    Tax Matters.

            (i)  (A) DIRECTV shall have received an opinion of its counsel, Weil, Gotshal & Manges LLP, in form and substance reasonably satisfactory to DIRECTV, dated the Closing Date, or Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner), in form and substance reasonably satisfactory to DIRECTV, to the effect that the DIRECTV Merger, taken together with the Splitco Merger and the Malone Contribution, will be treated, for United States federal income tax purposes, as exchanges described in Section 351 of the Code. In rendering any such opinion, such counsel shall be entitled to rely upon the Malone Certificate and customary assumptions and certificates of officers of Splitco, Holdings and DIRECTV delivered to such counsel in connection with such opinions. (B) Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) with respect to the matters described in Section 7.2(i)(i) of the Liberty Disclosure Schedule.

           (ii)  (w) Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) and Liberty and Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Redemption Date (which opinion, such firm shall have confirmed in writing on the Closing Date, if the Redemption Date is not the same date as the Closing Date, shall not have been withdrawn, invalidated or modified in an adverse manner), in each case, in form and substance reasonably acceptable to DIRECTV, substantially to the effect that the Contribution and the Split-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code; no gain or loss will be recognized by Liberty upon the distribution of Splitco Common Stock; no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Entertainment Common Stock upon the exchange of shares of Liberty Entertainment Common Stock for shares of Splitco Common Stock (except with respect to cash received in lieu of fractional shares); and, in the case of the IRS private letter ruling, such other rulings as set forth in Section 7.2(i)(ii) of the Liberty Disclosure Schedule; (x) Liberty or Splitco shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) or Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date, in each case, in form and substance reasonably acceptable to DIRECTV, substantially to the effect that the Splitco Merger and the Malone Contribution, taken together, will qualify as a reorganization under Section 368 of the Code or that the Splitco Merger and the Malone Contribution, taken together with the DIRECTV Merger, will be treated as exchanges described in Section 351 of the Code, (y) Liberty and Splitco shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to DIRECTV, dated the Redemption Date (which opinion, such firm shall have confirmed in writing on the Closing Date, if the Redemption Date is not the same date as the Closing Date, shall not have been withdrawn, invalidated or modified in an adverse manner), to the effect that the Split-Off will not affect the tax-free treatment under Sections 355 and/or 368(a)(1)(D) of the Code of, and will not cause Section 355(e) of the Code to apply to, (I) the exchange of stock of News for stock of Greenlady that was effected between News and Subsidiaries of Liberty on February 27, 2008 (the "News Exchange") or (II) any of the internal distributions of the stock of Greenlady that were effected by Subsidiaries of News in connection with the News Exchange and (z) if the Redemption Date is not the same date as the Closing Date, Liberty and Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to DIRECTV, dated the Closing Date, substantially to the effect that the Splitco Merger, the Malone Contribution and the DIRECTV Merger, taken together, will not cause Section 355(e) of the Code to apply to the Split-Off. In rendering any such opinions, such counsel shall be entitled to rely upon customary assumptions and certificates of officers of Liberty, Splitco, Holdings and DIRECTV delivered to such counsel in connection with such opinions.

          (iii)  The representations and warranties provided to and the assumptions made by Skadden, Arps, Slate, Meagher & Flom LLP in connection with the tax opinions described in clause (w) and (y) of Section 7.2(i)(ii), and the representations and warranties provided to the IRS in connection with the private letter ruling described in clause (w) of Section 7.2(i)(ii), shall be true and correct in all material respects at and as of the Split-Off Effective Time, except to the extent expressly made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date.

        (j)    Malone Contribution.    The Malone Contribution shall have occurred in accordance with the terms of the Malone Agreement.

        SECTION 7.3 Conditions to Obligation of Liberty and Splitco.    The obligation of Liberty and Splitco to effect the Splitco Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)   Representations and Warranties.    Except as set forth in the following sentence, the representations and warranties set forth in Article V shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a DIRECTV Material Adverse Effect. The representations and warranties set forth in Sections 5.2 and

5.6 shall be true and correct in all respects (other than clause (x) of the fourth sentence of Section 5.2, which shall be true and correct in all material respects) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Liberty shall have received a certificate signed on behalf of DIRECTV by an authorized officer, dated as of the Closing Date, to such effect;

        (b)   Performance of Obligations of DIRECTV and Holdings.    DIRECTV and Holdings each shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and each of Liberty and Splitco shall have received a certificate signed on behalf of DIRECTV by an authorized officer of DIRECTV to such effect;

        (c)   No Litigation, Etc.    There shall not be any action, proceeding or litigation instituted, commenced or pending by any Governmental Authority that is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Liberty's ownership or operation of any portion of any of the businesses or assets of Liberty or its Subsidiaries (excluding the Splitco Business), (ii) as a result of the Transactions, compel Liberty to dispose of or hold separate any portion of any of the businesses or assets of Liberty or its Subsidiaries (excluding the Splitco Business), or (iii) impose damages on Liberty or any of its Subsidiaries (excluding the Splitco Business) as a result of the Transactions;

        (d)   No Restraint.    No Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 7.3(c) shall be in effect;

        (e)   Joinder Agreement.    The Joinder Agreement shall be valid, binding and in full force and effect and shall not have been repudiated by any party thereto (provided that the right to assert this condition shall not be available to any party if the failure of such condition to be satisfied was due to any wrongful action or omission by such party);

        (f)    Tax Matters.    (i) Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) and Liberty and Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Redemption Date, (which opinion, such firm shall have confirmed in writing on the Closing Date, if the Redemption Date is not the same as the Closing Date, shall not have been withdrawn, invalidated or modified in an adverse manner) in each case, in form and substance reasonably acceptable to Liberty and Splitco, substantially to the effect that the Contribution and the Split-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code; no gain or loss will be recognized by Liberty upon the distribution of Splitco Common Stock; no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Entertainment Common Stock upon the exchange of shares of Liberty Entertainment Common Stock for shares of Splitco Common Stock (except with respect to cash received in lieu of fractional shares); and, in the case of the IRS private letter ruling, such other rulings as set forth in Section 7.2(i)(ii) of the Liberty Disclosure Schedule; (ii) Liberty or Splitco shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner), or Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date, in each case, in form and substance reasonably acceptable to Liberty and Splitco, substantially to the effect that the Splitco Merger and the Malone Contribution, taken together, will qualify as a reorganization under Section 368 of the Code and that the Splitco Merger and the Malone Contribution, taken together with the DIRECTV Merger, will be treated as exchanges described in Section 351 of the Code, (iii) Liberty and Splitco shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to Liberty and Splitco, dated the Redemption Date (which opinion, such firm shall have confirmed in writing on the Closing Date, if the Redemption Date is not the same date as the Closing Date, shall not have been withdrawn, invalidated or modified in an adverse manner), to the effect that the Split-Off will not affect the tax-free treatment under

Sections 355 and/or 368(a)(1)(D) of the Code of, and will not cause Section 355(e) of the Code to apply to, (I) the News Exchange or (II) any of the internal distributions of the stock of Greenlady that were effected by Subsidiaries of News in connection with the News Exchange and (iv) if the Redemption Date is not the same date as the Closing Date, Liberty and Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to Liberty and Splitco, dated the Closing Date, substantially to the effect that the Splitco Merger, the Malone Contribution and the DIRECTV Merger, taken together, will not cause Section 355(e) of the Code to apply to the Split-Off. In rendering any such opinions, such counsel shall be entitled to rely upon customary assumptions and certificates of officers of Liberty, Splitco, Holdings and DIRECTV delivered to such counsel in connection with such opinions.

        SECTION 7.4 Frustration of Closing Conditions.    None of Liberty, Splitco, Holdings or DIRECTV may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Mergers and the other Transactions, as required by and subject to Section 6.6.

ARTICLE VIII
Survival

        SECTION 8.1 Survival.    The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Merger Effective Time or the termination of this Agreement (other than as provided in Section 9.2). The covenants and agreements herein that relate to actions to be taken at or after the Merger Effective Time shall survive the Merger Effective Time.

ARTICLE IX
Termination

        SECTION 9.1 Termination.    This Agreement may be terminated and the Transactions abandoned at any time prior to the Merger Effective Time:

        (a)   by the mutual written consent of Splitco, on the one hand, and DIRECTV, on the other hand, duly authorized by each of their respective Boards of Directors;

        (b)   by either Splitco, on the one hand, or DIRECTV, on the other hand:

            (i)  if the Transactions shall not have been consummated on or before the Walk-Away Date, provided that if, as of the Walk-Away Date, all conditions to this Agreement shall have been satisfied or waived (other than those that may only be satisfied by action taken at the Closing) other than the conditions set forth in Sections 7.1(d) and 7.1(e), then the Walk-Away Date shall be extended for an additional ninety (90) calendar days (the "Extended Walk-Away Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of either of the Mergers to occur on or before the Walk-Away Date or the Extended Walk-Away Date, if applicable, and such action or failure to act constitutes a breach of this Agreement or any of the other Transaction Agreements;

           (ii)  if any Restraint having the effect set forth in Section 7.1(f) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform or resulted from such party's failure to perform any of its obligations under this Agreement or any of the other Transaction Agreements;

          (iii)  if the Liberty Stockholder Approval shall not have been obtained at the Liberty Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

  provided, however, that the right of Splitco to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.1 or 6.4; or

          (iv)  if the DIRECTV Stockholder Approval shall not have been obtained at the DIRECTV Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of DIRECTV to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.1 or 6.5.

        (c)   by DIRECTV:

            (i)  if Liberty and/or Splitco shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties set forth in Articles III and IV shall fail to be true), which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.2(a), (b) or (c) and (B) is incapable of being cured by the Walk-Away Date, or is not cured, by Liberty or Splitco, as applicable, within thirty (30) calendar days following receipt of written notice from DIRECTV of such breach or failure;

           (ii)  if any Restraint having the effect of granting or implementing any relief referred to Section 7.2(d) shall be in effect and shall have become final and nonappealable; or

          (iii)  if a Liberty Adverse Recommendation Change shall have occurred.

        (d)   by Splitco:

            (i)  if DIRECTV or Holdings shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties set forth in Article V shall fail to be true), which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (B) is incapable of being cured by the Walk-Away Date, or is not cured, by DIRECTV or Holdings within thirty (30) calendar days following receipt of written notice from Splitco of such breach or failure;

           (ii)  if any Restraint having the effect of granting or implementing any relief referred to Section 7.3(c) shall be in effect and shall have become final and nonappealable;

          (iii)  if a DIRECTV Adverse Recommendation Change shall have occurred; or

          (iv)  at any time on or after July 31, 2009, if by such date (x) a private letter ruling from the IRS satisfying the condition to the obligation of DIRECTV to effect the DIRECTV Merger set forth in Section 7.2(i)(i)(B) has not been received by Liberty and (y) DIRECTV shall not have delivered to Liberty an officer's certificate in the form of Exhibit N hereto.

        SECTION 9.2 Effect of Termination.    In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made (a "Termination Notice"), and this Agreement shall forthwith become null and void (other than the first sentence of Section 3.6, the first sentence of Section 5.6, Section 6.6(f), the second to last sentence of Section 6.8, Sections 6.13, 6.24, 9.2 and 9.3, and Article X, all of which shall survive termination of this Agreement), and there shall be no liability on the part of DIRECTV, Liberty, Splitco, Holdings, Merger Sub One or Merger Sub Two or their respective directors, officers and Affiliates, except (i) DIRECTV or Splitco may have liability as provided in Section 9.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms or (ii) terminate as of the Merger Effective Time.

        SECTION 9.3 Termination Fee and Expenses.

        (a)   In the event that this Agreement is terminated by DIRECTV pursuant to Section 9.1(c)(iii), then Splitco shall pay to DIRECTV (i) a termination fee of $450,000,000 in cash (the "Termination Fee") and (ii) an expense reimbursement in cash for reasonable and documented out-of-pocket costs and expenses incurred in connection with the Transactions up to a maximum of $10,000,000 (the "Expense Reimbursement").

        (b)   In the event that (i) a Splitco Takeover Proposal shall have been made known to Liberty or shall have been made known to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Splitco Takeover Proposal, and (ii) this Agreement is terminated by DIRECTV, on the one hand, or Splitco, on the other hand, pursuant to Section 9.1(b)(iii), then Splitco shall pay to DIRECTV the Expense Reimbursement. In addition, if Liberty, Splitco or any of their respective Subsidiaries (A) enters into a Splitco Acquisition Agreement with respect to any Splitco Takeover Proposal within nine months of the date of the termination referenced in clause (ii) in the previous sentence and the transactions contemplated by such Splitco Acquisition Agreement are consummated or (B) consummates any Splitco Takeover Proposal within nine months of the date of termination referenced in clause (ii) in the previous sentence, then Splitco shall pay to DIRECTV the Termination Fee in accordance with Section 9.3(f).

        (c)   In the event that this Agreement is terminated by Splitco pursuant to Section 9.1(d)(iii) then DIRECTV shall pay to Splitco the Termination Fee and the Expense Reimbursement.

        (d)   In the event that (i) a DIRECTV Takeover Proposal shall have been made known to DIRECTV or shall have been made known to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a DIRECTV Takeover Proposal, and (ii) this Agreement is terminated by DIRECTV, on the one hand, or Splitco, on the other hand, pursuant to Section 9.1(b)(iv), then DIRECTV shall pay to Splitco the Expense Reimbursement; provided that DIRECTV shall not reimburse Splitco for any out-of-pocket costs or expenses related solely to the Split-Off. In addition, if DIRECTV or any of its Subsidiaries (A) enters into a DIRECTV Acquisition Agreement with respect to any DIRECTV Takeover Proposal within nine months of the date of the termination referenced in clause (ii) in the previous sentence and the transactions contemplated by such DIRECTV Acquisition Agreement are consummated or (B) consummates any DIRECTV Takeover Proposal within nine months of the date of termination referenced in clause (ii) in the previous sentence, then DIRECTV shall pay to Splitco the Termination Fee in accordance with Section 9.3(f).

        (e)   For purposes of Section 9.3(b) only, with respect to the definition of Splitco Takeover Proposal, all references to "10% or more" in the Splitco Takeover Proposal shall be deemed to be a reference to "50% or more." For purposes of Section 9.3(d) only, with respect to the definition of DIRECTV Takeover Proposal, all references to "10% or more" in the definition of DIRECTV Takeover Proposal shall be deemed to be a reference to "50% or more."

        (f)    Any payment required to be made in accordance with Section 9.3(a) or Section 9.3(c) shall be made concurrently with the termination of this Agreement by Liberty and Splitco, on the one hand, or DIRECTV, on the other hand. Any Expense Reimbursement required to be paid pursuant to Section 9.3(b) or Section 9.3(d) shall be made concurrently with the termination of this Agreement by Splitco, on the one hand, or DIRECTV, on the other hand. Any Termination Fee required to be paid pursuant to Section 9.3(b) shall be made promptly following the consummation of any Splitco Takeover Proposal (and in any event not later than two Business Days after delivery to Splitco by DIRECTV of notice of demand for payment following such consummation). Any Termination Fee required to be paid pursuant to Section 9.3(d) shall be made promptly following the consummation of any DIRECTV Takeover Proposal (and in any event not later than two Business Days after delivery to DIRECTV by Splitco of notice of demand for payment following such consummation).

        (g)   In the event that Liberty and Splitco, on the one hand, or DIRECTV, on the other hand, shall fail to pay the Termination Fee required pursuant to this Section 9.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, N.A. in New York City from time to time during such period, as such bank's prime lending rate plus 3%. In addition, if Liberty and Splitco, on the one hand, or DIRECTV, on the other hand, shall fail to pay such fee when due, the non-paying party shall also pay to the other party all of its costs and expenses (including attorneys' fees) in connection with efforts to collect such fee. Liberty, Splitco and DIRECTV acknowledge that the fee and the other provisions of this Section 9.3 are an integral part of the Transactions and that, without these agreements, DIRECTV, Liberty and Splitco would not enter into this Agreement.

ARTICLE X
Miscellaneous

        SECTION 10.1 Amendment or Supplement.    At any time prior to the Merger Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Liberty Stockholder Approval, the DIRECTV Stockholder Approval or the Splitco Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the holders of Liberty Entertainment Common Stock, the stockholders of DIRECTV or the stockholders of Splitco, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the holders of Liberty Entertainment Common Stock, the stockholders of DIRECTV or the stockholders of Splitco without such approval.

        SECTION 10.2 Extension of Time, Waiver, Etc.    At any time prior to the Merger Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by Liberty, Splitco, Holdings, Merger Sub One, Merger Sub Two or DIRECTV in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        SECTION 10.3 Assignment.    Except as provided in Section 6.24, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law (other than as a result of a merger or business combination involving Liberty, the primary purpose of which is not to avoid its obligations under this Agreement; provided, that such merger or business combination involving Liberty would not reasonably be expected to impede or delay, in any material respect, the consummation of the Transactions) or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

        SECTION 10.4 Counterparts.    This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 10.5 Entire Agreement; No Third-Party Beneficiaries.    This Agreement, each other Transaction Agreement, any agreement entered into at the Closing in accordance with the terms of any

Transaction Agreement, the Liberty Disclosure Schedule, the DIRECTV Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 6.10, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

        SECTION 10.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

        (a)   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Court of Chancery of the State of Delaware (the "Delaware Chancery Court"), or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.8 shall be deemed effective service of process on such party.

        (b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

        SECTION 10.7 Specific Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 10.6(a), without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

        SECTION 10.8 Notices.    All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to DIRECTV, Holdings, Merger Sub One or Merger Sub Two, or after the Merger Effective Time, Splitco, to:

    The DIRECTV Group, Inc.
    2230 East Imperial Highway
    El Segundo, CA 90245
    Attention: Larry D. Hunter, General Counsel
    Facsimile: (310) 964-0838

with a copy (which shall not constitute notice) to:

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, NY 10153
    Attention: Frederick S. Green
                      Michael E. Lubowitz
    Facsimile: (212) 310-8007

with a copy (which shall not constitute notice) to:

    Simpson Thacher & Bartlett LLP
    425 Lexington Avenue
    New York, NY 10017
    Attention: Richard I. Beattie
                      Marni J. Lerner
                      Kathryn King Sudol
    Facsimile: (212) 455-2502

If to Liberty, or, prior to the Merger Effective Time, Splitco, to:

    Liberty Media Corporation
    12300 Liberty Boulevard
    Englewood, CO 80112
    Attention: Charles Y. Tanabe, General Counsel
    Facsimile: (720) 875-5382

with a copy (which shall not constitute notice) to:

    Baker Botts L.L.P.
    30 Rockefeller Plaza
    New York, NY 10112
    Attention: Frederick McGrath
                      Jonathan Gordon
                      Renee L. Wilm
    Facsimile: (212) 408-2503

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

        SECTION 10.9 Severability.    If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 10.10 Definitions.

        (a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

        "Action" means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise, and, solely with respect to Dr. Malone, Dr. Malone's immediate family members and any trust, partnership, limited liability company or similar vehicle established and maintained primarily for the benefit of such persons or Dr. Malone. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of DIRECTV and its Subsidiaries shall be deemed to be Affiliates of any of Liberty or Splitco or any of their respective Subsidiaries and (ii) none of Liberty or Splitco or any of their respective Subsidiaries shall be deemed to be Affiliates of DIRECTV, Holdings or any of their respective Subsidiaries, in each case, for any periods prior to the Merger Effective Time. In addition, for purposes of this Agreement, (i) GSN and its Subsidiaries shall be deemed to be Affiliates of Liberty for all periods prior to the Split-Off Effective Time and Splitco for all periods prior to the Merger Effective Time, (ii) neither IAC/InteractiveCorp nor Expedia, Inc., nor any of their respective Affiliates, will be treated as Affiliates of Liberty or Splitco for any purpose, and (iii) none of Liberty and its Subsidiaries shall be deemed to be Affiliates of Splitco or any of its Subsidiaries following the Split-Off Effective Time.

        "Ancillary Agreements" has the meaning given to such term in the Share Exchange Agreement.

        "Beneficially Own," "Beneficial Owner" and "Beneficial Ownership" and words of similar import have the meanings assigned to such terms in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act, and a Person's Beneficial Ownership of securities shall be calculated in accordance with the provisions of such rules.

        "Business Day" means a day except a Saturday, a Sunday or other day on which the banks in New York City are authorized or required by Law to be closed.

        "CERCLIS" means the Comprehensive Environmental Response, Comprehension and Liability Information System.

        "Communications Act" means the Communications Act of 1934, as amended, and the rules, regulations and published orders of the FCC thereunder.

        "Contract" means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

        "Contribution" has the meaning given to such term in the Reorganization Agreement.

        "Customer Agreements" means all Contracts between any RSN Subsidiary and a customer of the RSN Splitco Business.

        "DIRECTV Adjusted RSU" has the meaning given to such term in Section 2.3 of the DIRECTV Disclosure Schedule.

        "DIRECTV Adjusted Stock Option" has the meaning given to such term in Section 2.3 of the DIRECTV Disclosure Schedule.

        "DIRECTV RSU" has the meaning given to such term in Section 2.3 of the DIRECTV Disclosure Schedule.

        "DIRECTV Stock Option" has the meaning given to such term in Section 2.3 of the DIRECTV Disclosure Schedule.

        "DIRECTV Stock Plans" means the DIRECTV Amended and Restated 2004 Stock Plan and the Hughes Electronics Corporation 2000 Retention Stock Option Grant Program.

        "Environmental Claim" means any claim, action, cause of action, investigation, request for information or notice (written or oral) by any Person or entity alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned or operated by such Person or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (c) any contractual liabilities.

        "Environmental Laws" means all Laws relating to pollution or the protection of human health and safety or the environment (including ambient air, surface water, groundwater, land surface, natural resources or subsurface strata), including all such Laws relating to Releases or threatened Releases of Hazardous Materials into the environment or work place, or otherwise relating to the environmental or worker health and safety aspects of manufacturing, processing, distribution, importation, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and its state equivalents, chemical inventories in all relevant jurisdictions, and all such Laws relating to the registration of products of the Transferred Business or Splitco under the Federal Insecticide, Fungicide and Rodenticide Act, the Food Drug and Cosmetic Act, the Toxic Substances Control Act, the European List of Notified Chemical Substances, the European Inventory of Existing Commercial Chemical Substances or similar Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Agent" means Computershare Trust Company, N.A.

        "Excluded Malone Shares" means any shares of Liberty Entertainment Common Stock held by, or Beneficially Owned by, Dr. Malone, Mrs. Leslie Malone, Tracy Malone, Evan D. Malone, The Tracy L. Neal Trust A, The Evan D. Malone Trust A, the John C. Malone Charitable Remainder Unitary Trust, 1997, the John C. Malone IRA Account and the Liberty 401(k) plan for the benefit of Dr. Malone.

        "FCC" means the Federal Communications Commission, including any bureau or division thereof acting on delegated authority.

        "FLSA" means the Fair Labor Standards Act of 1938, 29 U.S.C. § 201, as amended.

        "FUN Technologies" means FUN Technologies ULC, a Nova Scotia unlimited liability company formed under the laws of the province of Nova Scotia (formerly known as FUN Technologies Inc.).

        "GAAP" means generally accepted accounting principles in the United States.

        "Governmental Authority" means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

        "Greenlady" means Greenlady Corp., a Delaware corporation and wholly-owned indirect subsidiary of Liberty.

        "GSN Network" means the programming cable networks operated by GSN.

        "GSN Operating Agreement" means the Second Amended and Restated Operating Agreement for Game Show Network, LLC, dated as of April 9, 2009, by and among Sony Pictures Entertainment Inc., Sony Pictures Cable Ventures I Inc., LDIG, LLC, LDIG Gamenet, Inc. and Liberty Genius, Inc.

        "Hazardous Materials" means any substance which is listed, defined or regulated as a pollutant, contaminant, hazardous, dangerous or toxic substance, material or waste, or is otherwise classified as hazardous, dangerous or toxic in or pursuant to any Environmental Law, or which is or contains any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products) as regulated under any applicable Environmental Law.

        "Holdings Class A Common Stock" means the Class A Common Stock, par value $0.01 per share, of Holdings.

        "Holdings Class B Common Stock" means the Class B Common Stock, par value $0.01 per share, of Holdings.

        "Holdings Common Stock" means the Holdings Class A Common Stock and the Holdings Class B Common Stock.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Intellectual Property" means all United States and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing, and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof.

        "Knowledge" means (i) with respect to DIRECTV, the actual knowledge of any of the individuals set forth in Section 1.1(a) of the DIRECTV Disclosure Schedule after due inquiry, and (ii) with respect to Liberty, the actual knowledge of any of the individuals set forth in Section 1.1(b) of the Liberty Disclosure Schedule after due inquiry.

        "Laws" means all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.

        "LDIG Gamenet Restructuring" means the transactions contemplated by Step 8 of the Restructuring Plan attached as Schedule 1.1 to the Reorganization Agreement.

        "LEI Group" has the meaning given to such term in the Tax Sharing Agreement.

        "Letter Agreement" means the letter agreement, dated the date hereof, by and among Liberty, Splitco and Mr. Robert R. Bennett.

        "Liabilities" means any and all indebtedness, liabilities, guarantees, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including those arising under any Action, Law, order, judgment, injunction or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

        "Liberty Affiliated Group" means an affiliated group, which includes Splitco or any of its Subsidiaries (after giving effect to the Restructuring) during the relevant taxable period, the common parent of which is or was Liberty, Splitco or any of their respective Subsidiaries.

        "Liberty Combined Group" means an affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes, which includes Splitco or any of its Subsidiaries (after giving effect to the Restructuring) during the relevant taxable period, the common parent of which is or was Liberty, Splitco or any of their respective Subsidiaries.

        "Liberty Common Stock" means Liberty's Series A Liberty Capital common stock, par value $0.01 per share, Series B Liberty Capital common stock, par value $0.01 per share, Series A Liberty Interactive common stock, par value $0.01 per share, Series B Liberty Interactive common stock, par value $0.01 per share, and the Liberty Entertainment Common Stock.

        "Liberty DIRECTV Shares" shall, except as otherwise provided in the next sentence, mean the Liberty Owned DIRECTV Shares, as defined in Section 3.7(a). Notwithstanding the foregoing, in the event that, at or prior to the Closing, Bank of America shall not have approved the Greenlady Debt Restructuring, then, if instructed by DIRECTV in its sole discretion, the Liberty DIRECTV Shares shall not include the Greenlady II DIRECTV Shares.

        "Liberty Entertainment Common Stock" means the Series A Liberty Entertainment Common Stock and the Series B Liberty Entertainment Common Stock.

        "Liberty Entertainment Equity Awards" means, collectively, (i) all outstanding Liberty Entertainment Restricted Shares, Liberty Entertainment SARs and Liberty Entertainment Stock Options and (ii) all Liberty Entertainment Restricted Shares, Liberty Entertainment SARs and Liberty Entertainment Stock Options granted after the date hereof as permitted by Section 6.2(a)(i) of the Liberty Disclosure Schedule.

        "Liberty Entertainment Restricted Share" means an outstanding restricted share with respect to shares of Liberty Entertainment Common Stock granted under a Liberty Stock Plan.

        "Liberty Entertainment SAR" means an outstanding stock appreciation right with respect to shares of Liberty Entertainment Common Stock granted under a Liberty Stock Plan.

        "Liberty Entertainment Stock Option" means an outstanding option to purchase shares of Liberty Entertainment Common Stock granted under a Liberty Stock Plan.

        "Liberty Stock Plans" means the following plans approved by the Liberty Board of Directors: (i) the Liberty Media Corporation 2000 Incentive Plan (as amended), (ii) the Liberty Media Corporation 2007 Incentive Plan and (iii) the Liberty Media Corporation 2002 Nonemployee Director Incentive Plan.

        "Liens" means all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the "blue sky" Laws of the various States of the United States).

        "Losses" means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), whether in connection with a Third-Party Claim or an action or proceeding between the parties.

        "Malone Contribution Time" means the time of completion of the Malone Contribution.

        "Material Adverse Effect" means, with respect to any party, any material adverse effect on, or change, event, occurrence, development, condition or state of facts materially adverse to, (i) the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole, other than any effect, change, event, occurrence, development, condition or state of facts occurring after the date of this Agreement (x) relating to the United States economy in general or (y) relating to the industry in which such Person operates in general and (in each case under (x) and (y)) not specifically relating to (or disproportionately affecting) such Person, or (ii) such party's ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions; provided that for purposes of any determination as to the existence of a "Material Adverse Effect" with respect to Splitco, Splitco's assets shall be deemed to consist of (A) only the Splitco Business and shall exclude the Liberty Owned DIRECTV Shares and, (B) solely for purposes of Section 7.2(a), the Splitco Business and the Liberty Owned DIRECTV Shares. No effect, change, event, occurrence, development, condition or state of facts arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been, a Material Adverse Effect: (i) the announcement or performance of this Agreement and the Transactions, including, to the extent arising therefrom, any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Splitco Business or DIRECTV (in each case, other than in respect of Section 4.3(b) and Section 5.3(b)), (ii) acts of war or terrorism or natural disasters, (iii) changes in any Laws or regulations or applicable accounting regulations or principles or the interpretations thereof, (iv) the fact, in and of itself (and not the underlying causes thereof) that Splitco or any of its Subsidiaries or DIRECTV failed to meet any projections, forecasts, or revenue or earnings predictions for any period, or (v) any change, in and of itself (and not the underlying causes thereof) in the stock price of the Liberty Entertainment Common Stock or DIRECTV Common Stock. Notwithstanding the foregoing, clause (ii) of the first sentence of this definition shall not diminish the effect of and shall be disregarded for purposes of the conditions contained in Article VII.

        "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

        "Non-RSN Splitco Business" means the business conducted by FUN Technologies and GSN immediately prior to the date hereof.

        "Permitted Liens" means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising in the ordinary course of business which are not yet due and payable or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, and (iii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property by a party or any of its Subsidiaries.

        "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

        "Redemption Date" has the meaning given to such term in the Reorganization Agreement.

        "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

        "Representatives" means, as to any Person, that Person's directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents controlled affiliates, controlling persons and other representatives. As to Liberty and Splitco, "Representative" specifically excludes DIRECTV and its Representatives and, as to DIRECTV, "Representative" specifically excludes Liberty, Splitco and their respective Representatives, it being understood that the members of the DIRECTV Board of Directors who are directors or officers of Liberty or Splitco shall be considered Representatives of Liberty or Splitco (as applicable) and not of DIRECTV, for purposes of this Agreement.

        "Restructuring" has the meaning given to such term in the Reorganization Agreement.

        "Restructuring Agreements" has the meaning given to such term in the Reorganization Agreement.

        "RSN Splitco Business" means the business conducted by the RSN Subsidiaries immediately prior to the date hereof.

        "RSN Subsidiary" means each of Fox Sports Net Northwest, LLC, Fox Sports Net Rocky Mountain, LLC and Fox Sports Net Pittsburgh, LLC.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Series A Liberty Entertainment Common Stock" means the Series A Liberty Entertainment common stock, par value $0.01 per share.

        "Series B Liberty Entertainment Common Stock" means the Series B Liberty Entertainment common stock, par value $0.01 per share.

        "Series C Liberty Entertainment Common Stock" means the Series C Liberty Entertainment common stock, par value $0.01 per share.

        "Series A Splitco Common Stock" means the Series A Common Stock, par value $0.01 per share, of Splitco.

        "Series B Splitco Common Stock" means the Series B Common Stock, par value $0.01 per share, of Splitco.

        "Series C Splitco Common Stock" means the Series C Common Stock, par value $0.01 per share, of Splitco.

        "Services Agreement" means the Services Agreement by and between Liberty and Splitco, in the form of agreement attached as Exhibit I hereto.

        "Special Committee" means the committee of the Board of Directors of DIRECTV comprised of independent directors (as determined in accordance with the rules of NASDAQ) formed for the purpose of reviewing the Transactions.

        "Special Option Grant" means the option to purchase 500,000 shares of Series A Liberty Entertainment Common Stock to be granted to Mr. Robert R. Bennett pursuant to the Letter Agreement.

        "Splitco 2009 Incentive Plan" means the Liberty Entertainment, Inc. 2009 Incentive Plan, in the form of Exhibit J hereto.

        "Splitco Adjusted Equity Awards" means the Splitco Adjusted Options, Splitco Adjusted SARs and Splitco Adjusted Restricted Shares.

        "Splitco Adjusted Option" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco Adjusted Restricted Share" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco Adjusted SAR" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco Assets" means the assets of Splitco and its Subsidiaries after giving effect to the Restructuring and the Split-Off.

        "Splitco Business" means the business conducted by the RSN Subsidiaries, FUN Technologies and GSN immediately prior to the date hereof, including any subsequent changes thereto as are permitted by this Agreement.

        "Splitco Cash Amount" has the meaning given to such term in Section 1.1(c) of the DIRECTV Disclosure Schedule.

        "Splitco Common Stock" means the Series A Splitco Common Stock, the Series B Splitco Common Stock and the Series C Splitco Common Stock.

        "Splitco Director Plan" means the Liberty Entertainment, Inc. 2009 Nonemployee Director Plan, in the form of Exhibit K.

        "Splitco Equity Awards" means the Splitco Stock Options, Splitco SARs and Splitco Restricted Shares.

        "Splitco Exchange Ratio" means the quotient (rounded to the nearest five decimal places) obtained by dividing (i) 518,325,335 by (ii) an amount equal to:

        (a)   the aggregate number of shares of Splitco Common Stock issued and outstanding immediately prior to the Merger Effective Time, plus

        (b)   the product obtained by multiplying (x) the aggregate number of shares of Liberty Entertainment Common Stock underlying all Liberty Entertainment Stock Options (other than the Special Option Grant and each Subsequent Option Grant) and Liberty Entertainment SARs, in each case, that were awarded on or after March 1, 2009 and prior to the Split-Off Effective Time (which number of shares shall not be reduced solely for purposes of this clause (b) in the event that any of such Liberty Entertainment Stock Options have been exercised prior to the Merger Effective Time, but shall be reduced by the number of shares underlying such Liberty Entertainment Stock Options and Liberty Entertainment SARs that have been cancelled or forfeited as of the Merger Effective Time) by (y) 0.90, plus

        (c)   the aggregate number of shares of Splitco Common Stock underlying all Splitco Stock Options and Splitco SARs that were awarded after the Split-Off Effective Time and prior to the Merger Effective Time (but not in connection with any adjustment to any Liberty Entertainment Equity Award resulting from the Split-Off) (which number of shares shall not be reduced solely for purposes of this clause (c) in the event that any of such Splitco Stock Options have been exercised prior to the Merger Effective Time, but shall be reduced by the number of shares underlying such Splitco Stock Options and Splitco SARs that have been cancelled or forfeited as of the Merger Effective Time), minus

        (d)   the product obtained by multiplying (x) the aggregate number of shares of Liberty Entertainment Common Stock issued on or after March 1, 2009 and prior to the Split-Off Effective Time pursuant to the exercise or settlement of any Liberty Entertainment Stock Option or Liberty Entertainment SAR by (y) 0.90, minus

        (e)   the aggregate number of shares of Splitco Common Stock issued after the Split-Off Effective Time and prior to the Merger Effective Time pursuant to the exercise or settlement of any Splitco Stock Option or Splitco SAR.

Each of the foregoing calculations shall be subject to the adjustment provision set forth in Section 2.1(d).

        "Splitco Restricted Share" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco RSN Network" means each of the regional sports programming cable networks operated by the RSN Subsidiaries.

        "Splitco SAR" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco Stock Option" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco Stock Plans" means the Splitco 2009 Incentive Plan, the Splitco Director Plan and the Splitco Transitional Plan.

        "Splitco Transitional Plan" means the Liberty Entertainment, Inc. Transitional Stock Adjustment Plan, in the form of Exhibit L hereto.

        "Split-Off Effective Time" means the time on the Redemption Date at which the Split-Off is completed.

        "Subsequent Option Grant" means each grant, if any, of options to purchase shares of Series A Liberty Entertainment Common Stock made to Mr. Bennett beginning on November 1, 2009 pursuant to the Letter Agreement.

        "Subsidiary" when used with respect to any Person, means (i)(A) a corporation of which a majority in voting power of its share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar Encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar Encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of more than 50% of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of DIRECTV and its Subsidiaries shall be deemed to be Subsidiaries of any of Liberty, Splitco or Holdings or any of their respective Subsidiaries, and (ii) none of Liberty or Splitco or any of their respective Subsidiaries shall be deemed to be Subsidiaries of DIRECTV or any of its Subsidiaries, in each case, for any periods prior to the Merger Effective Time. In addition, for purposes of this Agreement, (i) neither IAC/InteractiveCorp nor Expedia, Inc., nor any of their respective Subsidiaries, will be treated as Subsidiaries of Liberty, Splitco or Holdings for any purpose, and (ii) GSN and its Subsidiaries shall be deemed to be Subsidiaries of Splitco for all purposes.

        "Tax" or "Taxes" means any and all taxes, charges, fees, levies, customs, duties, tariffs, or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, charges, fees, levies, customs, duties, tariffs or other assessments imposed by the IRS or any Taxing Authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest thereon, fines, penalties, additions to tax, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, customs, duties, tariffs, or other assessments.

        "Taxing Authority" means any Governmental Authority imposing or responsible for the collection or administration of any Taxes.

        "Tax Returns" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for refund or declaration of estimated Tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

        "Tax Sharing Agreement" means the Tax Sharing Agreement by and between Liberty and Splitco, in the form attached as Exhibit M hereto.

        "Transaction Agreements" means, collectively, this Agreement, the Reorganization Agreement, the Tax Sharing Agreement, the Liberty Revolving Credit Facility, the DIRECTV Credit Facility, the Services Agreement, the Malone Agreement and the Liberty Agreement, including all exhibits or annexes attached hereto or thereto.

        "Transactions" means, collectively, the transactions contemplated by the Transaction Agreements, including the Mergers, the Restructuring and the Split-Off.

        "Walk-Away Date" means twelve months from the date hereof.

        "WARN Act" means the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local Law of any jurisdiction in the United States of America.

        The following terms are defined on the page of this Agreement set forth after such term below:

Agreement	A-1
Alternative Board	A-4
Antitrust Laws	A-50
Assigned Obligations	A-62
Assigned Rights	A-62
Audited Financial Statements	A-19
Bank of America	A-61
Bankruptcy and Equity Exception	A-12
Certificates	A-7
Class Approval	A-13
Closing	A-2
Closing Date	A-2
COBRA	A-59
Code	A-2
Confidentiality Agreement	A-54
Controlled Group Liability	A-22
Current Board	A-4
Delaware Chancery Court	A-72
DGCL	A-2
DIRECTV	A-1
DIRECTV Acquisition Agreement	A-53
DIRECTV Adverse Recommendation Change	A-49
DIRECTV Adverse Recommendation Notice	A-49
DIRECTV Affiliated Group	A-35
DIRECTV Board Recommendation	A-38
DIRECTV Bylaws	A-3
DIRECTV Certificate of Merger	A-3
DIRECTV Certificates	A-7
DIRECTV Charter	A-3
DIRECTV Charter Documents	A-29
DIRECTV Class B Common Stock	A-30
DIRECTV Combined Group	A-35
DIRECTV Common Stock	A-4
DIRECTV Credit Facility	A-65
DIRECTV Disclosure Schedule	A-29
DIRECTV Effective Time	A-3
DIRECTV Engagement Letter	A-34
DIRECTV Equity Awards	A-10
DIRECTV Excess Stock	A-30
DIRECTV Exchange Ratio	A-5
DIRECTV Fairness Opinion	A-35
DIRECTV FCC Approvals	A-32
DIRECTV Material Adverse Effect	A-29
DIRECTV Merger	A-2
DIRECTV Merger Consideration	A-5
DIRECTV Preferred Stock	A-30
DIRECTV Proxy Statement	A-31
DIRECTV Representatives	A-48
DIRECTV SEC Documents	A-33

DIRECTV Stockholder Approval	A-32
DIRECTV Stockholders Meeting	A-38
DIRECTV Subsidiary Documents	A-29
DIRECTV Superior Proposal	A-50
DIRECTV Surviving Corporation	A-2
DIRECTV Takeover Proposal	A-49
Dr. Malone	A-1
ERISA Affiliate	A-22
Exchange Act	A-13
Exchange Agent	A-7
Exchange Agreement	A-7
Exchange Fund	A-7
Expense Reimbursement	A-70
Extended Walk-Away Date	A-68
FCC Submission	A-51
Greenlady Debt	A-61
Greenlady Debt Restructuring	A-61
Greenlady II	A-61
Greenlady II DIRECTV Shares	A-15
GSN	A-65
Holdings	A-1
Holdings Equity Awards	A-10
Holdings Form S-4	A-14
Holdings Incentive Plans	A-10
Indemnification Agreement	A-52
Indemnitee	A-55
Indemnitor	A-55
IRS	A-13
IRS Ruling	A-53
IRS Ruling Submission	A-57
Joinder Agreement	A-63
Liberty	A-1
Liberty Adverse Recommendation Change	A-46
Liberty Adverse Recommendation Notice	A-46
Liberty Agreement	A-2
Liberty and Splitco Representatives	A-45
Liberty Board Recommendation	A-38
Liberty Charter Documents	A-11
Liberty Disclosure Schedule	A-11
Liberty Engagement Letters	A-14
Liberty Entertainment	A-1
Liberty Entertainment Interest	A-36
Liberty Fairness Opinion	A-16
Liberty FCC Approvals	A-13
Liberty FCC Issue	A-51
Liberty Owned DIRECTV Shares	A-15
Liberty Preferred Stock	A-11
Liberty Proxy Statement	A-13
Liberty Releasees	A-53
Liberty Revolving Credit Facility	A-61
Liberty SEC Documents	A-14

Liberty Stockholder Approval	A-13
Liberty Stockholders Meeting	A-38
Liberty/Splitco Releasees	A-52
Malone Agreement	A-2
Malone Certificate	A-65
Malone Contribution	A-1
Malone Splitco Shares	A-1
May 2008 Letter	A-53
Merger Consideration	A-5
Merger Effective Time	A-3
Merger Sub One	A-1
Merger Sub One Common Stock	A-5
Merger Sub Two	A-1
Mergers	A-2
Minority Approval	A-13
NASDAQ	A-13
News	A-15
News Exchange	A-66
No-Action Letter	A-58
Permits	A-20
Permitted Payments	A-61
Pre-Closing Period	A-43
Pre-Split-Off Greenlady Debt Repayments	A-61
Pre-Split-Off Period	A-62
Reorganization Agreement	A-1
Requisite FCC Approvals	A-32
Requisite Regulatory Approvals	A-63
Restraints	A-64
Retained Rights	A-62
SEC	A-10
Seller Disability Plans	A-59
Separate Legal Defenses	A-55
Share Exchange Agreement	A-15
Sole Stockholder Approvals	A-60
Splitco	A-1
Splitco Acquisition Agreement	A-46
Splitco Adjusted Equity Awards	A-10
Splitco Approved Expenses	A-44
Splitco Balance Sheet Date	A-19
Splitco Bylaws	A-3
Splitco Certificate of Merger	A-3
Splitco Certificates	A-7
Splitco Charter	A-3
Splitco Charter Documents	A-16
Splitco Collective Bargaining Agreement	A-24
Splitco Employee Benefit Plans	A-22
Splitco Employment Agreements	A-22
Splitco FCC Approvals	A-19
Splitco Form S-4	A-14
Splitco Interest	A-36
Splitco Leased Real Property	A-27

Splitco Licensed Intellectual Property	A-27
Splitco Material Adverse Effect	A-11
Splitco Material Contract	A-27
Splitco Merger	A-2
Splitco Merger Consideration	A-5
Splitco Owned Intellectual Property	A-27
Splitco Permits	A-20
Splitco Public Charter Documents	A-56
Splitco Real Property Leases	A-27
Splitco Stockholder Approval	A-19
Splitco Subsidiary Documents	A-17
Splitco Superior Proposal	A-47
Splitco Surviving Corporation	A-2
Splitco Takeover Proposal	A-47
Split-Off	A-1
Termination Fee	A-70
Termination Notice	A-69
Third-Party Claim	A-55
Transferred Employee Benefit Plans	A-22
Transferred Employees	A-58

        SECTION 10.11 Interpretation.

        (a)   When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LIBERTY MEDIA CORPORATION

By:	/s/ CHARLES Y. TANABE
Name:	Charles Y. Tanabe
Title:	Executive Vice President

LIBERTY ENTERTAINMENT, INC.

By:	/s/ CHARLES Y. TANABE
Name:	Charles Y. Tanabe
Title:	Executive Vice President

DIRECTV

By:	/s/ LARRY D. HUNTER
Name:	Larry D. Hunter
Title:	Executive Vice President

DTVG ONE, INC.

By:	/s/ LARRY D. HUNTER
Name:	Larry D. Hunter
Title:	Executive Vice President

DTVG TWO, INC.

By:	/s/ LARRY D. HUNTER
Name:	Larry D. Hunter
Title:	Executive Vice President

THE DIRECTV GROUP, INC.

By:	/s/ LARRY D. HUNTER
Name:	Larry D. Hunter
Title:	Executive Vice President

[signature page to merger agreement]

Annex B

Voting and Right of First Refusal Agreement

B-i

VOTING AND RIGHT OF FIRST REFUSAL AGREEMENT

May 3, 2009

        This Voting and Right of First Refusal Agreement, dated as of May 3, 2009 (this "Agreement"), is by and among Liberty Entertainment, Inc., a Delaware corporation ("Splitco"), The DIRECTV Group, Inc., a Delaware corporation ("DIRECTV"), DIRECTV, a Delaware corporation formed as a direct, wholly-owned Subsidiary of DIRECTV ("Holdings"), Dr. John C. Malone ("Dr. Malone"), Mrs. Leslie Malone, The Tracy L. Neal Trust A (the "Tracy Trust") and The Evan D. Malone Trust A (the "Evan Trust," and together with Dr. Malone, Mrs. Malone and the Tracy Trust, collectively, the "Malones" and each a "Malone").

        For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Merger, dated as of May 3, 2009 (the "Merger Agreement"), by and among Liberty Media Corporation, a Delaware corporation ("Liberty"), Splitco, DIRECTV, Holdings, DTVG One, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings ("Merger Sub One"), and DTVG Two, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings ("Merger Sub Two").

        WHEREAS, subject to the receipt of the Liberty Stockholder Approval and the satisfaction or, where applicable, waiver of certain other conditions, Liberty will (i) pursuant to the Reorganization Agreement, complete the Restructuring (as defined in the Reorganization Agreement) and (ii) redeem, in accordance with the terms of the Reorganization Agreement, 90% of the outstanding shares of Liberty Entertainment Common Stock in exchange for all of the outstanding common stock of Splitco (the "Split-Off");

        WHEREAS, as of March 31, 2009, Dr. Malone (in his individual capacity and in a Representative Capacity with respect to the Malone Family Charitable Reminder Uni Trust) (i) Beneficially Owns 2,722,127 shares of Liberty Entertainment Series A Common Stock and 20,757,120 shares of Liberty Entertainment Series B Common Stock (collectively, the "Dr. Malone Liberty Shares"), (ii) upon completion of the Split-Off, is expected to Beneficially Own 2,449,914 shares of Splitco Series A Common Stock and 18,681,408 shares of Splitco Series B Common Stock (collectively, the "Dr. Malone Splitco Shares"), and (iii) upon completion of the Splitco Merger, is expected to Beneficially Own 2,722,123 shares of Holdings Class A Common Stock ("Dr. Malone Holdings Class A Shares,") and upon completion of the Exchange is expected to Beneficially Own 20,757,099 shares of Holdings Class B Common Stock (the "Dr. Malone Holdings Class B Shares," collectively with the Dr. Malone Holdings Class A Shares, the "Dr. Malone Holdings Shares");

        WHEREAS, as of March 31, 2009, Mrs. Malone (i) Beneficially Owns 301,008 shares of Liberty Entertainment Series A Common Stock and 681,884 shares of Liberty Entertainment Series B Common Stock (the "Mrs. Malone Liberty Shares"), (ii) upon completion of the Split-Off, is expected to Beneficially Own 270,907 shares of Splitco Series A Common Stock and 613,695 shares of Splitco Series B Common Stock (collectively, the "Mrs. Malone Splitco Shares") and (iii) upon completion of the Splitco Merger, is expected to Beneficially Own 301,007 shares of Holdings Class A Common Stock ("Mrs. Malone Holdings Class A Shares") and upon completion of the Exchange is expected to Beneficially Own 681,882 shares of Holdings Class B Common Stock (the "Mrs. Malone Holdings Class B Shares," collectively with the Mrs. Malone Holdings Class A Shares, the "Mrs. Malone Holdings Shares");

        WHEREAS, as of March 31, 2009, the Tracy Trust (i) Beneficially Owns 22,800 shares of Liberty Entertainment Series A Common Stock and 155,292 shares of Liberty Entertainment Series B Common Stock (collectively, the "Tracy Trust Liberty Shares"), (ii) upon completion of the Split-Off, is expected to Beneficially Own 20,520 shares of Splitco Series A Common Stock and 139,762 shares of Splitco Series B Common Stock (collectively, the "Tracy Trust Splitco Shares"), and (iii) upon completion of the

Splitco Merger, is expected to Beneficially Own 22,799 shares of Holdings Class A Common Stock (the "Tracy Trust Holdings Class A Shares") and upon completion of the Exchange is expected to Beneficially Own 155,290 shares of Holdings Class B Common Stock (the "Tracy Trust Holdings Class B Shares," together with the Tracy Trust Holdings Class A Shares, collectively, the "Tracy Trust Holdings Shares");

        WHEREAS, as of March 31, 2009, the Evan Trust (i) Beneficially Owns 80,000 shares of Liberty Entertainment Series A Common Stock and 211,864 shares of Liberty Entertainment Series B Common Stock (collectively, the "Evan Trust Liberty Shares" and, together with the Dr. Malone Liberty Shares, the Mrs. Malone Liberty Shares and the Tracy Trust Liberty Shares, collectively, the "Malone Liberty Shares"), (ii) upon completion of the Split-Off, is expected to Beneficially Own 72,000 shares of Splitco Series A Common Stock and 190,677 shares of Splitco Series B Common Stock (collectively, the "Evan Trust Splitco Shares" and, together with the Dr. Malone Splitco Shares, the Mrs. Malone Splitco Shares and the Tracy Trust Splitco Shares, collectively, the "Malone Splitco Shares"), and (iii) upon completion of the Splitco Merger, is expected to Beneficially Own 79,999 shares of Holdings Class A Common Stock (the "Evan Trust Holdings Class A Shares" and, together with the Dr. Malone Holdings Class A Shares, the Mrs. Malone Holdings Class A Shares and the Tracy Trust Holdings Class A Shares, collectively, the "Malone Holdings Class A Shares") and upon completion of the Exchange is expected to Beneficially Own 211,863 shares of Holdings Class B Common Stock ("Evan Trust Holdings Class B Shares," together with the Dr. Malone Holdings Class B Shares, the Mrs. Malone Holdings Class B Shares and the Tracy Trust Holdings Class B Shares, collectively, the "Malone Holdings Class B Shares" and, the Evan Trust Holdings Class B Shares, together with the Evan Trust Holdings Class A Shares, the "Evan Trust Holdings Shares");

        WHEREAS, Holdings desires to have the right to acquire, under the circumstances described herein, all of the shares of Holdings Class B Common Stock that are Beneficially Owned by the Malones; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, DIRECTV has required that the Malones enter into this Agreement and, in order to induce DIRECTV to enter into the Merger Agreement, the Malones are entering into this Agreement;

        WHEREAS, the Exchange, the Splitco Merger and the DIRECTV Merger are being undertaken pursuant to a single, integrated plan and for federal income tax purposes it is intended that the exchange of Splitco Common Stock and DIRECTV Common Stock for Holdings Common Stock pursuant to the Mergers and this Agreement, taken together, shall qualify as exchanges described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, and that the Exchange and the Splitco Merger, taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Code and the rules and regulations promulgated thereunder;

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which are hereby acknowledged, each of the parties hereby agree as follows:

1.
CERTAIN DEFINITIONS.

        As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

        "Acquire" means to purchase or otherwise acquire, or enter into any agreement with respect to the purchase or acquisition of any security, including any Constructive Acquisition that is treated as an acquisition of Beneficial Ownership for federal income tax purposes.

        "Acquisition" means a purchase or other acquisition, or entering into any agreement with respect to the purchase or acquisition of any security, including any Constructive Acquisition that is treated as an acquisition of Beneficial Ownership for federal income tax purposes.

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person. For this purpose, "Control" (including, with its correlative meanings, "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise, and with respect to a natural Person, such Person's immediate family members and any trust, partnership, limited liability company or similar vehicle established and maintained for the benefit of such Person. For purposes of this Agreement, (i) each Malone shall be deemed an Affiliate of each other Malone, and each of the Malone Children shall be deemed an Affiliate of each Malone, (ii) none of Liberty, Splitco, DIRECTV, Holdings, Liberty Global, Inc. (a Delaware corporation), Ascent Media Corporation (a Delaware corporation), or Discovery Communications, Inc. (a Delaware corporation), shall be considered an Affiliate of any Malone and (iii) none of DIRECTV or any of its Subsidiaries shall be deemed to be an Affiliate of Liberty or (after giving effect to the Restructuring and Split-Off but prior to the Merger Effective Time) Splitco.

        "Basket Shares" means (i) prior to the Split-Off Effective Time, an aggregate of 750,000 shares of Liberty Entertainment Series A Common Stock, (ii) following the Split-Off Effective Time, an aggregate of 675,000 shares of Splitco Series A Common Stock, and (iii) following the Merger Effective Time, an aggregate of 750,000 shares of Holdings Class A Common Stock, in each case Beneficially Owned by Dr. Malone.

        "Beneficial Owner" and "Beneficial Ownership" and words of similar import have the meaning assigned to such terms in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act, and a Person's Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rules. For purposes of this Agreement, (i) shares of common stock issuable upon exercise of any Convertible Security will not be deemed Beneficially Owned until such shares are issued and outstanding following the exercise, conversion or exchange of such Convertible Security, including any Malone Award (other than for purposes of Section 4), (ii) no Member will be deemed to have Beneficial Ownership of any Equity Security (x) Beneficially Owned by any other Member or (y) held in any 401(k) or other retirement account, and (iii) except as specified herein, no Member who is a natural person will be deemed to have Beneficial Ownership of any Equity Security owned of record by any trust (x) in which such Member retains a pecuniary interest solely by virtue of such interest, (y) of which such Member acts as a trustee or (z) with respect to which such Member retains any rights as to substitution over the assets of such trust, provided, that in the case of clauses (x), (y) and (z), such trust is or becomes a Member.

        "Board of Directors" means the Board of Directors of Holdings.

        "Call Agreement" means the Call Agreement, dated as of February 9, 1998, between Liberty (as successor to Liberty Media LLC which was the assignee of Tele-Communications, Inc.) and the Malone Group (as defined therein).

        A "Change of Control" shall have occurred with respect to Holdings if:

            (i)  a merger or consolidation occurs between Holdings and any other Person in which the voting power of all voting securities of Holdings outstanding immediately prior thereto represent (either by remaining outstanding or being converted into voting securities of the surviving entity) less than 50% of the voting power of Holdings or the surviving entity outstanding immediately after such merger or consolidation (or if Holdings or the surviving entity after giving effect to such transaction is a subsidiary of the issuer of securities in such transaction, then the voting power of all voting securities of Holdings outstanding immediately prior to such transaction represent (by being converted into voting securities of such issuer) less than 50% of the voting power of the issuer outstanding immediately after such merger or consolidation); or

           (ii)  in any share exchange, extraordinary dividend, acquisition, disposition or recapitalization (or series of related transactions of such nature) (other than a merger or consolidation) the holders of voting securities of Holdings immediately prior thereto continue to Beneficially Own voting securities representing less than 50% of the voting power of Holdings (or any successor entity) immediately thereafter (or if Holdings or the successor entity after giving effect to such transaction is a subsidiary of the issuer of securities in such transaction, then the voting power of all voting securities of Holdings outstanding immediately prior to such transaction represent (by being converted into voting securities of such issuer) less than 50% of the voting power of the issuer outstanding immediately after such transaction).

        "Charitable Transferee" means, with respect to any Member, any private charitable foundation or donor advised fund established by one or more Members that, in either case, (i) is Controlled, directly or indirectly, solely by one or more Members, and (ii) meets the requirements under the Code for such Member(s) or Related Parties of such Members to deduct donations to such foundation or donor advised fund.

        "Close of Business" means 5:00 p.m. local time in Los Angeles, California.

        "Common Stock" means the Holdings Class A Common Stock and the Holdings Class B Common Stock, in each case as it will be constituted immediately following the Merger Effective Time, and any capital stock into which such Holdings Common Stock may thereafter be changed (whether as a result of a recapitalization, reorganization, merger, consolidation, share exchange or other transaction or event).

        "Constructive Acquisition" means entering into or acquiring a derivative contract with respect to a security, entering into or acquiring a futures or forward contract to acquire a security or entering into any other hedging or other derivative transaction that has the effect of assuming the material economic benefits and risks of ownership.

        "Constructive Disposition" means entering into or acquiring an offsetting derivative contract with respect to a security, entering into or acquiring a futures or forward contract to deliver a security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

        "Convertible Securities" means (x) any securities of a Person (other than any class or series of common stock) or any Subsidiary thereof that are convertible into or exercisable or exchangeable for any shares of any class or series of common stock, whether upon conversion, exercise, exchange, pursuant to antidilution provisions of such securities or otherwise, (y) any securities of any other Person that are convertible into or exercisable or exchangeable for, securities of such Person or any other Person, whether upon conversion, exercise, exchange, pursuant to antidilution provisions of such securities or otherwise, and (z) any subscriptions, options, rights, warrants, calls, convertible or exchangeable securities (or any similar securities) or agreements or arrangements of any character to acquire common stock, preferred stock or other capital stock.

        "Current Market Price" of any security on any day means (i) the last reported sale price (or, if no sale is reported, the average of the high and low bid prices) on The Nasdaq Stock Market on such day, or (ii) if the primary trading market for such security is not The Nasdaq Stock Market, then the closing sale price regular way on such day (or, in case no such sale takes place on such day, the reported closing bid price regular way on such day) in each case on the New York Stock Exchange, or, if such security is not listed or admitted to trading on such exchange, then on the principal exchange on which such security is traded, or (iii) if the Current Market Price of such security on such day is not available pursuant to one of the methods specified above, then the average of the bid and asked prices for such security on such day as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.

        "Equity Security" means (i) any common stock, preferred stock or other capital stock, (ii) any securities convertible into or exchangeable for common stock, preferred stock or other capital stock or (iii) any subscriptions, options, rights, warrants, calls, convertible or exchangeable securities (or any similar securities) or agreements of any character to acquire common stock, preferred stock or other capital stock.

        "Estate" means, upon the death of Dr. Malone, the estate of Dr. Malone, through its personal representative(s).

        "Exchange Time" means the time following the Split-Off Effective Time and immediately preceding the Merger Effective Time provided that all conditions set forth in Article VII of the Merger Agreement have been satisfied or waived (other than those conditions that by their nature may only be satisfied at the Closing), and the parties to the Merger Agreement are obligated to complete the Closing.

        "Excess Holdings Class B Common Shares" means the number of shares of Holdings Class B Common Stock, which, at any reference time, shall be equal to (i) the Excess Voting Power Percentage at such time, multiplied by (ii) the total number of votes which the holders of all issued and outstanding Holdings Voting Securities as of such date are entitled to vote, divided by (iii) fifteen.

        "Excess Holder" means each Malone and any direct or indirect Permitted Transferee of such Malone to the extent such Person Beneficially Owns any Excess Holdings Class B Common Shares.

        "Excess Voting Power Percentage" (as calculated, from time to time, pursuant to this Agreement) means, on the record date for the determination of stockholders entitled to receive notice of, and to vote at, any meeting of the stockholders of Holdings, or in any other circumstances upon which a vote, consent or other approval (including by written consent) is required, on the date of such vote, consent or approval, the percentage equal to (i) the total number of votes to which the Member Shares held by each Malone (together with any Member Shares held by any direct or indirect Permitted Transferee of such Malone) collectively as of such date entitle such Persons to vote, divided by (ii) the total number of votes which all issued and outstanding Holdings Voting Securities as of such date allow their respective Beneficial Owners to vote, which quotient is then multiplied by (iii) 100, and from such product is subtracted (iv) the Maximum Percentage. In the event that the foregoing calculation yields a negative percentage, then the Excess Voting Power Percentage shall be zero.

        "Exempt Transfer" means, with respect to any Member Shares, any Transfer:

            (i)  pursuant to Section 4.11 of the Holdings Charter;

           (ii)  to another Member;

          (iii)  that is an exchange or conversion of Member Shares that occurs by operation of law in connection with a merger or consolidation of Holdings with or into another corporation or a reclassification or similar event, that has been duly authorized and approved by the required vote of the Board of Directors and the stockholders of Holdings pursuant to its Certificate of Incorporation and Delaware law; provided, however, that any shares of capital stock issued in exchange for or in reclassification of such Member Shares or into which such Member Shares are converted in any such transaction shall continue to be Member Shares for purposes of this Agreement unless (x) such transaction resulted in a Change of Control of Holdings or (y) such shares of capital stock so issued do not entitle the holder thereof to more than one vote per share;

          (iv)  to a Prospective Purchaser in compliance with and subject to subsections (A) through (F), inclusive, of Section 7(b)(i) hereof;

           (v)  that is a gift or assignment for no consideration by such Member (if a natural person) during his life to any one or more of his Related Parties;

          (vi)  that is a transfer to the legal representatives of such Member (if a natural person) upon his death or adjudication of incompetency or by any such legal representatives to any Person to whom the transferor could have transferred such security pursuant to any clause of this definition;

         (vii)  to a Malone Related Party;

        (viii)  that is a Permitted Pledge or Permitted Constructive Disposition;

          (ix)  to Liberty pursuant to the Call Agreement (solely with respect to a Transfer of Malone Liberty Shares); or

           (x)  that results in the transferee receiving Holdings Class A Common Stock pursuant to Section 4.5 of the Holdings Charter;

        provided, however, that no Transfer pursuant to clause (ii), (v), (vi) or (vii) shall be an Exempt Transfer unless each Person to whom any such Transfer is made (unless such Person is already a party and so bound) simultaneously therewith becomes a party to this Agreement and agrees to be bound hereby with respect to such Member Shares to the same extent as such Member.

        "High Vote Stock" means any series of Liberty Entertainment Common Stock (prior to the Split-Off), any series of Splitco Common Stock (prior to the Splitco Merger) or any series or class of Holdings Common Stock, in each case, that has voting rights greater than one vote per share. The High Vote Stock is currently comprised of the Liberty Entertainment Series B Common Stock, the Splitco Series B Common Stock and the Holdings Class B Common Stock.

        "Holder" has the meaning ascribed to such term in the Holdings Charter.

        "Holdings Charter" means the Amended and Restated Certificate of Incorporation of Holdings, as in effect upon the Merger Effective Time (as the same may be amended and restated from time to time).

        "Holdings Voting Securities" means the Holdings Class A Common Stock, the Holdings Class B Common Stock and any series of Holdings Preferred Stock which by its terms under the Holdings Charter is designated as a voting security, provided that each such series of Preferred Stock will be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for in the applicable terms of the Holdings Charter.

        "Independent Committee" means a committee of the Board of Directors consisting exclusively of directors other than a Member (including any Permitted Transferee).

        "Liberty Entertainment Common Stock" means the Liberty Entertainment Series A Common Stock and the Liberty Entertainment Series B Common Stock.

        "Liberty Entertainment Series A Common Stock" means the Series A Liberty Entertainment common stock, par value $.01 per share, of Liberty.

        "Liberty Entertainment Series B Common Stock" means the Series B Liberty Entertainment common stock, par value $.01 per share, of Liberty.

        "Low Vote Stock" means common stock of any series or class of Holdings that has voting rights no greater than one vote per share. The Low Vote Stock is currently comprised of Holdings Class A Common Stock and Holdings Class C Common Stock.

        "Malone Awards" means (i) any stock options for, and stock appreciation rights that may be settled in, (x) shares of Liberty Entertainment Common Stock granted to Dr. Malone pursuant to an equity incentive plan of Liberty or otherwise for compensation purposes or (y) shares of Splitco Common Stock granted to Dr. Malone pursuant to an equity incentive plan of Splitco or otherwise for compensation purposes, or (ii) any stock options for, and stock appreciation rights that may be settled in, shares of Holdings Common Stock as a result of the application of any adjustment to any stock option or stock appreciation right referenced in clause (i) of this definition in connection with the consummation of the Mergers.

        "Malone Child Attribution Person" means any Person who, with respect to a Malone Child, (i) is related to the Malone Child, as described in Section 355(a)(7)(A) of the Code, (ii) is a member of a "coordinating group" (within the meaning of Treasury Regulations Section 1.355-7(h)(4)) that includes the Malone Child, or (iii) otherwise is treated as one Person with the Malone Child for purposes of Section 355(e) of the Code.

        "Malone Children" means Tracy Malone Neal and Evan D. Malone.

        "Malone Holdings Shares" means, that number of shares of outstanding Holdings Class B Common Stock equal to the aggregate number of shares of Splitco Class B Common Stock owned of record by the Malones at the Exchange Time multiplied by the Splitco Exchange Ratio.

        "Malone Related Person" means any Person who (i) is related to a Malone, as described in Section 355(d)(7)(A) of the Code, (ii) is a member of a "coordinating group" (within the meaning of Treasury Regulations Section 1.355-7(h)(4)) that includes a Malone, or (iii) otherwise is treated as one Person with a Malone for purposes of Section 355(e) of the Code.

        "Maximum Percentage" means 24%.

        "Member" means (i) each Malone and (ii) each other Person (including any Permitted Transferee) who is required to become or becomes a party to this Agreement, in each case, for so long as such Person is the Beneficial Owner of any Member Shares.

        "Member Shares" means, with respect to any Member (including any Permitted Transferee), any and all shares of High Vote Stock Beneficially Owned by such Member as of the relevant determination date (including any shares of High Vote Stock, the Beneficial Ownership of which was acquired by such Member following the date hereof).

        "Per Share Value" means the average of the Current Market Prices of the Low Vote Stock for the period of 30 consecutive trading days ending on the last trading day prior to the relevant determination date, appropriately adjusted to take into account any stock dividends on the Low Vote Stock, or any stock splits, reclassifications or combinations of the Low Vote Stock, during the period following the first of such 30 trading days and ending on the last full trading day immediately preceding the ROFR Closing Date.

        "Permitted Constructive Disposition" means, with respect to a security, a Constructive Disposition that does not, and will not at any subsequent time, result in a transfer of ownership of such security for federal income tax purposes, so long as, in the case of an Equity Security, the Person effecting such Constructive Disposition retains the sole right to vote such Equity Security in accordance with this Agreement and otherwise complies with his, her or its obligations hereunder, including the obligation to effect the Exchange, in all material respects.

        "Permitted Pledge" means any pledge of Malone Liberty Shares in effect on the date hereof and as set forth on Schedule 10(b) hereto, and any pledge of any Equity Securities or any Convertible Securities of Liberty (in respect of Liberty Entertainment Common Stock), Splitco or Holdings Beneficially Owned by any Member after the date hereof by any Member to a bank or other financial institution to secure indebtedness, which pledge and related indebtedness is on customary terms and conditions and which (prior to any default or foreclosure thereunder) does not (i) interfere with or limit such Person's rights or obligations hereunder to vote such Equity Securities or Convertible Securities, (ii) constitute a proxy in favor of a third party in respect of rights to vote such Equity Securities or Convertible Securities, and (iii) interfere with or limit such Person's or any Member's ability to otherwise comply with his, her or its obligations hereunder, including the obligation to effect the Exchange, in any material respect.

        "Permitted Transferee" means, with respect to any Member, any Person to whom any of such Member's Member Shares are Transferred, directly or indirectly, in an Exempt Transfer, in each case where such Person becomes a party to this Agreement and a Member pursuant to any provision of this Agreement, in each case, so long as such Person is the Beneficial Owner of any Member Shares.

        "Qualified Appraiser" means a Person who is nationally recognized as being qualified and experienced in the appraisal of assets comparable to the noncash consideration proposed to be given pursuant to the Bona Fide Offer and shall not be an Affiliate of any party to this Agreement.

        "Qualified Trust" means, with respect to any Member, any trust that is directly or indirectly Controlled solely by one or more Members and the sole beneficiaries of which are one or more Related Parties or Charitable Transferees of one or more of such Members, including any such trust that is so Controlled and (i) qualifies under the Code as a so-called "charitable remainder trust," provided that the income beneficiaries consist solely of one or more Related Parties of such Member(s) and the remainder interest reverts to one or more Charitable Transferees or (ii) qualifies under the Code as a so-called "charitable lead trust," provided that the income beneficiaries consist solely of one or more Charitable Transferees and the remainder interest reverts to either such member(s) or one or more Related Parties of such Member(s); provided, that for purposes of the foregoing, the phrase "directly or indirectly Controlled solely by one or more Members" will include any trust that has as its initial trustee a person appointed by a Member and the beneficiaries of which are one or more Related Parties of one or more Members.

        "Redemption Period" has the meaning ascribed to such term in the Holdings Charter.

        "Redemption Right" has the meaning ascribed to such term in the Holdings Charter.

        "Related Party" means, with respect to any Member (including any Permitted Transferee):

            (i)  the spouse, siblings and lineal descendants (which shall include a Person adopted before the age of 18) of such Person or any spouse of any such sibling or lineal descendant;

           (ii)  any Qualified Trust;

          (iii)  a custodian under the Uniform Gifts to Minors Act or similar fiduciary for the exclusive benefit of such Person's children during their lives or a Charitable Transferee; or

          (iv)  a corporation, limited liability company, private foundation or other entity organized under the laws of any state in the United States which is Controlled by, and all equity, participation, beneficial or similar interests (and rights to acquire any thereof, contingently or otherwise) of which are Beneficially Owned solely by, such Person or such Person and one or more Related Parties of such Person referred to in clause (i), (ii) or (iii) of this definition.

        "Representatives" means, as to any Person, that Person's investment bankers, financial advisors, attorneys, accountants, agents and other representatives. Representatives of Liberty shall be deemed to not be Representatives of any Malone, unless also acting for or representing a Malone.

        "Representative Capacity" shall mean as a proxy, an executor or administrator of any estate, a trustee of any trust or in any other fiduciary or representative capacity.

        "Splitco Common Stock" means the Splitco Series A Common Stock and the Splitco Series B Common Stock.

        "Splitco Series A Common Stock" means the Series A common stock, par value $.01 per share, of Splitco.

        "Splitco Series B Common Stock" means the Series B common stock, par value $.01 per share, of Splitco.

        "Transfer" means to sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of, or enter into any agreement with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any security.

        The following terms are defined on the page of this Agreement set forth after such term below:

Bona Fide Offer	20	Malone Representatives	12
Closing	23	Offered Shares	20
Closing Date	23	Prospective Purchaser	20
Commencement Date	22	ROFR	20
Distributed Company	27	ROFR Notice	20
Election Notice	21	ROFR Price	20
Free to Sell Date	21	Third Appraiser	22
group	16	Transferor	20
Liens	25

2.
AGREEMENT TO VOTE MALONE LIBERTY SHARES AND RELATED MATTERS.

        (a)    Voting.     From the date hereof until the earlier of termination of this Agreement in accordance with its terms or the Split-Off Effective Time, at any meeting of the stockholders of Liberty however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement thereof, each Member shall appear at such meeting of stockholders or otherwise cause his, her or its Malone Liberty Shares to be counted as present thereat for the purpose of establishing a quorum, and vote all of his, her or its Malone Liberty Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, (A) in favor of the approval of the Split-Off and any other proposals related to the Transactions contemplated by the Split-Off or the Mergers submitted with the recommendation of the Board of Directors of Liberty, (B) against any action or agreement (including any amendment of any agreement) that, to such Member's knowledge, would result in a breach by Liberty of its obligations under Section 6.4 of the Merger Agreement, (C) against any Splitco Takeover Proposal and (D) against any agreement (including any amendment of any agreement), amendment of the Certificate of Incorporation or By-Laws of Splitco, or other action that would reasonably be expected to prevent, prohibit or materially delay the consummation of the Restructuring, the Split-Off or the Mergers. Any such vote shall be cast (or consent shall be given) by the Members in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

        (b)    Proxy.

            (i)  In furtherance of the Members' agreement in Section 2(a) above, but subject to clause (ii) below, each Member hereby irrevocably constitutes and appoints DIRECTV and any officer(s) or directors of DIRECTV designated as proxy or proxies by DIRECTV as its attorney-in-fact and proxy in accordance with the DGCL (with full power of substitution and re-substitution), for and in the name, place and stead of such Member, to vote all his, her or its Malone Liberty Shares (at any meeting of stockholders of Liberty however called or at any adjournment or postponement thereof), or to execute one or more written consents in respect of such Malone Liberty Shares, (A) in favor of the approval of the Split-Off and any other proposals related to the Transactions contemplated by the Split-Off or the Mergers submitted with the recommendation of the Board of Directors of Liberty, (B) against any action or agreement (including any amendment of any agreement) that would reasonably be expected to result in a breach by Liberty of its obligations under Section 6.4 of the Merger Agreement, (C) against any Splitco Takeover Proposal and (D) against any agreement (including any amendment of any agreement), amendment of the Certificate of Incorporation or By-Laws of Splitco, or other action that would reasonably be expected to prevent, prohibit or materially delay the consummation of the Restructuring, the Split-Off or the Mergers.

           (ii)  The proxy granted pursuant to Sections 2(b)(i) shall (A) be valid and irrevocable until the earlier of the termination of this Agreement in accordance with its terms (even if such period is longer than three years from the date hereof) or the Split-Off Effective Date, (B) automatically terminate upon the earlier of the termination of this Agreement in accordance with its terms or the Split-Off Effective Date, and (C) not apply to (x) any Malone Splitco Shares, or (y) any Malone Holdings Shares. Each Member represents that any and all other proxies heretofore given in respect of his, her or its Malone Liberty Shares are revocable, and that such other proxies either have been revoked or are hereby revoked. Each Member affirms that the foregoing proxy is: (x) given (I) in connection with the Exchange and the execution and adoption of the Merger Agreement and (II) to secure the performance of such Member's duties under this Agreement, (y) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (z) intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL prior to termination of such proxy in accordance with this Agreement. The foregoing proxy shall survive the death or incapacity of each Member and shall be binding upon his, her or its heirs, estate, administrators, personal representatives, successors and assigns.

        (c)    No Solicitation.     From the date hereof until the earlier of any termination of this Agreement in accordance with its terms or the Merger Effective Time, each Member shall, and shall cause his, her or its Affiliates and Representatives (collectively, "Member Representatives") to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Splitco Takeover Proposal, and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such Persons by such Member or his, her or its Member Representatives and not previously returned or destroyed. No Member shall, and each Member shall cause his, her or its Representatives not to, directly or indirectly, (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing non-public information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Splitco Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Splitco Takeover Proposal or (iii) enter into any letter of intent or agreement related to any Splitco Takeover Proposal. If Liberty has not otherwise notified Splitco and DIRECTV of such events, in addition to the Members' other obligations as set forth in this Section 2(c), the Members shall promptly advise Splitco and DIRECTV, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, any Member (for the avoidance of doubt, solely in his, her or its capacity as a stockholder) in respect of any Splitco Takeover Proposal, and shall, in any such notice to Splitco and DIRECTV, indicate (i) the identity of the Person making such proposal, offer, inquiry or other contact and (ii) the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Splitco and DIRECTV fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and each Member shall provide Splitco and DIRECTV with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

        (d)    Publication.     Each of the Members hereby consents to Liberty, Splitco, DIRECTV and Holdings publishing and disclosing in, respectively, the Liberty SEC Documents, the Splitco Form S-4, the DIRECTV SEC Documents and the Holdings Form S-4 and in applications seeking Requisite FCC Approvals and HSR approvals, if any, and rulings from the IRS related to the Transactions the Members' identity and ownership of Malone Liberty Shares and Malone Splitco Shares and, subject to receipt of the consent of Dr. Malone or the Estate (which will not be unreasonably withheld or delayed), the nature of the Members' obligations under this Agreement. Subject to the foregoing sentence, none of the Members shall issue any press release or make any other public statement with respect to this Agreement without the prior written consent of Splitco, Holdings and DIRECTV, and Splitco, Holdings and DIRECTV shall not issue any press release or make any other public statement with respect to this Agreement without the prior written consent of Dr. Malone or the Estate, in each case except as may be required by applicable law or the requirements of any securities exchange. Notwithstanding the foregoing, the Members, Splitco, Holdings and DIRECTV may make public statements with respect to this Agreement provided the disclosure in such statements are no broader than that included in any prior public statements approved by the parties pursuant to this Section 2(d).

        (e)    Additional Shares.     From the date hereof until the earlier of termination of this Agreement in accordance with its terms or the Merger Effective Time, subject to Section 4, if any Member acquires record or Beneficial Ownership of shares of any series of Liberty Entertainment Common Stock, or, other than shares acquired in the Split-Off, shares of any series of Splitco Common Stock, following the date hereof (including pursuant to the exercise, conversion or exchange of any Convertible Security (including any Malone Award, subject to Section 4(c)), such Member shall promptly notify Splitco and DIRECTV of the number of shares so acquired, and such shares shall become Malone Liberty Shares and, following the Split-Off, Malone Splitco Shares for purposes of this Agreement. Such Member shall also promptly notify Splitco and DIRECTV whether such shares are to be initially constituted as Dr. Malone Liberty Shares, Dr. Malone Splitco Shares, Mrs. Malone Liberty Shares, Mrs. Malone Splitco Shares, Tracy Trust Liberty Shares, Tracy Trust Splitco Shares, Evan Trust Liberty Shares or Evan Trust Splitco Shares, in each case, as applicable, provided, however, that whether or not such Member provides Splitco and DIRECTV with the notifications contemplated in this or the immediately preceding sentence, any such newly acquired securities shall be deemed Malone Liberty Shares or Malone Splitco Shares, as applicable. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of (i) Liberty affecting any series of Liberty Entertainment Common Stock, the number of shares of the applicable series of Liberty Entertainment Common Stock constituting Malone Liberty Shares shall be adjusted appropriately, or (ii) following the Split-Off Effective Time, Splitco affecting any series of Splitco Common Stock, the number of shares of the applicable series of Splitco Common Stock constituting Malone Splitco Shares, and, if applicable, the number of shares of the applicable series of Malone Holdings Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall be deemed amended and shall attach to any additional shares of any series of Liberty Entertainment Common Stock, Splitco Common Stock or other securities of Liberty (that have the right to vote on any of the matters described in Section 2(a)) or Splitco, in each case, issued to the Members in connection therewith.

        (f)    Post-Split-Off Liberty Shares.     From and after the Split-Off Effective Time, this Agreement shall cease to apply to, and will not in any way restrict or limit, any shares of Liberty Entertainment Common Stock or Convertible Securities in respect of Liberty Entertainment Common Stock Beneficially Owned by any Member.

3.
AGREEMENT TO VOTE EXCESS HOLDINGS SHARES AND RELATED MATTERS.

        (a)    Voting Excess Holdings Class B Common Shares.     From and after the Merger Effective Time and until the termination of this Agreement in accordance with its terms, at any meeting of the stockholders of Holdings however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement thereof, each Excess Holder shall appear at such meeting of stockholders or otherwise cause their aggregate Excess Holdings Class B Common Shares to be counted as present thereat for the purpose of establishing a quorum, and vote all of their respective Excess Holdings Class B Common Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, in the same manner as, and in the same proportion to, the votes or actions of all Holdings stockholders, other than the votes or actions of the Members and their

Affiliates, at any such meeting of the stockholders of Holdings or under any such other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) is sought by or from the stockholders of Holdings. Any such vote shall be cast (or consent shall be given) by an Excess Holder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). The provisions of Section 3(b) shall not apply to any Equity Securities of Holdings which are not Excess Holdings Class B Common Shares.

        (b)    Proxy.

            (i)  In furtherance of the agreement of the Excess Holders in Section 3(a) above, but subject to clause (ii) below, each such Excess Holder hereby irrevocably constitutes and appoints Holdings and any officer(s) or directors of Holdings designated as proxy or proxies by Holdings as its attorney-in-fact and proxy in accordance with the DGCL (with full power of substitution and re-substitution), for and in the name, place and stead of such Excess Holder, to vote the Excess Holdings Class B Common Shares Beneficially Owned by such Excess Holder at any meeting of stockholders of Holdings after the Merger Effective Time, however called, or at any adjournment or postponement thereof, or to execute one or more written consents in respect of such Excess Holdings Class B Common Shares, in the same manner as, and in the same proportion to, the votes or actions of all Holdings stockholders, other than the votes or actions of the Members and their Affiliates, at any such meeting of the stockholders of Holdings or under any such other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) is sought by or from the stockholders of Holdings.

           (ii)  The proxies granted pursuant to Section 3(b)(i) shall (A) be valid and irrevocable until the termination of this Agreement in accordance with its terms (even if such period is longer than three years from the date hereof), (B) automatically terminate upon the termination of this Agreement in accordance with its terms and (C) not apply to any Member Shares which were Transferred to any Person (other than a Member, including any Permitted Transferee). Each Excess Holder represents that any and all other proxies heretofore given in respect of his or her Excess Holdings Class B Common Shares, are revocable, and that such other proxies either have been revoked or are hereby revoked. Each Excess Holder affirms that the foregoing proxies are: (x) given (I) in connection with the execution and adoption of the Merger Agreement and (II) to secure the performance of such Excess Holder's duties under this Agreement, (y) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (z) intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL prior to termination of this Agreement.

          (iii)  The foregoing proxy shall be binding upon the applicable Excess Holder's heirs, estate, administrators, personal representatives and successors.

          (iv)  It is hereby acknowledged by the parties hereto that, as of the date hereof and as of the Merger Effective Time, the Certificate of Incorporation of Holdings prohibits and will prohibit action taken by written consent of the stockholders of Holdings in lieu of a meeting.

        (c)    Additional Shares.     From and after the Merger Effective Time, subject to Section 4, if any Member acquires record or Beneficial Ownership of shares of any Holdings Class B Common Stock (including pursuant to the exercise, conversion or exchange of any Convertible Security), such Member shall promptly notify Holdings and DIRECTV of the number of shares so acquired, and such shares shall become Member Shares for purposes of this Agreement. Such Member shall also promptly notify Holdings whether such shares are to be initially constituted as Dr. Malone Holdings Shares, Mrs. Malone Holdings Shares, Tracy Trust Holdings Shares or Evan Trust Holdings Shares, if applicable, provided, however, that whether or not such Member provides Holdings and DIRECTV with the notifications contemplated in this or the immediately preceding sentence, any such newly acquired securities shall be deemed Member Shares. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of Holdings affecting the Holdings Class B Common Stock, the number of shares of Holdings Class B Common Stock constituting Member Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall be deemed amended and shall attach to any additional shares of Holdings Class B Common Stock.

4.
STANDSTILL; TRANSFER RESTRICTIONS; MALONE AWARDS.

        (a)    Standstill.

            (i)  Subject to Section 4(c), each Member agrees that,

            (A)  in respect of Equity Securities of Liberty (in respect of Liberty Entertainment Common Stock), during the period commencing from and after the date hereof and ending on the earlier of termination of this Agreement in accordance with its terms or the Split-Off Effective Time,

            (B)  in respect of Equity Securities of Splitco, during the period commencing from and after the Split-Off Effective Time and ending on the earliest of (x) termination of this Agreement in accordance with its terms, (y) the Merger Effective Time and (z) the first anniversary of the Split-Off Effective Time, and

            (C)  in respect of Equity Securities of Holdings, during the period commencing from and after the Merger Effective Time and ending on the earlier of termination of this Agreement in accordance with its terms or the first anniversary of the Split-Off Effective Time, he, she or it shall not and shall not agree to, and shall cause each of his, her or its Affiliates not to and not to agree to, do any of the following:

               (I)  effect any Acquisition of any Equity Securities of, or Convertible Securities with respect to, Liberty (in respect of Liberty Entertainment Common Stock), Splitco or Holdings or any of their respective Subsidiaries, or enter into any agreement, understanding, arrangement or substantial negotiations (all within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7) concerning any of the foregoing; or

              (II)  request that Liberty, Splitco or Holdings amend or waive any provision of this paragraph, or make any public announcement with respect to the restrictions of this paragraph, or take any action, in each case, which would reasonably be expected to require Liberty, Splitco or Holdings to make a public announcement regarding the possibility of a business combination or merger.

           (ii)  In addition to the foregoing, no Member will form or join a "group" (as defined under the Exchange Act) in connection with the voting of Holdings Voting Securities or otherwise act alone or in concert with any Person in respect of any such securities in connection with the solicitation of proxies in opposition to the nominees for election to the Board of Directors at its first annual meeting of stockholders at which directors are to be elected following the Merger Effective Time.

          (iii)  Notwithstanding anything to the contrary contained herein, for all purposes of this Section 4(a), no Member or his, her or its Affiliates will be deemed to have made any Acquisition of, and following such Acquisition, no Member or his, her or its Affiliates will be deemed to have Beneficial Ownership of, any Equity Securities of Liberty (in respect of Liberty Entertainment Common Stock), Splitco or Holdings or any of their Subsidiaries to the extent that such Equity Securities are (i) received by any Member or his, her or its Affiliates as a result of any dividend or other distribution made, or similar action taken (including receipt by any Member or any of his, her or its Affiliates of any rights, warrants or other securities granting to the holder the right to acquire Equity Securities of Liberty (in respect of Liberty Entertainment Common Stock), Splitco or Holdings or their Subsidiaries, and any acquisition of Equity Securities of Liberty (in respect of Liberty Entertainment Common Stock), Splitco or Holdings or their respective Subsidiaries upon the exercise thereof), by any of Liberty, Splitco or Holdings, or any of their Subsidiaries or any other Person which is not a Member or any Affiliate of a Member or (ii) acquired from Liberty (in respect of Liberty Entertainment Common Stock), Splitco or Holdings or any of their respective Subsidiaries. Furthermore, the Acquisition of any Malone Liberty Shares, Malone Splitco Shares, Member Shares or any other Malone Holdings Shares by any Person which first causes such Person to become a Member shall not be deemed an Acquisition in violation of this Section 4(a).

        Notwithstanding anything to the contrary in Section 4(a)(i), each Malone Related Person shall be able to Acquire Equity Securities of Liberty (in respect of Liberty Entertainment Common Stock), Splitco or Holdings or any of their respective Subsidiaries, from another Malone Related Person, and enter into any agreement, understanding, arrangement or substantial negotiations (all within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7) with respect to such acquisition of Equity Securities.

        (b)    Restrictions on Transfer.

            (i)  Except as specifically provided in Section 4(b)(ii), from the date hereof until the earlier of the day immediately following the first anniversary of the Split-Off Effective Time or the termination of this Agreement in accordance with its terms:

            (A)  no Member shall directly or indirectly (x) other than pursuant to Sections 2 and 3 of this Agreement, deposit any Member Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Member Shares, (y) take any action that would make any representation or warranty of the Members set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing or materially delaying the Members from performing any of their obligations under this Agreement, or (z) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (x) or (y) of this Section 4(b)(i)(A);

            (B)  no Member shall directly or indirectly Transfer (including in any Constructive Disposition) any Member Shares, or enter into any agreement, understanding, arrangement or substantial negotiations (all within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7) with respect to any Transfer of Member Shares;

            (C)  Dr. Malone and Mrs. Malone shall cause the Malone Children (other than any Malone Child who is a Member) not to (x) directly or indirectly Transfer (including in any Constructive Disposition) any shares of Liberty Entertainment Series B Common Stock, Splitco Series B Common Stock or Holdings Class B Common Stock Beneficially Owned by any such Malone Child, or (y) enter into any agreement, understanding, arrangement or substantial negotiations (all within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7) with respect to any Transfer of shares of Liberty Entertainment Series B Common Stock, Splitco Series B Common Stock or Holdings Class B Common Stock;

            (D)  no Member shall convert any Member Shares into shares of Liberty Entertainment Series A Common Stock, Splitco Series A Common Stock or Holdings Class A Common Stock, as the case may be;

            (E)  Dr. Malone and Mrs. Malone shall cause the Malone Children (other than any Malone Child who is a Member) not to convert any shares of Liberty Entertainment Series B Common Stock, Splitco Series B Common Stock or Holdings Class B Common Stock

    Beneficially Owned by any such Malone Child into shares of Liberty Entertainment Series A Common Stock, Splitco Series A Common Stock or Holdings Class A Common Stock, as the case may be; and

            (F)  Dr. Malone shall not directly or indirectly Transfer (including in any Constructive Disposition) the Basket Shares, or enter into any agreement, understanding, arrangement or substantial negotiations (all within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7) with respect to any Transfer of the Basket Shares.

          (ii)    Exceptions.    Notwithstanding anything in Section 4(b)(i) to the contrary:

            (A)  each Member may Transfer his, her or its Member Shares in any Exempt Transfer (other than an Exempt Transfer described in clause (iv) or (x) of the definition thereof), provided, that with respect to any Exempt Transfer described in clause (ii), (v) or (vii) of the definition thereof, the Transferee of such Exempt Transfer is a Malone Related Person; and

            (B)  each Malone Child may Transfer any shares of Liberty Entertainment Series B Common Stock, Splitco Series B Common Stock or Holdings Class B Common Stock Beneficially Owned by such Malone Child in any Transfer that (if such Malone Child were a Member) would qualify as an Exempt Transfer (other than an Exempt Transfer described in clause (iv) or (x) of the definition thereof), provided, that with respect to any Exempt Transfer described in clause (ii), (v) or (vii) of the definition thereof, the Transferee of such Exempt Transfer would qualify as a Malone Related Person and as a Malone Child Attribution Person with respect to such Malone Child, and, provided, further, that any subsequent Transferee under this Section 4(b)(ii)(B) would qualify as a Malone Related Person and as a Malone Child Attribution Person with respect to such Malone Child.

          (iii)  To the extent that the Redemption Right is exercised prior to the expiration of the restrictions set forth in Section 4(b)(i), and any Members elect to receive shares of Holdings Class A Common Stock in payment of all or a portion of the Redemption Price, any shares of Holdings Class A Common Stock delivered in payment therefor shall be treated, for all purposes of this Section 4(b), as "Member Shares" of such Member.

        (c)    Malone Awards.     Notwithstanding anything to the contrary contained herein,

            (i)  any Member may only exercise any Malone Award for shares of Liberty Entertainment Series A Common Stock, Splitco Series A Common Stock or Holdings Class A Common Stock in accordance with the applicable terms of such Malone Awards; and

           (ii)  from and after the date hereof until the earlier of any termination of this Agreement in accordance with its terms or the Merger Effective Time, no Member shall exercise any Malone Award to acquire any shares of Liberty Entertainment Series B Common Stock, Splitco Series B Common Stock or Holdings Series B Common Stock.

5.
ACTIONS TAKEN BY DR. MALONE IN HIS CAPACITY AS DIRECTOR OR OFFICER.

        The parties hereto acknowledge that Dr. Malone is entering into this Agreement solely in his capacity as a stockholder, and not as an officer or director, of Liberty, Splitco, DIRECTV or Holdings. Nothing contained in Section 2 or 3 hereof shall (i) restrict, limit or prohibit (or be construed or deemed to restrict, limit, or prohibit) Dr. Malone, solely in his capacity as a director or officer of Liberty, Splitco, Holdings or DIRECTV, from engaging in discussions, negotiations, or other activities in which Liberty, Splitco, Holdings or DIRECTV, their respective Subsidiaries, their respective Affiliates and their respective Representatives are permitted to engage under Section 6.4 of the Merger Agreement; (ii) restrict, limit or prohibit (or be construed or deemed to restrict, limit, or prohibit) Dr. Malone, solely in his capacity as a director or officer of Liberty, Splitco, Holdings or DIRECTV, from exercising and acting in accordance with his fiduciary duties as a director or officer; (iii) require

Dr. Malone to act in a manner that would violate his fiduciary duties as a director or officer of Liberty, Splitco, Holdings or DIRECTV; or (iv) require Dr. Malone, solely in his capacity as an officer of Liberty, Splitco, Holdings or DIRECTV, to take any action in contravention of, or omit to take any action pursuant to, or otherwise take any actions which are inconsistent with, instructions or directions of the board of directors of Liberty, Splitco, Holdings or DIRECTV, as applicable, undertaken in the exercise of its fiduciary duties and in compliance with the Merger Agreement, provided that nothing in this Section 5 shall relieve or be deemed to relieve Dr. Malone from his obligations under Sections 2 (other than clause (c) thereof) and 3 of this Agreement. No action (or inaction) by Dr. Malone solely in his capacity as a director or officer of Liberty, Splitco, Holdings or DIRECTV shall be deemed a violation by Dr. Malone of any of the covenants or restrictions set forth herein, including the restrictions in Section 4 of this Agreement.

6.
COVENANTS.

        In the event that any sale of shares pursuant to this Agreement would violate any rules or regulations of any governmental or regulatory agency having jurisdiction or any other material law, rule, regulation, order, judgment or decree applicable to the parties hereto (including, with respect to Holdings, its Subsidiaries or any of Holdings' or such Subsidiary's respective properties and assets), then each party hereto hereby agrees (i) to cooperate with and assist the other in filing such applications and giving such notices, (ii) to use reasonable efforts to obtain, and to assist the other in obtaining, such consents, approvals and waivers, and (iii) to take such other actions, including supplying all information necessary for any filing, as any affected party may reasonably request, all as and to the extent necessary or advisable so that the consummation of such sale will not constitute or result in such a violation. If Holdings exercises the Redemption Right in Section 4.11 of the Holdings Charter, each Member agrees to comply with all obligations of a Holder prescribed therein. Each Member shall comply with any applicable obligations under Section 4.5 of the Holdings Charter.

        Each party hereto hereby further agrees that he, she or it shall not take any action or enter into any agreement restricting or limiting in any material respect his, her or its ability to timely and fully to perform all of his, her or its material obligations under this Agreement.

7.
RIGHT OF FIRST REFUSAL.

        (a)    Grant.     Subject to and on the terms and conditions set forth in this Agreement, each Member, on behalf of himself, herself or itself, his, her or its Permitted Transferees and his, her or its estate, heirs, administrators, executors, other legal representatives, successors and assigns, hereby grants to Holdings the right of first refusal, as provided in Section 7(b) of this Agreement, and makes the covenants for the benefit of Holdings set forth herein.

        (b)    Terms and Procedures.     During the term of this Agreement, no Member (including any Permitted Transferee) shall Transfer any Member Shares, except in an Exempt Transfer.

            (i)  (A) From and after the Merger Effective Time, if any Member (including any Permitted Transferee) (as applicable, the "Transferor") receives a bona fide written offer from an offeror (a "Prospective Purchaser") that is not an Affiliate of the Transferor (a "Bona Fide Offer") to purchase all or any of the Member Shares held by the Transferor, other than pursuant to an Exempt Transfer (except an Exempt Transfer under clause (iv) of the definition thereof), and the Transferor desires to accept the Bona Fide Offer, then prior to the acceptance of the Bona Fide Offer by the Transferor, the Member (including any Permitted Transferee) will first offer (the "ROFR") to Holdings the right to purchase all but not less than all of the Member Shares that are the subject of the Bona Fide Offer (the "ROFR Shares") upon the terms specified herein and Holdings may exercise the ROFR in the manner and to the extent set forth in this Section 7(b)(i).

            (B)  The Transferor shall give written notice (the "ROFR Notice") to Holdings of its receipt of the Bona Fide Offer and desire to accept the same, which notice shall (1) state the identity of the Prospective Purchaser and, if the Prospective Purchaser is not its own ultimate parent within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the identity of its ultimate parent(s) and (2) set forth all material terms of the Bona Fide Offer (including the purchase price and the method of payment thereof). Holdings shall then have the option to exercise its ROFR, and to purchase all but not less than all of the ROFR Shares at the applicable price determined in accordance with the following sentence and, subject to the remaining provisions of this Section 7(b), on the terms of the Bona Fide Offer (as disclosed in the ROFR Notice). The price at which the ROFR Shares may be purchased by Holdings shall be the price offered in the Bona Fide Offer (the "ROFR Price"). The Transferor shall enclose with the ROFR Notice a true and complete copy of the Bona Fide Offer and all documents related thereto. In determining the ROFR Price, (i) if any portion of the price offered in the Bona Fide Offer consisted of consideration other than cash, the fair market value of such non-cash consideration shall be deemed to be equal to the amount determined by agreement of the Transferor and Holdings or, failing such agreement, as determined in accordance with the procedures as set forth in Section 7(b)(ii); and (ii) the number of ROFR Shares and the number of shares of any series included in the ROFR Shares shall be calculated without duplication for any shares that may, by virtue of the definition of "Beneficially Owned," be deemed to be Beneficially Owned by more than one Member.

            (C)  Upon Receipt of a ROFR Notice, Holdings shall have the right, exercisable (if so determined by Independent Committee) by the written notice (an "Election Notice") given to the Transferor on or before the Close of Business on the tenth (10th) Business Day after receipt of the ROFR Notice, to exercise the ROFR as to the ROFR Shares and to purchase all but not less than all of the ROFR Shares. If Holdings duly delivers an Election Notice for the ROFR Shares in accordance with the foregoing procedure, it shall (subject to Holdings' right to elect to pay a portion of ROFR Price in debt or equity securities in accordance with Section 7(b)(i)(D) or (E)), purchase the ROFR Shares for cash, paid by wire transfer of immediately available funds on or prior to the ROFR Closing Date to an account designated by the Transferor in writing at least two (2) Business Days before such date. Notwithstanding the date fixed as the ROFR Closing Date in Section 8(a), the ROFR Closing Date for the purchase and sale of the ROFR Shares pursuant to this Section 7(b) shall be subject to extension in accordance with Section 7(b)(ii).

            (D)  In the event that any part of the price specified in the Bona Fide Offer is proposed to be paid in debt securities, Holdings may, in its discretion, elect to pay the equivalent portion of the ROFR Price through the issuance of debt securities with substantially similar terms in an amount the fair market value of which is equal to the fair market value of the equivalent portion of the debt securities specified in the ROFR Notice, in each case such fair value to be agreed to by Holdings and the Transferor or, failing such agreement, as determined in accordance with the procedures specified in Section 7(b)(ii), taking into consideration relevant credit factors relating to the Prospective Purchaser and Holdings and the marketability and liquidity of such debt securities.

            (E)  In the event that any part of the price specified in the Bona Fide Offer is proposed to be paid in equity securities, Holdings may, in its discretion, elect to pay the equivalent portion of the ROFR Price through the issuance of Low Vote Stock in an amount the fair market value (which shall be the Per Share Value multiplied by the number of Member Shares proposed to be sold) of which is equal to the fair market value of the equivalent portion of the equity securities specified in the ROFR Notice, in each case such fair value to be agreed to by Holdings and the Transferor or, failing such agreement, as determined in accordance with the procedures specified in Section 7(b)(ii), taking into consideration relevant factors relating to the Prospective Purchaser and Holdings and the marketability and liquidity of such equity securities (including any transfer restrictions applicable thereto).

            (F)   In the event that (1) no Election Notice has been given by the tenth (10th) Business Day after receipt of the ROFR Notice, or (2) if an Election Notice is given, the ROFR Closing has not occurred by the 61st day after the Election Notice is given (or such later date as the parties may have scheduled for the ROFR Closing or to which the ROFR Closing may have been extended pursuant to Section 7(b)(ii)), for any reason other than a breach by the Transferor or another Member or Permitted Transferee of its obligations hereunder (the first to occur of such events being the "Free to Sell Date"), then each Person included within the Transferor shall have the right to sell all but not less than all of the ROFR Shares of such Person to the Prospective Purchaser at the price (or a greater price) and upon the terms (or terms no more favorable to the Prospective Purchaser) specified in the ROFR Notice and, in connection with any such sale such Person shall not be required to convert any of such ROFR Shares into shares of Low Vote Stock prior to the sale to such Prospective Purchaser. The right to sell ROFR Shares to the Prospective Purchaser pursuant to this Section 7(b)(i)(F) shall expire and the provisions of this Section 7(b)(i) shall be reinstated in the event that the Prospective Purchaser has not purchased such ROFR Shares within ten (10) Business Days after the Free to Sell Date.

           (ii)  (A) If a Bona Fide Offer proposes to pay a portion of the price for the ROFR Shares in consideration other than cash and Holdings and the Transferor have not agreed upon the value thereof (or, in the case of debt or equity securities, if Holdings has elected to pay a portion of the ROFR Price in equivalent securities and Holdings and the Transferor have not agreed upon the value of the debt or equity securities Holdings proposes to issue) by the Close of Business on the fifth (5th) Business Day prior to the date otherwise fixed for the ROFR Closing (the "Commencement Date") then the procedures set forth in this Section 7(b)(ii) shall be commenced and the ROFR Closing Date shall be extended to the fifth (5th) Business Day following the date on which the fair market value of the noncash consideration (or Holdings issued debt securities) has been finally determined pursuant to this Section 7(b)(ii).

            (B)  Holdings and the Transferor shall each retain a Qualified Appraiser and notify the other party of its selection within five (5) Business Days of the Commencement Date to render the determination required by this Section 7(b)(ii). If either party fails to timely select its Qualified Appraiser then the Qualified Appraiser selected by the other party shall render such determination. Holdings and the Transferor shall each be responsible for the fees and expenses of the Qualified Appraiser selected by it, unless only one Qualified Appraiser is selected in which case Holdings and the Transferor shall each bear 50% of such fees and expenses. If a Third Appraiser is selected pursuant to this Section 7(b)(ii) the fees and expenses of the Third Appraiser will be shared equally by Holdings and the Transferor.

            (C)  The Qualified Appraisers selected by the parties shall submit their respective independent determinations of the fair market value of the noncash consideration (and, if applicable, Holdings issued debt securities), within 15 Business Days after the Commencement Date. If the respective determinations of such Qualified Appraisers vary by less than ten percent (10%), the fair market value of the noncash consideration (and, if applicable, Holdings issued debt securities) shall be the average of the two determinations.

            (D)  If such respective determinations vary by ten percent (10%) or more, the two Qualified Appraisers shall promptly designate a third Qualified Appraiser (the "Third Appraiser"). No party to this Agreement or any Affiliate of any party to this Agreement or

    Qualified Appraiser shall, provide any information to the Third Appraiser as to the determinations of the initial Qualified Appraisers or otherwise influence the Third Appraiser's determination in any way. The Third Appraiser shall submit its determination of the fair market value of the noncash consideration (and, if applicable, Holdings issued debt securities), within ten (10) Business Days after the date on which the Third Appraiser is retained. If a Third Appraiser is retained, the fair market value of the noncash consideration (and, if applicable, Holdings issued debt securities) shall equal the average of the two closest of the three determinations, except that, if the difference between the highest and middle determinations is no more than 105% and no less than 95% of the difference between the middle and lowest determinations, then the fair market value shall equal the middle determination.

            (E)  In determining the fair market value of the noncash consideration (and, if applicable, Holdings issued debt securities), each Qualified Appraiser retained pursuant to this Section 7(b)(ii) shall: (i) assume that the fair market value of the applicable asset is the price at which the asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and each having reasonable knowledge of all relevant facts; (ii) assume that the applicable asset would be sold for cash; and (iii) use valuation techniques then prevailing in the relevant industry.

          (iii)  No voluntary transfers of Member Shares may be made by any Holder during the Call Period and if the Redemption Right is exercised, thereafter, except to Holdings pursuant to the Redemption Right. Accordingly, without limiting the generality of the foregoing, no voluntary transfer may be made during such period pursuant to a Bona Fide Offer, notwithstanding the Transferor's compliance with this Section 7(b) prior to Dr. Malone's death.

          (iv)  If there shall be more than one Transferor in any transaction or series of related transactions covered by an ROFR Notice, and if, to the extent permitted by this Agreement, Holdings pays the ROFR Price with more than one form of consideration, then unless otherwise agreed in writing by the Transferors, each Transferor shall receive on a per share basis substantially the same combination of consideration.

8.
CLOSING MATTERS FOR RIGHT OF FIRST REFUSAL.

        (a)    ROFR Closing Date.     The consummation of the purchase and sale of ROFR Shares following the exercise of the ROFR pursuant to Section 7(b) (in each case, a "ROFR Closing") shall be held at 10:00 a.m. local time on, respectively, the 60th day following the date the Election Notice is given or (z) such other date and at such other time as the Member or the Transferor and Holdings may agree (the date on which any such ROFR Closing occurs is referred to herein as the "ROFR Closing Date"). The ROFR Closing shall take place at the principal offices of Holdings or at such other place as the Member(s) (as the case may be) and Holdings may agree.

        (b)    ROFR Closing Deliveries.     At the ROFR Closing, Holdings shall pay to the Member(s) (including any Permitted Transferee(s)) comprising the Seller (i) any portion of the ROFR Price that was required to be paid in cash in the manner provided in Section 7(b)(i)(C), as and if applicable, and (ii) deliver certificate(s) registered in the name of each Seller for the number of shares of Low Vote Stock required to be delivered in payment of the portion of the ROFR Price payable in Low Vote Stock. At the ROFR Closing, each of the Member(s) (including any Permitted Transferee(s)) participating in the sale shall be required, as a condition to receiving payment, to deliver to Holdings (i) a stock certificate or certificates, duly endorsed for transfer or in blank, representing such Person's ROFR Shares, (ii) if applicable, copies of Letters Testamentary or other documentation evidencing the authority of such Person to transfer any of the ROFR Shares that are evidenced by certificates registered in the name of a Person other than such Seller, (iii) a certificate, executed by or on behalf of such Person, in which such Person represents and warrants to Holdings that such Person has good title to the ROFR Shares being sold by him, free and clear of any liens, claims, charges or encumbrances and has the legal authority to consummate such sale and (iv) such other certificates and documents as Holdings may reasonably request.

9.
EXCHANGE OF MALONE SPLITCO STOCK AND RELATED MATTERS.

        (a)    Exchange.     At the Exchange Time, (i) each Member shall assign, transfer, convey and deliver to Holdings and Holdings shall accept and acquire from such Member, all outstanding shares of Splitco Class B Common Stock owned of record by him, her or it (free and clear of all Liens, other than Liens created by this Agreement and any Permitted Pledge (subject to the last sentence of this paragraph)), and (ii) Holdings shall issue and deliver to the Members, and the Members shall accept and acquire from Holdings, in the aggregate, the Member Holdings Shares (free and clear of all Liens, other than any Liens created by such Member (collectively, the "Exchange"). The Members shall cause any Permitted Pledge on the shares of Splitco Class B Common Stock Beneficially Owned by them to be released concurrent with the Exchange Time (it being understood that such Permitted Pledge shall thereupon encumber the Member Shares received in exchange therefor in the Exchange).

        (b)    Exchange of Certificates.     To effect the Exchange at the Exchange Time, the exchange of certificates (or evidence of shares in book-entry form) representing the shares of Splitco Class B Common Stock Beneficially Owned by the Members for certificates (or evidence of shares in book-entry form) representing the Malone Holdings Shares, and the related actions thereto, shall be completed by the Exchange Agent (as if at the Merger Effective Time) pursuant to the procedures set forth in Section 2.2. of the Merger Agreement.

        (c)    Fractional Shares.     No certificates, scrip or book-entry credit representing fractional shares of Holdings Class B Common Stock will be issued upon the Exchange pursuant to Section 9(a) of this Agreement, and to the extent any Member would otherwise be entitled to receive a fractional share of Holdings Class B Common Stock, no such fractional share will be issued to such Member as a result of the Exchange and no such holder shall be entitled to vote or to any rights of a holder of Holdings Class B Common Stock with respect to any fractional shares such holder otherwise would have been entitled to receive. If any Member otherwise would be entitled to receive a fractional share of Holdings Class B Common Stock, such Member will instead receive cash in an amount equal to the product of the applicable fraction of a share multiplied by the closing sales price of the DIRECTV Common Stock on The NASDAQ Global Select Market on the Closing Date. The Exchange Agent will make available the aggregate cash amount allocable to such Member, after deducting any required withholding Taxes, without interest, as soon as practicable to such Member. No interest shall accrue on any cash payable to such Member pursuant to this Section 9(c).

10.
REPRESENTATIONS AND WARRANTIES OF THE MALONES; ACKNOWLEDGEMENT.

        (a)    Each of the Malones hereby represents and warrants that:

          (i)    Authority for this Agreement.    The execution and delivery of this Agreement by or on behalf of such Malone and the consummation by such Malone of the transactions contemplated hereby (i) will not violate any order, writ, injunction, decree, statute, rule, regulation or law applicable to such Malone or by which any of his, her or its Malone Liberty Shares are bound, (ii) will not violate or constitute a breach or default under any agreement by which such Malone or his, her or its Malone Liberty Shares may be bound, and (iii) except as set forth on Schedule 10(a), will not require the consent of or any notice to or other filing with any third party, including any Governmental Authority. Such Malone, or the Person signing on the behalf of such Malone, has all requisite capacity, power and authority to enter into and perform this Agreement. This Agreement has been duly and validly executed and delivered by such Malone and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of such Malone, enforceable against him, her or it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting enforcement of creditors' rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

          (ii)    Ownership of Shares.    Dr. Malone is the Beneficial Owner of the Dr. Malone Liberty Shares, Mrs. Malone is the Beneficial Owner of the Mrs. Malone Liberty Shares, the Tracy Trust is the Beneficial Owner of the Tracy Trust Liberty Shares and the Evan Trust is the Beneficial Owner of the Evan Trust Liberty Shares, in each case, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances whatsoever with respect to the ownership, transfer or other voting of such Malone Liberty Shares (collectively, "Liens"), other than encumbrances created by this Agreement, Call Agreement, any restrictions on transfer under applicable federal and state securities laws and those Permitted Pledges and other encumbrances indicated on Schedule 10(b). Except as set forth on Schedule 10(b), there are no outstanding options, warrants or rights to purchase or acquire, or agreements relating to the voting of, any Malone Liberty Shares and each Malone has the sole authority to direct the voting of his, her or its respective Malone Liberty Shares in accordance with the provisions of this Agreement and the sole power of disposition with respect to his or her Malone Liberty Shares, with no restrictions (other than encumbrances created by this Agreement, any restrictions on transfer under applicable federal and state securities laws and the Permitted Pledges indicated on Schedule 10(b)). Except for the Malone Liberty Shares, as of the date hereof, no Malone Beneficially Owns or owns of record (i) any other shares of Liberty Entertainment Common Stock, (ii) any securities that are convertible into or exercisable or exchangeable for Liberty Entertainment Common Stock (other than the Malone Awards outstanding on the date hereof set forth on Schedule 10(b)) or (iii) any Equity Securities of any Subsidiary of Splitco.

        (b)    Malone Certificate.     The parties acknowledge that it is a condition to DIRECTV's obligation to consummate the Mergers that Dr. Malone has delivered to DIRECTV the certificate (the "Malone Certificate") specified in Section 7.2(g) of the Merger Agreement. DIRECTV, Splitco and Holdings acknowledge that Dr. Malone is under no obligation, express or implied, to deliver the Malone Certificate if the statements therein are not believed by him in good faith to be true as of such time or to take any action or refrain from taking any action prior to the Closing to the extent necessary to make the representations specified therein true and correct as of the Closing Date, and that Dr. Malone shall not have personal liability to DIRECTV, Splitco or Holdings if he fails to deliver the Malone Certificate. DIRECTV, Splitco and Holdings acknowledge and agree that the representations contained in the Malone Certificate, if delivered, do not survive the Closing of the Mergers.

11.
REPRESENTATIONS AND WARRANTIES OF DIRECTV.

        DIRECTV represents and warrants that: DIRECTV is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by DIRECTV and the consummation by DIRECTV of the transactions contemplated hereby (i) will not violate any order, writ, injunction, decree, statute, rule, regulation or law applicable to DIRECTV, (ii) will not violate or constitute a breach or default under any agreement by which DIRECTV may be bound, (iii) except as set forth on Schedule 11, will not require the consent of or any notice or other filing with any third party, including any Governmental Authority, and (iv) have been duly and validly authorized, and no other proceedings on the part of DIRECTV are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by DIRECTV and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of DIRECTV enforceable against DIRECTV in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting enforcement of creditors' rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).

12.
TERM; TERMINATION.

        This Agreement shall terminate automatically, without further action of the parties hereto, upon the termination of the Merger Agreement in accordance with its terms. Following the Merger Effective Time, this Agreement shall terminate automatically, without further action of the parties hereto, upon the first to occur of the following: (i) all of the Member Shares having been purchased by Holdings, (ii) all of the Member Shares having been sold to one or more Prospective Purchasers in compliance with Section 7(b)(i); (iii) the Redemption Right under Section 4.11 of the Holdings Charter having expired unexercised, or (iv) upon the completion of a Change of Control; provided, however, that in the case of clause (i) (to the extent Holdings issues shares of Holdings Class A Common Stock pursuant to the Redemption Right) or clause (iii), and absent the earlier termination of this Agreement in accordance with the first sentence of this Section 12, in no event shall Section 4 terminate prior to the day following the first anniversary of the Split-Off Effective Time. No party hereto will be relieved from any liability for breach of this Agreement by reason of such termination.

13.
MISCELLANEOUS.

        Remedies.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

        (a)    Further Assurances.     Each party shall cooperate and take such actions as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby. For the avoidance of doubt, in the event Holdings, directly or indirectly, distributes securities of any Person (other than securities of Holdings) to the holders of Holdings Common Stock (whether through a dividend, share distribution, redemption, merger, spinoff, split-off or otherwise), the issuer of the securities so distributed, if other than the successor to all or substantially all of the assets of Holdings (the "Distributed Company") will not be a successor or assign of the rights and obligations of Holdings under this Agreement unless specifically consented to by the Members, and the securities of the Distributed Company so distributed will not be deemed to be Member Shares hereunder for any purpose.

        (b)    Expenses.     Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        (c)    Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        (d)    Jurisdiction.     All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware, or, if the Court of Chancery lacks subject matter jurisdiction, in any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts there from) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

        (e)    Assignment; Successors.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated in whole or in part, by operation of Law, or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, including, in the case of any Malone, any trustee, executor, heir, legatee or personal representative succeeding to the ownership of the Malone Liberty Shares, Malone Splitco Shares and Member Shares (and any other Malone Holdings Shares) (including upon the death, disability or incapacity of any Malone). Any purported assignment or delegation not permitted under this Section 13(e) shall be null and void and shall not relieve the assigning or delegating party of any obligation hereunder.

        (f)    Descriptive Headings.     Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

        (g)    Entire Agreement; No Third-Party Beneficiaries.     This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their respective heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

        (h)    Notices.     All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

    If to any Malone, to:

      John C. Malone or Leslie A. Malone
      c/o Liberty Media Corporation
      12300 Liberty Boulevard
      Englewood, CO 80112
      Facsimile: (720) 875-5401

    If to DIRECTV or Holdings, or, after the Merger Effective Time, Splitco, to:

      The DIRECTV Group, Inc.
      2230 East Imperial Highway
      El Segundo, CA 90245
      Attention: Larry D. Hunter, General Counsel
      Facsimile: (310) 964-0838

    with a copy (which shall not constitute notice) to:

      Weil, Gotshal & Manges LLP
      767 Fifth Avenue
      New York, NY 10153
      Attention: Frederick S. Green
       Michael E. Lubowitz
      Facsimile: (212) 310-8007

    with a copy (which shall not constitute notice) to:

      Simpson Thacher & Bartlett LLP
      425 Lexington Avenue
      New York, NY 10017
      Attention: Richard I. Beattie
       Marni J. Lerner
       Kathryn King Sudol
      Facsimile: (212) 455-2502

    If, prior to the Merger Effective Time, to Splitco, to:

      Liberty Entertainment, Inc.
      12300 Liberty Boulevard
      Englewood, CO 80112
      Attention: Charles Y. Tanabe, General Counsel
      Facsimile: (720) 875-5382

    with a copy (which shall not constitute notice) to:

      Baker Botts L.L.P.
      30 Rockefeller Plaza
      New York, NY 10112
      Attention: Frederick H. McGrath
       Renee L. Wilm
      Facsimile: (212) 259-2530

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

        (i)    Severability.     If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        (j)    Amendments and Waivers.     Subject to Section 13(i) hereof, the provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers of or consents to departures from the provisions hereof may not be given, unless approved in writing by

(i) (A) Holdings, and (B) Members holding a majority of the Member Shares, and (ii) prior to the Merger Effective Time, Splitco.

        (k)    No Implied Waivers.     No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or made pursuant hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

        (l)    Legends.     Each certificate or other instrument representing any shares of Common Stock that are Beneficially Owned by any Member that are subject to any of the provisions of this Agreement shall bear a legend substantially in the following form, in addition to any other legend required under applicable law or by contract:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AND RIGHT OF FIRST REFUSAL AGREEMENT, DATED AS OF MAY 3, 2009, BY AND AMONG LIBERTY ENTERTAINMENT, INC., A DELAWARE CORPORATION, DIRECTV, A DELAWARE CORPORATION, THE DIRECTV GROUP, INC., A DELAWARE CORPORATION, JOHN C. MALONE, LESLIE MALONE, THE TRACY L. NEAL TRUST A AND THE EVAN D. MALONE TRUST A. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE. THE SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR ANY INTEREST THEREIN IS RESTRICTED BY SUCH AGREEMENT AND ANY SUCH SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION MAY BE MADE ONLY UPON COMPLIANCE THEREWITH. SUCH AGREEMENT ALSO CONTAIN(S) PROVISIONS RELATING TO THE EXERCISE OF CERTAIN RIGHTS, IF ANY, OF THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND MAY GRANT THE ISSUER OR OTHERS THE RIGHT TO PURCHASE SUCH SHARES UNDER CERTAIN CIRCUMSTANCES."

        (m)    Interpretation.     When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

        (n)    Counterparts.     This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature Page Follows]

        IN WITNESS WHEREOF, each of the undersigned has executed this agreement as of the date first above written.

LIBERTY ENTERTAINMENT, INC.
By:	/s/ CHARLES Y. TANABE
Name: Charles Y. Tanabe
Title: Executive Vice President
DIRECTV
By:	/s/ LARRY D. HUNTER
Name: Larry D. Hunter
Title: Executive Vice President
THE DIRECTV GROUP, INC.
By:	/s/ LARRY D. HUNTER
Name: Larry D. Hunter
Title: Executive Vice President

/s/ DR. JOHN C. MALONE Dr. John C. Malone, individually

/s/ MRS. LESLIE MALONE Mrs. Leslie Malone, individually
TRACY L. NEAL TRUST A
By:	/s/ DAVID THOMAS
Name: David Thomas
Title: Trustee
EVAN D. MALONE TRUST A
By:	/s/ DAVID THOMAS
Name: David Thomas
Title: Trustee

Annex C

Form of Holdings Amended and Restated Certificate of Incorporation

[To be filed by amendment]

Annex D

FORM OF

DIRECTV
(hereinafter called the "Corporation")

BY-LAWS

ARTICLE I

STOCKHOLDERS

        Section 1.    Notice of Stockholder Business and Nominations.

        (a)    Annual Meetings of Stockholders.

          (1)   Except as may be otherwise provided in the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") with respect to the right of holders of any class or series of preferred stock of the Corporation to nominate and elect a specified number of Directors in certain circumstances, nominations of persons for election to the Board of Directors (the "Board") and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders of the Corporation (an "Annual Meeting") only (A) pursuant to the Corporation's notice of meeting (the "Notice of Meeting"), (B) by or at the direction of the Board or (C) by any stockholder of the Corporation who (i) was a stockholder of record at the time of giving of notice provided for in this Section 1 and at the time of the Annual Meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this Section 1 as to such business or nomination. The provisions of clause (C) of this Section 1(a)(1) shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and included in the Corporation's Notice of Meeting) before an Annual Meeting.

          (2)   Without qualification, for any nominations or any other business to be properly brought before an Annual Meeting by a stockholder pursuant to Section 1(a)(1)(C) of this Article I, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (the "Secretary") and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation or as specified in the proxy statement for the preceding year's Annual Meeting not earlier than the close of business on the 120th day prior to, and not later than the close of business on the 90th day prior to, the first anniversary of the preceding year's Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before, or more than 60 days after, such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of such Annual Meeting or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an Annual Meeting or the announcement thereof commence a new time period for the giving of a stockholder's notice as described above. To be in proper form, a stockholder's notice (whether given pursuant to this Section 1(a)(2) or Section 1(b)) to the Secretary must:

            (A)  set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date):

                (i)  the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, if any,

               (ii)  the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner,

              (iii)  any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a "Derivative Instrument") directly or indirectly owned beneficially or otherwise held by such stockholder (or if such nomination or proposal is made on behalf of a beneficial owner, by such beneficial owner) and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of capital stock or other securities of the Corporation to which such stockholder (or if such nomination or proposal is made on behalf of a beneficial owner, such beneficial owner) is entitled by contract or otherwise,

              (iv)  any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder (or if such nomination or proposal is made on behalf of a beneficial owner, such beneficial owner) has a right to vote any shares of any capital stock or other securities of the Corporation,

               (v)  any short interest in any capital stock or other security of the Corporation directly or indirectly owned beneficially or otherwise held by such stockholder (or if such nomination or proposal is made on behalf of a beneficial owner, by such beneficial owner) (for purposes of this Article I a person shall be deemed to have a short interest in capital stock or another security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject capital stock or other security),

              (vi)  any rights to dividends on the shares of capital stock of the Corporation directly or indirectly owned beneficially or otherwise held by such stockholder (or if such nomination or proposal is made on behalf of a beneficial owner, by such beneficial owner) that are separated or separable from the underlying shares of capital stock of the Corporation,

             (vii)  any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder (or if such nomination or proposal is made on behalf of a beneficial owner, such beneficial owner) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner,

            (viii)  any performance-related fees (other than an asset-based fee) to which such stockholder (or if such nomination or proposal is made on behalf of a beneficial owner, such beneficial owner) is entitled based on any increase or decrease in the value of shares of capital stock or other securities of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder's (or such beneficial owner's) immediate family sharing the same household, and

              (ix)  any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is made, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

            (B)  if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth

                (i)  (a) a brief description of the business desired to be brought before the meeting, (b) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), (c) the reasons for conducting such business at the meeting, and (d) any material interest of such stockholder and beneficial owner, if any, on whose behalf the proposal is made, in such business, and

               (ii)  a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, on whose behalf the proposal is made, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

            (C)  set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board

                (i)  all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and

               (ii)  a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant; and

            (D)  with respect to each nominee for election or reelection to the Board, include a completed and signed questionnaire, representation and agreement required by Section 2 of this Article I. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine (i) the eligibility of such proposed nominee to serve as a director of the Corporation, and (ii) whether such proposed nominee qualifies as an "independent director" or "audit committee financial expert" under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the Corporation, and such other information as could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such nominee.

          (3)   Notwithstanding anything in the second sentence of Section 1(a)(2) of this Article I to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year's Annual Meeting, a stockholder's notice required by this Article I shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

          (b)   Special Meetings of Stockholders.    The only business that shall be conducted at a special meeting of stockholders is the business that shall have been brought before the meeting pursuant to the Corporation's Notice of Meeting. Except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of any class or series of preferred stock of the Corporation to nominate and elect a specified number of Directors in certain circumstances, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's Notice of Meeting only (A) by or at the direction of the Board or (B) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (i) is a stockholder of record at the time of giving of notice provided for in this Section 1(b) and at the time of the special meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in this Section 1(b) as to such nomination. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation's Notice of Meeting, if the stockholder's notice in the same form required by Section 1(a)(2) of Article I with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 2 of Article I) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. No other person or persons may call a special meeting of stockholders except as may be provided in the Certificate of Incorporation, as amended from time to time. The foregoing notwithstanding, unless otherwise provided in the Certificate of Incorporation, whenever the holders of any one or more outstanding series of preferred stock shall have the right, voting separately by class or by series, as applicable, to elect Directors at any Annual Meeting or special meeting of stockholders, the calling of special meetings of the holders of such class or series shall be governed by the terms of the applicable resolution or resolutions of the Board establishing such series of preferred stock pursuant to the Certificate of Incorporation.

          (c)   In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder's notice as described above in Section 1(b) of Article I.

          (d)   General.

            (1)   Only such persons who are nominated in accordance with the procedures set forth in this Article I shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Article I. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Article I and, if any proposed nomination or business is not in compliance with this Article I, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Article I, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall, if so determined by the chairman of the meeting, be disregarded and such proposed business shall, if so determined by the chairman of the meeting, not be transacted, notwithstanding that proxies in respect of such nomination or proposed business may have been received by the Corporation. For purposes of this Section 1(d)(1), to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

            (2)   For purposes of this Article I, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

            (3)   Notwithstanding the foregoing provisions of this Article I, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article I; provided, however, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 1(a)(1)(C) or Section 1(b) of this Article I. Nothing in this By-Law shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock if and to the extent provided for under law, the Certificate of Incorporation or these By-Laws. Nothing in this By-Law shall be deemed to confer upon any stockholder a right to have a nominee or any proposed business included in the Corporation's proxy statement.

        Section 2.    Submission of Questionnaire, Representation and Agreement.     To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 1 of this Article I) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a director of the Corporation, with such person's fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

        Section 3.    Notice of Meetings; Adjournment.     Except as otherwise provided herein or required by "applicable law" (meaning, here and hereinafter, as required from time to time by the General Corporation Law of the State of Delaware (the "DGCL")) or the Certificate of Incorporation, written notice of the place, if any (or the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person), date, and time of all meetings of the stockholders and, in the case of a special meeting of stockholders, the purpose or purposes for which such meeting is called shall be given by notice addressed to each stockholder of the Corporation entitled to vote at such meeting not less than 10 nor more than 60 days before the date on which the meeting is to be held. Notice may be given personally, by mail or by electronic transmission in accordance with Section 232 of the DGCL. If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to each stockholder at such stockholder's address appearing on the records of the Corporation or given by the stockholder for such purpose. Notice by electronic transmission shall be deemed given as provided in Section 232 of the DGCL. An affidavit of the mailing or other means of giving any notice of any stockholders' meeting, executed by the Secretary, Assistant Secretary or any transfer agent of the Corporation giving the notice, shall be prima facie evidence of the giving of such notice or report. Notice shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the "householding" rules set forth in Rule 14a-3(e) under the Exchange Act and Section 233 of the DGCL.

        Any meeting may be adjourned from time to time, whether or not there is a quorum, either (i) in the discretion of the chairman of the meeting (including, without limitation, where necessary to tabulate any vote the tabulation of which is necessary for the continued conduct of the meeting) or (ii) by vote of the holders of a majority of the voting power of the shares of stock present at the meeting and entitled to vote on the subject matter of such meeting.

        When a meeting is adjourned to another date, time or place, if any, notice need not be given of the adjourned meeting if the date, time and place, if any (and the means of remote communication, if any, by which stockholders and proxy holders of the Corporation may be deemed to be present in person at such adjourned meeting), thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the date, time and place of the adjourned meeting shall be given in conformity herewith to each stockholder of the Corporation of record entitled to vote at the adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

        Section 4.    Quorum.

        At any meeting of the stockholders, the holders of a majority of all of the outstanding shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by these By-Laws, the Certificate of Incorporation or by applicable law. Where a separate vote by a class or classes or series is required by law or by the Certificate of Incorporation, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. Shares of capital stock of the Corporation held of record or beneficially by the Corporation or by another entity, if a majority of the voting power or economic interest of such other entity is held, directly or indirectly, by the Corporation, shall neither be entitled to vote at a meeting of stockholders of the Corporation nor be counted for quorum purposes on any matter brought before the meeting; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

        If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting from time to time, without notice other than by announcement to the meeting, to another date, place, if any, and time until a quorum shall be present.

        Section 5.    Organization.

        The Chairman of the Board of the Corporation, or, in his or her absence, such person as the Board may have designated or, in the absence of such a person, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or represented by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. The Secretary, or if he or she is not present, any Assistant Secretary, or in the absence of any Assistant Secretary, any person the chairman of the meeting appoints shall act as the secretary of the meeting and keep a record of the proceedings thereof.

        Section 6.    Place of Meeting.

        Meetings of the stockholders for the election of Directors or for any other purpose shall be held at such time and place, if any (or by means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person), either within or outside the State of Delaware, as shall be designated from time to time by the Board and stated in the notice of the meeting.

        Section 7.    Conduct of Business.

        The Board may adopt by resolution such rules and regulations for the conduct of meetings as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of the meeting shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman of the meeting, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants; and (vi) the date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting. The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chairman should so determine, such chairman shall so declare to the meeting, and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

        Section 8.    Proxies and Voting.

        At any meeting of the stockholders where a quorum is present, every stockholder entitled to vote at a meeting of stockholders may vote in person or by proxy authorized by an instrument in writing or by an electronic transmission permitted by law filed in accordance with the procedure established for the meeting. Unless otherwise provided in the Certificate of Incorporation, each stockholder present in person or represented by proxy at a meeting of stockholders shall be entitled to cast one vote for each share of capital stock entitled to vote thereat held by such stockholder. If the Certificate of Incorporation provides for the issuance of any class or series of stock which is convertible into any other class or series of stock, as a condition to counting the votes cast by any holder of shares at any annual or special meeting of stockholders, the Board or a duly authorized committee thereof, in its discretion, may require the holder of any shares to furnish such affidavits or other proof as the Board or such committee deems necessary and advisable to determine whether such shares have been converted pursuant to the terms governing the issuance and conversion of such shares in the Certificate of Incorporation. Any copy, facsimile telecommunication or other reliable reproduction of the writing or electronic transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or electronic transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or electronic transmission. All voting, except as may be required by law or otherwise determined by the chairman of the meeting, including voting for the election of Directors may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or by his or her proxy, or upon resolution by the Board in its discretion or by action of the chairman of the meeting, in his or her discretion, a stock vote may be taken. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy holder voting and such other information as may be required under the procedure established for the meeting. Unless otherwise specified by the Certificate of Incorporation, these By-Laws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities (i) at all meetings of stockholders for the election of Directors at which a quorum is present, a plurality of the votes cast by the holders of stock represented in person or by proxy and entitled to vote shall be sufficient, and (ii) any other question brought before any meeting of stockholders at which a quorum is present shall be determined by the votes cast affirmatively by the holders of a majority of the voting power represented in person or by proxy and entitled to vote thereon.

        Section 9.    Stock List.

        The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, at least ten days prior to the meeting, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the Notice of Meeting, or (ii) during ordinary business hours at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place, if any, of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present. Except as otherwise provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 9 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

        Section 10.    Inspector of Elections.

        Before any meeting of stockholders, the Board shall appoint one or more inspectors to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

        The inspectors shall, in accordance with these By-Laws, the Certificate of Incorporation and Section 231 of the DGCL, as currently in effect or as the same may hereafter be amended or replaced, ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination made by the inspectors, and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

        The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. In determining the validity and counting of proxies and ballots, the inspectors shall act in accordance with applicable law.

ARTICLE II

BOARD OF DIRECTORS

        Section 1.    Number, Election and Term of Directors.

        Except as otherwise provided in the Certificate of Incorporation (including any provisions of the Certificate of Incorporation relating to the rights of the holders of any class or series of preferred stock), the number of Directors of the Corporation shall be fixed from time to time exclusively by resolution adopted by a majority of the entire Board, but the number of Directors shall initially be eleven (11). Directors need not be stockholders. Directors shall (except as hereinafter provided for the filling of vacancies or newly-created directorships) be elected by the holders of the shares of stock entitled to vote thereon, by a plurality vote thereof, at the Annual Meeting or at any special meeting of stockholders (solely to the extent permitted by and in the manner set forth in Section 1(b) above). Each Director so elected shall hold office until such Director's successor is duly elected and qualified, or until such Director's death, or until such Director's earlier disqualification, resignation, retirement or removal.

        Section 2.    Certain Definitions.

        For the purposes of these By-Laws:

        "Affiliate" with respect to any person shall mean any other person who, directly or indirectly, controls, is controlled by or is under common control with such person.

        "Beneficially Owns" (and variations thereof) shall have the same meaning as under Section 13(d) of the Exchange Act and Regulation 13D-G thereunder (or any successor provision of law).

        "Employee Director" means a Director, who at the time of taking office as a Director, is an employee of the Corporation or any Subsidiary of the Corporation.

        "Independent Director" means a director who qualifies as an "independent director" under the rules and regulations of the applicable primary stock exchange on which the Corporation's equity securities are listed in effect from time to time, and under such rules and regulations as may be established by the Nomination and Corporate Governance Committee from time to time.

        "Subsidiary" with respect to a Person, means any corporation, limited liability company, partnership, trust or unincorporated organization of which such Person owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the Board or others performing similar functions with respect to such corporation, limited liability company, partnership, trust or unincorporated organization.

        "Voting Securities" means the Class A common stock, par value $0.01 per share, and the Class B common stock, par value $0.01 per share, of the Corporation and any shares of capital stock of the Corporation entitled to vote generally in the election of Directors. A stated percentage of the Voting Securities shall mean a number of shares of the Voting Securities as shall equal in voting power that stated percentage of the total voting power of the then outstanding shares of Voting Securities entitled to vote in the election of Directors.

        Section 3.    Newly Created Directorships and Board Vacancies.

        Subject to applicable law and except as otherwise provided for or fixed by or pursuant to the Certificate of Incorporation relating to the rights of the holders of any class or series of preferred stock with respect to such class or series of preferred stock, newly created Directorships resulting from any increase in the authorized number of Directors or, subject to Section 11(b) of this Article II below, any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause between meetings of stockholders shall be filled only by the affirmative vote of a majority of all of the Directors then in office, even if less than a quorum, or a duly appointed committee of the Board or in such other manner as may be determined by the Board, but in any event not by the stockholders. Directors so chosen shall hold office until such Director's successor shall have been duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal from office in accordance with the Certificate of Incorporation, these By-Laws, or any applicable law or pursuant to an order of a court. No decrease in the number of authorized Directors constituting the entire Board shall shorten the term of any incumbent Director.

        Section 4.    Regular Meetings.

        A meeting of the Board shall be held after the Annual Meeting of the stockholders and regular meetings of the Board shall be held at such place or places, if any, on such date or dates, and at such time or times as shall have been established by the Board and publicized among all Directors. Meetings may be held either within or outside the State of Delaware. A notice of each regular meeting shall not be required.

        Section 5.    Special Meetings.

        Special meetings of the Board may be called by the Chairman of the Board, by the Vice Chairman, by the President or by two or more Directors then in office and shall be held at such place, if any, on such date, and at such time as they or he or she shall fix. Special meetings of the Board may be held either within or outside the State of Delaware. Notice thereof, stating the place, if any, date and time of each such special meeting shall be given to each Director by whom it is not waived by mailing written notice not less than four (4) days before the meeting or personally by telephone, or by other means of electronic transmission of notice, not less than 12 hours before the meeting or on such shorter notice as the person or persons calling the meeting may deem necessary and appropriate under the circumstances. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

        Section 6.    Quorum and Voting.

        Except as may be otherwise provided by applicable law, the Certificate of Incorporation or these By-Laws, at all meetings of the Board, a majority of the entire Board shall constitute a quorum for the transaction of business. The act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board, except as otherwise provided herein or required by law. The Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

        Section 7.    Participation in Meetings by Conference Telephone.

        Members of the Board, or of any committee thereof, may participate in and act at a meeting of such Board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

        Section 8.    Conduct of Business; Action by Written Consent.

        At any meeting of the Board, or of any committee thereof, business shall be transacted in such manner as the Board or such committee may from time to time determine and all matters shall be determined by the vote of a majority of the Directors present, except as otherwise provided herein or required by law. The Board, or any committee thereof, may take action without a meeting if all members thereof consent thereto in writing or writings (or electronic transmission or transmissions), and the writing or writings (or electronic transmission or transmissions) are filed with the minutes of proceedings of the Board or of such committee.

        Section 9.    Powers.

        The property, business and affairs of the Corporation shall be managed by or under the direction of the Board which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by applicable law or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders of the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

          (1)   To declare dividends from time to time in accordance with law;

          (2)   To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

          (3)   To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;

          (4)   To remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;

          (5)   To adopt from time to time such stock option, stock purchase, bonus or other compensation plans for Directors, officers, employees and agents of the Corporation and its Subsidiaries as it may determine;

          (6)   To adopt from time to time such insurance, retirement, and other benefit plans for Directors, officers, employees and agents of the Corporation and its Subsidiaries as it may determine; and

          (7)   To adopt from time to time regulations, not inconsistent with these By-Laws, for the management of the Corporation's business and affairs.

        Section 10.    Compensation of Directors.

        Unless otherwise restricted by the Certificate of Incorporation, the Board shall have the authority to fix the compensation of the Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or paid a stated salary or paid other compensation as Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

        Section 11.    Removal; Employee Director Disqualification.

        Any Director may be removed from office in accordance with the provisions of Section 6.3 of Article VI of the Certificate of Incorporation.

ARTICLE III

COMMITTEES

        Section 1.    Committees of the Board.

          (a)   The Board may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a Director or Directors to serve as the member or members, designating, if it desires, other Directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board to act at the meeting in the place of the absent or disqualified member. Notwithstanding the foregoing provisions of this Section if either (A) required by the applicable rules and regulations of the NASDAQ Stock Market or the Securities and Exchange Commission (in each case, as may be amended from time to time) or (B) under the Certificate of Incorporation the Board is required to consist of a majority of Independent Directors, then for so long as the conditions in clauses (A) or (B) above are satisfied, the Standing Committees (as defined herein), shall at all such times consist solely of Independent Directors, except as otherwise provided by these By-Laws. Without limiting the foregoing, the Board shall designate the following committees (the "Standing Committees"): Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.

        Section 2.    Conduct of Business.

        Any committee, to the extent permitted by applicable law and provided in these By-Laws or in the resolutions establishing the authority of such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation (including the power and authority to designate other committees of the Board). The Board shall have the power to prescribe the manner in which proceedings of any such committee shall be conducted. In the absence of any such prescription, such committee shall have the power to prescribe the manner in which its proceedings shall be conducted. Unless the Board or such committee shall otherwise provide, regular and special meetings and other actions of any such committee shall be governed by the provisions of Article II applicable to meetings and actions of the Board. Each committee shall keep regular minutes and report to the Board when required.

        Section 3.    Audit Committee.

          (a)   The Audit Committee shall be composed of three or more Directors. Each member of the Audit Committee shall meet the independence standards set forth in the Corporation's Audit Committee Charter.

          (b)   The Audit Committee shall have such powers and authority as necessary to carry out the foregoing responsibilities and shall have such other responsibilities, and such other powers and authority, as may be determined by the Board. Among the duties and responsibilities of the Audit Committee are the following: to select the independent auditors, to review and approve the fees to be paid to the independent auditors, to assess the adequacy of the audit and accounting procedures of the Corporation, and such other matters as may be set forth in the Audit Committee Charter, delegated to it by the Board or required by law or regulation. The Audit Committee shall periodically meet with representatives of the independent auditors and with the internal auditor of the Corporation separately or jointly. In performing its duties the Audit Committee may retain such professionals as it deems necessary and appropriate.

          (c)   The Audit Committee may have additional responsibilities as shall be set forth in the Audit Committee Charter from time to time.

        Section 4.    Compensation Committee.

          (a)   The Compensation Committee shall be composed of three or more Directors. Each member of the Compensation Committee shall meet the independence standards set forth in the Corporation's Compensation Committee Charter. The Compensation Committee shall have the power and authority to approve, adopt and implement the incentive, stock option and similar plans of the Corporation and its Subsidiaries. The Compensation Committee shall have the power to approve, disapprove, modify or amend all plans designed and intended to provide compensation primarily for officers of the Corporation. The Compensation Committee shall review, fix and determine from time to time the salaries and other remunerations of all officers of the Corporation.

          (b)   The Compensation Committee shall have such powers and authority as necessary to carry out the foregoing responsibilities and shall have such other responsibilities, and such other powers and authority, as may be determined by the Board.

          (c)   The Compensation Committee may have additional responsibilities as shall be set forth in the Compensation Committee Charter from time to time.

        Section 5.    Nominating and Corporate Governance Committee.

          (a)   The Nominating and Corporate Governance Committee shall be composed of three or more Directors. The Nominating and Corporate Governance Committee shall have the full and exclusive power and authority to evaluate Director candidates for election to the Board and committees of the Board, to nominate Directors for election to the Board at any annual or special meeting of stockholders. The Committee shall also be responsible for matters related to service on the Board and associated issues of corporate governance.

          (b)   The Nominating and Corporate Governance Committee shall have such powers and authority as necessary to carry out the foregoing responsibilities and shall have such other responsibilities, and such other powers and authority, as may be determined by the Board.

          (c)   The Nominating and Corporate Governance Committee may have additional responsibilities as shall be set forth in the Nominating and Corporate Governance Committee Charter from time to time.

ARTICLE IV

OFFICERS

        Section 1.    General.

        The officers of the Corporation shall be elected by the Board and shall be a Chairman of the Board (who must be a Director), a President, a Secretary and a Treasurer. The Board, in its sole discretion, may also choose one or more Vice Chairmen, Senior Executive Vice Presidents, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws. The Board may, from time to time, delegate the powers or duties of any officer to any other officers or agents, notwithstanding any contrary provision hereof. In addition, the Board may delegate to any officer of the Corporation the power to appoint, remove and suspend subordinate officers (other than the Chairman of the Board, any Vice Chairman, the President, the Secretary, and the Treasurer), employees and agents.

        Section 2.    Election; Removal.

        The Board shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time solely by the Board, which determination may be by resolution of the Board or in any By-Law provisions duly adopted or approved by the Board and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. The salaries of the officers elected by the Board shall be fixed from time to time by the Board or the Compensation Committee or by such officers as may be designated by resolution of the Board or action of the Compensation Committee. Any officer, whether or not elected or appointed by the Board, may be removed at any time by the Board with or without cause. Except to the extent expressly delegated by the Board as permitted by Section 1 of this Article IV, only the Board may fill any vacancy occurring in any office of the Corporation.

        Section 3.    Chairman of the Board.

        The Chairman of the Board may but need not be an officer of the Corporation and shall, if present, preside at all meetings of the Board and of stockholders (unless the Board designates another person) and, except where by applicable law the signature of the President is required, the Chairman of the Board shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board. The Chairman of the Board shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these By-Laws or by the Board.

        Section 4.    Vice Chairman of the Board.

        The Vice Chairman, if such is appointed by the Board, shall report and be responsible to the Chairman of the Board or, if the Board so directs, the President and Chief Executive Officer. The Vice Chairman shall have such powers and perform such duties as from time to time may be assigned or delegated to him or her by the Board or are incident to the office of Vice Chairman. During the absence, disability, or at the request of the Chairman of the Board, a Vice Chairman shall perform the duties and exercise the powers of the Chairman of the Board. In the absence or disability of both the Vice Chairman and the Chairman of the Board, the President or another person designated by the Board shall perform the duties and exercise the powers of the Vice Chairman, and unless otherwise determined by the Board, the duties and powers of the Chairman.

        Section 5.    Chief Executive Officer.

        The Chief Executive Officer (who may also be Chairman of the Board and/or President of the Corporation) shall have general supervision and direction of the business and affairs of the Corporation, shall be responsible for corporate policy and strategy, and shall report directly to the Board. Unless otherwise provided in these By-Laws, all other officers of the Corporation shall report directly to the Chief Executive Officer or as otherwise determined by the Chief Executive Officer. The Chief Executive Officer shall, if present and in the absence of the Chairman of the Board and the Vice Chairman of the Board, preside at the meetings of the stockholders and of the Board.

        Section 6.    President.

        The President, if any, shall have such powers and duties as shall be prescribed by the Chief Executive Officer or the Board. The President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board or the Chief Executive Officer may from time to time determine.

        Section 7.    Chief Operating Officer.

        The Chief Operating Officer, if any, shall exercise all the powers and perform the duties of the office of the chief operating officer and in general have overall supervision of the operations of the Corporation. The Chief Operating Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board or the Chief Executive Officer may from time to time determine.

        Section 8.    Chief Financial Officer.

        The Chief Financial Officer, if any, shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board or the Chief Executive Officer may from time to time determine.

        Section 9.    Chief Legal Officer; General Counsel.

        The General Counsel, if any, shall be the chief legal officer of the Corporation and in general shall have overall supervision of the legal affairs of the Corporation. The General Counsel shall, when requested, counsel with and advise the Board and the other officers, of the Corporation and shall perform such other duties as the Board or the Chief Executive Officer may from time to time determine.

        Section 10.    Chief Accounting Officer; Controller.

        The Controller, if any, shall be the chief accounting officer of the Corporation. The Controller shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he may agree with the Chief Executive Officer, the Chief Financial Officer or as the Board may from time to time determine.

        Section 11.    Senior Executive Vice Presidents.

        The Senior Executive Vice Presidents shall have such powers and perform such duties as from time to time may be prescribed for them respectively by the Board or are incident to the office of Senior Executive Vice President.

        Section 12.    Executive Vice Presidents.

        The Executive Vice Presidents shall have such powers and perform such duties as from time to time may be prescribed for them respectively by the Board or are incident to the office of Executive Vice President.

        Section 13.    Senior Vice Presidents.

        The Senior Vice Presidents shall have such powers and perform such duties as from time to time may be prescribed for them respectively by the Board or are incident to the office of Senior Vice President.

        Section 14.    Vice Presidents.

        The Vice Presidents shall have such powers and perform such duties as from time to time may be prescribed for them respectively by the Board or are incident to the office of Vice President.

        Section 15.    Secretary.

        The Secretary shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the Board may order, a book of minutes of all meetings of stockholders, the Board and its committees, with the time and place of holding, whether regular or special, and if special, how authorized, the notice thereof given, the names of those present at Board and committee meetings, the number of shares present or represented at stockholders' meetings, and the proceedings thereof. The Secretary shall keep, or cause to be kept, a copy of the By-Laws of the Corporation at the principal executive office of the Corporation or such other place as the Board may order.

        The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation's transfer agent or registrar, if one be appointed, a stock register, or a duplicate stock register, showing the names of the stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

        The Secretary shall give, or cause to be given, notice of all meetings of the stockholders, and of the Board and any committees thereof required by these By-Laws or by law to be given, shall keep the seal of the Corporation in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board.

        Section 16.    Treasurer.

        The Treasurer shall report to the Chief Financial Officer and shall have custody of the corporate funds and securities of the Corporation.

        The Treasurer shall deposit all monies and valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, shall render to the Chief Executive Officer the Board, whenever they request it, an account of all transactions and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board, the Chief Executive Officer or the Chief Financial Officer.

        Section 17.    Other Officers.

        Such other officers or assistant officers as the Board may designate shall perform such duties and have such powers as from time to time may be assigned to them by the Board. The Board may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

        Section 18.    Execution of Contracts and Other Documents.

        Each officer of the Corporation may execute, affix the corporate seal and/or deliver, in the name and on behalf of the Corporation, deeds, mortgages, notes, bonds, contracts, agreements, powers of attorney, guarantees, settlements, releases, evidences of indebtedness, conveyances, or any other document or instrument which is authorized by the Board or is required to be executed in the ordinary course of business of the Corporation, except in cases where the execution, affixation of the corporate seal and/or delivery thereof shall be expressly and exclusively delegated by the Board to some other officer or agent of the Corporation.

        Section 19.    Action with Respect to Securities of Other Corporations.

        Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities or equity interests owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board or the President or any other officer or officers authorized by the Board, the Chairman of the Board or the President, and any such officer may, in the name of and on behalf of the Corporation, vote, represent and exercise on behalf of the Corporation all rights incident to any and all securities or any other equity interest of any other corporation, partnership, limited liability company, or other entity, and take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security or equity holders of any corporation, partnership, limited liability company, or other entity in which the Corporation may own securities or equity interests and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities or equity interests and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board may, by resolution from time to time, confer like powers upon any other person or persons.

ARTICLE V

STOCK

        Section 1.    Certificates of Stock.

        The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time determine, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be represented by uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Each holder of stock represented by certificates shall be entitled, upon request, to a certificate certifying the number of shares owned by him or her and signed in the name of the Corporation (i) by the Chairman or Vice Chairman of the Board, the President or any Executive Vice President, Senior Vice President or Vice President and (ii) by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer. Where a certificate is countersigned by (i) a transfer agent or (ii) a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar whose signature appears on the certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. Except as expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

        Section 2.    Transfers of Stock.

        Transfers of shares of capital stock of the Corporation shall be made only on the stock records of the Corporation by the holder of record thereof or by his, her or its attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary or the transfer agent thereof, and, in the case of certificated shares, only on surrender of the certificate or certificates representing such shares, properly endorsed or accompanied by a duly executed stock transfer power. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded in the books of the Corporation. Registration of transfer of any shares shall be subject to applicable provisions of the Certificate of Incorporation and applicable law with respect to the transfer of such shares. The Board may make such additional rules and regulations as it may deem expedient concerning the issue and transfer of certificates representing shares of the capital stock of the Corporation.

        Section 3.    Record Date.

          (a)   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in any other lawful action, the Board may fix, in advance, a record date in respect of such meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and except as otherwise provided by applicable law, shall not be more than 60 nor less than 10 days before the date of such meeting and, in respect of the payment of any dividend, shall not be more than 60 days prior to the payment thereof; provided, however, that if no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board adopts a resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

        Section 4.    Lost, Stolen or Destroyed Certificates.

        The Board may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or uncertificated shares, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to advertise the same in such manner as the Board shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

        Section 5.    Regulations.

        The issue, transfer, conversion and registration of certificates of stock and uncertificated shares shall be governed by such other regulations as the Board may establish.

        Section 6.    Record Owners.

        The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

ARTICLE VI

NOTICES

        Section 1.    Notices.

        Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, Director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, recognized overnight delivery service or by sending such notice by electronic transmission in accordance with Section 232 of the DGCL. Any such notice shall be addressed to such stockholder, Director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mails shall be the time of the giving of the notice. Notice by electronic transmission shall be deemed given as provided in Section 232 of the DGCL.

        Section 2.    Waivers.

        A written waiver of any notice, signed by a stockholder, Director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, Director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice of such meeting except attendance for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

ARTICLE VII

MISCELLANEOUS

        Section 1.    Facsimile Signatures.

        In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these By-Laws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.

        Section 2.    Corporate Seal.

        The Board may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

        Section 3.    Reliance upon Books, Reports and Records.

        Each Director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board so designated, or by any other person as to matters which such Director or committee member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

        Section 4.    Fiscal Year.

        The fiscal year of the Corporation shall be as fixed by the Board.

        Section 5.    Time Periods.

        In applying any provision of these By-Laws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

        Section 6.    Disbursements.

        All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board may from time to time designate.

ARTICLE VIII

INDEMNIFICATION

        Section 1.    Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Corporation.

        Subject to Section 3 of this Article VIII, the Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a Director or officer of the Corporation, or is or was a Director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

        Section 2.    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

        Subject to Section 3 of this Article VIII, the Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a Director or officer of the Corporation, or is or was a Director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 3.    Authorization of Indemnification.

        Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 1 or 2 of this Article VIII, as the case may be. Such determination shall be made, with respect to a person who is a Director or officer at the time of such determination, (i) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such Directors designated by a majority vote of such Directors, even though less than a quorum, or (iii) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former Directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former Director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

        Section 4.    Indemnification by a Court.

        Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any Director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the Director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 1 or 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 4 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the Director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application to the fullest extent permitted by law.

        Section 5.    Expenses Payable in Advance.

        Expenses incurred by a Director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding to which such Director or officer is made or threatened to be made a party by reason of the fact he or she is or was a Director or officer of the Corporation, or is or was a Director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking, if required by applicable law, by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

        Section 6.    Non-exclusivity of Indemnification and Advancement of Expenses.

        The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article VIII, and advancement of expenses of the persons specified in Section 5 of this Article VIII, shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of this Article VIII or the advancement of expenses of any person who is not specified in Section 5 of this Article VIII, but whom the Corporation has the power to or obligation to indemnify under the provisions of the DGCL, or otherwise.

        Section 7.    Insurance.

        The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation, or is or was a Director or officer of the Corporation serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

        Section 8.    Certain Definitions.

        For purposes of this Article VIII, references to "the Corporation" shall include, in addition to the resulting corporation, any predecessor corporation or any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors or officers, so that any person who is or was a Director or officer of such constituent corporation, or is or was a Director or officer of such constituent corporation serving at the request of such constituent corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a Director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such Director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VIII.

        Section 9.    Survival of Indemnification and Advancement of Expenses.

        The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII, shall vest as to a person when such person first becomes a Director or officer entitled to such rights and regardless of when any claim, action, suit or proceeding naming or implicating such person has been initiated.

        Section 10.    Limitation on Indemnification.

        Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 4 of this Article VIII), the Corporation shall not be obligated to indemnify any Director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of the Corporation.

        Section 11.    Indemnification of Employees and Agents.

        The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to Directors and officers of the Corporation.

        Section 12.    Subrogation.

        In the event of payment under this Article VIII, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

ARTICLE IX

AMENDMENTS

        (a)   Subject to the Certificate of Incorporation, these By-laws may be altered, amended or repealed, in whole or in part, or new By-laws may be adopted by the stockholders or by the Board at any meeting thereof. Unless otherwise required by the Certificate of Incorporation, all such amendments must be approved by either the holders of a majority or more of the combined voting power of the outstanding shares of all classes and series of capital stock of the Corporation entitled to vote thereupon, voting as a single class, or by a majority of the whole Board.

        (b)   No amendment, repeal or modification of Article VIII or this paragraph (b) of Article IX of these By-laws, or adoption of any provision inconsistent therewith, shall in any way diminish or adversely affect the rights of any present or former Director or officer entitled to indemnification or advancement of expenses under Article VIII of these By-laws in respect of any occurrence or matter arising, or of any claim, action, suit or proceeding involving allegations of acts or omissions occurring or arising, prior to any such amendment, repeal or modification (regardless of whether any such claim, action, suit or proceeding relating to such acts or omissions, or any proceeding relating to such person's right to indemnification or advancement of expenses, is commenced before or after the time of such amendment, repeal or modification).

Annex E

May 3, 2009

Special Committee of the Board of Directors
The DIRECTV Group, Inc.
Attention: Neil R. Austrian, Chairman

Members of the Special Committee of the Board:

        We understand that The DIRECTV Group, Inc. ("DIRECTV" or the "Company"), Liberty Media Corporation ("Liberty"), Liberty Entertainment, Inc., an indirect, wholly-owned subsidiary of Liberty ("Splitco"), which is part of Liberty's Entertainment tracking stock group ("Liberty Entertainment"), DIRECTV, a direct, wholly-owned subsidiary of the Company ("Holdings"), DTVG One, Inc., a direct, wholly owned subsidiary of Holdings ("Merger Sub One"), and DTVG Two, Inc., a direct, wholly-owned Subsidiary of Holdings ("Merger Sub Two"), propose to enter into an Agreement and Plan of Merger, dated as of May 3, 2009 (the "Merger Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement. The Merger Agreement provides, among other things, for (i) the merger of Merger Sub One with and into DIRECTV (the "DIRECTV Merger"), pursuant to which DIRECTV shall be the surviving corporation and each outstanding share of common stock, par value $.01 per share, of DIRECTV (other than the Liberty DIRECTV Shares and shares owned by DIRECTV) will be converted into one share of Class A Common Stock (the "DIRECTV Exchange Ratio"), par value $.01 per share, of Holdings (the "Holdings Class A Common Stock"), and (ii) the merger of Merger Sub Two with and into Splitco (the "Splitco Merger"; and together with the DIRECTV Merger, the "Mergers"), pursuant to which Splitco shall be the surviving corporation and each outstanding share of Series A Splitco Common Stock and Series B Splitco Common Stock (other than any shares of Splitco Common Stock owned by Splitco or Holdings) will be converted into a number of shares of Holdings Class A Common Stock equal to the Splitco Exchange Ratio. Prior to the Mergers, (i) Liberty will complete a restructuring (the "Restructuring") pursuant to the Reorganization Agreement between Splitco and Liberty; (ii) Liberty will redeem 90% of the outstanding shares of its Liberty Entertainment Common Stock in exchange for all of the outstanding capital stock of Splitco (the "Split-Off"); and (iii) Dr. John C. Malone ("Dr. Malone") and certain related persons named in the Malone Agreement will contribute to Holdings all outstanding shares of Series B Splitco Common Stock owned by them (the "Malone Splitco Shares") in exchange for a number of shares of Class B Common Stock, par value $.01 per share, of Holdings equal to the number of Malone Splitco Shares multiplied by the Splitco Exchange Ratio (the "Malone Contribution"). The actions to be taken pursuant to the Transaction Agreements are referred to collectively herein as the "Transactions" and the terms and conditions of the Transactions are more fully set forth in each of the Transaction Agreements.

        You have asked for our opinion as to whether, taking into account the Transactions, the DIRECTV Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of DIRECTV Common Stock (other than Liberty, Splitco, Dr. Malone or any of their respective Affiliates). You have not asked us to express an opinion regarding, and our opinion does not address, the relative fairness of the consideration to be received by the holders of DIRECTV Common Stock (other than Liberty, Splitco, Dr. Malone or any of their respective Affiliates) as compared with the consideration to be received by Liberty, Splitco, Dr. Malone, any of their respective Affiliates or the holders of Splitco common stock in the Transactions.

        For purposes of the opinion set forth herein, we have:

1)
Reviewed certain publicly available financial statements and other business and financial information regarding the assets of Liberty Entertainment that will be transferred to Splitco (other than the Liberty DIRECTV Shares, the "Liberty Entertainment Assets");

2)
Reviewed certain other financial statements and other financial and operating data concerning the Liberty Entertainment Assets;

3)
Reviewed certain financial projections regarding the Liberty Entertainment Assets prepared by the managements of Liberty Entertainment and DIRECTV, respectively;

4)
Discussed the past and current operations and financial condition and the prospects of the Liberty Entertainment Assets with senior executives of Liberty Entertainment;

5)
Discussed certain information relating to strategic, operational and financial benefits anticipated from the Transactions and the strategic rationale for the Transactions with senior executives of DIRECTV;

6)
Reviewed the pro forma impact of the Transactions on certain financial ratios of DIRECTV;

7)
Reviewed the reported prices and trading activity for the DIRECTV Common Stock and the Liberty Entertainment tracking stock;

8)
Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

9)
Participated in certain discussions and negotiations among representatives of DIRECTV and Liberty Entertainment and their financial and legal advisors;

10)
Reviewed the Merger Agreement, the Certificate of Incorporation of Holdings, in the form attached as Exhibit A-1 to the Merger Agreement, the Bylaws of Holdings, in the form attached as Exhibit A-2 to the Merger Agreement, the Reorganization Agreement, in the form attached as Exhibit B to the Merger Agreement, the Tax Sharing Agreement, in the form attached as Exhibit M to the Merger Agreement, the Joinder Agreement, in the form attached as Exhibit G to the Merger Agreement, the Malone Agreement, dated as of May 3, 2009, the Liberty Agreement, dated as of May 3, 2009, the Services Agreement, in the form attached as Exhibit I to the Merger Agreement, the Liberty Revolving Credit Facility, in the form attached as Exhibit E to the Merger Agreement, and the DIRECTV Credit Facility, in the form attached as Exhibit F to the Merger Agreement; and

11)
Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by DIRECTV and Liberty Entertainment, and that formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Liberty Entertainment and DIRECTV of the future financial performance of Splitco. In addition, we have assumed that the Transactions will be consummated in accordance with the terms set forth in the Transaction Agreements without any waiver, amendment or delay of any terms or conditions, including, among other things, that (i) the exchange of Splitco Common Stock and DIRECTV Common Stock for Holdings Common Stock pursuant to the Mergers and the Malone Contribution will be treated as tax-free to DIRECTV, Splitco, Holdings and, except for cash received in lieu of fractional shares, the stockholders of DIRECTV and Splitco; (ii) the Contribution (as defined in the Reorganization Agreement) and the Split-Off will be tax-free to Liberty, Splitco and, except for cash received in lieu of fractional shares, the holders of Liberty Entertainment Common Stock; and (iii) the Split-Off will not adversely affect the tax-free treatment of the distribution of the stock of Greenlady Corporation by News Corporation to Liberty in exchange for stock of News Corporation. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transactions. For purposes of our analyses, we have taken into account the terms of the Transactions as well as the impact of the Restructuring, the Split-Off, the Malone Contribution, the DIRECTV Merger and the Splitco Merger. However, our opinion only addresses, taking into account the Transactions, the fairness, from a financial point of view, of the DIRECTV Exchange Ratio pursuant to the Merger Agreement to the holders of DIRECTV Common Stock (other than Liberty, Splitco, Dr. Malone or any of their respective Affiliates). Furthermore, this opinion does not address the relative merits of the DIRECTV Merger, together with the other Transactions, as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We are not legal, tax, accounting or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of DIRECTV and Liberty Entertainment and their legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the respective officers, directors or employees, or any class of such persons, of DIRECTV or Liberty Entertainment, relative to the consideration to be received by the holders of shares of DIRECTV Common Stock or of the Liberty Entertainment tracking stock. We have not made any independent valuation or appraisal of the assets or liabilities of DIRECTV or Liberty Entertainment, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        We have acted as financial advisor to the Special Committee of the Board of Directors of DIRECTV in connection with the Transactions and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Transactions. In the two years prior to the date hereof, we have provided financial advisory and financing services for DIRECTV and Liberty and have received fees in connection with such services.

        In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving DIRECTV, nor did we negotiate with any parties with respect to any such transaction.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading and prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley and its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest or hold long or short positions or finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of DIRECTV, Liberty, or any other company, or any currency or commodity, that may be involved in the Transactions, or any related derivative instrument.

        This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Special Committee of the Board of Directors of DIRECTV and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing DIRECTV, Holdings or Splitco is required to make with the Securities and Exchange Commission in connection with the Transactions if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Holdings Class A Common Stock will trade following consummation of the Transactions and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of DIRECTV or the stockholders of Liberty should vote at the stockholders' meetings to be held in connection with the Transactions.

        Based on and subject to the foregoing, we are of the opinion on the date hereof, taking into account the Transactions, that the DIRECTV Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of DIRECTV Common Stock (other than Liberty, Splitco, Dr. Malone or any of their respective Affiliates).

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ ROBERT A. KINDLER Robert A. Kindler Vice Chairman

Annex F

Liberty Entertainment, Inc., LMC Entertainment and Liberty Media Corporation
Financial Statements

Liberty Entertainment, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion and analysis provides information concerning Liberty Entertainment, Inc.'s ("LEI") combined results of operations and financial condition. The historical financial statements for the assets and businesses to be owned by LEI upon completion of the Split Off are included in this Annex C under the heading "LMC Entertainment." Any reference to "we," "us" or "our" refers to LEI in this section only. This discussion should be read in conjunction with LMC Entertainment's combined financial statements for the three months ended March 31, 2009 and 2008 and for the years ended December 31, 2008, 2007 and 2006.

Overview

        We are currently a wholly-owned subsidiary of Liberty Media Corporation ("Liberty Media"). Upon completion of the Split Off, we will become an independent, publicly-traded company and will own controlling and non-controlling interests in video programming and direct-to-home ("DTH") satellite distribution companies. Our most significant asset is our approximate 54% ownership interest in The DIRECTV Group, Inc. ("DIRECTV"), which we account for as an equity method investment due to a voting arrangement with DIRECTV which limits our ability to control DIRECTV. Our operating subsidiaries for the three months ended March 31, 2009 and 2008 and for the three years ended December 31, 2008 are comprised of Liberty Sports Holdings, LLC ("Liberty Sports Group"), which we acquired in February 2008 and FUN Technologies, Inc. ("FUN"), which we acquired in March 2006. In addition to the foregoing businesses, as of March 31, 2009, we held a 50% interest in Game Show Network, LLC ("GSN"), which we account for as an equity method investment.

        Subsequent to March 31, 2009, we completed a series of transactions pursuant to which FUN became a wholly-owned subsidiary of GSN and our ownership interest in GSN increased to 65%. Due to certain governance arrangements which limit our ability to control GSN, we continue to account for GSN as an equity affiliate.

        On May 3, 2009, we and Liberty Media entered into an Agreement and Plan of Merger with DIRECTV and other parties named therein (the "Merger Agreement"), pursuant to which, after Liberty Media completes the Split Off, LEI and DIRECTV will combine under a new parent company (the "Merger Transaction"). The Merger Transaction is subject to certain closing conditions, including completion of the Split Off, certain government approvals, shareholder approval and receipt of private letter rulings from the IRS.

        In certain circumstances, including those involving a change in the Liberty Media board's recommendation in favor of the Merger Agreement or a failure to receive stockholder approval after a third party acquisition proposal, LEI may become obligated to pay DIRECTV a termination fee of $450 million and an expense reimbursement of up to $10 million.

Investment in DIRECTV

        On February 27, 2008, we completed a transaction with News Corporation (the "News Exchange") in which we exchanged all of our 512.6 million shares of News Corporation common stock valued at $10,143 million on the closing date for a subsidiary of News Corporation that held an approximate 41% interest in DIRECTV, Liberty Sports Group and $463 million in cash. We recognized a pre-tax gain of $3,665 million based on the difference between the fair value and the cost basis of the News Corporation shares exchanged.

        On April 3, 2008, we purchased 78.3 million additional shares of DIRECTV common stock in a private transaction for cash consideration of approximately $1,977 million. We funded the purchase with borrowings against a newly executed equity collar (the "DIRECTV Collar") on 110 million shares of DIRECTV common stock. As of May 5, 2008, our ownership in DIRECTV was approximately 47.9%, and we and DIRECTV entered into a standstill agreement. Pursuant to the standstill agreement, in the event our ownership interest goes above 47.9% due to stock repurchases by DIRECTV we have agreed to vote our shares of DIRECTV which represent our excess ownership interest above 47.9% in the same proportion as all DIRECTV shareholders other than our Company. As a result of DIRECTV's stock buyback program, our ownership interest in DIRECTV was approximately 54% as of March 31, 2009. Accordingly, although our economic ownership in DIRECTV is now above 50%, we continue to account for such investment using the equity method of accounting.

        Financial statements and management's discussion and analysis previously included in DIRECTV's public filing for the three months ended March 31, 2009 and for the year ended December 31, 2008 can be found in Annex D of this proxy statement/prospectus.

Description of Business Units—As of March 31, 2009

        Liberty Sports Group.    Liberty Sports Group, a subsidiary which we acquired in February 2008, is comprised of three regional sports television networks—FSN Rocky Mountain, FSN Northwest and FSN Pittsburgh. Each network provides programming devoted to local professional sports teams and college sporting events and produces its own local programming. Liberty Sports Group derives a substantial portion of its revenue from fees paid by cable and DTH satellite operators pursuant to affiliation agreements and, to a lesser extent, from the sale of advertising time on its networks. Its primary expense is program rights paid to the sports teams whose games it broadcasts.

        FUN.    FUN, a subsidiary which we acquired in March 2006, operates websites that offer casual skill games. FUN derives revenue from fees collected from participants in skill game tournaments, advertising and the operation of websites for third parties. FUN's primary expenses are tournament fees and prizes, license fees for new games and content and costs for game and website development.

        DIRECTV.    DIRECTV, an equity affiliate and our largest asset, is a provider of digital television entertainment distributed by satellite in the United States and Latin America. DIRECTV earns revenue primarily from fees paid by subscribers for monthly basic and premium programming, pay-per-view programming, seasonal and live sporting events, and the purchase, lease and installation of set top receivers and other equipment. DIRECTV's primary expenses are rights for programming and subscriber acquisition costs.

        GSN.    GSN, an equity affiliate, owns and operates the GSN television network which is dedicated to game-related programming and online casual games. GSN's revenue is primarily derived from the delivery of its programming to subscribers and from the sale of advertising on its network.

Results of Operations—Three Months Ended March 31, 2009 and 2008

        We acquired a 100% interest in Liberty Sports Group in February 2008. As more fully described below, many of the changes in our results of operations in 2009 are due to the Liberty Sports Group acquisition. While Liberty Sports Group recognizes the majority of its revenue evenly over the course of the year, it amortizes its sports rights over the respective sports season (e.g. baseball rights are primarily amortized during the second and third quarters of the year). Therefore, Liberty Sports Group is expected to have lower Adjusted OIBDA and operating income in the second and third quarters of the year.

        Our financial condition and results of operations may be impacted by various trends, demands and uncertainties in consumer spending and in the industries in which we operate. We depend on a limited number of potential customers for carriage of our Liberty Sports Group and GSN programming due to consolidation within the cable television industry. In this more concentrated market, there can be no assurance that we will be able to obtain or maintain carriage of our video programming by cable and DTH satellite providers on commercially reasonable terms or at all. Additionally, entertainment content production is an inherently risky business because the revenue derived from the production and distribution of a cable program depends primarily upon its acceptance by the public, which is difficult to predict. Consequently, low public acceptance of cable programs could adversely affect (i) the rates which affiliates are willing to pay us for carrying our programming and (ii) the rates we can charge for advertising on our networks. In general, our subsidiaries and business affiliates could be sensitive to trends and events that are outside their control. For example, adverse trends in consumer spending and adverse economic conditions could have a negative impact on our revenue and the revenue of our affiliates.

        The success of our FUN operating subsidiary depends not only on audience acceptance of games and events on FUN's websites, along with advertising revenue earned on these websites, but on the integrity of FUN's systems and infrastructure. If security measures of any of our subsidiaries or business affiliates engaged in online communications were to be compromised, it could have a detrimental effect on their reputation and adversely affect their ability to attract web traffic.

        As a result of becoming a separate publicly traded company, we expect to incur costs and expenses greater than those we currently incur as a subsidiary of Liberty Media. These increased costs and expenses will arise from various factors, including, but not limited to, costs associated with complying with the federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002. We expect that the additional costs of operating as a separate public company will not be greater than $5 million per year.

	Three months ended March 31,
	2009	2008
	amounts in thousands
Revenue	$72,179	35,074
Adjusted OIBDA	$31,986	9,284
Operating income	$27,028	4,200

        Revenue.    Our combined revenue increased $37,105,000 for the three months ended March 31, 2009, as compared to the corresponding prior year. The 2009 increase is primarily due to three months of operations for Liberty Sports Group, which generated $57,197,000 of revenue, of which $52,224,000 was derived from affiliation agreements and $4,325,000 was derived from the sale of advertising. This was a $35,956,000 increase over the Liberty Sports Group revenue earned from our date of acquisition in February 2008 to March 31, 2008. In addition, FUN's revenue increased $1,149,000 or 8.3% for the three months ended March 31, 2009 as compared to the corresponding prior year period. Such increase is due primarily to an increase in the number of players in FUN's skill games tournaments.

        Operating expenses.    Operating expenses increased $11,193,000 for the three months ended March 31, 2009, as compared to the corresponding prior year period. Liberty Sports Group incurred $20,533,000 of operating expenses in 2009, mainly from $13,593,000 of sports programming rights fees and $5,325,000 of production expenses. Such amount was an increase in operating expenses of $10,495,000 over the corresponding prior year period. In addition, FUN's operating expenses increased $698,000, or 8.9%, for the three months ended March 31, 2009, as compared to the corresponding prior year period. Such increase is primarily due to increased license fees from branded content on their websites.

        Selling, general and administrative expenses.    Selling, general and administrative ("SG&A") expenses increased $3,210,000 for the three months ended March 31, 2009, as compared to the corresponding prior year period. Liberty Sports Group incurred $5,329,000 of SG&A expenses in 2009. Partially offsetting this increase is FUN's decrease in SG&A expenses of $1,218,000, or 22.3%, for the three months ended March 31, 2009 as compared to the corresponding prior year period. Such decrease is primarily due to the restructuring of operations in 2008.

        Adjusted OIBDA.    We define Adjusted OIBDA as revenue less operating expenses and SG&A expenses (excluding stock compensation). Our chief operating decision maker and management team use this measure of performance in conjunction with other measures to evaluate our businesses and make decisions about allocating resources among our businesses. We believe this is an important indicator of the operational strength and performance of our businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows us to view operating results, perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes such costs as depreciation and amortization, stock compensation and impairments of long-lived assets that are included in the measurement of operating income pursuant to generally accepted accounting principles ("GAAP"). Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.

        The following table provides a reconciliation of Adjusted OIBDA to earnings from continuing operations before income taxes:

	Three months ended March 31,
	2009	2008
	amounts in thousands
Combined Adjusted OIBDA	$31,986	9,284
Stock-based compensation	(150)	—
Depreciation and amortization	(4,808)	(5,084)
Interest expense	(17,188)	(39)
Share of earnings of affiliates, net	39,109	42,299
SAB 51 loss related to DIRECTV	(27,046)	—
Realized and unrealized gains on financial instruments	19,798	—
Gains on dispositions, net	30	3,666,495
Other, net	(45)	44

Earnings from continuing operations before income taxes	$41,686	3,712,999

        Our combined Adjusted OIBDA increased $22,702,000 for the three months ended March 31, 2009, as compared to the corresponding prior year. Liberty Sports Group generated $21,690,000 more Adjusted OIBDA for the three months ended March 31, 2009 as compared to their prior year partial quarter of earnings since our acquisition in February 2008. FUN's Adjusted OIBDA increased $1,669,000 for the three months ended March 31, 2009, as compared to the corresponding prior year period. Such increase is attributable to the increase in revenue for the games division, as well as cost reductions.

        Depreciation and amortization.    Depreciation and amortization remained fairly constant from 2008 to 2009.

        Operating income.    We earned combined operating income of $27,028,000 and $4,200,000 for the three months ended March 31, 2009 and 2008, respectively. The increase in operating income is mainly attributable to a full quarter of results for Liberty Sports Group in 2009.

  Other Income and Expense

        Interest expense.    Interest expense increased for the three months ended March 31, 2009, as compared to the corresponding prior year period, due to interest expense on our DIRECTV Collar borrowings.

        Share of earnings of affiliates.    Our share of earnings of affiliates are due to DIRECTV ($32,378,000 and $35,590,000) and GSN ($6,731,000 and $6,709,000) for the three months ended March 31, 2009 and 2008, respectively. In February 2008, we completed the News Exchange pursuant to which we exchanged our ownership interest in News Corporation for a subsidiary of News Corporation, which owns, among other things, News Corporation's approximate 41% interest in DIRECTV. As a result of purchases we made and DIRECTV's stock buyback program, our ownership interest has increased to approximately 54%. Due to a voting arrangement with DIRECTV which limits our ability to control DIRECTV, we account for our interest in DIRECTV using the equity method of accounting. Our share of DIRECTV net earnings for the three months ended March 31, 2009 and 2008 includes $75,139,000 and $22,925,000, respectively, of amortization (net of related taxes) of identifiable intangibles included in our excess basis. See note 5 to our condensed combined financial statements for the three months ended March 31, 2009 included herein. Also see Annex D to this proxy statement/prospectus for financial statements and management's discussion and analysis for DIRECTV.

        Realized and unrealized gains on financial instruments.    Realized and unrealized gains on financial instruments in 2009 represent the change in fair value of the DIRECTV equity collar. No such gains were recorded in prior periods.

        Gains on dispositions, net.    We recognized a $3,666,495,000 gain on the News Exchange. Such gain represents the difference between the fair value and the cost basis of our News Corporation shares.

        Income taxes.    Our effective tax rate was 41.4% for the three months ended March 31, 2009. For the three months ended March 31, 2008, we recorded pre-tax earnings from continuing operations of $3,712,299,000 and an income tax benefit of $1,764,913,000. The News Exchange qualifies as an IRC Section 355 transaction, and therefore does not trigger federal or state income tax obligations. In addition, upon consummation of the exchange transaction, deferred tax liabilities previously recorded for the difference between our book and tax bases in our News Corporation investment in the amount of $1,791,457,000 were reversed with an offset to income tax benefit.

        Net earnings.    Our net earnings was $27,179,000 and $5,474,948,000 for the three months ended March 31, 2009 and 2008, respectively, and was the result of the above-described fluctuations in our revenue and expenses. In addition, we reported earnings (losses) from discontinued operations of $2,766,000 and ($2,964,000) in 2009 and 2008, respectively. Discontinued operations were the result of our sale of Don Best on April 28, 2008 and the sale of FUN Sports on March 24, 2009. See note 3 to our condensed combined financial statements for the three months ended March 31, 2009 included elsewhere herein.

Results of Operations—December 31, 2008, 2007 and 2006

        We acquired a controlling interest in FUN in March 2006. Prior to that time we had no consolidated operating subsidiaries. As more fully described below, many of the changes in our results of operations in 2006 and 2007 are due to our 2006 acquisition of FUN.

        As noted above, we acquired a 100% interest in Liberty Sports Group in February 2008. As more fully described below, many of the changes in our results of operations in 2008 are due to the Liberty Sports Group acquisition.

	Years ended December 31,
	2008	2007	2006
	amounts in thousands
Revenue	$267,126	44,779	21,445
Adjusted OIBDA	$33,578	(3,820)	(16,376)
Operating income (loss)	$10,535	(20,201)	(102,174)

        Revenue.    Our combined revenue increased $222,347,000 in 2008 and $23,334,000 in 2007, as compared to the corresponding prior year. The 2008 increase is primarily due to ten months of operations for Liberty Sports Group, which generated $209,972,000 of revenue, of which $168,803,000 was derived from affiliation agreements and $38,002,000 was derived from the sale of advertising. In addition, FUN's revenue increased $12,375,000 or 27.6% for the year ended December 31, 2008 as compared to the corresponding prior year period. Such increase is due primarily to an increase in the number of players in FUN's skill games tournaments. The 2007 increase is due to a full year of operations for FUN, as well as small acquisitions made by FUN during 2006.

        Operating expenses.    Operating expenses increased $156,628,000 in 2008 and $6,656,000 in 2007, as compared to the corresponding prior year period. Liberty Sports Group incurred $149,355,000 of operating expenses in 2008, mainly from $118,588,000 of sports programming rights fees and $30,767,000 of production expenses. In addition, FUN's operating expenses increased $7,273,000, or 29.6%, for the year ended December 31, 2008, as compared to the corresponding prior year period. Such increase is primarily due to increased license fees from branded content on their websites. The increase in 2007, as compared to 2006, was mainly due to a full year of operations for FUN and was also driven by the increase in revenue. FUN's operating expenses as a percentage of revenue were less in 2007 than in 2006 primarily due to the consolidation of two online games platforms.

        Selling, general and administrative expenses.    SG&A expenses increased $24,615,000 in 2008 and $8,060,000 in 2007, as compared to the corresponding prior year period. Liberty Sports Group incurred $27,960,000 of SG&A expenses in 2008. In addition, corporate overhead increased $2,620,000 in 2008 as compared to 2007 mainly due to an increase in legal and accounting expenses. Partially offsetting these increases is FUN's decrease in SG&A expenses of $2,259,000, or 10.3%, for the year ended December 31, 2008 as compared to the corresponding prior year period, primarily due to the restructuring of operations in 2008. Stock compensation expense also decreased $3,706,000 in 2008 as compared to 2007 primarily due to all FUN stock options becoming fully vested in 2007. The increase in 2007 as compared to 2006 was mainly due to a full year of operations for FUN.

        Adjusted OIBDA.    The following table provides a reconciliation of Adjusted OIBDA to earnings (loss) from continuing operations before income taxes and minority interest:

	Years ended December 31,
	2008	2007	2006
	amounts in thousands
Combined Adjusted OIBDA	$33,578	(3,820)	(16,376)
Stock-based compensation	(715)	(4,421)	(483)
Depreciation and amortization	(22,328)	(11,960)	(9,369)
Impairment of long-lived assets	—	—	(75,946)
Dividend and interest income	356	57,284	57,227
Interest expense	(51,814)	—	(8,208)
Share of earnings of affiliates, net	428,582	5,757	8,220
Realized and unrealized gains on financial instruments	226,163	—	—
Gains on dispositions, net	3,664,407	(486)	(217)
Other, net	—	(88)	(5,259)

Earnings (loss) from continuing operations before income taxes and minority interest	$4,278,229	42,266	(50,411)

        Our combined Adjusted OIBDA improved $37,398,000 in 2008 and $12,556,000 in 2007, as compared to the corresponding prior year. Liberty Sports Group generated $32,657,000 of Adjusted OIBDA during the ten months ended December 31, 2008. FUN's Adjusted OIBDA increased

$7,360,000 for the year ended December 31, 2008, as compared to the prior year. Such increase is attributable to the increase in revenue and to cost reductions.

        The improvement in Adjusted OIBDA in 2007 is almost entirely due to FUN and resulted from several factors, including (i) the increase in revenue noted above, (ii) improved margins due to the consolidation of two online games platforms and the resulting cost savings, and (iii) the curtailment of operations in Europe which had been operating at a loss. FUN generated an Adjusted OIBDA loss of $14,226,000 in 2006, the first year we owned FUN.

        Depreciation and amortization.    Depreciation and amortization increased in 2008 and 2007 due to our acquisitions and capital expenditures. Liberty Sports Group incurred $7,954,000 of depreciation and amortization expense in the ten months ended December 31, 2008.

        Impairment of long-lived assets.    In connection with our 2008 annual evaluation of the recoverability of goodwill, we estimated the fair value of our reporting units using a combination of discounted cash flows and market comparisons and compared such fair value to the carrying value of the respective reporting unit. In all cases the fair value of the reporting unit exceeded the carrying value and no further analysis was required.

        We acquired our interest in FUN in March 2006. Subsequent to our acquisition, the market value of FUN's stock declined significantly due to the performance of certain of FUN's subsidiaries and uncertainty surrounding government legislation of Internet gambling which we believe the market perceived as potentially impacting FUN's skill games business. In connection with our 2006 annual evaluation of the recoverability of FUN's goodwill, we estimated the fair value of FUN using a combination of discounted cash flows and market comparisons. We concluded that the carrying value of FUN's goodwill exceeded its market value and accordingly, we recognized a $75,672,000 impairment charge related to goodwill and a $274,000 impairment charge related to trademarks.

        Operating income (loss).    We recognized combined operating income (loss) of $10,535,000, ($20,201,000) and ($102,174,000) in 2008, 2007 and 2006, respectively. The improved operating results in 2008 as compared to 2007 is due to the positive operating results of Liberty Sports Group since our acquisition in February 2008, along with improved performance by FUN. The lower operating loss in 2007 as compared to 2006 is due primarily to improved operating results for FUN. The improvement in FUN's operating loss was largely due to the $75,946,000 impairment charge recognized in 2006 and improved operating results primarily derived from FUN's skill games business.

  Other Income and Expense

        Interest expense.    Interest expense increased for the year ended December 31, 2008, as compared to the corresponding prior year period, due to interest expense on our DIRECTV Collar borrowings.

        Dividend and interest income.    Included in our interest and dividend income for the years ended December 31, 2007 and 2006 is $57,040,000 and $57,067,000, respectively, related to dividends on our News Corporation common stock. As a result of the consummation of the News Exchange in February 2008, our dividend income from News Corporation is zero in 2008.

        Share of earnings of affiliates.    Our 2008 share of earnings of affiliates are due to DIRECTV ($404,138,000) and GSN ($24,444,000). Our 2007 and 2006 share of earnings of affiliates are attributable to GSN. In February 2008, we completed the News Exchange pursuant to which we exchanged our ownership interest in News Corporation for a subsidiary of News Corporation, which owns, among other things, News Corporation's approximate 41% interest in DIRECTV. As a result of purchases we made and DIRECTV's stock buyback program, our ownership interest has increased to approximately 54%. Due to a voting arrangement with DIRECTV which limits our ability to control DIRECTV, we account for our interest in DIRECTV using the equity method of accounting. Our share of DIRECTV net earnings for the ten months ended December 31, 2008 includes $223,618,000 of amortization (net of related taxes) of identifiable intangibles included in our excess basis. See note 5 to our combined financial statements for the year ended December 31, 2008 included herein. Also see Annex D to this proxy statement/prospectus for financial statements and management's discussion and analysis for DIRECTV.

        Realized and unrealized gains on financial instruments.    Realized and unrealized gains on financial instruments in 2008 represent the change in fair value of the DIRECTV equity collar. No such gains were recorded in prior periods. Partially offsetting these gains are losses of $5,136,000 related to certain of our available-for-sale securities. We account for such securities pursuant to Statement 159 and record changes in fair value of these securities in unrealized gain (loss) on financial instruments.

        Gains on dispositions, net.    We recognized a $3,664,800,000 gain on the News Exchange. Such gain represents the difference between the fair value and the cost basis of our News Corporation shares.

        Income taxes.    For the year ended December 31, 2008, we recorded pre-tax earnings from continuing operations of $4,278,229,000 and an income tax benefit of $1,543,189,000. The News Exchange qualifies as an IRC Section 355 transaction, and therefore does not trigger federal or state income tax obligations. In addition, upon consummation of the exchange transaction, deferred tax liabilities previously recorded for the difference between our book and tax bases in our News Corporation investment in the amount of $1,791,457,000 were reversed with an offset to income tax benefit.

        Our effective tax rate was 7.8% in 2007 and was not meaningful in 2006. For a reconciliation of our actual tax expense to the amount computed by applying the statutory federal rate of 35%, see note 12 to our combined financial statements included elsewhere herein.

        Net earnings (loss).    Our net earnings (loss) was $5,796,216,000, $26,858,000 and ($51,186,000) for the years ended December 31, 2008, 2007 and 2006, respectively, and was the result of the above-described fluctuations in our revenue and expenses. In addition, we reported losses from discontinued operations of $25,202,000, $17,575,000 and $9,183,000 in 2008, 2007 and 2006, respectively. Discontinued operations were the result of our sale of Don Best in April 2008 and FUN's fantasy sports division in March 2009. See note 7 to our combined financial statements for the year ended December 31, 2008.

Liquidity and Capital Resources

        The following are potential sources of liquidity: available cash balances, cash generated by the operating activities of our subsidiaries (to the extent such cash exceeds the working capital needs of the subsidiaries and is not otherwise restricted), asset sales and debt and equity issuances.

        During the three months ended March 31, 2009 and 2008, cash provided by (used in) operating activities was $11,480,000 and ($21,077,000), respectively. Cash generated in 2009 was primarily due to a cash distribution from GSN offset by bonus payments of $30,000,000 made by Liberty Sports Group upon execution of a long-term sports programming agreement. Such payment will be amortized to programming expense over the term of the programming agreement. Cash used in 2008 was due to the timing of billings and cash receipts for Liberty Sports Group.

        Our cash provided by operating activities aggregated $2,247,000 and $50,346,000 for the years ended December 31, 2008 and 2007, respectively. The decrease in 2008, as compared to 2007, can be attributed to the News Exchange. First, we received $57,040,000 in dividends from News Corporation in 2007 and no dividends in 2008. Second, our trade receivables increased significantly in 2008 due to timing of payments from the affiliates that distribute Liberty Sports Group's programming. We expect that changes in working capital will be more cash neutral in future periods.

        Our primary use of cash for the year ended December 31, 2008 was $1,977 million for the purchase of additional shares of DIRECTV. In April 2008, we entered into the DIRECTV Collar for

110 million shares of DIRECTV common stock and a related credit facility (the "Collar Loan") against the present value of the put value of such collar. At the time of closing, we borrowed $1,977 million and used such borrowings to purchase the additional shares of DIRECTV. The Collar Loan is due as the DIRECTV Collar terminates in six tranches from June 2009 through August 2012. Each tranche is repayable during a six-month period based upon a formula that factors in several variables including the market price of DIRECTV common stock. Interest accrues at an effective weighted average interest rate of 3.5% and is due and payable as each tranche matures. Borrowings are collateralized by 170 million shares of DIRECTV common stock owned by us.

        The DIRECTV Collar contains a provision that allows the counterparty to terminate a portion of the DIRECTV Collar if the total number of shares of DIRECTV underlying the DIRECTV Collar exceeds 20% of the outstanding public float of DIRECTV common stock. In the event the counterparty chooses to terminate a portion of the DIRECTV Collar, the repayment of the corresponding debt would be accelerated. We expect that we would fund any such required repayment with available cash, proceeds from the sale of DIRECTV shares that we own, or a combination of the foregoing. The counterparty has agreed to waive its right to terminate a portion of the DIRECTV Collar until early June 2009, subject to the condition that the total number of shares underlying the DIRECTV Collar does not exceed 23% of the outstanding public float of DIRECTV common stock. As of March 31, 2009, the total number of shares underlying the DIRECTV Collar did not exceed such 23% limit.

        In November 2008, we chose to unwind 50% of the first tranche of the DIRECTV Collar. The first tranche expires in 2009 and originally had 22.5 million DIRECTV shares underlying it. As part of this transaction, we repaid the portion of the Collar Loan ($228.4 million) associated with the shares that we unwound. Such repayment was funded with (1) proceeds from the collar unwind ($45.5 million), (2) funds borrowed from the remaining capacity of the Collar Loan ($181.1 million) and (3) cash on hand ($1.8 million). As a result of this transaction, the amount of debt due under the Collar Loan in 2009 is approximately $258 million including accrued interest. We anticipate that we will fund such repayment with cash on hand, cash flow from operations, and borrowings under our Liberty Revolving Credit Facility described below.

        The ongoing financial crisis affecting the banking system and financial markets has resulted in, among other things, a severe tightening in the credit markets, extreme volatility in the equity markets, doubts as to the ability of financial institutions to continue operating and fulfilling their contractual obligations and rapid deterioration of the U.S. economy. While this financial crisis has reduced both consumer spending and corporate expenditures adversely impacting our revenue and operating income, it has not significantly impacted the DIRECTV Collar or the Collar Loan. We and the counterparty each have the right of offset with respect to amounts due under the DIRECTV Collar and the Collar Loan, which would enable each of us to offset any defaulted amounts owed to the non-defaulting party against amounts the non-defaulting party owes to the defaulting party. Further, because we have borrowed the full amount of the value of the put, we have no counterparty risk with respect to the DIRECTV Collar.

        In addition to borrowings under the Collar Loan, we received $463,357,000 in cash in connection with the News Exchange and we made $400,211,000 in net cash transfers to Liberty Media during the year ended December 31, 2008.

        Our primary use of cash during the year ended December 31, 2007 was the buyout of the minority holders in FUN ($104,906,000). Our primary use of cash for the year ended December 31, 2006 was the acquisition of FUN ($199,702,000). These investing activities were funded with cash transfers from Liberty Media.

        Our projected uses of cash for the remainder of 2009 include $258 million for a required principal payment under the Collar Loan, approximately $117 million by Liberty Sports Group for sports programming rights and up to $5 million for capital expenditures. As of March 31, 2009, we have $47,646,000 in cash and cash equivalents.

        Immediately prior to the Split Off, Liberty Media will contribute approximately $30 million to our company. In addition, a subsidiary of ours (the "Borrower") and Liberty Media have entered into a revolving credit agreement (the "Liberty Revolving Credit Facility"), which provides for loans from Liberty Media to us in an aggregate principal amount at any time outstanding of up to $300 million. These loans will be used for general corporate purposes, including to repay existing indebtedness. Borrowings under the Liberty Revolving Credit Facility, together with any interest due thereon, will be payable in full the earlier of : (1) May 3, 2011 or (2) the time of the Split Off, unless the Merger Agreement has been terminated. Borrowings under the Liberty Revolving Credit Facility will be unsecured. Borrowings under the Liberty Revolving Credit Facility used to repay existing indebtedness will bear interest at 3.5% per annum until December 31, 2009, and thereafter at LIBOR plus 5%. Borrowings for all other purposes will bear interest at LIBOR plus 3.5% per annum until December 31, 2009, and thereafter at LIBOR plus 5%. Accrued interest on outstanding borrowings will be due and payable when principal is paid.

        We will be permitted to prepay borrowings under the Liberty Revolving Credit Facility without any premium or penalty. Borrowings prepaid by us to Liberty Media will be available for reborrowing. So long as any borrowings remain outstanding or Liberty Media has a commitment under the Liberty Revolving Credit Facility, the Borrower will agree to not, and cause its subsidiaries to not:

  •
  create, any liens on their respective properties, other than certain permitted liens; or

  •
  incur any debt, other than debt existing as of the effective date of the Liberty Revolving Credit Facility and debt incurred under the DIRECTV Credit Facility (see below).

        In connection with the Merger Agreement, the Borrower also entered into a secured credit facility with DIRECTV (the "DIRECTV Credit Facility"). The DIRECTV Credit Facility will provide funds sufficient for the Borrower to repay the Liberty Revolving Credit Facility, up to $300 million, immediately following the effective time of the Split Off provided that the Merger Agreement has not been terminated. The DIRECTV Credit Facility will also enable the Borrower to borrow amounts aggregating (together with prior advances) up to $650 million after the effective time of the Split Off in order to make additional permitted payments prior to the effective time of the Merger Transaction. Borrowings under the DIRECTV Credit Facility will bear interest at a rate equal to 3.5% per annum until December 31, 2009 and thereafter at a rate per annum equal to LIBOR plus 5%. The DIRECTV Credit Facility will be secured by a pledge of and first priority security interest in 53 million shares of DIRECTV stock owned beneficially by the Borrower. The DIRECTV Credit Facility will mature on the earlier of the closing of the Merger Transaction, or the termination of the Merger Agreement. If the Merger Agreement is terminated after completion of the Split Off, any amounts outstanding under the DIRECTV Credit Facility will be due and payable upon such termination. In such event, we could make such repayments in cash or by delivering shares of DIRECTV common stock.

        We currently believe that we have adequate cash on hand, cash from operations and capacity under the Liberty Revolving Credit Facility and the DIRECTV Credit Facility to fund our operating and financing needs for the next 12 months. In addition, we believe that such sources of liquidity will fund our operations, including capital expenditures, for at least the next 2 - 3 years. We expect that the foregoing sources of liquidity will not be sufficient to fund repayments of the Collar Loan due in 2010 through 2012 and that such payments will be funded with borrowings against shares of DIRECTV common stock that are not currently encumbered or proceeds from the sale of such shares, or a combination of borrowings and sales proceeds. Although no assurance can be given, we may also obtain cash proceeds from the issuance of our own stock or other debt securities.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

        We have contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

        Information concerning the amount and timing of required payments, both accrued and off-balance sheet, under our contractual obligations at December 31, 2008 is summarized below:

	Payments due by period
	Total	Less than 1 year	2-3 years	4-5 years	After 5 years
	amounts in thousands
Long-term debt(1)	$2,147,491	257,503	1,366,808	523,180	—
Sports programming rights	1,557,782	160,000	267,116	226,485	904,181
Operating lease obligations	3,861	1,789	1,636	436	—
Royalty and advertising obligations	3,813	2,163	1,650	—	—

Total	$3,712,947	421,455	1,637,210	750,101	904,181

(1)
Amounts represent the accreted principal due at maturity.

Critical Accounting Estimates

        The preparation of our financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Listed below are the accounting estimates that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported. All of these accounting estimates and assumptions, as well as the resulting impact to our financial statements, have been discussed with our audit committee.

        Accounting for Acquisitions.    We acquired FUN in 2006 and completed the News Exchange, pursuant to which we acquired Liberty Sports Group and our investment in DIRECTV, in 2008. We account for all acquisitions of companies such as these pursuant to Statement of Financial Accounting Standards No. 141, "Business Combinations," which prescribes the purchase method of accounting for business combinations. Pursuant to Statement 141, the purchase price is allocated to all of the assets and liabilities of the acquired company, based on their respective fair values. Any excess purchase price over the estimated fair value of the net assets is recorded as goodwill. In addition, for equity method investments in which our investment exceeds our share of the investee's equity, we allocate such excess using the guidance in Statement 141.

        In determining fair value, we are required to make estimates and assumptions that affect the recorded amounts. Estimates used in these valuations may include expected future cash flows (including timing thereof), market rate assumptions for contractual obligations, expected useful lives of tangible and intangible assets and appropriate discount rates. Our estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain.

        The allocation of the purchase price to tangible and intangible assets, whether for a consolidated subsidiary or for the excess basis related to an equity method investment, impacts our statement of operations due to the amortization of these assets. With respect to the News Exchange, our excess basis has been allocated within memo accounts based on the estimated fair values of DIRECTV's assets using a combination of discounted cash flows and market comparisons. DIRECTV's more significant intangible assets include subscriber lists and orbital slots, which are amortized over their respective useful lives, and trade names, which have an indefinite useful life and are not amortized. We also allocated a portion of our excess basis to goodwill, which is not amortized. Similarly, we allocated the purchase price for Liberty Sports Group to its intangible assets, including affiliation agreements, advertising relationships and goodwill. Estimates of fair value for these intangible assets require a high degree of judgment and any value ultimately realized from such assets may differ from these estimates.

        Carrying Value of Investments.    Our cost and equity method investments comprise a significant portion of our total assets at each of December 31, 2008 and 2007. We account for these investments pursuant to Statement of Financial Accounting Standards No. 115, Statement of Financial Accounting Standards No. 159, Accounting Principles Board Opinion No. 18, EITF Topic 03-1 and SAB No. 59. These accounting principles require us to periodically evaluate our investments to determine if decreases in fair value below our cost bases are other than temporary. If a decline in fair value is determined to be other than temporary, we are required to reflect such decline in our combined statement of operations. Other than temporary declines in fair value of our cost investments are recognized on a separate line in our combined statement of operations, and other than temporary declines in fair value of our equity method investments are included in share of earnings of affiliates in our combined statement of operations.

        The primary factors we consider in our determination of whether declines in fair value are other than temporary are the length of time that the fair value of the investment is below our carrying value; and the financial condition, operating performance and near term prospects of the investee. In addition, we consider the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts' ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and our intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. Fair value of our publicly traded investments is based on the market prices of the investments at the balance sheet date. We estimate the fair value of our other cost and equity investments using a variety of methodologies, including cash flow multiples, discounted cash flow, per subscriber values, or values of comparable public or private businesses. Impairments are calculated as the difference between our carrying value and our estimate of fair value. As our assessment of the fair value of our investments and any resulting impairment losses and the timing of when to recognize such charges requires a high degree of judgment and includes significant estimates and assumptions, actual results could differ materially from our estimates and assumptions.

        Our evaluation of the fair value of our investments and any resulting impairment charges are made as of the most recent balance sheet date. Changes in fair value subsequent to the balance sheet date due to the factors described above are possible. Subsequent decreases in fair value will be recognized in our combined statement of operations in the period in which they occur to the extent such decreases are deemed to be other than temporary. Subsequent increases in fair value will be recognized in our combined statement of operations only upon our ultimate disposition of the investment.

        Carrying Value of Long-lived Assets.    Our property and equipment, intangible assets and goodwill (collectively, our "long-lived assets") also comprise a significant portion of our total assets at March 31, 2009 and at December 31, 2008 and 2007. We account for our long-lived assets pursuant to Statement of Financial Accounting Standards No. 142 and Statement of Financial Accounting Standards No. 144. These accounting standards require that we periodically, or upon the occurrence of certain triggering events, assess the recoverability of our long-lived assets. If the carrying value of our long-lived assets exceeds their estimated fair value, we are required to write the carrying value down to fair value. Any such writedown is included in impairment of long-lived assets in our combined statement of operations. A high degree of judgment is required to estimate the fair value of our long-lived assets. We may use quoted market prices, prices for similar assets, present value techniques and other valuation techniques to prepare these estimates. We may need to make estimates of future cash flows and discount rates as well as other assumptions in order to implement these valuation techniques. Accordingly, any value ultimately derived from our long-lived assets may differ from our estimate of fair value. As each of our operating segments has long-lived assets, this critical accounting policy affects the financial position and results of operations of each segment.

        Income Taxes.    We are required to estimate the amount of tax payable or refundable for the current year and the deferred income tax liabilities and assets for the future tax consequences of events that have been reflected in our financial statements or tax returns for each taxing jurisdiction in which we operate. This process requires our management to make judgments regarding the timing and probability of the ultimate tax impact of the various agreements and transactions that we enter into. Based on these judgments we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realizability of future tax benefits. Actual income taxes could vary from these estimates due to future changes in income tax law, significant changes in the jurisdictions in which we operate, our inability to generate sufficient future taxable income or unpredicted results from the final determination of each year's liability by taxing authorities. These changes could have a significant impact on our financial position.

Quantitative and Qualitative Disclosures about Market Risk.

        We are exposed to market risk in the normal course of business due to our ongoing investing and financing activities. Market risk refers to the risk of loss arising from adverse changes in stock prices and interest rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. We have established policies, procedures and internal processes governing our management of market risks and the use of financial instruments to manage our exposure to such risks.

        We are exposed to changes in stock prices due to our significant investment in DIRECTV, as well as the DIRECTV Collar and our borrowings against such collar. Changes in the market price of DIRECTV common stock have the most significant impact on the value of the DIRECTV Collar. In this regard, a 5% increase in the DIRECTV market price would result in a 47% decrease in the value of the DIRECTV Collar as of December 31, 2008.

        The Collar Loan is due as the DIRECTV Collar terminates in six tranches from June 2009 through August 2012. The timing and amount of repayments are based upon a formula that factors in several variables including the market price of DIRECTV common stock.

Liberty Entertainment, Inc.

Condensed Pro Forma Combined Financial Statements

December 31, 2008

(unaudited)

        Effective February 27, 2008, Liberty Entertainment, Inc. ("LEI") and News Corporation completed an exchange transaction (the "News Exchange") whereby LEI exchanged 512.6 million shares of News Corporation common stock valued at $10,143 million on the date of closing for a subsidiary of News Corporation (the "News Corporation Subsidiary") which held 470.4 million shares of The DIRECTV Group ("DIRECTV") common stock valued at $12,461 million on the date of closing, three regional sports television networks (the "RSNs") and $463 million in cash. The shares of DIRECTV received by LEI represented an approximate 41% ownership interest upon closing, and LEI accounts for DIRECTV as an equity affiliate.

        The following unaudited condensed pro forma combined statement of operations of LEI for the year ended December 31, 2008 assumes that the News Exchange had been completed as of January 1, 2008. The unaudited pro forma results do not purport to be indicative of the results that would have been obtained if such transaction had been completed as of such date. The unaudited condensed pro forma combined statement of operations has been presented before giving effect to the non-recurring gain recognized on the News Exchange.

Liberty Entertainment, Inc.

Condensed Pro Forma Combined Statement of Operations

Year Ended December 31, 2008

(unaudited)

		Add:
	LEI historical(1)	News Corporation Subsidiary historical(2)	Pro forma adjustment		LEI pro forma
	amounts in millions, except per share amounts
Revenue	$267	36	—		303
Operating expenses	(181)	(19)	—		(200)
Selling, general and administrative expenses	(53)	(2)	—		(55)
Depreciation and amortization	(23)	—	(1	)(3)	(24)

Operating income (loss)	10	15	(1)		24
Interest expense	(52)	—	—		(52)
Share of earnings of affiliates, net	429	76	(27	)(4)	478
Gains (losses) on dispositions of assets, net	3,664	—	(3,665	)(5)	(1)
Other income, net	227	—	—		227

Earnings from continuing operations before income taxes	4,278	91	(3,693)		676
Income tax benefit (expense)	1,543	(37)	(1,791	)(5)
			11	(6)	(274)

Earnings from continuing operations	$5,821	54	(5,473)		402

Earnings from continuing operations per common share	$12.51				.86
Weighted average outstanding common shares (in millions)	465.3				465.3

Liberty Entertainment, Inc.

Notes to Condensed Pro Forma Combined Financial Statements

December 31, 2008

(unaudited)

(1)
Represents the historical results of operations of LEI derived from the historical financial statements of LMC Entertainment included elsewhere in this Annex C.

(2)
Represents the historical results of operations for the News Corporation Subsidiary for the two months ended February 29, 2008.

(3)
Represents amortization of the RSN's intangible assets recorded in connection with the News Exchange.

(4)
Represents a downward adjustment of News Corporation's historical equity pickup for DIRECTV for the two months ended February 29, 2008 to include amortization of intangible assets included in LEI's excess basis account for DIRECTV.

(5)
Represents the elimination of the gain and related tax benefit recognized in connection with the News Exchange.

(6)
Represents the estimated income tax effects of the pro forma adjustments (exclusive of the gain elimination described in note 5 above) using an effective tax rate of 38%.

LMC ENTERTAINMENT

CONDENSED COMBINED BALANCE SHEETS

(unaudited)

	March 31, 2009	December 31, 2008
	amounts in thousands
Assets
Current assets:
Cash and cash equivalents	$47,646	74,908
Trade and other receivables, net	54,129	55,449
Other current assets	16,249	9,267
Assets of discontinued operations (note 3)	—	1,803

Total current assets	118,024	141,427

Investment in The DIRECTV Group, Inc. ("DIRECTV") (note 5)	13,089,368	13,084,571
Investment in Game Show Network, LLC ("GSN") (note 6)	233,159	268,929
Financial instrument asset (note 7)	205,614	185,816
Property and equipment, at cost	7,483	3,974
Accumulated depreciation	(1,531)	(989)

	5,952	2,985

Goodwill	383,875	383,875
Other intangibles	172,566	172,566
Accumulated amortization	(37,376)	(33,111)

	135,189	139,455

Other assets	67,250	40,590
Assets of discontinued operations (note 3)	—	12,174

Total assets	$14,238,432	14,259,822

Liabilities and Parent's Investment
Current liabilities:
Accounts payable	$6,554	11,967
Accrued liabilities	13,995	10,332
Current portion of debt	607,939	251,689
Other current liabilities	3,321	3,512
Liabilities of discontinued operations (note 3)	—	2,450

Total current liabilities	631,809	279,950

Long-term debt	1,390,711	1,729,877
Deferred income tax liabilities	1,760,071	1,754,622
Other liabilities	2,693	3,067

Total liabilities	3,785,284	3,767,516

Parent's investment:
Parent's investment	3,520,065	3,585,869
Accumulated other comprehensive loss, net of taxes	(31,429)	(30,896)
Retained earnings	6,964,512	6,937,333

Total parent's investment	10,453,148	10,492,306

Commitments and contingencies (note 10)
Total liabilities and parent's investment	$14,238,432	14,259,822

See accompanying notes to condensed combined financial statements.

LMC ENTERTAINMENT

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended March 31,
	2009	2008
	amounts in thousands, except per share amounts
Revenue	$72,179	35,074

Operating costs and expenses:
Operating	29,106	17,913
Selling, general and administrative, including stock-based compensation	11,237	7,877
Depreciation	542	288
Amortization	4,266	4,796

	45,151	30,874

Operating income	27,028	4,200
Other income (expense):
Interest expense	(17,188)	(39)
Share of earnings of DIRECTV (note 5)	32,378	35,590
Share of earnings of GSN (note 6)	6,731	6,709
SAB 51 loss related to DIRECTV	(27,046)	—
Realized and unrealized gains on financial instruments, net (note 7)	19,798	—
Gains on dispositions, net (note 5)	30	3,666,495
Other, net	(45)	44

	14,658	3,708,799

Earnings from continuing operations before income taxes	41,686	3,712,999
Income tax benefit (expense)	(17,273)	1,764,913

Net earnings from continuing operations	24,413	5,477,912
Earnings (loss) from discontinued operations, net of income taxes (note 3)	2,766	(2,964)

Net earnings	$27,179	5,474,948

Unaudited pro forma earnings from continuing operations per common share (note 4)	$.05	11.74
Unaudited pro forma net earnings per common share (note 4)	$.06	11.74

See accompanying notes to condensed combined financial statements.

LMC ENTERTAINMENT

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE EARNINGS

(unaudited)

	Three months ended March 31,
	2009	2008
	amounts in thousands
Net earnings	$27,179	5,474,948

Other comprehensive earnings (loss), net of taxes:
Unrealized holding losses arising during the period	(222)	(314,584)
Foreign currency translation adjustments	11	(4)
Recognition of previously unrealized gains on available-for-sale securities, net	(322)	(2,273,227)

Other comprehensive loss	(533)	(2,587,815)

Comprehensive earnings	$26,646	2,887,133

See accompanying notes to condensed combined financial statements.

LMC ENTERTAINMENT

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(unaudited)

	Three months ended March 31,
	2009	2008
	amounts in thousands
Cash flows from operating activities:
Net earnings	$27,179	5,474,948
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	6,261	7,484
Stock-based compensation	150	—
Noncash interest	17,084	—
Share of earnings of affiliates, net	(39,109)	(42,299)
SAB 51 loss related to DIRECTV	27,046	—
Cash received from return on GSN equity investment (note 6)	27,821	—
Realized and unrealized gains on financial instruments, net	(19,798)	—
Gains on dispositions, net	(30)	(3,666,495)
Intercompany tax allocation	10,219	2,787
Intercompany tax payments	(11,446)	—
Deferred income tax expense (benefit)	496	(1,768,511)
Other noncash charges, net	(21)	—
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Current assets	(32,119)	(30,649)
Payables and other current liabilities	(2,253)	1,658

Net cash provided by (used in) operating activities	11,480	(21,077)

Cash flows from investing activities:
Cash received in exchange transaction	—	465,052
Cash received from return of GSN equity investment (note 6)	14,679	—
Other investing activities, net	(3,546)	(1,323)

Net cash provided by investing activities	11,133	463,729

Cash flows from financing activities—intercompany cash transfers, net	(49,875)	(414,697)

Net increase (decrease) in cash and cash equivalents	(27,262)	27,955
Cash and cash equivalents at beginning of period	74,908	6,971

Cash and cash equivalents at end of period	$47,646	34,926

See accompanying notes to condensed combined financial statements.

LMC ENTERTAINMENT

CONDENSED COMBINED STATEMENTS OF PARENT'S INVESTMENT

(unaudited)

	Parent's investment	Accumulated other comprehensive loss	Retained earnings	Total parent's investment
	amounts in thousands
Balance at January 1, 2009	$3,585,869	(30,896)	6,937,333	10,492,306
Net earnings	—	—	27,179	27,179
Other comprehensive loss	—	(533)	—	(533)
Intercompany tax allocation	10,219	—	—	10,219
Intercompany tax payments	(11,446)	—	—	(11,446)
Intercompany cash transfers, net	(49,875)	—	—	(49,875)
Sale of FUN Sports (note 3)	(14,702)	—	—	(14,702)

Balance at March 31, 2009	$3,520,065	(31,429)	6,964,512	10,453,148

See accompanying notes to condensed combined financial statements.

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements

March 31, 2009

(unaudited)

(1) Basis of Presentation

        The accompanying condensed combined financial statements of LMC Entertainment or the "Company" represent a combination of the historical financial information of certain video programming and direct-to-home satellite distribution subsidiaries and assets of Liberty Media Corporation ("Liberty"). Upon consummation of the Redemption and the resulting separation of Liberty Entertainment, Inc. ("LEI") from Liberty (the "Split Off") (see note 2), LEI will own the assets and businesses that comprise LMC Entertainment.

        The more significant subsidiaries and investments of Liberty initially comprising LMC Entertainment are as follows:

  Subsidiaries:

    Liberty Sports Holdings, LLC ("Liberty Sports Group")
    FUN Technologies, Inc. ("FUN")

  Investments:

    DIRECTV
    GSN

        Liberty Sports Group is comprised of three regional sports television networks in Colorado and Utah, the Northwest United States and western Pennsylvania. FUN operates websites that offer casual games ("FUN Games") and fantasy sports services ("FUN Sports"). DIRECTV is a provider of digital television entertainment delivered by satellite in the United States and Latin America. GSN operates a basic cable network dedicated to game-related programming and interactive game playing.

        In addition, immediately preceding the Split Off, Liberty will contribute approximately $30 million in cash to LEI. Subsequent to March 31, 2009, LEI and Liberty entered into a revolving credit agreement (the "Liberty Revolving Credit Facility"), which provides for loans from Liberty to LEI in an aggregate principal amount at any time outstanding of up to $300 million. On the date of the Split Off, the borrowings under the Liberty Revolving Credit Facility, together with accrued interest thereon, will be payable in full, provided the Merger Agreement has not been terminated. In connection with the Merger Agreement (see note 2), LEI also entered into a secured credit facility with DIRECTV (the "DIRECTV Credit Facility"). The DIRECTV Credit Facility will provide up to an aggregate of $650 million in loans to LEI, including up to $300 million which will be sufficient to repay the Liberty Revolving Credit Facility immediately following the effective time of the Split Off, provided the Merger Agreement has not been terminated. If the Merger Agreement is terminated after completion of the Split Off, any amounts outstanding under the DIRECTV Credit Facility will be due and payable upon such termination. In such event, LEI could make such repayments in cash or by delivering shares of DIRECTV common stock.

        Subsequent to March 31, 2009, LMC Entertainment, Sony and GSN completed a series of transactions which restructured the ownership of FUN and GSN. As a result of such transactions, FUN was contributed to and is now a wholly-owned subsidiary of GSN and in exchange, LMC Entertainment increased its ownership interest in GSN from 50% to 65%. Due to governance arrangements, LMC

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2009

(unaudited)

(1) Basis of Presentation (Continued)

Entertainment continues to account for GSN as an equity investee. The historical results of operations of FUN Games are included in the accompanying condensed combined financial statements of the Company and are summarized as follows:

	Three months ended March 31,
	2009	2008
	amounts in thousands
Revenue	$14,982	13,833
Operating expenses	(8,574)	(7,876)
Selling, general and administrative expenses	(4,402)	(5,470)
Depreciation and amortization	(2,362)	(3,033)

Operating loss	(356)	(2,546)
Other income (expense)	(183)	5
Income tax benefit	1,424	1,005

Net earnings (loss) from continuing operations	$885	(1,536)

(2) Split Off Transaction

        During the fourth quarter of 2008, the Board of Directors of Liberty approved a plan to redeem a portion of the outstanding shares of Liberty's Entertainment Group tracking stock for all of the outstanding shares of LEI (the "Redemption").

        In connection with the Redemption, Liberty will redeem 90% of the outstanding shares of each series of Liberty Entertainment common stock for 100% of the outstanding shares of the same series of LEI, with cash in lieu of fractional shares, in each case, as of a date to be determined by the board of Liberty (the "Redemption Date"). Immediately following the Redemption Date, the holders of Liberty Entertainment common stock will own 100% of the outstanding equity of LEI. The Split Off is conditioned on, among other matters, receipt of stockholder approval and receipt of a private letter ruling from the IRS and a tax opinion from tax counsel and is expected to occur in the second half of 2009. The Split Off will be accounted for at historical cost due to the fact that the LEI common stock is to be distributed pro rata to holders of Liberty Entertainment tracking stock.

        Following the Split Off, LEI and Liberty will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other. In connection with the Redemption, LEI and Liberty will enter into certain agreements in order to govern certain of the ongoing relationships between LEI and Liberty after the Split Off and to provide mechanisms for an orderly transition. These agreements include a Reorganization Agreement, a Services Agreement and a Tax Sharing Agreement.

        The Reorganization Agreement provides for, among other things, the principal corporate transactions required to effect the Split Off and cross indemnities. Pursuant to the Services Agreement, Liberty will provide LEI with office space and certain general and administrative services including accounting, finance, human resources, information technology, investor relations and tax services. LEI

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2009

(unaudited)

(2) Split Off Transaction (Continued)

will reimburse Liberty for direct, out-of-pocket expenses incurred by Liberty in providing these services and for LEI's allocable portion of costs associated with any shared services or personnel.

        Under the Tax Sharing Agreement, Liberty will generally be responsible for all taxes attributable to LEI and its subsidiaries for a pre-Split Off period that are reported on any consolidated, combined or unitary tax return that includes one or more of Liberty or any of its subsidiaries and LEI or any of its subsidiaries, and (ii) LEI will generally be responsible for all taxes attributable to LEI and its subsidiaries, whether accruing before, on or after the Split Off that are reported on any tax return (including any consolidated, combined or unitary tax return) that does not include Liberty or any of its subsidiaries. Notwithstanding the foregoing, LEI has agreed to indemnify Liberty, its subsidiaries and certain related persons for any losses and taxes of Liberty and its subsidiaries, resulting from (and in the case of clause (iii), resulting primarily from, individually or in the aggregate) (i) the failure of the Split Off to be a tax-free transaction described under Sections 355 and 368(a)(1)(D) of the Code (except for any such losses and taxes that (x) result primarily from, individually or in the aggregate, the breach of certain covenants made by Liberty, (y) result from the Liberty Entertainment Common Stock not being treated as stock of Liberty for U.S. federal income tax purposes, or (z) result from Section 355(e) of the Code applying to the Split Off as a result of the Split Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest in the stock of Liberty), (ii) Section 355(e) of the Code applying to the News Corporation Exchange (see note 5) or to any of the internal distributions effected by subsidiaries of News Corporation in connection with the News Corporation Exchange as a result of the Split Off, any actions taken by LEI or its subsidiaries following the Split Off, or any change in ownership of LEI stock following the Split Off (except to the extent that such losses or taxes result primarily from, individually or in the aggregate, the breach of certain covenants made by Liberty), or (iii) any breach by LEI of certain covenants (applicable to actions or failures to act by LEI and its subsidiaries following the completion of the Split Off) that relate to the qualification of the News Corporation Exchange and related restructuring transactions as tax-free transactions.

        On May 3, 2009, Liberty and LEI entered into an Agreement and Plan of Merger with DIRECTV and other parties named therein (the "Merger Agreement"), pursuant to which, after Liberty completes the Split Off, LEI and DIRECTV will combine (the "Merger Transaction") under a new parent company ("Holdings"). The holders of LEI Series A common stock will be entitled to receive 1.11111 shares of Holdings Class A common stock for each share of LEI Series A common stock held by them, and the holders of LEI Series B common stock (other than the Chairman of LEI and certain related persons) will be entitled to receive 1.11111 shares of Holdings Class A common stock for each share of LEI Series B common stock held by them (in each case, as adjusted pursuant to the Merger Agreement). The Chairman of LEI and certain related persons will receive 1.11111 shares of Holdings Class B commons stock for each share of LEI Series B common stock held (as adjusted pursuant to the Merger Agreement). The Merger Transaction is subject to certain closing conditions, including completion of the Split Off, certain government approvals, shareholder approval and receipt of private letter rulings from the IRS.

        In certain circumstances, including those involving a change in the Liberty board's recommendation in favor of the Merger Agreement or a failure to receive stockholder approval after a third party

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2009

(unaudited)

(2) Split Off Transaction (Continued)

acquisition proposal, LEI may become obligated to pay DIRECTV a termination fee of $450 million and an expense reimbursement of up to $10 million.

(3) Discontinued Operations

        On April 28, 2008, LMC Entertainment completed the sale of its 100% ownership interest in Don Best, a wholly-owned subsidiary of FUN. Don Best provided customized subscription services for real time odds, major line move alerts, injury reports and statistical reports, and was previously included in the FUN Sports division. Don Best was sold to an unaffiliated third party for aggregate net cash proceeds, notes receivable and stock valued at $14,462,000, and LMC Entertainment recognized a pre-tax loss on the sale of $3,000,000.

        On March 24, 2009, LMC Entertainment completed the sale of its 100% ownership interest in FUN Sports, a wholly-owned subsidiary of FUN. FUN Sports was sold to Liberty, a related party, for cash proceeds of $13,500,000. Subsequent to this sale, FUN then made a $13,500,000 capital distribution to Liberty. Since the sale was completed with a related party, LMC Entertainment did not recognize a loss on the sale and instead, recorded a reduction to parent's investment for the net assets of FUN Sports on the date of sale, which was $14,702,000.

        The condensed combined financial statements and accompanying notes of LMC Entertainment have been prepared reflecting Don Best and FUN Sports as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment and Disposal of Long-lived Assets". The cash flows of Don Best and FUN Sports have been included with the cash flows from continuing operations in the accompanying condensed combined statements of cash flows.

        The following table presents the combined results of operations of Don Best and FUN Sports that are included in earnings (loss) from discontinued operations, net of income tax:

	Three months ended March 31,
	2009	2008
	amounts in thousands
Revenue	$1,206	2,507
Loss before income taxes	$(2,402)	(3,454)

(4) Unaudited Pro Forma Earnings Per Common Share

        Unaudited pro forma earnings per common share for all periods presented is computed by dividing net earnings for the respective period by 466,472,720 common shares, which is the number of shares that would have been issued if the Split Off had occurred on March 31, 2009.

(5) Investment in The DIRECTV Group, Inc.

        On February 27, 2008, LMC Entertainment completed a transaction with News Corporation (the "News Corporation Exchange") in which LMC Entertainment exchanged all of its 512.6 million shares of News Corporation common stock valued at approximately $10,143 million on the closing date for a

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2009

(unaudited)

(5) Investment in The DIRECTV Group, Inc. (Continued)

subsidiary of News Corporation that held an approximate 41% interest in DIRECTV, Liberty Sports Group and approximately $465 million in cash. In addition, LMC Entertainment incurred approximately $21 million of acquisition costs. LMC Entertainment recognized a pre-tax gain of approximately $3,666 million based on the difference between the fair value and the weighted average cost basis of the News Corporation shares exchanged.

        LMC Entertainment accounted for the News Corporation Exchange as a nonmonetary exchange under APB opinion No. 29 "Accounting for Nonmonetary Transactions." Accordingly, LMC Entertainment recorded the assets received at an amount equal to the fair value of the News Corporation common stock given up. Such amount was allocated to DIRECTV and Liberty Sports Group based on their relative fair values as follows (amounts in thousands):

Cash	$465,052
DIRECTV	10,763,436
Liberty Sports Group	449,353
Deferred tax liability	(1,513,406)

Total	$10,164,435

        LMC Entertainment estimated the fair values of Liberty Sports Group and DIRECTV's assets using a combination of discounted cash flows and market prices for comparable assets.

        At the time of closing, the value attributed to LMC Entertainment's investment in DIRECTV exceeded LMC Entertainment's proportionate share of DIRECTV's equity by approximately $8,022 million. Due to additional purchases of DIRECTV stock by LMC Entertainment and stock repurchases by DIRECTV, such excess basis has increased to $10,517 million as of March 31, 2009. Such amount has been allocated within memo accounts used for equity accounting purposes as follows (amounts in thousands):

Subscriber list	$2,821,325
Trade name	3,551,763
Orbital slots	4,901,118
Goodwill	3,331,951
Satellites	187,398
Software technology	598,775
Programming liability	(85,054)
Deferred tax liability	(4,790,130)

Total	$10,517,146

        LMC Entertainment has ascribed a useful life of 7 years to the subscriber list, 12 years to the satellites, 8 years to the software technology and indefinite lives to the orbital slots, trade name and goodwill. Amortization related to the intangible assets with identifiable useful lives within the memo accounts is included in LMC Entertainment's share of earnings of DIRECTV in the accompanying

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2009

(unaudited)

(5) Investment in The DIRECTV Group, Inc. (Continued)

condensed combined statements of operations and aggregated $75,139,000 and $22,925,000 (net of related taxes) for the three months ended March 31, 2009 and 2008, respectively.

        The following unaudited pro forma information for LMC Entertainment for the three months ended March 31, 2008 was prepared assuming the News Corporation Exchange occurred on January 1, 2008. The pro forma amounts are not necessarily indicative of operating results that would have been obtained if the News Corporation Exchange had occurred on such date.

Three months ended March 31, 2008
amounts in thousands, except per share amounts
Revenue	$71,020
Earnings from continuing operations	$56,982
Net earnings	$54,018
Pro forma net earnings per common share	$0.12

        The foregoing earnings from continuing operations and net earnings amounts exclude the gain and related tax benefit recognized in connection with the News Corporation Exchange.

        On April 3, 2008, LMC Entertainment purchased 78.3 million additional shares of DIRECTV common stock in a private transaction for cash consideration of approximately $1,977 million. LMC Entertainment funded the purchase with borrowings against a newly executed equity collar on 110 million DIRECTV common shares. As of May 5, 2008, LMC Entertainment's ownership in DIRECTV was approximately 47.9%, and LMC Entertainment and DIRECTV entered into a standstill agreement. Pursuant to the standstill agreement, in the event LMC Entertainment's ownership interest goes above 47.9%, LMC Entertainment has agreed to vote its shares of DIRECTV which represent the excess ownership interest above 47.9% in the same proportion as all DIRECTV shareholders other than LMC Entertainment. Accordingly, although LMC Entertainment's economic ownership in DIRECTV reached 54% at March 31, 2009 due to stock repurchases by DIRECTV, LMC Entertainment continues to account for such investment using the equity method of accounting. LMC Entertainment records its share of DIRECTV's earnings based on its economic interest in DIRECTV.

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2009

(unaudited)

(5) Investment in The DIRECTV Group, Inc. (Continued)

        The market value of LMC Entertainment's 54% interest in DIRECTV was approximately $12,505 million and $12,571 million at March 31, 2009 and December 31, 2008, respectively. Summarized unaudited financial information for DIRECTV is as follows:

  DIRECTV Consolidated Balance Sheets

	March 31, 2009	December 31, 2008
	amounts in millions
Current assets	$4,035	4,044
Satellites, net	2,440	2,476
Property and equipment, net	4,179	4,171
Goodwill	3,760	3,753
Intangible assets	1,069	1,172
Other assets	923	923

Total assets	$16,406	16,539

Current liabilities	$3,562	3,585
Long-term debt	562	524
Deferred income taxes	5,696	5,725
Other liabilities	1,743	1,749
Minority interest	325	325
Stockholders' equity	4,518	4,631

Total liabilities and equity	$16,406	16,539

  DIRECTV Consolidated Statements of Operations

	Three months ended March 31,
	2009	2008
	amounts in millions
Revenue	$4,901	4,591
Costs of revenue	(2,461)	(2,288)
Selling, general and administrative expenses	(1,350)	(1,122)
Depreciation and amortization	(666)	(524)

Operating income	424	657
Interest expense	(101)	(63)
Other income, net	13	19
Income tax expense	(124)	(230)

Net earnings	$212	383

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2009

(unaudited)

(6) Investment in GSN

        LMC Entertainment and Sony Pictures Entertainment ("Sony"), a division of Sony Corporation of America, which is a subsidiary of Sony Corporation, each own 50% of GSN as of March 31, 2009. GSN owns and operates a basic cable network dedicated to game-related programming and interactive game playing. GSN offers 24-hour programming featuring game shows, casino games, reality series, documentaries and other game-related shows. GSN features a full prime-time schedule of interactive programming, which allows viewers a chance to play along with GSN's televised games via GSN.com. LMC Entertainment accounts for its investment in GSN using the equity method of accounting.

        During the three months ended March 31, 2009, GSN made cash distributions to each of SONY and LMC Entertainment in the amount of $42,500,000.

        LMC Entertainment accounts for the excess of the carrying value for its investment in GSN over LMC Entertainment's share of GSN's equity as equity-method goodwill, which is not amortized.

        Effective April 9, 2009 and after LMC Entertainment's sale of FUN Sports to Liberty on March 24, 2009, LMC Entertainment, Sony and GSN completed a series of transactions which restructured the ownership of FUN and GSN. As a result of such transactions, FUN was contributed to and is now a wholly-owned subsidiary of GSN and in exchange, LMC Entertainment increased its ownership interest in GSN from 50% to 65%. Due to governance arrangements between LMC Entertainment and Sony which limit LMC Entertainment's ability to control GSN, LMC Entertainment will continue to account for GSN as an equity affiliate. Accordingly, FUN will no longer be a consolidated subsidiary of LMC Entertainment.

(7) Financial Instrument and Long-Term Debt

        In April 2008, LMC Entertainment entered into an equity collar (the "DIRECTV Collar") for 110 million shares of DIRECTV common stock and a related credit facility (the "Collar Loan") against the present value of the put value of such collar. LMC Entertainment entered into the DIRECTV Collar to manage fair value risk associated with its DIRECTV investment, and to facilitate the purchase of an additional 78.3 million shares of DIRECTV common stock.

        LMC Entertainment accounts for the DIRECTV Collar pursuant to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133") and related amendments and interpretations. Under Statement 133, all derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. The DIRECTV Collar is not designated as a hedge, and therefore changes in the fair value of the derivative are recognized in earnings.

        At the time of closing the DIRECTV Collar and Collar Loan, LMC Entertainment borrowed approximately $1,977 million. The Collar Loan is due as the DIRECTV Collar terminates in six tranches from June 2009 through August 2012. Each tranche is repayable during a six-month period based upon a formula that factors in several variables including the market price of DIRECTV common stock. Interest accrues at an effective weighted average interest rate of 3.5% and is due and payable as each tranche matures. Borrowings are collateralized by 170 million shares of DIRECTV

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2009

(unaudited)

(7) Financial Instrument and Long-Term Debt (Continued)

common stock owned by LMC Entertainment. LMC Entertainment believes that the carrying amount approximates fair value.

        In November 2008, LMC Entertainment chose to unwind 50% of the first tranche of the DIRECTV Collar. The first tranche expires in 2009 and originally had 22.5 million DIRECTV shares underlying it. As part of this transaction, LMC Entertainment repaid the portion of the Collar Loan ($228.4 million) associated with the shares that were unwound. Such repayment was funded with (1) proceeds from the collar unwind ($45.5 million), (2) funds borrowed from the remaining capacity of the Collar Loan ($181.1 million) and (3) cash on hand ($1.8 million). As a result of this transaction, the amount of debt due under the Collar Loan in 2009 is approximately $258 million including accrued interest.

        Payments, including accrued interest, are due under the Collar Loan as follows (amounts in thousands):

2009	$257,503
2010	$652,340
2011	$714,468
2012	$523,180

        The DIRECTV Collar contains a provision that allows the counterparty to terminate a portion of the DIRECTV Collar if the total number of shares of DIRECTV underlying the DIRECTV Collar exceeds 20% of the outstanding public float of DIRECTV common stock. In the event the counterparty chooses to terminate a portion of the DIRECTV Collar, the repayment of the corresponding debt would be accelerated. The counterparty has agreed to waive its right to terminate a portion of the DIRECTV Collar until early June 2009, subject to the condition that the total number of shares underlying the DIRECTV Collar does not exceed 23% of the outstanding public float of DIRECTV common stock. As of March 31, 2009, the total number of shares underlying the DIRECTV Collar did not exceed such 23% limit.

(8) Stock Options and Stock Appreciation Rights

Liberty—Incentive Plans

        Pursuant to the Liberty Media Corporation 2000 Incentive Plan, as amended from time to time, and the Liberty Media Corporation 2007 Incentive Plan, Liberty has granted to certain of its employees stock options and SARs (collectively, "Awards") to purchase shares of Liberty common stock.

        Liberty has also granted Awards to certain of its directors pursuant to Liberty Media Corporation 2002 Nonemployee Director Incentive Plan, as amended from time to time.

        In connection with the Split Off, Awards with respect to Liberty Series A and Series B Entertainment Group tracking stock will be converted, in part, to Awards with respect to LEI common stock.

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2009

(unaudited)

(8) Stock Options and Stock Appreciation Rights (Continued)

        If the Split Off had been effective as of March 31, 2009, approximately 14.3 million LEI Series A Awards and 5.4 million LEI Series B Awards would have been issued.

(9) Transactions with Related Parties

        During the three months ended March 31, 2009 and during the period from February 27, 2008 to March 31, 2008, subsidiaries of LMC Entertainment recognized $8,722,000 and $2,830,000, respectively, in revenue from DIRECTV for distribution of their programming.

        The accompanying condensed combined statements of operations include certain general and administrative employee salary expenses allocated by Liberty to LMC Entertainment, as well as third-party direct costs primarily for legal and accounting services incurred by Liberty related to LMC Entertainment's businesses. Such overhead expenses are intended to reflect the historical cost to Liberty of managing the assets and businesses of LMC Entertainment and may not be reflective of costs that LMC Entertainment would incur on an arm's length basis. Such expenses aggregated $962,000 and $848,000 for the three months ended March 31, 2009 and 2008, respectively.

(10) Commitments and Contingencies

Program Rights

        Liberty Sports Group has commitments to purchase the rights to broadcast games of certain professional and collegiate sports teams and leagues in its broadcast areas through 2020. Such commitments aggregated approximately $1,515 million at March 31, 2009 and are due as follows (amounts in thousands):

Remainder of 2009	$117,250
2010	$134,298
2011	$132,818
2012	$121,495
2013	$104,990
Thereafter	$904,181

Royalty and Advertising Payments

        FUN has entered into exclusive affiliate partner agreements to offer its skill games with various internet portal and destination sites. Certain of these agreements contain provisions for minimum royalty and advertising payments.

Operating Leases

        LMC Entertainment leases office facilities and certain equipment under lease arrangements.

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2009

(unaudited)

(10) Commitments and Contingencies (Continued)

Litigation

        There are multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the Delaware Court of Chancery. The stockholder complaints are purported class actions on behalf of the stockholder plaintiffs which allege, among other things, that the DIRECTV board of directors breached their fiduciary duties in approving the Merger Agreement. The stockholder plaintiffs seek to enjoin the Mergers and seek an award of compensatory damages. DIRECTV, the DIRECTV board of directors and Liberty intend to defend vigorously against these allegations. Under the terms of the Reorganization Agreement, LMC Entertainment would be required to indemnify Liberty for any loss or expense incurred in connection with such litigation.

        In addition, LMC Entertainment has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible LMC Entertainment may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying condensed combined financial statements.

(11) Information About LMC Entertainment's Operating Segments

        LMC Entertainment owns controlling and noncontrolling interests in video programming and video distribution companies. Each of the Company's businesses is separately managed. LMC Entertainment identifies its reportable segments as (A) those subsidiaries that represent 10% or more of its combined revenue, pre-tax earnings or total assets and (B) those equity method affiliates whose share of earnings represent 10% or more of LMC Entertainment's pre-tax earnings.

        LMC Entertainment evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as revenue and Adjusted OIBDA.

        LMC Entertainment defines Adjusted OIBDA as revenue less operating expenses and selling, general and administrative expenses (excluding stock-based compensation). LMC Entertainment believes this is an important indicator of the operational strength and performance of its businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock-based compensation and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. LMC Entertainment generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2009

(unaudited)

(11) Information About LMC Entertainment's Operating Segments (Continued)

        For the three months ended March 31, 2009, LMC Entertainment has identified the following business units as its reportable segments:

  •
  Liberty Sports Group—a subsidiary comprised of three regional sports television networks: FSN Rocky Mountain, FSN Northwest and FSN Pittsburgh.

  •
  FUN Games—a division of FUN that offers a range of free and tournament skill games through its own Internet sites and through distribution partners.

  •
  DIRECTV—an equity method investment that provides digital television entertainment delivered by satellite in the United States and Latin America.

        Amounts shown on "Other" below provide a reconciliation of total reportable segments to LMC Entertainment's combined total. Included in "Other" are corporate expenses and assets held at a corporate level mainly comprised of investments in DIRECTV and GSN.

        LMC Entertainment's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies. The accounting policies of the segments that are also subsidiaries are the same as those described in the summary of significant policies.

	Combined Reportable Segments					Equity Affiliate
	Liberty Sports Group	FUN Games			Combined Total
			Total	Other		DIRECTV
	amounts in thousands
Three months ended March 31, 2009
Revenue from external customers	$57,197	14,982	72,179	—	72,179	4,901,000
Adjusted OIBDA	$31,335	2,156	33,491	(1,505)	31,986	1,090,000
Total assets	$554,153	139,138	693,291	13,545,141	14,238,432	16,406,000
Three months ended March 31, 2008
Revenue from external customers	$21,241	13,833	35,074	—	35,074	4,591,000
Adjusted OIBDA	$9,645	487	10,132	(848)	9,284	1,181,000
Total assets	$504,502	118,327	622,829	11,154,357	11,777,186	15,584,000

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2009

(unaudited)

(11) Information About LMC Entertainment's Operating Segments (Continued)

        The following table provides a reconciliation of segment Adjusted OIBDA to earnings from continuing operations before income taxes:

	Three months ended March 31,
	2009	2008
	amounts in thousands
Combined segment Adjusted OIBDA	$31,986	9,284
Stock-based compensation	(150)	—
Depreciation and amortization	(4,808)	(5,084)
Interest expense	(17,188)	(39)
Share of earnings of affiliates, net	39,109	42,299
SAB 51 loss related to DIRECTV	(27,046)	—
Realized and unrealized gains on financial instruments	19,798	—
Gains on dispositions, net	30	3,666,495
Other, net	(45)	44

Earnings from continuing operations before income taxes	$41,686	3,712,999

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Liberty Media Corporation:

        We have audited the accompanying combined balance sheets of LMC Entertainment (the Company) (as defined in note 1) as of December 31, 2008 and 2007, and the related combined statements of operations, comprehensive earnings (loss), cash flows, and parent's investment for each of the years in the three-year period ended December 31, 2008. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the financial statements of The DIRECTV Group, Inc. (a 54 percent owned investee company as of December 31, 2008). The Company's investment in The DIRECTV Group, Inc. at December 31, 2008 included $2,601,350,000 and its equity in earnings of The DIRECTV Group, Inc. included $627,756,000 for the year ended December 31, 2008 that we did not audit. The financial statements of The DIRECTV Group, Inc. were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the portion of the amounts included for The DIRECTV Group, Inc. referred to above, is based solely on the report of the other auditors.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the report of the other auditors, the combined financial statements referred to above present fairly, in all material respects, the financial position of LMC Entertainment as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

        As discussed in note 3 to the accompanying combined financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.

KPMG LLP

Denver, Colorado
April 24, 2009

LMC ENTERTAINMENT

COMBINED BALANCE SHEETS

December 31, 2008 and 2007

	2008	2007
	amounts in thousands
Assets
Current assets:
Cash and cash equivalents	$74,908	6,971
Trade and other receivables, net	55,449	773
Other current assets	9,267	3,206
Assets of discontinued operations (note 7)	1,803	2,493

Total current assets	141,427	13,443

Investment in The DIRECTV Group, Inc. ("DIRECTV") (note 5)	13,084,571	—
Investment in News Corporation (note 5)	—	10,646,814
Investment in Game Show Network, LLC ("GSN") (note 6)	268,929	244,485
Financial instrument asset (note 10)	185,816	—
Property and equipment, at cost	3,974	2,267
Accumulated depreciation	(989)	(945)

	2,985	1,322

Goodwill (note 9)	383,875	135,690
Other intangibles (note 9)	172,566	47,815
Accumulated amortization	(33,111)	(19,549)

	139,455	28,266

Other assets	40,590	13,244
Assets of discontinued operations (note 7)	12,174	55,014

Total assets	$14,259,822	11,138,278

Liabilities and Parent's Investment
Current liabilities:
Accounts payable	$11,967	1,727
Accrued liabilities	10,332	7,815
Current portion of debt	251,689	—
Other current liabilities	3,512	3,062
Liabilities of discontinued operations (note 7)	2,450	5,105

Total current liabilities	279,950	17,709

Long-term debt	1,729,877	—
Deferred income tax liabilities (note 12)	1,754,622	3,421,454
Other liabilities	3,067	564
Liabilities of discontinued operations (note 7)	—	3,426

Total liabilities	3,767,516	3,443,153

Parent's investment:
Parent's investment	3,585,869	3,966,806
Accumulated other comprehensive earnings (loss), net of taxes (note 13)	(30,896)	2,587,202
Retained earnings	6,937,333	1,141,117

Total parent's investment	10,492,306	7,695,125

Commitments and contingencies (note 15)
Total liabilities and parent's investment	$14,259,822	11,138,278

See accompanying notes to combined financial statements.

LMC ENTERTAINMENT

COMBINED STATEMENTS OF OPERATIONS

Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	amounts in thousands, except per share amounts
Revenue	$267,126	44,779	21,445

Operating costs and expenses:
Operating	181,174	24,546	17,890
Selling, general and administrative, including stock-based compensation	53,089	28,474	20,414
Depreciation	1,662	920	682
Amortization	20,666	11,040	8,687
Impairment of long-lived assets (note 9)	—	—	75,946

	256,591	64,980	123,619

Operating income (loss)	10,535	(20,201)	(102,174)
Other income (expense):
Interest expense	(51,814)	—	(8,208)
Dividend and interest income	356	57,284	57,227
Share of earnings of DIRECTV (note 5)	404,138	—	—
Share of earnings of GSN (note 6)	24,444	5,757	8,220
Realized and unrealized gains on financial instruments, net (note 10)	226,163	—	—
Gains (losses) on dispositions, net (note 5)	3,664,407	(486)	(217)
Other, net	—	(88)	(5,259)

	4,267,694	62,467	51,763

Earnings (loss) from continuing operations before income taxes and minority interest	4,278,229	42,266	(50,411)
Income tax benefit (expense) (note 12)	1,543,189	(3,741)	(1,304)
Minority interests in losses of subsidiaries	—	5,908	9,712

Net earnings (loss) from continuing operations	5,821,418	44,433	(42,003)
Loss from discontinued operations, net of income taxes (note 7)	(25,202)	(17,575)	(9,183)

Net earnings (loss)	$5,796,216	26,858	(51,186)

Unaudited pro forma earnings (loss) from continuing operations per common share (note 3)	$12.51	.10	(.09)
Unaudited pro forma net earnings (loss) per common share (note 3)	$12.46	.06	(.11)

See accompanying notes to combined financial statements.

LMC ENTERTAINMENT

COMBINED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)

Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	amounts in thousands
Net earnings (loss)	$5,796,216	26,858	(51,186)

Other comprehensive earnings (loss), net of taxes (note 13):
Unrealized holding gains (losses) arising during the period	(345,162)	(316,907)	1,850,512
Foreign currency translation adjustments	292	(53)	(2)
Recognition of previously unrealized gains on available-for-sale securities, net	(2,273,228)	—	—

Other comprehensive earnings (loss)	(2,618,098)	(316,960)	1,850,510

Comprehensive earnings (loss)	$3,178,118	(290,102)	1,799,324

See accompanying notes to combined financial statements.

LMC ENTERTAINMENT

COMBINED STATEMENTS OF CASH FLOWS

Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	amounts in thousands (see note 4)
Cash flows from operating activities:
Net earnings (loss)	$5,796,216	26,858	(51,186)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	29,569	16,272	15,867
Impairment of long-lived assets	17,419	30,930	87,585
Stock-based compensation	715	4,421	483
Noncash interest	51,351	—	—
Share of earnings of affiliates, net	(428,582)	(5,757)	(8,220)
Realized and unrealized gains on financial instruments, net	(226,163)	—	—
Minority interests in losses of subsidiaries	—	(16,693)	(13,902)
Losses (gains) on dispositions, net	(3,661,401)	498	217
Intercompany tax allocation	24,485	6,735	3,589
Intercompany tax payments	(1,745)	—	—
Deferred income tax benefit	(1,572,960)	(6,399)	(3,875)
Other noncash charges, net	—	356	13,516
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Current assets	(37,212)	(2,306)	(349)
Payables and other current liabilities	10,555	(4,569)	(8,096)

Net cash provided by operating activities	2,247	50,346	35,629

Cash flows from investing activities:
Cash received in exchange transaction	463,357	—	—
Additional investment in equity investee	(1,977,075)	—	—
Proceeds from settlement of derivative	45,483	—	—
Cash paid for acquisitions, net of cash acquired	—	(105,804)	(173,766)
Cash proceeds from sale of business unit	7,896	—	—
Distribution from GSN	—	17,500	10,000
Other investing activities, net	(3,975)	(10,616)	(3,653)

Net cash used in investing activities	(1,464,314)	(98,920)	(167,419)

Cash flows from financing activities:
Borrowings of debt	2,158,623	—	—
Repayments of debt	(228,408)	—	—
Intercompany cash transfers, net	(400,211)	46,868	135,866
Other financing activities, net	—	(497)	5,098

Net cash provided by financing activities	1,530,004	46,371	140,964

Net increase (decrease) in cash and cash equivalents	67,937	(2,203)	9,174
Cash and cash equivalents at beginning of year	6,971	9,174	—

Cash and cash equivalents at end of year	$74,908	6,971	9,174

See accompanying notes to combined financial statements.

LMC ENTERTAINMENT

COMBINED STATEMENTS OF PARENT'S INVESTMENT

Years ended December 31, 2008, 2007 and 2006

	Parent's investment	Accumulated other comprehensive earnings (loss)	Retained earnings	Total parent's investment
	amounts in thousands
Balance at January 1, 2006	$3,776,307	1,050,205	1,117,936	5,944,448
Net loss	—	—	(51,186)	(51,186)
Other comprehensive earnings	—	1,850,510	—	1,850,510
Acquisition (note 8)	—	3,447	—	3,447
Intercompany tax allocation	3,589	—	—	3,589
Intercompany cash transfers, net	135,866	—	—	135,866
Other	(2,559)	—	—	(2,559)

Balance at December 31, 2006	3,913,203	2,904,162	1,066,750	7,884,115
Net earnings	—	—	26,858	26,858
Other comprehensive loss	—	(316,960)	—	(316,960)
Cumulative effect of accounting change (note 3)	—	—	47,509	47,509
Intercompany tax allocation	6,735	—	—	6,735
Intercompany cash transfers, net	46,868	—	—	46,868

Balance at December 31, 2007	3,966,806	2,587,202	1,141,117	7,695,125
Net earnings	—	—	5,796,216	5,796,216
Other comprehensive loss	—	(2,618,098)	—	(2,618,098)
Intercompany tax allocation	24,485	—	—	24,485
Intercompany tax payments	(1,745)	—	—	(1,745)
Intercompany cash transfers, net	(400,211)	—	—	(400,211)
Other, net	(3,466)	—	—	(3,466)

Balance at December 31, 2008	$3,585,869	(30,896)	6,937,333	10,492,306

See accompanying notes to combined financial statements.

LMC ENTERTAINMENT

Notes to Combined Financial Statements

December 31, 2008, 2007 and 2006

(1) Basis of Presentation

        The accompanying combined financial statements of LMC Entertainment or the "Company" represent a combination of the historical financial information of certain video programming and direct-to-home satellite distribution subsidiaries and assets of Liberty Media Corporation ("Liberty"). Upon consummation of the Redemption and the resulting separation of Liberty Entertainment, Inc. ("LEI") from Liberty (the "Split Off") (see note 2), LEI will own the assets and businesses that comprise LMC Entertainment. Certain information labeled as unaudited, in Notes 1, 2 and 15, relate to or stem from the proposed transaction with DIRECTV which was announced subsequent to the date of the Independent Auditor's Report.

        The more significant subsidiaries and investments of Liberty initially comprising LMC Entertainment are as follows:

  Subsidiaries:

    Liberty Sports Holdings, LLC ("Liberty Sports Group")
    FUN Technologies, Inc. ("FUN")

  Investments:

    DIRECTV
    GSN

        Liberty Sports Group is comprised of three regional sports television networks in Colorado and Utah, the Northwest United States and western Pennsylvania. FUN operates websites that offer casual games ("FUN Games") and fantasy sports services ("FUN Sports"). DIRECTV is a provider of digital television entertainment delivered by satellite in the United States and Latin America. GSN operates a basic cable network dedicated to game-related programming and interactive game playing.

        In addition, immediately preceding the Split Off, Liberty will contribute approximately $30 million in cash to LEI. Subsequent to March 31, 2009, LEI and Liberty entered into a revolving credit agreement (the "Liberty Revolving Credit Facility"), which provides for loans from Liberty to LEI in an aggregate principal amount at any time outstanding of up to $300 million. On the date of the Split Off, the borrowings under the Liberty Revolving Credit Facility, together with accrued interest thereon, will be payable in full, provided the Merger Agreement has not been terminated. In connection with the Merger Agreement (see note 2), LEI also entered into a secured credit facility with DIRECTV (the "DIRECTV Credit Facility"). The DIRECTV Credit Facility will provide up to an aggregate of $650 million in loans to LEI, including up to $300 million which will be sufficient to repay the Liberty Revolving Credit Facility immediately following the effective time of the Split Off, provided the Merger Agreement has not been terminated. If the Merger Agreement is terminated after completion of the Split Off, any amounts outstanding under the DIRECTV Credit Facility will be due and payable upon such termination. In such event, LEI could make such repayments in cash or by delivering shares of DIRECTV common stock (unaudited).

        Subsequent to December 31, 2008, FUN sold FUN Sports to Liberty for cash proceeds of $13.5 million. FUN then made a capital distribution to Liberty in the amount of $13.5 million. The financial position and results of operations of FUN Sports are reported as discontinued operations in the accompanying combined financial statements.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(2) Split Off Transaction

        During the fourth quarter of 2008, the Board of Directors of Liberty approved a plan to redeem a portion of the outstanding shares of Liberty's Entertainment Group tracking stock for all of the outstanding shares of LEI (the "Redemption").

        In connection with the Redemption, Liberty will redeem 90% of the outstanding shares of each series of Liberty Entertainment common stock for 100% of the outstanding shares of the same series of LEI, with cash in lieu of fractional shares, in each case, as of a date to be determined by the board of Liberty (the "Redemption Date"). Immediately following the Redemption Date, the holders of Liberty Entertainment common stock will own 100% of the outstanding equity of LEI. The Split Off is conditioned on, among other matters, receipt of stockholder approval and receipt of a private letter ruling from the IRS and a tax opinion from tax counsel and is expected to occur in the second quarter of 2009. The Split Off will be accounted for at historical cost due to the fact that the LEI common stock is to be distributed pro rata to holders of Liberty Entertainment tracking stock.

        Following the Split Off, LEI and Liberty will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other. In connection with the Redemption, LEI and Liberty will enter into certain agreements in order to govern certain of the ongoing relationships between LEI and Liberty after the Split Off and to provide mechanisms for an orderly transition. These agreements include a Reorganization Agreement, a Services Agreement and a Tax Sharing Agreement.

        The Reorganization Agreement provides for, among other things, the principal corporate transactions required to effect the Split Off and cross indemnities. Pursuant to the Services Agreement, Liberty will provide LEI with office space and certain general and administrative services including accounting, finance, human resources, information technology, investor relations and tax services. LEI will reimburse Liberty for direct, out-of-pocket expenses incurred by Liberty in providing these services and for LEI's allocable portion of costs associated with any shared services or personnel.

        Under the Tax Sharing Agreement, Liberty will generally be responsible for all taxes attributable to LEI and its subsidiaries for a pre-Split Off period that are reported on any consolidated, combined or unitary tax return that includes one or more of Liberty or any of its subsidiaries and LEI or any of its subsidiaries, and (ii) LEI will generally be responsible for all taxes attributable to LEI and its subsidiaries, whether accruing before, on or after the Split Off that are reported on any tax return (including any consolidated, combined or unitary tax return) that does not include Liberty or any of its subsidiaries. Notwithstanding the foregoing, LEI has agreed to indemnify Liberty, its subsidiaries and certain related persons for any losses and taxes of Liberty and its subsidiaries, resulting from (and in the case of clause (iii), resulting primarily from, individually or in the aggregate) (i) the failure of the Split Off to be a tax-free transaction described under Sections 355 and 368(a)(1)(D) of the Code (except for any such losses and taxes that (x) result primarily from, individually or in the aggregate, the breach of certain covenants made by Liberty, (y) result from the Liberty Entertainment Common Stock not being treated as stock of Liberty for U.S. federal income tax purposes, or (z) result from Section 355(e) of the Code applying to the Split Off as a result of the Split Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest in the stock of Liberty), (ii) Section 355(e) of the Code applying to the News Corporation Exchange (see note 5) or to any of the internal distributions effected by subsidiaries of News Corporation in connection with the News Corporation Exchange as a result of the Split Off, any actions taken by LEI or its subsidiaries following the Split Off, or any change in ownership of LEI stock

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(2) Split Off Transaction (Continued)

following the Split Off (except to the extent that such losses or taxes result primarily from, individually or in the aggregate, the breach of certain covenants made by Liberty), or (iii) any breach by LEI of certain covenants (applicable to actions or failures to act by LEI and its subsidiaries following the completion of the Split Off) that relate to the qualification of the News Corporation Exchange and related restructuring transactions as tax-free transactions.

        On May 3, 2009, Liberty and LEI entered into an Agreement and Plan of Merger with DIRECTV and other parties named therein (the "Merger Agreement"), pursuant to which, after Liberty completes the Split Off, LEI and DIRECTV will combine (the "Merger Transaction") under a new parent company ("Holdings"). The holders of LEI Series A common stock will be entitled to receive 1.11111 shares of Holdings Class A common stock for each share of LEI Series A common stock held by them, and the holders of LEI Series B common stock (other than the Chairman of LEI and certain related persons) will be entitled to receive 1.11111 shares of Holdings Class A common stock for each share of LEI Series B common stock held by them (in each case, as adjusted pursuant to the Merger Agreement). The Chairman of LEI and certain related persons will receive 1.11111 shares of Holdings Class B commons stock for each share of LEI Series B common stock held (as adjusted pursuant to the Merger Agreement). The Merger Transaction is subject to certain closing conditions, including completion of the Split Off, certain government approvals, shareholder approval and receipt of private letter rulings from the IRS (unaudited).

        In certain circumstances, including those involving a change in the Liberty board's recommendation in favor of the Merger Agreement or a failure to receive stockholder approval after a third party acquisition proposal, LEI may become obligated to pay DIRECTV a termination fee of $450 million and an expense reimbursement of up to $10 million (unaudited).

(3) Summary of Significant Accounting Policies

Cash and Cash Equivalents

        Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

Receivables

        Receivables are reflected net of an allowance for doubtful accounts. Such allowance aggregated $1,220,000 and $10,000 at December 31, 2008 and 2007, respectively.

Investments

        All marketable equity and debt securities held by the Company are classified as available-for-sale ("AFS") and are carried at fair value generally based on quoted market prices. Effective January 1, 2008, for certain investment securities, LMC Entertainment adopted the provisions of Statement of Financial Accounting Standards No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115" ("Statement 159"). The impact to LMC Entertainment's combined financial statements on the date of adoption was not significant. Under Statement 159, LMC Entertainment measures certain AFS securities at fair value and recognizes the changes in fair value in the combined statement of operations.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(3) Summary of Significant Accounting Policies (Continued)

        For those investments in affiliates in which the Company has the ability to exercise significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliate as they occur rather than as dividends or other distributions are received. Losses are limited to the extent of the Company's investment in, advances to and commitments for the investee. The Company's share of net earnings or loss of affiliates also includes any other than temporary declines in fair value recognized during the period.

        Changes in the Company's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, are recognized as increases or decreases in stockholders' equity.

        The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. The primary factors the Company considers in its determination are the length of time that the fair value of the investment is below the Company's carrying value, the severity of the decline, and the financial condition, operating performance and near term prospects of the investee. In addition, the Company considers the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts' ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and the Company's intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. If the decline in fair value is deemed to be other than temporary, the cost basis of the security is written down to fair value. In situations where the fair value of an investment is not evident due to a lack of a public market price or other factors, the Company uses its best estimates and assumptions to arrive at the estimated fair value of such investment. The Company's assessment of the foregoing factors involves a high degree of judgment and accordingly, actual results may differ materially from the Company's estimates and judgments. Writedowns for cost investments and AFS securities are included in the combined statements of operations as other than temporary declines in fair values of investments. Writedowns for equity method investments are included in share of earnings (losses) of affiliates.

Property and Equipment

        Property and equipment, including significant improvements, is stated at cost. Depreciation is computed using the straight-line method using estimated useful lives of 3 to 5 years for support equipment and leasehold improvements.

Goodwill and Intangible Assets

        The Company accounts for its goodwill and other intangible assets pursuant to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("Statement 142"). Statement 142 requires that goodwill and other intangible assets with indefinite useful lives (collectively, "indefinite lived intangible assets") not be amortized, but instead be tested for impairment at least annually. Statement 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("Statement 144").

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(3) Summary of Significant Accounting Policies (Continued)

        Statement 142 requires the Company to consider equity method affiliates as separate reporting units. As a result, $17,000,000 of LMC Entertainment's goodwill balance has been allocated to a separate reporting unit which includes only the investment in GSN. This allocation is performed for goodwill impairment testing purposes only and does not change the reported carrying value of the investment. However, to the extent that all or a portion of an equity method investment which is part of a reporting unit containing allocated goodwill is disposed of in the future, the allocated portion of goodwill will be relieved and included in the calculation of the gain or loss on disposal.

        Statement 142 requires the Company to perform an annual assessment of whether there is an indication that goodwill is impaired. To accomplish this, the Company identifies its reporting units and determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units.

        The Company determines the fair value of its reporting units using independent appraisals, public trading prices and other means. The Company then compares the fair value of each reporting unit to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, the Company compares the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation, to its carrying amount, and records an impairment charge to the extent the carrying amount exceeds the implied fair value.

Impairment of Long-lived Assets

        Statement 144 requires that the Company periodically review the carrying amounts of its property and equipment and its intangible assets (other than goodwill) to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is to be recognized. Such adjustment is measured by the amount that the carrying value of such assets exceeds their fair value. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets. Accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

Minority Interests

        Recognition of minority interests' share of losses of subsidiaries is generally limited to the amount of such minority interests' allocable portion of the common equity of those subsidiaries. Further, the minority interests' share of losses is not recognized if the minority holders of common equity of subsidiaries have the right to cause the Company to repurchase such holders' common equity.

Revenue Recognition

        Liberty Sports Group derives revenue from two primary sources: (1) affiliate revenue from cable television system and direct broadcast satellite operators and (2) advertising revenue for commercial spots aired on the Liberty Sports Group's networks. Affiliate revenue is recognized over the service

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(3) Summary of Significant Accounting Policies (Continued)

period. Advertising revenue is recorded net of agency commissions in the period advertising spots and sponsorship elements are broadcast.

        Revenue from FUN's skill games operations is generally recognized net of prizes and other promotions paid. Revenue from skill game tournaments where the Company guarantees the prize is recognized as gross entry fees with the related prize expenses included in operating expense. Fees for skill games are generally received in advance and included in other current liabilities in the accompanying combined balance sheets. Revenue is recognized at the conclusion of the participants' game play.

Prize Recognition

        The Company records the prize obligations on the commencement of a tournament to the extent that the Company guarantees the prize and such obligation is included in accrued liabilities on the combined balance sheets. In addition, the Company may periodically host in-person tournaments for promotion purposes and such costs, including the prize component, are included in selling, general and administrative expenses in the combined statements of operations.

Sports Programming Rights

        Liberty Sports Group amortizes its sports programming rights over the respective sports season as each game or event is played or held. For example, baseball rights are primarily amortized during the second and third quarters of the year, while hockey and basketball rights are primarily amortized over the first and fourth quarters of the year. If an up-front payment is incurred at the inception of a long-term rights agreement, such payment is recognized on a straight line basis over the term of the rights agreement.

Advertising Costs

        Advertising costs generally are expensed as incurred. Advertising expense aggregated $14,660,000, $4,174,000 and $3,221,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

Software Development Expenditures

        Costs related to the development of software, including games, websites and support platforms, are expensed as incurred unless such costs meet the criteria for deferral and amortization. To date, no software development costs have been capitalized.

Income Taxes

        The Company is included in the consolidated tax returns of Liberty. However, for purposes of the accompanying combined financial statements, the Company has accounted for income taxes as though it were a separate tax paying entity using the asset and liability method. Taxes payable to Liberty are included in parent's investment. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value amounts and income tax bases of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards. The deferred tax assets and liabilities and current tax expense have been

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(3) Summary of Significant Accounting Policies (Continued)

calculated using Liberty's effective tax rate, which is different than the expected effective tax rate for the Company for periods after the Split Off occurs. Had the Company's effective tax rate been used for all periods presented, the Company's deferred tax liability at December 31, 2008 would have been approximately $87.9 million higher and income tax expense would have been $81.0 million lower for the year ended December 31, 2008, and not significantly different than the amounts reported for the years ended December 31, 2007 and 2006. On the date of the Split Off, the Company will record a charge to equity to adjust the deferred tax liability to the amount calculated using the Company's stand alone effective tax rate. Net deferred tax assets are reduced by a valuation allowance if the Company believes it more-likely-than-not such net deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of an enacted change in tax rates is recognized in income in the period that includes the enactment date.

        Effective January 1, 2007, LMC Entertainment adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In instances where the Company has taken or expects to take a tax position in its tax return and the Company believes it is more likely than not that such tax position will be upheld by the relevant taxing authority, the Company may record a benefit for such tax position in its combined financial statements.

        In connection with its adoption of FIN 48, LMC Entertainment reduced certain foreign tax reserves in the amount of $47,509,000 with an offset to retained earnings. As of December 31, 2008, LMC Entertainment had no uncertain tax positions for which it had recorded a reserve.

        When the tax law requires interest to be paid on an underpayment of income taxes, the Company recognizes interest expense from the first period the interest would begin accruing according to the relevant tax law. Such interest expense is included in interest expense in the Company's statement of operations. Any accrual of penalties related to underpayment of income taxes on uncertain tax positions is included in other income (expense) in the Company's statement of operations.

Unaudited Pro Forma Earnings (Loss) Per Common Share

        Unaudited pro forma earnings (loss) per common share for all periods presented is computed by dividing net earnings (loss) for the respective period by 465,266,193 common shares, which is the number of shares that would have been issued if the Split Off had occurred on December 31, 2008.

Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. LMC Entertainment considers (i) allocation of purchase price on business acquisitions, (ii) the estimate of the fair value of its long-lived assets (including goodwill) and any resulting impairment charges, (iii) its accounting for income taxes, and (iv) its assessment of other than temporary declines in value of its investments to be its most significant estimates.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(3) Summary of Significant Accounting Policies (Continued)

        LMC Entertainment holds investments that are accounted for using the equity method. LMC Entertainment does not control the decision making process or business management practices of these affiliates. Accordingly, LMC Entertainment relies on management of these affiliates to provide it with accurate financial information prepared in accordance with GAAP that LMC Entertainment uses in the application of the equity method. In addition, LMC Entertainment relies on audit reports that are provided by the affiliates' independent auditors on the financial statements of such affiliates. The Company is not aware, however, of any errors in or possible misstatements of the financial information provided by its equity affiliates that would have a material effect on LMC Entertainment's combined financial statements.

Recent Accounting Pronouncements

        In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), "Business Combinations" ("Statement 141R"). Statement 141R replaces Statement of Financial Accounting Standards No. 141, "Business Combinations" ("Statement 141"), although it retains the fundamental requirement in Statement 141 that the acquisition method of accounting be used for all business combinations. Statement 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. Statement 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first fiscal year after December 15, 2008.

        In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements" ("Statement 160"). Statement 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, commonly referred to as minority interest. Among other matters, Statement 160 requires (a) the noncontrolling interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly presented in the statement of income. Statement 160 is effective for fiscal years beginning after December 15, 2008. Statement 160 is to be applied prospectively, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. LMC Entertainment expects that its adoption of Statement 160 in 2009 will impact the accounting for the purchase and sale and the presentation of the noncontrolling interests in its subsidiaries.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(4) Supplemental Disclosures to Combined Statements of Cash Flows

	Years ended December 31,
	2008	2007	2006
	amounts in thousands
Cash paid for acquisitions:
Fair value of assets acquired	$—	80,258	276,554
Net liabilities assumed	—	(5,737)	(23,968)
Deferred tax liabilities	—	(4,512)	(19,621)
Minority interest	—	35,795	(55,752)
Accumulated other comprehensive earnings	—	—	(3,447)

Cash paid for acquisitions, net of cash acquired	$—	105,804	173,766

Investment in News Corporation exchanged for consolidated News Corporation subsidiary, equity investment and cash	$10,143,402	—	—

Cash paid for income taxes	$307	—	3,011

(5) Investment in The DIRECTV Group, Inc.

        On February 27, 2008, LMC Entertainment completed a transaction with News Corporation (the "News Corporation Exchange") in which LMC Entertainment exchanged all of its 512.6 million shares of News Corporation common stock valued at approximately $10,143 million on the closing date for a subsidiary of News Corporation that held an approximate 41% interest in DIRECTV, Liberty Sports Group and approximately $463 million in cash. In addition, LMC Entertainment incurred approximately $21 million of acquisition costs. LMC Entertainment recognized a pre-tax gain of approximately $3,665 million based on the difference between the fair value and the weighted average cost basis of the News Corporation shares exchanged.

        LMC Entertainment accounted for the News Corporation Exchange as a nonmonetary exchange under APB opinion No. 29 "Accounting for Nonmonetary Transactions." Accordingly, LMC Entertainment recorded the assets received at an amount equal to the fair value of the News Corporation common stock given up. Such amount was allocated to DIRECTV and Liberty Sports Group based on their relative fair values as follows (amounts in thousands):

Cash	$463,357
DIRECTV	10,765,063
Liberty Sports Group	448,401
Deferred tax liability	(1,512,386)

Total	$10,164,435

        LMC Entertainment estimated the fair values of Liberty Sports Group and DIRECTV's assets using a combination of discounted cash flows and market prices for comparable assets.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(5) Investment in The DIRECTV Group, Inc. (Continued)

        At the time of closing, the value attributed to LMC Entertainment's investment in DIRECTV exceeded LMC Entertainment's proportionate share of DIRECTV's equity by approximately $8,022 million. Due to additional purchases of DIRECTV stock by LMC Entertainment and stock repurchases by DIRECTV, such excess basis has increased to $10,483 million as of December 31, 2008. Such amount has been allocated within memo accounts used for equity accounting purposes as follows (amounts in thousands):

Subscriber list	$2,895,135
Trade name	3,504,668
Orbital slots	4,836,131
Goodwill	3,322,122
Satellites	188,921
Software technology	611,032
Programming liability	(100,721)
Deferred tax liability	(4,774,067)

Total	$10,483,221

        LMC Entertainment has ascribed a useful life of 7 years to the subscriber list, 12 years to the satellites, 8 years to the software technology and indefinite lives to the orbital slots, trade name and goodwill. Amortization related to the intangible assets with identifiable useful lives within the memo accounts is included in LMC Entertainment's share of earnings of DIRECTV in the accompanying combined statement of operations and aggregated $223,618,000 (net of related taxes) for the 10 months ended December 31, 2008.

        The following unaudited pro forma information for LMC Entertainment for the years ended December 31, 2008 and 2007 was prepared assuming the News Corporation Exchange occurred on January 1, 2008 and January 1, 2007, respectively. The pro forma amounts are not necessarily indicative of operating results that would have been obtained if the News Corporation Exchange had occurred on such dates.

	Year ended December 31,
	2008	2007
	amounts in thousands, except per share amounts
Revenue	$303,072	259,779
Earnings from continuing operations	$402,183	215,733
Net earnings	$376,981	198,158
Pro forma net earnings per common share	$0.81	0.43

        The foregoing earnings from continuing operations and net earnings amounts exclude the gain and related tax benefit recognized in connection with the News Corporation Exchange.

        On April 3, 2008, LMC Entertainment purchased 78.3 million additional shares of DIRECTV common stock in a private transaction for cash consideration of approximately $1,977 million. LMC Entertainment funded the purchase with borrowings against a newly executed equity collar on

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(5) Investment in The DIRECTV Group, Inc. (Continued)

110 million DIRECTV common shares. As of May 5, 2008, LMC Entertainment's ownership in DIRECTV was approximately 47.9%, and LMC Entertainment and DIRECTV entered into a standstill agreement. Pursuant to the standstill agreement, in the event LMC Entertainment's ownership interest goes above 47.9%, LMC Entertainment has agreed to vote its shares of DIRECTV which represent the excess ownership interest above 47.9% in the same proportion as all DIRECTV shareholders other than LMC Entertainment. Accordingly, although LMC Entertainment's economic ownership in DIRECTV reached 54% at December 31, 2008 due to stock repurchases by DIRECTV, LMC Entertainment continues to account for such investment using the equity method of accounting. LMC Entertainment records its share of DIRECTV's earnings based on its economic interest in DIRECTV.

        The market value of the Company's 54% interest in DIRECTV was approximately $12,571 million at December 31, 2008. Summarized unaudited financial information for DIRECTV is as follows:

  DIRECTV Consolidated Balance Sheet

December 31, 2008
amounts in millions
Current assets	$4,044
Satellites, net	2,476
Property and equipment, net	4,171
Goodwill	3,753
Intangible assets	1,172
Other assets	923

Total assets	$16,539

Current liabilities	$3,585
Long-term debt	5,725
Deferred income taxes	524
Other liabilities	1,749
Minority interest	103
Stockholders' equity	4,853

Total liabilities and equity	$16,539

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(5) Investment in The DIRECTV Group, Inc. (Continued)

  DIRECTV Consolidated Statement of Operations

Year ended December 31, 2008
amounts in millions
Revenue	$19,693
Cost of revenue	(9,948)
Selling, general and administrative expenses	(4,730)
Depreciation and amortization	(2,320)

Operating income	2,695
Interest expense	(360)
Other income, net	44
Income tax expense	(864)

Earnings from continuing operations	1,515
Income from discontinued operations, net of income taxes	6

Net earnings	$1,521

(6) Investment in GSN

        LMC Entertainment and Sony Pictures Entertainment ("Sony"), a division of Sony Corporation of America, which is a subsidiary of Sony Corporation, each own 50% of GSN. GSN owns and operates a basic cable network dedicated to game-related programming and interactive game playing. GSN offers 24-hour programming featuring game shows, casino games, reality series, documentaries and other game-related shows. GSN features a full prime-time schedule of interactive programming, which allows viewers a chance to play along with GSN's televised games via GSN.com. LMC Entertainment accounts for its investment in GSN using the equity method of accounting.

        LMC Entertainment accounts for the excess of the carrying value for its investment in GSN over LMC Entertainment's share of GSN's equity as equity-method goodwill, which is not amortized.

        Subsequent to December 31, 2008 and after LMC Entertainment's sale of FUN Sports to Liberty, LMC Entertainment, Sony and GSN completed a series of transactions which restructured the ownership of FUN and GSN. As a result of such transactions, FUN is a wholly-owned subsidiary of GSN and LMC Entertainment indirectly owns 65% and Sony indirectly owns 35% of FUN. Due to governance arrangements between LMC Entertainment and Sony which limit LMC Entertainment's ability to control GSN, LMC Entertainment will continue to account for GSN as an equity affiliate. Accordingly, FUN will no longer be a consolidated subsidiary of LMC Entertainment.

(7) Discontinued Operations

        On April 28, 2008, LMC Entertainment completed the sale of its 100% ownership interest in Don Best, a wholly-owned subsidiary of FUN. Don Best provided customized subscription services for real time odds, major line move alerts, injury reports and statistical reports, and was previously included in the FUN Sports division. Don Best was sold to an unaffiliated third party for aggregate net cash

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(7) Discontinued Operations (Continued)

proceeds, notes receivable and stock valued at $14,462,000, and LMC Entertainment recognized a pre-tax loss on the sale of $3,000,000.

        As noted above, on March 24, 2009, FUN sold FUN Sports to Liberty for cash proceeds of $13,500,000. FUN then made a capital distribution to Liberty in the amount of $13,500,000.

        The combined financial statements and accompanying notes of LMC Entertainment have been prepared reflecting FUN Sports and Don Best as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment and Disposal of Long-lived Assets". The cash flows of FUN Sports and Don Best have been included with the cash flows from continuing operations in the accompanying combined statements of cash flows.

        The following table presents the results of operations of FUN Sports and Don Best that are included in loss from discontinued operations, net of income tax:

	Years ended December 31,
	2008	2007	2006
	amounts in thousands
Revenue	$12,585	24,328	20,199
Loss before income taxes(1)(2)	$(28,052)	(21,371)	(10,772)

    (1)
    Includes goodwill and other intangible asset impairment charges of $17,419,000, $30,930,000 and $11,639,000 in 2008, 2007 and 2006, respectively.

    (2)
    Includes a $3,000,000 loss on the sale of Don Best in 2008.

(8) Acquisition of FUN

        On March 10, 2006, LMC Entertainment acquired a 55% interest in FUN, for aggregate cash consideration of $199,702,000. The assets and liabilities of FUN recorded by LMC Entertainment reflect 45% of the historical book value and 55% of the estimated fair value of such assets and liabilities. In connection with this acquisition, LMC Entertainment recorded goodwill of $161,609,000. Such goodwill represents the difference between the consideration paid and the estimated fair value of the assets acquired and was attributable to LMC Entertainment's expectations regarding the future potential growth of FUN's business in the on-line skill games industry. LMC Entertainment's purchase

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(8) Acquisition of FUN (Continued)

price for FUN was allocated based on discounted cash flows and comparable market values to FUN's assets and liabilities as follows (amounts in thousands):

Current assets	$64,755
Customer relationships	12,414
Technology	24,667
Tradenames	4,930
Goodwill	161,609
Other assets	20,555
Liabilities	(16,774)
Minority interest	(55,001)
Deferred income taxes	(14,006)
Accumulated other comprehensive earnings	(3,447)

$199,702

        FUN's results of operations have been combined with LMC Entertainment since the date of acquisition. The following unaudited pro forma information for LMC Entertainment for the year ended December 31, 2006 was prepared assuming the acquisition of FUN occurred on January 1, 2006. The pro forma amounts are not necessarily indicative of operating results that would have been obtained if the FUN acquisition had occurred on such date (amounts in thousands, except per share amounts).

Revenue	$37,273
Loss from continuing operations	$(61,417)
Net loss	$(66,832)
Pro forma net loss per common share	$(.14)

        In December 2007, LMC Entertainment acquired the common stock of FUN that it did not already own for cash consideration of $104,906,000. LMC Entertainment recorded $61,341,000 of goodwill and $12,863,000 of other intangibles in connection with such acquisition, which represented an allocation of the difference between the consideration paid and the carrying value of the minority interest in FUN. Except for the elimination of the minority share of losses of FUN in the amount of $8,271,000 and $11,559,000 for the years ended December 31, 2007 and 2006, respectively, the pro forma effects of LMC Entertainment's 2007 acquisition of the minority interest of FUN were not significant.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(9) Goodwill and Intangible Assets

  Goodwill

        The following table provides the activity and balances of goodwill:

	Liberty Sports Group	FUN Games	GSN	Total
	amounts in thousands
Balance at January 1, 2007	$—	57,811	17,000	74,811
Acquisitions(1)	—	60,879	—	60,879

Balance at December 31, 2007	—	118,690	17,000	135,690
Acquisitions(2)	249,334	—	—	249,334
Other	—	(1,149)	—	(1,149)

Balance at December 31, 2008	$249,334	117,541	17,000	383,875

(1)
In December 2007, LMC Entertainment acquired the common stock of FUN that it did not already own for cash consideration of $104,906,000. LMC Entertainment recorded $60,879,000 of goodwill for FUN Games in connection with such acquisition, which represented an allocation of the difference between the consideration paid and the carrying value of the minority interest in FUN Games.

(2)
The $249,334,000 increase in goodwill relates to the News Corporation Exchange (see note 5) and represents the difference between the value allocated to Liberty Sports Group and the estimated fair value of the Liberty Sports Group identifiable tangible and intangible assets acquired.

  Intangible Assets Subject to Amortization

        Intangible assets subject to amortization are comprised of software technology, which is amortized over 4-5 years, customer relationships, which are amortized over 3-7 years and affiliate agreements with video distribution operators, which are amortized over 20 years.

        Based on its amortizable intangible assets as of December 31, 2008, LMC Entertainment expects that amortization expense will be as follows for the next five years (amounts in thousands):

2009	$14,609
2010	$12,222
2011	$11,912
2012	$10,944
2013	$9,008

(10) Financial Instrument and Long-Term Debt

        In April 2008, LMC Entertainment entered into an equity collar (the "DIRECTV Collar") for 110 million shares of DIRECTV common stock and a related credit facility (the "Collar Loan") against the present value of the put value of such collar. LMC Entertainment entered into the DIRECTV Collar to manage fair value risk associated with its DIRECTV investment, and to facilitate the purchase of an additional 78.3 million shares of DIRECTV common stock.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(10) Financial Instrument and Long-Term Debt (Continued)

        LMC Entertainment accounts for the DIRECTV Collar pursuant to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133") and related amendments and interpretations. Under Statement 133, all derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. The DIRECTV Collar is not designated as a hedge, and therefore changes in the fair value of the derivative are recognized in earnings.

        LMC Entertainment records the DIRECTV Collar at fair value using the Black- Scholes Model. Changes in the fair value of the DIRECTV Collar are reflected in the combined statements of operations as unrealized gains or losses on financial instruments. LMC Entertainment's use of the Black-Scholes Model to value the DIRECTV Collar is considered a Level 2 valuation technique, which uses observable inputs such as exchange-traded equity prices, risk-free interest rates, dividend yields and volatilities. LMC Entertainment obtains a volatility rate from pricing services based on the expected volatility of DIRECTV common stock over the remaining term of the derivative instrument. A discount rate is obtained at the inception of the derivative instrument and updated each reporting period based on LMC Entertainment's estimate of the discount rate at which it could currently settle the derivative instrument. Considerable management judgment is required in estimating the Black-Scholes variables. Actual results upon settlement or unwinding of the DIRECTV Collar may differ materially from these estimates.

        At the time of closing the DIRECTV Collar and Collar Loan, LMC Entertainment borrowed approximately $1,977 million. The Collar Loan is due as the DIRECTV Collar terminates in six tranches from June 2009 through August 2012. Each tranche is repayable during a six-month period based upon a formula that factors in several variables including the market price of DIRECTV common stock. Interest accrues at an effective weighted average interest rate of 3.5% and is due and payable as each tranche matures. Borrowings are collateralized by 170 million shares of DIRECTV common stock owned by LMC Entertainment. LMC Entertainment believes that the carrying amount approximates fair value.

        In November 2008, LMC Entertainment chose to unwind 50% of the first tranche of the DIRECTV Collar. The first tranche expires in 2009 and originally had 22.5 million DIRECTV shares underlying it. As part of this transaction, LMC Entertainment repaid the portion of the Collar Loan ($228.4 million) associated with the shares that were unwound. Such repayment was funded with (1) proceeds from the collar unwind ($45.5 million), (2) funds borrowed from the remaining capacity of the Collar Loan ($181.1 million) and (3) cash on hand ($1.8 million). As a result of this transaction, the amount of debt due under the Collar Loan in 2009 is approximately $258 million including accrued interest.

        Payments, including accrued interest, are due under the Collar Loan as follows (amounts in thousands):

2009	$257,503
2010	$652,340
2011	$714,468
2012	$523,180

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(10) Financial Instrument and Long-Term Debt (Continued)

        The DIRECTV Collar contains a provision that allows the counterparty to terminate a portion of the DIRECTV Collar if the total number of shares of DIRECTV underlying the DIRECTV Collar exceeds 20% of the outstanding public float of DIRECTV common stock. In the event the counterparty chooses to terminate a portion of the DIRECTV Collar, the repayment of the corresponding debt would be accelerated. The counterparty has agreed to waive its right to terminate a portion of the DIRECTV Collar until early June 2009, subject to the condition that the total number of shares underlying the DIRECTV Collar does not exceed 23% of the outstanding public float of DIRECTV common stock. As of December 31, 2008, the total number of shares underlying the DIRECTV Collar did not exceed such 23% limit.

(11) Stock Options and Stock Appreciation Rights

Liberty—Incentive Plans

        Pursuant to the Liberty Media Corporation 2000 Incentive Plan, as amended from time to time, and the Liberty Media Corporation 2007 Incentive Plan, Liberty has granted to certain of its employees stock options and SARs (collectively, "Awards") to purchase shares of Liberty common stock.

        Liberty has also granted Awards to certain of its directors pursuant to Liberty Media Corporation 2002 Nonemployee Director Incentive Plan, as amended from time to time.

        In connection with the Split Off, Awards with respect to Liberty Series A and Series B Entertainment Group tracking stock will be converted, in part, to Awards with respect to LEI common stock.

        If the Split Off had been effective as of December 31, 2008, approximately 14.4 million LEI Series A Awards and 5.4 million LEI Series B Awards would have been issued.

FUN Stock Options

        Prior to LMC Entertainment's December 2007 acquisition of the minority interest in FUN, certain officers and employees of FUN held options to purchase FUN common stock. In connection with the acquisition of the FUN minority interest, all FUN options became fully vested and were either exercised for cash (in-the-money options) or cancelled (out-of-the-money options). Stock compensation related to such options aggregated $4,421,000 and $483,000 for the years ended December 31, 2007 and 2006, respectively.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(12) Income Taxes

        Income tax benefit (expense) consists of:

	Years ended December 31,
	2008	2007	2006
	amounts in thousands
Current:
Federal	$(21,563)	(5,759)	(3,260)
State, local and foreign	(5,358)	(818)	(438)

	(26,921)	(6,577)	(3,698)

Deferred:
Federal	1,394,804	2,318	2,256
State and local	175,306	518	138

	1,570,110	2,836	2,394

Income tax benefit (expense)	$1,543,189	(3,741)	(1,304)

        The News Corporation Exchange qualifies as an IRC Section 355 transaction, and therefore did not trigger federal or state income tax obligations. In addition, upon consummation of this exchange transaction, deferred tax liabilities previously recorded for the difference between LMC Entertainment's book and tax bases in its News Corporation investment in the amount of approximately $1,791 million were reversed with an offset to income tax benefit. Due to the foregoing tax treatment, a federal income tax benefit adjustment of approximately $2,933 million is included in LMC Entertainment's reconciliation of computed "expected" income taxes to actual income taxes for the year ended December 31, 2008, as shown below.

        Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2008	2007	2006
	amounts in thousands
Computed expected tax benefit (expense)	$(1,497,380)	(16,861)	14,245
Nontaxable exchange of investments for subsidiaries and cash	2,932,706	—	—
State and local income taxes, net of federal income taxes	110,633	(16)	(111)
Change in valuation allowance affecting tax expense	4,742	(2,706)	(6,764)
Impairment of goodwill not deductible for tax purposes	—	—	(26,486)
Capitalized transaction costs not deductible for tax purposes	(7,522)	—	—
Minority interest	—	2,067	3,399
Dividends received deduction	—	13,966	14,164
Other, net	10	(191)	249

Income tax benefit (expense)	$1,543,189	(3,741)	(1,304)

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(12) Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2008	2007
	amounts in thousands
Deferred tax assets:
Net operating and capital loss carryforwards	$33,399	19,131
Intangible assets	—	4,266
Other future deductible amounts	1,672	—

Deferred tax assets	35,071	23,397
Valuation allowance	(31,957)	(21,495)

Net deferred tax assets	3,114	1,902

Deferred tax liabilities:
Investments	1,704,786	3,412,158
Intangible assets	52,950	11,198

Deferred tax liabilities	1,757,736	3,423,356

Net deferred tax liabilities	$1,754,622	3,421,454

        The Company's valuation allowance increased $10,462,000 in 2008. Such increase is due to a $15,204,000 increase related to discontinued operations, partially offset by a $4,742,000 decrease that affected tax expense.

        As of December 31, 2008, the Company had U.S., UK and Canadian net operating loss and capital loss carryforwards of approximately $70 million, $12 million and $9 million, respectively. Approximately $40 million of the U.S. net operating loss carryforward expires in 2013. None of the remaining loss carryforwards expire before 2020.

(13) Other Comprehensive Earnings (Loss)

        Accumulated other comprehensive earnings included in the Company's combined balance sheets and combined statements of parent's investment for the years ended December 31, 2007 and 2006 primarily reflects the aggregate of unrealized holding gains (losses) on the Company's investment in News Corporation. For the year ended December 31, 2008, accumulated other comprehensive earnings reflects the recognition of previously unrealized gains in connection with the News Corporation Exchange.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(13) Other Comprehensive Earnings (Loss) (Continued)

        The components of other comprehensive earnings (loss) are reflected in the Company's combined statements of comprehensive earnings (loss) net of taxes. The following table summarizes the tax effects related to each component of other comprehensive earnings (loss).

	Before-tax amount	Tax (expense) benefit	Net-of-tax amount
	amounts in thousands
Year ended December 31, 2008:
Unrealized holding losses on securities arising during period	$(556,713)	211,551	(345,162)
Foreign currency translation adjustments	471	(179)	292
Reclassification adjustment for holding gains realized in net earnings	(3,666,497)	1,393,269	(2,273,228)

Other comprehensive loss	(4,222,739)	1,604,641	(2,618,098)

Year ended December 31, 2007:
Unrealized holding losses on securities arising during period	$(511,140)	194,233	(316,907)
Foreign currency translation adjustments	(85)	32	(53)

Other comprehensive loss	(511,225)	194,265	(316,960)

Year ended December 31, 2006:
Unrealized holding gains on securities arising during period	$2,984,697	(1,134,185)	1,850,512
Foreign currency translation adjustments	(3)	1	(2)

Other comprehensive earnings	2,984,694	(1,134,184)	1,850,510

(14) Transactions with Related Parties

        During the period from February 27, 2008 to December 31, 2008, subsidiaries of LMC Entertainment recognized $28,111,000 in revenue from DIRECTV for distribution of their programming.

        The accompanying combined statements of operations include certain general and administrative employee salary expenses allocated by Liberty to LMC Entertainment, as well as third-party direct costs primarily for legal and accounting services incurred by Liberty related to LMC Entertainment's businesses. Such overhead expenses are intended to reflect the historical cost to Liberty of managing the assets and businesses of LMC Entertainment and may not be reflective of costs that LMC Entertainment would incur on an arm's length basis. Such expenses aggregated $4,695,000, $2,075,000 and $2,150,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

(15) Commitments and Contingencies

Program Rights

        Liberty Sports Group has commitments to purchase the rights to broadcast games of certain professional and collegiate sports teams and leagues in its broadcast areas through 2020. Such

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(15) Commitments and Contingencies (Continued)

commitments aggregated approximately $1,558 million at December 31, 2008 and are due as follows (amounts in thousands):

2009	$160,000
2010	$134,298
2011	$132,818
2012	$121,495
2013	$104,990
Thereafter	$904,181

Royalty and Advertising Payments

        FUN has entered into exclusive affiliate partner agreements to offer its skill games products with various internet portal and destination sites. Certain of these agreements contain provisions for minimum royalty and advertising payments.

Operating Leases

        LMC Entertainment leases office facilities and certain equipment under lease arrangements. Rental expense under such lease arrangements amounted to $1,971,000, $817,000 and $973,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

        A summary of future minimum lease payments under noncancelable operating leases and royalty and advertising payments as of December 31, 2008 are as follows:

	Operating leases	Royalty and advertising
	amounts in thousands
Years ending December 31:
2009	$1,789	2,163
2010	$1,104	850
2011	$532	800
2012	$433	—
2013	$3	—
Thereafter	$—	—

        It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future lease commitments will not be less than the amount incurred for 2008.

Litigation

        There are multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the Delaware Court of Chancery. The stockholder complaints are purported class actions on behalf of the stockholder plaintiffs which allege, among other things, that the DIRECTV board of directors breached their fiduciary duties in approving the Merger Agreement. The stockholder plaintiffs seek to enjoin the Mergers and seek an award of compensatory damages. DIRECTV, the DIRECTV board of directors and Liberty intend to defend vigorously against these

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(15) Commitments and Contingencies (Continued)

allegations. Under the terms of the Reorganization Agreement, LMC Entertainment would be required to indemnify Liberty for any loss or expense incurred in connection with such litigation (unaudited).

        In addition, LMC Entertainment has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible LMC Entertainment may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

(16) Information About LMC Entertainment's Operating Segments

        LMC Entertainment owns controlling and noncontrolling interests in video programming and video distribution companies. Each of the Company's businesses is separately managed. LMC Entertainment identifies its reportable segments as (A) those subsidiaries that represent 10% or more of its combined revenue, pre-tax earnings or total assets and (B) those equity method affiliates whose share of earnings represent 10% or more of LMC Entertainment's pre-tax earnings.

        LMC Entertainment evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as revenue and Adjusted OIBDA.

        LMC Entertainment defines Adjusted OIBDA as revenue less operating expenses and selling, general and administrative expenses (excluding stock-based compensation). LMC Entertainment believes this is an important indicator of the operational strength and performance of its businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock-based compensation and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. LMC Entertainment generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

        For the year ended December 31, 2008, LMC Entertainment has identified the following business units as its reportable segments:

  •
  Liberty Sports Group—a subsidiary comprised of three regional sports television networks: FSN Rocky Mountain, FSN Northwest and FSN Pittsburgh.

  •
  FUN Games—a division of FUN that offers a range of free and tournament skill games through its own Internet sites and through distribution partners.

  •
  DIRECTV—an equity method investment that provides digital television entertainment delivered by satellite in the United States and Latin America.

        Amounts shown in "Other" below provide a reconciliation of total reportable segments to LMC Entertainment's combined total. Included in "Other" are corporate expenses and assets held at a corporate level mainly comprised of investments in DIRECTV and GSN.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(16) Information About LMC Entertainment's Operating Segments (Continued)

        LMC Entertainment's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies. The accounting policies of the segments that are also subsidiaries are the same as those described in the summary of significant policies.

	Combined Reportable Segments
						Equity Affiliate
	Liberty Sports Group	FUN Games			Combined Total
			Total	Other		DIRECTV
	amounts in thousands
Year ended December 31, 2008
Revenue from external customers	$209,972	57,154	267,126	—	267,126	19,693,000
Adjusted OIBDA	$32,657	8,367	41,024	(7,446)	33,578	5,015,000
Total assets	$536,482	145,160	681,642	13,578,180	14,259,822	16,539,000
Year ended December 31, 2007
Revenue from external customers	$—	44,779	44,779	—	44,779	—
Adjusted OIBDA	$—	5,500	5,500	(9,320)	(3,820)	—
Total assets	$—	152,384	152,384	10,985,894	11,138,278	—
Year ended December 31, 2006
Revenue from external customers	$—	21,445	21,445	—	21,445	—
Adjusted OIBDA	$—	(9,994)	(9,994)	(6,382)	(16,376)	—
Total assets	$—	86,747	86,747	11,531,267	11,618,014	—

        The following table provides a reconciliation of segment Adjusted OIBDA to earnings (loss) from continuing operations before income taxes and minority interest:

	Years ended December 31,
	2008	2007	2006
	amounts in thousands
Combined segment Adjusted OIBDA	$33,578	(3,820)	(16,376)
Stock-based compensation	(715)	(4,421)	(483)
Depreciation and amortization	(22,328)	(11,960)	(9,369)
Impairment of long-lived assets		—	(75,946)
Dividend and interest income	356	57,284	57,227
Interest expense	(51,814)	—	(8,208)
Share of earnings of affiliates, net	428,582	5,757	8,220
Realized and unrealized gains on financial instruments	226,163	—	—
Gains (losses) on dispositions, net	3,664,407	(486)	(217)
Other, net	—	(88)	(5,259)

Earnings (loss) from continuing operations before income taxes and minority interest	$4,278,229	42,266	(50,411)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The following statements are subject to the detailed provisions of Section 145 of the DGCL, the full text of the current certificate of incorporation and bylaws of DIRECTV, the full text of the certificate of incorporation and bylaws of Holdings that will be in effect upon completion of the transactions contemplated by the merger agreement and the full text of the merger agreement.

General Corporation Law of the State of Delaware

        Section 145 of the DGCL authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities arising under the Securities Act of 1933 and to provide for the reimbursement of expenses incurred.

DIRECTV Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

        Article IX of the amended and restated certificate of incorporation of DIRECTV provides that (i) it shall indemnify its directors and officers to the fullest extent authorized or permitted by Delaware law and shall advance expenses, as incurred, to its directors and officers in connection with defending or otherwise participating in any proceeding in advance of its final disposition, provided however, that except for proceedings to enforce rights to indemnification, DIRECTV shall not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the board of directors of DIRECTV; (ii) DIRECTV may, to the extent authorized from time to time by its board of directors, provide similar such rights to indemnification and advancement of expenses to employees and agents of DIRECTV; (iii) the rights to indemnification and to the advance of expenses conferred above shall not be exclusive of any other right which any person may have or later acquire under the certificate of incorporation of DIRECTV, the by-laws of DIRECTV, any statute, agreement, vote of stockholders or disinterested directors or otherwise; and (iv) any repeal or modification of the above by the stockholders of DIRECTV shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of DIRECTV existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

        Article VIII of the amended and restated by-laws of DIRECTV provides rights to indemnification and advancement of expenses substantially identical to those provided in Article IX of the amended and restated certificate of incorporation described in the above paragraph.

        Article IX of the amended and restated certificate of incorporation of DIRECTV provides that no director of DIRECTV shall be liable to DIRECTV or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to DIRECTV or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Holdings Amended and Restated Certificate of Incorporation and By-laws

        Article VIII of the by-laws of Holdings provides that Holdings shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of Holdings, or is or was a director or officer of Holdings serving at the request of Holdings as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Holdings, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Expenses incurred by a director or officer of Holdings in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Holdings in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking, if required by applicable law, to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

        Article VIII of the amended and restated certificate of incorporation of Holdings provides that, to the fullest extent permitted by the DGCL, as amended from time to time, no director of Holdings shall be personally liable to Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Merger Agreement

        From and after the DIRECTV Effective Time, Holdings will indemnify the individuals who at or prior to the DIRECTV Effective Time were directors or officers of DIRECTV with respect to all acts or omissions by them in their capacities as such at any time prior to the DIRECTV Effective Time, to the fullest extent (i) required by the DIRECTV amended and restated certificate of incorporation and amended and restated by-laws as in effect on the date of the merger agreement, (ii) required by any indemnification agreement between DIRECTV and any such director or officer as in effect on the date of the merger agreement or as of the DIRECTV Effective Time or (iii) permitted under applicable law.

Item 21.    Annexes.

Annex Number	Description
A	Agreement and Plan of Merger, dated as of May 3, 2009, by and among Liberty Media Corporation, Liberty Entertainment, Inc., The DIRECTV Group, Inc., DIRECTV, DTVG One, Inc., and DTVG Two, Inc.
B
Voting and Right of First Refusal Agreement, dated as of May 3, 2009, by and among The DIRECTV Group, Inc., Liberty Entertainment, Inc., DIRECTV, Dr. John C. Malone, Mrs. Leslie Malone, The Tracy L. Neal Trust A and the Evan D. Malone Trust A.
C	Form of Holdings Amended and Restated Certificate of Incorporation
D	Form of Holdings By-Laws
E	Opinion of Morgan Stanley & Co. Incorporated
F	LMC Entertainment Financial Statements

Item 22.    Undertakings

        (a)   The undersigned Registrant hereby undertakes:

          (1)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4)   To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Segundo, State of California, on the 5th day of June, 2009.

DIRECTV
By:	/s/ LARRY D. HUNTER Larry D. Hunter General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated below on June 5, 2009.

Signature	Title

/s/ CHASE CAREY Chase Carey	President, Chief Executive Officer and Director
/s/ LARRY D. HUNTER Larry D. Hunter	Director
/s/ PAT DOYLE Pat Doyle	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of May 3, 2009, by and among Liberty Media Corporation, Liberty Entertainment, Inc., The DIRECTV Group, Inc., DIRECTV, DTVG One, Inc. and DTVG Two, Inc. (incorporated by reference to Exhibit 10.1 of the Form 8-K of The DIRECTV Group Inc. filed on May 4, 2009).
3.1	Form of Holdings Amended and Restated Certificate of Incorporation (to be filed by amendment).
3.2	Form of Holdings By-Laws (included as Annex D to the proxy statment/prospectus that forms a part of this registration statement).
4.1	Credit Agreement, dated as of May 3, 2009, between Greenlady Corp. and The DIRECTV Group, Inc. (incorporated by reference to Exhibit 10.4 of the Form 8-K of The DIRECTV Group Inc. filed on May 4, 2009).
5.1	Opinion of Larry D. Hunter, Executive Vice President and General Counsel regarding the legality of the securities being issued (to be filed by amendment).
8.1	Opinion of Weil, Gotshal & Manges LLP relating to tax matters (to be filed by amendment).
8.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to tax matters (to be filed by amendment).
10.1	Voting, Standstill, Non-Competition and Non-Solicitation Agreement, dated as of May 3, 2009, by and among Liberty Media Corporation, DIRECTV, The DIRECTV Group, Inc., Liberty Entertainment, Inc., Greenlady Corporation, and Greenlady II, LLC (incorporated by reference to Exhibit 10.2 of the Form 8-K of The DIRECTV Group Inc. filed on May 4, 2009).
10.2	Voting and Right of First Refusal Agreement, dated as of May 3, 2009, by and among Liberty Entertainment, Inc., The DIRECTV Group, Inc., DIRECTV, Dr. John C. Malone, Mrs. Leslie Malone, The Tracy L. Neal Trust A and The Evan D. Malone Trust A (incorporated by reference to Exhibit 10.3 of the Form 8-K of The DIRECTV Group Inc. filed on May 4, 2009).
23.1	Consent of Deloitte & Touche LLP relating to The DIRECTV Group, Inc.'s consolidated financial statements.
23.2	Consent of KPMG LLP relating to LMC Entertainment's consolidated financial statements.
99.1	Form of The DIRECTV Group, Inc. Proxy Card (to be filed by amendment).
99.2	Consent of Morgan Stanley & Co. Incorporated
99.3	Opinion of Morgan Stanley & Co. Incorporated (included as Annex E to the proxy statement/prospectus that forms a part of this registration statement).